As filed with the Securities and Exchange Commission on September 16, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICAN HEALTHCARE REIT, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

18191 Von Karman Avenue, Suite 300

Irvine, California 92612

(949) 270-9200

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Danny Prosky

Chief Executive Officer, President and Director

18191 Von Karman Avenue, Suite 300

Irvine, California 92612

(949) 270-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward F. Petrosky Bartholomew A. Sheehan Jason A. Friedhoff Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300	Lauren B. Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 3343 Peachtree Road, NE 1600 Atlanta Financial Center Atlanta, Georgia 30326 (404) 504-7744	Scott C. Chase Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 16, 2022

PROSPECTUS

                    Shares

American Healthcare REIT, Inc.

Common Stock

American Healthcare REIT, Inc. is a leading internally-managed real estate investment trust that acquires, owns and operates a diverse portfolio of clinical healthcare real estate properties, focusing primarily on medical office buildings, senior housing, skilled nursing facilities, hospitals and other healthcare-related facilities. We are offering                shares of our common stock as described in this prospectus. All of the shares of our common stock offered by this prospectus are being sold by us. We currently expect the public offering price to be between $                and $                per share. We intend to apply to have our common stock offered by this prospectus listed on the New York Stock Exchange under the ticker symbol “AHR.” Currently, our common stock is not traded on a national securities exchange, and this will be our first listed public offering of securities.

We were formed as a Maryland corporation in January 2015 and have elected to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. Shares of our common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification for taxation as a real estate investment trust. Our charter provides that, subject to limited exceptions, no person may beneficially or constructively own shares of common stock in excess of 9.9% (in value or in number of shares of common stock, whichever is more restrictive) of the aggregate of our outstanding shares of common stock. In addition, our charter contains various other restrictions on the ownership and transfer of shares of our stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” beginning on page 236 of this prospectus.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 31 of this prospectus.

	Per Share	Total
Public offering price
Underwriting discount (1)
Proceeds, before expenses, to us

(1)	See “Underwriting” for a complete description of the compensation payable to the underwriters.

We have granted the underwriters the option to purchase an additional                shares of our common stock on the same terms and conditions set forth above within 30 days after the date of this prospectus to cover overallotments, if any.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about                , 2022.

Joint Book-Running Managers
BofA Securities	Citigroup	KeyBanc Capital Markets

The date of this prospectus is                 , 2022

AmericanHealthcare REIT$4.5BILLION IN TOTAL ASSETSA LEADING DIVERSIFIED HEALTHCARE REIT WITH A STRONG TRACK RECORD ACROSS MARKET CYCLES5 MILLION SQ.FT. MEDICAL OFFICE11.273SENIOR HOUSING BEDS9.635SKILLED NURSING BEDS313PROPERTIES

$4.5 BILLION IN TOTAL ASSETS A LEADING DIVERSIFIED HEALTHCARE REIT WITH A STRONG TRACK RECORD ACROSS MARKET CYCLES 5 MILLION SQ. FT. MEDICAL OFFICE 11,273 SENIOR HOUSING BEDS 9,635 SKILLED NURSING BEDS 313 PROPERTIES

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone other than us provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any free writing prospectus prepared by us is accurate only as of the respective dates of such documents or on the date or dates specified therein. Our business, financial condition, liquidity, results of operations, FFO (as defined below), MFFO (as defined below) and prospects may have changed since those dates.

Market, Industry and Other Data

We use market, industry and other data throughout this prospectus that was obtained from publicly available information and industry publications. We have also obtained the information in “Industry and Market Data,” as well as certain information in “Prospectus Summary,” “Our Business and Properties,” and in other sections of this prospectus where indicated, from the market study prepared for us by Jones Lang LaSalle Americas Inc. (“JLL”), an independent third-party real estate advisory and consulting services firm. Such information is included herein in reliance on JLL’s authority as an expert on such matters. See “Experts.” These sources (other than JLL) generally state that the information they provide has been obtained from sources

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believed to be reliable, but the accuracy and completeness of such information are not guaranteed. The market data, including information from JLL, includes forecasts and projections that are based on industry surveys and the preparers’ experiences in the industry, and there is no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others, including JLL, have performed are reliable, but we have not independently investigated or verified this information.

Capitalization, Reverse Stock Split and Conversion

As of June 30, 2022, we had 77,864,724 shares of Class T common stock, 186,499,872 shares of Class I common stock and no shares of unclassified common stock outstanding.

We intend to effect a one-for-                reverse split of our common stock effective on                , 2022 and a corresponding reverse split of OP units (as defined below). As a result of the reverse common stock and OP unit splits, every                 shares of our common stock (including our Class T common stock and Class I common stock) and OP units will be automatically combined and converted into one issued and outstanding share of our common stock (of the applicable class) or OP unit, as applicable, rounded to the nearest 1/100th share or OP unit. The reverse common stock and OP unit splits will impact all classes of common stock and OP units proportionately and will have no impact on any stockholder’s or limited partner’s percentage ownership of the issued and outstanding shares of common stock of any individual class or of all classes or the OP units. Unless otherwise indicated, the information in this prospectus does not give effect to the reverse common stock and OP unit splits.

We intend to apply to have the common stock offered by this prospectus listed on the NYSE, and such common stock will be freely tradeable unless held by our affiliates. Our Class T common stock and Class I common stock are identical to our common stock offered by this prospectus, including with respect to voting and distribution rights, except that (1) we do not intend to list our Class T common stock or Class I common stock on the NYSE or any other national securities exchange at the time of this offering or for a period of time thereafter as described below and (2) our charter provides, upon the listing of our common stock offered by this prospectus on the NYSE (or such later date not exceeding 12 months from the date of listing as may be approved by our Board), each share of our Class T common stock and Class I common stock will automatically, and without any stockholder action, convert into one share of our listed common stock. Our Board has approved the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE as the date on which our Class T common stock and Class I common stock will automatically convert into our listed common stock.

Pro Rata Information

As of June 30, 2022, we owned and/or operated our 122 integrated senior health campuses through an entity of which we owned 72.9% of the ownership interests and 20 other buildings through entities of which we owned 86.0% to 98.0% of the ownership interests. Because we have a controlling interest in these entities, these entities and the properties these entities own are consolidated in our financial statements in accordance with GAAP (as defined below). However, while such properties are presented in our financial statements on a consolidated basis, we are only entitled to our pro rata share of the net cash flows generated by such properties. As a result, we have presented certain property information in this prospectus based on our pro rata ownership interest as of the applicable date in properties included in these entities and not on a consolidated basis. In such instances, information is noted as being presented on a “pro rata share” basis. We believe this presentation is useful to investors, as it conveys our economic interest in properties included in these entities.

Certain Defined Terms Used in this Prospectus

Unless the context otherwise requires, the following terms and phrases are used throughout this prospectus as described below:

•	“Affiliated MOB” means an MOB (as defined below) that, as of a specified date, has 25.0% or more of its square footage occupied by at least one healthcare system;

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“AHI Acquisition” means the October 2021 acquisition by the Operating Partnership (as defined below) in the Merger (as defined below) of a newly formed entity (“NewCo”) that owned substantially all of the business and operations of American Healthcare Investors, LLC (“AHI”) as well as (1) all of the equity interests in a subsidiary of AHI that served as the external advisor of GAHR III (as defined below) and (2) all of the equity interests in a subsidiary of AHI that served as our external advisor;

•	“Annual Base Rent” means contractual base rent for the applicable year (or portion thereof);

•	“Annualized Base Rent” means contractual base rent for the last month of the applicable period multiplied by 12;

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“Annualized Base Rent / Annualized NOI” means, when used as the denominator of a percentage, the aggregate of (1) Annualized Base Rent from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs (as defined below) and hospitals and (2) Annualized NOI (as defined below) as of June 30, 2022 from our SHOP (as defined below) and integrated senior health campuses;

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“Annualized NOI” means the applicable propert(y)(ies) revenue and Grant Income (as defined below) accruing for the last month of the applicable period (as determined in accordance with GAAP and adjusted to eliminate the straight lining of rent revenue) minus the amount of all property operating expenses for such month (as determined in accordance with GAAP and adjusted to eliminate the straight lining of rent expense) incurred in connection with and directly attributable to the ownership and operation of such propert(y)(ies) multiplied by 12;

•	“Board” means the board of directors of American Healthcare REIT, Inc.;

•	“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“CON” means a certificate of need or other limitation imposed by an applicable governmental organization on the number of licensed skilled nursing operators and/or beds in a particular area;

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“Credit Facility” means the unsecured credit facility pursuant to the Amended and Restated Credit Agreement by and among us, the Operating Partnership, certain of our subsidiaries and the lenders dated January 19, 2022;

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“EIK” means an eligible independent contractor (within the meaning of Section 856(d)(9) of the Code), which is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS (as defined below) to operate a “qualified health care property,” is actively engaged in the trade or business of operating “qualified health care properties” for a person not related to the TRS or applicable REIT (as defined below);

•	“Exchange Act” means the Securities and Exchange Act of 1934, as amended;

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“FFO” means funds from operations as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Funds from Operations and Modified Funds from Operations”;

•	“GAAP” means generally accepted accounting principles as promulgated from time to time by the Financial Accounting Standards Board in the United States of America;

•	“GAHR II” means Griffin-American Healthcare REIT II, Inc., a Maryland corporation;

•	“GAHR III” means Griffin-American Healthcare REIT III, Inc., a Maryland corporation;

•	“GDP” means gross domestic product;

•	“GLA” means gross leasable area;

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“Grant Income” means stimulus funds granted to us through various federal and state government programs, such as the CARES Act, established for eligible healthcare providers to preserve liquidity in response to lost revenues and/or increased healthcare expenses associated with the COVID-19 pandemic; such grants are not loans and, as such, are not required to be repaid, subject to certain conditions;

•	“Investment Company Act” means the Investment Company Act of 1940, as amended;

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“Merger” means the October 2021 merger of GAHR III into GAHR IV (as defined below) and of the Operating Partnership into the GAHR III operating partnership. While GAHR IV (i.e., the Company) was the legal acquiror of GAHR III in the Merger, GAHR III was determined to be the accounting acquiror in the Merger. Thus, the financial information set forth herein subsequent to the consummation of the Merger reflects results of the combined companies, and the financial information set forth herein prior to the Merger reflects GAHR III’s results;

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“MFFO” means modified FFO as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Funds from Operations and Modified Funds from Operations”;

•	“MGCL” means the Maryland General Corporation Law;

•	“MOBs” means medical office buildings;

•	“NAV” means net asset value;

•	“NOI” means net operating income as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Net Operating Income”;

•	“NYSE” means the New York Stock Exchange;

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“OP units” means units of limited partnership interest in the Operating Partnership, which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments;

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“Operating Partnership” means American Healthcare REIT Holdings, LP, a Delaware limited partnership, through which we conduct substantially all of our business and of which Continental Merger Sub, LLC, a Delaware limited liability company and our wholly-owned subsidiary, is the sole general partner;

•	“REIT” means real estate investment trust, as defined under the Code;

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“RIDEA structure” means a structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, pursuant to which we lease certain healthcare real estate properties to a wholly-owned TRS, which in turn contracts with an EIK to operate such properties for a fee. Under this structure, the EIK receives management fees, and the TRS receives revenue from the operation of the healthcare real estate properties and retains, as profit, any revenue remaining after payment of expenses (including intercompany rent paid to us and any taxes at the TRS level) necessary to operate the property. Through the RIDEA structure, in addition to receiving rental revenue from the TRS, we retain any after-tax profit from the operation of the healthcare real estate properties, benefit from any improved operational performance and bear the risk of any decline in operating performance at the properties;

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“SHOP” means senior housing operating properties;

•	“SNFs” means skilled nursing facilities;

•	“Trilogy” means Trilogy Investors, LLC, one of our consolidated joint ventures, in which we indirectly owned a 72.9% interest as of June 30, 2022;

•	“Trilogy Manager” means Trilogy Management Services, LLC, an independent third-party operator that qualifies as an EIK and manages all of our integrated senior health campuses;

•	“triple-net lease” means a lease where the tenant is responsible for making rent payments, maintaining the leased property and paying property taxes and other expenses;

•	“TRS” means taxable REIT subsidiary; and

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“we,” “our,” “us,” and “Company” mean American Healthcare REIT, Inc. (previously known as Griffin-American Healthcare REIT IV, Inc. (“GAHR IV”)), a Maryland corporation, together with its consolidated subsidiaries, including the Operating Partnership; provided, however, that statements relating to the issuer of our common stock and statements as to our qualification for taxation as a REIT refer solely to American Healthcare REIT, Inc.

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PROSPECTUS SUMMARY

This summary highlights some of the information included elsewhere in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in the shares of our common stock offered by this prospectus. You should read carefully the more detailed information set forth under the heading “Risk Factors” and the other information, including the financial statements and related notes, included in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the shares of common stock to be offered by this prospectus are sold at $                 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, and that the underwriters do not exercise their overallotment option to purchase up to an additional                shares of our common stock.

Company Overview

We are a leading internally-managed REIT that acquires, owns and operates a diversified portfolio of clinical healthcare real estate properties, focusing primarily on MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities. We have built a fully-integrated management platform, with approximately 113 employees, that operates clinical healthcare properties throughout the United States, the United Kingdom and the Isle of Man. As of June 30, 2022, we had approximately $4.5 billion of total assets and were the ninth largest public reporting healthcare REIT (based on total assets). As of June 30, 2022, we owned and/or operated 313 buildings and integrated senior health campuses, representing an aggregate of approximately 19.5 million square feet of GLA.

Our long-standing track record of execution and expertise across multiple clinical healthcare asset classes is the foundation upon which we have built a strong, diversified portfolio of assets with a broad geographic footprint. Members of our management team have overseen the acquisition of approximately $9.3 billion in healthcare real estate investments (based on aggregate contract purchase price) over the last 16 years, on behalf of us and three other prior public reporting REITs. This long-standing track record of execution has allowed us to develop and foster deep operator, tenant and industry relationships, which we believe, in turn, have allowed us to access attractive investments and deliver favorable risk-adjusted returns. We believe that we are effectively positioned to grow over the near- and long-term through multiple operating segments, which include six reportable business segments—MOBs, integrated senior health campuses, SHOP, senior housing—leased, SNFs and hospitals.

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MOBs. We value the stable and reliable cash flows our MOBs provide our portfolio, which we believe are particularly valuable during market disruptions and recessionary periods. As of June 30, 2022, we owned 105 MOBs that we lease to third parties, accounting for approximately 31.8% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). These properties are similar to commercial office buildings, but typically require specialized infrastructure to accommodate physicians’ offices and examination rooms, as well as some ancillary uses, including pharmacies, hospital ancillary service space and outpatient services, such as diagnostic centers, rehabilitation clinics and outpatient-surgery operating rooms. As of June 30, 2022 and based on square feet, approximately 70.0% of our MOBs were Affiliated MOBs. Our MOBs are typically multi-tenant properties leased to healthcare providers (hospitals and physician practices) under leases that generally provide for recovery of certain operating expenses and certain capital expenditures and have initial terms of five to 10 years with fixed annual rent escalations (historically ranging from 2% to 3% per year).

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Integrated Senior Health Campuses. Integrated senior health campuses are a valuable component of our portfolio because of their ability to provide a continuum of care as residents require increasing levels of care. As of June 30, 2022, we owned and/or operated 122 integrated senior health campuses, accounting for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). These facilities allow residents to “age-in-place” by providing independent living, assisted living, memory care, skilled nursing and certain ancillary services, all within a single campus setting. Integrated senior health campuses predominantly focus on need-driven segments of senior care (i.e., assisted living, memory care and skilled nursing) and charge market rents in lieu of entry fees, as is commonly the case with continuing care retirement communities. Predominantly all of our integrated senior health campuses are operated utilizing a RIDEA structure, allowing us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

All of our integrated senior health campuses are held by Trilogy, one of our consolidated joint ventures in which we indirectly owned a 72.9% interest as of June 30, 2022, and are managed by a third-party operator, the Trilogy Manager. The management agreement between Trilogy and the Trilogy Manager limits the Trilogy Manager’s ability to compete with us and our portfolio and provides us exclusive rights to future opportunities identified by the Trilogy Manager, including future developments.

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SHOP. Our SHOP segment has the potential for embedded growth through the ongoing recovery from the COVID-19 pandemic and demand growth from an aging U.S. population. As of June 30, 2022, we owned and operated 47 senior housing facilities in our SHOP segment, accounting for approximately 17.8% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). Senior housing facilities cater to different segments of the elderly population based upon their personal needs and include independent living, assisted living and memory care facilities. Residents of assisted living facilities typically require limited medical care but need assistance with eating, bathing, dressing and/or medication management. Services provided by operators at these facilities are primarily paid for by the residents directly or through private insurance and are therefore less reliant on government reimbursement programs, such as Medicaid and Medicare. The facilities in our SHOP segment are operated utilizing RIDEA structures, allowing us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

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Senior Housing—Leased. As of June 30, 2022, we owned 20 senior housing facilities that we lease to third parties within our senior housing—leased segment, accounting for approximately 4.3% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). The facilities are leased to a single tenant under a triple-net lease structure with approximately 12 to 15 year initial terms and fixed annual rent escalations (historically ranging from 2% to 3% per year), and require minimum lease coverage ratios. We commonly structure senior housing—leased assets under a single master lease covering multiple facilities in order to diversify our master tenant’s sources of rent and mitigate risk.

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SNFs. As of June 30, 2022, we owned 17 SNFs that we lease to third parties, accounting for approximately 6.1% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). SNF residents are generally higher acuity and need assistance with eating, bathing, dressing and/or medication management and also require available 24-hour nursing care. SNFs offer restorative, rehabilitative and custodial nursing care for people who cannot live independently but do not require the more extensive and sophisticated treatment available at hospitals. Skilled nursing services provided by our tenants in SNFs are paid for either by private sources or through the Medicare and Medicaid programs. Our SNFs are leased to a single tenant under a triple-net lease, typically with 12 to 15 year initial terms, fixed annual rent escalations (historically ranging from 2% to 3% per year) and require minimum lease coverage ratios. We commonly structure SNFs under a master lease with multiple facilities in order to diversify our master tenant’s sources of rent and mitigate risk. We typically focus on SNF investments in states that require a CON in order to develop new SNFs, which we believe reduces the risk of over-supply.

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Hospitals. As of June 30, 2022, we have one wholly-owned hospital and one hospital in which we own an approximately 90.6% interest, which together account for approximately 3.3% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). Services provided by operators and tenants in our hospitals are paid for by private sources, third-party payors (e.g., insurance and health maintenance organizations) or through the Medicare and Medicaid programs. Our hospital properties include acute care, long-term acute care, specialty and rehabilitation services and are leased to single tenants or operators under triple-net lease structures.

Competitive Strengths

We believe we possess the following competitive strengths that enable us to implement our business objectives and growth strategies and distinguish us from other market participants:

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Favorable Industry Tailwinds Primarily Driven by an Aging Demographic. An aging U.S. population is expected to drive significant incremental demand for healthcare and the real estate needed to support it. According to JLL, the biggest consumers of healthcare services in the United States are individuals aged 65 years and older—accounting for 35.0% of healthcare spending yet making up only 17.0% of the population. JLL projects that over the next decade the cohort of individuals in the United States age 80+ will grow by nearly 50% and the cohort of individuals ages 75 to 79 will grow by 36%. Consequently, healthcare expenditures in the United States as a share of total GDP are expected to continue to grow. Moreover, according to JLL, at nearly $12,000 per person during 2020, the United States spent more per capita on healthcare services than any other country. In addition to increased demand from the expected growth in the size of the older population, JLL expects longer life expectancy, aided by advances in medicine and greater demand for life-saving life sciences, to drive increased demand among all age groups over the next decade. In turn, JLL expects these factors to drive increased demand for all types of healthcare real estate, including MOBs, senior housing and SNFs. Furthermore, according to JLL, outpatient sites have become the dominant sites of care for all age groups, and this trend has increased over the past 10 years since outpatient visits exceeded inpatient admissions in 2011. JLL expects outpatient volume to grow across all sites of care, with the largest growth in areas such as physical therapy and offices/clinics. Accordingly, we expect that an aging demographic, anticipated increases in healthcare expenditures and a shift in site of care to emphasize outpatient facilities will drive incremental demand for superior healthcare real estate.

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Diversified Portfolio of High-Quality Properties with National Footprint to Provide Stability. We believe that we have a high-quality portfolio that is diversified by clinical healthcare asset class, segment, geography, market and tenant, and is cross-diversified within each asset class (e.g., property-type diversification within a geographic area). As discussed above, we believe that each of our clinical healthcare asset classes will benefit from demographic trends, driving the need for additional healthcare services. We also believe that each of these clinical healthcare asset classes has qualities, including the relatively non-discretionary nature of healthcare spending, that support operating performance throughout market cycles and reduce the risks posed by economic slowdowns. We believe that our diversified portfolio provides us with acquisition flexibility, positioning us for potential significant growth, and mitigates the risks inherent in a concentration in one or a limited number of clinical healthcare asset classes, segments, geographies, markets or tenants, including risks presented by adverse industry trends, the ongoing COVID-19 pandemic, economic downturns in a particular geographic area and tenant bankruptcies.

The below charts illustrate our clinical healthcare asset class and segment diversification as of June 30, 2022 (based on aggregate contract purchase price on a pro rata share basis).

We believe our SHOP and integrated senior health campus exposure provides significant upside potential through the COVID recovery and compelling demographics (see “—Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio” below). We believe our significant MOB exposure increases the stability of our portfolio, as MOBs are relatively stable in terms of utilization and occupancy levels. Services provided at MOBs are, to a significant degree, often non-discretionary and, for that reason, we believe MOBs exhibit resilience during market cycles and economic slowdowns. The occupancy of our MOB portfolio was 89.9% as of March 31, 2020, prior to the impact of the COVID-19 pandemic, has not been below 89.7% since then, and was 90.3% as of June 30, 2022. Additionally, we believe MOB tenants tend to renew leases at a higher rate than traditional office tenants, due to their need for proximity to associated healthcare systems, patient populations and need for specialized property features.

We focus on maintaining a diversified portfolio of properties that are strategically located or otherwise important to the tenant’s business. As of June 30, 2022, we leased our properties to a diversified group of 651 tenants across a broad range of the healthcare industry, including both private and government-affiliated tenants. In addition, we have a geographically diversified portfolio of properties located in 36 states, the United Kingdom and the Isle of Man.

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Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio. As illustrated in the chart below, for the six months ended June 30, 2022, approximately 52.5% our portfolio (based on aggregate contract purchase price on a pro rata share basis) consisted of SHOP and integrated senior health campuses operated utilizing RIDEA structures, which allow us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

We believe the recovery of our SHOP and integrated senior health campus performance from the impact of the COVID-19 pandemic (as illustrated by the below chart) will generally continue and that such recovery over time towards pre-pandemic levels will drive our overall portfolio performance.

(1)

Represents $7.1 million multiplied by four, which is the annualized difference between the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the pre-pandemic quarter ended March 31, 2020 and the quarter ended June 30, 2022. Realizing this potential additional NOI would require us to achieve and maintain combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments at least equal to the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the pre-pandemic quarter ended March 31, 2020. No assurance can be given as to when, or even if, we will be successful in achieving pre-pandemic levels of NOI or whether such levels would be maintained.

(2)

Represents the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the applicable periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of NOI to Net Income (Loss).

(3)	Represents the weighted average combined occupancy of our SHOP and integrated senior health campus segments as of the last day of the applicable period.

In addition, we believe that favorable demographic characteristics in many of the markets in which our assets are located will further support occupancy and revenue growth. We also believe our SHOP and integrated senior health campuses assets provide a valuable hedge against inflation, as the short-term nature of resident leases (typically for a term of one year or less) creates the opportunity for operators to adjust rents to reflect current market conditions.

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Demonstrated Capital Allocation and Portfolio Growth. Our substantial experience in multiple clinical healthcare asset classes allows us to dynamically adjust our acquisition focus on the asset classes that we believe will provide the most attractive risk-adjusted returns at any point in time to take advantage of the most compelling market pricing in each asset class and continue to grow when other asset classes may have unattractive terms. We believe this broadens our investment opportunities and prospects for sustained growth. Members of our management team have overseen the acquisition of approximately $9.3 billion in healthcare real estate investments (based on aggregate contract purchase price) over the last 16 years, on behalf of us and three other prior public reporting REITs. As reflected in the below chart, from the inception of GAHR III (the company that we merged with in the Merger) in February 2014 through June 30, 2022, we and GAHR III acquired and developed assets with an aggregate contract purchase price or construction cost (including licensing and furniture and fixture expenditures), respectively, of approximately $4.7 billion.

We believe that we maintain a competitive advantage in acquiring properties because of the scale of our business and the experience of our management team, particularly its experience in investing in properties in multiple clinical healthcare asset classes. We believe this experience allows us to identify off-market investment opportunities and investment opportunities that are strategically marketed to a limited number of investors, providing us with the opportunity to purchase assets outside of broadly-marketed, competitive bidding processes. In addition, while we have significant scale, we believe that our smaller asset size relative to certain other similar publicly traded companies potentially allows for more rapid growth at lower transaction volumes.

•

Cohesive Management Team with Experience through Market Cycles. Certain members of our management team have been together for 16 years or more, and our senior management team (consisting of eight executives) has an average of approximately 28 years of healthcare industry or real estate industry experience per person, including at two of the three largest healthcare REITs—Healthpeak Properties, Inc. (NYSE: PEAK) and Ventas, Inc. (NYSE: VTR). Danny Prosky, our Chief Executive Officer and President, has over 30 years of experience within the healthcare and real estate industries. He has significant knowledge of, and relationships within, these industries, due in part to his work at another publicly traded healthcare REIT and other healthcare companies. Our management team has a proven track record of successfully acquiring and managing portfolios of clinical healthcare assets and operating public reporting REITs (including handling SEC reporting, compliance and proactively monitoring the requisite internal controls) through various market cycles. In particular, our management team has built and managed four public healthcare REITs since 2006, including building our current portfolio since February 2014 and, for GAHR II, raising approximately $2.8 billion of equity, completing approximately $3.0 billion of gross investments, and, five years after launch, selling GAHR II for $4.0 billion to NorthStar Realty Finance Corp. (now known as DigitalBridge Group, Inc. (NYSE: DBRG)). We benefit from the significant experience of our management team and its ability to effectively navigate changing market conditions in an effort to seek to achieve attractive risk-adjusted returns.

We believe our management team’s depth of experience in the healthcare and real estate industries (including underwriting debt and equity investments in clinical healthcare assets), and operations and finance, provide us with significant perspective in underwriting potential investments. Our rigorous investment underwriting process focuses on both healthcare and real estate operations, and includes a detailed analysis of the property, including historical and projected cash flow and capital needs, visibility of location, quality of construction, and local economic, demographic and regulatory factors. Our investment underwriting process also includes an analysis of the financial strength and operational experience of the healthcare tenant or operator and, if applicable, its management team. We believe our underwriting process will support our ability to seek to achieve attractive risk-adjusted returns for our stockholders.

•

Deep Operator, Tenant and Industry Relationships. Over the past 16 years, our management team has developed an extensive network of relationships with high-quality operators, tenants and other participants in the healthcare and real estate industries. We seek to maintain and develop relationships with partners that possess local market knowledge, have demonstrated hands-on management and have proven track records. Our long-term participation in the healthcare and real estate industries and reputation as an experienced and collaborative partner across multiple clinical healthcare asset classes has allowed us to expand many of our existing relationships through new investments and allows us to develop new relationships with high quality operators and tenants. We believe these relationships will continue to provide us with off-market investment opportunities and investment opportunities that are strategically marketed to a limited number of investors, providing us with the opportunity to purchase assets outside of broadly-marketed, competitive bidding processes. The below chart shows our top ten tenants and operators as of June 30, 2022 (based on our pro rata share of Annualized Base Rent / Annualized NOI).

•

Our Trilogy Investment Creates an Opportunity to Invest in Unique Integrated Senior Health Campuses that have Demonstrated Compelling Post-Pandemic Growth. All of our integrated senior health campuses are held in Trilogy, one of our consolidated joint ventures in which we indirectly owned a 72.9% interest as of June 30, 2022. These facilities allow residents to “age-in-place” by providing independent living, assisted living, memory care, skilled nursing and certain ancillary services, all within a single campus setting. Since investing in Trilogy in December 2015, we have grown our portfolio of integrated senior health campuses from 97 to 122 properties as of June 30, 2022, primarily by developing and managing purpose-built facilities that include both assisted living and skilled nursing units and often include independent living and memory care. Since our Trilogy occupancy reached a low point during the pandemic in the fourth quarter of 2020, our Trilogy occupancy has grown from 66.9% as of December 31, 2020 to 81.7% as of June 30, 2022. In addition, from the first quarter of 2021 to the second quarter of 2022, while our quarterly net loss decreased by 23.4% and our quarterly NOI (excluding Grant Income) increased by 43.3%, quarterly Trilogy NOI grew by 524.5%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of NOI to Net Income (Loss). All of these facilities are managed by the Trilogy Manager, an independent third-party operator of senior living communities founded in 1997, with approximately 15,300 employees as of June 30, 2022. The Trilogy Manager has a well-established track record of high-quality care that drives performance at these facilities. The management agreement between Trilogy and the Trilogy Manager limits the Trilogy Manager’s ability to compete with us and our portfolio.

Key drivers of the success of our Trilogy investment, include: (1) providing residents with the ability to “age-in-place” and increase their level of care without changing facilities; (2) providing both assisted living and skilled nursing units within the same facility, resulting in operational efficiencies and cost savings; (3) using size and geographic concentrations to seek efficiencies (for example, the Trilogy Manager leverages centralized key business functions, such as recruiting, marketing and compliance, for use by multiple facilities, and the Trilogy Manager has developed an “internal agency” of nurses, called Flex Force, that can work as needed at different facilities, eliminating the need for costly third-party staffing agencies and increasing the ability to maintain consistent high-quality service); (4) newer buildings with an average age of 9.6 years (as compared to the industry average of 41.2 years for SNFs and 21.5 years for senior housing, according to JLL Research, NIC Map Data Services); (5) emphasizing post-acute skilled nursing, which provides a source of future assisted living residents; and (6) utilizing the Trilogy Manager development teams to identify, source and manage the ground-up development of facilities (for example, over the past seven years the Trilogy Manager has sourced three to five facilities for Trilogy annually, which we believe is scalable and will provide potential opportunities for future growth).

•

Robust Operating Platform and Proactive Portfolio Management with Institutional Scale. As the ninth largest public reporting healthcare REIT (based on total assets as of June 30, 2022), we have a significant operating platform, with approximately 113 employees and with sophisticated internal systems to manage our properties. We have a proactive approach to asset and property management that we believe enhances the performance of our portfolio. We seek to identify and address issues that may adversely affect our assets, such as deterioration in local real estate fundamentals, operating deficiencies, credit deterioration and general market disruption (e.g., such as from the COVID-19 pandemic or regulatory developments).

We actively monitor our portfolio through a variety of methods, which include regular and ongoing contact with our tenants and operators to closely track financial and operating performance by, among other things, reviewing financial statements that our counterparties are contractually obligated to provide to us, reviewing operating performance and clinical outcome data for our facilities, and meetings and joint strategic planning sessions with facility management teams to seek to optimize outcomes. We believe this level of engagement, combined with our management team’s experience in the healthcare and real estate industries, allow us to adopt risk mitigation strategies for troubled tenants and operators (which could include their replacement and sale of non-core properties), anticipate changes in economic, market and regulatory conditions and make appropriate adjustments to our portfolio. Our daily focus on asset management enables us to identify strategic opportunities to complete capital expenditures designed to enhance a facility and improve its market position, occupancy and growth prospects.

Business Objectives and Growth Strategies

Our business objectives are to grow our cash flows, maintain financial flexibility, increase the value of our portfolio, make regular cash distributions to our stockholders, and generate risk-adjusted returns through the following growth strategies:

•

Capture Embedded Growth from COVID-19 Recovery through Leasing and Expense Controls at Our Senior Housing Facilities, Integrated Senior Health Campuses and SNFs. Occupancy at senior housing facilities, integrated senior health campuses and SNFs has generally been recovering from declines brought on by the COVID-19 pandemic. We believe that the high-quality residential experience delivered by the operators and tenants at our senior housing facilities, integrated senior health campuses and SNFs will, over time, support a continuing recovery in occupancy towards pre-pandemic levels and potentially increase value. See “—Competitive Strengths—Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio.” Additionally, our operators and tenants have increasingly focused on expense controls, with specific emphasis on reducing reliance on “agency” staffing, which is often inefficient and reduces the ability to maintain consistent high-quality staffing. Finally, as senior housing resident leases expire, which typically occurs annually, our operators and tenants have the opportunity to increase rates, which we believe is a valuable quality in an inflationary environment. We believe that occupancy trends, expense control initiatives and the ability to seek rent increases when relatively short-term resident leases expire in senior housing will improve performance at our integrated senior health campus and SHOP segments and increase rent coverage and the stability of our rental revenue in our senior housing—leased and SNF segments over time.

•

External Growth through Disciplined and Targeted Acquisitions to Expand Our Diversified Portfolio. We plan to continue our disciplined and targeted acquisition strategy of identifying healthcare real estate investments that are individually compelling and contribute to our portfolio’s overall diversification by healthcare asset class, geography, market, tenant and operator. We intend to focus primarily on MOBs, senior housing facilities and SNF investments. When making MOB investments, we will continue to focus on strong hospital system affiliations, as well as high-quality properties with creditworthy tenants. When making senior housing facility and SNF investments, we focus on assets that we believe are located in areas that have characteristics supporting demand, such as growing senior populations. We work closely with numerous strong tenants and operators in order to identify acquisition and other investment opportunities in their local markets, as well as selective new markets. Many of our tenants and operators have demonstrated a desire, as well as the resources, to grow, and we expect our strong relationships with these tenants and operators to continue to lead to additional investment opportunities. We will also look to establish new tenant and operator relationships with local and regional operators with experienced management teams that we believe are highly qualified and meet our investment and operating standards.

We are highly focused on growing our business where we believe that we can capture the most attractive opportunities across different clinical healthcare asset classes while maintaining our portfolio’s overall diversification. We intend to execute our external growth strategy in our existing markets and selectively in new markets that we believe have attractive demographic and competitive trends. We believe our reputation, in-depth market knowledge and extensive network of established relationships in the healthcare and real estate industries will continue to provide us access to attractive investment opportunities.

•

Continue to Develop Integrated Senior Health Campuses through Experienced Development Partner. Through Trilogy, as of June 30, 2022, we have invested in the development of 27 integrated senior health campuses. The five most recently opened integrated senior health campuses developed and owned by Trilogy that have stabilized had a weighted average cost of approximately $15.8 million per facility, or $148,048 per bed, and a weighted average stabilized yield on cost of 13.5%. See “Our Business and Properties—Trilogy and the Trilogy Manager—Trilogy—Trilogy Developments” for more information and for how we define “stabilized” and “yield on cost.” As a result of these developments and other expansions and investments, we have added approximately 3,880 beds to our portfolio since our investment in Trilogy in December 2015, a 35.7% increase in number of beds. We, through Trilogy, have exclusive rights to opportunities identified by the Trilogy Manager, including future developments. Trilogy has long-standing relationships in the industry, and we intend to continue to seek to expand our portfolio by leveraging those relationships in order to develop integrated senior housing campuses. We work closely with the Trilogy Manager to identify acquisition, development, and other investment opportunities in its existing markets, as well as selective new markets.

As reflected in the below chart, as of June 30, 2022, Trilogy had under construction (1) 14 expansions expected to add an aggregate of approximately 234 beds, to be completed in 2022, and to have an aggregate total estimated cost to Trilogy of approximately $11 million and (2) six new developments expected to add an aggregate of approximately 713 beds, to be completed in 2023 and the first quarter of 2024, and to have an aggregate total estimated cost to Trilogy of approximately $137 million. There can be no assurance that these expansion or development projects will be completed on the timeline and terms described or at all.

Location	Beds Added	Total Estimated Cost (in thousands)	Planned Opening Date
Expansions
Muncie, IN	12	$1,250	September 2022
Ottawa, OH	18	325	September 2022
Louisville, KY	14	175	September 2022
Louisville, KY	16	300	September 2022
Louisville, KY	15	250	September 2022
Louisville, KY	17	520	September 2022
Greenfield, IN	10	85	September 2022
Crawfordsville, IN	17	350	September 2022
Madison, IN	12	275	October 2022
Corydon, IN	22	5,960	October 2022
Lafayette, IN	14	340	November 2022
Evansville, IN	14	275	November 2022
Genoa, OH	13	275	November 2022
Columbus, OH	40	400	November 2022

Expansions Total	234	10,780

Developments
La Grange, KY	116	19,802	Q1 2023
Liberty Township, OH	120	22,584	Q2 2023
Bowling Green, OH	116	22,862	Q3 2023
Muskegon, MI	124	24,849	Q4 2023
Lancaster, OH	113	24,402	Q4 2023
Hudsonville, MI	124	22,723	Q1 2024

Developments Total	713	137,222

Total	947	$148,002

•

Provide Sustained Stability through Consistent MOB Performance with Opportunity for Revenue Growth Driven by Occupancy Gains and Improving Mark-to-Market Lease Spreads. Our MOB segment has historically provided the most stable cash flows of our segments. We expect our diverse MOB portfolio to continue to provide stable cash flows to help support an attractive dividend to our stockholders. We will also seek to increase MOB occupancy and rental rates to unlock additional rental revenue. Our experienced leasing professionals are dedicated to increasing tenant retention and releasing spreads, as well as entering into leases with new tenants, and executing leases with attractive terms, such as favorable rent escalation clauses. As of June 30, 2022, our MOBs were 90.3% leased. Based on our view of the generally favorable supply/demand dynamic, which continues to improve with increased construction costs, and current leasing activity, we believe that we can increase our overall MOB occupancy and rental rates to grow rental revenue. Additionally, most of our MOB leases benefit from contractual rent escalation provisions that provide organic rent growth in addition to potential gains that may be achieved through leasing activity.

•

Actively Position our Balance Sheet for Growth. Upon completion of this offering, we believe we will be well positioned to grow our portfolio by opportunistically pursuing acquisitions in a disciplined manner, while maintaining a flexible balance sheet. As of June 30, 2022, on a pro forma basis after the use of a portion of the net proceeds from this offering to repay certain indebtedness, we had total debt of approximately $                ,                 % of which was unsecured, and $                 of total liquidity, comprised of $                 of undrawn capacity under our Credit Facility and $                of cash and cash equivalents. We believe our leverage profile, which we believe has a well-laddered maturity schedule, and liquidity position us to pursue attractive external growth opportunities in a prudently capitalized manner. We believe that becoming a publicly traded REIT will enable us over time to access multiple forms of equity and debt capital currently not available to us, potentially further enhancing our financial flexibility and external growth opportunities.

Our Properties

As of June 30, 2022, we owned and/or operated 313 buildings and integrated senior health campuses. The following table presents certain additional information about our real estate investments as of June 30, 2022.

(sq ft and dollars in thousands)					Pro Rata Share Basis		Consolidated Basis
Reportable Segment	Number of Buildings / Campuses (1)(2)	GLA (Sq Ft)	% of GLA	Aggregate Contract Purchase Price	Annualized Base Rent / Annualized NOI (3)	% of Annualized Base Rent / Annualized NOI	Annualized Base Rent / Annualized NOI (3)	% of Annualized Base Rent / Annualized NOI	Leased Percentage (4)
Integrated senior health campuses	122	9,149	46.9%	$1,865,786	$90,247	34.3%	$123,812	41.6%	81.7%
MOBs	105	4,986	25.6	1,249,658	113,683	43.3	114,182	38.3	90.3%
SHOP	47	3,338	17.2	708,050	14,710	5.6	14,848	5.0	73.7%
Senior housing—leased	20	673	3.5	169,885	12,061	4.6	12,061	4.0	100%
SNFs	17	1,142	5.9	237,300	23,729	9.0	23,729	8.0	100%
Hospitals	2	173	0.9	139,780	8,386	3.2	9,117	3.1	100%

Total/weighted average (5)	313	19,461	100%	$4,370,459	$262,816	100%	$297,749	100%	93.1%

(1)

As of June 30, 2022, we owned and/or operated 100% of our properties, with the exception of our investments through Trilogy, Lakeview IN Medical Plaza, Southlake TX Hospital, Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF, Pinnacle Warrenton ALF, Catalina West Haven ALF, Louisiana Senior Housing Portfolio and Catalina Madera ALF.

(2)

We own fee simple interests in all of our land, buildings and campuses except for 24 MOB buildings for which we own fee simple interests in the buildings and other improvements on such properties subject to the respective ground leases and for 21 integrated senior health campuses that were leased to Trilogy by third parties.

(3)

With the exception of our SHOP and integrated senior health campuses, amount is based on Annualized Base Rent (on a pro rata share or consolidated basis, as applicable) from leases as of June 30, 2022. For our SHOP and integrated senior health campuses, amount is based on Annualized NOI (on a pro rata share or consolidated basis, as applicable) due to the characteristics of the RIDEA structure.

(4)

Leased percentage includes all third-party leased space of the properties included in the respective segment (including master leases), except for our SHOP and integrated senior health campuses where leased percentage represents resident occupancy on the available units/beds therein.

(5)	Weighted average leased percentage excludes our SHOP and integrated senior health campuses.

Geographic Diversification

The following map shows our 313 buildings and integrated senior health campuses as of June 30, 2022:

The following charts show our regional diversification as of June 30, 2022 based on percentage of Annualized Base Rent / Annualized NOI on a pro rata share basis.

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

The following table shows the percentage of each our top 10 states’ Annualized Base Rent / Annualized NOI on a pro rata share basis that is applicable to each of our reportable segments.

Reportable Segment Composition of Top 10 States (1)

State	Integrated Senior Health Campuses	MOBs	SHOP	Senior Housing—Leased	Hospitals	SNFs	Total
1. Indiana	95.0%	5.9%	(0.9)%	—	—	—	100%
2. Michigan	61.9%	14.7%	0.6%	22.8%	—	—	100%
3. Ohio	77.9%	22.1%	—	—	—	—	100%
4. Texas	—	58.4%	3.1%	—	38.5%	—	100%
5. Missouri	—	44.5%	1.8%	—	—	53.7%	100%
6. Pennsylvania	—	35.5%	64.5%	—	—	—	100%
7. Massachusetts	—	36.7%	—	—	—	63.3%	100%
8. Georgia	—	100%	—	—	—	—	100%
9. New Jersey	—	100%	—	—	—	—	100%
10. Illinois	—	66.0%	—	34.0%	—	—	100%

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Tenant and Operator Diversification

The following table provides certain information regarding our portfolio’s top 10 tenants and operators as of June 30, 2022.

Tenants / Operators	Property Segment	% of Annualized Base Rent / Annualized NOI on a Pro Rata Share Basis (1)
Trilogy Manager (operator)	Integrated Senior Health Campuses	34.3%
Heritage Senior Living (operator)	SHOP	4.3
Reliant Care Management (tenant and operator)	SNF	3.1
Methodist Health System (tenant and operator)	Hospitals	2.7
Bane Care Management (tenant and operator)	SNF	2.4
TL Management (tenant and operator)	SNF	1.8
Mercy Health (tenant)	MOBs	1.7
Vista Springs (tenant and operator)	Senior Housing—Leased	1.6
Prime Healthcare (tenant)	MOBs	1.5
Cadence SL Garner (operator)	SHOP	1.4

Total		54.8%

(1)

Represents the percentage of the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Lease Expirations

Substantially all of our leases with residents at our SHOP and integrated senior health campuses are for a term of one year or less. The following table presents the sensitivity of our Annual Base Rent due to lease expirations for the next 10 years and thereafter at our properties as of June 30, 2022, excluding our SHOP and integrated senior health campuses:

(sq ft and dollars in thousands)
Year	Number of Expiring Leases	Total Sq. Ft. of Expiring Leases	% of GLA Represented by Expiring Leases	Annual Base Rent of Expiring Leases (1)	% of Total Annual Base Rent Represented by Expiring Leases
2022	89	309	4.8%	$6,904	3.9%
2023	107	466	7.2	11,692	6.6
2024	95	627	9.7	13,999	7.9
2025	80	652	10.0	17,251	9.8
2026	56	276	4.3	6,354	3.6
2027	54	375	5.8	10,006	5.7
2028	38	516	7.9	16,015	9.1
2029	36	437	6.7	11,834	6.7
2030	28	360	5.5	12,458	7.0
2031	16	513	7.9	15,199	8.6
2032	20	399	6.1	10,145	5.7
Thereafter	32	1,568	24.1	44,792	25.4

Total	651	6,498	100%	$176,649	100%

(1)	Amount is based on the total Annual Base Rent expiring in the applicable year, based on leases as of June 30, 2022.

Segment Information

The following table provides certain historical information regarding our six segments:

(dollars in millions, except annual base rent per sq. ft.)	As of and for the Three Months Ended		As of and for the Years Ended December 31,
	June 30, 2022	March 31, 2022	2021	2020
Integrated Senior Health Campuses
Leased Percentage (1)	81.7%	80.0%	78.1%	66.9%
Revenue	$288	$281	$1,026	$983
NOI Margin (2)	10.0%	9.9%	8.0%	5.4%
SHOP
Leased Percentage (1)	73.7%	71.9%	72.4%	75.2%
Revenue	$39	$38	$144	$154
NOI Margin (2)	3.9%	10.4%	9.5%	19.3%
MOBs
Leased Percentage (3)	90.3%	89.7%	92.0%	90.3%
Annual Base Rent Per Sq Ft	$25.37	$24.83	$24.23	$23.78
NOI Margin (2)	62.6%	62.2%	63.5%	63.7%
SNFs
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	88.0%	88.7%	86.0%	82.4%
Revenue	$7	$6	$26	$28
NOI Margin (2)	92.1%	89.3%	92.5%	92.4%
Hospital
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	NA	NA	NA	NA
Revenue	$2	$2	$10	$11
NOI Margin (2)	94.2%	95.5%	95.4%	95.9%
Senior Housing—Leased
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	74.5%	75.3%	77.5%	76.9%
Revenue	$5	$5	$23	$23
NOI Margin (2)	96.0%	96.6%	96.2%	96.0%

(1)	Represents resident occupancy on the available units/beds therein.
(2)

Calculated as NOI divided by net revenue excluding Grant Income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of NOI to Net Income (Loss).

(3)	Includes all third-party leased space of the properties included in the respective segment (including master leases).

The following chart provides certain historical information regarding the revenue per unit/bed of certain of our segments.

Revenue Per Unit/Bed

Industry Overview and Market Opportunity

Unless otherwise indicated, all information in this section is derived from the market study prepared for us by JLL. See “Industry and Market Data” for more information.

The healthcare industry is one of the largest in the United States and is expected to grow the fastest over the next five years in terms of employment, underscoring the scale and essential nature of the services provided. Total healthcare expenditures reached an estimated $4.3 trillion in 2021 and are forecasted to grow by 57.1% by 2030 to $6.8 trillion, driving demand for MOBs, nursing care facilities and senior housing.

Older populations are projected to grow faster than any other age cohort in the United States over the next 10 years. Specifically, the 80+ population is expected to grow by nearly 50% in the next decade, driving a demographic surge of demand for the healthcare property sector. As the healthcare industry heals and recovers from the disruptions associated with the pandemic, the demographic tidal wave of the aging population will continue to drive outsized growth for these healthcare asset classes.

Relative to other major U.S. corporate sectors, healthcare is among the safest from a creditworthiness perspective. Average credit ratings suggest healthcare service providers, hospitals and medical operators pose a lower risk of default than corporate entities in other sectors.

MOBs are one of the most stable asset classes in terms of utilization and occupancy levels. Occupancy has historically averaged between 91.0% and 93.0% compared with the traditional office market, where occupancy dropped steadily after the onset of the pandemic from 86.0% to about 81.0%, where it remains. Occupancy continues to tick upward across the three key healthcare asset classes, driving rent growth. Senior housing and nursing care recorded 3.8% and 2.7% annual rent growth, respectively, with additional rent growth anticipated amid tightening market conditions. MOB rent growth has continued to build at a consistent rate of close to 2.0% a year.

The MOB, nursing care and senior housing sectors are institutionalizing, and this wave will continue as alternative real estate asset classes continue to attract new entrants. From 2010-2012, 9.3% of MOB acquisitions volume was attributed to large institutional investors. MOB acquisitions rose to 25.4% in the period from 2020 through the second quarter of 2022. Similarly in the nursing care and senior housing sectors, institutional volume share rose from 7.8% to 14.7% across the same periods. The increased presence of deep-pocketed institutional investors in the sector has supported price gains over the last decade and provided a stronger liquidity pool for current asset owners.

Structure of Our Company

Capitalization, Reverse Stock Split and Conversion

Our charter authorizes us to issue up to 1,200,000,000 shares of stock, of which 1,000,000,000 shares are designated as common stock at $0.01 par value per share and 200,000,000 shares are designated as preferred stock at $0.01 par value per share. Of the 1,200,000,000 shares of common stock authorized,                shares are classified as Class T common stock,                shares are classified as Class I common stock, and                shares are unclassified common stock. As of June 30, 2022, we had 77,864,724 shares of Class T common stock, 186,499,872 shares of Class I common stock, and no shares of unclassified common stock outstanding.

We intend to effect a one-for-                reverse split of our common stock effective on                , 2022 and a corresponding reverse split of OP units. As a result of the reverse common stock and OP unit splits, every                 shares of our common stock (including our Class T common stock and Class I common stock) and OP units will be automatically combined and converted into one issued and outstanding share of our common stock (of the applicable class) or OP unit, as applicable, rounded to the nearest 1/100th share or OP unit. The reverse common stock and OP unit splits will impact all classes of common stock and OP units proportionately and will have no impact on any stockholder’s or limited partner’s percentage ownership of the issued and outstanding shares of common stock of any individual class or of all classes or the OP units. Unless otherwise indicated, the information in this prospectus does not give effect to the reverse common stock and OP unit splits.

We intend to apply to have the common stock offered by this prospectus listed on the NYSE, and such common stock will be freely tradeable unless held by our affiliates. Our Class T common stock and Class I common stock are identical to our common stock offered by this prospectus, including with respect to voting and distribution rights, except that (1) we do not intend to list our Class T common stock or Class I common stock on the NYSE or any other national securities exchange at the time of this offering or for a period of time thereafter as described below, and (2) our charter provides, upon the listing of our common stock offered by this prospectus on the NYSE (or such later date not exceeding 12 months from the date of listing as may be approved by our Board), each share of our Class T common stock and Class I common stock will automatically, and without any stockholder action, convert into one share of our listed common stock. Our Board has approved the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE as the date on which our Class T common stock and Class I common stock will automatically convert into our listed common stock.

The Operating Partnership

Substantially all of our business is conducted through the Operating Partnership. We will contribute the net proceeds received by us from this offering to the Operating Partnership in exchange for OP units. Our interest in the Operating Partnership generally entitles us to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to our percentage ownership. Through a wholly-owned subsidiary that is the sole general partner of the Operating Partnership, we have the exclusive power under the partnership agreement to manage and conduct the business and affairs of the Operating Partnership, subject to certain limited approval and voting rights of the limited partners. After giving effect to this offering, we would have directly or indirectly controlled                % of the OP units as of                , 2022. The currently outstanding OP units will be subject to the 180-day lock-up period described in “Underwriting—No Sales of Similar Securities.”

In general, beginning on and after the date that is one year after the issuance of OP units to a limited partner, such limited partner will have the right to require the Operating Partnership to redeem part or all of such OP units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under “Description of Capital Stock—Restrictions on Ownership and Transfer.” Each redemption of OP units will increase our percentage ownership interest in the Operating Partnership and our share of its cash distributions and profits and losses. See “The Operating Partnership and the Partnership Agreement” for more information.

Structure Chart

The following chart sets forth, as of                 , 2022, information about us, the Operating Partnership, and certain related parties upon completion of this offering. Ownership percentages below assume that the underwriters’ overallotment option to purchase additional shares of our common stock is not exercised.

(1)

Includes 892,257 shares of unvested restricted Class T common stock and unvested restricted Class I common stock. Excludes (a) 2,531,167 shares of our common stock available for future issuance under our Amended and Restated 2015 Incentive Plan (our “incentive plan”), (b) 76,800 shares of Class T common stock underlying unvested time-based restricted stock units (“RSUs”), and (c) 234,820 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

Corporate Responsibility—Environmental, Social and Governance (ESG)

We are committed to conducting our business in a manner that benefits all of our stakeholders and ensures a lasting and positive impact from our operations. As a result, we measure our success not only by our ability to generate profits but also our ability to reduce our impact on the environment, affect positive social change in our community and conduct our operations in accordance with the highest ethical standards. To achieve this, we are developing a comprehensive ESG strategy and related ESG policy. This policy, which we intend to update regularly as applicable, will be posted on our website, http://www.AmericanHealthcareREIT.com, and will contain more detailed information once available. See “Our Business and Properties—Corporate Responsibility—Environmental, Social and Governance.” Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus.

We believe that one of the keys to our success is our ability to benefit from a wide range of opinions and experiences. We believe the best way to accomplish this is through promoting racial, gender, and generational diversity across all layers of our organization. As of June 30, 2022, 69.0% of our employees were minorities and 64.6% were females. Generationally, our organization was composed of 4.4% Generation Z, 46.0% Millennials, 42.5% Generation X and 7.1% Baby Boomers.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•

our Board is not classified and each of our directors is subject to election annually, and, upon completion of this offering, our charter will provide that we may not elect to be subject to the provision of the MGCL that would permit us to classify our Board, unless we receive prior approval from stockholders;

•	we have fully independent audit, compensation and nominating and corporate governance committees;

•

at least one of our directors qualifies as an “audit committee financial expert” under applicable SEC regulations and all members of the Audit Committee are financially literate in accordance with the NYSE listing rules and requirements;

•

our Board has opted out of the business combination statute in the MGCL (provided that such business combination is first approved by our Board) and, pursuant to our bylaws, we have opted out of the control share acquisition statute in the MGCL;

•

we do not have a stockholder rights plan, and do not intend to adopt a stockholder rights plan in the future without (1) the approval of our stockholders or (2) seeking ratification from our stockholders within 12 months of adoption of the plan if our Board determines, in the exercise of the directors’ duties under applicable law, that it is in our best interests to adopt a rights plan without the delay of seeking prior stockholder approval;

•	our Corporate Governance Guidelines require our directors and officers to own certain minimum amounts of our common stock; and

•	upon completion of this offering, none of our directors or stockholders (or their respective designees) will have the right to be nominated to our Board.

Our Tax Status

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. We believe that we have been organized and operated, and we intend to continue to operate, in conformity with the requirements for qualification and taxation as a REIT under the Code. Our qualification as a REIT, and maintenance of such qualification, will depend on our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our stock.

As a REIT, we generally are not subject to U.S. federal income tax on the REIT taxable income that we currently distribute to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute annually at least 90.0% of their REIT taxable income to their stockholders. If we fail to qualify as a REIT in any calendar year and do not qualify for certain statutory relief provisions, our REIT taxable income would be subject to U.S. federal income tax at the regular corporate rate, and we would likely be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which we fail to qualify. Accordingly, our failure to qualify as a REIT could have a material adverse effect on us. Even if we qualify as a REIT, we may still be subject to certain U.S. federal, state and local taxes on our income and assets and to U.S. federal income and excise taxes on our undistributed REIT taxable income. In addition, subject to maintaining our qualification as a REIT, a portion of our business has been, and is likely to continue to be, conducted through, and a portion of our income may be earned in, one or more TRSs that are themselves subject to regular corporate income taxation.

In connection with this offering, we will receive an opinion from Sidley Austin LLP to the effect that commencing with our REIT taxable year ended December 31, 2016, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. See “Material U.S. Federal Income Tax Considerations.”

Distribution Policy

We intend to make quarterly distributions to holders of our common stock, including those offered by this prospectus, when, as and if authorized by our Board, out of legally-available funds. We intend to make a pro rata distribution to holders of the common stock offered by this prospectus with respect to the period commencing upon completion of this offering and ending on                 , 2022 based on a distribution rate of $                per share of common stock for a full quarter. On an annualized basis, this would be $                per share of common stock, or an annualized distribution rate of approximately                % based on an assumed public offering price of $                per share, which is the midpoint of the price range set forth on the front cover of this prospectus. We plan to maintain our intended distributions for the 12 months following the completion of this offering unless our results of operations, FFO, MFFO, liquidity, cash flows, financial condition, prospects; economic conditions; or other factors differ materially from the assumptions used in calculating our intended distribution rate.

U.S. federal income tax law generally requires that a REIT distribute annually at least 90.0% of its REIT taxable income and that it pay tax at the regular corporate rate to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in addition to the intended distribution amounts specified above and in order to satisfy the requirements for us to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes and generally not be subject to U.S. federal income and excise tax, we intend to make distributions of at least 100% of our REIT taxable income to holders of our common stock out of legally-available funds in each taxable year. We do not intend to reduce the annualized distributions per share of common stock if the underwriters’ exercise their overallotment option to purchase additional shares of our common stock.

Any distributions we make to our stockholders will be at the sole discretion of our Board, and their form, timing and amount will depend upon a number of factors, including our actual and projected results of operations, FFO, MFFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our Board deems relevant.

Restrictions on Ownership and Transfer of Our Common Stock

Our charter contains restrictions on the ownership and transfer of our common stock, preferred stock and other stock that are intended, among other purposes, to assist us in maintaining our qualification for taxation as a REIT for U.S. federal income tax purposes. The relevant sections of our charter provide that, subject to limited exceptions, no person may beneficially or constructively own (1) shares of common stock in excess of 9.9% (in value or in number of shares of common stock, whichever is more restrictive) of the aggregate of our outstanding shares of common stock or (2) shares of stock in excess of 9.9% in value of the aggregate of our outstanding shares of stock (which we refer to collectively as our “ownership limits”).

Our Board, in its sole discretion, may exempt (prospectively or retroactively) a person or entity from either or both of the ownership limits and may establish or increase an excepted holder limit for such person if certain conditions are satisfied.

Our charter also prohibits any person from, among other matters:

•

beneficially or constructively owning shares of our stock to the extent that such beneficial or constructive ownership of our shares would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT; and

•

transferring shares of our stock that, if effective, would result in our shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Our charter also provides that if any transfer of shares of our stock would result in any person beneficially or constructively owning shares of our stock in violation of the foregoing restrictions, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate the foregoing restrictions will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary, except if any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Corporate Information

Our principal executive offices are located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, and our telephone number is (949) 270-9200. We maintain a web site at www.AmericanHealthcareREIT.com, where investors can find additional information about us. The contents of that website are not incorporated by reference in, or otherwise a part of, this prospectus.

Summary of Risk Factors

An investment in our common stock involves risks. You should carefully consider the risks discussed below and described more fully along with other risks in the “Risk Factors” section beginning on page 31 of this prospectus for factors you should consider before making a decision to invest in the shares of our common stock offered by this prospectus.

Risks Related to Our Business and Financial Results

•

The COVID-19 pandemic has adversely impacted, and will likely continue to adversely impact, our business and financial results, and the ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted.

•	We have experienced net losses in the past and we may experience additional losses in the future.
•	Our prior performance may not be an accurate predictor of our ability to achieve our business objectives or of our future results.
•

Our success is dependent on the performance and continued contributions of certain of our key personnel and, in the event they are no longer employed by us, we could be materially and adversely affected.

•

Our financial results, our ability to make distributions to our stockholders, and our ability to dispose of our investments are subject to international, national and local market conditions we cannot control or predict.

•

All of our integrated senior health campuses are managed by the Trilogy Manager and account for a significant portion of our revenues and operating income. Adverse developments in the Trilogy Manager’s business or financial strength could have a material adverse effect on us.

Risks Related to Investments in Real Estate

•	Uncertain market conditions could lead our real estate investments to decrease in value or may cause us to sell our properties at a loss in the future.
•	Most of our costs, such as operating and general and administrative expenses, interest expense and real estate acquisition and construction costs, are subject to inflation and may not be recoverable.
•	Our high concentrations of properties in particular geographic areas magnify the effects of negative conditions affecting those geographic areas.
•

Our real estate investments may be concentrated in MOBs, senior housing, SNFs, hospitals or other healthcare-related facilities, making us more vulnerable to negative factors affecting these classes than if our investments were diversified beyond the healthcare industry.

•	Our business, tenants, residents and operators may face litigation and experience rising liability and insurance costs, which may materially and adversely affect us.

Risks Relating to Real Estate-Related Investments

•

Unfavorable real estate market conditions and delays in liquidating defaulted mortgage loan investments may negatively impact mortgage loans in which we have invested and may invest, which could result in losses to us.

•	We expect a portion of our real estate-related investments to be illiquid and we may not be able to adjust our portfolio in a timely manner in response to changes in economic and other conditions.

Risks Related to the Healthcare Industry

•

The healthcare industry is heavily regulated and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our tenants to make rent payments to us or adversely affect our operators’ ability to operate facilities held in RIDEA structures.

•

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the operations of our tenants and their ability to make rental payments to us or our operators’ ability to operate facilities held in RIDEA structures, either of which could materially and adversely affect us.

•	If seniors delay moving to senior housing facilities until they require greater care or forgo moving to senior housing facilities altogether, such action could have a material adverse effect on us.
•	Adverse trends in healthcare provider operations may materially and adversely affect us.
•

We, our tenants and our operators for our senior housing facilities and SNFs may be subject to various government reviews, audits and investigations that could materially and adversely affect us, including an obligation to refund amounts previously paid to us, potential criminal charges, the imposition of fines and/or the loss of the right to participate in Medicare and Medicaid programs.

Risks Related to Joint Ventures

•

Property ownership through joint ventures could limit our control of those investments or our decisions with respect to other investments, restrict our ability to operate and finance properties on our terms and reduce their expected return.

Risks Related to Debt Financing

•	We have substantial indebtedness and may incur additional indebtedness in the future, which could materially and adversely affect us.
•

To the extent we borrow funds at floating interest rates, we will be adversely affected by rising interest rates unless fully hedged. Rising interest rates will also increase our interest expense on future fixed-rate debt.

•	Lenders may require us to enter into restrictive covenants relating to our business.

Risks Related to Our Corporate Structure and Organization

•	The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may have benefited our stockholders.

Risks Related to Taxes and Our REIT Status

•

Failure to maintain our qualification as a REIT for U.S. federal income tax purposes would subject us to U.S. federal income tax on our REIT taxable income at the regular corporate rate, which would substantially reduce our ability to make distributions to our stockholders.

•	We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability or reduce our operating flexibility.
•	If the Merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.

Risks Related to this Offering

•	There is currently no public trading market for shares of our common stock, and we cannot assure you that a public trading market will develop, will be maintained or will be liquid.
•

The estimated per share NAV of our common stock may not be an accurate reflection of fair value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated, dissolved or completed a merger or other sale of our company.

•	The market price and trading volume of shares of our common stock may be volatile and decline significantly.
•

Because we have a large number of stockholders and shares of our common stock have not been listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell shares of our common stock (including our Class T common stock and Class I common stock). Significant sales of shares of our common stock, or the perception that significant sales of such shares could occur, may cause the price of shares of our common stock to decline significantly.

•	We may be unable to raise additional capital needed to grow our business.

The Offering

Common stock offered by us	shares (or shares if the underwriters exercise in full their overallotment option to purchase additional shares)

Total common stock outstanding prior to the completion of this offering (1)(2)(3)(4)	264,171,478 shares

Class T common stock (3)	77,895,942 shares

Class I common stock (4)	186,275,536 shares

Total common stock (including Class T common stock and Class I common stock) to be outstanding upon completion of this offering (1)(2)(3)(4)	shares

Total OP units outstanding prior to the completion of this offering	14,007,903 OP units

Total common stock (including Class T common stock and Class I common stock) and OP units to be outstanding upon completion of this offering (1)(3)(4)	shares and 14,007,903 OP units

Conversion rights	Our charter provides that upon the listing of our common stock offered by this prospectus on the NYSE (or such later date not exceeding 12 months from the date of listing as may be approved by our Board), each share of our Class T common stock and Class I common stock will automatically, and without any stockholder action, convert into one share of our listed common stock. Our Board has approved the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE as the date on which our Class T common stock and Class I common stock will automatically convert into our listed common stock.

Dividend rights	Our listed common stock, our Class T common stock, and our Class I common stock will share equally in any dividends authorized by our Board and declared by us.

Voting rights	Each share of our listed common stock, our Class T common stock, and our Class I common stock will entitle its holder to one vote per share.

Use of proceeds	We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discount and our estimated offering expenses, will be approximately $ million (or approximately

$                million if the underwriters exercise their overallotment option in full), assuming a public offering price of $                per share, which is the midpoint of the price range set forth on the front cover of this prospectus.

We will contribute the net proceeds from this offering to the Operating Partnership in exchange for OP units. We expect the Operating Partnership to use the net proceeds received from us to repay $ of the amount outstanding under our Credit Facility, to fund external growth with potential future property acquisitions and for other general corporate uses. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves risks. Before you make a decision to invest in our common stock being offered by this prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” beginning on page 31, together with all of the other information included in this prospectus.

Proposed NYSE symbol	“AHR”

(1)

As of                , 2022. Excludes (a) up to                shares of our common stock that may be issued by us upon exercise of the underwriters’ overallotment option and (b) 2,531,167 shares of our common stock available for future issuance under our incentive plan.

(2)	Excludes 14,007,903 shares of our common stock that may be issued for redeeming OP units.
(3)

As of                 , 2022. Includes 885,308 shares of unvested restricted Class T common stock. Excludes 311,620 shares of Class T common stock underlying unvested time-based RSUs and performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

(4)	As of , 2022. Includes 6,949 shares of unvested restricted Class I common stock.

Summary Selected Consolidated Financial and Other Data

Our consolidated balance sheet data as of December 31, 2021 and 2020 and consolidated operating data for the years ended December 31, 2021, 2020 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated balance sheet data as of December 31, 2019 has been derived from our audited consolidated financial statements not included in this prospectus. The below information also includes our unaudited condensed consolidated balance sheet data as of June 30, 2022 and our unaudited condensed consolidated operating data for the six months ended June 30, 2022 and 2021, which have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated balance sheet data as of June 30, 2021 has been derived from our unaudited consolidated financial statements not included in this prospectus. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information contained in those statements. Our consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance.

The unaudited pro forma condensed combined balance sheet data as of June 30, 2022, gives effect to this offering, the reverse stock split and the related use of the net proceeds as if they had been consummated on June 30, 2022. The unaudited pro forma condensed combined operating data for the six months ended June 30, 2022, gives effect to this offering, the reverse stock split and the related use of the net proceeds as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined operating data for the year ended December 31, 2021, gives effect to the Merger, the AHI Acquisition, the reverse stock split and this offering and the related use of the net proceeds as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet data as of June 30, 2022, and the unaudited pro forma condensed combined operating data for the six months ended June 30, 2022, do not include pro forma effects of the Merger and the AHI Acquisition as they were consummated on October 1, 2021, and are reflected in our historical audited consolidated balance sheet data as of December 31, 2021. The preparation of the unaudited pro forma condensed combined financial statements requires management to make estimates and assumptions deemed appropriate. The unaudited pro forma condensed combined financial statements are not intended to represent, or be indicative of what our actual financial position and results of operations would have been as of the date and for the period indicated, nor does it purport to represent our future financial position or results of operations.

In connection with the Merger, we were the legal acquiror and GAHR III was the accounting acquiror for financial reporting purposes. Thus, the financial information set forth herein subsequent to the Merger reflects results of the combined company, and the financial information set forth herein prior to the Merger reflects GAHR III’s results. You should read the following summary selected consolidated financial and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Properties,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of and for the Six Months Ended June 30,			As of and for the Years Ended December 31,
(in thousands, except per share amounts)	2022 (Pro Forma)	2022	2021	2021 (Pro Forma)	2021	2020	2019
Operating Data:
Total revenues and Grant Income	$764,430	$764,430	$599,371	$1,392,884	$1,282,254	$1,244,301	$1,223,116
Property operating expenses	(583,219)	(583,219)	(495,568)	(1,074,372)	(1,030,193)	(993,727)	(967,860)
Rental expenses	(29,950)	(29,950)	(16,174)	(55,351)	(38,725)	(32,298)	(33,859)
General and administrative	(22,047)	(22,047)	(14,600)	(53,957)	(43,199)	(27,007)	(29,749)
Business acquisition expenses	(1,930)	(1,930)	(3,998)	(19,382)	(13,022)	(290)	161
Depreciation and amortization	(82,282)	(82,282)	(52,080)	(170,304)	(133,191)	(98,858)	(111,412)
Total net other expense		(61,068)	(40,527)		(76,237)	(86,336)	(79,725)
Income tax (expense) benefit	(373)	(373)	(658)	(956)	(956)	3,078	(1,524)

Net (loss) income		$(16,439)	$(24,234)		$(53,269)	$8,863	$(852)

Net (loss) income attributable to controlling interest		$(20,266)	$(19,525)		$(47,794)	$2,163	$(4,965)
Comprehensive (loss) income		$(17,126)	$(24,123)		$(53,334)	$9,110	$(547)
Comprehensive (loss) income attributable to controlling interest		$(20,953)	$(19,414)		$(47,752)	$2,410	$(4,660)
Per Share Data:
Net (loss) income per share of common stock attributable to controlling interest—basic and diluted		$(0.08)	$(0.11)		$(0.24)	$0.01	$(0.03)
Common stock distributions declared per share		$0.20	$0.02		$0.17	$0.22	$0.65
Weighted-average number of shares of common stock outstanding—basic and diluted		262,768,637	179,628,315		200,324,561	179,916,841	181,931,306
Balance Sheet Data:
Real estate investments, net	$3,491,845	$3,491,845	$2,397,092		$3,514,686	$2,330,000	$2,270,421
Total assets		$4,523,900	$3,208,774		$4,580,339	$3,234,937	$3,172,289
Mortgage loans payable, net	$1,134,059	$1,134,059	$917,121		$1,095,594	$810,478	$792,870
Lines of credit and term loans, net		$1,266,691	$837,234		$1,226,634	$843,634	$815,879
Total liabilities		$2,758,803	$2,162,129		$2,750,768	$2,160,114	$2,069,521
Redeemable noncontrolling interests	$75,337	$75,337	$40,174		$72,725	$40,340	$44,105
Total stockholders’ equity		$1,517,158	$842,920		$1,581,293	$866,108	$900,555
Noncontrolling interests		$172,602	$163,551		$175,553	$168,375	$158,108
Total equity		$1,689,760	$1,006,471		$1,756,846	$1,034,483	$1,058,663
Other Operational Data: (1)
FFO attributable to controlling interest		$65,334	$28,179		$69,678	$95,675	$91,159
MFFO attributable to controlling interest		$73,926	$29,234		$77,642	$96,672	$96,703
NOI		$151,261	$87,629		$213,336	$218,276	$221,397

(1)

For definitions of these metrics, reconciliations of these metrics to the most directly comparable GAAP financial measure and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our common stock involves risks. Before you make a decision to invest in our common stock, you should carefully consider the risk factors below, together with all of the other information included in this prospectus, including our historical and pro forma consolidated financial statements and the notes thereto. If any of the risks discussed in this prospectus were to occur, our business, financial condition, liquidity, results of operations, FFO, MFFO and prospects, and our ability to service our debt and make distributions to our stockholders at a particular rate, or at all, could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us” and comparable phrases), and, as a result, the market price of our common stock could be highly volatile and decline significantly and you could lose all or part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the section titled “Cautionary Statement Concerning Forward Looking Statements.”

Risks Related to Our Business and Financial Results

The COVID-19 pandemic has adversely impacted, and will likely continue to adversely impact, our business and financial results and the ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted.

As a result of the COVID-19 pandemic and related shelter-in-place, business re-opening and quarantine restrictions, our property values, revenues and financial results may decline, and our tenants and operating partners have been, and may continue to be, limited in their ability to generate income, service patients and residents, and/or properly manage our properties. In addition, as of June 30, 2022, we have experienced an approximately 8.4% decline in resident occupancies at our SHOP since February 2020, as well as a significant increase in costs for residents at our SHOP and integrated senior health campuses, which have adversely affected our financial results. Our senior housing—leased and SNF tenants have also experienced, and may continue to experience, similar pressures related to occupancy declines and expense increases, which may impact their ability to pay rent to us.

There remains significant uncertainty of the impacts and effects of the COVID-19 pandemic, as well as public perception of these matters and regional healthcare safety in our properties. Therefore, we are unable to predict the ultimate impact it will have on our tenants’ continued ability to pay rent to us or on the operating results at our SHOP and integrated senior health campuses and prior historical information should not serve as an indication of expected future performance. As such, our immediate focus continues to be on resident occupancy recovery and operating expense management. Of course, the emergence of additional variants of COVID-19 may put additional pressure on our business and financial results.

The lasting effect of the COVID-19 pandemic over the next 12 months could be significant and will largely depend on future developments, including COVID-19 vaccine booster rates; the long term efficacy of COVID-19 vaccinations and boosters; and the potential emergence of new, more transmissible or severe variants, which cannot be predicted with confidence at this time.

Although vaccines for COVID-19 that have been approved for use are generally effective, vaccine boosters may be necessary and there can be no assurance that efforts to vaccinate the public will be successful in ending the pandemic in the near term, or at all, or that vaccines will be effective against current and future COVID-19 variants. The rapid development and fluidity of this situation continues to preclude any prediction as to the ultimate adverse impact of the COVID-19 pandemic on economic and market conditions, and, as a result, present material uncertainty and risk with respect to us and the performance of our investments. The full extent of the impact and effects of the COVID-19 pandemic will depend on future developments, including, among other factors, the success of efforts to contain or treat COVID-19 and its variants, the use and distribution of effective vaccines and availability of such vaccines and vaccine boosters, potential resurgences of COVID-19, along with the related travel advisories, quarantines and business restrictions, the recovery time of the disrupted supply chains and industries, the impact on the labor market, the impact of government interventions, public perception, and the performance or valuation outlook for healthcare REIT markets and certain property types. The COVID-19 pandemic and the current financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk and have had an adverse effect on us and may have a material adverse effect on us in the future.

We have experienced net losses in the past and we may experience additional losses in the future.

Historically, we have experienced net losses (calculated in accordance with GAAP) and we may not be profitable or realize growth in the value of our investments. Many of our losses can be attributed to start-up costs, general and administrative expenses, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. For a further discussion of our operational history and the factors affecting our net losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and pro forma consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Our prior performance may not be an accurate predictor of our ability to achieve our business objectives or of our future results.

You should not rely on our past performance to predict our future results. You should review our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that have a limited operating history, many of which may be beyond our control. For example, due to challenging economic conditions in the past, distributions to stockholders were reduced. Therefore, to be successful in this market, we must, among other things:

•	identify and acquire investments that further our business objectives and growth strategies;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition both for investment opportunities and potential investors’ investment in us; and

•	build and expand our operational structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could materially and adversely affect us and the market price of our common stock could be highly volatile and decline significantly and stockholders could lose all or a portion of their investment.

Our success is dependent on the performance and continued contributions of certain of our key personnel and, in the event they are no longer employed by us, we could be materially and adversely affected.

Our success depends, to a significant degree, upon the continued contributions of our executives and key officers. In particular, Danny Prosky would be difficult to replace. Mr. Prosky currently serves as our Chief Executive Officer and one of our directors. In the event that Mr. Prosky or one of our other executives or key executive officers are no longer employed by us, for any reason, it could have a material adverse effect on us and we may not be able to attract and hire equally capable individuals to replace them. If we were to lose the benefit of the experience, efforts and abilities of one or more of our executives or other key officers, we could be materially and adversely affected.

Our financial results, our ability to make distributions to our stockholders and our ability to dispose of our investments are subject to international, national and local market conditions we cannot control or predict.

We are subject to the risks of an international or national economic slowdown or downturn and other changes in international, national and local market conditions. The following factors may have affected, and may continue to affect, income and yields from our properties, our ability to acquire and dispose of properties, and our overall financial results and ability to make distributions to our stockholders:

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poor economic times may result in defaults by tenants of our properties due to bankruptcy, lack of liquidity or operational failures. We may provide rent concessions, tenant improvement expenditures or reduced rental rates to maintain or increase occupancy levels;

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fluctuations as a result of supply and demand imbalances and reduced occupancies and rental rates may cause the properties that we own to decrease in value. Consequently, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge or record a loss on sale in our financial results;

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reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain or maintain debt financing secured by our properties and may reduce the availability of unsecured loans;

•	constricted access to credit may result in tenant defaults or non-renewals under leases;

•	layoffs may lead to a lower demand for medical services and cause vacancies to increase and a lack of future population and job growth may make it difficult to maintain or increase occupancy levels;

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disruptions in the financial markets, deterioration in economic conditions or a public health crisis, such as the COVID-19 pandemic, have resulted, and may continue to result, in lower occupancy in our facilities, increased vacancy rates for commercial real estate due to generally lower demand for rentable space, as well as an oversupply of rentable space;

•	governmental actions and initiatives, including risks associated with the impact of a prolonged government shutdown or budgetary reductions or impasses; and

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increased insurance premiums, real estate taxes or utilities or other expenses, such as inflation costs, will decrease our financial results and may reduce funds available for distribution to our stockholders or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Also, any such increased expenses may not coincide with our ability to increase rents to tenants on turnover, which would adversely impact our financial results.

The length and severity of any economic slowdown or downturn cannot be predicted with confidence at this time. We have been, and we expect may continue to be, negatively impacted to the extent an economic slowdown or downturn is prolonged or becomes more severe.

We face significant competition for the acquisition and disposition of MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities, which may impede our ability to take, and increase the cost of, such actions, which may materially and adversely affect us.

We face significant competition from other entities engaged in real estate investment activities for acquisitions and dispositions of MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities, some of whom may have greater resources, lower costs of capital and higher risk tolerances than we do. Increased competition makes it more challenging for us to identify and successfully capitalize on opportunities that meet our business objectives and could improve the bargaining power of our counterparties, thereby impeding our investment, acquisition and disposition activities. If we pay higher prices per property or receive lower prices for dispositions of our MOBs, senior housing, SNFs, hospitals or other healthcare-related facilities as a result of such competition, we may be materially and adversely affected.

Our investments in, and acquisitions of, MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities may be unsuccessful or fail to meet our expectations.

Some of our acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. Such expenditures may negatively affect our results of operations. Investments in and acquisitions of MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities entail risks associated with real estate investments generally, including risks that the investment will not achieve expected returns, that the cost estimates for necessary property improvements will prove inaccurate or that the tenant or operator will fail to meet performance expectations. Furthermore, there can be no assurance that our anticipated acquisitions and investments, the completion of which is subject to various conditions, will be consummated in accordance with anticipated timing, on anticipated terms, or at all. In addition, we may not be able to identify off-market investment opportunities or investment opportunities that are strategically marketed to a limited number of investors at the rate that we anticipate or at all. We may be unable to obtain or assume financing for acquisitions on favorable terms or at all. Healthcare properties are often highly customizable and the development or redevelopment of such properties may require costly tenant-specific improvements. We may experience delays and disruptions to property redevelopment as a result of supply chain issues and construction material and labor shortages. We also may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and this could have a material adverse effect on us. Acquired properties may be located in new markets, either within or outside the United States, where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area, costs associated with opening a new regional office, and unfamiliarity with local governmental and permitting procedures. As a result, we cannot assure you that we will achieve the economic benefit we expect from acquisitions, investment, development and redevelopment opportunities and may lead to impairment of such assets.

As a result of the AHI Acquisition, we are newly self-managed.

As a result of the Merger and the AHI Acquisition, we are a self-managed REIT. We will no longer bear the costs of the various fees and expense reimbursements previously paid to our and GAHR III’s former external advisors and their affiliates; however, our expenses will include the compensation and benefits of our officers and other employees, as well as overhead previously paid by our and GAHR III’s former external advisors and their affiliates. Our employees will provide services historically provided by our former external advisors and their affiliates. We are now subject to potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances, and we will bear the cost of the establishment and maintenance of any of our employee compensation plans, including our incentive plan. In addition, prior to the Merger and AHI Acquisition, we did not operate as a self-managed REIT and may encounter unforeseen costs, expenses and difficulties associated with providing these services on a self-advised basis, which, if encountered, would adversely affect our financial results.

We are uncertain of all of our sources of debt or equity for funding our capital needs. If we cannot obtain funding on favorable terms, our ability to acquire, and make necessary capital improvements to, properties may be impaired or delayed, which could have a material adverse effect on us.

We have not identified all of our sources of debt or equity for funding, and such sources of funding may not be available to us on favorable terms or at all. If we do not have access to sufficient funding on favorable terms in the future, we may not be able to acquire, and make necessary capital improvements to, properties, pay other expenses, or expand our business when desired, or at all, which could have a material adverse effect on us.

We are dependent on tenants for our revenue, and lease terminations could reduce our ability to make distributions to our stockholders.

The successful performance of our real estate investments is materially dependent on the financial stability of our tenants. Lease payment defaults by tenants would cause us to lose the revenue associated with such leases and could reduce our ability to make distributions to our stockholders. If a property is subject to a mortgage, a default by a significant tenant on its lease payments to us may result in a foreclosure on the property if we are unable to find an alternative source of revenue to meet our mortgage payments. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. Further, we cannot assure our stockholders that we will be able to re-lease the property for the rent previously received, if at all, or that lease terminations will not cause us to sell the property at a loss.

All of our integrated senior health campuses are managed by the Trilogy Manager and account for a significant portion of our revenues and operating income. Adverse developments in the Trilogy Manager’s business or financial strength could have a material adverse effect on us.

As of June 30, 2022, the Trilogy Manager managed all of the day-to-day operations for all of our integrated senior health campuses pursuant to a long-term management agreement. These integrated senior health campuses accounted for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) as of June 30, 2022 and contributed approximately 34.3% of our Annualized Base Rent / Annualized NOI (on a pro rata share basis) as of such date. Although we have various rights as the joint venture owner of these integrated senior health campuses under our management agreement, we rely on the Trilogy Manager’s personnel, expertise, technical resources and information systems, proprietary information, good faith and judgment to manage our integrated senior health campuses operations efficiently and effectively, and to identify and manage development opportunities for new integrated senior health campuses. We also rely on the Trilogy Manager to provide accurate campus-level financial results for our integrated senior health campuses in a timely manner and to otherwise operate our integrated senior health campuses in compliance with the terms of our management agreement and all applicable laws and regulations. We depend on the Trilogy Manager’s ability to attract and retain skilled personnel to provide these services. A shortage of nurses or other trained personnel or general inflationary pressures may force the Trilogy Manager to enhance its pay and benefits package to compete effectively for such personnel, the cost of which we would bear in proportion to our joint venture interest, but it may not be able to offset these added costs by increasing the rates charged to residents. As such, any adverse developments in the Trilogy Manager’s business or financial strength, including its ability to retain key personnel, could impair its ability to manage our integrated senior health campuses efficiently and effectively and could have a material adverse effect on us. In addition, if the Trilogy Manager experiences any significant financial, legal, accounting or regulatory difficulties due to a weak economy, industry downturn, or otherwise, such difficulties could result in, among other adverse events, acceleration of its indebtedness, impairment of its continued access to capital, the enforcement of default remedies by its counterparties, or the commencement of insolvency proceedings by or against it under the U.S. Bankruptcy Code. Any one or a combination of these risks could have a material adverse effect on us.

In the event that our management agreement with the Trilogy Manager is terminated or not renewed, we may be unable to replace the Trilogy Manager with another suitable operator, or, if we were successful in locating such an operator, we cannot guarantee that it would manage the integrated senior health campuses efficiently and effectively or that any such transition would be completed timely, which may have a material adverse effect on us.

In the event we were to contemplate pursuing any existing or future contractual rights or remedies under our management agreement with Trilogy Manager, including termination rights (see “Our Business and

Properties—Trilogy and the Trilogy Manager—Trilogy Manager Management Agreement—Term and Termination”), we would consider numerous factors, including legal, contractual, regulatory, business and other relevant considerations. In the event that we exercise our rights to terminate the management agreement with the Trilogy Manager for any reason or such agreements are not renewed upon expiration of their terms, we would attempt to reposition the affected integrated senior health campuses with another operator. Although we believe that other qualified national and regional operators would be interested in managing our integrated senior health campuses, we cannot provide any assurance that we would be able to locate another suitable operator or, if we were successful in locating such an operator, that it would manage the integrated senior health campuses efficiently and effectively or that any such transition would be completed timely or would not require substantial capital expenditures. Any such transition would likely result in disruption of the operation of such facilities, including matters relating to staffing and reporting. Moreover, the transition to a replacement operator may require approval by the applicable regulatory authorities and, in most cases, one or more of our lenders, including the mortgage lenders for certain of the integrated senior health campuses, and we cannot provide any assurance that such approvals would be granted on a timely basis, if at all. Any inability to replace, or delay in replacing, the Trilogy Manager as the operator of integrated senior health campuses with a highly qualified successor on favorable terms could have a material adverse effect on us.

The financial deterioration, insolvency or bankruptcy of one or more of our major tenants, operators, borrowers or other obligors could have a material adverse effect on us.

A downturn in any of our tenants’, operators’, borrowers’ or other obligors’ businesses could ultimately lead to voluntary or involuntary bankruptcy or similar insolvency proceedings, including but not limited to assignment for the benefit of creditors, reorganization, liquidation or winding-up. Bankruptcy and insolvency laws afford certain rights to a defaulting tenant, operator or borrower that has filed for bankruptcy or reorganization that may render certain of our remedies unenforceable or, at the least, delay our ability to pursue such remedies and realize any related recoveries. A debtor has the right to assume, or to assume and assign to a third party, or to reject its executory contracts and unexpired leases in a bankruptcy proceeding. If a debtor were to reject its leases with us, obligations under such rejected leases would cease. The claim against the rejecting debtor would be an unsecured claim, which would be limited by the statutory cap set forth in the U.S. Bankruptcy Code, and there may be insufficient assets to satisfy all unsecured claims, even ones limited by the statutory cap. This statutory cap may be substantially less than the remaining rent actually owed under the lease. In addition, a debtor may also assert in bankruptcy proceedings that leases should be re-characterized as financing agreements, which could result in our being deemed a lender instead of a landlord. A lender’s rights and remedies, as compared to a landlord’s, generally are materially less favorable, and our rights as a lender may be subordinated to other creditors’ rights.

Furthermore, the automatic stay provisions of the U.S. Bankruptcy Code would preclude us from enforcing our remedies unless we first obtain relief from the court having jurisdiction over the bankruptcy case. This would effectively limit or delay our ability to collect unpaid rent or interest payments, and we may ultimately not receive any payment at all. In addition, we would likely be required to fund certain expenses and obligations to preserve the value of our properties, avoid the imposition of liens on our properties, or transition our properties to a new tenant or operator. Additionally, we lease many of our properties to healthcare providers who provide long-term custodial care to the elderly. Evicting operators for failure to pay rent while the property is occupied typically involves specific procedural or regulatory requirements and may not be successful. Even if eviction is possible, we may determine not to do so due to reputational or other risks. Bankruptcy or insolvency proceedings typically also result in increased costs to the operator, significant management distraction, and performance declines. If we are unable to transition affected properties, they would likely experience prolonged operational disruption, leading to lower occupancy rates and further depressed revenues. Publicity about the operator’s financial troubles and bankruptcy or insolvency proceedings may also negatively impact their and our reputations, decreasing customer demand and revenues. Any or all of these risks could have a material adverse effect on us.

We may incur additional costs in re-leasing properties with specialized uses, which could materially and adversely affect us.

Some of the properties we have acquired and will seek to acquire are healthcare properties designed or built primarily for a particular tenant of a specific type of use known as a single-user facility. If we or our tenants terminate the leases for these properties or our tenants default on their lease obligations or lose their regulatory authority to operate such properties, we may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses or incur other significant re-leasing costs. Any loss of revenues or additional capital expenditures required as a result may have a material adverse effect on us.

We may be unable to secure funds for future tenant or other capital improvements, which could limit our ability to attract, replace or retain tenants, pay our expenses and make distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, in order to attract replacement tenants, we have expended, and may be required to expend in the future, substantial funds for tenant improvements and leasing commissions related to the vacated space. Such tenant improvements have required, and may continue to require, us to incur substantial capital expenditures. If we have not established capital reserves for such tenant or other capital improvements, we will have to obtain financing from other sources and we have not identified any sources for such financing. We may also have future financing needs for other capital improvements to refurbish or renovate our properties. If we need to secure financing sources for tenant or other capital improvements in the future, but are unable to secure such financing or are unable to secure financing on terms we feel are acceptable, we may be unable to make tenant and other capital improvements or we may be required to defer such improvements. If this happens, it may cause one or more of our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flows as a result of fewer potential tenants being attracted to the property or our existing tenants not renewing their leases. If we do not have access to sufficient funding in the future, we may also not be able to pay our expenses or make distributions to our stockholders.

A breach of information technology systems on which we rely could materially and adversely impact us.

We and our tenants and operators rely on information technology systems, including the internet and networks and systems maintained and controlled by third-party vendors and other third parties, to process, transmit and store information and to manage or support our business processes. Third-party vendors collect and hold personally identifiable information and other confidential information of our tenants, operators, patients, stockholders and employees. We also maintain confidential financial and business information regarding us and persons and entities with which we do business on our information technology systems. While we and our tenants and operators take steps to protect the security of the information maintained in our information technology systems, including the use of commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing of the information, it is possible that such security measures will not be able to prevent human error or the systems’ improper functioning, or the loss, misappropriation, disclosure or corruption of personally identifiable information or other confidential or sensitive information, including information about our tenants and employees. Cybersecurity breaches, including physical or electronic break-ins, computer viruses, phishing scams, attacks by hackers, breaches due to employee error or misconduct and similar breaches, can create, and in some instances in the past resulted in, system disruptions, shutdowns or unauthorized access to information maintained on our information technology systems or the information technology systems of our third-party vendors or other third parties or otherwise cause disruption or negative impacts to occur to our business and materially and adversely affect us. While we and, we believe, most of our tenants and operators maintain cyber risk insurance to provide some coverage for certain risks arising out of cybersecurity breaches, there is no assurance that such insurance would cover all or a significant portion of the costs or consequences associated with a cybersecurity breach. As our reliance on technology increases, so will the risks posed to our information systems, both internal and those we outsource. In addition, as the techniques used to obtain unauthorized access to information technology systems become more varied and sophisticated and the occurrence of such breaches becomes more frequent, we and our third-party vendors and other third parties may be unable to adequately anticipate these techniques or breaches and implement appropriate preventative measures. There is no guarantee that any processes, procedures and internal controls we have implemented or will implement will prevent cyber intrusions. Any failure to prevent cybersecurity breaches and maintain the proper function, security and availability of our or our third-party vendors’ and other third parties’ information technology systems could interrupt our operations, damage our reputation and brand, damage our competitive position, make it difficult for us to attract and retain tenants, and subject us to liability claims or regulatory penalties, which could materially and adversely affect us.

Risks Related to Investments in Real Estate

Uncertain market conditions could lead our real estate investments to decrease in value or may cause us to sell our properties at a loss in the future.

Our management, subject to the oversight of our Board, may exercise its discretion as to whether and when to sell a property, and we have no obligation to sell properties at any particular time or at all. We cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. As such, we may be purchasing our properties at a time when capitalization rates are at historically low levels and purchase prices are high. In addition, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have adequate funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. The value of our properties may not increase over time, which may restrict our ability to sell our properties, or in the event we are able to sell such properties, may lead to sale prices less than the prices that we paid to purchase the properties or the price at which we value the property. Additionally, we may incur prepayment penalties in the event we sell a property subject to a mortgage earlier than we otherwise had planned. Accordingly, our ability to realize potential appreciation on our real estate investments and make distributions to our stockholders will, among other things, be dependent upon uncertain market conditions.

Our real estate assets may decline in value and be subject to significant impairment losses, which may reduce our net income.

We periodically evaluate long-lived assets, primarily consisting of investments in real estate that are carried at historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. In our evaluation of impairment, we consider indicators such as significant negative industry or economic trends, significant underperformance relative to historical or projected future operating results and a significant change in the extent or manner in which the asset is used or significant physical change in the asset. If indicators of impairment of long-lived assets are present, we evaluate the carrying value of the related real estate investment in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. If we determine that an impairment has occurred, we would be required to make a downward adjustment to the net book value of the property, which could have a material adverse effect on us in the period in which the impairment charge is recorded. We have recorded impairment charges related to certain properties in the six months ended June 30, 2022 and in the years ended December 31, 2021 and 2020, and may record future impairments based on actual results and changes in circumstances. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on the Company’s financial statements. See “Management’s Discussion and

Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Impairment of Long-Lived Assets.”

Most of our costs, such as operating and general and administrative expenses, interest expense and real estate acquisition and construction costs, are subject to inflation and may not be recoverable.

A significant portion of our operating expenses is sensitive to inflation. These include expenses for property-related costs such as insurance, utilities and repairs and maintenance. Property taxes are also impacted by inflationary changes as taxes are typically regularly reassessed in most states based on changes in the fair value of our properties. We also have ground lease expenses in certain of our properties. Ground lease costs are contractual, but in some cases, lease payments reset every few years based on changes on consumer price indexes.

Operating expenses on our non-RIDEA properties, with the exception of ground lease rental expenses, are typically recoverable through our lease arrangements, which allow us to pass through substantially all expenses associated with property taxes, insurance, utilities, repairs and maintenance, and other operating expenses (including increases thereto) to our tenants. As of June 30, 2022, the majority of our existing leases were either triple-net leases or leases that allow us to recover certain operating expenses and certain capital expenditures. Our remaining leases are generally gross leases, which only provide for recoveries of operating expenses above the operating expenses from the initial year within each lease. During inflationary periods, we expect to recover increases in operating expenses from our triple-net leases and our gross leases. As a result, we do not believe that inflation would result in a significant adverse effect on our NOI, results of operations and operating cash flows at the property level. For our RIDEA properties, increases in operating expenses, including labor, that are caused by inflationary pressures will generally be passed through to us and may materially and adversely affect us.

Our general and administrative expenses consist primarily of compensation costs, as well as professional and legal fees. Annually, our employee compensation is adjusted to reflect merit increases; however, to maintain our ability to successfully compete for the best talent, rising inflation rates has required and may continue to require us to provide compensation increases beyond historical annual merit increases, which may significantly increase our compensation costs. Similarly, professional and legal fees are also subject to the impact of inflation and expected to increase proportionately with increasing market prices for such services. Consequently, inflation is expected to increase our general and administrative expenses over time and may materially and adversely affect us.

Also, during inflationary periods, interest rates have historically increased, which would have a direct effect on the interest expense of our borrowings. Our variable-rate borrowings consist of borrowings under our credit facilities and variable-rate mortgage loans payable. As of June 30, 2022, on a pro forma basis after the use of a portion of the net proceeds from this offering to repay certain indebtedness, our outstanding variable-rate borrowings aggregated $                billion, of which                % was unhedged. Rising interest rates will also increase our interest expense on future fixed-rate borrowings. Therefore, a significant increase in inflation rates would have a material adverse impact on our interest expense.

We have long term lease agreements with our tenants that contain effective annual rent escalations that were either fixed or indexed based on a consumer price index or other index. We believe our annual lease expirations allow us to reset these leases to market rents upon renewal or re-leasing and that annual rent escalations within our long-term leases are generally sufficient to offset the effect of inflation on non-recoverable costs, such as general and administrative expenses and interest expense. However, it is possible that during higher inflationary periods like the one existing in 2022, the impact of inflation will not be adequately offset by the resetting of rents from our renewal and re-leasing activities and our annual rent escalations. As a result, during periods when the impact of inflation exceeds the annual rent escalation percentages in our current leases and the percentage increase in rents in new leases, our financial results will be impaired, potentially significantly.

Additionally, inflationary pricing may have a negative effect on the real estate acquisitions and construction costs necessary to complete our development and redevelopment projects, including, but not limited to, costs of construction materials, labor and services from third-party contractors and suppliers. Higher acquisition and construction costs could adversely impact our net investments in real estate and expected yields in our development and redevelopment projects, which may make otherwise lucrative investment opportunities less profitable to us. Any of these matters may materially and adversely affect us over time.

Our high concentrations of properties in particular geographic areas magnify the effects of negative conditions affecting those geographic areas.

We have a concentration of properties in particular geographic areas; therefore, any adverse situation that disproportionately effects one of those areas would have a magnified adverse effect on our portfolio. As of June 30, 2022, properties located in Indiana, Michigan, Ohio, Texas and Missouri accounted for approximately 32.8%, 9.3%, 8.5%, 6.4% and 5.1%, respectively, of our total property portfolio’s Annualized Base Rent / Annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in each such state’s economy, real estate and other market conditions.

Our real estate investments may be concentrated in MOBs, senior housing, SNFs, hospitals or other healthcare-related facilities, making us more vulnerable to negative factors affecting these classes than if our investments were diversified beyond the healthcare industry.

As a REIT, we invest primarily in real estate. Within the real estate industry, we have acquired, and may continue to acquire, or selectively develop and own MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities. As of June 30, 2022, our asset class concentrations (based on aggregate contract purchase price on a pro rata share basis) were senior housing (37.8%), MOBs (31.8%), SNFs (25.1%), hospitals (3.2%) and a debt investment (2.0%). We are subject to risks inherent in concentrating investments in real estate. These risks resulting from a lack of diversification become even greater as a result of our business objectives and growth strategies, which involve investing substantially all of our assets in clinical healthcare real estate.

A downturn in the commercial real estate industry generally could significantly adversely affect the value of our properties. A downturn in the healthcare industry could negatively affect our lessees’ ability to make lease payments to us and our operators’ ability to manage our properties efficiently and effectively. These matters could materially and adversely affect us and could be more pronounced than if we diversified our investments outside of real estate or if our portfolio did not include a substantial concentration in MOBs, senior housing, SNFs, hospitals or healthcare-related facilities.

Terrorist attacks, acts of violence or war, political protests and unrest or public health crises have affected and may affect the markets in which we operate and have a material adverse effect on us.

Terrorist attacks, acts of violence or war, political protests and unrest or public health crises (including the COVID-19 pandemic) have negatively affected, and may continue to negatively affect, our operations and our stockholders’ investments. We have acquired, and may continue to acquire, real estate assets located in areas that are susceptible to terrorist attacks, acts of violence or war, political protests or public health crises. These events may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs. In addition, other than any reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure our stockholders that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for uninsured losses, our cash flows could be impaired in a manner that would result in little or no cash being distributed to our stockholders. More generally, any terrorist attack, other act of violence or war, political protest and unrest or public health crisis could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, all of which could adversely affect our tenants’ ability to pay rent on their leases with us, our operators’ ability to manage our properties efficiently and effectively and our ability to borrow money or issue capital stock on favorable terms, which could have a material adverse effect on us.

Our business, tenants, residents and operators may face litigation and experience rising liability and insurance costs, which may materially and adversely affect us.

We currently intend to pursue insurance recovery for any losses caused by the COVID-19 pandemic, but there can be no assurance that coverage will be available under our existing policies or if such coverage is available, which and how much of our losses will be covered and what other limitations may apply. Due to the likely increase in claims as a result of the impact of the COVID-19 pandemic, insurance companies may limit or stop offering coverage to companies like ours for pandemic related claims and/or significantly increase the cost of insurance so that it is no longer available at commercially reasonable rates.

With respect to our SHOP and integrated senior health campuses, we are ultimately responsible for operational risks and other liabilities of the facility, other than those arising out of certain actions by our operator, such as gross negligence or willful misconduct. As such, operational risks include, and our resulting revenues therefore depend on, the availability and cost of general and professional liability insurance coverage or increases in insurance policy deductibles. Furthermore, because we bear such operational risks and liabilities related to our SHOP and integrated senior health campuses, we may be directly adversely impacted by potential litigation or investigations related to the COVID-19 pandemic that have occurred or may occur at those facilities, and our insurance coverage may not cover or may not be sufficient to cover any potential losses.

Additionally, as a result of the COVID-19 pandemic, the cost of insurance for our tenants, operators and residents is expected to increase as well, and such insurance may not cover certain claims related to COVID-19, which could impair their ability to pay rent to us. Our exposure to COVID-19 related litigation or investigation risk may be further increased if our operators or residents of such facilities are subject to bankruptcy or insolvency.

Any of these matters could materially and adversely affect us.

Inaccuracies in our underwriting assumptions and/or delays in the selection, acquisition, expansion or development of real properties may materially and adversely affect us.

Inaccuracies in our underwriting assumptions and/or delays we encounter in the selection, acquisition, expansion and development of real properties could materially and adversely affect us. In deciding whether to acquire, expand or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected construction costs, lease up velocity, occupancy, rental rates, operating expenses, capital costs and future competition. If our financial projections with respect to a new property are inaccurate, the property may fail to perform as we expected in analyzing our investment. Our development/expansion and construction projects are vulnerable to the impact of material shortages and inflation. For example, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our projects. Pricing for labor and raw materials can be affected by various national, regional, local, economic and political factors, including changes to immigration laws that impact the availability of labor or tariffs on imported construction materials.

In connection with our development, expansion and related construction activities, we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, or satisfactory tax rates, incentives or abatements. Operators of new facilities we construct may need to obtain Medicare and Medicaid certification and enter into Medicare and Medicaid provider agreements and/or third-party payor contracts. In the event that the operator is unable to obtain the necessary licensure, certification, provider agreements or contracts after the completion of construction, there is a risk that we will not be able to earn any revenues on the facility until either the initial operator obtains a license or certification to operate the new facility and the necessary provider agreements or contracts or we find and contract with a new operator that is able to obtain a license to operate the facility for its intended use and the necessary provider agreements or contracts.

One of our growth strategies is to develop new and expand existing clinical healthcare real estate; we may do this directly or indirectly through joint ventures, including through Trilogy. In particular, Trilogy is currently engaged in six new developments, with a total estimated cost of approximately $137 million, and 14 expansions, with a total estimated cost of approximately $11 million. See “Our Business and Properties—Trilogy and the Trilogy Manager—Trilogy—Trilogy Developments.” Expanding and, in particular, developing properties exposes us to increased risks beyond those associated with investing in stabilized, cash flowing real estate. For example, actual costs could significantly exceed estimates (particularly during periods of rapid inflation), construction and stabilization (i.e., substantial lease-up) could take longer than expected, and occupancy and/or rental rates could prove to be lower than expected or property operating expenses could be higher. Any of these events could materially reduce any returns we achieve, or result in losses, on expansion or development projects. For the developments we have completed to date, the time to stabilization has varied, in some cases significantly, and certain developments have not yet stabilized. There can be no assurance that our current or any future development or expansion projects will be completed in accordance with our budgeted expectations, that they will achieve our underwritten returns or result in yields on cost similar to those achieved on past investments, that they will be stabilized in accordance with our expectations or at all or that, if stabilization is achieved, such stabilization will be maintained. In addition, development and expansion projects undertaken indirectly through Trilogy are primarily overseen by the Trilogy Manager, and we do not have the same level of day-to-day involvement or control over such projects that we do in a project we undertake directly. Accordingly, with respect to projects undertaken through Trilogy, we rely on the development expertise of the Trilogy Manager.

Where properties are acquired prior to the start of construction or during the early stages of construction or when an existing property is expanded, it will typically take several months to complete construction and lease available space. Development and other construction projects, subject us to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups and our builder’s ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks if we make periodic progress payments or other advances to builders prior to completion of construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer or result in a loss.

If we contract with a development company for newly developed property, our earnest money deposit made to the development company may not be fully refunded.

We may acquire one or more properties under development. We anticipate that if we do acquire properties that are under development, we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties, and that we will be required to close the purchase of the property upon completion of the development of the property. We may enter into such a contract with the development company even if at the time we enter into the contract, we have not yet secured sufficient financing to enable us to close the purchase of such property. However, we may not be required to close a purchase from the development company, and may be entitled to a refund of our earnest money, generally in any of the following circumstances depending on the contract:

•	the development company fails to complete the development of the property according to contractual requirements;

•	all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or

•	we are unable to secure sufficient financing to pay the purchase price at closing.

The obligation of the development company to refund our earnest money deposit will be unsecured, and we may not be able to obtain a refund of such earnest money deposit from it under these circumstances since the development company may be an entity without substantial assets or operations.

We may not retain any profits resulting from the sale of our properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such property.

When we decide to sell one of our properties, we may provide financing to the purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default on its obligations under the financing, which could negatively impact cash flows from operations. Even in the absence of a purchaser default, the distribution of sale proceeds or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. Additionally, if any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to make distributions to our stockholders.

Representations and warranties made by us in connection with sales of our properties may subject us to liability that could materially and adversely affect us.

When we sell a property, we have been required, and may continue to be required, to make representations and warranties regarding the property and other customary items. In the event of a breach of such representations or warranties, the purchaser of the property may have claims for damages against us, rights to indemnification from us or otherwise have remedies against us. In any such case, we may incur liabilities that could materially and adversely affect us.

We face possible liability for environmental cleanup costs and damages for contamination related to properties we acquire, which could materially and adversely affect us.

Because we own and operate real estate, we are subject to various international, U.S. federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Under such laws, a current owner or operator of property can be held liable for contamination on the property caused by the former owner or operator. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including the release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real estate for personal injury or property damage associated with exposure to released hazardous substances. In addition, new or more stringent laws or stricter interpretations of existing laws could change the cost of compliance or liabilities and restrictions arising out of such laws. The cost of defending against these claims, complying with environmental regulatory requirements, conducting remediation of any contaminated property, or of paying personal injury claims could be substantial and could materially and adversely affect us. In addition, the presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially impair our ability to use, lease or sell a property, or to use the property as collateral for borrowing.

Our current and future properties and our tenants may be unable to compete successfully, which could result in lower rent payments and could materially and adversely affect us.

Our current and future properties often will face competition from nearby properties that provide comparable services. Some of those competing properties are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our properties. Operators of competing properties may provide superior services than those provided by our operators, which could reduce the competitiveness of our properties, which could have a material adverse effect on us.

Similarly, our MOB and senior housing—leased tenants face competition from other medical practices in nearby hospitals and other medical facilities and their failure to compete successfully with these other practices could adversely affect their ability to make rental payments to us, which could materially and adversely affect us. Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients or that are permitted to participate in the payor program. This could also adversely affect our tenants’ ability to make rental payments to us, which could materially and adversely affect us.

Ownership of property outside the United States may subject us to different or greater risks than those associated with our domestic operations.

As of June 30, 2022, we had $68,085,000 invested in the United Kingdom and the Isle of Man, or 1.5% of our portfolio, based on our aggregate purchase price of real estate investments. International development, ownership and operating activities involve risks that are different from those we face with respect to our domestic development, ownership and operating activities. For example, we have limited investing experience in international markets. If we are unable to successfully manage the risks associated with international expansion and operations, we may be materially and adversely affected.

Additionally, our ownership of properties in the United Kingdom and the Isle of Man currently subjects us to fluctuations in the exchange rates between U.S. dollars and the U.K. pound sterling, which may, from time to time, impact our financial condition, cash flows and results of operations. Revenues generated from any properties or other real estate-related investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore, any investments we make outside the United States will subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar, and there can be no assurance that any attempt to mitigate foreign currency risk through hedging transactions or otherwise will be successful. As a result, changes in exchange rates of any such foreign currency to U.S. dollars may material adversely affect us and the book value of our assets. In addition, changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in a foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT.

Acquired properties may expose us to unknown liability.

We may acquire properties or invest in joint ventures that own properties subject to liabilities and without any recourse, or with only limited recourse, against the prior owners or other third parties with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle or contest it, which could adversely affect our results of operations and cash flow. Unknown liabilities with respect to acquired properties might include liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties, liabilities incurred in the ordinary course of business, and claims for indemnification by general partners, directors and others indemnified by the former owners of the properties.

Risks Related to Real Estate-Related Investments

Unfavorable real estate market conditions and delays in liquidating defaulted mortgage loan investments may negatively impact mortgage loans in which we have invested and may invest, which could result in losses to us.

The investment in mortgage loans or mortgage-backed securities we have made, and may continue to make, involve special risks relating to the particular borrower or issuer of the mortgage-backed securities and we will be at risk of loss on those investments, including losses as a result of defaults on our mortgage loan investments. These losses may be caused by many conditions beyond our control, including economic conditions affecting real estate values, tenant defaults and lease expirations, interest rate levels, and the other economic and liability risks associated with real estate. If we acquire property by foreclosure following defaults under our mortgage loan investments, we will have the economic and liability risks as the owner described above. We do not know whether the values of the property securing any of our mortgage loan investments will remain at the levels existing on the dates we initially make the related investment. If the values of the underlying properties drop, our risk will increase and the values of our interests may decrease. Furthermore, if there are defaults under our mortgage loan investments, we may not be able to foreclose on or obtain a suitable remedy with respect to such investments. Specifically, we may not be able to repossess and sell the underlying properties quickly, which could reduce the value of our investment. For example, an action to foreclose on a property securing a mortgage loan is regulated by state statutes and rules and is subject to many of the delays and expenses of lawsuits if the defendant raises defenses or counterclaims. Additionally, in the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.

The commercial mortgage-backed securities in which we have invested, and may continue to invest, are subject to several types of risks.

Commercial mortgage-backed securities are securities which evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the commercial mortgage-backed securities in which we have invested, and may continue to invest, are subject to all the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of commercial mortgage-backed securities may be adversely affected when payments on underlying mortgages loan(s) do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of commercial mortgage-backed securities may also change due to shifts in the market’s perception of securitization sponsors and borrower sponsors and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, commercial mortgage-backed securities are subject to the credit risk associated with the performance of the underlying mortgage properties.

Commercial mortgage-backed securities are also subject to several risks created through the securitization structuring process. Subordinate commercial mortgage-backed securities are paid to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that payments on subordinate commercial mortgage-backed securities will not be fully paid. In addition, commercial mortgage-backed securities are also subject to greater credit risk than those commercial mortgage-backed securities of the same series that are more highly rated.

The mezzanine loans in which we have invested in the past, and may continue to invest, involve greater risks of loss than senior loans secured by income-producing real estate.

We have in the past, and may in the future, invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real estate or loans secured by a pledge of the ownership interests of either the entity owning the real estate or the entity that owns the interest in the entity owning the real estate. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real estate because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real estate and increasing the risk of loss of principal.

We expect a portion of our real estate-related investments to be illiquid and we may not be able to adjust our portfolio in a timely manner in response to changes in economic and other conditions.

We may acquire real estate-related investments in connection with privately negotiated transactions which are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise not subject to, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization, and the greater difficulty of recoupment in the event of a borrower’s default.

Bridge loans involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

We have in the past, and may in the future, acquire bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition, construction or rehabilitation of a property, or other short-term liquidity needs. The typical borrower under a bridge loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we bear the risk that we may not recover some or all of our initial expenditure.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a bridge loan. A bridge loan therefore is subject to the risk of a borrower’s inability to obtain permanent financing to repay the bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses, and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the bridge loan. To the extent we suffer such losses with respect to our bridge loans, we may be materially and adversely affected.

If we sell real estate-related investments prior to their maturity, we may be forced to sell those investments on unfavorable terms or at a loss.

Our Board may choose to sell certain of our assets from time to time, including our real estate-related investments. If we plan to sell those investments prior to their maturity, we may be forced to do so at undesirable times and on unfavorable terms, which may result in losses. For instance, if we sell mortgage loans at a time when prevailing interest rates are higher than the interest rates of such mortgage loans, we would likely sell such loans at a discount to their stated principal values.

Risks Related to the Healthcare Industry

The healthcare industry is heavily regulated and new laws or regulations, changes to existing laws or regulations, loss of licensure, or failure to obtain licensure could result in the inability of our tenants to make rent payments to us or adversely affect our operators’ ability to operate facilities held in RIDEA structures.

The healthcare industry is heavily regulated by federal, state and local governmental bodies. The tenants and operators of our healthcare facilities generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs and relationships with physicians and other referral sources. Changes in these laws and regulations, or a tenant’s or operator’s failure to comply with these laws and regulations, could adversely affect us. For example, such non-compliance could materially and adversely affect a tenant’s ability to make rent payments to us. Similarly, were an operator of a facility held in a RIDEA structure (where we are entitled to participate in any positive operating performance of the facility) to fail to comply with a regulatory obligation, it could adversely affect the operating performance of the facility and our participation therein.

Many of our healthcare facilities and their tenants and operators require a license or CON. Failure to obtain a license or CON, or the loss of a required license or CON, would prevent a facility from operating in the manner intended by the tenant or operator. These events could materially and adversely affect a tenant’s ability to make rent payments to us or for an operator to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us. Similarly, state and local laws also may regulate expansion, including the addition of new beds or services or the acquisition of medical equipment at a facility, and the construction of healthcare-related facilities, by requiring a CON or other similar approval. State CON laws and other similar laws are not uniform throughout the United States and are subject to change. Restrictions on the expansion of our facilities could materially and adversely affect a tenant’s ability to make rent payments to us or for an operator to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us. We cannot predict the impact of state CON laws or similar laws on our development or expansion of facilities or the operations of our tenants or operators.

In addition, in certain areas state CON laws materially limit the ability of competitors to enter into the markets served by our facilities, thereby limiting competition. The repeal of CON laws could allow competitors to freely operate in previously closed markets. Any such increased competition could materially and adversely affect a tenant’s ability to make rent payments to us or for an operator to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us. These CON laws could also restrict our ability to expand in new markets.

In certain circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility or provide services at the facility and require new CON authorization licensure and/or authorization or potential authorization from the Centers for Medicare and Medicaid Services (“CMS”) to re-institute operations. As a result, the value of the facility may be reduced, which could materially and adversely affect us.

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the operations of our tenants and their ability to make rental payments to us or our operators’ ability to operate facilities held in RIDEA structures, either of which could materially and adversely affect us.

Sources of revenue for our tenants and operators may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants and operators, which could have a material adverse effect on us. In addition, the healthcare billing rules and regulations are complex, and the failure of any of our tenants or operators to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid, and other government sponsored payment programs. Moreover, the state and federal governmental healthcare payment programs are subject to reductions by state and federal legislative actions, and changes in reimbursement models may reduce our tenants’ and operators’ revenues and adversely affect our tenants’ ability to make rent payments to us or our operators’ ability to operate facilities held in RIDEA structures efficiently, either of which could have a material adverse effect on us.

The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. It is possible that our tenants and operators will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to reimbursement based upon value-based principles and quality driven managed care programs, and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement based upon a fee for service payment to payment based upon quality outcomes have increased the uncertainty of payments.

In addition, the Patient Protection and Affordable Care Act of 2010 (the “Healthcare Reform Act”) was passed with an intent to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which healthcare is organized, delivered and reimbursed. Included within the legislation is a limitation on physician-owned hospitals from expanding facility capacity, unless the facility satisfies very narrow federal exceptions to this limitation. Therefore, if our tenants are physicians that own and refer to a hospital, the hospital may be limited in its operations and expansion potential, which may limit the hospital’s services and resulting revenues and may impact the owner’s ability to make rental payments.

Furthermore, the Healthcare Reform Act included new payment models with new shared savings programs and demonstration programs that include bundled payment models and payments contingent upon reporting on satisfaction of quality benchmarks. The new payment models will likely change how physicians are paid for services. These changes could negatively affect some of our tenants and operators, which could have a material adverse effect on us.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law and repealed the individual mandate financial penalty portion of the Healthcare Reform Act beginning in 2019. With the elimination of the individual mandate enforcement mechanism, several states brought suit seeking to invalidate the entire Healthcare Reform Act. On June 17, 2021, the U.S. Supreme Court dismissed this lawsuit without specifically ruling on the constitutionality of the law. However, challenges to the Healthcare Reform Act may continue. If all or a portion of the Healthcare Reform Act, including the individual mandate, is eventually ruled unconstitutional, our tenants and operators may have more patients and residents who do not have insurance coverage, which may adversely impact the tenants’ and operators’ collections and revenues. The financial impact on our tenants and operators could adversely affect a tenant’s ability to make rent payments to us or an operator’s ability to operate facilities held in RIDEA structures efficiently, either of which could have a material adverse effect on us.

We cannot predict the ultimate content, timing or effect of any further healthcare reform legislation or the impact of potential legislation on us. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare services, which may adversely impact our tenants’ ability to make rental payments to us or our operators’ ability to operate facilities held in RIDEA structures efficiently, either of, which could have a material adverse effect on us.

If seniors delay moving to senior housing facilities until they require greater care or forgo moving to senior housing facilities altogether, such action could have a material adverse effect on us.

Seniors have been increasingly delaying their moves to senior housing facilities, including to our senior housing—leased facilities and SHOP, until they require greater care and are increasingly forgoing moving to senior housing facilities altogether. The COVID-19 pandemic could cause seniors and their families to be even more reluctant to move into senior housing facilities during the pandemic. Further, rehabilitation therapy and other services are increasingly being provided to seniors on an outpatient basis or in seniors’ personal residences in response to market demand and government regulation, which may increase the trend for seniors to delay moving to senior housing facilities. Such delays may cause decreases in occupancy rates and increases in resident turnover rates at our senior housing facilities. Moreover, seniors may have greater care needs and require higher acuity services, which may increase our tenants’ and operators’ cost of business, expose our tenants and operators to additional liability, or result in lost business and shorter stays at our leased and managed senior housing facilities if our tenants and operators are not able to provide the requisite care services or fail to adequately provide those services. These trends may negatively impact the occupancy rates and revenues at our leased and managed senior housing, which could have a material adverse effect on us. Further, if any of our tenants or operators are unable to offset lost revenues from these trends by providing and growing other revenue sources, such as new or increased service offerings to seniors, our senior housing facilities may be unprofitable, we may receive lower returns and rent, and the value of our senior housing facilities may decline.

Events that adversely affect the ability of seniors and their families to afford resident fees at our senior housing facilities could cause our occupancy rates and revenues to decline, which could have a material adverse effect on us.

Costs to seniors associated with independent and assisted living services are generally not reimbursable under Medicare, and the scope of services that may be covered by Medicaid varies by state. In many cases, only seniors with income or assets meeting or exceeding the comparable median in the regions where our facilities are located typically will be able to afford to pay the entrance fees and monthly resident fees, and a weak economy, depressed housing market or changes in demographics could adversely affect their continued ability to do so. If our tenants and operators are unable to retain and attract seniors with sufficient income, assets or other resources required to pay the fees associated with independent and assisted living services and other services provided by our tenants and operators at our healthcare facilities, our occupancy rates and revenues could decline, which could, in turn, materially and adversely affect us.

Some tenants and operators of our facilities will be subject to fraud and abuse laws, the violation of which could materially and adversely affect a tenant’s ability to make rent payments to us or an operator’s ability to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us.

There are various federal, foreign and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from, or are in a position to make referrals in connection with government-sponsored healthcare programs, including Medicare and Medicaid. Our contractual arrangements with tenants and operators may also be subject to these fraud and abuse laws, including federal laws such as the Anti-Kickback Statute and the Stark Law. Moreover, our agreements with tenants and operators may be required to satisfy individual state law requirements that vary from state to state, which impacts the terms and conditions that may be negotiated in such agreements.

These federal and foreign laws include:

•

the Federal Anti-Kickback Statute, a criminal law which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in return for, or to induce, the referral of an individual for, or the purchase, order or recommendation of, of any item or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

•

the Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under federal healthcare programs to an entity with which the physician, or an immediate family member, has a financial relationship;

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the False Claims Act, which prohibits any person from knowingly presenting, or causing to be presented, false or fraudulent claims for payment or approval that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government, including claims paid by the Medicare and Medicaid programs;

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the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health & Human Services to impose monetary penalties or exclusion from participating in state or federal healthcare programs for certain fraudulent acts;

•	the Health Insurance Portability and Accountability Act of 1996, as amended, which makes it a federal crime to defraud any health benefit plan, including private payors;

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the Exclusions Law, which authorizes the U.S. Department of Health & Human Services to exclude persons or entities from participating in state or federal healthcare programs for certain fraudulent acts; and

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the UK Bribery Act 2010, a criminal law which relates to any function of a public nature, connected with a business, performed in the course of a person’s employment or performed on behalf of a company or another body of persons, covering bribery both in the public and private sectors.

Each of these laws includes criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Monetary penalties associated with violations of these laws have been increased in recent years. Certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, states in which the facilities are located may have similar fraud and abuse laws. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of our tenants or operators could materially and adversely affect a tenant’s ability to make rent payments to us or an operator’s ability to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us.

Efforts to ensure compliance with applicable healthcare laws and regulations may cause our tenants and operators to incur substantial costs that could materially and adversely affect a tenant’s ability to make rent payments to us or an operator’s ability to operate a facility held in a RIDEA structure efficiently, either of which could have a material adverse effect on us.

Adverse trends in healthcare provider operations may materially and adversely affect us.

The healthcare industry is currently experiencing:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third-party reimbursement policies;

•	significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

•	increased expenses for uninsured patients;

•	increased competition among healthcare providers;

•	increased liability insurance expenses;

•	continued pressure by private and governmental payors to reduce payments to providers of services;

•	increased scrutiny of billing, referral and other practices by federal and state authorities;

•	changes in federal and state healthcare program payment models;

•	increased emphasis on compliance with privacy and security requirements related to personal health information; and

•	increased instability in the Health Insurance Exchange market and lack of access to insurance plans participating in the exchange.

Additionally, in connection with the COVID-19 pandemic, many governmental entities relaxed certain licensure and other regulatory requirements relating to telemedicine, allowing more patients to virtually access care without having to visit a healthcare facility. If governmental and regulatory authorities continue to allow for increased virtual healthcare, this may affect the demand for some of our properties, such as MOBs.

These factors may negatively affect the economic performance of some or all of our tenants and operators, which could have a material adverse effect on us.

Our tenants and operators may be affected by the financial deterioration, insolvency and/or bankruptcy of other companies in the healthcare industry.

Certain companies in the healthcare industry, including some key senior housing operators, are experiencing considerable financial, legal and/or regulatory difficulties which have resulted or may result in financial deterioration and, in some cases, insolvency and/or bankruptcy. The adverse effects on these companies could have a significant impact on the industry as a whole, including but not limited to negative public perception by investors, lenders, patients and residents. As a result, our tenants and properties managed by our operators could experience the damaging financial effects of a weakened industry sector driven by negative headlines, and we could be materially and adversely affected.

Our tenants and operators may be subject to significant legal and regulatory actions that could subject them to increased operating costs and substantial uninsured liabilities, which could have a material adverse effect on us.

Our tenants and operators may become subject to claims that their services have resulted in patient injury or other adverse effects. Healthcare providers have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by our tenants and operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to our tenants and operators due to state law prohibitions or limitations of availability. As a result, tenants and operators of our MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in regulatory or other governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance may not always be available to cover such losses. Any adverse determination in a legal proceeding or regulatory or other governmental investigation, whether currently asserted or arising in the future, could negatively affect a tenant’s or operator’s business and financial strength. If a tenant or operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if uninsured punitive damages are required to be paid, or if an uninsurable government enforcement action is brought, the tenant or operator could be exposed to substantial additional liabilities, which may affect the tenant’s ability to pay rent to us or the operator’s ability to manage our properties efficiently and effectively, which could have a material adverse effect on us.

We, our tenants and our operators for our senior housing facilities and SNFs may be subject to various government reviews, audits and investigations that could materially and adversely affect us, including an obligation to refund amounts previously paid to us, potential criminal charges, the imposition of fines and/or the loss of the right to participate in Medicare and Medicaid programs.

We, our tenants and our operators for our senior housing facilities and SNFs are subject to various governmental reviews, audits and investigations to verify compliance with the Medicaid and Medicare programs and applicable laws and regulations. We, our tenants and our operators for our senior housing facilities and SNFs are also subject to audits under various government programs, including Recovery Audit Contractors, Unified Program Integrity Contractors, and other third party audit programs, in which third-party firms engaged by CMS conduct extensive reviews of claims data and medical and other records to identify potential improper payments under the Medicare and Medicaid programs. Private pay sources also reserve the right to conduct audits. An adverse review, audit or investigation could result in:

•	an obligation to refund amounts previously paid to us, our tenants or our operators pursuant to the Medicare or Medicaid programs or from private payors, in amounts that could be material to us;

•	state or federal agencies imposing fines, penalties and other sanctions on us, our tenants or our operators;

•	loss of our right, our tenants’ right or our operators’ right to participate in the Medicare or Medicaid programs or one or more private payor networks;

•	an increase in private litigation against us, our tenants or our operators; and

•	damage to our reputation in various markets.

While we, our tenants and our operators for our senior housing and SNFs have always been subject to post-payment audits and reviews, more intensive “probe reviews” appear to be a permanent procedure with our fiscal intermediaries. If the government or a court were to conclude that such errors, deficiencies or disagreements constituted criminal violations or were to conclude that such errors, deficiencies or disagreements resulted in the submission of false claims to federal healthcare programs, or if the government were to discover other problems in addition to the ones identified by the probe reviews that rose to actionable levels, we, our officers and our tenants and operators and their officers might face potential criminal charges and/or civil claims, administrative sanctions and penalties for amounts that could be material to us. In addition, we, our officers and other key personnel and our tenants and operators and their officers and other key personnel could be temporarily or permanently excluded from future participation in state and federal healthcare reimbursement programs such as Medicaid and Medicare. In any event, it is likely that a governmental investigation alone, regardless of its outcome, would divert material time, resources and attention from our management team and our staff or those of our tenants and our operators and could materially and adversely affect us during and after any such investigation or proceedings.

In cases where claim and documentation review by any CMS contractor results in repeated poor performance, a facility can be subjected to protracted oversight. This oversight may include repeat education and re-probe, extended pre-payment review, referral to recovery audit or integrity contractors, or extrapolation of an error rate to other reimbursement outside of specifically reviewed claims. Sustained failure to demonstrate improvement towards meeting all claim filing and documentation requirements could ultimately lead to Medicare and Medicaid decertification, which materially and adversely affects us. Adverse actions by CMS may also cause third party payor or licensure authorities to audit our tenants or operators. These additional audits could result in termination of third-party payor agreements or licensure of the facility, which could have a material adverse effect on us.

In addition, our tenants and operators that accepted relief funds distributed to combat the adverse effects of COVID-19 and reimburse providers for unreimbursed expenses and lost revenues may be subject to certain reporting and auditing obligations associated with the receipt of such relief funds. If these tenants or operators fail to comply with the terms and conditions associated with relief funds, they may be subject to government recovery and enforcement actions. Furthermore, regulatory guidance relating to use of the relief funds, recordkeeping requirements and other terms and conditions continues to evolve and there is a high degree of uncertainty surrounding many aspects of the relief funds. This uncertainty may create compliance challenges for tenants and operators who accepted relief funds.

The Healthcare Reform Act and similar foreign laws impose additional requirements regarding compliance and disclosure.

The Healthcare Reform Act requires SNFs to have a compliance and ethics program that is effective in preventing and detecting criminal, civil and administrative violations and in promoting quality of care. The U.S. Department of Health and Human Services included in the final rule published on October 4, 2016 the requirement for operators to implement a compliance and ethics program as a condition of participation in Medicare and Medicaid. Long-term care facilities, including SNFs, had until November 28, 2019 to comply. If our operators fall short in their compliance and ethics programs and quality assurance and performance improvement programs, if and when required, their reputations and ability to attract patients and residents could be adversely affected, which could have a material adverse effect on us.

Similar requirements also apply to healthcare properties in the UK under national law and guidance. The Health & Care Professions Council, the regulator of health, psychological and care professionals in the UK, requires a qualification to demonstrate standards of proficiency and also set standards, hold a register, quality assure education and investigate complaints. They have set out an ethical framework with standards of conduct, performance and ethics including restrictions on confidentiality and the use of social media. If any of our operators in the UK fall short in their obligations, their reputations and ability to attract patients and residents may be adversely affect which might have a material adverse effect on their business and by extension us.

Risks Related to Joint Ventures

Property ownership through joint ventures could limit our control of those investments or our decisions with respect to other investments, restrict our ability to operate and finance properties on our terms, and reduce their expected return.

In connection with the purchase of real estate, we have entered, and may continue to enter, into joint ventures with third parties. For instance, see “Our Business and Properties—Trilogy and the Trilogy Manager—

Trilogy,” which describes our relationship with Trilogy, a joint venture accounting for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) as of June 30, 2022 and contributing approximately 34.3% of our Annualized Base Rent / Annualized NOI (on a pro rata share basis) as of such date. We may also purchase or develop properties in co-ownership arrangements with the property sellers, developers or other parties. We may own properties through both consolidated and unconsolidated joint ventures. These structures involve participation in the investment by other parties whose interests and rights may not be the same as ours. Our joint ventures, and joint ventures we may enter into in the future, may involve risks not present with respect to our wholly owned properties, including the following:

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we may share with, or even delegate decision-making authority to, our joint venture partners regarding certain major decisions affecting the ownership or operation of the joint venture and the joint venture property, such as, but not limited to, (1) additional capital contribution requirements, (2) obtaining, refinancing or paying off debt and (3) obtaining consent prior to the sale or transfer of our interest in the joint venture to a third party, which may prevent us from taking actions that are opposed by our joint venture partners;

•	our joint venture partners might become bankrupt and such proceedings could have an adverse impact on the operations of the joint venture;

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our joint venture partners may have business interests or goals with respect to the joint venture property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

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disputes may develop with our joint venture partners over decisions affecting the joint venture property or the joint venture, which may result in litigation or arbitration that would increase our expenses and distract our officers from focusing their time and effort on our business, disrupt the day-to-day operations of the property, such as by delaying the implementation of important decisions until the conflict is resolved, have an adverse impact on the operations and profitability of the joint venture and possibly force a sale of the property if the dispute cannot be resolved;

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our joint venture partners may be unable to or refuse to make capital contributions when due, or otherwise fail to meet their obligations, which could require us to fund the shortfall or forego our equity in the joint venture; and

•	the activities of a joint venture could adversely affect our ability to maintain our qualification as a REIT.

As noted above, as of June 30, 2022, we indirectly own a 72.9% interest in Trilogy, a consolidated joint venture representing approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) and contributing approximately 34.3% of our Annualized Base Rent / Annualized NOI (on a pro rata share basis) as of such date. Approximately 23.0% of Trilogy is indirectly owned by NorthStar Healthcare Income, Inc. (“NorthStar”), with the remaining 4.1% primarily owned by affiliates of the Trilogy Manager, an EIK that manages the day-to-day operations of the joint venture. In addition to relying on the Trilogy Manager to manage the joint venture effectively, our investment in Trilogy exposes us to many of the risks described above with respect to joint venture investments generally. For example, other parties with interests in Trilogy have certain rights that could affect our investment in Trilogy. There are certain decisions that are deemed “major decisions” with respect to Trilogy’s business (such as terminating the management agreement with the Trilogy Manager, taking certain actions under the management agreement, making certain sales of the Trilogy properties, and taking certain other actions with respect to the Trilogy portfolio) that require the approval of NorthStar. It is possible that NorthStar will have interests that differ from ours, and our ability to pursue our interests we may be limited by their rights under the joint venture arrangements. Additionally, if we seek to transfer our indirect ownership interests in Trilogy, we are required to first offer such interests to NorthStar, which could delay our ability to sell such interests or adversely affect the price we receive in connection with a sale. After September 11, 2025, we and NorthStar have the right to force the sale of all of Trilogy’s assets at a price set by the party exercising such right, provided that, if this right is triggered by a party, the non-triggering party has a right to elect to purchase the Trilogy assets at such price. This could cause us to increase our investment in Trilogy or result in the sale of Trilogy at a time when we would not to choose to effect a sale.

We may structure our joint venture relationships in a manner which limits the amount we participate in the cash flows or appreciation of an investment.

We have entered, and may continue to enter, joint venture agreements, the economic terms of which may provide for the distribution of income to us otherwise than in direct proportion to our ownership interest in the joint venture. For example, while we and another joint venture party may invest an equal amount of capital in an investment, the investment may be structured such that one joint venture partner has a right to priority distributions of cash flows up to a certain target return while another joint venture partner may receive a disproportionately greater share of cash flows once such target return has been achieved. This type of investment structure may result in our joint venture partner receiving more of the cash flows, including any from appreciation, of an investment than we receive. If we do not accurately judge the appreciation prospects of a particular investment or structure the venture appropriately, we may incur losses on joint venture investments or have limited participation in the profits of a joint venture investment, either of which could reduce our ability to make distributions to our stockholders.

Risks Related to Debt Financing

We have substantial indebtedness and may incur additional indebtedness in the future, which could materially and adversely affect us.

We have substantial indebtedness and may incur additional indebtedness in the future, which could materially and adversely affect us. As of June 30, 2022, on a pro forma basis after the use of a portion of the net proceeds from this offering to repay certain indebtedness, we had indebtedness of $                , which comprises $                 in unsecured debt (lines of credit and term loans) and $                 in mortgage loans payable. As of June 30, 2022, on a pro forma basis after the use of a portion of the net proceeds from this offering to repay certain indebtedness, we had $                 of total liquidity, comprised of $                 of undrawn capacity under our Credit Facility and $                of cash and cash equivalents. On a pro forma basis after the use of a portion of the net proceeds from this offering to repay certain indebtedness, this represented approximately                 % of the combined fair market value of all of our properties and other real estate-related investments as of June 30, 2022. Though we anticipate that our overall leverage will not exceed 50.0% of the combined fair market value of all of our properties and other real estate-related investments, as determined at the end of each calendar year, our organizational documents do not place a limitation on the amount of leverage that we may incur, and we could incur leverage substantially in excess of this amount.

We expect to fund a portion of our cash needs, including funding investment activity, with additional indebtedness. Our ability to access additional debt capital and the cost of other terms thereof will be significantly influenced by our creditworthiness and any rating assigned by a rating agency, as well as by general economic and market conditions. Significant secured and unsecured indebtedness adversely affects our creditworthiness and could prevent us from achieving an investment grade credit rating or cause a rating agency to lower a rating or to place a rating on a “watchlist” for possible downgrade. Deteriorations in our creditworthiness or in any ratings that we may achieve, or the perception that any such deterioration may occur, would adversely affect our ability to access additional debt capital and increase the cost of any debt capital that is available to us and may require us to accept restrictive covenants. A reduction in our access to debt capital, an increase in the cost thereof or our acceptance of restrictive covenants could limit our ability to achieve our business objectives and pursue our growth strategies.

We may also incur mortgage debt and other property-level debt on properties that we already own in order to obtain funds to acquire additional properties or make other capital investments. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90.0% of our annual REIT taxable income to our stockholders. However, we cannot guarantee that we will be able to obtain any such borrowings on favorable terms or at all.

If we mortgage a property and there is a shortfall between the cash flows from that property and the cash flows needed to service mortgage debt on that property, our financial results would be negatively affected and the amount of cash available for distributions to stockholders would be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. In addition, lenders may have recourse to assets other than those specifically securing the repayment of indebtedness. For tax purposes, a foreclosure on any of our properties will be treated as a disposition of the property, which could cause us to recognize taxable income on foreclosure, without receiving corresponding cash proceeds. We may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity.

A significant amount of debt subjects us to many risks that, if realized, would materially and adversely affect us, including the risk that:

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our cash flow from operating activities could become insufficient to make required payments of principal and interest on our debt, which would likely result in (1) acceleration of the debt (and any other debt containing a cross-default or cross-acceleration provision), increasing the likelihood of further distress if refinancing is not available on favorable terms or at all, (2) our inability to borrow undrawn amounts under other existing financing arrangements, even if we have timely made all required payments under such arrangements, further compromising our liquidity and/or (3) the loss of some or all of our assets that are pledged as collateral in connection with our financing arrangements;

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our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that such debt will increase our investment returns in an amount sufficient to offset the associated risks relating to leverage;

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we may be required to dedicate a substantial portion of our cash flow from operating activities to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions and/or other purposes; and

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to the extent the maturity of certain debt occurs prior to the maturity of a related asset pledged or transferred as collateral for such debt, we may not be able to refinance that debt on favorable terms or at all, which may reduce available liquidity and/or cause significant losses to us.

To the extent we borrow funds at floating interest rates, we will be adversely affected by rising interest rates unless fully hedged. Rising interest rates will also increase our interest expense on future fixed-rate debt.

Interest we pay on our debt obligations reduces our financial results and cash available for distributions to our stockholders. Whenever we incur variable-rate debt, increases in interest rates would increase our interest expense unless fully hedged. As of June 30, 2022, on a pro forma basis after the use of a portion of the net proceeds from this offering to repay certain indebtedness, our outstanding debt aggregated $                 billion, of which                 % was unhedged variable-rate debt. Rising interest rates will also increase our interest expense on future fixed-rate debt. If we need to repay existing debt during periods of rising interest rates, which is currently the case, we could be required to sell one or more of our properties at times which may not permit realization of the maximum return on such investments, which could result in losses.

To the extent we borrow at fixed rates or enter into fixed interest rate swaps, we will not benefit from reduced interest expense if interest rates decrease.

We are exposed to the effects of interest rate changes primarily as a result of borrowings we have used to maintain liquidity and fund expansion and refinancing of our real estate investment portfolio and operations. To limit the impact of interest rate changes on earnings, prepayment penalties, and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk, we have borrowed, and may continue to borrow, at fixed rates or variable rates depending upon prevailing market conditions. We have and may also continue to enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. Therefore, to the extent we borrow at fixed rates or enter into fixed interest rate swaps, we will not benefit from reduced interest expense if interest rates decrease.

Hedging activity may expose us to risks.

We have used, and may continue to use, derivative financial instruments to hedge our exposure to changes in exchange rates and interest rates. If we use derivative financial instruments to hedge against exchange rate or interest rate fluctuations, we will be exposed to credit risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. These derivative instruments are speculative in nature and there is no guarantee that they will be effective. If we are unable to manage these risks effectively, we could be materially and adversely affected.

Lenders may require us to enter into restrictive covenants relating to our business.

When providing financing, a lender may impose restrictions on us that affect our ability to incur additional debt, make distributions to our stockholders and operate our business. We have entered into, and may continue to enter into, loan documents that contain covenants that limit our ability to further mortgage the property or discontinue insurance coverage. These or other limitations may adversely affect our flexibility and our ability to achieve our business objectives.

Interest-only indebtedness may increase our risk of default, adversely affect our ability to refinance or sell properties and ultimately may reduce our funds available for distribution to our stockholders.

We may finance or refinance our properties using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. At the time such a balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. Furthermore, these required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments would likely increase at a time of rising interest rates, depending upon the adjustment terms. In addition, payments of principal and interest made to service our debt, including balloon payments, may leave us with insufficient cash to pay the distributions to our stockholders, including those that we are required to pay to maintain our qualification as a REIT. Any of these results could have a material adverse effect on us.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, we could be materially and adversely affected.

In obtaining certain nonrecourse loans, we have provided, and may continue to provide, standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim was made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loans, and such claim was successful, we could be materially and adversely affected.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which the London Interbank Offered Rate (“LIBOR”) is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.

LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or have other consequences which cannot be predicted. As published by the Federal Reserve Bank of New York, it currently appears that, over time, U.S. dollar LIBOR may be replaced by the Secured Overnight Financing Rate (“SOFR”). The Financial Conduct Authority (“FCA”) ceased publishing one-week and two-month LIBOR after December 31, 2021 and intends to cease publishing all remaining LIBOR index maturities after June 30, 2023. At this time, it is not known whether or when SOFR or other alternative reference rates will attain market traction as replacements for LIBOR. Market participants are still considering how various types of financial instruments and securitization vehicles should react to a discontinuation of LIBOR. It is possible that not all of our assets and liabilities will transition away from LIBOR at the same time, or to the same alternative reference rate, in each case increasing the difficulty of hedging. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on our overall financial condition, cash flows or results of operations. More generally, any of the above changes, any other consequential changes to LIBOR or any other “benchmark” as a result of international, national, or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of financial assets and liabilities based on or linked to a “benchmark,” including our own.

Risks Related to Our Corporate Structure and Organization

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may have benefited our stockholders.

Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.9% of the value of shares of our then outstanding capital stock (which includes common stock and any preferred stock we may issue) and no more than 9.9% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock. This restriction may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our stock on terms that might be financially attractive to our stockholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our Board and our stockholders. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease our stockholders’ ability to sell their shares of our common stock.

Our stockholders’ ability to control our operations is severely limited.

Our Board determines our major strategies, including our strategies regarding investments, financing, growth, capitalization, REIT qualification and distributions. Our Board may amend or revise these and other strategies without a vote of the stockholders. Under our charter and Maryland law, our stockholders have a right to vote only on the following matters:

•	the election or removal of directors;

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the amendment of our charter, except that our Board may amend our charter without stockholder approval to change our name or the name of other designation or the par value of any class or series of our stock and the aggregate par value of our stock, increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue, or effect certain reverse stock splits;

•	our dissolution; and

•	certain mergers, consolidations, conversions, statutory share exchanges and sales or other dispositions of all or substantially all of our assets.

All other matters are subject to the sole discretion of our Board.

Conflicts of interest could arise as a result of our officers’ other positions and/or interests outside of our company.

We rely on our management for implementation of our policies and our day-to-day operations. Although a majority of their business time is spent working for our company, they may engage in other investment and business activities in which we have no economic interest. Their responsibilities to these other entities could result in action or inaction that is detrimental to our business, which could harm the implementation of our growth strategies and achievement of our business strategies. They may face conflicts of interest in allocating time among us and their other business ventures and in meeting obligations to us and those other entities.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may limit or delay our stockholders’ ability to dispose of their shares of our common stock.

Certain provisions of the MGCL, such as the business combination statute and the control share acquisition statute, are designed to prevent, or have the effect of preventing, someone from acquiring control of us. The MGCL prohibits “business combinations” between a Maryland corporation and:

•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock, which is referred to as an “interested stockholder”;

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an interested stockholder; or

•	an affiliate of an interested stockholder.

These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder or an affiliate of the interested stockholder must be recommended by the corporation’s board and approved by the affirmative vote of at least 80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ best interests.

Pursuant to the MGCL, our bylaws exempt us from the control share acquisition statute, which eliminates voting rights for certain levels of shares that could exercise control over us, and our Board has adopted a resolution providing that any business combination between us and any other person is exempted from the business combination statute, provided that such business combination is first approved by our Board. However, if the bylaws provision exempting us from the control share acquisition statute or our Board resolution opting out of the business combination statute were repealed in whole or in part at any time, these provisions of the MGCL could delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if such a transaction would be in our stockholders’ best interest.

The MGCL and our organizational documents limit our stockholders’ right to bring claims against our officers and directors.

The MGCL provides that a director has no liability in such capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and advance expenses to our directors and officers and our subsidiaries’ directors and officers. Additionally, our charter limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our stockholders for monetary damages. Moreover, we have entered into separate indemnification agreements with each of our directors and executive officers and intend to enter into indemnification agreements with each of our future directors and executive officers. Although our charter does not limit the liability of our directors and officers or allow us to indemnify our directors and officers to a greater extent than permitted under Maryland law, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce our stockholders’ and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors and officers in some cases, which would decrease the cash otherwise available for distribution to our stockholders.

Our stockholders’ investment return may be reduced if we are required to register as an investment company under the Investment Company Act. If we become subject to registration under the Investment Company Act, we may not be able to continue our business.

We do not intend to register as an investment company under the Investment Company Act. We monitor our operations and our assets on an ongoing basis in order to ensure that neither we, nor any of our subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things: limitations on capital structure; restrictions on specified investments; prohibitions on transactions with affiliates; compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations; and potentially, compliance with daily valuation requirements.

To maintain compliance with our Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. Similarly, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. Accordingly, our Board may not be able to change our investment policies as our Board may deem appropriate if such change would cause us to meet the definition of an

“investment company.” In addition, a change in the value of any of our assets could negatively affect our ability to avoid being required to register as an investment company. If we were required to register as an investment company under the Investment Company Act, but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business, which would result in our stockholders’ losing all of their investment in us.

Our structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.

Our directors and officers have duties to us and our stockholders under Maryland law and our charter in connection with their management of us. At the same time, the general partner of the Operating Partnership, of which we are the sole owner, has fiduciary duties under Delaware law to the Operating Partnership and to the limited partners in connection with the management of the Operating Partnership. The duties of the general partner to the Operating Partnership and its partners may come into conflict with the duties of our directors and officers to us and our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership agreement. If there is a conflict in the fiduciary duties owed by us (as the sole member of the general partner) to our stockholders on one hand and by the general partner to any limited partners on the other, we shall be entitled to resolve such conflict in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, stockholders, trustees, representatives, agents and employees will not be liable or accountable to the Operating Partnership for (1) any act or omission performed or failed to be performed, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, (2) any tax liability imposed on the Operating Partnership or (3) any losses due to the misconduct, negligence (gross or ordinary), dishonesty or bad faith of any agents of the Operating Partnership, if we or any such person acted consistent with the obligation of good faith and fair dealing and with applicable duties of care and loyalty. In addition, the Operating Partnership is required to indemnify us and our officers, directors, employees and designees to the extent permitted by applicable law from and against any and all claims arising from operations of the Operating Partnership, unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit, in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

Risks Related to Taxes and Our REIT Status

Failure to maintain our qualification as a REIT for U.S. federal income tax purposes would subject us to U.S. federal income tax on our REIT taxable income at the regular corporate rate, which would substantially reduce our ability to make distributions to our stockholders.

We have elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 2016. We believe that we have been, and, through the time of the Merger, GAHR III was, organized and operated, and we intend to continue to operate in conformity with the requirements for qualification and taxation as a REIT under the Code. To continue to maintain our qualification as a REIT, we, and our subsidiary REIT, Trilogy Real Estate Investment Trust (“Trilogy REIT”), must meet various requirements set forth in the Code concerning, among other things, the ownership of our, or Trilogy REIT’s, outstanding common stock, the nature of our, or Trilogy REIT’s, assets, the sources of our, or Trilogy REIT’s income, and the amount of our, or Trilogy REIT’s distributions to stockholders. In addition, if it is determined that GAHR III lost, in any year prior to the Merger, its qualification as a REIT without being entitled to any relief under the statutory provisions to preserve REIT status, we, as a “successor” to GAHR III under the REIT rules, will not be able to qualify as a REIT to the extent we are unable to avail ourselves of any relief under the statutory provisions to preserve REIT status. The REIT qualification requirements are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. In addition, the determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. Accordingly, we cannot be certain that we, or Trilogy REIT, will be successful in operating in compliance with the REIT rules in such manner as to allow us to maintain our qualification as a REIT. At any time, new laws, interpretations or court decisions may change the U.S. federal tax laws relating to, or the U.S. federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our Board to determine that it is not in our best interest to maintain our qualification as a REIT, and to revoke our REIT election, which it may do without stockholder approval.

If we fail to maintain our qualification as a REIT for any taxable year, we will be subject to U.S. federal income tax on our REIT taxable income at the corporate rate and could also be subject to increased state and local taxes. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status unless the U.S. Internal Revenue Service (the “IRS”) grants us relief under certain statutory provisions. Losing our REIT status would reduce our net earnings available for investment and amounts available for distribution to our stockholders because of the additional tax liability. In addition, distributions would no longer qualify for the distributions paid deduction, and we would no longer be required to make distributions to our stockholders. If this occurs, we might be required to raise debt or equity capital or sell some investments in order to pay the applicable tax.

As a result of all these factors, our failure to maintain our qualification as a REIT could impair our ability to expand our business and raise capital, could materially and adversely affect the trading price of our common stock and would substantially reduce our ability to make distributions to our stockholders.

TRSs are subject to corporate-level taxes and our dealings with TRSs may be subject to a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35.0% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20.0% (25.0% for taxable years beginning prior to January 1, 2018) of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. We lease our properties that are “qualified health care properties” to one or more TRSs which, in turn, contract with independent third-party management companies to operate those “qualified health care properties” on behalf of those TRSs. In addition, we may use one or more TRSs generally to hold properties for sale in the ordinary course of a trade or business or to hold assets or conduct activities that we cannot conduct directly as a REIT. A TRS is subject to applicable U.S. federal, state, local and foreign income tax on its taxable income, as well as limitations on the deductibility of its interest expenses. In addition, the Code imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

If our “qualified health care properties” are not properly leased to a TRS or the operators of those “qualified health care properties” do not qualify as EIKs, we could fail to qualify as a REIT.

In general, under the REIT rules, we cannot directly operate any properties that are “qualified health care properties” and can only indirectly participate in the operation of “qualified health care properties” on an after-tax basis by leasing those properties to independent health care facility operators or to TRSs. A “qualified health care property” is any real property (and any personal property incident to that real property) which is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility which extends medical or nursing or ancillary services to patients and is operated by a provider of those services that is eligible for participation in the Medicare program with respect to that facility. Furthermore, rent paid by a lessee of a “qualified health care property” that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. However, a TRS that leases “qualified health care properties” from us will not be treated as a “related party tenant” with respect to our “qualified health care properties” that are managed by an EIK. If we incorrectly classified a property as a “qualified health care property” and leased it to a TRS, any rental income therefrom would likely not be qualifying income for purposes of the two gross income tests applicable to REIT.

An EIK is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS to operate a “qualified health care property,” is actively engaged in the trade or business of operating “qualified health care properties” for any person not related to us or the TRS. Among other requirements to qualify as an independent contractor, an operator must not own, directly or indirectly (or applying attribution provisions of the Code), more than 35.0% of the shares of our outstanding stock (by value), and no person or group of persons can own more than 35.0% of the shares of our outstanding stock and 35.0% of the ownership interests of the operator (taking into account only owners of more than 5.0% of our shares and, with respect to ownership interest in such operators that are publicly traded, only holders of more than 5.0% of such ownership interests). The ownership attribution rules that apply for purposes of the 35.0% thresholds are complex. There can be no assurance that the amount of our shares beneficially owned by our operators and their owners will not exceed the above thresholds. If a healthcare facility operator at one of our properties that uses the RIDEA structure was determined to not be an EIK, any rental income we receive from the TRS with respect to such property would likely not be qualifying income for purposes of the two gross income tests applicable to REITs.

If our leases with TRSs are not respected as true leases for U.S. federal income tax purposes, we likely would fail to qualify as a REIT.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rent paid by TRSs pursuant to the lease of our “qualified health care properties” will constitute a substantial portion of our gross income. For that rent to qualify as “rents from real property” for purposes of the REIT gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we may fail to qualify as a REIT.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability or reduce our operating flexibility.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal and state income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure our stockholders that any such changes will not adversely affect our taxation and our ability to continue to qualify as a REIT or the taxation of a stockholder. Any such changes could have a material adverse effect on an investment in shares of our common stock or on the market price thereof or the resale potential of our assets. Our stockholders are urged to consult with their tax advisor with respect to the impact of recent legislation on their investment in our stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal and state income tax purposes as a regular corporation. As a result, our charter provides our Board with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our Board has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interests of our stockholders.

In certain circumstances, we may be subject to U.S. federal, state and foreign income taxes even if we maintain our qualification as a REIT, which would reduce our cash available for distribution to our stockholders.

Even if we maintain our qualification as a REIT, we may be subject to U.S. federal income taxes, state income taxes or foreign income taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, our stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes or foreign taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any U.S. federal, state or foreign taxes we pay will reduce our cash available for distribution to our stockholders.

Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income as compared to regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for certain qualified dividends payable to domestic stockholders that are individuals, trusts and estates generally is 20.0%. Dividends payable by REITs, however, are generally not eligible for these reduced rates for qualified dividends except to the extent the REIT dividends are attributable to “qualified dividends” received by the REIT itself. For taxable years beginning after December 31, 2017 and before January 1, 2026, U.S. individuals, trusts and estates are permitted a deduction for certain pass-through business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), allowing them to deduct up to 20.0% of such amounts, subject to certain limitations. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to qualified dividends from C corporations could cause investors who are individuals, trusts, and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay qualified dividends, which could adversely affect the market price of the shares of common stock of REITs, including our shares of common stock.

Dividends on, and gains recognized on the sale of, shares by a tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income.

If (1) we are a “pension-held REIT,” (2) a tax-exempt stockholder has incurred (or is deemed to have incurred) debt to purchase or hold our shares or (3) a holder of our shares is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, shares by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

Characterization of our sale-leaseback transactions may be challenged, which could jeopardize our REIT status or require us to make an unexpected distribution.

We have participated, and may continue to participate, in sale-leaseback transactions in which we purchase real estate investments and lease them back to the sellers of such properties. We believe we have structured and intend to structure any of our sale-leaseback transactions such that the lease will be characterized as a “true lease” and so that we will be treated as the owner of the property for U.S. federal income tax purposes. However, we cannot assure our stockholders that the IRS will not take the position that specific sale-leaseback transactions that we treated as leases be re-characterized as financing arrangements or loans for U.S. federal income tax purposes. In the event that any such sale-leaseback transaction is re-characterized as a financing transaction for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such real estate investment would be disallowed or significantly reduced. If a sale-leaseback transaction is so re-characterized, we might fail to satisfy the REIT asset tests, income tests or distribution requirements and, consequently, lose our REIT status or be required to elect to distribute an additional distribution of the increased taxable income to avoid the loss of REIT status. This distribution would be paid to all stockholders at the time of declaration rather than the stockholders existing in the taxable year affected by the re-characterization.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To maintain our qualification as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution, or we may be required to raise debt or equity capital or forego otherwise attractive investments in order to comply with the REIT tests. We may need to borrow funds to meet the REIT distribution requirements even if market conditions are not favorable for these borrowings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all. Thus, compliance with the REIT requirements could materially and adversely affect us and may hinder our ability to operate solely on the basis of maximizing our financial results.

If the Operating Partnership fails to maintain its status as a partnership and were to be treated as a corporation for U.S. federal income tax purposes, its income may be subject to taxation, which would reduce the cash available for distribution to stockholders and likely result in a loss of our REIT status.

We intend to maintain the status of the operating partnership as a partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This would also likely result in us losing REIT status, and, if so, becoming subject to a corporate level tax on our own income. This would substantially reduce any cash available to pay distributions. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, such partnership or limited liability company would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying partnership or limited liability company could also threaten our ability to maintain our status as a REIT.

Foreign purchasers of shares of our common stock may be subject to FIRPTA tax upon the sale of their shares of our common stock or upon the payment of a capital gains dividend.

A foreign person disposing of a U.S. real property interest, including shares of stock of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to withholding pursuant to the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), on the amount received from the disposition. However, foreign pension plans and certain foreign publicly traded entities are exempt from FIRPTA withholding. Further, such FIRPTA tax does not apply to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50.0% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure our stockholders that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, amounts received by foreign investors on a sale of shares of our common stock would be subject to FIRPTA tax, unless the shares of our common stock are regularly traded on an established securities market and the foreign investor did not at any time during a specified period directly or indirectly own more than 10.0% of the value of our outstanding common stock. Additionally, a foreign stockholder will likely be subject to FIRPTA upon the payment of any distribution by us that is attributable to gain from sales or exchanges of U.S. real property interests, unless the shares of our common stock are regularly traded on a U.S. established securities market and the foreign investor did not own at any time during the 1-year period ending on the date of such distribution more than 10.0% of such class of common stock.

If the Merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.

The Merger was intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger was conditioned on the receipt by us and GAHR III of an opinion of counsel to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the Merger were to fail to qualify as a tax-free reorganization, then there would be adverse tax implications to us and our stockholders, which could materially and adversely affect us.

Risks Related to this Offering

There is currently no public trading market for shares of our common stock, and we cannot assure you that a public trading market will develop, will be maintained or will be liquid.

Prior to this offering, there has been no public trading market for shares of our common stock, and we cannot assure you that a public trading market will develop, will be maintained or will be liquid. In the absence of a public trading market, a stockholder may be unable to sell his, her or its shares of our common stock when desired at an attractive price, or at all. The initial public offering price for shares of our common stock will be determined by agreement among us and the underwriters upon consideration of various matters described under “Underwriting—NYSE Listing,” and we cannot assure you that shares of our common stock will not trade below the initial public offering price following completion of this offering. Whether a public trading market for shares of our common stock will develop will depend on a number of factors, including the extent of institutional investor interest in us, the reputation of REITs generally and healthcare REITs specifically and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our actual and projected financial results, our distribution policy and general stock and market conditions.

The estimated per share NAV of our common stock may not be an accurate reflection of fair value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated, dissolved or completed a merger or other sale of our company.

On March 24, 2022, our Board, at the recommendation of the Audit Committee, which is comprised solely of independent directors, unanimously approved and established an updated estimated per share NAV of our Class T common stock and Class I common stock of $9.29 as of December 31, 2021. We provided this updated estimated per share NAV to assist broker-dealers in connection with their obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231, with respect to customer account statements. The valuation was performed in accordance with the methodology provided in the Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives (“IPA”) in April 2013, in addition to guidance from the SEC. We do not plan to continue publishing these valuations.

The updated estimated per share NAV was determined after consultation with an independent third-party valuation firm, the engagement of which was approved by the Audit Committee. FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated per share NAV. As with any valuation methodology, our independent valuation firm’s methodology was based upon a number of estimates and assumptions that may not have been accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant. Furthermore, as described under “Underwriting—NYSE Listing,” the initial public offering price in this offering will be determined by us and the underwriters based on various matters that differ from the aforementioned third-party valuation firm in determining our historical estimated per share NAV, and there can be no assurance that such initial public offering price per share of common stock will equal or exceed such historical estimated per share NAV.

The updated estimated per share NAV was not audited or reviewed by our independent registered public accounting firm and did not represent the fair value of our assets or liabilities according to GAAP. In addition, the updated estimated per share NAV was an estimate as of a given point in time and the value of shares of our common stock will fluctuate over time as a result of, among other things, the number of shares of our common stock outstanding, developments related to individual assets and changes in the real estate and capital markets. Accordingly, with respect to the updated estimated per share NAV, we can give no assurance that:

•	a stockholder would be able to resell his, her or its shares at our updated estimated per share NAV;

•	a stockholder would ultimately realize distributions per share equal to our updated estimated per share NAV upon liquidation of our assets and settlement of our liabilities or a sale of our company;

•	our shares of common stock would trade at any updated estimated per share NAV on a national securities exchange;

•

an independent third-party appraiser or other third-party valuation firm, other than the third-party valuation firm engaged by our Board to assist in its determination of the updated estimated per share NAV, would agree with our estimated per share NAV; or

•

the methodology used to estimate our updated per share NAV would be acceptable to FINRA or comply with reporting requirements under the Employee Retirement Income Security Act (“ERISA”), the Code or other applicable law.

Further, our Board has ultimately been responsible for determining the estimated per share NAV. Our independent valuation firm calculates estimates of the value of our assets, and our Board then determines the net value of assets and liabilities taking into consideration such estimate provided by the independent valuation firm. After any particular valuation, , there are likely to be changes in the value of our assets that would not be reflected in the published estimated per share NAV.

For a full description of the methodologies used to value our assets and liabilities in connection with the calculation of the updated estimated per share NAV, see “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”

The market price and trading volume of shares of our common stock may be volatile and decline significantly.

The U.S. stock markets, including the NYSE on which we intend to apply to have shares of our common stock listed, have experienced significant price declines and volume fluctuations. As a result, the market price of shares of our common stock is likely to be similarly volatile, and investors in shares of our common stock may experience a significant decrease in the market price of their shares, including decreases unrelated to our operating performance or prospects. We cannot assure you that the market price of shares of our common stock will not be volatile or decline significantly in the future.

In addition to the risks listed in this “Risk Factors” section, a number of factors could negatively affect the market price, or volatility of the market price, of our common stock, potentially significantly, or result in fluctuations in the trading volume of shares of our common stock, including:

•	the annual yield from distributions on shares of our common stock as compared to yields on other financial instruments;

•

equity issuances by us, or future sales of substantial amounts of shares of our common stock (including holders of our Class T common stock or Class I common stock or holders of our common stock upon conversion thereof) by our existing or future stockholders, or the perception that such issuances or future sales may occur;

•	increases in market interest rates or a decrease in our distributions to stockholders that lead purchasers of shares of our common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes;

•	additions or departures of key management personnel;

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly operating results;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	our concentration in the healthcare industry and particular classes within it, as well as our geographic concentration;

•	publication of research reports about us or our industry by securities analysts;

•	failure to qualify as a REIT;

•	adverse market reaction to any indebtedness we incur in the future, or our level of secured or overall indebtedness;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us, our tenants, our operators or the healthcare industry;

•	speculation in the press or investment community;

•	failure to satisfy the listing or other rules or requirements of the NYSE;

•	failure to comply with the requirements of the Sarbanes-Oxley Act of 2002;

•	actions by institutional stockholders;

•	changes in accounting principles or the necessity for accounting restatements or existence of other accounting problems; and

•	general market conditions, including factors unrelated to our operating performance and prospects.

In the past, securities class action litigation has often been instituted against companies following periods of volatility or a significant decline in the market price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Higher market interest rates may result in a decrease in the market price of shares of our common stock, potentially significantly.

One of the factors that will influence the market price of shares of our common stock will be the distribution yield on shares of our common stock (as a percentage of the price of shares of our common stock) relative to market interest rates. Higher market interest rates may lead prospective purchasers of shares of our common stock to expect a higher distribution yield and also would likely increase our borrowing costs and potentially decrease funds available for distribution to our stockholders. Thus, higher market interest rates could cause the market price of our common stock to decrease, potentially significantly.

Because we have a large number of stockholders and shares of our common stock have not been listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell shares of our common stock (including our Class T common stock and Class I common stock). Significant sales of shares of our common stock, or the perception that significant sales of such shares could occur, may cause the price of shares of our common stock to decline significantly.

As of                 , 2022, we had (1) an aggregate of 264,171,478 shares of our Class T common stock and Class I common stock issued and outstanding, (2) an aggregate of 892,257 shares of unvested restricted Class T common stock and unvested restricted Class I common stock issued and outstanding, (3) 76,800 shares of Class T common stock underlying unvested time-based RSUs, (4) 234,820 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above) and (5) 14,007,903 shares of our common stock that may be issued for redeeming OP units. In addition, we have the right to issue an additional 2,531,167 shares of our common stock under our incentive plan. Our share repurchase program, which, in any event, only allowed us in any 12-month period to repurchase up to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year, was fully suspended on                , 2022. Prior to this offering, our common stock, Class T common stock and Class I common stock were not listed on any national securities exchange and the ability of a stockholder to sell his, her or its shares was limited. Although shares of our Class T common stock and Class I common stock will not be listed on a national securities exchange at the same time as the common stock offered by this prospectus, these shares are not subject to transfer restrictions (other than the restrictions on ownership and transfer of stock set forth in our charter); therefore, such stock will be freely tradable, to extent that a market exists for such stock. As a result, it is possible that a market may develop for shares of our Class T common stock and Class I common stock, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the per share trading price of shares of our common stock.

As provided by our charter, our Class T common stock and Class I common stock may not convert into shares of our listed common stock until a date up to 12 months from the listing of shares of our common stock for trading on a national securities exchange as approved by our Board and will remain subject to certain ownership and transfer restrictions contained in our charter. Our Board has approved the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE as the date on which our Class T common stock and Class I common stock will automatically convert into our listed common stock. As a result, there may be significant pent-up demand to sell shares of our common stock. Holders of shares of our Class T common stock and Class I common stock seeking to immediately sell his, her or its shares of our common stock could engage in immediate short sales of shares of our common stock prior to the date on which the shares of our Class T common stock and Class I common stock convert into shares of our common stock and use the shares of our common stock that they receive upon conversion of their Class T common stock and Class I common stock to cover these short sales in the future. A large volume of sales of shares of our common stock could decrease the market price of shares of our common stock significantly and could impair our ability to raise additional capital through the sale of equity or hybrid securities in the future. Even if a substantial number of sales of shares of our common stock are not effected, the mere perception of the possibility of these sales could decrease the market price of shares of our common stock significantly and have a negative effect on our ability to raise capital in the future.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We will contribute the net proceeds from this offering to the Operating Partnership in exchange for OP units. We expect the Operating Partnership to use the net proceeds received from us to repay $                of the amount outstanding under our Credit Facility, to fund external growth with potential future property acquisitions and for other general corporate uses. However, we have not yet committed to acquire any specific properties with the net proceeds from this offering that are not used to reduce our outstanding indebtedness, and you will be unable to evaluate the economic merits of any such acquisitions before making an investment decision to purchase shares of our common stock in this offering. We have broad authority to acquire real estate investments that we may identify in the future, and we may make investments with which you do not agree. In addition, our business objectives and growth strategies may be amended or revised from time to time without the approval of our stockholders. Our management has broad discretion in the use of certain of the net proceeds from this offering and could spend such net proceeds in ways that will not necessarily improve our operating results or enhance the market price of our common stock. These factors increase the uncertainty, and thus the risk, of an investment in shares of our common stock.

Future offerings of debt securities, which would be senior to our common stock, or equity securities, which would dilute our existing stockholders and may be senior to our common stock, may adversely affect our stockholders.

We may in the future attempt to increase our capital resources by offering debt or equity securities, including notes and classes of preferred or common stock. Debt securities or shares of preferred stock will generally be entitled to receive interest payments or distributions, both current and in connection with any liquidation or sale, prior to the holders of our common stock. We are not required to offer any such additional debt or preferred stock to existing common stockholders on a preemptive basis. Therefore, issuances of common stock or other equity securities will generally dilute the holdings of our existing stockholders. Because we may generally issue any such debt or preferred stock in the future without obtaining the approval of our stockholders, you will bear the risk of our future issuances reducing the market price of our common stock and diluting your proportionate ownership. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the form amount, timing or nature of our future issuances.

In addition, subject to any limitations set forth under Maryland law, our Board may amend our charter to increase or decrease the number of authorized shares of stock, or the number of shares of any class or series of stock designated, or reclassify any unissued shares into other classes or series of stock without the necessity of obtaining stockholder approval. All such shares may be issued in the sole discretion of our Board. In addition, we have granted, and expect to grant in the future, equity awards under our incentive plan to our independent directors and certain of our employees, including our executive officers, which to date have consisted of our restricted stock and RSUs, which are exchangeable into shares of our common stock subject to satisfaction of certain conditions. Finally, we have OP units outstanding which are redeemable for cash or, at our election, exchangeable into shares of our common stock.

Therefore, existing stockholders will experience dilution of their equity investment in us as we (1) sell additional shares of our common stock in the future, (2) sell securities that are convertible into or exchangeable for shares of our common stock, including OP units, (3) issue restricted shares of our common stock, RSUs or other equity-based securities under our incentive plan or (4) issue shares of our common stock in a merger or to sellers of properties acquired by us in connection with an exchange of OP units.

Because the OP units may, at our election, be exchanged for shares of our common stock, any merger, exchange or conversion between the Operating Partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, our stockholders may experience substantial dilution in their equity investment in us.

We may be unable to raise additional capital needed to grow our business.

We may not be able to increase our capital resources by engaging in additional debt or equity financings. Even if we complete such financings, they may not be on favorable terms. These circumstances could materially and adversely affect our financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our stockholders.

If we make distributions from sources other than our cash flows from operations, we may not be able to sustain any prevailing distribution rate and we may have fewer funds available for acquisitions of healthcare properties and other assets.

Our organizational documents permit us to make distributions to our stockholders from any source without limit (other than those limits set forth under Maryland law). To the extent we fund distributions from sources other than our cash flows from operations, we will have fewer funds available for acquisitions of healthcare properties and other assets. At times, we may need to borrow funds or sell equity securities to make distributions to our stockholders, which could increase the costs to operate our business or dilute our stockholders’ investments in us, as the case may be. Furthermore, if we cannot cover our distributions to our stockholders with cash flows from operations, we may be unable to sustain any prevailing distribution rate.

Our distributions to stockholders may change, which could decrease the market price of shares of our common stock, potentially significantly.

All distributions made to our stockholders will be at the sole discretion of our Board and will depend upon our business, financial condition, liquidity, results of operations, FFO, MFFO, prospects, maintenance of our REIT qualification, and such other matters as our Board may deem relevant from time to time. We intend to evaluate our distribution policy from time to time, and it is possible that stockholders may not receive distributions equivalent to those previously paid by us for various reasons, including the following: we may not have enough cash to pay such distributions due to changes in our cash requirements, indebtedness, capital spending plans, operating cash flows or financial condition; decisions on whether, when, and in what amounts to make any future distributions will remain at all times entirely at the sole discretion of our Board, which reserves the right to change our distribution practices at any time and for any reason; our Board may elect to retain cash for investment purposes, working capital reserves or other purposes, or to maintain or improve our credit ratings; and the amount of distributions that our subsidiaries, joint ventures or investees may distribute to us may be subject to restrictions imposed by state law, state regulators and/or the terms of any current or future indebtedness or other financing that these entities may undertake. Stockholders have no contractual or other legal right to distributions that have not been authorized by our Board and declared by us. We cannot assure our stockholders that we will be able to pay any distributions or maintain the current level of distributions or that distributions will increase over time, nor can we give any assurance that incomes from the properties will increase or that the properties we buy will increase in value or support existing or increased distributions over time. We may need to fund such distributions from external sources, as to which no assurances can be given. In addition, as noted above, we may choose to retain operating cash flows, and these retained funds, although they may increase the value of our underlying assets, may not correspondingly increase the market price of shares of our common stock. Our failure to meet the market’s expectations with regard to the level of cash distributions to our stockholders likely would decrease the market price of shares of our common stock, potentially significantly.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could decrease the market price of our common stock significantly and impair our ability to raise capital.

We, all of our directors and executive officers, and the holders of OP units have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of shares of our common stock during the period ending 180 days after the date of listing of our common stock for trading on a national securities exchange. The underwriters, at any time and without notice, may release all or any portion of the shares of common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the shares of common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of shares of our common stock to decline significantly and impair our ability to raise capital.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls, we may not be able to accurately and timely report our financial results.

Effective internal control over financial reporting and disclosure controls are necessary for us to provide reliable financial reports, effectively prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, it could have a material adverse effect on us. We are currently required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, and we will be required to have our independent registered public accounting firm attest to the same, as required by Section 404 of the Sarbanes-Oxley Act of 2002. To date, the audit of our consolidated financial statements by our independent registered public accounting firm has included a consideration of internal control over financial reporting as a basis of designing their audit procedures, but not for the purpose of expressing an opinion (as will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002) on the effectiveness of our internal control over financial reporting. If a material weakness or significant deficiency was to be identified in the effectiveness of our internal control over financial reporting, we may also identify deficiencies in some of our disclosure controls and procedures that we believe require remediation. If we or our independent registered public accounting firm discover control issues, we will make efforts to improve our internal control over financial reporting and disclosure controls. However, there is no assurance that we will be successful. Any failure to maintain effective controls or timely effect any necessary improvement of our internal control over financial reporting and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect the listing of our common stock on NYSE. Ineffective internal control over financial reporting and disclosure controls could also cause investors to lose confidence in our reported financial information. Any of these matters could cause a significant decline in the market price of our common stock.

We have no operating history as a publicly traded company and may not be able to successfully operate as a publicly traded company.

We have no operating history as a publicly traded company. We cannot assure you that the past experience of our management team will be sufficient for us to successfully operate as a publicly traded company. Upon completion of this offering, we will be required to comply with NYSE listing rules and requirements, and this transition could place a significant strain on our management systems, infrastructure and other resources. Failure to operate successfully as a publicly traded company would have a material adverse effect on us.

If securities or industry analysts do not publish research or publish unfavorable research about our business, the market price and trading volume of our common stock could decline significantly.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the market price and trading volume of our common stock to decline significantly. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company, and the market price of our common stock could decline significantly.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

Certain statements contained in this prospectus, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act and Exchange Act, the “Acts”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,” “might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the SEC.

Any such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and beliefs of, and assumptions made by, our management and involve uncertainties that could significantly affect our financial results. Such statements include, but are not limited to: (1) statements about our plans, strategies, initiatives and prospects; (2) statements about the anticipated impact of the Merger; (3) statements about the COVID-19 pandemic, including its duration and potential or expected impact on our business and our view on forward trends; and (4) statements about our future results of operations, capital expenditures and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•	changes in economic conditions generally and the real estate market specifically;

•	the continuing adverse effects of the COVID-19 pandemic, including its effects on the healthcare industry, senior housing and SNFs and the economy in general;

•	use of proceeds of this offering;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs;

•	the availability of capital;

•	our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due;

•	our ability to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;

•	changes in interest rates and foreign currency risk;

•	uncertainty from the discontinuance of LIBOR and the transition to SOFR;

•	competition in the real estate industry;

•	changes in GAAP policies and guidelines applicable to REITs;

•	the success of our investment strategy;

•	information technology security breaches;

•	our ability to retain our executives and key employees;

•	unexpected labor costs and inflationary pressures; and

•

additional factors described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties.”

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on their behalf may issue.

Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discount and our estimated offering expenses, will be approximately $                million (or approximately $                million if the underwriters exercise their overallotment option in full), assuming a public offering price of $                per share, which is the midpoint of the price range set forth on the front cover of this prospectus.

We will contribute the net proceeds from this offering to the Operating Partnership in exchange for OP units. We expect the Operating Partnership to use the net proceeds received from us to repay $                of the amount outstanding under our Credit Facility, to fund external growth with potential future property acquisitions and for other general corporate uses.

As of                , 2022, we had approximately $                outstanding under our Credit Facility and the weighted average interest rate on such amount outstanding was                % per annum . The revolving loan portion of our Credit Facility matures on January 19, 2026, and may be extended for one 12-month period, and the term loan portion of our Credit Facility matures on January 19, 2027.

Pending the permanent use of the net proceeds from this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to qualify for taxation as a REIT for U.S. federal income tax purposes.

Certain affiliates of BofA Securities, Inc. and KeyBanc Capital Markets Inc. are acting as lenders under our Credit Facility and will receive their pro rata portion of the net proceeds from this offering used to repay amounts outstanding under the facility. See “Underwriting—Relationships.”

STRUCTURE OF OUR COMPANY

Capitalization, Reverse Stock Split, and Conversion

Our charter authorizes us to issue up to 1,200,000,000 shares of stock, of which 1,000,000,000 shares are designated as common stock at $0.01 par value per share and 200,000,000 shares are designated as preferred stock at $0.01 par value per share. Of the 1,200,000,000 shares of common stock authorized,                shares are classified as Class T common stock,                shares are classified as Class I common stock, and                shares are unclassified common stock. As of June 30, 2022, we had 77,864,724 shares of Class T common stock, 186,499,872 shares of Class I common stock, and no shares of unclassified common stock outstanding.

We intend to effect a one-for-                reverse split of our common stock effective on                , 2022 and a corresponding reverse split of OP units. As a result of the reverse common stock and OP unit splits, every                 shares of our common stock (including our Class T common stock and Class I common stock) and OP units will be automatically combined and converted into one issued and outstanding share of our common stock (of the applicable class) or OP unit, as applicable, rounded to the nearest 1/100th share or OP unit. The reverse common stock and OP unit splits will impact all classes of common stock and OP units proportionately and will have no impact on any stockholder’s or limited partner’s percentage ownership of the issued and outstanding shares of common stock of any individual class or of all classes or the OP units. Unless otherwise indicated, the information in this prospectus does not give effect to the reverse common stock and OP unit splits.

We intend to apply to have the common stock offered by this prospectus listed on the NYSE, and such common stock will be freely tradeable unless held by our affiliates. Our Class T common stock and Class I common stock are identical to our common stock offered by this prospectus, including with respect to voting and distribution rights, except that (1) we do not intend to list our Class T common stock or Class I common stock on the NYSE or any other national securities exchange at the time of this offering or for a period of time thereafter as described below, and (2) our charter provides, upon the listing of our common stock offered by this prospectus on the NYSE (or such later date not exceeding 12 months from the date of listing as may be approved by our Board), each share of our Class T common stock and Class I common stock will automatically, and without any stockholder action, convert into one share of our listed common stock. Our Board has approved the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE as the date on which our Class T common stock and Class I common stock will automatically convert into our listed common stock.

The Operating Partnership

Substantially all of our business is conducted through the Operating Partnership. We will contribute the net proceeds received by us from this offering to the Operating Partnership in exchange for OP units. Our interest in the Operating Partnership generally entitles us to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to our percentage ownership. Through a wholly-owned subsidiary that is the sole general partner of the Operating Partnership, we have the exclusive power under the partnership agreement to manage and conduct the business and affairs of the Operating Partnership, subject to certain limited approval and voting rights of the limited partners. After giving effect to this offering, we would have directly or indirectly controlled                % of the OP units as of                , 2022. The currently outstanding OP units will be subject to the 180-day lock-up period described in “Underwriting—No Sales of Similar Securities.”

In general, beginning on and after the date that is one year after the issuance of OP units to a limited partner, such limited partner will have the right to require the Operating Partnership to redeem part or all of such OP units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under “Description of Capital Stock—Restrictions on Ownership and Transfer.” Each redemption of OP units will increase our percentage ownership interest in the Operating Partnership and our share of its cash distributions and profits and losses. See “The Operating Partnership and the Partnership Agreement” for more information.

Structure Chart

The following chart sets forth, as of                 , 2022, information about us, the Operating Partnership, and certain related parties upon completion of this offering. Ownership percentages below assume that the underwriters’ overallotment option to purchase additional shares of our common stock is not exercised.

(1)

Includes 892,257 shares of unvested restricted Class T common stock and unvested restricted Class I common stock. Excludes (a) 2,531,167 shares of our common stock available for future issuance under our incentive plan, (b) 76,800 shares of Class T common stock underlying unvested time-based RSUs, and (c) 234,820 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

DISTRIBUTION POLICY

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. U.S. federal income tax law generally requires that a REIT distribute annually at least 90.0% of its REIT taxable income and that it pay tax at the regular corporate rate to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, we have made, and intend to continue to make, distributions each taxable year equal to at least 100% of our REIT taxable income.

Beginning with the third quarter of 2022, distributions, if any, shall be authorized by our Board on a quarterly basis, in such amounts as our Board determines, and each quarterly record date for purposes of such distributions shall be determined and authorized by our Board in the last month of each calendar quarter until such time as our Board changes such policy. On                , 2022, our Board authorized a distribution to our stockholders of $                payable on                , 2022. Purchasers of shares of common stock in this offering will not receive the distribution payable                , 2022 on such shares.

We intend to make quarterly distributions to holders of our common stock, including those offered by this prospectus, when, as and if authorized by our Board, out of legally-available funds. We intend to make a pro rata distribution to holders of the common stock offered by this prospectus with respect to the period commencing upon completion of this offering and ending on                 , 2022 based on a distribution rate of $                per share of common stock for a full quarter. On an annualized basis, this would be $                per share of common stock, or an annualized distribution rate of approximately                % based on an assumed public offering price of $                per share, which is the midpoint of the price range set forth on the front cover of this prospectus. We estimate that this annual distribution rate will represent approximately                % of our estimated cash available for distribution to stockholders for the 12 months ending June 30, 2023, assuming that the underwriters do not exercise their overallotment option to purchase up to an additional                 shares of our common stock. We do not intend to reduce the annualized distributions per share of our common stock if the underwriters exercise their overallotment option to purchase additional shares. Our intended annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending June 30, 2023, which we have calculated based on adjustments to our net loss for the 12 months ended June 30, 2022. This estimate was based on our historical operating results and does not take into account our long-term business and growth strategies, nor does it take into account any unanticipated expenditures we may have to make or any financings for such expenditures. In estimating our cash available for distribution for the 12 months ending June 30, 2023, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. It also does not reflect the amount of cash estimated to be used for investing activities, financing activities or other activities, other than estimated capital expenditures, contractual obligations for tenant improvement costs, and leasing commissions and scheduled principal payments on debt. Any such investing and/or financing activities may have a material and adverse effect on our estimate of cash available for distribution. Because we have made the assumptions described herein in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations, FFO, MFFO, liquidity or financial condition, and we have estimated cash available for distribution for the sole purpose of determining our estimated annual distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to make distributions. In addition, the methodology upon which we made the adjustments described herein is not necessarily intended to be a basis for determining future distributions.

We plan to maintain our intended distributions for the 12 months following the completion of this offering unless our business, financial condition, liquidity, results of operations, FFO, MFFO, prospects, economic conditions, or other factors differ materially from the assumptions used in calculating our intended distribution rate. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the distribution rate. However, we cannot assure you that our estimate will prove accurate, and actual distributions may therefore be significantly below the expected distributions. Our actual results of operations will be affected by a number of factors, including the revenue received from our properties, our operating expenses, interest expense and unanticipated capital expenditures. We may, from time to time, be required, or elect, to borrow under our Credit Facility or otherwise to make distributions.

We cannot assure you that our estimated distributions will be made or sustained or that our Board will not change our distribution policy in the future. Any distributions we make to our stockholders will be at the sole discretion of our Board, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected business, financial condition, liquidity, results of operations, FFO, MFFO, prospects, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law, including restrictions on distributions under Maryland law, and such other factors as our Board deems relevant. For more information regarding risk factors that could materially and adversely affect us and our ability to make cash distributions, see “Risk Factors.” If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required to fund distributions from working capital, borrow or raise equity, or reduce such distributions. In addition, our charter allows us to issue preferred stock that could have a preference on distributions and could limit our ability to make distributions to our stockholders. Additionally, under certain circumstances, agreements relating to our indebtedness could limit our ability to make distributions to our stockholders.

In addition to the annual distribution requirements described above, a REIT will be required to pay a 4.0% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85.0% of its ordinary income, 95.0% of its capital gain net income and 100% of its undistributed income from prior years. For more information, see “Material U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of corporate and excise taxes. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or reduce the imposition of tax and we may need to borrow funds to make certain distributions.

The following table sets forth calculations relating to the estimated initial distribution after this offering based on our net loss for the 12 months ended June 30, 2022 and is provided solely for the purpose of illustrating the estimated initial distribution after this offering and is not intended to be a basis for future distribution. Dollar amounts are in thousands:

Net loss for the year ended December 31, 2021	$
Less: Net loss for the six months ended June 30, 2021
Add: Net loss for the six months ended June 30, 2022

Net loss for the 12 months ended June 30, 2022	$

Add: Net loss of Griffin-American Healthcare REIT IV, Inc. for the three months ended September 30, 2021

Net loss of the combined company for the 12 months ended June 30, 2022	$

Add: Depreciation and amortization
Add: Non-cash impairment charges (1)
Add: Non-cash interest expense and loss on debt extinguishment
Add: Non-cash share-based compensation, net
Less: Adjustments related to acquisition and disposition activity (2)
Add: Transaction and acquisition expenses (3)
Add: Loss on disposal of property, net
Less: Gain on the disposal of property, net
Less: Amortization of above- and below-market leases (4)
Less: Straight-line rental income and expense adjustments (5)
Less: Net (income) loss attributable to noncontrolling interest
Less: Adjustments related to noncontrolling interest
Add: Adjustments related to unconsolidated joint ventures (6)

Estimated cash flows from operating activities for the 12 months ending June 30, 2023	$

Less: Estimated capital expenditures, net of noncontrolling interest (7)
Less: Contractual obligations for tenant improvement costs, leasing commissions, and redevelopment costs, net of noncontrolling interest (8)
Less: Scheduled principal payments on debt, net of noncontrolling interest (9)

Estimated cash available for distribution for the 12 months ending June 30, 2023	$

Share of estimated cash available to the Operating Partnership for distribution attributable to holders of OP units (10)%
Share of estimated cash available to the Operating Partnership for distribution attributable to American Healthcare REIT, Inc. (10)%
Total estimated initial annual distribution to our stockholders and to holders of OP units (11)	$
Total estimated initial annual distribution to holders of OP units	$
Total estimated initial annual distribution to our stockholders (11)	$
Estimated initial annual distributions per share of our common stock	$
Payout ratio based on our Company’s share of estimated cash available for distribution (12)%

(1)	Represents the elimination of non-cash impairment charges recognized on real estate properties for the 12 months ended June 30, 2022.

(2)

Represents the net contribution to cash available for distribution from (a) the net increase associated with property acquisitions and dispositions that were consummated during the 12 months ended June 30, 2022 and (b) the net increase associated with property acquisitions and dispositions that (i) were consummated after June 30, 2022 and (ii) are subject to executed purchase and sale agreements prior to the date of this prospectus and are scheduled to be consummated during the 12 months ending June 30, 2023.

(3)	Represents the elimination of non-capitalizable transaction expenses associated with the acquisition and disposition activity described in footnote 5 above.
(4)	Represents the elimination of non-cash amortization of above-market and below-market lease intangibles for the 12 months ended June 30, 2022.
(5)	Represents the elimination of adjustments from cash basis to straight-line accrual basis of revenue and expense recognition for the 12 months ended June 30, 2022.
(6)	Represents our pro rata share of the adjustments set forth in the above table associated with properties owned through our unconsolidated joint ventures.
(7)

For purposes of calculating the distribution in the above table, we have assumed we will incur approximately $                million of capital expenditures, which are based on our property-related capital expenditures during the twelve months ended June 30, 2022 of $                million adjusted for inflation. Property-related capital expenditures are costs to maintain properties and their common areas.

(8)

For purposes of calculating the distribution in the above table, we have assumed that between June 30, 2022 and June 30, 2023 we will incur approximately $                million of tenant improvements and leasing commissions costs that we are contractually obligated to provide pursuant to the terms of new and renewal leases that have been signed prior to the date of this prospectus. Such amount is based on tenant improvements and leasing commissions during the twelve months ended June 30, 2022 of $                million adjusted for inflation.

(9)	Represents scheduled payments of mortgage loan principal due during the 12 months ending June 30, 2023.
(10)

Based on a total of                OP units and                shares of our common stock, shares of Class T common stock, and shares of Class I common stock to be outstanding after this offering (assuming that the underwriters do not exercise their overallotment option to purchase up to an additional                shares of our common stock). If the underwriters exercise their overallotment option in full, (a) a total of                 shares of our common stock would be outstanding after this offering and (b) the share of estimated cash available to the Operating Partnership for distribution attributable to holders of OP units and American Healthcare REIT, Inc. would be                % and                %, respectively.

(11)

Based on a total of                OP units and                shares of our common stock, shares of Class T common stock, and shares of Class I common stock to be outstanding after this offering (assuming that the underwriters do not exercise their overallotment option to purchase up to an additional                shares of our common stock). If the underwriters exercise their overallotment option in full, (a) a total of                 shares of our common stock would be outstanding after this offering and (b) the total estimated initial annual distribution to our stockholders and to holders of OP units would increase to approximately $                million, approximately $                million of which would be attributable to the estimated initial annual distribution to our stockholders.

(12)

Calculated as estimated initial annual distribution to stockholders divided by American Healthcare REIT, Inc.’s share of estimated cash available for distribution for the 12 months ending June 30, 2023, assuming the underwriters do not exercise their overallotment option to purchase up to an additional                shares of our common stock. If instead the underwriters’ overallotment option is exercised in full, the payout ratio based on our Company’s share of estimated cash available for distribution would be                %.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022:

•	on a historical basis; and

•

on a pro forma basis to give effect to (1) the Merger, (2) the AHI Acquisition, (3) the reverse common stock and OP unit splits, (4) the issuance by us of                shares of our common stock in this offering (assuming that the underwriters do not exercise their overallotment option to purchase up to an additional                shares of our common stock) at an assumed public offering price of $                per share, which is the midpoint of the price range set forth on the front cover of this prospectus, and (5) the use of the net proceeds from this offering as set forth in “Use of Proceeds.”

You should read this table together with “Use of Proceeds,” “Structure of Our Company,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of June 30, 2022
(in thousands)	Historical	Pro Forma
Cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$59,101	$
Restricted cash	45,075		45,075

Total cash, cash equivalents, and restricted cash	$104,176	$

Debt:
Mortgage loans payable, net	$1,134,059		$1,134,059
Lines of credit and term loans, net	1,266,691

Total debt	2,400,750

Redeemable noncontrolling interests	75,337		75,337

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share	—		—
Common stock, $0.01 par value per share (1)	—
Class T common stock, $0.01 par value per share (1)(2)	770
Class I common stock, $0.01 par value per share (1)(2)	1,865
Additional paid in capital (1)(2)	2,541,504
Accumulated deficit	(1,024,328)		(1,024,328)
Accumulated other comprehensive loss	(2,653)

Total stockholders’ equity	1,517,158

Noncontrolling interests	172,602

Total equity	1,689,760

Total capitalization	$4,165,847	$

(1)	Excludes (a) 2,531,167 shares of our common stock available for future issuance under our incentive plan and (b) 14,007,903 shares of common stock that may be issued for redeeming OP units.
(2)

Includes 892,257 shares of unvested restricted Class T common stock and unvested restricted Class I common stock. Excludes 76,800 shares of Class T common stock underlying unvested time-based RSUs and 234,820 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

DILUTION

If you invest in shares of our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of our common stock immediately after this offering. References in this section to “common stock” include our common stock being offered by this prospectus and our Class T common stock and Class I common stock, collectively.

Our net tangible book value as of June 30, 2022 was approximately $1.3 billion or $4.69 per share. After giving effect to the sale of shares of our common stock in this offering and the use of net proceeds described herein and the other adjustments described in the unaudited pro forma financial statements included elsewhere in this prospectus, our pro forma net tangible book value as of June 30, 2022 would have been approximately $                , or $                per share. This represents an immediate decrease in pro forma net tangible book value of $                per share and an immediate dilution of $                per share to new investors. The following table illustrates this calculation on a per share basis:

Assumed public offering price per share of our common stock		$
Net tangible book value per share of our common stock as of June 30, 2022 (1)	$
Decrease per share attributable to this offering	$

Pro forma net tangible book value per share of our common stock after this offering and other pro forma adjustments (2)		$

Dilution per share to new investors (3)		$

(1)

Net tangible book value per share as June 30, 2022, is determined by dividing net tangible book value by the number of shares of our common stock (including OP units that may be exchanged for our common stock on a one-for-one basis) owned by continuing investors as of June 30, 2022. Net tangible book value equals total tangible assets less total tangible liabilities.

(2)

Pro forma net tangible book value per share is determined by dividing pro forma net tangible book value by the total number of shares of our common stock to be outstanding after this offering. The total number of shares of our common stock to be outstanding after this offering includes the number of shares owned by continuing investors as of June 30, 2022 (including OP units that may be exchanged for our common stock on a one-for-one basis) and the number of shares of common stock issued in this offering, but excludes any shares that may be issued upon exercise of the underwriters’ overallotment option and any shares that may be issued in the future under our incentive plan.

(3)

The dilution in pro forma net tangible book value per share to new investors is determined by subtracting pro forma net tangible book value per share from the assumed initial public offering price per share.

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms determined at the time of pricing of this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $                per share, the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) pro forma net tangible book value per share after this offering and other pro forma adjustments by $                per share and increase (decrease) the dilution to new investors by $                per share, in each case less the underwriting discount and estimated offering expenses payable by us, assuming the number of shares of common stock offered by us, as set forth on the front cover of this prospectus, remains the same. If the underwriters exercise in full their overallotment option to purchase additional shares of our common stock, our pro forma net tangible book value per share would be $                and the dilution to new investors would be $                per share, assuming an initial public offering price of $                per share, the midpoint of the range set forth on the front cover of this prospectus.

Differences Between New Investors and Continuing Investors

The table below summarizes as of June 30, 2022, on a pro forma basis after giving effect to this offering and the other pro forma adjustments, the differences between the number of shares of common stock, shares of Class T common stock, shares of Class I common stock, and OP units held by continuing investors and received by new investors in this offering, the total consideration paid, and the average price per share paid by continuing investors and new investors.

	Common Stock, Class T Common Stock, Class I Common Stock, and OP Units		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Continuing investors			$		$
New investors in this offering			$		$

Total		100%	$	100%

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Our consolidated balance sheet data as of December 31, 2021 and 2020 and consolidated operating data for the years ended December 31, 2021, 2020, and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated balance sheet data as of December 31, 2019, 2018, and 2017 and our consolidated operating data for the years ended December 31, 2018 and 2017 have been derived from our audited consolidated financial statements not included in this prospectus. The below information also includes our unaudited condensed consolidated balance sheet data as of June 30, 2022 and our unaudited condensed consolidated operating data for the six months ended June 30, 2022 and 2021, which have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated balance sheet data as of June 30, 2021 has been derived from our unaudited consolidated financial statements not included in this prospectus. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information contained in those statements. Our consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance.

The unaudited pro forma condensed combined balance sheet data as of June 30, 2022, gives effect to this offering, the reverse stock split, and the related use of the net proceeds as if they had been consummated on June 30, 2022. The unaudited pro forma condensed combined operating data for the six months ended June 30, 2022, gives effect to this offering, the reverse stock split, and the related use of the net proceeds as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined operating data for the year ended December 31, 2021, gives effect to the Merger, the AHI Acquisition, the reverse stock split, and this offering and the related use of the net proceeds as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet data as of June 30, 2022, and the unaudited pro forma condensed combined operating data for the six months ended June 30, 2022, do not include pro forma effects of the Merger and the AHI Acquisition as they were consummated on October 1, 2021, and are reflected in our historical audited consolidated balance sheet data as of December 31, 2021. The preparation of the unaudited pro forma condensed combined financial statements requires management to make estimates and assumptions deemed appropriate. The unaudited pro forma condensed combined financial statements are not intended to represent, or be indicative of what our actual financial position and results of operations would have been as of the date and for the period indicated, nor does it purport to represent our future financial position or results of operations.

In connection with the Merger, we were the legal acquiror and GAHR III was the accounting acquiror for financial reporting purposes. Thus, the financial information set forth herein subsequent to the Merger reflects results of the combined company, and the financial information set forth herein prior to the Merger reflects GAHR III’s results. You should read the following selected consolidated financial and other data together with

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Properties,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of and for the Six Months Ended June 30,			As of and for the Years Ended December 31,
(in thousands, except per share amounts)	2022 (Pro Forma)	2022	2021	2021 (Pro Forma)	2021	2020	2019	2018	2017
Operating Data:
Total revenues and Grant Income	$764,430	$764,430	$599,371	$1,392,884	$1,282,254	$1,244,301	$1,223,116	$1,135,260	$1,054,292
Property operating expenses	(583,219)	(583,219)	(495,568)	(1,074,372)	(1,030,193)	(993,727)	(967,860)	(889,071)	(806,439)
Rental expenses	(29,950)	(29,950)	(16,174)	(55,351)	(38,725)	(32,298)	(33,859)	(34,823)	(33,075)
General and administrative	(22,047)	(22,047)	(14,600)	(53,957)	(43,199)	(27,007)	(29,749)	(28,770)	(32,587)
Business acquisition expenses	(1,930)	(1,930)	(3,998)	(19,382)	(13,022)	(290)	161	2,913	3,833
Depreciation and amortization	(82,282)	(82,282)	(52,080)	(170,304)	(133,191)	(98,858)	(111,412)	(95,678)	(113,226)
Total net other expense		(61,068)	(40,527)		(76,237)	(86,336)	(79,725)	(76,091)	(70,675)
Income tax (expense) benefit	(373)	(373)	(658)	(956)	(956)	3,078	(1,524)	797	3,227

Net (loss) income		$(16,439)	$(24,234)		$(53,269)	$8,863	$(852)	$14,537	$5,350

Net (loss) income attributable to controlling interest		$(20,266)	$(19,525)		$(47,794)	$2,163	$(4,965)	$13,297	$11,222
Comprehensive (loss) income		$(17,126)	$(24,123)		$(53,334)	$9,110	$(547)	$13,948	$6,408
Comprehensive (loss) income attributable to controlling interest		$(20,953)	$(19,414)		$(47,752)	$2,410	$(4,660)	$12,708	$12,280

Per Share Data:
Net (loss) income per share of common stock attributable to controlling interest—basic and diluted		$(0.08)	$(0.11)		$(0.24)	$0.01	$(0.03)	$0.07	$0.06
Common stock distributions declared per share		$0.20	$0.02		$0.17	$0.22	$0.65	$0.60	$0.60
Weighted-average number of shares of common stock outstanding—basic and diluted		262,768,637	179,628,315		200,324,561	179,916,841	181,931,306	185,277,317	183,684,252

Balance Sheet Data:
Real estate investments, net	$3,491,845	$3,491,845	$2,397,092		$3,514,686	$2,330,000	$2,270,421	$2,222,681	$2,163,258
Total assets		$4,523,900	$3,208,774		$4,580,339	$3,234,937	$3,172,289	$2,889,092	$2,800,475
Mortgage loans payable, net	$1,134,059	$1,134,059	$917,121		$1,095,594	$810,478	$792,870	$688,262	$613,558
Lines of credit and term loans, net		$1,266,691	$837,234		$1,226,634	$843,634	$815,879	$738,048	$624,125
Total liabilities		$2,758,803	$2,162,129		$2,750,768	$2,160,114	$2,069,521	$1,632,212	$1,421,465
Redeemable noncontrolling interests	$75,337	$75,337	$40,174		$72,725	$40,340	$44,105	$38,245	$32,435
Total stockholders’ equity		$1,517,158	$842,920		$1,581,293	$866,108	$900,555	$1,060,507	$1,187,850
Noncontrolling interests		$172,602	$163,551		$175,553	$168,375	$158,108	$158,128	$158,725
Total equity		$1,689,760	$1,006,471		$1,756,846	$1,034,483	$1,058,663	$1,218,635	$1,346,575

	As of and for the Six Months Ended June 30,			As of and for the Years Ended December 31,
(in thousands, except per share amounts)	2022 (Pro Forma)	2022	2021	2021 (Pro Forma)	2021	2020	2019	2018	2017

Other Operational Data: (1)
FFO attributable to controlling interest		$65,334	$28,179		$69,678	$95,675	$91,159	$96,958	$113,464
MFFO attributable to controlling interest		$73,926	$29,234		$77,642	$96,672	$96,703	$94,677	$102,272
NOI		$151,261	$87,629		$213,336	$218,276	$221,397	$211,366	$214,778

(1)

For definitions of these metrics, reconciliations of these metrics to the most directly comparable GAAP financial measure and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. Our results of operations and financial condition, as reflected in the accompanying financial statements and related notes, are subject to management’s evaluation and interpretation of business conditions, changing capital market conditions, and other factors that could affect the ongoing viability of our tenants. You should read the following discussion with “Cautionary Statement Concerning Forward Looking Statements,” “Our Business and Properties” and the historical and pro forma consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Overview and Background

We are a leading internally-managed REIT that acquires, owns, and operates a diversified portfolio of clinical healthcare real estate properties, focusing primarily on MOBs, senior housing, SNFs, hospitals, and other healthcare-related facilities. We have built a fully-integrated management platform, with approximately 113 employees, that operates clinical healthcare properties throughout the United States, the United Kingdom, and the Isle of Man. As of June 30, 2022, we had approximately $4.5 billion of total assets and were the ninth largest public reporting healthcare REIT (based on total assets). As of June 30, 2022, we owned and/or operated 313 buildings and integrated senior health campuses, representing an aggregate of approximately 19.5 million square feet of GLA.

Merger

On October 1, 2021, we merged with GAHR III through the Merger and internalized our management through the AHI Acquisition. Following the Merger, the combined company was renamed American Healthcare REIT, Inc., and the Operating Partnership was renamed American Healthcare REIT Holdings, LP. The Merger was intended to qualify as a tax-free reorganization under, and within the meaning of, Section 368(a) of the Code. As a result of and at the effective time of the Merger, the separate corporate existence of GAHR III and our pre-Merger operating partnership ceased.

At the effective time of the Merger, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share, converted into the right to receive 0.9266 shares of our Class I common stock. Further, at the effective time of the Merger, (1) each OP unit outstanding immediately prior to the effective time of the Merger was converted automatically into the right to receive 0.9266 of a Class I OP unit, and (2) each unit of limited partnership interest in our pre-Merger operating partnership outstanding immediately prior to the effective time of the Merger was converted automatically into the right to receive one OP unit of like class.

AHI Acquisition

On October 1, 2021, immediately prior to the consummation of the Merger, GAHR III acquired NewCo (i.e., the AHI Acquisition), pursuant to a contribution and exchange agreement dated June 23, 2021 (the “Contribution Agreement”) between: GAHR III; the Operating Partnership; AHI; Griffin Capital Company, LLC (“Griffin Capital”); Platform Healthcare Investor T-II, LLC; Flaherty Trust; and Jeffrey T. Hanson, our former Chief Executive Officer and current Chairman of the Board, Danny Prosky, our former Chief Operating Officer and current Chief Executive Officer, President and director, and Mathieu B. Streiff, our former Executive Vice President, General Counsel, former Chief Operating Officer and current Executive Vice President and director (collectively, the “AHI Principals”). NewCo owned substantially all of the business and operations of AHI as well as all of the equity interests in (1) a subsidiary of AHI that served as our external advisor and (2) a subsidiary of AHI that served as the external advisor of GAHR III.

Pursuant to the Contribution Agreement, AHI contributed substantially all of its business and operations to the Operating Partnership, including its interest in the external advisor of GAHR III and our external advisor, and Griffin Capital contributed its then-current ownership interest in the external advisor of GAHR III and our external advisor to the Operating Partnership. In exchange for these contributions, the Operating Partnership issued OP units. Subject to working capital and other customary adjustments, the total approximate value of these OP units at the time of consummation of the transactions contemplated by the Contribution Agreement was approximately $131,674,000, with a reference value for purposes thereof of $8.71 per OP unit, such that the Operating Partnership issued 15,117,529 OP units as consideration. Following the consummation of the Merger and the AHI Acquisition, we became self-managed. Such OP units were owned by AHI Group Holdings, LLC (“AHI Group Holdings”), which was owned and controlled by the AHI Principals, Platform Healthcare Investor T-II, LLC, Flaherty Trust, and a wholly owned subsidiary of Griffin Capital (collectively, the “NewCo Sellers”).

The AHI Acquisition was treated as a business combination for accounting purposes, with GAHR III as both the legal and accounting acquiror of NewCo. While we were the legal acquiror of GAHR III in the Merger, GAHR III was determined to be the accounting acquiror in the Merger in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 805, Business Combinations, after considering the relative share ownership and the composition of the governing body of us. Thus, the financial information set forth herein subsequent to the consummation of the Merger and the AHI Acquisition reflects results of the combined company, and the financial information set forth herein prior to the Merger and the AHI Acquisition reflects GAHR III’s results. For this reason, period to period comparisons may not be meaningful.

Operating Partnership and Former Advisor

We conduct substantially all of our operations through the Operating Partnership. Through September 30, 2021, we were externally advised by our former advisor pursuant to an advisory agreement, as amended (the “Advisory Agreement”), between us and our former advisor. Our former advisor, subject to the oversight and review of our Board, provided asset management, property management, acquisition, disposition, and other advisory services on our behalf consistent with our investment policies and objectives. Following the Merger and the AHI Acquisition, we became self-managed and are no longer externally advised. As a result, any fees that would have otherwise been payable to our former advisor are no longer being paid. Also, on October 1, 2021 and in connection with the AHI Acquisition, the Operating Partnership redeemed all 22,222 shares of our common stock owned by the former advisor of GAHR III and the 20,833 shares of our Class T common stock owned by our former advisor.

Prior to the Merger and the AHI Acquisition, our former advisor was 75.0% owned and managed by wholly owned subsidiaries of AHI, and 25.0% owned by a wholly owned subsidiary of Griffin Capital (collectively, our “former co-sponsors”). Prior to the AHI Acquisition, AHI was 47.1% owned by AHI Group Holdings, 45.1% indirectly owned by DigitalBridge Group, Inc. (NYSE: DBRG), and 7.8% owned by James F. Flaherty III. We were not affiliated with Griffin Capital, DigitalBridge Group, Inc., or Mr. Flaherty; however, we were affiliated with our former advisor, AHI and AHI Group Holdings. Please see the “—Merger” and “—AHI Acquisition” above for a further discussion of our operations effective October 1, 2021.

Public Offering

We raised $754,118,000 through a best efforts initial public offering and issued 75,639,681 aggregate shares of our Class T common stock and Class I common stock. In addition, during the best efforts initial public offering, we issued 3,253,535 aggregate shares of its Class T common stock and Class I common stock pursuant to the dividend reinvestment plan (“DRIP”) for a total of $31,021,000 in reinvested distributions. Following the deregistration of the best efforts initial public offering, we continued issuing shares of our common stock pursuant to the DRIP through a subsequent offering. We recommenced offering shares pursuant to the DRIP on March 1, 2019, following the termination of the best efforts initial public offering on February 15, 2019. On March 18, 2021, our Board authorized the suspension of the DRIP, effective as of April 1, 2021.

On October 4, 2021, our Board authorized the reinstatement of the DRIP. As of June 30, 2022 and December 31, 2021, a total of $77,083,000 and $54,637,000, respectively, in distributions were reinvested that resulted in 8,180,513 and 5,755,013 shares of common stock, respectively, being issued pursuant to the DRIP. On                 2022, our Board authorized the suspension of the DRIP, effective as of                , 2022.

On March 24, 2022, our Board, at the recommendation of the Audit Committee, which is comprised solely of independent directors, unanimously approved and established an updated estimated per share NAV of our common stock of $9.29 as of December 31, 2021. We provide this updated estimated per share NAV annually to assist broker-dealers in connection with their obligations under FINRA Rule 2231 with respect to customer account statements. The updated estimated per share NAV is based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding on a fully diluted basis, calculated as of December 31, 2021. The valuation was performed in accordance with the methodology provided in Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the IPA in April 2013, in addition to guidance from the SEC.

Our Real Estate Investments Portfolio

We currently operate through six reportable business segments: MOBs, integrated senior health campuses, SHOP, senior housing—leased, SNFs, and hospitals. As of June 30, 2022 and December 31, 2021, we owned and/or operated 313 buildings and integrated senior health campuses with an aggregate contract purchase price of $4,370,459,000 and $4,292,371,000, respectively, including the fair value of the properties acquired in the Merger. In addition, as of June 30, 2022 and December 31, 2021, we also owned a real estate-related debt investment purchased for $60,429,000.

Critical Accounting Estimates

Our critical accounting policies are those that will have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates are consistently applied and produce financial information that fairly present our financial condition and results of operations. Our most critical accounting policies that involve judgments and estimates include (1) real estate investments purchase price allocation, (2) impairment of long-lived assets, (3) goodwill, (4) revenue recognition and Grant Income, (5) resident receivable allowances, and (6) income taxes.

These critical accounting policies involve estimates that may require complex judgment in their application and are evaluated on an on-going basis using information that is available as well as various other assumptions believed to be reasonable under the circumstances. However, if our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, we may have applied a different accounting treatment, resulting in a different presentation of our financial statements.

The following is a summary of the key judgments and estimates used in our critical accounting policies:

Real Estate Investments Purchase Price Allocation

Upon the acquisition of real estate properties or entities owning real estate properties, we determine whether the transaction is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired and liabilities assumed are not a business, we account for the transaction as an asset acquisition. Under both methods, we recognize the identifiable assets acquired and liabilities assumed; however, for a transaction accounted for as an asset acquisition, we capitalize transaction costs and allocate the purchase price using a relative fair value method allocating all accumulated costs. Whereas, for a transaction accounted for as a business combination, we immediately expense transaction costs incurred associated with the business combination and allocate the purchase price based on the estimated fair value of each separately identifiable asset and liability.

In accounting for asset acquisitions and business combinations, we, with assistance from independent valuation specialists, measure the fair value of tangible and intangible identified assets and liabilities, as applicable, based on their respective fair values for acquired properties, which is then allocated to acquired investments in real estate. The fair value measurement and its allocation require significant judgment and in some cases involve complex calculations. These allocation assessments directly impact our financial statements.

Impairment of Long-Lived Assets

We also periodically perform analysis that requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. Projections of expected future operating cash flows require that we estimate future revenue amounts, future property operating expenses, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, where applicable, could result in an incorrect assessment of the real estate fair value and could result in the misstatement of the carrying value of our real estate assets and net income (loss).

Goodwill

Goodwill represents the excess of consideration paid over the fair value of underlying identifiable net assets of a business acquired. This allocation is based upon our determination of the value of the acquired assets and assumed liabilities, which requires judgment and some of the estimates involve complex calculations. These allocation assessments have a direct impact on our financial statements. Our goodwill has an indeterminate life and is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such evaluation could involve estimated future cash flows, which is highly subjective, and is based in part on assumptions regarding future events. We compare the fair value of a reporting segment with its carrying amount. We recognize an impairment loss to the extent the carrying value of goodwill exceeds the implied value in the current period. We take a qualitative approach to consider whether an impairment of goodwill exists prior to quantitatively determining the fair value of the reporting segment in step one of the impairment test.

Revenue Recognition and Grant Income

A significant portion of resident fees and services revenue represents healthcare service revenue that is reported at the amount that we expect to be entitled to in exchange for providing patient care. These amounts are due from patients, third-party payors (including health insurers and government programs), other healthcare facilities, and others and include variable consideration for retroactive revenue adjustments due to settlement of audits, reviews, and investigations. Such variable consideration is included in the determination of the estimated transaction price for providing care. These settlements include estimates based on the terms of the payment agreement with the payor, correspondence from the payor, and our historical settlement activity, including an assessment to ensure that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the retroactive adjustment is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews, and investigations.

We recognize amounts granted through federal and state government programs (such as through the CARES Act) that were established for eligible healthcare providers to preserve liquidity in response to the COVID-19 pandemic as Grant Income or as a reduction of property operating expenses, as applicable, when there is reasonable assurance that the grants will be received and all conditions to retain the funds will be met. We adjust our estimates and assumptions of such grants based on the applicable guidance provided by the government and the available information that we have.

Resident Receivable Allowances

An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under their lease or service agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying consolidated statements of operations and comprehensive income (loss). Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses, and other relevant factors.

Income Taxes

We have elected to be taxed as a REIT under the Code for U.S. federal income tax purposes commencing with our taxable year ended December 1, 2016. We believe that we have been organized and operated, and we intend to continue to operate, in conformity with the requirements for qualification and taxation as a REIT under the Code. Our qualification as a REIT, and maintenance of such qualification, will depend on our, and Trilogy REIT’s, ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our, or Trilogy REIT’s, gross income, the composition and values of our, or Trilogy REIT’s, assets, our, or Trilogy REIT’s, distribution levels and the concentration of ownership of our, or Trilogy REIT’s, stock. As a REIT, we generally will not be subject to U.S. federal income tax on REIT taxable income that we currently distribute to our stockholders.

If we fail to qualify as a REIT in any calendar year and do not qualify for certain statutory relief provisions, our income would be subject to U.S. federal income tax at the corporate rate, and we would likely be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which we fail to qualify. Accordingly, our failure to qualify as a REIT could have a material adverse effect on our results of operations and amounts available for distribution to our stockholders. Even if we qualify as a REIT, we may still be subject to certain U.S. federal, state and local taxes on our income and assets and to U.S. federal income and excise taxes on our undistributed income. In addition, subject to maintaining our qualification as a REIT, a portion of our business may be conducted through, and a portion of our income may be earned in, one or more TRSs that are themselves subject to regular corporate income taxation.

Factors Which May Influence Results of Operations

In connection with the Merger, we were the legal acquiror and GAHR III was the accounting acquiror for financial reporting purposes. Thus, the financial information set forth herein subsequent to the Merger reflects results of the combined company, and the financial information set forth herein prior to the Merger reflects GAHR III’s results. Furthermore, as a result of the closing of the AHI Acquisition on October 1, 2021, and following the Merger, our company is now self-managed and employs all the employees necessary to operate as a self-managed company. The impact of being a self-managed company on our results of operations is predominantly an increase in general and administrative costs related to employing the workforce necessary to operate as a self-managed company and cost savings associated with no longer paying advisory fees to our former advisor. For these reasons, period to period comparisons may not be meaningful.

Other than the effects of the Merger and the AHI Acquisition, discussed above, and the COVID-19 pandemic, discussed below, as well as other national economic conditions affecting real estate generally, we are not aware of any material trends or uncertainties that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, disposition, management, and operation of our properties. For a further discussion of these and other factors that could impact our future results or performance, see “Risk Factors.”

COVID-19

Our residents, tenants, operating partners and managers, our industry and the U.S. economy continue to be adversely affected by the COVID-19 pandemic and related supply chain disruptions and labor shortages. The timing and extent of the economic recovery from the COVID-19 pandemic is dependent upon many factors, including the emergence and severity of COVID-19 variants, the continued effectiveness and frequency of booster vaccinations and the duration and implications of continued restrictions and safety measures. As the COVID-19 pandemic is still impacting the healthcare system to a certain extent, it continues to present challenges for us as an owner and operator of healthcare facilities, making it difficult to ascertain the long-term impact the COVID-19 pandemic will have on real estate markets in which we own and/or operate properties and our portfolio of investments. COVID-19 is particularly dangerous among the senior population and results in heightened risk to our senior housing and SNFs, and we continue to work diligently to maintain aggressive protocols at such facilities as well as actively collaborate with our tenants, operating partners, and managers to respond and take action to mitigate the impact of the COVID-19 pandemic.

We have evaluated the impact of the COVID-19 pandemic on our business thus far and incorporated information concerning such impacts into our assessments of liquidity, impairment, and collectability from tenants and residents as of June 30, 2022 and as of December 31, 2021. We will continue to monitor such impacts and will adjust our estimates and assumptions based on the available information.

The COVID-19 pandemic has resulted in a significant decline in resident occupancies at our senior housing—leased facilities, SHOP, integrated senior health campuses, and SNFs, and an increase in COVID-19 related operating expenses with more costly short-term hires due to the shortage of healthcare personnel. Therefore, our focus at such properties continues to be on resident occupancy recovery and operating expense management. While resident occupancies at our integrated senior health campuses and SNFs have gradually improved to near pre-pandemic levels, our SHOP have been slower to recover.

To date, the impact of the COVID-19 pandemic have been significant, rapidly evolving and may continue into the future. The information in this prospectus is based on data currently available to us and will likely change as the COVID-19 pandemic progresses. Future actions that may be taken by state and local governments to mitigate the impact of COVID-19 variants that may emerge could disrupt our business, activities, and operations, the extent to which are highly uncertain. We continue to closely monitor COVID-19 developments and are continuously assessing the implications to our business, residents, tenants, operating partners, managers and our portfolio of investments. We cannot predict with reasonable certainty when demand for healthcare services at our senior housing—leased, SHOP, and SNF segments will return to pre-COVID-19 pandemic levels.

The lasting effect of the COVID-19 pandemic over the next 12 months could be significant and will largely depend on future developments, including: COVID-19 vaccination and booster rates; the long term efficacy of COVID-19 vaccinations and boosters; and the potential emergence of new, more transmissible or severe variants, which cannot be predicted with confidence at this time. See the “—Results of Operations” and “—Liquidity and Capital Resources” sections below and “Risk Factors—Risks Relating to Our Business and Financial Results—The COVID-19 pandemic has adversely impacted, and will likely continue to adversely impact, our business and financial results, and the ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted.”

Scheduled Lease Expirations

Excluding our SHOP and integrated senior health campuses, as of June 30, 2022 and December 31, 2021, our properties were 93.1% and 94.3% leased, respectively, and during the remainder of 2022, 4.8% of the leased GLA is scheduled to expire. Our leasing strategy focuses on negotiating renewals for leases scheduled to expire during the next twelve months. In the future, if we are unable to negotiate renewals, we will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy. As of June 30, 2022 and December 31, 2021, our remaining weighted average lease term was 7.1 and 7.6 years, respectively, excluding our SHOP and integrated senior health campuses.

Our combined SHOP and integrated senior health campuses were 79.5% and 77.9% leased as of June 30, 2022 and December 31, 2021, respectively. Substantially all of our leases with residents at such properties are for a term of one year or less.

Results of Operations

In connection with the Merger, we were the legal acquiror and GAHR III was the accounting acquiror for financial reporting purposes. Thus, the financial information set forth herein subsequent to the Merger reflects results of the combined company, and the financial information set forth herein prior to the Merger reflects GAHR III’s results.

Comparison of Six Months Ended June 30, 2022 and 2021

Our operating results are primarily comprised of income derived from our portfolio of properties and expenses in connection with the acquisition and operation of such properties. Our primary sources of revenue include rent generated by our non-RIDEA properties, and resident fees and services revenue from our RIDEA properties. Our primary expenses include property operating expenses and rental expenses. In addition, beginning in the fourth quarter of 2021, following the AHI Acquisition that resulted in our company being self-managed, general and administrative expenses include payroll and other corporate operating expenses but no longer include advisory fees to our former advisor. In general, and under a normal operating environment without the disruption of the COVID- 19 pandemic, we expect amounts related to our portfolio of properties to increase in the future due to fixed annual rent escalations on our portfolio of properties. The ability to compare one period to another is also impacted by the closing of the AHI Acquisition and the increase in size of our real estate portfolio as a result of the Merger.

We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. As of June 30, 2022, we operated through six reportable business segments: MOBs; integrated senior health campuses; SHOP; senior housing—leased; SNFs; and hospitals.

Except where otherwise noted, the changes in our consolidated results of operations for 2022 as compared to 2021 are primarily due to GAHR III’s acquisition (as accounting acquiror) of our portfolio of 92 buildings, or approximately 4,799,000 square feet of GLA, as a result of the Merger on October 1, 2021, the disruption to our normal operations as a result of the COVID-19 pandemic, and Grant Income received. As of June 30, 2022 and 2021, we owned and/or operated the following types of properties:

	June 30,
	2022			2021
	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %
Integrated senior health campuses	122	$1,865,786,000	(1)	120	$1,754,233,000	(1)
MOBs	105	1,249,658,000	90.3%	63	657,885,000	89.3%
SHOP	47	708,050,000	(2)	20	433,891,000	(2)
Senior housing—leased	20	169,885,000	100%	9	89,535,000	100%
SNFs	17	237,300,000	100%	6	119,500,000	100%
Hospitals	2	139,780,000	100%	2	139,780,000	100%

Total/weighted average (3)	313	$4,370,459,000	93.1%	220	$3,194,824,000	92.0%

(1)	The leased percentage for the resident units of our integrated senior health campuses was 81.7% and 77.4% as of June 30, 2022 and 2021, respectively.

(2)	The leased percentage for the resident units of our SHOP was 73.7% and 73.9% as of June 30, 2022 and 2021, respectively.
(3)	Leased percentage excludes our SHOP and integrated senior health campuses.

Revenues and Grant Income

Our primary sources of revenue include rent generated by our non-RIDEA properties, and resident fees and services revenue from our RIDEA properties. The amount of revenues generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease available space at the then existing rental rates. We also receive Grant Income. Revenues and Grant Income by reportable segment consisted of the following for the periods then ended:

	Six Months Ended June 30,
	2022	2021
Resident Fees and Services Revenue
Integrated senior health campuses	$568,594,000	$489,041,000
SHOP	76,605,000	40,337,000

Total resident fees and services revenue	645,199,000	529,378,000

Real Estate Revenue
MOBs	74,670,000	40,658,000
SNFs	12,992,000	7,328,000
Senior housing—leased	10,560,000	7,176,000
Hospitals	4,826,000	5,503,000

Total real estate revenue	103,048,000	60,665,000

Grant Income
Integrated senior health campuses	16,065,000	9,127,000
SHOP	118,000	201,000

Total Grant Income	16,183,000	9,328,000

Total revenues and Grant Income	$764,430,000	$599,371,000

For the six months ended June 30, 2022 and 2021, resident fees and services revenue primarily consisted of rental fees related to resident leases, extended healthcare fees, and other ancillary services, and real estate revenue primarily consisted of base rent and expense recoveries. For the six months ended June 30, 2022, $28,542,000 in resident fees and services revenue for our SHOP was due to the increase in the size of our portfolio as a result of the Merger. The remaining increase in resident fees and services revenue was primarily attributable to improved occupancy and higher reimbursement rates from both Medicare and Medicaid programs for our integrated senior health campuses and SHOP. In addition, for the six months ended June 30, 2022, $44,629,000 of real estate revenue was primarily due to the increase in the size of our portfolio as a result of the Merger. Such amounts were partially offset by a decrease in rental revenue for our MOB segment of $910,000 for the six months ended June 30, 2022, primarily due to a one-time lease termination fee recognized in June 2021 for one of our MOBs.

For the six months ended June 30, 2022 and 2021, we recognized $16,183,000 and $9,328,000, respectively, of Grant Income at our integrated senior health campuses and SHOP related to government grants received through the CARES Act economic stimulus programs.

Property Operating Expenses and Rental Expenses

Property operating expenses and property operating expenses as a percentage of resident fees and services revenue and Grant Income, as well as rental expenses and rental expenses as a percentage of real estate revenue, by reportable segment consisted of the following for the periods then ended:

	Six Months Ended June 30,
	2022		2021
Property Operating Expenses
Integrated senior health campuses	$512,084,000	87.6%	$461,630,000	92.7%
SHOP	71,135,000	92.7%	33,938,000	83.7%

Total property operating expenses	$583,219,000	88.2%	$495,568,000	92.0%

Rental Expenses
MOBs	$28,104,000	37.6%	$15,125,000	37.2%
SNFs	1,207,000	9.3%	744,000	10.2%
Hospitals	248,000	5.1%	260,000	4.7%
Senior housing—leased	391,000	3.7%	45,000	0.6%

Total rental expenses	$29,950,000	29.1%	$16,174,000	26.7%

Integrated senior health campuses and SHOP typically have a higher percentage of direct operating expenses to revenue than MOBs, hospitals, senior housing—leased and SNFs due to the nature of RIDEA-type facilities where we conduct day-to-day operations. For the six months ended June 30, 2022, as compared to the six months ended June 30, 2021, rental expenses increased by $12,291,000 and property operating expenses increased by $30,671,000 for our SHOP due to the increase in the size of our portfolio as a result of the Merger. Further, the remaining increase in total property operating expenses was due to an increase in labor costs at our SHOP and integrated senior health campuses, such as a significant increase in employee wages, agency fees and temporary labor expenses.

General and Administrative

For the six months ended June 30, 2022, general and administrative expenses were $22,047,000 compared to $14,600,000 for the six months ended June 30, 2021. The increase in general and administrative expenses; of $7,447,000 was primarily the result of an increase of: (i) $11,272,000 in payroll and compensation costs for the personnel hired as a result of the AHI Acquisition; (ii) $3,133,000 in professional and legal fees; (iii) $2,131,000 in corporate operating expenses; and (iv) $1,226,000 in stock compensation expenses. Such increases were partially offset by a decrease in our asset management and property management oversight fees of $11,401,000 as a result of the AHI Acquisition.

Business Acquisition Expenses

For the six months ended June 30, 2022 and 2021, we recorded business acquisition expense of $1,930,000 and $3,998,000, respectively. The decrease in such expenses primarily related to a $3,682,000 decrease in legal costs and professional services incurred related to the Merger and the AHI Acquisition, partially offset by $938,000 in transaction costs related to the acquisition of a pharmaceutical business in April 2022 and $676,000 in dead-deal costs incurred in the pursuit of real estate investments that did not close.

Depreciation and Amortization

For the six months ended June 30, 2022 and 2021, depreciation and amortization was $82,282,000 and $52,080,000, respectively, which primarily consisted of depreciation on our properties of $68,750,000 and

$48,853,000, respectively, and amortization of our identified intangible assets of $12,133,000 and $2,357,000, respectively. For the six months ended June 30, 2022, the increase in depreciation and amortization of $30,202,000 was primarily the result of the increase in depreciable assets in our portfolio as a result of the Merger resulting in depreciation and amortization expense of $27,386,000.

Interest Expense

Interest expense, including gain or loss in fair value of derivative financial instruments, consisted of the following for the periods presented:

	Six Months Ended June 30,
	2022	2021
Interest expense:
Lines of credit and term loans and derivative financial instruments	$16,576,000	$15,474,000
Mortgage loans payable	19,152,000	17,300,000
Amortization of deferred financing costs:
Lines of credit and term loans	1,533,000	2,150,000
Mortgage loans payable	933,000	719,000
Amortization of debt discount/premium, net	330,000	405,000
Gain in fair value of derivative financial instruments	(500,000)	(3,596,000)
Loss on extinguishments of debt	4,410,000	2,293,000
Interest on finance lease liabilities	140,000	192,000
Interest expense on financing obligations and other liabilities	596,000	322,000

Total	$43,170,000	$35,259,000

For the six months ended June 30, 2022, interest expense was $43,170,000 compared to $35,259,000 for the six months ended June 30, 2021. The increase in total interest expense was primarily related to an increase in interest expense incurred on our lines of credit and term loans and mortgage loans payable due to a larger debt portfolio as a result of the Merger, as well as a decrease in the gain in fair value recognized on our derivative financial instruments of $3,096,000 and an increase in loss on debt extinguishment of $2,117,000.

Impairment of Real Estate Investments

For the six months ended June 30, 2022, we recognized an impairment charge of $17,340,000 on four of our SHOP within our Central Florida senior housing portfolio. For the six months ended June 30, 2021, we recognized an impairment charge of $3,335,000 on one MOB, Mount Dora Medical Center.

Comparison of the Years Ended December 31, 2021 and 2020

Our operating results are primarily comprised of income derived from our portfolio of properties and expenses in connection with the acquisition and operation of such properties. Our primary sources of revenue include rent generated by our non-RIDEA properties, and resident fees and services revenue from our RIDEA properties. Our primary expenses include property operating expenses and rental expenses. In addition, in the fourth quarter of 2021, following the AHI Acquisition that resulted in our company being self-managed, general and administrative expenses include payroll and other corporate operating expenses but no longer include advisory fees to our former advisor. In general, and under a normal operating environment without the disruption of the COVID-19 pandemic, we expect amounts related to our portfolio of properties to increase in the future due to fixed annual rent escalations on our portfolio of properties. The ability to compare one period to another is also impacted by the closing of the AHI Acquisition and the increase in size of our real estate portfolio as a result of the Merger.

We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. As of December 31, 2021, we operated through six reportable business segments: MOBs; integrated senior health campuses; SHOP; senior housing—leased; SNFs; and hospitals.

The COVID-19 pandemic has had a significant adverse impact on the operations of our real estate portfolio. Although we experienced some delays in receiving rent payments from our tenants, substantially all of the contractual rent through December 2021 from our MOB tenants has been received. However, given the ongoing uncertainty of the impact of the COVID-19 pandemic over the next 12 months, we are unable to predict the impact it will have on such tenants’ continued ability to pay rent.

Except where otherwise noted, the changes in our consolidated results of operations for 2021 as compared to 2020 are primarily due to GAHR III’s acquisition (as accounting acquiror) of our portfolio of 92 buildings, or approximately 4,799,000 square feet of GLA, as a result of the Merger on October 1, 2021, the disruption to our normal operations as a result of the COVID-19 pandemic, Grant Income received, and transitioning the operations of the four senior housing facilities within Delta Valley ALF Portfolio to a RIDEA structure in December 2021. As of December 31, 2021 and 2020, we owned and/or operated the following types of properties:

	December 31,
	2021			2020
	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %
Integrated senior health campuses	122	$1,787,698,000	(1)	119	$1,626,950,000	(1)
MOBs	105	1,249,658,000	92.0%	63	657,885,000	89.0%
SHOP	47	708,050,000	(2)	20	433,891,000	(2)
Senior housing—leased	20	169,885,000	100%	9	89,535,000	100%
SNFs	17	237,300,000	100%	7	128,000,000	100%
Hospitals	2	139,780,000	100%	2	139,780,000	100%

Total/weighted average (3)	313	$4,292,371,000	94.3%	220	$3,076,041,000	91.9%

(1)	The leased percentage for the resident units of our integrated senior health campuses was 78.1% and 66.9% as of December 31, 2021 and 2020, respectively.
(2)	The leased percentage for the resident units of our SHOP was 72.4% and 70.0% as of December 31, 2021 and 2020, respectively.
(3)	Leased percentage excludes our SHOP and integrated senior health campuses.

Revenues and Grant Income

Our primary sources of revenue include rent generated by our non-RIDEA properties, and resident fees and services revenue from our RIDEA properties. The amount of revenues generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease available space at the then existing rental rates. We also receive Grant Income. Revenues and Grant Income by reportable segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2021	2020
Resident Fees and Services Revenue
Integrated senior health campuses	$1,025,699,000	$983,169,000
SHOP	98,236,000	85,904,000

Total resident fees and services revenue	1,123,935,000	1,069,073,000

Real Estate Revenue
MOBs	97,297,000	78,424,000
SNFs	17,309,000	16,107,000
Senior housing—leased	16,530,000	14,524,000
Hospitals	10,232,000	10,992,000

Total real estate revenue	141,368,000	120,047,000

Grant Income
Integrated senior health campuses	13,911,000	53,855,000
SHOP	3,040,000	1,326,000

Total Grant Income	16,951,000	55,181,000

Total revenues and Grant Income	$1,282,254,000	$1,244,301,000

For the years ended December 31, 2021 and 2020, resident fees and services revenue primarily consisted of rental fees related to resident leases, extended healthcare fees, and other ancillary services, and real estate revenue primarily consisted of base rent and expense recoveries. For the year ended December 31, 2021, $14,211,000 in resident fees and services revenue for our SHOP was due to the increase in the size of our portfolio as a result of the Merger. The remaining increase in resident fees and services revenue was primarily attributable to improved occupancy and higher reimbursement rates from both Medicare and Medicaid programs for our integrated senior health campuses. In addition, for the year ended December 31, 2021, $21,682,000 of real estate revenue was primarily due to the increase in the size of our portfolio as a result of the Merger.

For the years ended December 31, 2021 and 2020, we recognized $16,951,000 and $55,181,000, respectively, of Grant Income at our integrated senior health campuses and SHOP related to government grants received through the CARES Act economic stimulus programs.

Property Operating Expenses and Rental Expenses

Property operating expenses and property operating expenses as a percentage of resident fees and services revenue and Grant Income, as well as rental expenses and rental expenses as a percentage of real estate revenues, by reportable segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2021		2020
Property Operating Expenses
Integrated senior health campuses	$943,743,000	90.8%	$929,897,000	89.7%
SHOP	86,450,000	85.4%	63,830,000	73.2%

Total property operating expenses	$1,030,193,000	90.3%	$993,727,000	88.4%

Rental Expenses
MOBs	$36,375,000	37.4%	$30,216,000	38.5%
SNFs	1,507,000	8.7%	1,572,000	9.8%
Hospitals	477,000	4.7%	446,000	4.1%
Senior housing—leased	366,000	2.2%	64,000	0.4%

Total rental expenses	$38,725,000	27.4%	$32,298,000	26.9%

Integrated senior health campuses and SHOP typically have a higher percentage of direct operating expenses to revenue than MOBs, hospitals, senior housing—leased, and SNFs due to the nature of RIDEA-type facilities where we conduct day-to-day operations. For the year ended December 31, 2021, as compared to the year ended December 31, 2020, rental expenses increased by $6,025,000 and property operating expenses increased by $15,836,000 for our SHOP due to the increase in the size of our portfolio as a result of the Merger. Further, the remaining increase in total property operating expenses of $20,630,000 was due to an increase in labor costs at our SHOP and integrated senior health campuses.

General and Administrative

For the year ended December 31, 2021, general and administrative expenses were $43,199,000 compared to $27,007,000 for the year ended December 31, 2020. The increase in general and administrative expenses of $16,192,000 was primarily the result of an increase of: (1) $10,845,000 in stock compensation expense in connection with profit interests redemptions; (2) $4,449,000 in payroll costs for the acquired employees as a result of the AHI Acquisition; (3) $1,317,000 in operator transition expenses at certain of our SHOP; and (4) $1,062,000 in corporate operating expenses. Such increases were partially offset by a decrease in our asset management and property management oversight fees of $4,812,000 as a result of the AHI Acquisition.

Business Acquisition Expenses

For the years ended December 31, 2021 and 2020, we recorded business acquisition expenses of $13,022,000 and $290,000, respectively. For the year ended December 31, 2021, such expenses were primarily due to $12,873,000 in third-party legal costs and professional services incurred related to the Merger and the AHI Acquisition.

Depreciation and Amortization

For the years ended December 31, 2021 and 2020, depreciation and amortization was $133,191,000 and $98,858,000, respectively, which primarily consisted of depreciation on our properties of $109,036,000 and $90,997,000, respectively, and amortization of our identified intangible assets of $21,111,000 and $6,258,000, respectively. The increase in depreciation and amortization of $34,333,000 was primarily the result of an increase of (1) $25,690,000 in depreciable assets in our portfolio as a result of the Merger; and (2) $2,380,000 due to the write-off of tenant improvements and in-place leases in connection with the transition of senior housing facilities within Delta Valley ALF Portfolio to a RIDEA structure on December 1, 2021.

Interest Expense

Interest expense, including gain or loss in fair value of derivative financial instruments, consisted of the following for the periods then ended:

	Years Ended December 31,
	2021	2020
Interest expense:
Lines of credit and term loans and derivative financial instruments	$33,966,000	$31,499,000
Mortgage loans payable	36,253,000	32,568,000
Amortization of deferred financing costs:
Lines of credit and term loans	4,261,000	3,559,000
Mortgage loans payable	1,652,000	1,171,000
Amortization of debt discount/premium, net	773,000	826,000
(Gain) loss in fair value of derivative financial instruments	(8,200,000)	3,906,000
Loss on extinguishment of debt	2,655,000	—
Interest expense on financing obligations and other liabilities	1,377,000	1,655,000

Total	$72,737,000	$75,184,000

For the year ended December 31, 2021, interest expense was $72,737,000 compared to $75,184,000 for the year ended December 31, 2020. The decrease in interest expense was primarily related to the change to a gain in fair value recognized on our derivative financial instruments, partially offset by the loss on debt extinguishment of $2,655,000 and the increase in interest expense of $3,852,000 due to the larger portfolio of mortgage loans payable and lines of credit and term loans as a result of the Merger.

Comparison of the Years Ended December 31, 2020 and 2019

Our primary sources of revenue include rent generated by our non-RIDEA properties, and resident fees and services revenue from our RIDEA properties. Our primary expenses include property operating expenses and rental expenses. In general, and under a normal operating environment, we expect amounts related to our portfolio of properties to increase in the future based on ongoing property expansions and developments.

We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. As of December 31, 2020, we operated through six reportable business segments: MOBs, hospitals, SNFs, SHOP, senior housing—leased, and integrated senior health campuses.

The COVID-19 pandemic has had a significant adverse impact on the operations of our real estate portfolio. Although we experienced some delays in receiving rent payments from our tenants, as of December 31, 2020, we had collected 100% of contractual rent from our senior housing—leased and SNF tenants. In addition, substantially all of the contractual rent through December 2020 from our MOB tenants was received. However, given the significant ongoing uncertainty of the impact of the COVID-19 pandemic over the next 12 months, we are unable to predict the impact it will have on such tenants’ continued ability to pay rent. We received lease concession requests from some of our MOB tenants primarily during the second quarter of 2020 that resulted in an insignificant number of concessions granted, such as in the form of rent abatements, in conjunction with a lease term extension for up to seven years, or rent payment deferrals requiring repayment within one year. Such lease term extensions related to lease concessions that benefited us and do not have a material impact to our consolidated financial statements. No contractual rent for our MOB tenants was forgiven.

Except where otherwise noted, the changes in our consolidated results of operations for 2020 as compared to 2019 were primarily due to the disruption to our normal operations as a result of the COVID-19 pandemic and Grant Income received, as well as the development and expansion of our portfolio of integrated senior health campuses. In addition, there are changes in our results of operations by reporting segment due to the transition of the operations of senior housing facilities within our North Carolina ALF Portfolio to a RIDEA structure on December 1, 2019. As of December 31, 2020 and 2019, we owned and/or operated the following types of properties:

	December 31,
	2020			2019
	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %
Integrated senior health campuses	119	$1,626,950,000	(1)	118	$1,546,121,000	(1)
MOBs	63	657,885,000	89.0%	64	664,135,000	89.1%
SHOP	20	433,891,000	(2)	20	433,891,000	(2)
Senior housing—leased	9	89,535,000	100%	9	89,535,000	100%
SNFs	7	128,000,000	100%	7	128,000,000	100%
Hospitals	2	139,780,000	100%	2	139,780,000	100%

Total/weighted average (3)	220	$3,076,041,000	91.9%	220	$3,001,462,000	91.9%

(1)	The leased percentage for the resident units of our integrated senior health campuses was 77.0% and 86.1% for the years ended December 31, 2020 and 2019, respectively.
(2)	The leased percentage for the resident units of our SHOP facilities was 74.4% and 84.9% for the years ended December 31, 2020 and 2019, respectively.
(3)	Leased percentage excludes our SHOP facilities and integrated senior health campuses.

Revenues and Grant Income

The amount of revenues generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease available space at the then existing rental rates. Revenues and Grant Income by reportable segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019
Resident Fees and Services Revenue
Integrated senior health campuses	$983,169,000	$1,030,934,000
SHOP	85,904,000	68,144,000

Total resident fees and services revenue	1,069,073,000	1,099,078,000

Real Estate Revenue
MOBs	78,424,000	80,805,000
SNFs	16,107,000	13,345,000
Senior housing—leased	14,524,000	18,407,000
Hospitals	10,992,000	11,481,000

Total real estate revenue	120,047,000	124,038,000

Grant Income
Integrated senior health campuses	53,855,000	—
SHOP	1,326,000	—

Total Grant Income	55,181,000	—

Total revenues and Grant Income	$1,244,301,000	$1,223,116,000

For the years ended December 31, 2020 and 2019, resident fees and services primarily consisted of rental fees related to resident leases, extended healthcare fees, and other ancillary services. For the years ended December 31, 2020 and 2019, real estate revenue primarily consisted of base rent and expense recoveries. For the year ended December 31, 2020, the decline in resident fees and services revenue for our integrated senior health campuses was primarily due the impact of the COVID-19 pandemic, which resulted in a decline in resident occupancy at such facilities of 21.7% between February and December 2020. However, we recognized $53,855,000 of Grant Income at our integrated senior health campuses related to government grants received during 2020 through CARES Act economic stimulus programs. An additional $2,635,000 of such government grants were received by our integrated senior health campuses, which we have deferred and anticipate to recognize as Grant Income in 2021. For the year ended December 31, 2020, the increase in resident fees and services revenue for our SHOP and decrease in real estate revenue for our senior housing—leased were primarily due to the transition of senior housing facilities within our North Carolina ALF Portfolio to a RIDEA structure on December 1, 2019.

Property Operating Expenses and Rental Expenses

Property operating expenses and property operating expenses as a percentage of resident fees and services revenue and Grant Income, as well as rental expenses and rental expenses as a percentage of real estate revenues, by reportable segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2020		2019
Property Operating Expenses
Integrated senior health campuses	$929,897,000	89.7%	$919,793,000	89.2%
SHOP	63,830,000	73.2%	48,067,000	70.5%

Total property operating expenses	$993,727,000	88.4%	$967,860,000	88.1%

Rental Expenses
MOBs	$30,216,000	38.5%	$30,870,000	38.2%
SNFs	1,572,000	9.8%	1,456,000	10.9%
Hospitals	446,000	4.1%	532,000	4.6%
Senior housing—leased	64,000	0.4%	1,001,000	5.4%

Total rental expenses	$32,298,000	26.9%	$33,859,000	27.3%

For the year ended December 31, 2020, the increase in property operating expenses for our SHOP and decrease in rental expenses for our senior housing facilities were primarily due to the transition of senior housing—leased facilities within our North Carolina ALF Portfolio to a RIDEA structure on December 1, 2019. Overall, property operating expenses for both our integrated senior health campuses and SHOP have significantly increased in 2020 as compared to prior years due to COVID-19 expenses, which consisted of testing of staff and residents and the costs of personal protective equipment (“PPE”) and other supplies required to control the spread of the COVID-19 pandemic in such facilities. Integrated senior health campuses and SHOP typically have a higher percentage of direct operating expenses to revenue than MOBs, hospitals, senior housing—leased and SNFs due to the nature of RIDEA facilities where we conduct day-to-day operations.

General and Administrative

General and administrative consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019
Asset management and property management oversight fees—affiliates	$21,953,000	$20,073,000
Professional and legal fees	2,936,000	2,965,000
Transfer agent services	1,220,000	1,340,000
Stock compensation expense	(1,342,000)	2,744,000
Board of directors fees	614,000	280,000
Bank charges	586,000	282,000
Directors’ and officers’ liability insurance	337,000	314,000
Postage and delivery	247,000	171,000
Franchise taxes	194,000	82,000
Restricted stock compensation	155,000	215,000
Bad debt expense	—	991,000
Other	107,000	292,000

Total	$27,007,000	$29,749,000

The decrease in general and administrative for the year ended December 31, 2020 as compared to 2019 was primarily due to a decrease in bad debt expense for our accounts receivable as a result of a change in lease accounting guidance in 2019 and a modified retrospective adjustment to Trilogy’s performance-based units upon our adoption of accounting guidance related to share-based payments granted to nonemployees. Such decreases in general and administrative were partially offset by the increase in asset management fees as a result of an increase in our average invested assets through developments, capital expenditures and property acquisitions in 2020 as compared to 2019, as well as $381,000 in professional and legal fees and fees to a special board committee related to the investigation and analysis of strategic alternatives.

Acquisition Related Expenses

For the year ended December 31, 2020, we recorded acquisition related expenses of $290,000 in pursuit of real estate-related investment opportunities. For the year ended December 31, 2019, we recorded negative acquisition related expenses of $(161,000), which primarily related to $(681,000) in fair value adjustments to contingent consideration obligations.

Depreciation and Amortization

For the years ended December 31, 2020 and 2019, depreciation and amortization was $98,858,000 and $111,412,000, respectively, which primarily consisted of depreciation on our properties of $90,997,000 and $90,914,000, respectively, and amortization of our identified intangible assets of $6,258,000 and $19,366,000, respectively.

The increase in depreciation and amortization for the year ended December 31, 2019, compared to the years ended December 31, 2020, is primarily due to the September 2019 write-off of tenant improvements and in-place leases in connection with the termination of a management services agreement with an operator in 2019.

Interest Expense

Interest expense, including gain or loss in fair value of derivative financial instruments, consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019
Interest expense:
Lines of credit and term loans and derivative financial instruments	$31,499,000	$36,064,000
Mortgage loans payable	32,568,000	32,714,000
Amortization of deferred financing costs:
Lines of credit and term loans	3,559,000	3,664,000
Mortgage loans payable	1,171,000	1,449,000
Amortization of debt discount/premium, net	826,000	647,000
Loss in fair value of derivative financial instruments	3,906,000	4,541,000
Loss on extinguishment of debt	—	2,968,000
Interest on finance lease liabilities	609,000	390,000
Interest expense on financing obligations and other liabilities	1,046,000	657,000

Total	$75,184,000	$83,094,000

The decrease in total interest expense in 2020 as compared to 2019 was primarily related to the write off of unamortized loan fees due to the extinguishment of two mortgage loans payable during 2019 and the overall decrease in interest rates on our variable rate debt, partially offset by the fair value adjustments on our derivative financial instruments, which was due to a decrease in LIBOR rates relative to our interest rate swap contracts. The loss on extinguishment of debt in 2019 was due to the early payoff of two mortgage loans payable and the termination of a line of credit, which resulted in the write-off of unamortized debt discounts and unamortized deferred financing fees, as well as the payment of prepayment penalties.

Impairment of Real Estate Investments

For the year ended December 31, 2020, we recognized an impairment charge of $6,445,000 on one SNF within Fox Grape SNF Portfolio, $1,905,000, on one MOB within Mount Olympia MOB Portfolio and $2,719,000, and on two integrated senior health campuses within Trilogy, for an aggregate impairment charge of $11,069,000. No impairment charges on real estate investments were recognized for the year ended December 31, 2019.

Liquidity and Capital Resources

In the normal course of business, our material cash requirements consist of payment of operating expenses, general and administrative expenses, capital improvement expenditures, interest on our indebtedness, distributions to our stockholders (including distributions necessary to maintain our qualification as a REIT), and repurchases of our common stock. Our sources of funds primarily consist of operating cash flows and borrowings. We do not have any material off-balance sheet arrangements that we expect would materially affect our liquidity and capital resources.

Material Cash Requirements

Capital Improvement Expenditures

A capital plan for each investment is established upon acquisition that contemplates the estimated capital needs of that investment, including costs of refurbishment, tenant improvements, or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include operating cash generated by the investment, capital reserves, a line of credit or other loan established with respect to the investment, other borrowings or additional equity investments from us and joint venture partners. The capital plan for each investment is adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs. As of June 30, 2022, we had $17,736,000 of restricted cash in loan impounds and reserve accounts to fund a portion of such capital expenditures. Based on the budget for the properties we owned as of June 30, 2022, we estimated that unspent discretionary expenditures for capital and tenant improvements as of such date are equal to $82,920,000 for the remaining six months of 2022, although actual expenditures are dependent on many factors which are not presently known. As of December 31, 2021, we had $16,822,000 of restricted cash in loan impounds and reserve accounts to fund a portion of such capital expenditures. Based on the budget for the properties we owned as of December 31, 2021, we estimated that our discretionary expenditures for capital and tenant improvements could require up to $108,803,000 within the next 12 months.

Contractual Obligations

The following table provides information with respect to: (1) the maturity and scheduled principal repayment of our secured mortgage loans payable and lines of credit and term loans; (2) interest payments on our mortgage loans payable and lines of credit and term loans; (3) ground and other lease obligations; and (4) financing obligations as of June 30, 2022 on a pro forma basis:

Payments Due by Period
	2022	2023-2024	2025-2026	Thereafter	Total
Principal payments—fixed-rate debt	$	$	$	$	$
Interest payments—fixed-rate debt
Principal payments—variable-rate debt
Interest payments—variable-rate debt (based on rates in effect as of June 30, 2022)
Ground and other lease obligations
Financing obligations

Total	$	$	$	$	$

The following table provides information with respect to: (1) the maturity and scheduled principal repayment of our secured mortgage loans payable and lines of credit and term loans; (2) interest payments on our mortgage loans payable and lines of credit and term loans; (3) ground and other lease obligations; and (4) financing obligations as of June 30, 2022:

	Payments Due by Period
	2022	2023-2024	2025-2026	Thereafter	Total
Principal payments—fixed-rate debt	$25,507,000	$106,157,000	$184,034,000	$510,768,000	$826,466,000
Interest payments—fixed-rate debt	12,890,000	46,823,000	38,564,000	202,140,000	300,417,000
Principal payments—variable-rate debt	221,000	610,976,000	413,626,000	569,345,000	1,594,168,000
Interest payments—variable-rate debt (based on rates in effect as of June 30, 2022)	29,239,000	83,219,000	51,603,000	4,235,000	168,296,000
Ground and other lease obligations	7,116,000	26,858,000	22,672,000	144,289,000	200,935,000
Financing obligations	2,702,000	5,366,000	3,048,000	16,241,000	27,357,000

Total	$77,675,000	$879,399,000	$713,547,000	$1,447,018,000	$3,117,639,000

The following table provides information with respect to: (1) the maturity and scheduled principal repayment of our secured mortgage loans payable and lines of credit and term loans; (2) interest payments on our mortgage loans payable and lines of credit and term loans; (3) ground and other lease obligations; and (4) financing obligations as of December 31, 2021:

	Payments Due by Period
	2022	2023-2024	2025-2026	Thereafter	Total
Principal payments—fixed-rate debt	$65,147,000	$105,579,000	$182,402,000	$492,376,000	$845,504,000
Interest payments—fixed-rate debt	26,899,000	47,066,000	38,793,000	213,407,000	326,165,000
Principal payments—variable-rate debt	982,439,000	483,053,000	12,751,000	19,103,000	1,497,346,000
Interest payments—variable-rate debt (based on rates in effect as of December 31, 2021)	17,646,000	12,130,000	1,159,000	1,997,000	32,932,000
Ground and other lease obligations	19,188,000	37,460,000	34,248,000	163,816,000	254,712,000
Financing obligations	15,031,000	5,313,000	3,048,000	16,243,000	39,635,000

Total	$1,126,350,000	$690,601,000	$272,401,000	$906,942,000	$2,996,294,000

Distributions and Share Repurchases

For information on distributions, see the “—Distributions” section below. For information on our share repurchase plan, see “Note 14, Equity—Share Repurchase Plan,” to our accompanying condensed consolidated financial statements and our accompanying consolidated financial statements. On                , 2022, our Board authorized the full suspension of our share repurchase plan, effective as of                 , 2022.

Credit Facilities

On January 19, 2022, we (1) terminated our credit agreement, as amended, for our line of credit and term loans with an aggregate maximum principal amount of $530,000,000 and (2) through the Operating Partnership, entered into an agreement that superseded and replaced our amended credit facility with a maximum principal amount of $480,000,000 with our Credit Facility with an aggregate maximum principal amount of up to $1,050,000,000. In addition, we are subject to an amended and restated loan agreement regarding a senior secured revolving credit facility with an aggregate maximum principal amount of $360,000,000 (the “2019 Trilogy Credit Facility”). Our total capacity to pay operating expenses, general and administrative expenses, capital improvement expenditures, interest, distributions, and repurchases is a function of our current cash position, our borrowing capacity on our lines of credit and term loans, as well as any future indebtedness that we may incur.

As of June 30, 2022, our aggregate borrowing capacity under our credit facilities was $1,410,000,000. As of June 30, 2022, our aggregate borrowings outstanding under our credit facilities was $1,267,634,000, and we had an aggregate of $142,366,000 available on such facilities. As of June 30, 2022 on a pro forma basis, our aggregate borrowings outstanding under our credit facilities was $                 , and we had an aggregate of $                available on such facilities. We believe that the resources described above will be sufficient to satisfy our cash requirements for the foreseeable future.

As of December 31, 2021, our aggregate borrowing capacity under our credit facilities was $1,370,000,000. As of December 31, 2021, our aggregate borrowings outstanding under our credit facilities was $1,226,634,000, and we had an aggregate of $143,366,000 available on such facilities.

Cash Flows

The following summary discussion of our changes in our cash flows is based on our consolidated statements of cash flows in our accompanying condensed consolidated financial statements and our accompanying consolidated financial statements and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

In connection with the Merger, we were the legal acquiror and GAHR III was the accounting acquiror for financial reporting purposes. Thus, the financial information set forth herein subsequent to the Merger reflects results of the combined company, and the financial information set forth herein prior to the Merger reflects GAHR III’s results.

Six Months Ended June 30, 2022 and 2021

The following table sets forth changes in cash flows:

	Six Months Ended June 30,
	2022	2021
Cash, cash equivalents and restricted cash—beginning of period	$125,486,000	$152,190,000
Net cash provided by operating activities	56,138,000	3,579,000
Net cash used in investing activities	(97,364,000)	(124,165,000)
Net cash provided by financing activities	19,924,000	86,471,000
Effect of foreign currency translation on cash, cash equivalents, and restricted cash	(8,000)	(27,000)

Cash, cash equivalents and restricted cash—end of period	$104,176,000	$118,048,000

Operating Activities

The increase in net cash provided by operating activities of $52,559,000 was primarily due to the increase in the size of our portfolio as a result of the Merger on October 1, 2021, thereby increasing our NOI during the six months ended June 30, 2022, as compared to the prior year period. In general, cash flows from operating activities are affected by the timing of cash receipts and payments.

Investing Activities

The decrease in net cash used in investing activities of $26,801,000 was primarily due to a $12,602,000 increase in proceeds from dispositions of real estate, a $10,669,000 decrease in developments and capital expenditures and a $3,421,000 decrease in property acquisitions during the six months ended June 30, 2022 as compared to the prior year period.

Financing Activities

The decrease in net cash provided by financing activities of $66,547,000 was primarily due to a decrease in net borrowings under our mortgage loans payable of $55,177,000 and a $6,697,000 increase in distributions to noncontrolling interests during the six months ended June 30, 2022 as compared to the prior year period, as well as the $30,247,000 payment of distributions to our common stockholders and a $10,583,000 payment to repurchase our common stock for the six months ended June 30, 2022. Such amounts were partially offset by an increase in net borrowings under our lines of credit and term loans of $47,400,000 during the six months ended June 30, 2022 as compared to the prior year period. The change in distributions paid to common stockholders was due to the suspension of all stockholder distributions on May 29, 2020 in response to the impact of the COVID-19 pandemic, which the board of directors of GAHR III subsequently reinstated in June 2021. The change in share repurchases was due to the suspension of the GAHR III share repurchase plan from May 31, 2020 through October 4, 2021, when the partial reinstatement of our share repurchase plan was approved by our Board.

Years Ended December 31, 2021 and 2020

The following table sets forth changes in cash flows:

	Years Ended December 31,
	2021	2020
Cash, cash equivalents and restricted cash—beginning of period	$152,190,000	$89,880,000
Net cash provided by operating activities	17,913,000	219,156,000
Net cash used in investing activities	(138,652,000)	(147,945,000)
Net cash provided by (used in) financing activities	94,109,000	(8,811,000)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(74,000)	(90,000)

Cash, cash equivalents and restricted cash—end of period	$125,486,000	$152,190,000

Operating Activities

The change in net cash provided by operating activities of $201,243,000 was primarily due to a decrease in Grant Income of $38,230,000 and an increase in general and administrative expenses and interest payments on our outstanding indebtedness due to the Merger and the AHI Acquisition during the year ended December 31, 2021, as compared to the prior year period. In addition, the decrease in net cash provided by operating activities was due to $52,322,000 in Medicare advance payments that were received in the prior year, as well as the payment of deferred payroll taxes related to the CARES Act of $20,388,000 and the payment of costs related to the Merger of $12,873,000 during the year ended December 31, 2021.

Investing Activities

The change in net cash used in investing activities of $9,293,000 was primarily due to a decrease in developments and capital expenditures of $48,607,000 during the year ended December 31, 2021, compared to the year ended December 31, 2020, and cash, cash equivalents and restricted cash acquired in connection with the Merger on October 1, 2021 of $17,852,000, partially offset by an increase of $49,557,000 in investing activities related to our property acquisitions and a decrease in proceeds from dispositions of real estate of $8,026,000 during the year ended December 31, 2021, compared to the year ended December 31, 2020.

Financing Activities

The change from net cash used in financing activities to net cash provided by financing activities of $102,920,000 was primarily due to an increase in net borrowings under our mortgage loans payable of $243,490,000, a decrease in share repurchases of $22,725,000 and a decrease in distributions paid to common stockholders of $4,209,000. Such increases in financing activities were partially offset by a decrease in net borrowings under our lines of credit of $133,655,000, an increase in distributions to noncontrolling interests of $9,412,000, an increase in repurchases of stock warrants and redeemable noncontrolling interests of $8,783,000 and an increase in payments on financing and lease obligations of $6,232,000 during the year ended December 31, 2021 as compared to the year ended December 31, 2020, as well as $11,000,000 received in connection with the issuance of noncontrolling interests in the prior year. The decrease in share repurchases was due to the suspension of the GAHR III share repurchase plan from May 31, 2020 through October 4, 2021, when the partial reinstatement of our share repurchase plan was approved by our Board. The decrease in distributions paid to common stockholders was due to the suspension of all stockholder distributions on May 29, 2020 in response to the impact of the COVID-19 pandemic. The board of directors of GAHR III reinstated stockholder distributions in June 2021 at an annualized distribution rate of $0.20 per share, which distributions were further increased, as approved by our Board, to an annualized distribution rate of $0.40 per share starting with distributions declared for the month of October 2021.

Years Ended December 31, 2020 and 2019

The following table sets forth changes in cash flows:

	Years Ended December 31,
	2020	2019
Cash, cash equivalents and restricted cash—beginning of period	$89,880,000	$72,705,000
Net cash provided by operating activities	219,156,000	117,454,000
Net cash used in investing activities	(147,945,000)	(103,112,000)
Net cash (used in) provided by financing activities	(8,811,000)	2,688,000
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(90,000)	145,000

Cash, cash equivalents and restricted cash—end of period	$152,190,000	$89,880,000

Operating Activities

For the years ended December 31, 2020 and 2019, cash flows provided by operating activities primarily related to the cash flows provided by our property operations and $55,181,000 of Grant Income, offset by the payment of general and administrative expenses. See the “—Results of Operations” section above for a further discussion. In general, cash flows provided by operating activities will be affected by the timing of cash receipts and payments. In addition, for the year ended December 31, 2020, cash flows provided by operating activities included approximately $2,635,000 of government grants and $52,322,000 of Medicare advance payments that have been received and deferred in other liabilities to be recognized in the future as revenue or Grant Income, as applicable.

Investing Activities

For the year ended December 31, 2020, cash flows used in investing activities primarily related to developments and capital expenditures of $128,302,000 and acquisitions of previously leased real estate investments, including our land acquisition, in the amount of $30,552,000, partially offset by proceeds from real estate dispositions of $12,525,000. For the year ended December 31, 2019, cash flows used in investing activities primarily related to developments and capital expenditures of $92,836,000 and our 2019 property acquisitions, including our acquisitions of previously leased real estate investments, in the amount of $37,863,000, partially offset by principal repayments on real estate notes receivable of $28,650,000. In general, cash flows used in investing activities will be affected by the timing of capital expenditures and development projects and the number of acquisitions we complete in future years as compared to prior years.

Financing Activities

For the year ended December 31, 2020, cash flows used in financing activities primarily related to scheduled payments on our mortgage loans payable of $71,990,000, distributions to our common stockholders of $26,997,000 and share repurchases of $23,107,000, partially offset by borrowings under mortgage loans payable of $92,399,000, net borrowings under our lines of credit in the amount of $27,755,000 and the sale of a 9.4% membership interest in a consolidated limited liability company that owns Southlake TX Hospital for $11,000,000. For the year ended December 31, 2019, cash flows provided by financing activities primarily related to borrowings under mortgage loans payable of $191,246,000 and net borrowings under our lines of credit and term loans in the amount of $77,831,000, partially offset by share repurchases of $89,888,000, scheduled payments on mortgage loans of $74,037,000, distributions to our common stockholders of $62,612,000 and our early payoff of mortgage loans payable of $14,022,000. The decrease in share repurchases and distributions paid in 2020 compared to 2019 was primarily related to actions taken by our Board to protect our capital and maximize our liquidity in response to the impact of the COVID-19 pandemic, such as the decrease in our daily distribution rate in March 2020 followed by the suspension of all stockholder distributions in May 2020. Overall, we anticipate cash flows from financing activities to decrease in the future. However, we anticipate our indebtedness to increase as we continue to develop properties and if we acquire additional real estate and real estate-related investments.

Distributions

Six Months Ended June 30, 2022 and 2021

The following information represents our distributions for the period before the consummation of the Merger between GAHR III and us on October 1, 2021. Since October 1, 2021, the information included below represents the distributions of the combined company.

Prior to March 31, 2020, our Board authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on May 1, 2016 and ending on March 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share of our Class T common stock and Class I common stock, which was equal to an annualized distribution rate of $0.60 per share. These distributions were aggregated and paid in cash or shares of our common stock pursuant to the DRIP on a monthly basis, in arrears, only from legally available funds.

In response to the COVID-19 pandemic and its effects to our business and operations, at the end of the first quarter of 2020, our Board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects by reducing our distribution payments to stockholders. Consequently, our Board authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on April 1, 2020 and ending on August 31, 2021, which was calculated based on 365 days in the calendar year and was equal to $0.001095890 per share of our Class T common stock and Class I common stock. Such daily distribution was equal to an annualized distribution rate of $0.40 per share. The distributions were aggregated and paid in cash or shares of our common stock pursuant to the DRIP on a monthly basis, in arrears, only from legally available funds.

Our Board also authorized distributions to our Class T common stockholders and Class I common stockholders of record as of the close of business on September 17, 2021, equal to $0.0328767 per share of our common stock, which was equal to an annualized distribution of $0.40 per share. Further, our Board authorized record date distributions to our Class T common stockholders and Class I common stockholders of record as of each monthly record date from October 2021 through June 2022, equal to $0.033333333 per share of our common stock, which was equal to an annualized distribution rate of $0.40 per share. The distributions were paid in cash or shares of our common stock pursuant to the DRIP. Beginning with the third quarter of 2022, distributions, if any, are authorized by our Board on a quarterly basis, in such amounts as our Board shall determine, and each quarterly record date for purposes of such distributions is determined and authorized by our Board in the last month of each calendar quarter until such time as our Board changes such policy. Stockholders who elected to participate in our DRIP continued to have their distributions reinvested to purchase additional shares of our common stock, but on a quarterly basis beginning with the third quarter 2022 distribution declared. On                , 2022, our Board authorized the suspension of the DRIP, effective as of                , 2022.

On March 18, 2021, in connection with our special committee’s strategic alternative review process, our Board authorized the suspension of the DRIP, effective as of April 1, 2021. As a result, beginning with the April 2021 distributions, which were paid in May 2021, there were no further issuances of shares pursuant to the DRIP, and stockholders who were participants in the DRIP received cash distributions instead. On October 4, 2021, our Board authorized the reinstatement of the DRIP and as a result, beginning with the October 2021 distribution, which was paid in November 2021, stockholders who previously enrolled as participants in the DRIP (including former GAHR III stockholders who participated in the GAHR III distribution reinvestment plan) received distributions in shares of our common stock pursuant to the terms of the DRIP, instead of cash distributions.

The amount of the distributions paid to our common stockholders was determined quarterly or monthly, as applicable, by our Board and was dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our qualification as a REIT under the Code. We have not established any limit on the amount of borrowings that may be used to fund distributions, except that, in accordance with Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences.

GAHR III did not pay any distributions for the six months ended June 30, 2021. The following tables reflect distributions we paid for the six months ended June 30, 2022, along with the amount of distributions reinvested pursuant to the DRIP, and the sources of our distributions as compared to cash flows from operations or FFO attributable to controlling interest, a non-GAAP financial measure:

	Six Months Ended June 30, 2022
Distributions paid in cash	$30,247,000
Distributions reinvested	22,447,000

	$52,694,000

Sources of distributions:
Cash flows from operations	$52,694,000	100%
Proceeds from borrowings	—	—

	$52,694,000	100%

	Six Months Ended June 30, 2022
Distributions paid in cash	$30,247,000
Distributions reinvested	22,447,000

	$52,694,000

Sources of distributions:
FFO attributable to controlling interest	$52,694,000	100%
Proceeds from borrowings	—	—

	$52,694,000	100%

As of June 30, 2022, any distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders, and some portion of a distribution to our stockholders may have been paid from borrowings.

Years Ended December 31, 2021 and 2020

The financial information set forth herein subsequent to the Merger reflects results of the combined company, and the financial information set forth herein prior to the Merger reflects GAHR III’s results.

The income tax treatment for distributions reportable for the years ended December 31, 2021 and 2020 was as follows:

	Years Ended December 31,
	2021		2020
Ordinary income	$7,989,000	26.3%	$—	—%
Capital gain	—	—	—	—
Return of capital	22,406,000	73.7	48,842,000	100

	$30,395,000	100%	$48,842,000	100%

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which have been separately reported.

The following tables reflect distributions paid for the years ended December 31, 2021 and 2020, along with the amount of distributions reinvested pursuant to our DRIP, and the sources of our distributions as compared to cash flows from operations or FFO attributable to controlling interest:

	Years Ended December 31,
	2021		2020
Distributions paid in cash	$22,788,000		$26,997,000
Distributions reinvested	7,666,000		21,861,000

	$30,454,000		$48,858,000

Sources of distributions:
Cash flows from operations	$17,913,000	58.8%	$48,858,000	100%
Proceeds from borrowings	12,541,000	41.2	—	—

	$30,454,000	100%	$48,858,000	100%

	Years Ended December 31,
	2021		2020
Distributions paid in cash	$22,788,000		$26,997,000
Distributions reinvested	7,666,000		21,861,000

	$30,454,000		$48,858,000

Sources of distributions:
FFO attributable to controlling interest	$30,454,000	100%	$48,858,000	100%
Proceeds from borrowings	—	—	—	—

	$30,454,000	100%	$48,858,000	100%

For the years ended December 31, 2021 and 2020, any distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders, and all or any portion of a distribution to our stockholders may have been paid from borrowings.

Years Ended December 31, 2020 and 2019

The financial information set forth herein reflects GAHR III’s results.

The income tax treatment for distributions reportable for the years ended December 31, 2020 and 2019 was as follows:

	Years Ended December 31,
	2020		2019
Ordinary income	$—	—%	$35,294,000	29.9%
Capital gain	—	—	—	—
Return of capital	48,842,000	100	82,731,000	70.1

	$48,842,000	100%	$118,025,000	100%

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which have been separately reported.

Financing

We anticipate that our overall leverage will not exceed 50.0% of the combined fair market value of all of our properties, and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the market value of each asset will be equal to the contract purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of June 30, 2022 on a pro forma basis, our aggregate borrowings were                % of the combined market value of all of our real estate and real estate-related investments. As of June 30, 2022, December 31, 2021 and December 31, 2020, our aggregate borrowings were 47.4%, 46.8%, and 45.9%, respectively, of the combined market value of all of our real estate and real estate-related investments.

Mortgage Loans Payable, Net

For a discussion of our mortgage loans payable, see “Note 8, Mortgage Loans Payable, Net,” to our accompanying condensed consolidated financial statements and our accompanying consolidated financial statements.

Lines of Credit and Term Loans

For a discussion of our lines of credit and term loans, see “Note 9, Lines of Credit and Term Loans,” to our accompanying condensed consolidated financial statements and our accompanying consolidated financial statements.

REIT Requirements

In order to maintain our qualification as a REIT for U.S. federal income tax purposes, we are required to distribute to our stockholders a minimum of 90.0% of our REIT taxable income. Existing IRS guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collection of receivables, we may seek to obtain capital to make distributions by means of secured and unsecured debt financing through one or more unaffiliated third parties. We may also make distributions with cash from capital transactions including, without limitation, the sale of one or more of our properties.

Commitments and Contingencies

For a discussion of our commitments and contingencies, see “Note 12, Commitments and Contingencies to our accompanying condensed consolidated financial statements and our accompanying consolidated financial statements.

Debt Service Requirements

A significant liquidity need is the payment of principal and interest on our outstanding indebtedness.

Pro Forma

As of June 30, 2022 on a pro forma basis, we had $                of fixed-rate and variable-rate mortgage loans payable outstanding secured by our properties. As of June 30, 2022 on a pro forma basis, we had $                outstanding and $                remained available under our lines of credit. The weighted average effective interest rate on our outstanding debt was                % per annum as of June 30, 2022 on a pro forma basis.

Historical

As of June 30, 2022 and December 31, 2021, we had $1,152,998,000 and $1,116,216,000 ($1,134,059,000 and $1,095,594,000, net of discount/premium and deferred financing costs), respectively, of fixed-rate and variable-rate mortgage loans payable outstanding secured by our properties. As of June 30, 2022 and December 31, 2021, we had $1,267,634,000 and $1,226,634,000 outstanding, respectively, and $142,366,000 and $143,366,000, respectively, remained available under our lines of credit. The weighted average effective interest rate on our outstanding debt was 3.43% per annum as of June 30, 2022 and, factoring in our fixed rate interest rate swaps and interest rate cap, was 3.18% per annum as of December 31, 2021.

We are required by the terms of certain loan documents to meet various financial and non-financial covenants, such as leverage ratios, net worth ratios, debt service coverage ratios, and fixed charge coverage ratios. Except as explained below, as of June 30, 2022 and December 31, 2021, we were in compliance with all such covenants and requirements on our mortgage loans payable and our lines of credit and term loans. While the extent and severity of the COVID-19 pandemic on our business has been subsiding, any potential future deterioration of operations in excess of management’s projections as a result of COVID-19 could impact future compliance with these covenants. If any future covenants are violated, we anticipate seeking a waiver or amending the debt covenants with the lenders when and if such event should occur. However, there can be no assurances that management will be able to effectively achieve such plans. Some of our mortgage loan agreements include a standard loan term requiring lender approval for a change of control event, which was triggered upon the closing of the Merger. All of our mortgage lenders and loan servicers approved such event, except for the servicers of two of our mortgage loans with an aggregate principal balance of $14,137,000, for which approvals were received in April 2022.

Inflation

During the six months ended June 30, 2022 and 2021 and the years ended December 31, 2021, 2020, and 2019, inflation has not significantly affected our operations; however, the annual rate of inflation in the United States reached 8.5% in July 2022, as measured by the Consumer Price Index, and while we believe inflation has not significantly impacted our operations, we have experienced, and continue to experience, increases in the cost of labor, services, and PPE and therefore continued inflationary pressures could impact our profitability in future periods. There are provisions in the majority of our tenant leases that will protect us from the impact of inflation. These provisions include negotiated rental increases, reimbursement billings for operating expense pass-through charges and real estate tax and insurance reimbursements. However, due to the long-term nature of the anticipated leases, among other factors, the leases may not reset frequently enough to cover inflation.

Related Party Transactions

For a summary of related party transactions, see “Certain Relationships and Related Party Transactions.”

Non-GAAP Financial Measures

In connection with the Merger, we were the legal acquiror and GAHR III was the accounting acquiror for financial reporting purposes. Thus, the financial information set forth herein subsequent to the Merger reflects results of the combined company, and the financial information set forth herein prior to the Merger reflects GAHR III’s results.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a measure known as FFO, a non-GAAP financial measure, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure, and our management uses FFO to evaluate our performance over time. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, a non-GAAP financial measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT (the “White Paper”). The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of certain real estate assets and impairment writedowns of certain real estate assets and investments, plus depreciation and amortization related to real estate, and after adjustments for unconsolidated partnerships and joint ventures. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that impairments are based on estimated future undiscounted cash flows. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization and impairments, provides a further understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

However, FFO and MFFO attributable to controlling interest, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

The IPA, an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental performance measure and which we believe to be another appropriate supplemental performance measure to reflect operating performance. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes expensed acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after the initial offering stage has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after the initial offering stage has been completed and properties have been acquired, as it excludes expensed acquisition fees and expenses that have a negative effect on our initial operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP financial measure, consistent with the Practice Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): expensed acquisition fees and costs; amounts relating to deferred rent and amortization of above- and below-market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives, or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline described above.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete.

None of the SEC, NAREIT, or any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and we would have to adjust our calculation and characterization of FFO.

Upon completion of this offering and our listing on the NYSE, we expect to begin reporting “Normalized FFO” instead of MFFO. We expect our calculation of Normalized FFO will be similar to our calculation of MFFO, except that we expect Normalized FFO will adjust for certain non-cash compensation expenses and other items that will be disclosed at the time.

Six Months Ended June 30, 2022 and 2021

For the six months ended June 30, 2022 and 2021, we recognized government grants as Grant Income or as a reduction of property operating expenses, as applicable, and within loss from unconsolidated entities. Such amounts were granted through federal and state government programs, such as through the CARES Act, and which were established for eligible healthcare providers to preserve liquidity in response to the COVID-19 pandemic. See the “—Results of Operations” section above for a further discussion. The government grants helped mitigate some of the negative impact that the COVID-19 pandemic had on our financial condition and results of operations. Without such relief funds, the COVID-19 pandemic would have had a material adverse impact to our FFO and MFFO. For the six months ended June 30, 2022 and 2021, FFO would have been approximately $52,882,000 and $21,626,000, respectively, excluding government grants recognized. For the six months ended June 30, 2022 and 2021, MFFO would have been approximately $61,474,000 and $22,681,000, respectively, excluding government grants recognized. For the six months ended June 30, 2022 on a pro forma basis, FFO and MFFO would have been approximately $                and $                , respectively, excluding government grants.

The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the periods presented below:

	Six Months Ended June 30,
	2022 (Pro Forma)	2022	2021
Net loss	$	$(16,439,000)	$(24,234,000)
Add:
Depreciation and amortization related to real estate—consolidated properties		82,250,000	52,080,000
Depreciation and amortization related to real estate—unconsolidated entities		846,000	1,568,000
Impairment of real estate investments—consolidated properties		17,340,000	3,335,000
(Gain) loss on dispositions of real estate investments—consolidated properties		(683,000)	377,000
Less:
Net (income) loss attributable to noncontrolling interests		(3,827,000)	4,709,000
Depreciation, amortization, impairments and gain/loss on dispositions—noncontrolling interests		(14,153,000)	(9,656,000)

FFO attributable to controlling interest	$	$65,334,000	$28,179,000

Business acquisition expenses (1)	$	$1,930,000	$3,998,000
Amortization of above- and below-market leases (2)		1,204,000	248,000
Amortization of closing costs (3)		114,000	96,000
Change in deferred rent (4)		(2,304,000)	(482,000)
Loss on debt extinguishments (5)		4,410,000	2,293,000
Gain in fair value of derivative financial instruments (6)		(500,000)	(3,596,000)
Foreign currency loss (gain) (7)		4,994,000	(653,000)
Adjustments for unconsolidated entities (8)		190,000	319,000
Adjustments for noncontrolling interests (8)		(1,446,000)	(1,168,000)

MFFO attributable to controlling interest	$	$73,926,000	$29,234,000

Weighted average shares of common stock outstanding—basic and diluted		262,768,637	179,628,315

Net loss per share of common stock—basic and diluted	$	$(0.06)	$(0.13)

FFO attributable to controlling interest per share of common stock—basic and diluted	$	$0.25	$0.16

MFFO attributable to controlling interest per share of common stock—basic and diluted	$	$0.28	$0.16

(1)

In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding business acquisition expenses that have been deducted as expenses in the determination of GAAP net income or loss, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Business acquisition expenses include payments to our former advisor or its affiliates and third parties.

(2)

Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)

Under GAAP, closing costs are amortized over the term of our debt security investment as an adjustment to the yield on our debt security investment. This may result in income recognition that is different than the contractual cash flows under our debt security investment. By adjusting for the amortization of the closing costs, MFFO may provide useful supplemental information on the realized economic impact of our debt security investment, providing insight on the expected contractual cash flows of such investment, and aligns results with management’s analysis of operating performance.

(4)

Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

(5)

The loss associated with the early extinguishment of debt primarily relates to the write-off of unamortized deferred financing fees, write-off of unamortized debt discount or premium, penalties, or other fees incurred. We believe that adjusting for such non-recurring losses provides useful supplemental information because such charges (or losses) may not be reflective of on-going business transactions and operations and is consistent with management’s analysis of our operating performance.

(6)

Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(7)	We believe that adjusting for the change in foreign currency exchange rates provides useful information because such adjustments may not be reflective of on-going operations.
(8)

Includes all adjustments to eliminate the unconsolidated entities’ share or noncontrolling interests’ share, as applicable, of the adjustments described in notes (1) – (7) above to convert our FFO to MFFO.

Years Ended December 31, 2021 and 2020

For the years ended December 31, 2021 and 2020, we recognized government grants as Grant Income or as a reduction of property operating expenses, as applicable, and within loss from unconsolidated entities. Such amounts were granted through federal and state government programs, such as through the CARES Act, and which were established for eligible healthcare providers to preserve liquidity in response to the COVID-19 pandemic. The government grants helped mitigate some of the negative impact that the COVID-19 pandemic had on our financial condition and results of operations. Without such relief funds, the COVID-19 pandemic impact would have had a material adverse impact to our FFO and MFFO. For the years ended December 31, 2021 and 2020, FFO would have been approximately $54,516,000 and $54,872,000, respectively, excluding government grants recognized. For the years ended December 31, 2021 and 2020, MFFO would have been approximately $62,480,000 and $55,869,000, respectively, excluding government grants recognized.

The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the periods presented below:

	Years Ended December 31,
	2021 (Pro Forma)	2021	2020
Net (loss) income	$	$(53,269,000)	$8,863,000
Add:
Depreciation and amortization related to real estate—consolidated properties		133,191,000	98,858,000
Depreciation and amortization related to real estate—unconsolidated entities		3,116,000	2,992,000
Impairment of real estate investments—consolidated properties		3,335,000	11,069,000
Loss (gain) on dispositions of real estate investments—consolidated properties		100,000	(1,395,000)
Net loss (income) attributable to noncontrolling interests		5,475,000	(6,700,000)
Less:
Depreciation, amortization, impairments and gain/loss on dispositions—noncontrolling interests		(22,270,000)	(18,012,000)

FFO attributable to controlling interest	$	$69,678,000	$95,675,000

Business acquisition expenses (1)		$13,022,000	$290,000
Amortization of above- and below-market leases (2)		953,000	124,000
Amortization of loan and closing costs (3)		201,000	170,000
Change in deferred rent (4)		(20,000)	(1,479,000)
Loss on debt extinguishments (5)		2,655,000	—
(Gain) loss in fair value of derivative financial instruments (6)		(8,200,000)	3,906,000
Foreign currency loss (gain) (7)		564,000	(1,469,000)
Adjustments for unconsolidated entities (8)		573,000	941,000
Adjustments for noncontrolling interests(8)		(1,784,000)	(1,486,000)

MFFO attributable to controlling interest	$	$77,642,000	$96,672,000

Weighted average shares of common stock outstanding—basic and diluted		200,324,561	179,916,841

Net (loss) income per share of common stock—basic and diluted	$	$(0.27)	$0.05

FFO attributable to controlling interest per share of common stock—basic and diluted	$	$0.35	$0.53

MFFO attributable to controlling interest per share of common stock—basic and diluted	$	$0.39	$0.54

(1)

In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding business acquisition expenses that have been deducted as expenses in the determination of GAAP net income or loss, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Business acquisition expenses include payments to our former advisor or its affiliates and third parties.
(2)

Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment, and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)

Under GAAP, closing costs are amortized over the term of our debt security investment as an adjustment to the yield on our debt security investment. This may result in income recognition that is different than the contractual cash flows under our debt security investment. By adjusting for the amortization of the closing costs, MFFO may provide useful supplemental information on the realized economic impact of our debt security investment, providing insight on the expected contractual cash flows of such investment, and aligns results with management’s analysis of operating performance.

(4)

Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

(5)

The loss associated with the early extinguishment of debt primarily relates to the write-off of unamortized deferred financing fees, write-off of unamortized debt discount, penalties, or other fees incurred. We believe that adjusting for such non-recurring losses provides useful supplemental information because such charges (or losses) may not be reflective of on-going business transactions and operations and is consistent with management’s analysis of our operating performance.

(6)

Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(7)	We believe that adjusting for the change in foreign currency exchange rates provides useful information because such adjustments may not be reflective of on-going operations.
(8)

Includes all adjustments to eliminate the unconsolidated entities’ share or noncontrolling interests’ share, as applicable, of the adjustments described in notes (1) - (7) above to convert our FFO to MFFO.

Years Ended December 31, 2020 and 2019

For the year ended December 31, 2020, we recognized government grants as Grant Income or as a reduction of property operating expenses, as applicable, and within loss from unconsolidated entities. Such amounts were granted through federal and state government programs, such as through the CARES Act, and which were established for eligible healthcare providers to preserve liquidity in response to the COVID-19 pandemic. See the “—Results of Operations” section above for a further discussion. The government grants helped mitigate some of the negative impact that the COVID-19 pandemic had on our financial condition and results of operations. Without such relief proceeds, the COVID-19 pandemic impact would have had a material adverse impact to our FFO and MFFO. For the year ended December 31, 2020, FFO would have been approximately $54,872,000, excluding government grants recognized. For the year ended December 31, 2020, MFFO would have been approximately $55,869,000, excluding government grants recognized.

The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the periods presented below:

	Years Ended December 31,
	2020	2019
Net income (loss)	$8,863,000	$(852,000)
Add:
Depreciation and amortization related to real estate—consolidated properties	98,858,000	111,412,000
Depreciation and amortization related to real estate—unconsolidated entities	2,992,000	1,189,000
Impairment of real estate investments—consolidated properties	11,069,000	—
Less:
Gain on dispositions of real estate investments	(1,395,000)	—
Net income attributable to noncontrolling interests	(6,700,000)	(4,113,000)
Depreciation, amortization, impairments and gain on dispositions—noncontrolling interests	(18,012,000)	(16,477,000)

FFO attributable to controlling interest	$95,675,000	$91,159,000

Acquisition related expenses (1)	$290,000	$(161,000)
Amortization of above- and below-market leases (2)	124,000	219,000
Amortization of loan and closing costs (3)	170,000	275,000
Change in deferred rent (4)	(1,479,000)	744,000
Loss on extinguishment of debt (5)	—	2,968,000
Loss in fair value of derivative financial instruments (6)	3,906,000	4,541,000
Foreign currency gain (7)	(1,469,000)	(1,730,000)
Adjustments for unconsolidated entities (8)	941,000	1,431,000
Adjustments for noncontrolling interests (8)	(1,486,000)	(2,743,000)

MFFO attributable to controlling interest	$96,672,000	$96,703,000

Weighted average shares of common stock outstanding—basic and diluted	179,916,841	181,931,306

Net income (loss) per share of common stock—basic and diluted	$0.05	$—

FFO attributable to controlling interest per share of common stock—basic and diluted	$0.53	$0.50

MFFO attributable to controlling interest per share of common stock—basic and diluted	$0.54	$0.53

(1)

In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or its affiliates and third parties.

(2)

Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)

Under GAAP, direct loan and closing costs are amortized over the term of our debt security investment and notes receivable as an adjustment to the yield on our debt security investment or notes receivable. This may result in income recognition that is different than the contractual cash flows under our debt security investment and notes receivable. By adjusting for the amortization of the loan and closing costs related to our debt security investment and real estate notes receivable, MFFO may provide useful supplemental information on the realized economic impact of our debt security investment and notes receivable terms, providing insight on the expected contractual cash flows of such debt security investment and notes receivable, and aligns results with our analysis of operating performance.

(4)

Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with our analysis of operating performance.

(5)

The loss associated with the early extinguishment of debt primarily includes the write-off of unamortized deferred financing fees, write-off of unamortized debt discount, penalties, or other fees incurred. We believe that adjusting for such non-recurring losses provides useful supplemental information because such charges (or losses) may not be reflective of on-going business transactions and operations and is consistent with management’s analysis of our operating performance.

(6)

Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(7)	We believe that adjusting for the change in foreign currency exchange rates provides useful information because such adjustments may not be reflective of on-going operations.
(8)

Includes all adjustments to eliminate the unconsolidated entities’ share or noncontrolling interests’ share, as applicable, of the adjustments described in notes (1) – (7) above to convert our FFO to MFFO.

Net Operating Income

NOI is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, business acquisition expenses, depreciation and amortization, interest expense, gain or loss on dispositions, impairment of real estate investments, income or loss from unconsolidated entities, foreign currency gain or loss, other income, and income tax benefit or expense.

NOI is not equivalent to our net income (loss) as determined under GAAP and may not be a useful measure in measuring operational income or cash flows. Furthermore, NOI should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity, or indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. Investors are also cautioned that NOI should only be used to assess our operational performance in periods in which we have not incurred or accrued any business acquisition expenses.

We believe that NOI is an appropriate supplemental performance measure to reflect the performance of our operating assets because NOI excludes certain items that are not associated with the operations of the properties. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Six Months Ended June 30, 2022 and 2021

For the six months ended June 30, 2022 and 2021, we recognized government grants as Grant Income or as a reduction of property operating expenses, as applicable. The government grants helped mitigate some of the negative impact that the COVID-19 pandemic had on our financial condition and results of operations. Without such relief funds, the COVID-19 pandemic would have had a material adverse impact to our NOI. For the six months ended June 30, 2022 and 2021, NOI would have been approximately $135,078,000 and $78,301,000, respectively, excluding government grants recognized. For the six months ended June 30, 2022 on a pro forma basis, NOI would have been approximately $                excluding government grants recognized.

To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Six Months Ended June 30,
	2022 (Pro Forma)	2022	2021
Net loss	$	$(16,439,000)	$(24,234,000)
General and administrative		22,047,000	14,600,000
Business acquisition expenses		1,930,000	3,998,000
Depreciation and amortization		82,282,000	52,080,000
Interest expense		43,170,000	35,259,000
(Gain) loss on dispositions of real estate investments		(683,000)	377,000
Impairment of real estate investments		17,340,000	3,335,000
(Income) loss from unconsolidated entities		(2,024,000)	2,672,000
Foreign currency loss (gain)		4,994,000	(653,000)
Other income		(1,729,000)	(463,000)
Income tax expense		373,000	658,000

Net operating income	$	$151,261,000	$87,629,000

NOI by segment:
Integrated senior health campuses	$	$72,575,000	$36,538,000
SHOP		5,588,000	6,600,000
MOBs		46,566,000	25,533,000
Senior housing—leased		10,169,000	7,131,000
SNF		11,785,000	6,584,000
Hospitals		4,578,000	5,243,000

Total NOI	$	$151,261,000	$87,629,000

Years Ended December 31, 2021 and 2020

For the years ended December 31, 2021 and 2020, we recognized government grants as Grant Income or as a reduction of property operating expenses, as applicable. The government grants helped mitigate some of the negative impact that the COVID-19 pandemic had on our financial condition and results of operations. Without such relief funds, the COVID-19 pandemic impact would have had a material adverse impact to our NOI. For the years ended December 31, 2021 and 2020, NOI would have been approximately $196,385,000 and $162,576,000, respectively, excluding government grants recognized.

To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Years Ended December 31,
	2021 (Pro Forma)	2021	2020
Net (loss) income	$	$(53,269,000)	$8,863,000
General and administrative		43,199,000	27,007,000
Business acquisition expenses		13,022,000	290,000
Depreciation and amortization		133,191,000	98,858,000
Interest expense		72,737,000	75,184,000
Loss (gain) on dispositions of real estate investments		100,000	(1,395,000)
Impairment of real estate investments		3,335,000	11,069,000
Loss from unconsolidated entities		1,355,000	4,517,000
Foreign currency loss (gain)		564,000	(1,469,000)
Other income		(1,854,000)	(1,570,000)
Income tax expense (benefit)		956,000	(3,078,000)

Net operating income	$	$213,336,000	$218,276,000

NOI by segment:
Integrated senior health campuses	$	$95,867,000	$107,127,000
SHOP		14,826,000	23,400,000
MOBs		60,922,000	48,208,000
Senior housing—leased		16,164,000	14,460,000
SNF		15,802,000	14,535,000
Hospitals		9,755,000	10,546,000

Total NOI	$	$213,336,000	$218,276,000

Years Ended December 31, 2020 and 2019

For the year ended December 31, 2020, we recognized government grants as Grant Income or as a reduction of property operating expenses, as applicable. The government grants helped mitigate some of the negative impact that the COVID-19 pandemic had on our financial condition and results of operations. Without such relief proceeds, the COVID-19 pandemic impact would have had a material adverse impact to our NOI. For the year ended December 31, 2020, NOI would have been approximately $162,576,000, excluding government grants recognized.

To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Years Ended December 31,
	2020	2019
Net income (loss)	$8,863,000	$(852,000)
General and administrative	27,007,000	29,749,000
Acquisition related expenses	290,000	(161,000)
Depreciation and amortization	98,858,000	111,412,000
Interest expense	75,184,000	83,094,000
Gain on dispositions of real estate investments	(1,395,000)	—
Impairment of real estate investments	11,069,000	—
Loss from unconsolidated entities	4,517,000	2,097,000
Foreign currency gain	(1,469,000)	(1,730,000)
Other income	(1,570,000)	(3,736,000)
Income tax (benefit) expense	(3,078,000)	1,524,000

Net operating income	$218,276,000	$221,397,000

NOI by segment:
Integrated senior health campuses	$107,127,000	$111,141,000
SHOP	23,400,000	20,077,000
MOBs	48,208,000	49,935,000
Senior housing—leased	14,460,000	17,406,000
SNF	14,535,000	11,889,000
Hospitals	10,546,000	10,949,000

Total NOI	$218,276,000	$221,397,000

Quarterly NOI

The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for quarterly periods presented below:

	Three Months Ended
	June 30, 2022	March 31, 2022
Net loss	$(15,542,000)	$(897,000)
Grant Income	(10,969,000)	(5,214,000)
General and administrative	10,928,000	11,119,000
Business acquisition expenses	1,757,000	173,000
Depreciation and amortization	39,971,000	42,311,000
Interest expense	20,345,000	23,325,000
Gain in fair value of derivative financial instruments	—	(500,000)
Loss (gain) on dispositions of real estate investments	73,000	(756,000)
Impairment of real estate investments	17,340,000	—
Income from unconsolidated entities	(638,000)	(1,386,000)
Foreign currency loss	3,607,000	1,387,000
Other income	(469,000)	(1,260,000)
Income tax expense	205,000	168,000

Net operating income (excluding Grant Income)	$66,608,000	$68,470,000

	Three Months Ended
	June 30, 2022	March 31, 2022
NOI (excluding Grant Income) by segment:
Integrated senior health campuses	$28,648,000	$27,862,000
MOBs	23,042,000	23,524,000
SHOP	1,518,000	3,952,000
Senior housing—leased	5,050,000	5,119,000
SNF	6,078,000	5,707,000
Hospitals	2,272,000	2,306,000

Total NOI (excluding Grant Income)	$66,608,000	$68,470,000

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net loss	$(24,999,000)	$(9,934,000)	$(11,839,000)	$(20,281,000)
Grant Income	(6,687,000)	(936,000)	(1,099,000)	(8,229,000)
General and administrative	19,591,000	13,312,000	11,004,000	11,003,000
Business acquisition expenses	5,391,000	7,433,000	5,188,000	1,562,000
Depreciation and amortization	54,777,000	37,079,000	36,955,000	38,125,000
Interest expense	23,197,000	23,846,000	23,359,000	25,091,000
Gain in fair value of derivative financial instruments	(2,744,000)	(3,374,000)	(3,237,000)	(3,276,000)
(Gain) loss on dispositions of real estate investments	(1,000)	(291,000)	241,000	335,000
Impairment of real estate investments	—	—	3,335,000	—
(Income) loss from unconsolidated entities	(933,000)	(454,000)	1,093,000	2,676,000
Foreign currency (gain) loss	(177,000)	1,394,000	(238,000)	(415,000)
Other income	(1,043,000)	(381,000)	(199,000)	(280,000)
Income tax expense	171,000	128,000	495,000	163,000

Net operating income (excluding Grant Income)	$66,543,000	$67,822,000	$65,058,000	$46,474,000

NOI (excluding Grant Income) by segment:
Integrated senior health campuses	$28,353,000	$26,192,000	$22,824,000	$4,587,000
MOBs	23,340,000	22,899,000	24,126,000	23,532,000
SHOP	1,518,000	4,420,000	3,851,000	3,999,000
Senior housing—leased	5,483,000	5,580,000	5,546,000	5,574,000
SNF	5,917,000	6,151,000	6,097,000	6,154,000
Hospitals	1,932,000	2,580,000	2,614,000	2,628,000

Total NOI (excluding Grant Income)	$66,543,000	$67,822,000	$65,058,000	$46,474,000

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net (loss)/income	$(8,163,000)	$(5,832,000)	$19,632,000	$(15,716,000)
Grant Income	(24,592,000)	(1,604,000)	(29,990,000)	—
General and administrative	10,414,000	10,641,000	11,620,000	11,023,000
Business acquisition expenses	(251,000)	111,000	26,000	243,000
Depreciation and amortization	36,993,000	37,260,000	37,293,000	37,617,000
Interest expense	22,696,000	22,068,000	22,626,000	23,844,000
(Gain) loss in fair value of derivative financial instruments	(3,197,000)	(3,213,000)	(1,601,000)	12,788,000

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Gain on dispositions of real estate investments	(358,000)	(1,037,000)	—	—
Impairment of real estate investments	3,311,000	3,064,000	3,232,000	5,102,000
Loss (income) from unconsolidated entities	1,776,000	3,233,000	(1,769,000)	649,000
Foreign currency (gain) loss	(2,772,000)	(1,945,000)	183,000	3,065,000
Other income	(300,000)	(211,000)	(780,000)	(563,000)
Income tax (benefit) expense	(136,000)	111,000	157,000	(3,210,000)

Net operating income (excluding Grant Income)	$35,421,000	$62,646,000	$60,629,000	$74,842,000

NOI (excluding Grant Income) by segment:
Integrated senior health campuses	$(6,735,000)	$17,515,000	$14,297,000	$28,196,000
MOBs	22,764,000	23,103,000	22,940,000	22,843,000
SHOP	5,090,000	6,978,000	8,520,000	9,055,000
Senior housing—leased	5,503,000	6,265,000	5,444,000	5,285,000
SNF	6,181,000	6,161,000	6,769,000	6,817,000
Hospitals	2,618,000	2,624,000	2,659,000	2,646,000

Total NOI (excluding Grant Income)	$35,421,000	$62,646,000	$60,629,000	$74,842,000

Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk. There were no material changes in our market risk exposures, or in the methods we use to manage market risk, between the six months ended June 30, 2022 and 2021 or the years ended December 31, 2021 and 2020.

Interest Rate Risk

We are exposed to the effects of interest rate changes primarily as a result of long-term debt used to acquire and develop properties and other investments. Our interest rate risk is monitored using a variety of techniques. Our interest rate risk management objectives are to limit the impact of interest rate increases on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve our objectives, we may borrow or lend at fixed or variable rates.

We have entered into, and may continue to enter into, derivative financial instruments such as interest rate swaps and interest rate caps in order to mitigate our interest rate risk on a related financial instrument, and for which we have not and may not elect hedge accounting treatment. We have not elected to apply hedge accounting treatment to these derivatives; therefore, changes in the fair value of interest rate derivative financial instruments are recorded as a component of interest expense in gain or loss in fair value of derivative financial instruments in our accompanying consolidated statements of operations and comprehensive income (loss). As of June 30, 2022, we did not have any derivative financial instruments. As of December 31, 2021, our interest rate swaps were recorded in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets at their fair value of $500,000, and such swaps matured in January 2022. We do not enter into derivative transactions for speculative purposes.

The FCA ceased publishing one-week and two-month LIBOR after December 31, 2021 and intends to cease publishing all remaining LIBOR after June 30, 2023. On January 19, 2022, we entered into our Credit Facility that bears interest at varying rates based upon, at our option,: (1) the Daily Simple Secured Overnight Financing Rate (“Daily SOFR”) as defined in our Credit Facility, plus the applicable rate for Daily SOFR Rate

Loans; or (2) the Term Secured Overnight Financing Rate (“Term SOFR”), as defined in our Credit Facility, plus the applicable rate for Term SOFR Rate Loans.

We have variable rate debt outstanding and maturing on various dates from 2023 to 2031 and interest rate swaps that matured in January 2022, as discussed above, that were indexed to LIBOR. As such, we are monitoring and evaluating the related risks of the discontinuation of LIBOR, which include possible changes to the interest on loans or amounts received and paid on derivative instruments we may enter into in the future. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of loans or derivative instruments tied to LIBOR could also be impacted when LIBOR is discontinued. For some instruments, the method of transitioning to an alternative rate may be challenging, as they may require negotiation with the respective counterparty. If a contract is not transitioned to an alternative rate when LIBOR is discontinued, the impact on our contracts is likely to vary. When LIBOR is discontinued, interest rates on our current or future indebtedness may be adversely affected. Currently, we cannot estimate the overall impact of the phase-out of LIBOR on our current debt agreements, although it is possible that an alternative variable rate could raise our borrowing costs. It is not possible to predict whether LIBOR will continue to be viewed as an acceptable market “benchmark” prior to June 30, 2023, and it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if a sufficient number of banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.

Debt Security Investment, Net

As of June 30, 2022 and December 31, 2021, the net carrying value of our debt security investment was $81,167,000 and $79,315,000, respectively. As we expect to hold our debt security investment to maturity and the amounts due under such debt security investment are limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our debt security investment, would have a significant impact on our operations. The effective interest rate on our debt security investment was 4.24% per annum as of June 30, 2022 and as of December 31, 2021.

Mortgage Loans Payable, Net and Lines of Credit and Term Loans

Mortgage loans payable were $1,152,998,000, $1,116,216,000, and $834,026,000 ($1,103,006,000, $1,095,594,000, and $810,478,000 net of discount/premium and deferred financing costs) as of June 30, 2022, December 31, 2021, and December 31, 2020, respectively. As of both June 30, 2022 and December 31, 2021, we had 66 fixed-rate mortgage loans payable and 12 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.25% per annum and a weighted average effective interest rate of 3.35% and 3.21%, respectively.

In addition, as of June 30, 2022, December 31, 2021, and December 31, 2020, we had $1,267,634,000, $1,226,634,000, and $843,634,000, respectively, outstanding under our lines of credit and term loans, at a weighted-average interest rate of 3.50%, 2.55%, and 2.78% per annum, respectively. On October 1, 2021, as a result of the Merger, we recognized the fair value of GAHR IV’s three fixed-rate mortgage loans of $18,602,000, which consist of an aggregate principal balance of $18,291,000 and premium of $311,000. These mortgage loans carry interest rates ranging from 3.67% to 5.25% per annum with maturity dates ranging from April 1, 2025 to February 1, 2051 and a weighted average effective interest rate of 3.91%.

As of June 30, 2022, December 31, 2021, and December 31, 2020, the weighted average effective interest rate on our outstanding debt, factoring in our fixed-rate interest rate swaps (if any), was 3.43%, 3.18%, and 3.62% per annum, respectively. An increase in the variable interest rate on our variable-rate mortgage loans payable and lines of credit and term loans constitutes a market risk. As of December 31, 2021, we had three fixed-rate interest rate swaps on our term loan; an increase in the variable interest rate thereon would have no effect on our overall annual interest expense.

Other Market Risk

In addition to changes in interest rates and foreign currency exchange rates, the value of our future investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of tenants, which may affect our ability to refinance our debt if necessary.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, all information in this “Industry and Market Data” section is derived from the market study prepared for us by JLL.

Overview of the Healthcare Landscape in the United States

The healthcare industry is one of the largest in the United States and is expected to grow the fastest over the next five years in terms of employment, underscoring the scale and essential nature of the services provided. Prior to the pandemic, healthcare employment had increased 12.4% in total over the five year period ending December 31, 2020. Since the market disruption in 2020, healthcare job postings have more than doubled, as the industry tries to restaff to pre-pandemic levels. According to the Bureau of Labor Statistics, between 2020 and 2030 healthcare employment is expected to increase 16.0% (2.6 million new jobs), a much faster pace than other industry sectors on average.

Healthcare expenditures in the United States as a share of total GDP continue to grow, and the United States spends more per capita on healthcare services than any other country, at nearly $12,000 annually as of 2020. As a share of GDP, healthcare expenditures in the United States reached 19.7% in 2020, and assuming a forecast of 1.0% annual GDP growth annually through 2030, the share of healthcare expenditures will increase to nearly 29.8% of U.S. GDP by that time. Total healthcare expenditures reached an estimated $4.3 trillion in 2021 and are forecasted by the CMS to grow by 57.1% by 2030 to $6.8 trillion.

The biggest consumers of U.S. healthcare services are people aged 65 years and older, accounting for 35.0% of healthcare spending, yet making up only 17.0% of the population. Growth in the number of older people, longer life expectancy aided by advances in medicine, and greater demand for life saving life sciences innovations will drive increased demand among all populations over the next decade.

Older populations are projected to grow faster than any other age cohort in the United States over the next 10 years as baby boomers continue to age beyond retirement years. According to the U.S. Department of Health & Human Services more than 10,000 people turn 65 years old every day in the United States. Specifically, the 80+ population in the United States is expected to grow by nearly 50%, from 13.9 million to 20.8 million, in the next decade. This underscores the enormous wave of pending demand for additional healthcare services, and is particularly positive for the senior housing and nursing care segments of the industry. By comparison, total U.S. population growth is projected to be a moderate 4.7% during the same period. Similarly, the demand for outpatient medical care will be largely driven by the older population segment, with those between the ages of 80 and 84 expected to increase their outpatient visits by 65.2% by 2030.

Outpatient sites are the dominant site of care for all populations, and this trend has been building over the past 10 years, when outpatient visits outstripped inpatient admissions in 2011. In 2020 (the latest data available), a drop in volumes across both segments was due to pandemic-related challenges, as hospital systems and care providers had to shift focus toward urgent and intensive care. Elective procedures were put on hold, driving overall volumes down. But this trend is expected to reverse as the pandemic’s impact diminishes.

Outpatient volume is expected to grow across all sites of care, with the largest growth in areas such as physical therapy and office/clinics. Outpatient volume is forecasted to grow 20.7% across the United States by 2030, while inpatient volume is only expected to increase by 6.7%. Innovation and technological developments are driving availability of procedures in outpatient settings, supported by payors and reimbursement pressures. Surgical operations are becoming less invasive and more efficient, with contemporary anesthesia procedures introducing less risk. A continued shift towards outpatient services will drive provider demand as well as consumer preference for more convenient and accessible outpatient facilities.

There has been some disruption within the industry, some of which was accelerated by the pandemic. Two years ago, patients had no choice but to adopt virtual care options due to restrictions on in-person interactions, driving a higher adoption rate of telehealth appointments during the height of the pandemic. Visits peaked at 52.0% of all visits in the second quarter of 2020 (Chartis Group) and according to the Advisory Board, visits have since stabilized to around 8.0%. Psychiatric care has maintained an elevated rate of adoption, but overall telehealth is viewed as an additional access point for all patients, which will ultimately lead to greater patient population and increased demand for healthcare. JLL’s 2022 Patient Consumer survey found that 31.4% of all telehealth-initiated appointments led to an in-person visit.

Healthcare providers will be challenged by cost pressures through the remainder of 2022, especially as new price negotiations take place between providers and payors (namely, insurance companies). Half of the U.S. population has private healthcare coverage provided by their employer, while 16.0% are covered by Medicare (an option for those 65 and older), and 9.0% are covered by Medicaid (an option for those who meet reduced income requirements). Price negotiations between providers and insurers this year are expected to be challenging due to high inflation. These cost pressures will be a risk to more substantial growth among providers as the resulting impact on margins will make it difficult to allocate capital toward expansions or investment in medical services.

Medicaid enrollment increased significantly since the onset of the COVID-19 pandemic, expanding potential patient populations. However, Medicaid enrollment is expected to decline once the U.S. Public Health Emergency ends and states resume their typical eligibility checks and disenrollment activities. States are responsible for the disenrollment process, so it’s up to them how strict they want to be and what timeline they want to follow. It’s likely Medicaid enrollment will return to the pre-pandemic baseline.

Aging baby boomers will more than make up the difference, driving increased Medicare enrollment over the next decade. Approximately two million baby boomers will become eligible for Medicare each year through 2029, increasing potential patient populations and driving increased demand for healthcare. With this increase, government-sponsored healthcare coverage will grow by 19.0% through 2028. The government’s efforts to control spending is driving continued shifts in reimbursements within the industry, largely demonstrated by the shift toward outpatient care.

The healthcare industry is considered stable in part due to perpetual support by the government. In 2019, the federal government spent nearly $1.2 trillion on healthcare. At the end of July 2022, CMS issued a rule updating Medicare payment policies and SNF rates under the Skilled Nursing Facility Prospective Payment System (SNF PPS) for fiscal year (FY) 2023. Medicare payments to SNFs are being finalized with a net increase of 2.7%, or approximately $904 million, which is the result of a $1.7 billion increase, or 5.1%, in payment rates for SNFs. This 5.1% increase includes a market basket adjustment of 3.9%, the highest increase CMS has ever implemented. Continued government support as the U.S. population continues to age more rapidly will bolster demand for the real estate within the healthcare space.

Despite the ongoing cost pressure faced by the industry, there will be no slowdown in demand for healthcare. Aging populations will be the primary determinant of demand. Growth will be moderated by cost pressures, labor and hiring challenges, and the availability of quality healthcare real estate facilities in which to grow, especially in high-growth metros where cost challenges serve to slow new development. This will put upward pressure on rents and drive value creation for healthcare real estate.

Overview of Selected Healthcare Real Estate Classes

Definitions of Healthcare Real Estate Classes
MOB	5,000 – 100,000 s.f.	Occupied by physician groups and patient care providers
Senior Housing	500 – 1,500 s.f. per unit	Occupied by seniors 65+; may include additional amenities
Nursing Care	500 – 1,000 s.f. per unit	Occupied mainly by seniors 65+; offers acute care services in addition to meal service, laundry, and social activities

MOBs, senior housing and nursing care facilities faced different challenges during the pandemic, but all have proven to be critical components within the broader healthcare landscape in terms of supporting population health and wellbeing. These real estate assets classes all serve a niche supporting the lifecycle of human health, and the performance of these asset classes illuminates the opportunity for continued, sustainable growth within the sectors for the long-term.

The MOB market is valued at $460 billion as of December 31, 2021 and totals roughly 1.5 billion square feet across the U.S. Hospitals and health systems own roughly 52.0% of medical real estate on a square footage basis as of 2021, but this share has been declining over the last decade as the sector has matured and gained increased interest among investors. MOB supply has been growing on average by 1.5% annually for the past six years. On a trailing four quarter basis, construction square feet started for both hospitals and MOBs has bounced back and surpassed pre-COVID levels, but completions are 19.0% and 22.0% below historic norms, respectively. The pandemic caused project delays and put some projects on hold, but activity picked up in 2021 and early 2022. Inflation and cost of capital concerns will govern new supply, mitigating risk of oversupply.

Looking at construction as a percentage of existing inventory, MOB construction has been steadily consistent, but in Q2 2022 was slightly above its average of 3.0% since 2016. Over the past decade-plus, senior housing has had the largest percentage of inventory under construction in comparison to existing space, averaging 5.1%, but this percentage decreased over the last several years from a high of 7.4% to 4.8% today.

Nursing care facilities have historically had a very few units under construction in comparison to existing units, at only 0.3% from the beginning of 2021, through Q2 2022.

Rising construction costs in recent quarters are expected to pressure future development in healthcare sectors. Commercial construction costs were up 8.1% year-over-year in Q2 2022. Direct construction costs for the senior housing sector rose 41.3% from 2017 to 2022; similarly, construction costs for, medical outpatient facilities rose 40.3% over the same period. Rising construction costs force developers to seek higher rents on new builds advantaging owners of existing assets. Higher capital costs will also limit the level of new supply added in the near-term, creating additional scarcity as demand for healthcare real estate continues to grow in concert with demographic growth.

MOBs are one of the most stable asset classes in terms of utilization and occupancy levels. Occupancy has historically averaged between 91.0% and 93.0%, even throughout the market disruptions during the global pandemic. Within the office market, by comparison, occupancy dropped steadily after the onset of the pandemic from 86.0% to about 81.0%, where it has stayed for the past several quarters. MOB tenants tend to renew at higher rates than traditional office tenants, due to their need for proximity to associated healthcare systems and their loyal patient populations. This brings added stability to the sector.

Occupancy in senior housing and majority nursing care facilities began to slip the second quarter of 2020 due to the pandemic. Since then, both have begun to recover, yet are still 580 and 810 basis points below their pre-pandemic occupancy levels, respectively. During the onset of the pandemic, occupancy fell because of facility closures and concerns around COVID-19 transmission risk among the senior population.

All three asset types closed Q2 2022 with higher positive absorption compared to the first quarter of 2019, a period pre-pandemic when fundamentals were healthy. With the decline in occupancy in both senior housing and nursing care facilities at the onset of the global pandemic in 2020, absorption also fell from rates seen in 2019. As the nation adapted to the pandemic, absorption for both senior housing and nursing care facilities rebounded, contributing to occupancy rates creeping back up. Meanwhile, MOB absorption consistently exceeded 2019 levels.

With occupancy ticking up and putting pressure on available space in senior housing and nursing care facilities, year-over-year rent growth has taken off over the past year and a half. As of Q2 2022 rents grew by 3.8% and 2.7% in senior housing and nursing care facilities, respectively, year-over-year. MOB rent growth has continued to build at a consistent rate of close to 2.0% a year. MOB tenants facing renewals in the next 12 to 18 months are expected to be met with higher annual escalations, shifting from an average of 2.0% annually to upward of 3.0% to 5.0% annually as landlords mitigate increased inflationary pressures.

Starting in 2022, senior housing operators began pushing rates broadly across the sector, with assisted living achieving the highest rent growth on record in Q2 2022. Go-forward senior housing annual NOI growth is expected to reach as high as 23.8% in 2022 and continue to outpace apartments and industrial NOI growth through 2026.

MOB performed exceptionally well from a pricing perspective over the prior decade. In recent years, as questions have emerged regarding the future of traditional office assets and MOB has attracted more interest from investors, the pricing relationship between MOB assets and traditional office assets has inverted. Since 2017, average MOB going-in yields have largely been lower than the average for traditional office. This delta peaked in the months following the onset of COVID-19 but remains near all-time highs today.

Relative to other major U.S. corporate sectors, healthcare is among the safest from a creditworthiness perspective. Average credit ratings suggest healthcare service providers, hospitals, and medical operators pose a lower risk of default than corporate entities in other sectors. Lower tenant credit risk is of particular importance during economic downturns or recessionary periods. The healthcare sector has proved resilient during these periods historically given its inelastic demand profile.

The MOB, nursing care and senior housing sectors experienced a notable “institutionalization” during the prior investment cycle. From 2010-2012, 9.3% of MOB acquisitions volume was attributed to large institutional investors. MOB acquisitions rose to 25.4% in the period from 2020 through the second quarter of 2022. Similarly in the nursing care and senior housing sectors, institutional volume share rose from 7.8% to 14.7% across the same periods. The increased presence of deep-pocketed institutional investors in the sector has supported price gains over the last decade and provided a stronger liquidity pool for current asset owners.

Healthcare properties are hyper concentrated around the nation’s most booming metros areas, and our property portfolio aligns with these clusters.

Summary and Conclusions

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The healthcare industry is one of the largest in the United States and is expected to grow the fastest over the next five years in terms of employment, underscoring the scale and essential nature of the services provided. Total healthcare expenditures reached an estimated $4.3 trillion in 2021 and are forecasted to grow by 57.1% by 2030 to $6.8 trillion, driving demand for MOBs, nursing care facilities and senior housing.

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Older populations are projected to grow faster than any other age cohort in the United States over the next 10 years. Specifically, the 80+ population is expected to grow by nearly 50% in the next decade, driving a demographic surge of demand for the healthcare property sector. As the healthcare industry heals and recovers from the disruptions associated with the pandemic, the demographic tidal wave of the aging population will continue to drive outsized growth for these healthcare asset classes.

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Relative to other major U.S. corporate sectors, healthcare is among the safest from a creditworthiness perspective. Average credit ratings suggest healthcare service providers, hospitals, and medical operators pose a lower risk of default than corporate entities in other sectors.

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MOBs are one of the most stable asset classes in terms of utilization and occupancy levels. Occupancy has historically averaged between 91.0% and 93.0% compared with the traditional office market, where occupancy dropped steadily after the onset of the pandemic from 86.0% to about 81.0%, where it remains.

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Occupancy continues to tick upward across the three key healthcare asset classes, driving rent growth. Senior housing and nursing care recorded 3.8% and 2.7% annual rent growth, respectively, with additional rent growth anticipated amid tightening market conditions. MOB rent growth has continued to build at a consistent rate of close to 2.0% a year.

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The MOB, nursing care and senior housing sectors are institutionalizing, and this wave will continue as alternative real estate asset classes continue to attract new entrants. From 2010-2012, 9.3% of MOB acquisitions volume was attributed to large institutional investors. MOB acquisitions rose to 25.4% in the period from 2020 through the second quarter of 2022. Similarly in the nursing care and senior housing sectors, institutional volume share rose from 7.8% to 14.7% across the same periods.

•	The increased presence of deep-pocketed institutional investors in the sector has supported price gains over the last decade and provided a stronger liquidity pool for current asset owners.

OUR BUSINESS AND PROPERTIES

Company Overview

We are a leading internally-managed REIT that acquires, owns and operates a diversified portfolio of clinical healthcare real estate properties, focusing primarily on MOBs, senior housing, SNFs, hospitals and other healthcare-related facilities. We have built a fully-integrated management platform, with approximately 113 employees, that operates clinical healthcare properties throughout the United States, the United Kingdom and the Isle of Man. As of June 30, 2022, we had approximately $4.5 billion of total assets and were the ninth largest public reporting healthcare REIT (based on total assets). As of June 30, 2022, we owned and/or operated 313 buildings and integrated senior health campuses, representing an aggregate of approximately 19.5 million square feet of GLA.

Our long-standing track record of execution and expertise across multiple clinical healthcare asset classes is the foundation upon which we have built a strong, diversified portfolio of assets with a broad geographic footprint. Members of our management team have overseen the acquisition of approximately $9.3 billion in healthcare real estate investments (based on aggregate contract purchase price) over the last 16 years, on behalf of us and three other prior public reporting REITs. This long-standing track record of execution has allowed us to develop and foster deep operator, tenant and industry relationships, which we believe, in turn, have allowed us to access attractive investments and deliver favorable risk-adjusted returns. We believe that we are effectively positioned to grow over the near- and long-term through multiple operating segments, which include six reportable business segments—MOBs, integrated senior health campuses, SHOP, senior housing—leased, SNFs and hospitals.

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MOBs. We value the stable and reliable cash flows our MOBs provide our portfolio, which we believe are particularly valuable during market disruptions and recessionary periods. As of June 30, 2022, we owned 105 MOBs that we lease to third parties, accounting for approximately 31.8% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). These properties are similar to commercial office buildings, but typically require specialized infrastructure to accommodate physicians’ offices and examination rooms, as well as some ancillary uses, including pharmacies, hospital ancillary service space and outpatient services, such as diagnostic centers, rehabilitation clinics and outpatient-surgery operating rooms. As of June 30, 2022 and based on square feet, approximately 70.0% of our MOBs were Affiliated MOBs. Our MOBs are typically multi-tenant properties leased to healthcare providers (hospitals and physician practices) under leases that generally provide for recovery of certain operating expenses and certain capital expenditures and have initial terms of five to 10 years with fixed annual rent escalations (historically ranging from 2% to 3% per year).

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Integrated Senior Health Campuses. Integrated senior health campuses are a valuable component of our portfolio because of their ability to provide a continuum of care as residents require increasing levels of care. As of June 30, 2022, we owned and/or operated 122 integrated senior health campuses, accounting for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). These facilities allow residents to “age-in-place” by providing independent living, assisted living, memory care, skilled nursing and certain ancillary services, all within a single campus setting. Integrated senior health campuses predominantly focus on need-driven segments of senior care (i.e., assisted living, memory care and skilled nursing) and charge market rents in lieu of entry fees, as is commonly the case with continuing care retirement communities. Predominantly all of our integrated senior health campuses are operated utilizing a RIDEA structure, allowing us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

All of our integrated senior health campuses are held by Trilogy, one of our consolidated joint ventures in which we indirectly owned a 72.9% interest as of June 30, 2022, and are managed by a third-party operator, the Trilogy Manager. The management agreement between Trilogy and the Trilogy Manager limits the Trilogy Manager’s ability to compete with us and our portfolio and provides us exclusive rights to future opportunities identified by the Trilogy Manager, including future developments.

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SHOP. Our SHOP segment has the potential for embedded growth through the ongoing recovery from the COVID-19 pandemic and demand growth from an aging U.S. population. As of June 30, 2022, we owned and operated 47 senior housing facilities in our SHOP segment, accounting for approximately 17.8% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). Senior housing facilities cater to different segments of the elderly population based upon their personal needs and include independent living, assisted living and memory care facilities. Residents of assisted living facilities typically require limited medical care but need assistance with eating, bathing, dressing and/or medication management. Services provided by operators at these facilities are primarily paid for by the residents directly or through private insurance and are therefore less reliant on government reimbursement programs, such as Medicaid and Medicare. The facilities in our SHOP segment are operated utilizing RIDEA structures, allowing us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

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Senior Housing—Leased. As of June 30, 2022, we owned 20 senior housing facilities that we lease to third parties within our senior housing—leased segment, accounting for approximately 4.3% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). The facilities are leased to a single tenant under a triple-net lease structure with approximately 12 to 15 year initial terms and fixed annual rent escalations (historically ranging from 2% to 3% per year), and require minimum lease coverage ratios. We commonly structure senior housing—leased assets under a single master lease covering multiple facilities in order to diversify our master tenant’s sources of rent and mitigate risk.

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SNFs. As of June 30, 2022, we owned 17 SNFs that we lease to third parties, accounting for approximately 6.1% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). SNF residents are generally higher acuity and need assistance with eating, bathing, dressing and/or medication management and also require available 24-hour nursing care. SNFs offer restorative, rehabilitative and custodial nursing care for people who cannot live independently but do not require the more extensive and sophisticated treatment available at hospitals. Skilled nursing services provided by our tenants in SNFs are paid for either by private sources or through the Medicare and Medicaid programs. Our SNFs are leased to a single tenant under a triple-net lease, typically with 12 to 15 year initial terms, fixed annual rent escalations (historically ranging from 2% to 3% per year) and require minimum lease coverage ratios. We commonly structure SNFs under a master lease with multiple facilities in order to diversify our master tenant’s sources of rent and mitigate risk. We typically focus on SNF investments in states that require a CON in order to develop new SNFs, which we believe reduces the risk of over-supply.

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Hospitals. As of June 30, 2022, we have one wholly-owned hospital and one hospital in which we own an approximately 90.6% interest, which together account for approximately 3.3% of our portfolio (based on aggregate contract purchase price on a pro rata share basis). Services provided by operators and tenants in our hospitals are paid for by private sources, third-party payors (e.g., insurance and health maintenance organizations) or through the Medicare and Medicaid programs. Our hospital properties include acute care, long-term acute care, specialty and rehabilitation services and are leased to single tenants or operators under triple-net lease structures.

Competitive Strengths

We believe we possess the following competitive strengths that enable us to implement our business objectives and growth strategies and distinguish us from other market participants:

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Favorable Industry Tailwinds Primarily Driven by an Aging Demographic. An aging U.S. population is expected to drive significant incremental demand for healthcare and the real estate needed to support it. According to JLL, the biggest consumers of healthcare services in the United States are individuals aged 65 years and older—accounting for 35.0% of healthcare spending yet making up only 17.0% of the population. JLL projects that over the next decade the cohort of individuals in the United States age 80+ will grow by nearly 50% and the cohort of individuals ages 75 to 79 will grow by 36%. Consequently, healthcare expenditures in the United States as a share of total GDP are expected to continue to grow. Moreover, according to JLL, at nearly $12,000 per person during 2020, the United States spent more per capita on healthcare services than any other country. In addition to increased demand from the expected growth in the size of the older population, JLL expects longer life expectancy, aided by advances in medicine and greater demand for life-saving life sciences, to drive increased demand among all age groups over the next decade. In turn, JLL expects these factors to drive increased demand for all types of healthcare real estate, including MOBs, senior housing and SNFs. Furthermore, according to JLL, outpatient sites have become the dominant sites of care for all age groups, and this trend has increased over the past 10 years since outpatient visits exceeded inpatient admissions in 2011. JLL expects outpatient volume to grow across all sites of care, with the largest growth in areas such as physical therapy and offices/clinics. Accordingly, we expect that an aging demographic, anticipated increases in healthcare expenditures and a shift in site of care to emphasize outpatient facilities will drive incremental demand for superior healthcare real estate.

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Diversified Portfolio of High-Quality Properties with National Footprint to Provide Stability. We believe that we have a high-quality portfolio that is diversified by clinical healthcare asset class, segment, geography, market and tenant, and is cross-diversified within each asset class (e.g., property-type diversification within a geographic area). As discussed above, we believe that each of our clinical healthcare asset classes will benefit from demographic trends, driving the need for additional healthcare services. We also believe that each of these clinical healthcare asset classes has qualities, including the relatively non-discretionary nature of healthcare spending, that support operating performance throughout market cycles and reduce the risks posed by economic slowdowns. We believe that our diversified portfolio provides us with acquisition flexibility, positioning us for potential significant growth, and mitigates the risks inherent in a concentration in one or a limited number of clinical healthcare asset classes, segments, geographies, markets or tenants, including risks presented by adverse industry trends, the ongoing COVID-19 pandemic, economic downturns in a particular geographic area and tenant bankruptcies.

The below charts illustrate our clinical healthcare asset class and segment diversification as of June 30, 2022 (based on aggregate contract purchase price on a pro rata share basis).

We believe our SHOP and integrated senior health campus exposure provides significant upside potential through the COVID recovery and compelling demographics (see “—Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio” below). We believe our significant MOB exposure increases the stability of our portfolio, as MOBs are relatively stable in terms of utilization and occupancy levels. Services provided at MOBs are, to a significant degree, often non-discretionary and, for that reason, we believe MOBs exhibit resilience during market cycles and economic slowdowns. The occupancy of our MOB portfolio was 89.9% as of March 31, 2020, prior to the impact of the COVID-19 pandemic, has not been below 89.7% since then, and was 90.3% as of June 30, 2022. Additionally, we believe MOB tenants tend to renew leases at a higher rate than traditional office tenants, due to their need for proximity to associated healthcare systems, patient populations and need for specialized property features.

We focus on maintaining a diversified portfolio of properties that are strategically located or otherwise important to the tenant’s business. As of June 30, 2022, we leased our properties to a diversified group of 651 tenants across a broad range of the healthcare industry, including both private and government-affiliated tenants. In addition, we have a geographically diversified portfolio of properties located in 36 states, the United Kingdom and the Isle of Man.

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Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio. As illustrated in the chart below, for the six months ended June 30, 2022, approximately 52.5% our portfolio (based on aggregate contract purchase price on a pro rata share basis) consisted of SHOP and integrated senior health campuses operated utilizing RIDEA structures, which allow us to participate in the upside from any improved operational performance and bear the risk of any decline in operating performance.

We believe the recovery of our SHOP and integrated senior health campus performance from the impact of the COVID-19 pandemic (as illustrated by the below chart) will generally continue and that such recovery over time towards pre-pandemic levels will drive our overall portfolio performance.

(1)

Represents $7.1 million multiplied by four, which is the annualized difference between the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the pre-pandemic quarter ended March 31, 2020 and the quarter ended June 30, 2022. Realizing this potential additional NOI would require us to achieve and maintain combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments at least equal to the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the pre-pandemic quarter ended March 31, 2020. No assurance can be given as to when, or even if, we will be successful in achieving pre-pandemic levels of NOI or whether such levels would be maintained.

(2)

Represents the combined NOI (less Grant Income) from our SHOP and integrated senior health campus segments for the applicable periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of NOI to Net Income (Loss).

(3)	Represents the weighted average combined occupancy of our SHOP and integrated senior health campus segments as of the last day of the applicable period.

In addition, we believe that favorable demographic characteristics in many of the markets in which our assets are located will further support occupancy and revenue growth. We also believe our SHOP and integrated senior health campuses assets provide a valuable hedge against inflation, as the short-term nature of resident leases (typically for a term of one year or less) creates the opportunity for operators to adjust rents to reflect current market conditions.

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Demonstrated Capital Allocation and Portfolio Growth. Our substantial experience in multiple clinical healthcare asset classes allows us to dynamically adjust our acquisition focus on the asset classes that we believe will provide the most attractive risk-adjusted returns at any point in time to take advantage of the most compelling market pricing in each asset class and continue to grow when other asset classes may have unattractive terms. We believe this broadens our investment opportunities and prospects for sustained growth. Members of our management team have overseen the acquisition of approximately $9.3 billion in healthcare real estate investments (based on aggregate contract purchase price) over the last 16 years, on behalf of us and three other prior public reporting REITs. As reflected in the below chart, from the inception of GAHR III (the company that we merged with in the Merger) in February 2014 through June 30, 2022, we and GAHR III acquired and developed assets with an aggregate contract purchase price or construction cost (including licensing and furniture and fixture expenditures), respectively, of approximately $4.7 billion.

We believe that we maintain a competitive advantage in acquiring properties because of the scale of our business and the experience of our management team, particularly its experience in investing in properties in multiple clinical healthcare asset classes. We believe this experience allows us to identify off-market investment opportunities and investment opportunities that are strategically marketed to a limited number of investors, providing us with the opportunity to purchase assets outside of broadly-marketed, competitive bidding processes. In addition, while we have significant scale, we believe that our smaller asset size relative to certain other similar publicly traded companies potentially allows for more rapid growth at lower transaction volumes.

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Cohesive Management Team with Experience through Market Cycles. Certain members of our management team have been together for 16 years or more, and our senior management team (consisting of eight executives) has an average of approximately 28 years of healthcare industry or real estate industry experience per person, including at two of the three largest healthcare REITs—Healthpeak Properties, Inc. (NYSE: PEAK) and Ventas, Inc. (NYSE: VTR). Danny Prosky, our

Chief Executive Officer and President, has over 30 years of experience within the healthcare and real estate industries. He has significant knowledge of, and relationships within, these industries, due in part to his work at another publicly traded healthcare REIT and other healthcare companies. Our management team has a proven track record of successfully acquiring and managing portfolios of clinical healthcare assets and operating public reporting REITs (including handling SEC reporting, compliance and proactively monitoring the requisite internal controls) through various market cycles. In particular, our management team has built and managed four public healthcare REITs since 2006, including building our current portfolio since February 2014 and, for GAHR II, raising approximately $2.8 billion of equity, completing approximately $3.0 billion of gross investments, and, five years after launch, selling GAHR II for $4.0 billion to NorthStar Realty Finance Corp. (now known as DigitalBridge Group, Inc. (NYSE: DBRG)). We benefit from the significant experience of our management team and its ability to effectively navigate changing market conditions in an effort to seek to achieve attractive risk-adjusted returns.

We believe our management team’s depth of experience in the healthcare and real estate industries (including underwriting debt and equity investments in clinical healthcare assets), and operations and finance, provide us with significant perspective in underwriting potential investments. Our rigorous investment underwriting process focuses on both healthcare and real estate operations, and includes a detailed analysis of the property, including historical and projected cash flow and capital needs, visibility of location, quality of construction, and local economic, demographic and regulatory factors. Our investment underwriting process also includes an analysis of the financial strength and operational experience of the healthcare tenant or operator and, if applicable, its management team. We believe our underwriting process will support our ability to seek to achieve attractive risk-adjusted returns for our stockholders.

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Deep Operator, Tenant and Industry Relationships. Over the past 16 years, our management team has developed an extensive network of relationships with high-quality operators, tenants and other participants in the healthcare and real estate industries. We seek to maintain and develop relationships with partners that possess local market knowledge, have demonstrated hands-on management and have proven track records. Our long-term participation in the healthcare and real estate industries and reputation as an experienced and collaborative partner across multiple clinical healthcare asset classes has allowed us to expand many of our existing relationships through new investments and allows us to develop new relationships with high quality operators and tenants. We believe these relationships will continue to provide us with off-market investment opportunities and investment opportunities that are strategically marketed to a limited number of investors, providing us with the opportunity to purchase assets outside of broadly-marketed, competitive bidding processes. The below chart shows our top 10 tenants and operators as of June 30, 2022 (based on our pro rata share of Annualized Base Rent / Annualized NOI).

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Our Trilogy Investment Creates an Opportunity to Invest in Unique Integrated Senior Health Campuses that have Demonstrated Compelling Post-Pandemic Growth. All of our integrated senior health campuses are held in Trilogy, one of our consolidated joint ventures in which we indirectly owned a 72.9% interest as of June 30, 2022. These facilities allow residents to “age-in-place” by providing independent living, assisted living, memory care, skilled nursing and certain ancillary services, all within a single campus setting. Since investing in Trilogy in December 2015, we have grown our portfolio of integrated senior health campuses from 97 to 122 properties as of June 30, 2022, primarily by developing and managing purpose-built facilities that include both assisted living and skilled nursing units and often include independent living and memory care. Since our Trilogy occupancy reached a low point during the pandemic in the fourth quarter of 2020, our Trilogy occupancy has grown from 66.9% as of December 31, 2020 to 81.7% as of June 30, 2022. In addition, from the first quarter of 2021 to the second quarter of 2022, while our quarterly net loss decreased by 23.4% and our quarterly NOI (excluding Grant Income) increased by 43.3%, quarterly Trilogy NOI grew by 524.5%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of NOI to Net Income (Loss). All of these facilities are managed by the Trilogy Manager, an independent third-party operator of senior living communities founded in 1997, with approximately 15,300 employees as of June 30, 2022. The Trilogy Manager has a well-established track record of high-quality care that drives performance at these facilities. The management agreement between Trilogy and the Trilogy Manager limits the Trilogy Manager’s ability to compete with us and our portfolio.

Key drivers of the success of our Trilogy investment, include: (1) providing residents with the ability to “age-in-place” and increase their level of care without changing facilities; (2) providing both assisted living and skilled nursing units within the same facility, resulting in operational efficiencies and cost savings; (3) using size and geographic concentrations to seek efficiencies (for example, the Trilogy Manager leverages centralized key business functions, such as recruiting, marketing and compliance, for use by multiple facilities, and the Trilogy Manager has developed an “internal agency” of nurses, called Flex Force, that can work as needed at different facilities, eliminating the need for costly third-party staffing agencies and increasing the ability to maintain consistent high-quality service); (4) newer buildings with an average age of 9.6 years (as compared to the industry average of 41.2 years for SNFs and 21.5 years for senior housing, according to JLL Research, NIC Map Data Services); (5) emphasizing post-acute skilled nursing, which provides a source of future assisted living residents; and (6) utilizing the Trilogy Manager development teams to identify, source and manage the ground-up development of facilities (for example, over the past seven years the Trilogy Manager has sourced three to five facilities for Trilogy annually, which we believe is scalable and will provide potential opportunities for future growth).

•

Robust Operating Platform and Proactive Portfolio Management with Institutional Scale. As the ninth largest public reporting healthcare REIT (based on total assets as of June 30, 2022), we have a significant operating platform, with approximately 113 employees and with sophisticated internal systems to manage our properties. We have a proactive approach to asset and property management that we believe enhances the performance of our portfolio. We seek to identify and address issues that may adversely affect our assets, such as deterioration in local real estate fundamentals, operating deficiencies, credit deterioration and general market disruption (e.g., such as from the COVID-19 pandemic or regulatory developments).

We actively monitor our portfolio through a variety of methods, which include regular and ongoing contact with our tenants and operators to closely track financial and operating performance by, among other things, reviewing financial statements that our counterparties are contractually obligated to provide to us, reviewing operating performance and clinical outcome data for our facilities, and meetings and joint strategic planning sessions with facility management teams to seek to optimize outcomes. We believe this level of engagement, combined with our management team’s experience in the healthcare and real estate industries, allow us to adopt risk mitigation strategies for troubled tenants and operators (which could include their replacement and sale of non-core properties), anticipate changes in economic, market and regulatory conditions and make appropriate adjustments to our portfolio. Our daily focus on asset management enables us to identify strategic opportunities to complete capital expenditures designed to enhance a facility and improve its market position, occupancy and growth prospects.

Business Objectives and Growth Strategies

Our business objectives are to grow our cash flows, maintain financial flexibility, increase the value of our portfolio, make regular cash distributions to our stockholders, and generate risk-adjusted returns through the following growth strategies:

•

Capture Embedded Growth from COVID-19 Recovery through Leasing and Expense Controls at Our Senior Housing Facilities, Integrated Senior Health Campuses and SNFs. Occupancy at senior housing facilities, integrated senior health campuses and SNFs has generally been recovering from declines brought on by the COVID-19 pandemic. We believe that the high-quality residential experience delivered by the operators and tenants at our senior housing facilities, integrated senior health campuses and SNFs will, over time, support a continuing recovery in occupancy towards pre-pandemic levels and potentially increase value. See “—Competitive Strengths—Embedded Growth Potential from COVID-19 Recovery in SHOP and Integrated Senior Health Campuses Portfolio.” Additionally, our operators and tenants have increasingly focused on expense controls, with specific emphasis on reducing reliance on “agency” staffing, which is often inefficient and reduces the ability to maintain consistent high-quality staffing. Finally, as senior housing resident leases expire, which typically occurs annually, our operators and tenants have the opportunity to increase rates, which we believe is a valuable quality in an inflationary environment. We believe that occupancy trends, expense control initiatives and the ability to seek rent increases when relatively short-term resident leases expire in senior housing will improve performance at our integrated senior health campus and SHOP segments and increase rent coverage and the stability of our rental revenue in our senior housing—leased and SNF segments over time.

•

External Growth through Disciplined and Targeted Acquisitions to Expand Our Diversified Portfolio. We plan to continue our disciplined and targeted acquisition strategy of identifying healthcare real estate investments that are individually compelling and contribute to our portfolio’s overall diversification by healthcare asset class, geography, market, tenant and operator. We intend to focus primarily on MOBs, senior housing facilities and SNF investments. When making MOB investments, we will continue to focus on strong hospital system affiliations, as well as high-quality properties with creditworthy tenants. When making senior housing facility and SNF investments, we focus on assets that we believe are located in areas that have characteristics supporting demand, such as growing senior populations. We work closely with numerous strong tenants and operators in order to identify acquisition and other investment opportunities in their local markets, as well as selective new markets. Many of our tenants and operators have demonstrated a desire, as well as the resources, to grow, and we expect our strong relationships with these tenants and operators to continue to lead to additional investment opportunities. We will also look to establish new tenant and operator relationships with local and regional operators with experienced management teams that we believe are highly qualified and meet our investment and operating standards.

We are highly focused on growing our business where we believe that we can capture the most attractive opportunities across different clinical healthcare asset classes while maintaining our portfolio’s overall diversification. We intend to execute our external growth strategy in our existing markets and selectively in new markets that we believe have attractive demographic and competitive trends. We believe our reputation, in-depth market knowledge and extensive network of established relationships in the healthcare and real estate industries will continue to provide us access to attractive investment opportunities.

•

Continue to Develop Integrated Senior Health Campuses through Experienced Development Partner. Through Trilogy, as of June 30, 2022, we have invested in the development of 27 integrated senior health campuses. The five most recently opened integrated senior health campuses developed and owned by Trilogy that have stabilized had a weighted average cost of approximately $15.8 million per facility, or $148,048 per bed, and a weighted average stabilized yield on cost of 13.5%. See “—Trilogy and the Trilogy Manager—Trilogy—Trilogy Developments” for more information and for how we define “stabilized” and “yield on cost.” As a result of these developments and other expansions and investments, we have added approximately 3,880 beds to our portfolio since our investment in Trilogy in December 2015, a 35.7% increase in number of beds We, through Trilogy, have exclusive rights to opportunities identified by the Trilogy Manager, including future developments. Trilogy has long-standing relationships in the industry, and we intend to continue to seek to expand our portfolio by leveraging those relationships in order to develop integrated senior housing campuses. We work closely with the Trilogy Manager to identify acquisition, development, and other investment opportunities in its existing markets, as well as selective new markets.

As reflected in the below chart, as of June 30, 2022, Trilogy had under construction (1) 14 expansions expected to add an aggregate of approximately 234 beds, to be completed in 2022, and to have an aggregate total estimated cost to Trilogy of approximately $11 million and (2) six new developments expected to add an aggregate of approximately 713 beds, to be completed in 2023 and the first quarter of 2024, and to have an aggregate total estimated cost to Trilogy of approximately $137 million. There can be no assurance that these expansion or development projects will be completed on the timeline and terms described or at all.

Location	Beds Added	Total Estimated Cost (in thousands)	Planned Opening Date
Expansions
Muncie, IN	12	$1,250	September 2022
Ottawa, OH	18	325	September 2022
Louisville, KY	14	175	September 2022
Louisville, KY	16	300	September 2022
Louisville, KY	15	250	September 2022
Louisville, KY	17	520	September 2022
Greenfield, IN	10	85	September 2022
Crawfordsville, IN	17	350	September 2022
Madison, IN	12	275	October 2022
Corydon, IN	22	5,960	October 2022
Lafayette, IN	14	340	November 2022
Evansville, IN	14	275	November 2022
Genoa, OH	13	275	November 2022
Columbus, OH	40	400	November 2022

Expansions Total	234	10,780

Developments
La Grange, KY	116	19,802	Q1 2023
Liberty Township, OH	120	22,584	Q2 2023
Bowling Green, OH	116	22,862	Q3 2023
Muskegon, MI	124	24,849	Q4 2023
Lancaster, OH	113	24,402	Q4 2023
Hudsonville, MI	124	22,723	Q1 2024

Developments Total	713	137,222

Total	947	$148,002

•

Provide Sustained Stability through Consistent MOB Performance with Opportunity for Revenue Growth Driven by Occupancy Gains and Improving Mark-to-Market Lease Spreads. Our MOB segment has historically provided the most stable cash flows of our segments. We expect our diverse MOB portfolio to continue to provide stable cash flows to help support an attractive dividend to our stockholders. We will also seek to increase MOB occupancy and rental rates to unlock additional rental revenue. Our experienced leasing professionals are dedicated to increasing tenant retention and releasing spreads, as well as entering into leases with new tenants, and executing leases with attractive terms, such as favorable rent escalation clauses. As of June 30, 2022, our MOBs were 90.3% leased. Based on our view of the generally favorable supply/demand dynamic, which continues to improve with increased construction costs, and current leasing activity, we believe that we can increase our overall MOB occupancy and rental rates to grow rental revenue. Additionally, most of our MOB leases benefit from contractual rent escalation provisions that provide organic rent growth in addition to potential gains that may be achieved through leasing activity.

•

Actively Position our Balance Sheet for Growth. Upon completion of this offering, we believe we will be well positioned to grow our portfolio by opportunistically pursuing acquisitions in a disciplined manner, while maintaining a flexible balance sheet. As of June 30, 2022, on a pro forma basis after the use of a portion of the net proceeds from this offering to repay certain indebtedness, we had total debt of approximately $                ,                 % of which was unsecured, and $                 of total liquidity, comprised of $                 of undrawn capacity under our Credit Facility and $                of cash and cash equivalents. We believe our leverage profile, which we believe has a well-laddered maturity schedule, and liquidity position us to pursue attractive external growth opportunities in a prudently capitalized manner. We believe that becoming a publicly traded REIT will enable us over time to access multiple forms of equity and debt capital currently not available to us, potentially further enhancing our financial flexibility and external growth opportunities.

Our Properties

As of June 30, 2022, we owned and/or operated 313 buildings and integrated senior health campuses. The following table presents certain additional information about our real estate investments as of June 30, 2022.

(sq ft and dollars in thousands)					Pro Rata Share Basis		Consolidated Basis
Reportable Segment	Number of Buildings / Campuses (1)(2)	GLA (Sq Ft)	% of GLA	Aggregate Contract Purchase Price	Annualized Base Rent / Annualized NOI (3)	% of Annualized Base Rent / Annualized NOI	Annualized Base Rent / Annualized NOI (3)	% of Annualized Base Rent / Annualized NOI	Leased Percentage (4)
Integrated senior health campuses	122	9,149	46.9%	$1,865,786	$90,247	34.3%	$123,812	41.6%	81.7%
MOBs	105	4,986	25.6	1,249,658	113,683	43.3	114,182	38.3	90.3%
SHOP	47	3,338	17.2	708,050	14,710	5.6	14,848	5.0	73.7%
Senior housing—leased	20	673	3.5	169,885	12,061	4.6	12,061	4.0	100%
SNFs	17	1,142	5.9	237,300	23,729	9.0	23,729	8.0	100%
Hospitals	2	173	0.9	139,780	8,386	3.2	9,117	3.1	100%

Total/weighted average (5)	313	19,461	100%	$4,370,459	$262,816	100%	$297,749	100%	93.1%

(1)

As of June 30, 2022, we owned and/or operated 100% of our properties, with the exception of our investments through Trilogy, Lakeview IN Medical Plaza, Southlake TX Hospital, Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF, Pinnacle Warrenton ALF, Catalina West Haven ALF, Louisiana Senior Housing Portfolio and Catalina Madera ALF.

(2)

We own fee simple interests in all of our land, buildings and campuses except for 24 MOB buildings for which we own fee simple interests in the buildings and other improvements on such properties subject to the respective ground leases and for 21 integrated senior health campuses that were leased to Trilogy by third parties.

(3)

With the exception of our SHOP and integrated senior health campuses, amount is based on Annualized Base Rent (on a pro rata share or consolidated basis, as applicable) from leases as of June 30, 2022. For our SHOP and integrated senior health campuses, amount is based on Annualized NOI (on a pro rata share or consolidated basis, as applicable) due to the characteristics of the RIDEA structure.

(4)

Leased percentage includes all third-party leased space of the properties included in the respective segment (including master leases), except for our SHOP and integrated senior health campuses where leased percentage represents resident occupancy on the available units/beds therein.

(5)	Weighted average leased percentage excludes our SHOP and integrated senior health campuses.

Geographic Diversification

The following map shows our 313 buildings and integrated senior health campuses as of June 30, 2022:

The following table lists our property locations and provides certain information regarding our portfolio’s geographic diversification as of June 30, 2022:

(sq ft and dollars in thousands)				Pro Rata Share Basis
State	Number of Buildings / Campuses	GLA (Sq Ft)	% of GLA	Annualized Base Rent / Annualized NOI (1)	% of Annualized Base Rent / Annualized NOI
Alabama	5	290	1.5%	$5,328	2.0%
Arizona	1	34	0.2	1,056	0.4
Arkansas	1	51	0.3	405	0.2
California	9	333	1.7	3,995	1.5
Colorado	6	283	1.5	6,873	2.6
Connecticut	6	187	1.0	4,136	1.6
District of Columbia	1	134	0.7	4,743	1.8
Florida	11	910	4.6	(2,413)	(0.9)
Georgia	16	493	2.5	11,323	4.3
Illinois	13	411	2.1	7,480	2.8
Indiana	75	5,205	26.7	71,887	27.4
Iowa	1	38	0.2	584	0.2
Kansas	2	116	0.6	3,127	1.2
Kentucky	14	1,377	7.1	(6,610)	(2.5)
Louisiana	7	257	1.3	1,746	0.7
Maryland	1	77	0.4	1,684	0.6
Massachusetts	7	513	2.6	13,028	5.0
Michigan	27	1,588	8.2	22,508	8.6
Minnesota	1	46	0.2	1,062	0.4
Mississippi	2	76	0.4	350	0.1
Missouri	12	769	4.0	15,218	5.8
Nebraska	2	282	1.4	1,479	0.6
Nevada	1	191	1.0	4,902	1.9
New Jersey	5	327	1.7	8,444	3.2
New York	1	91	0.5	2,950	1.1
North Carolina	8	330	1.7	5,322	2.0
Ohio	34	2,598	13.3	19,682	7.5
Oregon	1	62	0.3	1,909	0.7
Pennsylvania	9	592	3.0	13,241	5.0
South Carolina	1	58	0.3	1,606	0.6
Tennessee	2	73	0.4	1,472	0.6
Texas	16	753	3.9	18,297	7.0
Utah	1	66	0.3	(385)	(0.1)
Virginia	2	284	1.5	4,814	1.8
Washington	2	77	0.4	2,119	0.8
Wisconsin	4	334	1.7	5,075	1.8

Total Domestic	307	19,306	99.2	258,437	98.3
Isle of Man and UK	6	155	0.8	4,379	1.7

Total	313	19,461	100%	$262,816	100%

(1)

Amount is based on Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022, with the exception of our SHOP and integrated senior health campuses, which amount is based on Annualized NOI (on a pro rata share basis) due to the characteristics of the RIDEA structure.

The following charts show our regional diversification as of June 30, 2022 based on percentage of Annualized Base Rent / Annualized NOI on a pro rata share basis.

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

The following table shows the percentage of each our top 10 states’ Annualized Base Rent / Annualized NOI on a pro rata share basis that is applicable to each of our reportable segments.

Reportable Segment Composition of Top 10 States (1)

State	Integrated Senior Health Campuses	MOBs	SHOP	Senior Housing—Leased	Hospitals	SNFs	Total
1. Indiana	95.0%	5.9%	(0.9)%	—	—	—	100%
2. Michigan	61.9%	14.7%	0.6%	22.8%	—	—	100%
3. Ohio	77.9%	22.1%	—	—	—	—	100%
4. Texas	—	58.4%	3.1%	—	38.5%	—	100%
5. Missouri	—	44.5%	1.8%	—	—	53.7%	100%
6. Pennsylvania	—	35.5%	64.5%	—	—	—	100%
7. Massachusetts	—	36.7%	—	—	—	63.3%	100%
8. Georgia	—	100%	—	—	—	—	100%
9. New Jersey	—	100%	—	—	—	—	100%
10. Illinois	—	66.0%	—	34.0%	—	—	100%

(1)

Based on the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Tenant and Operator Diversification

The following table provides certain information regarding our portfolio’s top 10 tenants and operators as of June 30, 2022.

Tenants / Operators	Property Segment	% of Annualized Base Rent / Annualized NOI on a Pro Rata Share Basis (1)
Trilogy Manager (operator)	Integrated Senior Health Campuses	34.3%
Heritage Senior Living (operator)	SHOP	4.3
Reliant Care Management (tenant and operator)	SNF	3.1
Methodist Health System (tenant and operator)	Hospitals	2.7
Bane Care Management (tenant and operator)	SNF	2.4
TL Management (tenant and operator)	SNF	1.8
Mercy Health (tenant)	MOBs	1.7
Vista Springs (tenant and operator)	Senior Housing—Leased	1.6
Prime Healthcare (tenant)	MOBs	1.5
Cadence SL Garner (operator)	SHOP	1.4

Total		54.8%

(1)

Represents the percentage of the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Tenants

The following table provides certain information regarding our portfolio’s top 10 tenants as of June 30, 2022, excluding our SHOP and integrated senior health campuses.

Tenants	Property Segment	Number of Buildings	% of Annualized Base Rent / Annualized NOI on a Pro Rata Share Basis (1)
Reliant Care Management	SNF	8	3.1%
Methodist Health System	Hospitals	1	2.7
Bane Care Management	SNF	4	2.4
TL Management	SNF	1	1.8
Mercy Health	MOBs	1	1.7
Vista Springs	Senior Housing—Leased	5	1.6
Prime Healthcare	MOBs	1	1.5
Good Shepherd Health System	MOBs	5	1.0
Compass Senior Living	Senior Housing—Leased	5	1.0
Montefiore Medical Center	MOBs	1	0.9

Total		32	17.7%

(1)

Represents the percentage of the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs, and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Operators

The following table provides certain information regarding our portfolio’s top 10 operators as of June 30, 2022.

Operators	Property Segment	Number of Units/Beds	% of Annualized Base Rent / Annualized NOI on a Pro Rata Share Basis (1)
Trilogy Manager	Integrated Senior Health Campuses	12,334	34.3%
Heritage Senior Living	SHOP	654	4.3
Reliant Care Management	SNF	1,105	3.1
Methodist Health System	Hospitals	54	2.7
Bane Care Management	SNF	604	2.4
TL Management	SNF	296	1.8
Caring Homes	Senior Housing—Leased	311	1.7
Vista Springs	Senior Housing—Leased	390	1.6
Cadence SL Garner	SHOP	402	1.4
Integro	SNF	310	1.0

Total		16,460	54.3%

(1)

Represents the percentage of the aggregate of (a) Annualized Base Rent (on a pro rata share basis) from leases as of June 30, 2022 for our MOBs, senior housing—leased, SNFs, and hospitals and (b) Annualized NOI (on a pro rata share basis) as of June 30, 2022 from our SHOP and integrated senior health campuses.

Lease Expirations

Substantially all of our leases with residents at our SHOP and integrated senior health campuses are for a term of one year or less. The following table presents the sensitivity of our Annual Base Rent due to lease expirations for the next 10 years and thereafter at our properties as of June 30, 2022, excluding our SHOP and integrated senior health campuses:

(sq ft and dollars in thousands)
Year	Number of Expiring Leases	Total Sq. Ft. of Expiring Leases	% of GLA Represented by Expiring Leases	Annual Base Rent of Expiring Leases (1)	% of Total Annual Base Rent Represented by Expiring Leases
2022	89	309	4.8%	$6,904	3.9%
2023	107	466	7.2	11,692	6.6
2024	95	627	9.7	13,999	7.9
2025	80	652	10.0	17,251	9.8
2026	56	276	4.3	6,354	3.6
2027	54	375	5.8	10,006	5.7
2028	38	516	7.9	16,015	9.1
2029	36	437	6.7	11,834	6.7
2030	28	360	5.5	12,458	7.0
2031	16	513	7.9	15,199	8.6
2032	20	399	6.1	10,145	5.7
Thereafter	32	1,568	24.1	44,792	25.4

Total	651	6,498	100%	$176,649	100%

(1)	Amount is based on the total Annual Base Rent expiring in the applicable year, based on leases as of June 30, 2022.

Segment Information

The following table provides certain historical information regarding our six segments:

(dollars in millions, except annual base rent per sq. ft.)	As of and for the Three Months Ended		As of and for the Years Ended December 31,
	June 30, 2022	March 31, 2022	2021	2020
Integrated Senior Health Campuses
Leased Percentage (1)	81.7%	80.0%	78.1%	66.9%
Revenue	$288	$281	$1,026	$983
NOI Margin (2)	10.0%	9.9%	8.0%	5.4%
SHOP
Leased Percentage (1)	73.7%	71.9%	72.4%	75.2%
Revenue	$39	$38	$144	$154
NOI Margin (2)	3.9%	10.4%	9.5%	19.3%
MOBs
Leased Percentage (3)	90.3%	89.7%	92.0%	90.3%
Annual Base Rent Per Sq Ft	$25.37	$24.83	$24.23	$23.78
NOI Margin (2)	62.6%	62.2%	63.5%	63.7%
SNFs
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	88.0%	88.7%	86.0%	82.4%
Revenue	$7	$6	$26	$28
NOI Margin (2)	92.1%	89.3%	92.5%	92.4%

(dollars in millions, except annual base rent per sq. ft.)	As of and for the Three Months Ended		As of and for the Years Ended December 31,
	June 30, 2022	March 31, 2022	2021	2020
Hospital
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	NA	NA	NA	NA
Revenue	$2	$2	$10	$11
NOI Margin (2)	94.2%	95.5%	95.4%	95.9%
Senior Housing—Leased
Leased Percentage (3)	100%	100%	100%	100%
Tenant Occupancy (1)	74.5%	75.3%	77.5%	76.9%
Revenue	$5	$5	$23	$23
NOI Margin (2)	96.0%	96.6%	96.2%	96.0%

(1)	Represents resident occupancy on the available units/beds therein.
(2)

Calculated as NOI divided by net revenue excluding Grant Income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of NOI to Net Income (Loss).

(3)	Includes all third-party leased space of the properties included in the respective segment (including master leases).

The following chart provides certain historical information regarding the revenue per unit/bed of certain of our segments.

Revenue Per Unit/Bed

Investment Strategy

We have acquired, and may continue to acquire, properties either directly or jointly with third parties and may also consider disposing of non-core properties from time to time, outright or in joint ventures. We also have originated and acquired, and may continue to originate or acquire, secured loans and other real estate-related investments on an infrequent and opportunistic basis.

We generally seek investments that produce current income; however, we have selectively developed, are currently developing (through Trilogy) and may continue to selectively develop, real estate properties. Our portfolio may include properties in various stages of development other than those producing current income. These stages include unimproved land both with and without entitlements and permits, property to be redeveloped and repositioned, newly constructed properties, and properties in lease-up or other stabilization stages, all of which have limited or no relevant operating histories and current income. We make such investment determinations based upon a variety of factors, including the anticipated risk-adjusted returns for such properties when compared with other available properties, the appropriate diversification of the portfolio and our objectives of realizing both current income and capital appreciation upon the ultimate sale of properties.

We seek to grow our cash flows, maintain financial flexibility, increase the value of our portfolio, make regular cash distributions, and generate risk-adjusted returns for our stockholders through the following business objectives and growth strategies. In order to achieve these objectives, we may invest using a number of investment structures, which may include direct acquisitions, joint ventures, leveraged investments, issuing securities for property, and direct and indirect investments in real estate.

For each of our investments, regardless of property type, we seek to invest in properties with the following attributes:

•

Strong Local Health Systems and Operating Partners. We seek to invest in properties associated with strong health systems and operators, that provide exceptional care, have dominant market share and/or are critical to the healthcare delivery system in the communities that they serve.

•

Quality. We seek to acquire properties that are suitable for their intended use with a quality of construction that is capable of sustaining the property’s investment potential for the long-term, assuming funding of budgeted maintenance, repairs, and capital improvements.

•

Location. We seek to acquire properties that are located in established or otherwise appropriate markets, with access and visibility suitable to meet the needs of its occupants. In addition to United States properties, we also may seek to acquire international properties that meet our investment criteria.

•

Market; Supply and Demand. We focus on local or regional markets that have potential for stable and growing property level cash flows over the long-term. These determinations are based in part on an evaluation of local and regional economic, demographic, and regulatory factors affecting the property. For instance, we favor markets that indicate a growing population and employment base and markets that exhibit potential limitations on additions to supply, such as barriers to new construction. Barriers to new construction include lack of available land, stringent zoning restrictions, and states where certificates of need are required. Conversely, we generally seek to limit our investments in areas that have limited potential for growth.

•	Predictable Capital Needs. We seek to acquire properties where the future expected capital needs can be reasonably projected in a manner that would enable us to meet our objectives.

•

Cash Flows. We seek to acquire properties where the current and projected cash flows, including the potential for appreciation in value, would enable us to maximize long-term stockholder value. We evaluate cash flows as well as expected growth and the potential for appreciation.

We are not limited as to the geographic areas where we may acquire properties. We are not specifically limited in the number or size of properties we may acquire or on the percentage of our assets that we may invest in a single property or investment. The number and mix of properties and real estate-related investments we will acquire will depend upon real estate and market conditions and other circumstances existing at the time we are acquiring our properties and making our investments and the amount of debt financing available.

Real Estate Investments

We generally seek investments that produce current income. We expect our real estate investments to include:

•	MOBs;

•	integrated senior healthcare campuses;

•	senior housing facilities;

•	SNFs; and

•	healthcare-related facilities operated utilizing a RIDEA structure.

Our real estate investments may also include:

•	hospitals;

•	long-term acute care facilities;

•	surgery centers;

•	memory care facilities;

•	specialty medical and diagnostic service facilities;

•	laboratories and research facilities;

•	pharmaceutical and medical supply manufacturing facilities; and

•	offices leased to tenants in healthcare-related industries.

We generally seek to acquire real estate of the types described above that will best enable us to meet our investment objectives, taking into account, among other things, the diversification of our portfolio at the time, relevant real estate and financial factors, the location, the income-producing capacity, and the prospects for long-range appreciation of a particular property. As a result, we may acquire properties other than the types described above. In addition, we may acquire properties that vary from the parameters described above for a particular property type.

Our real estate investments generally take the form of holding fee title or long-term leasehold interests. Our investments may be made either directly through the Operating Partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships, or other co-ownership arrangements with the developers of the properties or other persons.

We have exercised, and may continue to exercise, our purchase options to acquire properties that we currently lease. In addition, we have participated in sale-leaseback transactions, in which we purchase real estate investments and lease them back to the sellers of such properties. We seek to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” and so that we will be treated as the owner of the property for U.S. federal income tax purposes.

Our obligation to close a transaction involving the purchase of real estate is generally conditioned upon the delivery and verification of certain documents, including, where appropriate: (1) plans and specifications; (2) environmental reports (generally a minimum of a Phase I investigation); (3) building condition reports; (4) surveys; (5) evidence of marketable title subject to such liens and encumbrances; (6) audited financial statements covering recent operations of real properties having operating histories unless such statements are not required to be filed with the SEC and delivered to stockholders; (7) title insurance policies; and (8) the availability of property and liability insurance policies.

In determining whether to purchase a particular real estate investment, we may obtain an option on such property, including land suitable for development. The amount paid for an option is normally surrendered if the real estate is not purchased, and is normally credited against the purchase price if the real estate is purchased. We also may enter into arrangements with the seller or developer of a real estate investment whereby the seller or developer agrees that if, during a stated period, the real estate investment does not generate specified cash flows, the seller or developer will pay us cash in an amount necessary to reach the specified cash flows level, subject in some cases to negotiated dollar limitations.

We have obtained, and we intend to continue to obtain, adequate insurance coverage for all real estate investments in which we invest.

We have acquired, and we intend to continue to acquire, leased properties with long-term leases and we generally do not intend to operate any healthcare-related facilities directly. As a REIT, we are prohibited from operating healthcare-related facilities directly; however, we have leased, and may continue to lease, healthcare-related facilities that we acquire to wholly owned TRSs utilizing a RIDEA structure permitted by the Code. In such an event, our TRS will engage a third party in the business of operating healthcare-related facilities to manage the property. Through our TRS, we bear some operational risks and liabilities associated with the operation of such healthcare-related facilities unlike our triple-net leased properties. Such operational risks and liabilities might include, but are not limited to, resident quality of care claims and governmental reimbursement matters.

Development and Construction Activities

On an opportunistic basis, we have selectively developed, are currently developing (through Trilogy) and may continue to selectively develop, real estate assets within our integrated senior health campuses segment and other segments of our portfolio when market conditions warrant, which may be funded through capital that we, and in certain circumstances, our joint venture partners, provide. In doing so, we may be able to reduce overall purchase costs by developing property versus purchasing an existing property. We retain and will continue to retain independent contractors to perform the actual construction work on tenant improvements, as well as property development.

As of June 30, 2022, we have developed and opened 27 integrated senior healthcare campuses through our investment in Trilogy. As of June 30, 2022, Trilogy was executing on an additional (1) 14 expansions, expected to add approximately 234 beds in 2022 with a total estimated cost to Trilogy of approximately $10.8 million and (2) six new developments, expected to add approximately 713 beds in 2023 and the first quarter of 2024 with a total estimated cost to Trilogy of approximately $137.2 million.

Terms of Leases

The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that a majority of our leases will require the tenant to pay or reimburse us for some or all of the operating expenses of the building based on the tenant’s proportionate share of rentable space within the building. Operating expenses typically include, but are not limited to, real estate and other taxes, utilities, insurance, and building repairs, and other building operation and management costs. We expect to be responsible for the replacement of certain capital improvements affecting a property including structural components of a property such as the roof of a building or other capital improvements such as parking facilities. We expect that many of our leases will have terms of five or more years, some of which may have renewal options.

Joint Ventures

We have entered into, and we may continue to enter into, joint ventures, general partnerships, and other arrangements with one or more institutions or individuals, including real estate developers, operators, owners, investors, and others, for the purpose of acquiring real estate. For instance, see “—Trilogy and the Trilogy Manager—Trilogy,” which describes our relationship with Trilogy, a joint venture accounting for approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) as of June 30, 2022. Such joint ventures may be leveraged with debt financing or unleveraged. We have entered into, and may continue to enter into, joint ventures to further diversify our investments or to access investments which meet our investment criteria that would otherwise be unavailable to us. In determining whether to invest in a particular joint venture, we will evaluate the real estate that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our other properties. However, we will not participate in tenant in common syndications or transactions.

Joint ventures with unaffiliated third parties may be structured such that the investment made by us and the other joint venture party are on substantially different terms and conditions. This type of investment structure may result in the other joint venture party receiving more of the cash flows, including appreciation, of an investment than we would receive.

Our entering into such joint ventures may result in certain conflicts of interest. See “Risk Factors—Risks Related to Joint Ventures—Property ownership through joint ventures could limit our control of those investments or our decisions with respect to other investments, restrict our ability to operate and finance properties on our terms and reduce their expected return.”

Trilogy and the Trilogy Manager

All of our integrated senior health campuses are held in Trilogy, a consolidated joint venture in which we indirectly owned a 72.9% interest as of June 30, 2022, and are managed by the Trilogy Manager, an independent third-party operator of senior living communities. The Trilogy Manager, which was founded in 1997, is an experienced and efficient operator of senior healthcare facilities with substantial experience in ground-up development of senior living communities and expanding existing facilities. The Trilogy Manager is led by its Chief Executive Officer, Leigh Ann Barney, who has served in various roles at the company for over 17 years. We believe that our investment in Trilogy and the arrangements with the Trilogy Manager position us well to achieve (1) organic growth through operational improvements at our existing integrated senior health campuses and (2) external growth through development, expansion and acquisition opportunities.

As described herein, integrated senior health campuses allow residents to “age-in-place” by providing independent living, assisted living, memory care, skilled nursing and certain ancillary services, all within a single campus setting. Accordingly, we believe these facilities are a valuable component of our portfolio because of their ability to provide a continuum of care as residents require increasing level thereof in a single senior housing environment. We believe that our strategic focus on integrated senior health campuses positions us to grow as higher acuity facilities continue to recover from occupancy and operational challenges created by the COVID-19 pandemic, and long-term demand is generated by an aging population.

Trilogy

As of June 30, 2022, Trilogy had interests in 122 integrated senior health campuses, 101 of which were wholly owned and 21 of which were leased by Trilogy from third parties. As of June 30, 2022, Trilogy represented approximately 34.7% of our portfolio (based on aggregate contract purchase price on a pro rata share basis) and contributed approximately 34.3% of our Annualized Base Rent / Annualized NOI (on a pro rata share basis) as of such date.

We believe Trilogy has several differentiating characteristics that position it well for superior performance, including:

•

Focus on a higher acuity continuum of care that is needs-based and allows residents to “age in place” with independent living, assisted living, memory care and skilled nursing care options all within a single campus. Approximately 72.0% of Trilogy’s assisted living residents previously utilized Trilogy’s skilled nursing care options.

•

Regional concentrations in four contiguous states (Indiana, Kentucky, Michigan and Ohio) providing meaningful opportunities for broad brand recognition, significant market share, strong relationships with local healthcare systems, operational and oversight efficiencies and elimination of agency staffing through the Trilogy Manager’s Trilogy Flex Force. The Trilogy Flex Force is essentially an internal staffing agency that allows the Trilogy Manager to allocate its staff among managed facilities and generally avoid the increased costs and limitations on monitoring often associated with external agency staffing.

•

An active and captive development pipeline that has developed 27 new integrated senior healthcare campuses since December 2015 and includes an additional 14 expansions and six new developments that were in process as of June 30, 2022.

•

Newer buildings with an average age of 9.6 years (as compared to the industry average of 41.2 years for SNFs and 21.5 years for senior housing, according to JLL Research, NIC Map Data Services) that generally require less capital expenditures and often generate more demand than older properties.

•	All facilities located in CON states that put limitations on the building and licensing of new facilities that provide skilled nursing care.

•

Demonstrated excellence in resident care with the Trilogy facilities generally receiving CMS Five Star ratings above national averages in each category, including overall rating, survey rating, quality measures and staffing.

Trilogy Structure

As of June 30, 2022, we indirectly owned approximately 72.9% of Trilogy, and approximately 23.0% of Trilogy is indirectly owned by NorthStar, with the remaining 4.1% primarily owned by certain executives and employees of the Trilogy Manager. The following chart sets forth information about the Trilogy structure.

(1)	Ownership is indirectly through one or more wholly-owned subsidiaries.
(2)	Includes certain executives and employees of the Trilogy Manager.

Certain provisions of our Trilogy joint venture include, among other things, the following:

•

There are certain decisions that are deemed “major decisions” with respect to Trilogy’s business (such as terminating the Trilogy Manager Management Agreement, taking certain actions under the Trilogy Manager Management Agreement (as defined below), making certain sales of the Trilogy properties, and taking certain other actions with respect to the Trilogy portfolio) that require the approval of NorthStar.

•	If we seek to transfer our indirect ownership interests in Trilogy, we are required to first offer such interests to NorthStar.

•

After September 11, 2025, we and NorthStar have the right to force the sale of all of Trilogy’s assets at a price set by the party exercising such right, provided that, if this right is triggered by one party, the non-triggering party has a right to elect to purchase the Trilogy assets at such price.

Trilogy Historical Information

The following chart and table provides certain information regarding Trilogy’s revenue (excluding Grant Income) and occupancy, respectively. As indicated in the chart and table below, Trilogy’s revenue and occupancy have increased as its business has generally continued to recover from the impact of the COVID-19 pandemic, which began to significantly adversely impact its business during the second quarter of 2020. For second quarter of 2022, Trilogy’s revenues surpassed those achieved for the first quarter of 2020, which was the last quarter prior to the significant adverse impact of the COVID-19 pandemic.

Trilogy Occupancy

Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
83.5%	76.8%	75.7%	66.9%	70.1%	76.0%	77.8%	78.1%	80.0%	81.7%

The following table provides certain information regarding Trilogy’s operating margins (excluding Grant Income). Trilogy’s operating margin returned to pre-COVID-19 pandemic levels in the fourth quarter of 2021 and remained near that level in the most recent quarter in 2022 despite rising expenses and significant wage pressures impacting the industry broadly.

Trilogy Operating Margins (excluding Grant Income) (1)

Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
10.5%	6.1%	7.2%	(2.8%)	2.0%	8.9%	9.9%	10.5%	9.9%	10.0%

(1)	Trilogy Operating Margin for a period is calculated by dividing (a) Trilogy revenue minus Trilogy expense by (b) Trilogy revenue.

The following chart and table provide certain information regarding Trilogy expenses. While expenses grew from the first quarter of 2021 to the second quarter of 2022 by 13.1%, expense growth was significantly lower than the 23.6% revenue growth during the same period, which we believe illustrates the efficiency of the Trilogy Manager.

Percentage of Trilogy Expenses by Expense Type

Expense Type	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Salaries & Wages	59%	56%	57%	52%	56%	57%	58%	59%	58%	59%
Rental Expenses	3	4	3	3	2	2	2	2	2	2
Utilities	2	2	2	2	3	2	2	2	3	2
Management Fees	4	4	4	4	4	4	4	4	4	4
Insurance	1	2	1	2	2	2	2	2	1	2
Property tax	2	1	2	1	2	2	2	2	2	1
Other Operating Expenses	29	31	31	36	31	31	30	29	30	30

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

The following table provides certain information regarding Trilogy’s geographic diversification as of June 30, 2022. The Trilogy portfolio is diversified across the four contiguous states of Indiana, Kentucky, Michigan and Ohio, and is purposefully concentrated in one region of the United States. We believe this regional concentration provides meaningful opportunities for broad brand recognition, significant market share, strong relationships with local healthcare systems, operational and oversight efficiencies and elimination of agency staffing through the Trilogy Manager’s Trilogy Flex Force.

Trilogy Geographic Diversification

			Total Number of Beds/Units by Type of Property
State	Number of Properties	Average Age of Properties (years)	Independent Living	Assisted Living / Memory Care	SNF
Indiana	66	11.3	412	2,035	3,274
Kentucky	13	7.7	121	500	863
Michigan	13	6.7	159	602	744
Ohio	30	7.8	399	1,302	1,923

Total/Average	122	9.6	1,091	4,439	6,804

Trilogy Developments

Since our investment in Trilogy in December 2015, Trilogy has developed 27 integrated senior health campuses. The table below sets forth certain information with respect to the five most recently opened integrated senior health campuses developed and owned by Trilogy that have stabilized. Trilogy continually refines its development and management processes, and we believe that the most recently opened and stabilized developments are indicative of Trilogy’s current processes. For purposes of the table below, we regard a property as stabilized when its occupancy on the last day of four consecutive months is 85.0% or higher.

Recently Stabilized Trilogy New Facility Developments

Property Name	Location	Stabilized Month	Months to Stabilize	Beds	Occupancy % at Stabilization (1)	Development Cost (2)	Cost Per Bed	Annualized EBITDAR at Stabilization (1)(3)	Yield on Cost (1)(4)
The Springs of Lima	Lima, OH	September 2019	14	95	90.1%	$13,834,042	$145,621	$1,988,612	14.4%
The Glen	Union Township, OH	February 2020	20	111	88.4%	17,771,953	$160,108	1,738,062	9.8%
Paddock Springs	Warsaw, IN	September 2021	31	101	88.3%	13,630,565	$134,956	1,939,671	14.2%
Scenic Hills Care Center	Ferdinand, IN	June 2022	31	129	84.8%	18,299,180	$141,854	2,676,259	14.6%
Sanders Ridge	Mt. Washington, KY	June 2022	24	97	88.7%	15,373,771	$158,492	2,292,849	14.9%

Total /Weighted Average			24	533	87.9%	$78,909,511	$148,048	$10,635,453	13.5%

(1)

Occupancy and Annualized EBITDAR (as defined below) are as of the month stabilization was achieved and are not representative of the current information for the applicable property. Occupancy and Annualized EBITDAR as of June 30, 2022 may be lower due to the impact of the COVID-19 pandemic and other reasons.

(2)

On occasion, Trilogy has worked with third-party developers that fund the cost of development and construction of a particular project, lease the developed property to Trilogy and give Trilogy an option to purchase such property. In such cases, if Trilogy subsequently purchases the previously leased facility, Trilogy’s development cost is a function of the purchase price paid and any development costs funded by Trilogy (furniture, fixtures and equipment, bed licenses, etc.).

(3)	Annualized EBITDAR represents the property’s earnings before interest, taxes, depreciation, amortization, and rent for the month in which stabilization was achieved multiplied by 12.
(4)	Stabilized Annualized EBITDAR divided by development cost.

As reflected in the below table, as of June 30, 2022, Trilogy had under construction (1) 14 expansions, expected to add approximately 234 beds in 2022 with a total estimated cost to Trilogy of approximately $10.8 million and (2) six new developments, expected to add approximately 713 beds in 2023 and the first quarter of 2024 with a total estimated cost to Trilogy of approximately $137.2 million. There can be no assurance that these expansion and development projects will be completed on the terms or timeframes described or at all, or that returns we receive will be similar to those achieved on our past expansion and development investments, including the yield on cost set forth in the above table with respect to recently stabilized developments. See “Risk

Factors—Risks Related to Investments in Real Estate—Inaccuracies in our underwriting assumptions and/or delays in the acquisition, expansion or development of real properties may materially and adversely affect us.”

Location	Beds Added	Total Estimated Cost (in thousands)	Planned Opening Date
Expansions
Muncie, IN	12	$1,250	September 2022
Ottawa, OH	18	325	September 2022
Louisville, KY	14	175	September 2022
Louisville, KY	16	300	September 2022
Louisville, KY	15	250	September 2022
Louisville, KY	17	520	September 2022
Greenfield, IN	10	85	September 2022
Crawfordsville, IN	17	350	September 2022
Madison, IN	12	275	October 2022
Corydon, IN	22	5,960	October 2022
Lafayette, IN	14	340	November 2022
Evansville, IN	14	275	November 2022
Genoa, OH	13	275	November 2022
Columbus, OH	40	400	November 2022

Expansions Total	234	10,780

Developments
La Grange, KY	116	19,802	Q1 2023
Liberty Township, OH	120	22,584	Q2 2023
Bowling Green, OH	116	22,862	Q3 2023
Muskegon, MI	124	24,849	Q4 2023
Lancaster, OH	113	24,402	Q4 2023
Hudsonville, MI	124	22,723	Q1 2024

Developments Total	713	137,222

Total	947	$148,002

Trilogy Performance Ratings

CMS rates certain properties on a five-star quality rating system. The following table provides information with respect to the CMS ratings since 2017 for the Trilogy properties and illustrates Trilogy’s generally superior performance relative to the national averages.

Trilogy Manager Management Agreement

On December 1, 2015 (the “Effective Date”), Trilogy, the Trilogy Manager and other subsidiaries of Trilogy entered into a management agreement (the “Trilogy Manager Management Agreement”) pursuant to which the Trilogy Manager manages Trilogy’s integrated senior health campuses as an EIK. For purposes of this section, Trilogy refers to Trilogy and its subsidiaries.

Right of First Refusal; Non-Competition

The Trilogy Manager Management Agreement provides, among other things, that:

•

we, through Trilogy, have a right of first refusal to participate in any potential investment or business opportunity that (1) is identified by the Trilogy Manager or certain key members of the Trilogy Manager’s management team (such individuals and the Trilogy Manager, a “Trilogy Manager Party”) and (2) such Trilogy Manager Party believes is, or would reasonably be expected to be, within the scope and investment objectives of Trilogy’s business and would or may be beneficial to the business of Trilogy or is otherwise competitive with the business of Trilogy; and

•

no Trilogy Manager Party will, without Trilogy’s consent, provide any services with respect to, or otherwise invest or participate in, whether directly or indirectly, (1) the operation or management of any community (other than certain facilities managed by the Trilogy Manager as of the Effective Date) that is both similar in type to, and located within a 25 mile radius of any Trilogy integrated senior health campus managed by the Trilogy Manager or (2) the operation or management of any business that is both similar in type to and conducted within the same state as any Trilogy pharmacy business or Trilogy rehabilitation services business.

Term and Termination

The initial term of the Trilogy Manager Management Agreement will expire on December 1, 2035; provided that, if (1) the number of integrated senior health campuses managed by the Trilogy Manager for Trilogy on December 1, 2034 exceeds (2) the number managed on the Effective Date by 10 or more (the excess of (1) over (2), the “Growth Margin”), then Trilogy will have the right to extend the term of the Trilogy Manager Management Agreement by a number of years equal to 50.0% of the Growth Margin.

In addition to termination rights with respect to events of default and certain other matters, Trilogy may terminate the Trilogy Manager Management Agreement, in its entirety or with respect to any integrated senior health campus, at any time upon 90 days’ (subject to extension in certain cases) written notice; provided that, upon such termination, Trilogy will be responsible for unpaid management fees and certain other Trilogy Manager costs arising relating to such termination. The Trilogy Manager may terminate the Trilogy Manager Management Agreement upon the occurrence of certain events of default.

Management Fees and Incentive Fees

Trilogy pays the Trilogy Manager a base management fee based on a percentage of total gross revenues of the integrated senior health campuses and a percentage of certain other costs and expenses. In addition to the base management fee, Trilogy may elect in its sole discretion to pay an incentive fee to the Trilogy Manager from time to time based upon the performance of Trilogy.

Real Estate-Related Investments

In addition to our acquisition of properties, we have invested on an infrequent and opportunistic basis, and may continue to invest, in real estate-related investments, including loans and securities investments.

Investments in Real Estate Mortgages

We have invested, and we may continue to invest, in first and second mortgage loans, mezzanine loans, and bridge loans. However, we will not make or invest in any loans that are subordinate to any mortgage or equity interest of any of our directors, or any of our affiliates. We also may invest in participations in mortgage loans. Second mortgage loans are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing can be obtained. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders. We may also make seller financing loans in connection with the disposition of our properties. In evaluating prospective loan investments, we consider factors, including, but not limited to the ratio of the investment amount to the underlying property’s value, current and projected cash flows of the property, the degree of liquidity of the investment, the quality, experience and creditworthiness of the borrower, and, in the case of mezzanine loans, the ability to acquire the underlying real property.

Our criteria for making or investing in loans are substantially the same as those involved in our investment in properties. We do not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate. We generally will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loan, would exceed an amount equal to 85.0% of the appraised value of the property, as determined by an appraiser, unless we find substantial justification due to other underwriting criteria; however, our policy generally will be that the aggregate amount of all mortgage loans outstanding on the property, including our loan, would not exceed 75.0% of the appraised value of the property. We may find such justification in connection with the purchase of loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. We will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency or in connection with seller financing loans. In the event the transaction is with any of our directors or their respective affiliates, the appraisal will be obtained from a certified independent appraiser to support its determination of fair market value. In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title. Because the factors considered, including the specific weight we place on each factor, will vary for each prospective loan investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

We will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

We are not limited as to the amount of our assets that may be invested in mezzanine loans, bridge loans, and second mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and we expect to minimize the amount of these types of loans in our portfolio. We will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. We have not established a portfolio turnover policy with respect to loans we invest in or originate.

Investment in Other Securities

We have invested, and may continue to invest, in debt securities such as commercial mortgage-backed securities issued by other unaffiliated real estate companies. We may also invest in equity securities of public or private real estate companies. Commercial mortgage-backed securities are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Commercial mortgage-backed securities generally are pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They typically are issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received in the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. Commercial mortgage-backed securities are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade commercial mortgage-backed securities.

The specific number and mix of securities in which we invest will depend upon real estate market conditions, other circumstances existing at the time we are investing in securities and the amount of any future indebtedness that we may incur. We will not invest in securities of other issuers for the purpose of exercising control and the first or second mortgages in which we intend to invest will likely not be insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs or otherwise guaranteed or insured. Real estate-related equity securities are generally unsecured and also may be subordinated to other obligations of the issuer. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.

Financing Policies

We have used, and intend to continue to use, secured and unsecured debt as a means of providing additional funds for the acquisition of properties and real estate-related investments. Our ability to enhance our investment returns and to increase our diversification by acquiring assets using additional funds provided through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for the types of loans we seek. When interest rates are high or financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time. We have also used, and may continue to use, derivative financial instruments such as fixed interest rate swaps and caps to add stability to interest expense and to manage our exposure to interest rate movements.

We anticipate that our overall leverage will not exceed 50.0% of the combined fair market value of all of our properties and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the market value of each asset will be equal to the contract purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of June 30, 2022, our aggregate borrowings were 47.4% of the combined market value of all of our real estate and real estate-related investments.

We seek to obtain financing on the most favorable terms available to us and refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flows resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

If we incur mortgage indebtedness, we will endeavor to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year, although some mortgages are likely to provide for one large payment and we may incur floating or adjustable rate financing when our Board determines it to be in our best interest.

Dispositions

We have disposed, and may continue to dispose, of assets. We will determine whether a particular property or real estate-related investment should be sold or otherwise disposed of after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing our investment objectives. We intend to hold each property or real estate-related investment we acquire for an extended period. However, circumstances might arise which could result in a shortened holding period for certain investments. A property or real estate-related investment may be sold before the end of the expected holding period if: (1) diversification benefits exist associated with disposing of the investment and rebalancing our investment portfolio; (2) an opportunity arises to pursue a more attractive investment; (3) the value of the investment might decline; (4) with respect to properties, a major tenant involuntarily liquidates or is in default under its lease; (5) the investment was acquired as part of a portfolio acquisition and does not meet our general acquisition criteria; (6) an opportunity exists to enhance overall investment returns by raising capital through sale of the investment; or (7) the sale of the investment is in the best interest of our stockholders.

The determination of whether a particular property or real estate-related investment should be sold or otherwise disposed of will be made after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing our investment objectives.

Recent Developments

On July 14, 2022, Mathieu B. Streiff informed our Board of his intention to transition from his position as Chief Operating Officer to Executive Vice President effective August 1, 2022, and then retire from that position effective January 1, 2023. Mr. Streiff currently intends to remain as a member of our Board. On July 14, 2022, our Board appointed Gabriel M. Willhite as our Chief Operating Officer effective August 1, 2022, filling the vacancy created by Mr. Streiff’s transition. In connection with such appointment, Mr. Willhite no longer serves as our Executive Vice President, General Counsel, a position he held since October 2021. Effective

August 1, 2022, our Board appointed Mark E. Foster as our Executive Vice President, General Counsel, filling the vacancy created by Mr. Willhite’s appointment. On August 30, 2022, our Board increased its size to 10 members and appointed Scott A. Estes to fill the outstanding vacancy and serve as one of our directors and a member of the Audit Committee.

Competition

We compete with many other entities engaged in real estate investment activities for acquisitions and dispositions of MOBs, hospitals, SNFs, senior housing, and other healthcare-related facilities. Our ability to successfully compete is impacted by economic trends, availability of acceptable investment opportunities, our ability to negotiate beneficial investment terms, availability and cost of capital, construction and development costs, and applicable laws and regulations.

Income from our investments is dependent on the ability of our tenants and operators to compete with other healthcare operators. These operators compete on a local and regional basis for patients and residents and the operators’ ability to successfully attract and retain patients and residents depends on key factors such as the number of properties in the local market, the quality of the affiliated health system, proximity to hospital campuses, the price and range of services available, the scope and quality of care, reputation, age and appearance of each property, demographic trends, and the cost of care in each locality. Additionally, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients or that are permitted to participate in a payor program. As a result, we may have to provide rent concessions, incur charges for tenant improvements, or offer other inducements, or we may be unable to timely lease vacant space in our properties, all of which may have an adverse impact on our results of operations. Private, federal, and state payment programs and the effect of other laws and regulations may also have a significant impact on the ability of our tenants and operators to compete successfully for patients and residents at the properties.

Corporate Responsibility—Environmental, Social and Governance (ESG)

We are committed to conducting our business in a manner that benefits all of our stakeholders and ensures a lasting and positive impact from our operations. As a result, we measure our success not only by our ability to generate profits but also our ability to reduce our impact on the environment, affect positive social change in our community, and conduct our operations in accordance with the highest ethical standards. To achieve this, we are developing a comprehensive ESG strategy and related ESG policy. This policy, which we intend to update regularly as applicable, is briefly summarized below and will be posted on our website, http://www.AmericanHealthcareREIT.com, and will contain more detailed information once available. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus.

Environmental

We strive to consciously manage our operations in a way that minimizes our impact on the environment and promotes sustainability. At our headquarters, we leverage the latest technology to minimize our energy use, such as efficient and automated lighting systems, moderation, and monitoring of heating and air conditioning, and recycling paper, plastics, metals, and electronics. In addition, we encourage all of our employees to adopt sustainable best practices. For example, we promote the use of electronic communication over printing whenever possible and have implemented electronic approval systems. Our corporate offices in California and Arizona are located in Leadership in Energy and Environmental Design (known as LEED) certified buildings. Within our portfolio, we work with tenants and operators to implement energy efficiency wherever possible, including light-emitting diode (known as LED) retrofitting and water conservation efforts.

We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material adverse effect on us. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency

Social

Our People

As of June 30, 2022, we had approximately 113 employees.

We believe our employees are our greatest asset, and we pride ourselves on the diversity they bring to our company. Because of this, we have implemented a number of programs to foster not only their professional growth, but also their growth as global citizens. All of our employees are provided with a comprehensive benefits and wellness package, which may include high-quality medical, dental, and vision insurance, life insurance, 401(k) matching, long-term incentive plans, educational grants, fitness programs, and other benefits. We provide our employees, consultants and executive officers with competitive compensation and, where applicable, opportunities for equity ownership through our incentive plan.

We also believe that one of the keys to our success is our ability to benefit from a wide range of opinions and experiences. We believe the best way to accomplish this is through promoting racial, gender, and generational diversity across all layers of our organization. As of June 30, 2022, 69.0% of our employees were minorities and 64.6% were females. Generationally, our organization was composed of 4.4% Generation Z, 46.0% Millennials, 42.5% Generation X and 7.1% Baby Boomers.

Health and Safety

We are committed to providing a safe and healthy workplace. We continuously strive to meet or exceed compliance with all laws, regulations and accepted practices pertaining to workplace safety. All employees and contractors are required to comply with established safety policies, standards and procedures. Throughout the COVID-19 pandemic, our focus has remained on promoting employee health and safety and ensuring business continuity. Beginning in March 2020, our employees were instructed to work from home. As certain offices have reopened due to the lifting of local government restrictions, we have maintained a voluntary work-from-home policy, providing our people with valued flexibility. We have also substantially reduced employee travel to only essential business needs in favor of ongoing video-based meetings.

For our healthcare-related facilities operated pursuant to a RIDEA structure, which include our SHOP and integrated senior health campuses, we rely on each management company to attract and retain skilled personnel to provide services at our healthcare-related facilities. As a result of the COVID-19 pandemic, such management companies have put into place a number of health and safety measures to enable their employees to continue to work in our healthcare-related facilities, including the procurement and distribution of PPE and the implementation of daily employee and resident health screenings, vaccination clinics for employees and residents, as well as aggressive safety protocols in accordance with the Centers for Disease Control and Prevention and CMS and local health agency guidelines to limit the exposure and spread of COVID-19. While the health and safety measures instituted by each management company have allowed facilities to operate during the pandemic, these facilities may face challenges created by workforce shortages and absenteeism due to COVID-19.

Governance

We believe maintaining a rigorous corporate governance framework is essential to the success of our organization, and we seek to adhere to policies and procedures that ensure transparency, accountability, oversight, and risk minimization. This includes committees of our Board, comprised solely of independent directors, which oversee a wide range of matters such as investment activities, executive compensation, ESG policies, and conflict of interest related matters.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•

our Board is not classified and each of our directors is subject to election annually, and, upon completion of this offering, our charter will provide that we may not elect to be subject to the provision of the MGCL that would permit us to classify our Board, unless we receive prior approval from stockholders;

•	we have fully independent audit, compensation and nominating and corporate governance committees;

•

at least one of our directors qualifies as an “audit committee financial expert” under applicable SEC regulations and all members of the Audit Committee are financially literate in accordance with the NYSE listing rules and requirements;

•

our Board has opted out of the business combination statute in the MGCL (provided that such business combination is first approved by our Board) and, pursuant to our bylaws, we have opted out of the control share acquisition statute in the MGCL;

•

we do not have a stockholder rights plan, and do not intend to adopt a stockholder rights plan in the future without (1) the approval of our stockholders or (2) seeking ratification from our stockholders within 12 months of adoption of the plan if our Board determines, in the exercise of the directors’ duties under applicable law, that it is in our best interests to adopt a rights plan without the delay of seeking prior stockholder approval;

•	our Corporate Governance Guidelines require our directors and officers to own certain minimum amounts of our common stock; and

•	upon completion of this offering, none of our directors or stockholders (or their respective designees) will have the right to be nominated to our Board.

We also adhere to what we believe to be industry leading policies to ensure our management and employees are acting in a manner which protects the best interest of our stakeholders. This includes our Code of Business Conduct and Ethics, Whistleblower Policy, Insider Trading Policy, Corporate Governance Guidelines, Regulation FD and Disclosure Policy, and Related Party Transactions Policy.

Investment Company Act Considerations

We conduct, and intend to continue to conduct, our operations, and the operations of the Operating Partnership and any other subsidiaries, so that no such entity meets the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act. We primarily engage in the business of investing in real estate assets; however, our portfolio does include, to a much lesser extent, other real estate-related investments. We have also acquired, and may continue to acquire, real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset. We monitor our operations and our assets on an ongoing basis in order to ensure that neither we, nor any of our subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. Among other things, we monitor the proportion of our portfolio that is placed in investments in securities.

Government Regulations

Our properties are subject to various federal, state, and local regulatory requirements, and changes in these laws and regulations, or their interpretation by agencies, occur frequently. Further, our tenants and our healthcare facility operators, including our TRS entities that own and operate our properties under a RIDEA structure, are typically subject to extensive and complex federal, state, and local healthcare laws and regulations relating to quality of care, government reimbursement, fraud and abuse practices, and similar laws governing the operation of healthcare facilities, and we expect the healthcare industry, in general, will continue to face increased regulation and pressure in the areas of healthcare management, fraud, and provision of services, among others. If we fail to comply with these various requirements, we may incur governmental fines or private damage awards. While we believe that our properties are and will be in substantial compliance with all of these regulatory requirements, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated capital expenditures that will adversely affect our ability to make distributions to our stockholders. We believe, based in part on third-party due diligence reports, which are generally obtained at the time we acquire the properties, that all of our properties comply in all material respects with current regulations. However, if we were required to make significant expenditures under applicable regulations, we could be materially and adversely affected.

Privacy and Security Laws and Regulations

There are various federal and state privacy laws and regulations that provide for consumer protection of personal health information, particularly electronic security and privacy. Compliance with such laws and regulations may require us to, among other things, conduct additional risk analysis, modify our risk management plan, implement new policies and procedures, and conduct additional training. We are generally dependent on our tenants and management companies to fulfill our compliance obligations, and we have in certain circumstances developed a program to periodically monitor compliance with such obligations. However, there can be no assurance we would not be required to alter one or more of our systems and data security procedures to be in compliance with these laws. If we fail to adequately protect health information, we could be subject to civil or criminal liability and adverse publicity, which could harm our business and impact our ability to attract new tenants and residents. We may be required to notify individuals, as well as government agencies and the media, if we experience a data breach.

Healthcare Licensure and Certification

Generally, certain properties in our portfolio are subject to licensure, may require a CON or other certification through regulatory agencies in order to operate and participate in Medicare and Medicaid programs. Requirements pertaining to such licensure and certification relate to the quality of care provided by the operator, qualifications of the operator’s staff, and continuing compliance with applicable laws and regulations. In addition, CON laws and regulations may place restrictions on certain activities such as the addition of beds at our facilities and changes in ownership. Failure to obtain a license, CON, or other certification, or revocation, suspension, or restriction of such required license, CON, or other certification, could adversely impact our properties’ operations and their ability to generate revenue from services provided. State CON laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state CON laws on our facilities or the operations of our tenants.

Compliance with the Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990, as amended (the “ADA”), all public accommodations must meet federal requirements for access and use by disabled persons. Additional federal, state, and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the cost of compliance with the ADA or other legislation. We may incur substantial costs to comply with the ADA or any other legislation.

Government Environmental Regulation and Private Litigation

Environmental laws and regulations hold us liable for the costs of removal or remediation of certain hazardous or toxic substances which may be on our properties. These laws could impose liability without regard to whether we are responsible for the presence or release of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability on a person who arranges for the disposal or treatment of hazardous or toxic substances and such person often must incur the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As the owner of our properties, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances.

Principal Executive Offices

Our principal executive offices are located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, and our telephone number is (949) 270-9200. We also lease office and building space in Arizona.

Legal Proceedings

From time to time, we are party to legal proceedings, which arise in the ordinary course of our business. We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on us.

MANAGEMENT

Directors

Our Board consists of 10 directors. Our current directors are Jeffrey T. Hanson, Danny Prosky, Mathieu B. Streiff, Scott A. Estes, Brian J. Flornes, Harold H. Greene, Dianne Hurley, Gerald W. Robinson, J. Grayson Sanders and Wilbur H. Smith III, each of whom was elected for a one-year term of office commencing on the date of our 2022 annual meeting of stockholders. Messrs. Estes, Flornes, Greene, Robinson, Sanders and Smith and Ms. Hurley qualify as independent directors as defined under the NYSE listing rules and requirements.

Our directors are elected annually by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. The next annual meeting of our stockholders after this offering will be held in 2023. Our officers serve at the discretion of our Board.

Below is certain information about our current directors serving on our Board as of the date hereof:

Jeffrey T. Hanson Non-Executive Chairman Director Since 2015 Age 51	Mr. Hanson has served as our non-executive Chairman of the Board since June 30, 2022. Prior to that, he served as Executive Chairman of the Board from October 2021 to June 2022 and as our Chief Executive Officer and Chairman of the Board from January 2015 until his appointment as Executive Chairman of the Board in October 2021. He was also one of the founders and owners of AHI Group Holdings, an investment management firm that owned a controlling interest in AHI, which served as one of the company’s co-sponsors and indirectly owned a majority interest in our former adviser. Mr. Hanson was a founding principal, and served as Managing Director, of AHI from December 2014 until October 2021. Mr. Hanson also served as Chief Executive Officer and Chairman of the board of directors of GAHR III, from January 2013 until October 2021, and previously served as Chief Executive Officer and Chairman of the board of directors of GAHR II, from January 2009 to December 2014. He also served as Executive Vice President of Griffin-American Healthcare REIT Sub-Advisor, LLC (“Griffin-American Healthcare REIT Advisor”), from November 2011 to December 2014. He served as the Chief Executive Officer of Grubb & Ellis Healthcare REIT Advisor, LLC (“Grubb & Ellis Healthcare REIT Advisor”), from January 2009 to November 2011 and as the Chief Executive Officer and President of Grubb & Ellis Equity Advisors, LLC (“Grubb & Ellis Equity Advisors”), from June 2009 to November 2011. He also served as the President and Chief Investment Officer of Grubb & Ellis Realty Investors, LLC (“Grubb & Ellis Realty Investors”), from January 2008 and November 2007, respectively, until November 2011. He also served as the Executive Vice President, Investment Programs, of Grubb & Ellis Company (“Grubb & Ellis”), from December 2007 to November 2011 and served as Chief Investment Officer of several investment management subsidiaries within Grubb & Ellis’ organization from July 2006 to November 2011. From 1997 to July 2006, prior to Grubb & Ellis’ merger with NNN Realty Advisors, Inc. (“NNN Realty Advisors”), in December 2007, Mr. Hanson served as Senior Vice President with Grubb & Ellis’ Institutional Investment Group in the firm’s Newport Beach office. While with that entity, he managed investment sale assignments throughout the Western United States, with a significant focus on leading acquisitions and dispositions on healthcare-related properties, for major private and institutional clients. During that time, he also served as a member of the Grubb & Ellis President’s Counsel and Institutional Investment Group Board of Advisors. Additionally, from December 2015 to November 2016, Mr. Hanson served as a member of the board of directors of Trilogy. Mr. Hanson received a B.S. degree in Business from the University of Southern California with an emphasis in Real Estate Finance.

Our Board selected Mr. Hanson to serve as a director because he previously served as our Chief Executive Officer for seven years, currently serves as our non-executive Chairman of the Board and has served in various executive roles with a focus on property management and property acquisitions. Mr. Hanson has insight into the development, marketing, finance and operations aspects of our company. He has knowledge of the real estate and healthcare industries and relationships with chief executives and other senior management at real estate and healthcare companies. Our Board believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations bring strong financial and operational expertise to our Board.

Danny Prosky Director Since 2021 Age 57

Mr. Prosky has served as our Chief Executive Officer, and as a member of our Board, since October 2021, and has served as our President since January 2015. Mr. Prosky previously served as our Chief Operating Officer from January 2015 to October 2021 and our Interim Chief Financial Officer from October 2015 to June 2016. He was also one of the founders and owners of AHI Group Holdings. Mr. Prosky was a founding principal, and served as Managing Director, of AHI from December 2014 until October 2021. Mr. Prosky has also served as President and Chief Operating Officer of GAHR III from January 2013 until October 2021, as its Interim Chief Financial Officer from August 2015 to June 2016, and as one of its directors from December 2014 until October 2021. Mr. Prosky previously served as President, Chief Operating Officer and a director of GAHR II from January 2009 to December 2014 and as Executive Vice President of Griffin-American Healthcare REIT Advisor from November 2011 to December 2014. He served as the President and Chief Operating Officer of Grubb & Ellis Healthcare REIT Advisor from January 2009 to November 2011 and as Executive Vice President and Secretary of Grubb & Ellis Equity Advisors Property Management, Inc. from June 2011 to November 2011. He also served as the Executive Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from September 2009 to November 2011, having served as Executive Vice President, Healthcare Real Estate and Managing Director, Healthcare Properties of several investment management subsidiaries within the Grubb & Ellis organization from March 2006 to November 2011, and was responsible for all medical property acquisitions, management and dispositions. He served as the Executive Vice President—Acquisitions of Grubb & Ellis Healthcare REIT, Inc., which is now known as Healthcare Trust of America, Inc., from April 2008 to June 2009, having served as its Vice President—Acquisitions from September 2006 to April 2008. Mr. Prosky previously worked for HCP, Inc., which is now known as Healthpeak Properties, Inc. (NYSE: PEAK), a publicly traded healthcare REIT, where he served as the Assistant Vice President—Acquisitions & Dispositions from February 2005 to March 2006 and as Assistant Vice President—Asset Management from November 1999 to February 2005. From 1992 to 1999, he served as the Manager, Financial Operations, Multi-Tenant Facilities for American Health Properties, Inc. (“American Healthcare Properties”). Additionally, since December 2015, Mr. Prosky has also served as a member of the board of directors of Trilogy. Mr. Prosky received a B.S. degree in Finance from the University of Colorado and an M.S. degree in Management from Boston University.

Our Board selected Mr. Prosky to serve as a director because he is our Chief Executive Officer and President and his primary focus has been on the acquisition and operation of healthcare and healthcare-related properties. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to the 14 years he worked at PEAK and American Health Properties. Our Board believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations bring strong financial and operational expertise to our Board.

Mathieu B. Streiff Director Since 2021 Age 47

Mr. Streiff has served as our Executive Vice President since August 2022 and a member of our Board since October 2021. Mr. Streiff has informed us he intends to retire as our Executive Vice President effective January 1, 2023. Prior to serving as our Executive Vice President, he served as our Chief Operating Officer from October 2021 to August 2022 and our Executive Vice President and General Counsel from January 2015 until October 2021. He was also one of the founders and owners of AHI Group Holdings. Mr. Streiff also was a founding principal and served as Managing Director from December 2014 until October 2021, and General Counsel from December 2014 to December 2019, of AHI. He also served as Executive Vice President, General Counsel of GAHR III from July 2013 until October 2021, having served as its Executive Vice President from January 2013 to July 2013. Mr. Streiff served as Executive Vice President, General Counsel of GAHR II from September 2013 to December 2014, having served as its Executive Vice President from January 2012 to September 2013. He also has served as Executive Vice President of Griffin-American Healthcare REIT Advisor from November 2011 to December 2014. Mr. Streiff served as General Counsel, Executive Vice President and Secretary of Grubb & Ellis from October 2010 to June 2011, after previously serving as the firm’s Chief Real Estate Counsel and Senior Vice President, Investment Operations. From September 2002 until March 2006, Mr. Streiff was an associate in the real estate department of Latham & Watkins LLP in New York, New York. Additionally, since December 2015, Mr. Streiff has also served as a member of the board of directors of Trilogy. Mr. Streiff received a B.S. degree in Environmental Economics and Policy from the University of California, Berkeley and a J.D. degree from Columbia University Law School. He is a member of the New York State Bar Association.

Our Board selected Mr. Streiff to serve as a director because he was our Chief Operating Officer and has significant operational and legal experience relevant to our business, including in the areas of asset management, negotiating and structuring healthcare real estate acquisitions, financings, disposition transactions, corporate finance and corporate governance. Additionally, Mr. Streiff has 18 years of experience in the real estate and healthcare industries and relationships with chief executives and other senior management at other real estate and healthcare companies. Our Board believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations bring valuable financial and operational expertise to our Board.

Scott A. Estes Director Since 2022 Age 51

Mr. Estes has served as one of our independent directors and a member of the Audit Committee since August 30, 2022. Since July 2017, Mr. Estes has also served as a member of the board of trustees and audit committee chairman of JBG SMITH Properties (NYSE: JBGS), a NYSE-listed REIT located in Bethesda, Maryland that owns, operates, invests in and develops a dynamic portfolio of mixed-use properties in the high growth and high barrier-to-entry submarkets in and around Washington, D.C. Since June 2018, Mr. Estes has also served as an independent director and audit committee chairman of Essential Properties Realty Trust (NYSE: EPRT), a NYSE-listed REIT located in Princeton, New Jersey that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses.

Previously, from January 2009 to October 2017, Mr. Estes served as Executive Vice President-Chief Financial Officer of Welltower Inc. (NYSE: WELL) (“Welltower”), a NYSE-listed, S&P 500 constituent REIT, located in Toledo, Ohio, focused on healthcare infrastructure. Mr. Estes also served as Senior Vice President of Finance of

Welltower from April of 2003 to March 2006. During his tenure at Welltower, Mr. Estes was significantly involved in managing the capital allocation effort supporting the company’s rapid growth, with direct oversight of capital markets transactions which raised over $14 billion of equity capital and $10 billion of unsecured debt capital. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities, a financial services firm, with primary coverage of the healthcare REIT and healthcare services industry sub-sectors. Additionally, Mr. Estes served as Vice President in Bank of America Securities’ equity research department from January 1998 through December 1999, covering the healthcare REIT and senior housing sectors, and as an Associate Analyst and Assistant Vice President in Morgan Stanley’s equity research department from March 1994 through December 1997 covering the healthcare REIT and healthcare services sectors. Mr. Estes received his B.A. degree in Economics in 1993 from the College of Willian and Mary.

Our Board selected Mr. Estes to serve as a director based on his financial and business expertise, particularly in his capacity as Chief Financial Officer of a large, NYSE-listed healthcare REIT. Our Board believes that his experience in the oversight of financial, treasury, tax and audit functions, as well as his previous service on the board of directors of two other NYSE-listed REITs (particularly in his role as an audit committee chairman) will bring value to us.

Brian J. Flornes Director Since 2016 Age 58	Mr. Flornes has served as one of our independent directors and a member of the Audit Committee since February 2016 and as the Nominating and Corporate Governance Committee chairman since October 2021. He also served as a member of our special committee from October 2020 to October 2021. Mr. Flornes served as the Chief Executive Officer of Vintage Senior Living (“Vintage”), from June 2010 to September 2018, having co-founded the company in 1998 and served as its Co-Chief Executive Officer from inception to June 2010. Vintage, located in Newport Beach, California, owned and operated senior housing communities specializing in independent senior living, assisted living and memory care services for Alzheimer’s and other dementia with 24 communities in California and Washington. Vintage grew to be one of the largest assisted living providers in California and consistently ranked in the “Top 50” owners and operators of senior housing across the nation, according to the Assisted Living Federation of America. Vintage sold the majority of its portfolio of communities in 2016, which encompassed in excess of 3,200 resident units with more than 2,000 associates. Since February 2006, Mr. Flornes has been responsible for a direct joint-venture relationship with one of the nation’s largest pension funds. The joint venture, with $325 million of committed capital, has acquired 19 senior living communities and net asset value has grown to more than 2.5 times invested capital. From 1995 to 1998, Mr. Flornes served as Founder and Principal of American Housing Concepts, a real estate development firm directly associated with ARV Assisted Living, one of the largest senior living providers in the early 1990s. Prior to American Housing Concepts, Mr. Flornes served in several roles and ultimately as President of Development, from 1992 to 1995, of ARV Assisted Living. Throughout his career, Mr. Flornes has directly contributed to the acquisition and development of more than 8,000 units of senior living in 11 states and has been responsible for $1.5 billion in financing. Mr. Flornes was a longstanding member of the American Senior Housing Association and also served on the board of the California Assisted Living Association. Mr. Flornes is a member of the World Presidents’ Organization. Mr. Flornes received a B.A. degree in Communication as well as an M.B.A. degree from Loyola Marymount University.

Our Board selected Mr. Flornes to serve as a director because of his particular experience with the acquisition, development, operation and financing of healthcare-related properties and senior housing communities. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to his 30 years of industry experience managing all aspects of senior living. Mr. Flornes’ vast real estate experience in senior living also enhances his ability to contribute insight on achieving our investment objectives. Our Board believes that this experience will bring valuable knowledge and operational expertise to our Board.

Harold H. Greene Director Since 2021 Age 83

Mr. Greene has served as one of our independent directors, a member of the Audit Committee and as the Compensation Committee chairman since October 2021. Prior to that, he served as an independent director and audit committee chairman of GAHR III from February 2014 until October 2021. Mr. Greene has also served as a director and audit committee member of Paladin Realty Income Properties, Inc., located in Los Angeles, California, a non-traded publicly registered REIT, from February 2004 to March 2014. Mr. Greene is a retired Managing Director of Commercial Real Estate for Bank of America, N.A. (“Bank of America”), where he had the responsibility for lending to commercial real estate developers in California, from 1998 to June 2001. Prior to joining Bank of America, Mr. Greene served from 1990 to 1998 as an Executive Vice President with Seafirst Bank, where he was responsible for real estate lending for the Northwest and for managing a real estate portfolio comprised of approximately $2 billion in assets. Mr. Greene served as a director and audit committee chairman of NNN Realty Advisors from November 2006 to December 2007 and as a director and audit committee member of Grubb & Ellis from December 2007 to December 2009. Mr. Greene was also a director and audit committee chairman from 2005 to 2011 of William Lyon Homes, a builder of new luxury and single-family home communities in California, Nevada and Arizona, which was acquired by Taylor Morrison Home Corporation. Mr. Greene received a B.A. degree from UCLA in Political Science. Mr. Greene has also studied at the Northwestern University Mortgage Banking School, the Southwest Graduate School of Banking at Southern Methodist University and the UCLA Director Training and Certification Program.

Our Board selected Mr. Greene to serve as a director in part due to his financial expertise, particularly in the real estate industry. Our Board believes that his experience in finance and banking, as well as his previous service on the board of directors of a REIT and other companies in the commercial real estate industry, will bring value to us, particularly in his role as an audit committee member. With his extensive background in finance and real estate operations, Mr. Greene brings valuable business skills to our Board.

Dianne Hurley Director Since 2016 Age 59	Ms. Hurley has served as one of our independent directors and the Audit Committee chairwoman since February 2016 and as a member of the Compensation Committee since October 2021. She also served as our special committee chairwoman from October 2020 to October 2021. Ms. Hurley also serves as an independent director and audit committee member of AG Mortgage Investment Trust located in New York, New York, since December 2020. Prior to that, Ms. Hurley was an independent director and audit committee chairwoman of CC Real Estate Income Fund located in New York, New York, from March 2016 until its liquidation in August of 2020, and an independent director and nominating and corporate governance committee member of NorthStar Realty Europe, located in New York, New York, from August 2016 until its sale in October of 2019, and an independent director and audit committee member of

NorthStar/RXR New York Metro Income, Inc. located in New York, New York, from February 2015 until December 2018. Ms. Hurley serves as a Managing Director of asset management executive recruiting at Glocap. Prior to that, she was the Chief Administrative Officer of A&E Real Estate, located in New York, New York, an owner/operator of multifamily properties, where she worked on the firm’s business and administrative management from March 2017 until June 2020. From January 2015 to present, Ms. Hurley has also worked in operational and financial management and consulting to startup and transitional organizations including Moravian Academy located in Bethlehem, Pennsylvania, BayPine Capital located in Boston, Massachusetts, a large cap digital private equity firm, Stonecourt Capital located in New York, New York, a middle-market growth private equity firm, Imperial Companies located in New York, New York, a real estate private investment firm, and RedBird Capital Partners located in New York, New York. From September 2009 to November 2011, Ms. Hurley served as the Chief Operating Officer, Global Distribution, at Credit Suisse Asset Management, where she was responsible for overall management of the sales business, strategic initiatives, financial and client reporting and regulatory and compliance oversight. From 2004 to September 2009, Ms. Hurley served as the founding Chief Administrative Officer of TPG-Axon Capital, where she was responsible for investor relations and fundraising, human capital management, compliance policy implementation, joint venture real estate investments and corporate real estate. Earlier in her career, Ms. Hurley worked in the real estate department at Goldman Sachs. Ms. Hurley holds a Bachelor of Arts from Harvard University in Cambridge, Massachusetts and a Master of Business Administration from Yale School of Management, New Haven, Connecticut.

Our Board selected Ms. Hurley to serve as a director in part due to her financial expertise, particularly in the real estate industry. Our Board believes that her service on the board of directors of several REITs, as well as her finance, operations, regulatory and compliance experience, will bring valuable insight to us, particularly in her role as the Audit Committee chairwoman and audit committee financial expert. With her extensive background in real estate finance and real estate operations, Ms. Hurley brings valuable business skills to our Board.

Gerald W. Robinson Director Since 2021 Age 74	Mr. Robinson has served as one of our independent directors and a member of the Nominating and Corporate Governance Committee since October 2021. Prior to that, he served as an independent director and audit committee member of GAHR III from December 2014 until October 2021. Mr. Robinson served as the Executive Vice President of Pacific Life Insurance Company from January 1994 to December 2008 and as Chairman and Chief Executive Officer of Pacific Select Distributors, Inc. from March 1994 to December 2008. Prior to 1994, Mr. Robinson served in various executive positions in the life insurance industry, including positions with Home Life Insurance Company, Anchor National Life Insurance Company and Private Ledger Financial Services. During Mr. Robinson’s career, he has supervised and been a member of due diligence committees responsible for the approval of all products offered by broker-dealers for sale through registered representatives including real estate limited partnership, REIT and mortgage-based products. In addition, while at Pacific Life Insurance Company, Mr. Robinson was a member of the investment committee that was responsible for the purchase and disposition of all assets of the insurance company, which included numerous forms of real estate, mortgage and REIT investments. Mr. Robinson also served as an independent director and member of the audit committee of GAHR II from August 2009 through December 2014. Mr. Robinson is a Certified Financial Planner and a Chartered Life Underwriter and received a B.S. degree in Business Administration from Central Michigan University.

Our Board selected Mr. Robinson to serve as a director due to his strong relationships and understanding of the financial network through which we offered our shares of common stock in our initial best efforts public offering. Mr. Robinson’s vast experience in capital markets and business operations enhances his ability to contribute insight on achieving business success in a diverse range of economic conditions and competitive environments. Our Board believes that this experience will bring valuable knowledge and insight to our company.

J. Grayson Sanders Director Since 2021 Age 82

Mr. Sanders has served as one of our independent directors and a member of the Compensation Committee since October 2021. Prior to that, he served as an independent director of GAHR III from February 2014 until October 2021. Since March 2016, Mr. Sanders has also served as an independent director of Griffin Realty Trust, Inc. Since August 2022, Mr. Sanders has served as a Senior Adviser to Union Station Capital Management (“USQ”), a subsidiary of Chatham Financial located in Kennett Square, Pennsylvania. From 2011 until USQ’s acquisition of all of the assets of PREDEX (as defined below) in August 2022, Mr. Sanders served as the Co-Founder, Chief Executive Officer and Chief Investment Officer of PREDEX Capital Management, located in El Segundo, California, a registered investment advisor managing an Investment Company Act interval mutual fund (“PREDEX”) and its predecessor, Mission Realty Advisors. From 2009 to 2010, Mr. Sanders served as Chief Executive Officer of Steadfast Capital Markets Group, a non-traded REIT. From 2004 to 2009, Mr. Sanders served as President of CNL Fund Advisors Company in Orlando, Florida, where he created and managed a global, publicly traded REIT mutual fund in conjunction with CBRE Investors and served as President of CNL Capital Markets which focused on wholesale distribution of non-traded REITs. Mr. Sanders served from 2000 to 2004 as a Managing Director with AIG Global Real Estate Investment Corp. in New York where he managed product development and capital formation for four “opportunistic” international real estate funds. Previously, from 1997 to 2000, Mr. Sanders was an Executive Managing Director for CB Richard Ellis Investors where he was involved in creating separate accounts for large institutional investors to invest in U.S. traded REITs. From 1991 to 1996, Mr. Sanders served as the Director of Real Estate Investments for Ameritech Pension Trust in Chicago. Between 1972 to 1990, Mr. Sanders’ primary focus as Co-Founder and Executive Vice President, was creating and growing The Landsing Corporation in Menlo Park, California, a firm that formed and funded 20 private partnerships and five SEC registered non-traded REITs. In the 1990s, Mr. Sanders served multiple terms on the Board of Directors and Executive Committee of the Pension Real Estate Association (PREA) and also on the Board of Governors of NAREIT where he was Co-Chairman of its Institutional Investor Committee. Mr. Sanders received a B.A. in History from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business where he served for multiple years on the Alumni Association, including serving as President in 1984. In 1985, he also taught the real estate investment class at Stanford Graduate School of Business. After college and before business school, Mr. Sanders attended Officer Candidate School and served for over four years in the Navy during the Vietnam War, attaining the rank of Lieutenant.

Our Board selected Mr. Sanders to serve as a director due to his 49 years of experience in real estate investment management as well as his broad scope of experience that includes many years of experience with traded REITs, non-traded REITs and private funds and matching investment fund structures with appropriate channels of distribution from large institutional investors to individual investor clients of wealth managers and independent broker-dealers. Mr. Sanders’ vast real estate experience in multiple property types throughout North America, in addition to Europe and Asia, also enhances his ability to contribute insight on achieving our investment objectives. Our Board believes that this experience will bring valuable knowledge and insight to our company.

Wilbur H. Smith III Director Since 2016 Age 50

Mr. Smith has served as one of our independent directors since February 2016 and as a member of the Nominating and Corporate Governance Committee since October 2021. He also served as a member of our special committee from October 2020 to October 2021. Mr. Smith is the Chief Executive Officer, President and Founder of Greenlaw Partners, LLC, a full-service real estate development and operating company, and Greenlaw Management, Inc., a commercial property management company (collectively, “Greenlaw”), which are located in Irvine, California and which he founded in March 2003. Mr. Smith personally oversees all aspects of Greenlaw’s acquisition, operations and investment development/redevelopment programs. Since inception and under Mr. Smith’s leadership, Greenlaw has completed in excess of $5.0 billion in acquisitions and dispositions of commercial real estate properties. The majority of Greenlaw assets have been in joint ventures with leading global institutional groups including Walton Street, Westbrook, Cigna, UBS, Guggenheim, Cross Harbor and Cerberus. Currently, Greenlaw owns and manages a joint venture portfolio in California approaching $3.0 billion in value that has approximately 10,000,000 square feet of buildings primarily comprised of office, industrial, retail, medical office and multifamily assets. Prior to Greenlaw, Mr. Smith served as Vice President of Newport Beach based Makar Properties from 1999 to 2003. Mr. Smith also served as Trustee of Partners Real Estate Investment Trust from June 2013 to December 2013 and since 2012 has served on the Board of California Waterfowl Association. Mr. Smith is an active member of Young Presidents Organization (“YPO”), and currently serves on the board of the Orange County Gold Chapter. In addition, Mr. Smith is a founding member of Tiger21 Orange County Chapter and sits on the executive board of the University of Southern California Lusk Center for Real Estate as well as on the University of Southern California Price School of Public Policy Advisory Board for the Bachelor of Science in Real Estate Development. Mr. Smith is a licensed California real estate broker and received a B.S. degree in Agriculture from California Polytechnic State University, San Luis Obispo, and earned a Master’s degree in Real Estate Development from the University of Southern California.

Our Board selected Mr. Smith to serve as a director due to his vast experience in the acquisition, operations, investment and disposition of commercial real estate as well as his experience with a number of leading global institutions through joint ventures, matching acquisitions with the appropriate investment structures/channels. Mr. Smith’s experience in the commercial real estate industry, capital markets and real estate operations enhances his ability to contribute to our investment strategies and help us achieve our investment objectives. Our Board believes his executive experience in the real estate industry will bring strong financial and operational expertise to our Board.

Director Independence

As required by our charter and NYSE listing rules and requirements, a majority of the members of our Board and each committee of our Board are “independent” as defined by the rules of NYSE. The NYSE independence standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our Board must affirmatively determine that a director does not have a material relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Messrs. Estes, Flornes, Greene, Robinson, Sanders and Smith and Ms. Hurley are each “independent,” as defined by NYSE.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•

our Board is not classified and each of our directors is subject to election annually, and, upon completion of this offering, our charter will provide that we may not elect to be subject to the provision of the MGCL that would permit us to classify our Board, unless we receive prior approval from stockholders;

•	we have fully independent audit, compensation and nominating and corporate governance committees;

•

at least one of our directors qualifies as an “audit committee financial expert” under applicable SEC regulations and all members of the Audit Committee are financially literate in accordance with the NYSE listing rules and requirements;

•

our Board has opted out of the business combination statute in the MGCL (provided that such business combination is first approved by our Board) and, pursuant to our bylaws, we have opted out of the control share acquisition statute in the MGCL;

•

we do not have a stockholder rights plan, and do not intend to adopt a stockholder rights plan in the future without (1) the approval of our stockholders or (2) seeking ratification from our stockholders within 12 months of adoption of the plan if our Board determines, in the exercise of the directors’ duties under applicable law, that it is in our best interests to adopt a rights plan without the delay of seeking prior stockholder approval;

•	our Corporate Governance Guidelines require our directors and officers to own certain minimum amounts of our common stock; and

•	upon completion of this offering, none of our directors or stockholders (or their respective designees) will have the right to be nominated to our Board.

Our directors stay informed about our business by attending meetings of our Board and the committees on which they serve and through supplemental reports and communications. Our independent directors are expected to meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Board Leadership Structure

Jeffrey T. Hanson has served as our non-executive Chairman of the Board since June 30, 2022, and also served as our Executive Chairman of the Board from October 2021 to June 2020, and additionally served as our Chief Executive Officer and Chairman of the Board from January 2015 to October 2021. Danny Prosky assumed the role of Chief Executive Officer and became a member of our Board in October 2021. Our independent directors believe this Board leadership structure is in our best interests as Mr. Hanson is uniquely positioned to lead our Board with his exceptional depth of knowledge about our company and the opportunities and challenges we face. As our former Chief Executive Officer, Mr. Hanson provides valuable industry and strategic perspective to our Board. Separating the roles of Chairman of the Board and Chief Executive Officer also allows our Chief Executive Officer to focus on managing our business and operations, while our Chairman of the Board focuses on board of directors matters, which we believe is especially important in light of the high level of regulation and scrutiny of public company boards of directors. Our Board retains the authority to modify this structure to best address our unique circumstances, and so advance the best interests of all stockholders, as and when appropriate.

•	A majority of our directors are independent directors. Each director is an equal participant in decisions made by our full Board.

•	The Audit Committee, Compensation Committee and Nominating, and Corporate Governance Committee are each comprised entirely of independent directors.

•	Each of our directors is elected annually by our stockholders.

Board Committees

Our Board has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. Additionally, our Board may from time to time establish other committees to facilitate our Board’s oversight of management of the business and affairs of our Company. Each committee’s charter is available on the Investor Relations—Corporate Governance section of our website at www.AmericanHealthcareREIT.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus. The current chairs and members of each committee are set forth below:

Audit Committee

Our Board established an audit committee which consists of Ms. Hurley and Messrs. Estes, Flornes and Greene, with Ms. Hurley serving as the chairwoman of the Audit Committee and audit committee financial expert. The Audit Committee’s primary function is to assist our Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The Audit Committee: (1) has direct responsibility for appointing and overseeing an independent registered public accounting firm registered with the Public Company Accounting Oversight Board to serve as our independent auditors; (2) reviews the plans and results of the audit engagement with our independent registered public accounting firm; (3) approves audit and non-audit professional services (including the fees and terms thereof) provided by, and the independence of, our independent registered public accounting firm; and (4) consults with our independent registered public accounting firm regarding the adequacy of our internal controls. Pursuant to the Audit Committee charter, the Audit Committee will be comprised solely of independent directors. Our Board determined affirmatively that (1) Ms. Hurley qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (2) each member of the Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on the Audit Committee under NYSE listing rules and requirements and Rule 10A-3 under the Exchange Act.

Special Committee

In October 2020, our Board established a special committee which consisted of Ms. Hurley and Messrs. Flornes and Smith, all of whom are independent directors, with Ms. Hurley serving as the chairwoman of the special committee. Our special committee’s function was limited to the investigation and analyses of strategic alternatives, including but not limited to, the sale of our assets, a listing of shares of our common stock on a national securities exchange or a merger with another entity. In connection therewith, our special committee performed due diligence with respect to the Merger, negotiated the terms of the Merger and unanimously recommended that our Board approve the Merger. The special committee was dissolved upon the completion of the Merger in October 2021.

Compensation Committee

Our Board established a compensation committee in October 2021, which is comprised of Mr. Greene, Ms. Hurley and Mr. Sanders, with Mr. Greene serving as the chairman of the Compensation Committee. The primary focus of the Compensation Committee is to assist our Board in fulfilling its responsibilities with respect to officer and director compensation. The Compensation Committee assists our Board in this regard by: (1) reviewing and approving our corporate goals with respect to compensation of executive officers; (2) reviewing and acting on compensation levels and benefit plans for our executive officers; (3) recommending to our Board compensation for all non-employee directors, including Board and committee retainers, meeting fees and equity-based compensation; (4) administering and granting awards under our incentive plan; and (5) setting the terms and conditions of such awards in accordance with our incentive plan. Our Board determined affirmatively that each member of the Compensation Committee meets the definition for “independence” for the purpose of serving on the Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

Nominating and Corporate Governance Committee

Our Board established a nominating and corporate governance committee in October 2021, which is comprised of Messrs. Flornes, Robinson and Smith, with Mr. Flornes serving as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary focus is to assist our Board in fulfilling its responsibilities with respect to director nominations, corporate governance, Board and committee evaluations and conflict resolutions. The Nominating and Corporate Governance Committee assists our Board in this regard by: (1) identifying individuals qualified to serve on our Board, consistent with criteria approved by our Board, and recommending that our Board select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) developing and implementing the process necessary to identify prospective members of our Board; (3) determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on our Board; (4) overseeing an annual evaluation of our Board, each of the committees of our Board and management; (5) developing and recommending to our Board a set of corporate governance principles and policies; (6) periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our Board; and (7) considering and acting on any conflicts-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving any of our affiliates. The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in its charter and in accordance with current laws, rules and regulations. Our Board determined affirmatively that each member of the Nominating and Corporate Governance Committee meets the definition of independence under NYSE listing rules and requirements.

Corporate Governance Guidelines

Our Board has adopted the Corporate Governance Guidelines, which are available on the Investor Relations—Corporate Governance section of our website, http://www.AmericanHealthcareREIT.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help our directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. Our Code of Business Conduct and Ethics applies to our officers, employees and all members of our Board. Our Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, fair dealing, confidentiality of information and compliance with laws and regulations. Stockholders may request a copy of our Code of Business Conduct and Ethics, which will be provided without charge, by writing to: American Healthcare REIT, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary. Our Code of Business Conduct and Ethics is also available in the Investor Relations – Corporate Governance section on our website, http://www.AmericanHealthcareREIT.com. If, in the future, we amend, modify or waive a provision in our Code of Business and Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, as necessary.

Board’s Role in Risk Oversight

While day-to-day risk management is primarily the responsibility of our management team, our Board is responsible for strategic planning and overall supervision of our risk management activities. Our Board, including through its Audit Committee, is actively involved in overseeing risk management through: (1) its oversight of our executive officers and our subsidiaries and affiliates; (2) its review and approval of all transactions with related parties; (3) its review and discussion of regular periodic reports to our Board and its committees, including management reports on property operating data, compliance with debt covenants, actual and projected financial results, compliance with requirements set forth in our charter and Corporate Governance Guidelines, and various other matters relating to our business; and (4) its review and discussion of regular periodic reports from our independent registered public accounting firm to the Audit Committee regarding various areas of potential risk. Our Compensation Committee also assesses executive compensation risk and balances it so that Company executives are not incentivized to take actions which create unnecessary risk for the Company.

Compensation Committee Interlocks and Insider Participation

During 2021:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	no member of our Compensation Committee was during the year or formerly an officer or employee of the Company or any of our subsidiaries;

•	no member of our Compensation Committee entered into any transaction with us in which the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Compensation Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board.

Director Compensation

If a director is also one of our executive officers, we do not pay any additional compensation to that person for services rendered as a director. Our director compensation program is designed with the goals of attracting and retaining highly qualified individuals to serve as directors and to fairly compensate them for their time and efforts. In 2021, our Board reviewed and approved the director compensation program adjustments described below after considering input from FPC (as defined below), the independent compensation consultant retained by the Compensation Committee to advise on executive officer and director compensation. For the year ended December 31, 2021, our independent directors received the following forms of compensation:

•

Annual Retainer. Prior to October 1, 2021, our independent directors received an aggregate annual retainer of $65,000. In addition, the chairman or chairwoman of the Audit Committee received an additional aggregate annual retainer of $10,000. Effective as of October 1, 2021, our independent directors receive an aggregate annual retainer of $85,000. In addition, the chairman or chairwoman of the Audit Committee receives an additional aggregate annual retainer of $20,000, and the chairman or chairwoman of the Compensation Committee and Nominating and Corporate Governance Committee receives an additional aggregate annual retainer of $12,500. An additional “true-up” cash payment was made to our independent directors prior to the end of the 2021 calendar year to reflect the 2021 increases to the aggregate annual retainers during the year. Other than the additional “true-up” cash payment, the annual retainers for Board and committee service are paid on a quarterly basis at the commencement of each quarter for which an individual served as an independent director or as the chairman or chairwoman of the applicable committee.

•

Meeting Fees. Prior to October 1, 2021, our independent directors received $1,500 for each Board meeting attended in person or by telephone and $500 for each committee meeting attended in person or by telephone, which was paid monthly in arrears. Effective as of October 1, 2021, we ceased paying meeting fees as compensation to our independent directors.

•

Additional Audit Committee Member Compensation. Effective as of October 1, 2021, members of the Audit Committee receive an additional aggregate annual retainer of $5,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as an Audit Committee member.

•

Equity Compensation. Prior to October 1, 2021, in connection with their initial election to our Board, each independent director received 5,000 shares of restricted Class T common stock pursuant to our incentive plan, and an additional 2,500 shares of restricted Class T common stock pursuant to our incentive plan in connection with his or her subsequent re-election each year. The restricted stock vested as to 20.0% of the shares on the date of grant and on each anniversary thereafter over four years from the date of grant, provided that such person continually serves as an independent director through the applicable vesting date. Effective as of October 1, 2021, each independent director receives an amount of restricted Class T common stock pursuant to our incentive plan equal to approximately $85,000, which shares of restricted Class T common stock fully vest one year from the date of grant, subject to their continued service as an independent director; provided, however, that with respect to shares of restricted Class T common stock that were granted to our independent directors upon their election at the 2021 annual meeting of stockholders, such restricted stock vested as to 20.0% of the shares on the date of grant and the remainder vested on June 30, 2022. Our Board granted additional shares of restricted Class T common stock to our independent directors prior to the end of the 2021 calendar year to account for additional “true-up” equity compensation owed to each independent director pursuant to the new director compensation program adopted effective as of October 1, 2021, which shares fully vested on June 30, 2022.

•

Special Committee Fees. Members of our special committee and the GAHR III special committee received an initial retainer of $60,000 payable in one lump sum, a monthly retainer of $10,000 payable monthly in arrears, and a meeting fee of $1,500 for each meeting attended. Additionally, the chair of each special committee received a monthly retainer of $7,500, payable monthly in arrears. The special committees were dissolved upon completion of the Merger.

•

Other Compensation. We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board. Such reimbursement is paid monthly. Our independent directors do not receive other benefits from us.

2021 Director Compensation

The following table sets forth certain information with respect to our director compensation for independent directors for the year ended December 31, 2021. During 2021, Messrs. Hanson and Prosky did not receive any additional compensation for their service on our Board. Please see the 2021 Summary Compensation Table for the compensation received or earned by Messrs. Hanson, Prosky, and Streiff during 2021 for their service as executive officers of our company.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Brian J. Flornes	215,375	84,999	—	—	—	14,385	314,759
Harold H. Greene (3)	308,375	84,999	—	—	—	7,536	400,910
Dianne Hurley	292,250	84,999	—	—	—	16,012	393,261
Gerald W. Robinson (3)	229,000	84,999	—	—	—	6,262	320,261
J. Grayson Sanders (3)	229,000	84,999	—	—	—	6,306	320,305
Wilbur H. Smith III	211,000	84,999	—	—	—	16,609	312,608

(1)	Consists of the amounts described below:

Director	Role	Annual Retainer ($)	Meeting Fees ($)	Additional Special Payments ($)
Flornes	Chairman, Nominating and Corporate Governance Committee; Member, Audit Committee	74,375	13,500	127,500	(a)
Greene	Chairman, Compensation Committee; Member, Audit Committee	89,375	18,000	201,000	(b)
Hurley	Chairwoman, Audit Committee; Member, Compensation Committee	83,750	13,500	195,000	(a)
Robinson	Member, Nominating and Corporate Governance Committee	77,500	18,000	133,500	(b)
Sanders	Member, Compensation Committee	77,500	18,000	133,500	(b)
Smith	Member, Nominating and Corporate Governance Committee	70,000	13,500	127,500	(a)

(a)	Comprised of the monthly retainer and meeting fees paid to members of our special committee.
(b)	Comprised of the monthly retainer and meeting fees paid to members of the GAHR III special committee.

(2)

The amounts in this column represent the grant date fair value of the awards granted during the year ended December 31, 2021, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), based on our net asset value per share of our Class T common stock in effect on the grant date of $9.22.

The following table shows the shares of our restricted Class T common stock awarded to each independent director during the year ended December 31, 2021, and the aggregate grant date fair value for each award (computed in accordance with FASB ASC Topic 718):

Director	Grant Date	Shares of Our Restricted Class T Common Stock (#)	Full Grant Date Fair Value of Award ($)
Flornes	10/01/21 and 11/18/21	9,219	84,999
Greene	10/01/21 and 11/18/21	9,219	84,999
Hurley	10/01/21 and 11/18/21	9,219	84,999
Robinson	10/01/21 and 11/18/21	9,219	84,999
Sanders	10/01/21 and 11/18/21	9,219	84,999
Smith	10/01/21 and 11/18/21	9,219	84,999

The following table shows the aggregate number of nonvested shares of our restricted Class T common stock and Class I common stock held by each independent director as of December 31, 2021:

Director	Nonvested Shares of Our Restricted Class T and Class I Common Stock (#)
Flornes	17,719
Greene	13,779
Hurley	17,719
Robinson	13,779
Sanders	13,779
Smith	17,719

(3)

Messrs. Greene, Robinson and Sanders received the fees earned pursuant to their services as independent directors of GAHR III until October 1, 2021, the effective date of the Merger, at which time they began receiving fees on our Board. The amounts reported in this table reflect the aggregate amounts paid to Messrs. Greene, Robinson and Sanders for the full year.

(4)	Amounts reflect the dollar value of distributions paid in connection with the stock awards granted to our independent directors.

Director Compensation In Connection with Management Transition

Mr. Hanson transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022. Although Mr. Hanson is not an independent director, he will receive the same compensation and reimbursement of expenses that our company pays to each of its independent directors, with the portion of his 2022 compensation that is paid in cash being prorated for the period from July 1, 2022 to December 31, 2022; provided, however, that Mr. Hanson has agreed to waive the equity retainer compensation that will be paid to our independent directors in 2022. In addition, Mr. Hanson will receive annual cash compensation of $100,000, with such compensation being prorated for the period from July 1, 2022 to December 31, 2022. The amount of cash compensation payable to our Chairman of the Board was determined by our Board after considering the advice of FPC, the Compensation Committee’s independent consultant.

In addition, Mathieu B. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President effective August 1, 2022, and is scheduled to retire from that position effective January 1, 2023. Mr. Streiff intends to remain as a member of our Board, subject to election by our stockholders at our 2023 annual meeting of stockholders. Beginning January 1, 2023, although Mr. Streiff is not an independent director, he will receive the same compensation and reimbursement of expenses that our company pays to each of its independent directors; provided, however, that Mr. Streiff has agreed to waive the equity retainer compensation that will be paid to our independent directors for the period from January 1, 2023 until our 2023 annual meeting of stockholders.

Executive Officers

Information regarding our executive officers is set forth below. Each of our executive officers has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her appointment as an executive officer.

For biographical information regarding Mr. Prosky, our Chief Executive Officer and President, and Mr. Streiff, our former Chief Operating Officer and current Executive Vice President, see “—Directors” above.

Brian S. Peay Chief Financial Officer Age 57	Mr. Peay has served our Chief Financial Officer since June 2016. He also served as Executive Vice President and Chief Financial Officer of AHI and as Chief Financial Officer of GAHR III from June 2016 until October 2021. Mr. Peay served as Chief Financial Officer of Veritas Investments, Inc., located in San Francisco, California, one of the largest owners and operators of rent-controlled apartments in the San Francisco Bay Area, from September 2015 to May 2016, where he was responsible for the financial planning, corporate budgeting, tax structuring and management of the accounting function of the company. Mr. Peay previously served as Vice President Finance & Sales Ops of MobileIron, Inc., located in Mountain View, California, a leader in security and management for mobile devices, applications and documents, from October 2013 to September 2015. Mr. Peay served as Chief Financial Officer of Glenborough, LLC from November 2006 to March 2012, and prior to its purchase by Morgan Stanley Real Estate Fund V, Mr. Peay also previously served in executive capacities including Chief Financial Officer, SVP—Joint Ventures (Business Development), Chief Accounting Officer and VP Finance with Glenborough Realty Trust, Inc., a real estate investment and management company focused on the acquisition, management and leasing of high quality commercial properties in major markets across the country, from November 1997 to November 2006, where he was responsible for the finance, accounting and reporting, risk management, information technology and human resource functions of the company. Prior to Glenborough Realty Trust, Inc., Mr. Peay served as Chief Financial Officer & Director of Research at Cliffwood Partners, L.P. from August 1995 to November 1997. Mr. Peay also served as Manager at Kenneth Leventhal & Co., a certified public accounting firm specializing in real estate that subsequently merged with Ernst & Young LLP, from August 1988 to August 1995. Mr. Peay received a B.S. degree in Business Economics from the University of California, Santa Barbara. Mr. Peay became a Certified Public Accountant in the State of California in 1992; his current status is not practicing.

Gabriel M. Willhite Chief Operating Officer Age 41	Mr. Willhite has served as our Chief Operating Officer since August 2022. Prior to that, he served as our Executive Vice President, General Counsel from October 2021 until August 2022 and Assistant General Counsel—Transactions from January 2020 until October 2021. He also served as Executive Vice President, General Counsel of AHI from January 2020 until October 2021 and prior to that served as Senior Vice President, Assistant General Counsel—Transactions of AHI since April 2016. Mr. Willhite also served as Assistant General Counsel—Transactions of GAHR III from January 2020 until October 2021. From November 2012 until April 2016, Mr. Willhite served as Legal Counsel for Sabal Financial Group, L.P., a real estate and finance company based in Newport Beach, California which was a subsidiary of Oaktree Capital Management, where he was responsible for overseeing portfolio acquisitions, financings, joint ventures, dispositions and strategic workout transactions. Prior to joining Sabal Financial Group, Mr. Willhite was an associate in the transactional practice group of Greenberg Traurig, LLP in Irvine, California. Additionally, since October 2020, Mr. Willhite has also served as a member of the board of directors of Trilogy. Mr. Willhite received a B.A. degree in Political Science and Communication from the University of Southern California and a J.D. degree from University of Minnesota Law School. He is a member of the California State Bar Association.

Stefan K.L. Oh Executive Vice President, Head of Acquisitions Age 51	Mr. Oh has served as our Executive Vice President, Head of Acquisitions since October 2021, having previously served as our Executive Vice President of Acquisitions since October 2015, and as our Senior Vice President of Acquisitions from January 2015 to October 2015. Mr. Oh also served as Executive Vice President, Acquisitions of GAHR III from October 2015 to October 2021, having previously served as its Senior Vice President, Acquisitions since January 2013. Mr. Oh has also served as Executive Vice President, Acquisitions of AHI from October 2015 to October 2021, having previously served as its Senior Vice President, Acquisitions since December 2014. Mr. Oh also served as Senior Vice President—Acquisitions of GAHR II from January 2009 to December 2014 and as Senior Vice President, Acquisitions of AHI Group Holdings from January 2012 to December 2014. Mr. Oh served as the Senior Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from January 2010 to January 2012, having served in the same capacity for Grubb & Ellis Realty Investors since June 2007, where he had been responsible for the acquisition and management of healthcare real estate. Prior to joining Grubb & Ellis, from August 1999 to June 2007, Mr. Oh worked for PEAK, where he served as Director of Asset Management and later as Director of Acquisitions. From 1997 to 1999, he worked as an auditor and project manager for Ernst & Young AB in Stockholm, Sweden and from 1993 to 1997 as an auditor within Ernst & Young LLP’s EYKL Real Estate Group in Los Angeles, California. Mr. Oh received a B.S. degree in Accounting from Pepperdine University and is a Certified Public Accountant in the State of California (inactive).

Mark E. Foster Executive Vice President, General Counsel Age 49	Mr. Foster has served as our Executive Vice President, General Counsel since August 2022. Prior to that, Mr. Foster was a partner in the commercial real estate practice group at Snell & Wilmer, L.L.P., located in Costa Mesa, California from September 2016 until July 2022. From June 2012 until September 2016, Mr. Foster served as Vice President, General Counsel and Corporate Secretary to Sabal Financial Group, L.P. based in Newport Beach, California, which was a subsidiary of Oaktree Capital Management, where he was responsible for all legal matters related to the company’s management of over $6 billion in real estate and debt assets. Prior to Sabal, from January 2008 until June 2012, Mr. Foster served as Senior Counsel for Rockefeller Group Development Corporation, located in Irvine, California, where he focused on all aspects of commercial real estate acquisition, development and operations. From June 2003 until December 2007, Mr. Foster served as Regional General Counsel for Toll Brothers, Inc. (NYSE: TOL), located in Irvine, California, where he oversaw the acquisition and development of dozens of residential projects throughout California. Mr. Foster began his legal career in the real estate group at the law firm of Allen Matkins, LLP, located in Irvine, California where he was employed from September 1998 to June 2003. Mr. Foster received a B.A. degree in International Relations, Political Science and Economics from the University of Southern California, and a J.D. degree from the University of Southern California, Gould School of Law.

Cora Lo Senior Vice President, Assistant General Counsel and Secretary Age 48	Ms. Lo has served as our Senior Vice President, Assistant General Counsel since October 2021, having previously served as our Assistant General Counsel since December 2015. She has also served as our Secretary since January 2015. Ms. Lo also served as Senior Vice President, Assistant General Counsel—Corporate of AHI from December 2015 to October 2021, having previously served as its Senior Vice President, Securities Counsel from December 2014 to December 2015. Ms. Lo also served as Assistant General Counsel of GAHR III from December 2015 to October 2021, and also served as its Secretary from January 2013 to October 2021. Ms. Lo served as Secretary of GAHR II from November 2010 to December 2014, having previously served as its Assistant Secretary from March 2009 to November 2010. Ms. Lo also served as Senior Vice President, Securities Counsel of AHI Group Holdings from January 2012 to December 2014. Ms. Lo served as Senior Corporate Counsel for Grubb & Ellis from December 2007 to January 2012, having served as Senior Corporate Counsel and Securities Counsel for Grubb & Ellis Realty Investors since January 2007 and December 2005, respectively. She also served as the Assistant Secretary of Grubb & Ellis Apartment REIT, Inc., which was later known as Landmark Apartment Trust, Inc., from June 2008 to November 2010. From September 2002 to December 2005, Ms. Lo served as General Counsel of I/OMagic Corporation, a publicly traded company. Prior to 2002, Ms. Lo served as an attorney in private practice, representing public and private company clients in all areas of corporate and securities law. Ms. Lo received a B.A. degree in Political Science from University of California, Los Angeles and received a J.D. degree from Boston University. Ms. Lo is a member of the California State Bar Association.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to our named executive officers (“NEOs”). Our NEOs for the year ended December 31, 2021 were:

•	Danny Prosky—Chief Executive Officer and President

•	Brian S. Peay—Chief Financial Officer

•	Jeffrey T. Hanson—non-executive Chairman of the Board(1) and former Chief Executive Officer

•	Mathieu B. Streiff—Executive Vice President(2) and former Chief Operating Officer

•	Stefan K.L. Oh—Executive Vice President, Head of Acquisitions

•	Gabriel M. Willhite—Chief Operating Officer(3) and former Executive Vice President, General Counsel

Following the completion of the AHI Acquisition and the Merger, on October 1, 2021, our executive officers were employed by us and, beginning October 1, 2021, were compensated under our executive compensation program pursuant to the terms of the executive officers’ respective offer letters as described in further detail below. Until October 1, 2021, our executive officers were officers of our former advisor and affiliates and were compensated by such entities for their services to us; therefore, this Compensation Discussion and Analysis and the accompanying tables do not include any discussion of compensation prior to October 1, 2021.

(1)

Mr. Hanson retired from the day-to-day operations of our company effective June 30, 2022. He transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022.

(2)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition.

(3)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

The Compensation Committee believes that our compensation program for executive officers is an important tool to:

•	Attract, retain and motivate highly-skilled executives;

•	Encourage management to balance short-term goals against longer-term objectives without incentivizing excessive risk-taking;

•	Achieve an appropriate balance between risk and reward that does not incentivize excessive risk-taking; and

•	Align the interests of management and stockholders through the use of equity-based compensation.

The Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2021.

Our Compensation and Governance Practices & Policies

We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do	What We Don’t Do
✓ Compensation Committee comprised solely of independent directors	x No significant perquisites
✓ Independent compensation consultant	x No minimum guaranteed base salary increases
✓ Significant portion of total compensation in the form of equity awards with long-term vesting	x No tax gross ups to our NEOs
✓ Significant portion of total compensation is based on performance and is not guaranteed	x We have a defined program that does not allow for uncapped bonus payouts
✓ We enhance executive officer retention with time-based, multi-year vesting equity incentive awards	x We do not allow hedging or pledging of our securities
✓ Beginning with our 2022 compensation program, we use multiple performance measures for cash bonuses and multi-year equity awards, which mitigates compensation-related risk	x We do not provide single-trigger change in control cash severance payments

Determining Compensation for Named Executive Officers

Role of Compensation Committee

The Compensation Committee is comprised entirely of independent directors and operates under a written charter. The Compensation Committee is responsible for determining compensation for all of our NEOs including evaluating compensation policies, approving target and actual compensation for executives and administering our equity incentive programs.

Role of Management

Our Chief Executive Officer plays an important role in setting compensation for our other executive officers by assisting the Compensation Committee in evaluating individual goals and objectives and developing compensation recommendations for NEOs other than himself. Final decisions on the design of the compensation program, including total compensation, are ultimately made by the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee is authorized to retain the services of a compensation consultant to be used to assist in the review and establishment of our compensation programs and related policies. In 2021, the Compensation Committee retained Ferguson Partners Consulting, L.P. (“FPC”), formerly known as FPL Associates, L.P., as its independent compensation consultant to advise it on executive officer and director compensation. Other than advising the Compensation Committee, FPC did not provide any services to us in 2021. We have determined that FPC is independent and there was no conflict of interest between us and FPC in 2021.

Benchmarking and Peer Group Comparisons

The Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. Although comparisons of compensation paid to our NEOs relative to compensation paid to similarly situated executives in the survey and by our peers assist the Compensation Committee in determining compensation, the Compensation Committee principally evaluates executive compensation based on corporate objectives and individual performance. Additionally, as part of its engagement, FPC provided the Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. In developing our peer group, the Compensation Committee took into consideration the following characteristics:

•	Portfolio size;

•	Market capitalization and total capitalization;

•	Asset class of portfolio; and

•	Pre-listing history (emergence from non-listed REIT market to listed REIT market)

The table set forth below identifies the companies in the peer group used for 2021, which the Compensation Committee considered as part of its analysis in setting the post-Merger compensation for our executive officers:

2021 Executive Compensation Peer Group

CareTrust REIT, Inc.	National Health Investors, Inc.	Resource REIT, Inc.
Global Medical REIT Inc.	Phillips Edison & Company, Inc.	Sabra Health Care REIT, Inc.
Griffin Realty Trust, Inc	Physicians Realty Trust	Sila Realty Trust, Inc.
Healthcare Realty Trust Incorporated	Preferred Apartment Communities, Inc.	SmartStop Self Storage REIT, Inc.
Healthcare Trust of America, Inc.	PS Business Parks, Inc.	Steadfast Apartment REIT, Inc.
LTC Properties, Inc.

Alignment of Pay and Performance

Upon becoming self-managed, we implemented a target compensation program that is designed to align the compensation of our executives with performance. Approximately 78.6% of our Chief Executive Officer’s target pay is at-risk/performance-based and approximately 70.5% of target pay for the remaining NEOs is at-risk/performance-based. The pay mix of our executives is shown below:

Elements of Compensation

Our executive compensation program for our NEOs consists of base salary, a short-term incentive cash bonus and long-term equity incentive awards. In light of the timing of the Merger, our 2021 compensation program did not fully reflect our post-Merger compensation program. The material components of our post-Merger executive compensation program are summarized in the following chart:

Base Salary

We provide base salaries to our NEOs to compensate them for services rendered on a day-to-day basis. Base salary is also intended to attract and retain executive officers and is generally based on the scope and complexity of the role and responsibilities, experience, individual performance and contributions, and internal pay equity considerations, taking into account comparable company data provided by our compensation consultant and based upon the Compensation Committee’s understanding of compensation paid to similarly situated executives, adjusted as necessary to recruit or retain specific individuals. The Compensation Committee seeks to target our NEOs’ base salaries at competitive levels to recognize professional growth, success and/or increased responsibilities within the Company. We believe that providing a competitive base salary relative to the companies with which we compete for executive talent is a necessary element of a compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward our executive officers for their overall performance. Base salaries are reviewed annually to assess if adjustments are necessary.

The current base salaries for our NEOs were established at the time of the AHI Acquisition prior to the Merger based on the factors described above. The Compensation Committee maintained those base salaries for our NEOs in 2022.

Named Executive Officer	2021 Annualized Salary	2022 Salary	% Change
Danny Prosky	$750,000	$750,000	—
Brian S. Peay	$475,000	$475,000	—
Jeffrey T. Hanson (1)	$425,000	$425,000	—
Mathieu B. Streiff (2)	$425,000	$425,000	—
Stefan K.L. Oh	$400,000	$400,000	—
Gabriel M. Willhite (3)	$360,000	$360,000	—

(1)

Mr. Hanson retired from the day-to-day operations of our company effective June 30, 2022. Mr. Hanson transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022. The details of Mr. Hanson’s compensation as non-executive Chairman of the Board are set forth above in the “—Director Compensation” section.

(2)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition.

(3)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

Short-Term Incentive Program (Cash Bonuses)

Under the terms of their respective offer letters, our NEOs are entitled to receive an annual cash bonus with a target opportunity based on a specified percentage of the NEO’s base salary. Due to the timing of the Merger and AHI Acquisition, at which point each NEO became an employee of our company, our NEOs’ annual cash bonuses for 2021 were determined by the Compensation Committee based on their 2022 target bonus amounts, set forth below, prorated for the number of days from the closing of the Merger through December 31, 2021. The following table sets forth the threshold (as a percentage of target), target (as a percentage of base salary) and maximum (as a percentage of target) bonus opportunities for each NEO under our annual cash bonus program.

Named Executive Officer	Threshold	Target	Maximum
Danny Prosky	50%	100%	150%
Brian S. Peay	50%	100%	150%
Jeffrey T. Hanson (1)	50%	100%	150%
Mathieu B. Streiff (2)	50%	100%	150%
Stefan K.L. Oh	50%	65%	150%
Gabriel M. Willhite (3)	50%	65%	150%

(1)

Effective June 30, 2022, Mr. Hanson retired from the day-to-day operations of our company. He transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022.

(2)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition.

(3)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

In determining the size of cash bonus awards, the Compensation Committee thoroughly reviews our corporate performance and the individual performance of the NEOs. For 2021, due to the timing of the Merger and AHI Acquisition, both individual and corporate performance were evaluated subjectively; however, beginning in 2022, the program shifted to more of an objective approach, under which corporate performance will be evaluated on pre-determined performance metrics and hurdles. We intend for these objective performance metrics to include MFFO per share, our net-debt-to-EBITDA ratio and our same-property net-operating-income growth, as well as any similar goals as determined by our Board (or a committee thereof).

For the NEOs’ 2021 incentive cash bonuses, the Compensation Committee took into consideration the following key accomplishments:

•

Successfully negotiated agreements for and completed our Merger with GAHR III and the AHI Acquisition, including the solicitation of proxies for approval of the Merger by stockholders and the registration on Form S-4 of our common stock issued to GAHR III’s stockholders in the Merger.

•	Created operational and reporting efficiencies by fully integrating an executive management team and internalized employee base of approximately 100 employees.

•	Successfully negotiated amendments for three separate credit facilities to improve financial covenant requirements and interest rates to facilitate closing of the Merger.

•

Improved liquidity and capital resources to allow us to reinstate our distribution reinvestment plan beginning with the October 2021 distribution and partially reinstate our share repurchase plan effective with respect to qualifying repurchases for the fiscal quarter ended December 31, 2021.

•	Increased total revenue to $1,265,303,000 for the year ended December 31, 2021.

•

Developed leasing strategies to combat the impact of COVID-19 pandemic that resulted in integrated senior health campuses occupancy increasing by 11.2%, SHOP occupancy increasing by 2.4% and MOB occupancy increasing by 3.0%.

Based on its assessment of our corporate performance and each NEO’s individual performance, the Compensation Committee approved bonuses for 2021 in the following amounts:

2021 Cash Bonus
Named Executive Officer	Payout (1)	As a % of Target
Danny Prosky	$187,500	100%
Brian S. Peay	$118,750	100%
Jeffrey T. Hanson (2)	$106,250	100%
Mathieu B. Streiff (3)	$106,250	100%
Stefan K.L. Oh	$65,000	100%
Gabriel M. Willhite (4)	$58,500	100%

(1)	2021 bonuses were prorated for the number of days from the closing of the Merger through December 31, 2021.
(2)

Mr. Hanson retired from the day-to-day operations of our company effective June 30, 2022. Mr. Hanson transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022. The details of Mr. Hanson’s compensation as non-executive Chairman of the Board are set forth above in the “—Director Compensation” section.

(3)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition.

(4)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

For 2022, as previously stated, the threshold, target and maximum opportunities will be the same as those shown above. Awards will be determined both objectively and subjectively, with the objective portion tied to corporate performance. Individual performance will continue to be evaluated subjectively by the Compensation Committee. Each NEO’s corporate and individual performance will be weighted as follows:

2022 Short-Term Incentive Program Weightings
Named Executive Officer	Corporate Performance	Individual Performance
Danny Prosky	70%	30%
Brian S. Peay	70%	30%
Jeffrey T. Hanson (1)	70%	30%
Mathieu B. Streiff (2)	70%	30%
Stefan K.L. Oh	50%	50%
Gabriel M. Willhite (3)	70%	30%

(1)

Mr. Hanson retired from the day-to-day operations of our company effective June 30, 2022. Mr. Hanson transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022. The details of Mr. Hanson’s compensation as non-executive Chairman of the Board are set forth above in the “—Director Compensation” section.

(2)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition.

(3)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

Long-Term Incentive Program (Equity-Based Compensation)

As part of the AHI Acquisition and pursuant to the terms of their respective offer letters, we granted initial equity awards to our NEOs on October 4, 2021 to encourage retention and alignment with the long-term growth and performance of AHI. Such equity awards vest over the period illustrated below, with 25% of awards being performance-based and 75% of awards being time-based.

Pursuant to the terms of their respective offer letters, NEOs were entitled to initial equity awards as follows:

	Initial Equity Awards
Named Executive Officer	Restricted Shares of Class T Common Stock (#)	Approximate Grant-Date Value ($) (1)
Danny Prosky	162,690	1,500,002
Brian S. Peay	61,009	562,503
Jeffrey T. Hanson (2)	69,143	637,498
Mathieu B. Streiff (3)	69,143	637,498
Stefan K.L. Oh	26,437	243,749
Gabriel M. Willhite (4)	30,504	281,247

(1)	Reflects the value of the NEOs’ respective initial equity award pursuant to the terms of their offer letters.
(2)

Mr. Hanson retired from the day-to-day operations of our company effective June 30, 2022. Mr. Hanson transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022. Mr. Hanson retained his restricted shares of Class T common stock that were granted to him in October 2021 pursuant to his offer letter, which restricted shares of Class T common stock remain subject to the existing vesting schedule subject to his continued service and other terms and conditions; provided, however, that the award agreement of such restricted stock granted to Mr. Hanson was amended as of the close of business on June 30, 2022 to conform to the accelerated vesting provisions of restricted stock grants to our independent directors, including acceleration of vesting upon a change of control of our company.

(3)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition.

(4)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

The number of restricted shares of Class T common stock granted on October 4, 2021 was determined based on the values of the equity awards set forth in the NEOs’ respective offer letters, divided by our net asset value per share of our Class T common stock as of September 30, 2020 of $9.22, rounded to the nearest whole share. The restricted shares of Class T common stock will vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).

As part of the AHI Acquisition and pursuant to the terms of their respective offer letters, each of our NEOs also received performance-based RSUs representing the right to receive shares of Class T common stock upon vesting as follows:

	Performance-Based RSUs
Named Executive Officer	RSUs (#)	Approximate Grant-Date Value ($)
Danny Prosky	54,230	500,001
Brian S. Peay	20,336	187,498
Jeffrey T. Hanson (1)	23,048	212,503
Mathieu B. Streiff (2)	23,048	212,503
Stefan K.L. Oh	8,812	81,247
Gabriel M. Willhite (3)	10,168	93,749

(1)

Mr. Hanson retired from the day-to-day operations of our company effective June 30, 2022. Mr. Hanson transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022. In connection with such transition, Mr. Hanson forfeited the performance-based RSUs that were granted to him in October 2021 pursuant to his offer letter.

(2)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition. In connection with such transition, Mr. Streiff forfeited the performance-based RSUs that were granted to him in October 2021 pursuant to his offer letter.

(3)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

These RSUs will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group comprised of: CareTrust REIT, Inc., Healthcare Realty Trust Incorporated, LTC Properties Inc., National Health Investors, Inc., Physicians Realty Trust and Sabra Health Care REIT, Inc., which peer group may be modified at the sole direction of our Board or Compensation Committee prior to the end of the three-year performance period to reflect changed circumstances such as the merger out of existence or significant portfolio modifications of such peer companies. Our NEOs will vest into 50% of the RSUs subject to this grant if we achieve a “threshold” level of MFFO per share, which is MFFO-per-share performance that is 2.5% less than the peer group’s MFFO-per-share performance (with no RSUs vesting if our MFFO-per-share performance is worse than this amount); 100% of the RSUs if we achieve “target” performance, which is MFFO-per-share performance equal to the peer group’s MFFO-per-share performance; and 200% of the RSUs if we achieve “maximum” performance, which is MFFO-per-share performance that is 2.5% or greater than the peer group’s MFFO-per-share performance. There will be linear interpolation between MFFO-per-share performance levels. The terms and conditions of these RSUs, including the performance hurdles and the members of the company peer group, are set forth in the amended and restated award agreement dated as of April 1, 2022, executed by us and each recipient, which amended and restated the original award agreements dated as of October 4, 2021 to revise the MFFO thresholds in light of changes in market conditions and the healthcare real estate industry. The Compensation Committee believes that these goals are challenging but achievable with strong management performance.

As part of the AHI Acquisition and pursuant to the terms of their respective offer letters, beginning in 2022 and annually thereafter (subject to their continued employment or provision of services and the approval of our Board or the Compensation Committee), each of our NEOs, other than Messrs. Hanson and Streiff, will receive additional annual equity grants that will be tied to both performance- and time-based vesting to encourage continued retention and motivation to achieve multi-year outperformance against the company’s peers. The additional equity grants will have values not less than the following amounts:

Named Executive Officer	Annual Equity Grant Value
Danny Prosky	$2,000,000
Brian S. Peay	$750,000
Mathieu B. Streiff	$850,000
Stefan K.L. Oh	$325,000
Gabriel M. Willhite (1)	$375,000

(1)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

Retention Grants

On October 4, 2021, Messrs. Peay, Oh and Willhite received retention grants of shares of restricted Class T common stock in the amounts set forth below. The restricted shares of Class T common stock will vest on October 4, 2024 (subject to continuous employment or provision of services through the vesting date).

•	Mr. Peay received a retention grant of 69,149 shares of restricted Class T Common Stock

•	Mr. Oh received a retention grant of 69,149 shares of restricted Class T Common Stock

•	Mr. Willhite received a retention grant of 74,468 shares of restricted Class T Common Stock

Executive Officer Offer Letters

On October 1, 2021, as part of the AHI Acquisition, American Healthcare Opps Holdings, LLC, an indirect subsidiary of GAHR III, entered into offer letters with each of our NEOs. As a result of the Merger, we assumed the obligations under such offer letters. The offer letters describe the basic terms of our NEOs’ employment, including position and reporting responsibility, starting salary, annual incentive target and long-term incentive award target. Each of the NEO’s employment is at will, such that we or the NEO may terminate employment at any time and for any reason and the Company’s policies, such as the Executive Severance and Change in Control Plan, will apply as warranted.

Risk Mitigation

Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize excessive risk-taking. We believe that our annual cash bonus program and equity compensation program contain appropriate risk mitigation factors, as summarized below:

•	Balance of short-term and long-term incentives through annual cash bonuses and long-term equity compensation;

•	Substantial portion of total compensation is in the form of long-term equity awards;

•	Beginning with our 2022 program, a substantial portion of total compensation is based on achievement of performance objectives, through a combination of annual or multi-year performance;

•	Three-year vesting based on continued service as of the vesting date; and

•	Prohibition against hedging or pledging transactions.

Other Plans, Perquisites and Personal Benefits

Each of our NEOs is eligible to participate in our Executive Severance and Change in Control Plan, as described below, and all of our compensatory and benefit plans on the same basis as our other employees. We provide an employer 50.0% matching contribution under our 401(k) profit sharing plan up to 5.0% of a participating employee’s contribution, including our NEO’s, taxable compensation, up to the Internal Revenue Service limitations for matching contributions.

Amended and Restated 2015 Incentive Plan

We adopted our incentive plan to provide an additional incentive for eligible recipients to further the growth, development and financial success of our company by personally benefiting through the ownership of our common stock and/or rights which recognize such growth, development and financial success. Our incentive plan is also designed to enable our company to obtain and retain the services of eligible recipients considered essential to the long range success of our company by offering them an opportunity to own our common stock and/or rights which will reflect the growth, development and financial success of our company.

•

Shares Available Under our Incentive Plan. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 4,000,000 shares. As of                     , we granted awards relating to an aggregate of 1,468,833 shares of our restricted common stock (such number of shares assumes that we issue shares of our common stock underlying any unvested awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above) to our executive officers, other employees and independent directors under our incentive plan, including 125,091 shares of our restricted Class I common stock issued upon the conversion of restricted shares of GAHR III common stock in connection with the Merger.

•

Administration of our Incentive Plan. Our incentive plan is administered by our Board (with respect to options and restricted shares of our common stock granted to independent directors) or the Compensation Committee (with respect to any other award). Subject to the terms of our incentive plan, our Board or the Compensation Committee will have the authority to determine the eligibility for awards and the terms, conditions and restrictions, including vesting terms, the number of shares subject to an award and any performance goals applicable to grants made under our incentive plan. Our Board or the Compensation Committee also will have the authority, subject to the terms of our incentive plan, to construe and interpret our incentive plan and awards.

•

Effective Date and Termination and Amendment of our Incentive Plan. Our incentive plan was originally effective July 23, 2015 and was amended and restated effective as of November 18, 2021. Our incentive plan will automatically expire on the tenth anniversary of the date on which it was adopted, unless extended or earlier terminated by our Board. Our Board may terminate our incentive plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. Our Board may amend our incentive plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of our Board, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of our incentive plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. Our Board may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by our stockholders or otherwise permitted by the antidilution provisions of the plan, and the original term of an option may not be extended.

•

Types of Awards and Eligible Participants Under our Incentive Plan. Our incentive plan provides for the grant of options, restricted shares of our common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, officers, employees and consultants.

•

Certain Adjustments. If any capitalization change is made in our common stock subject to our incentive plan or subject to any award agreement thereunder, or other corporate transaction, such as through a stock split, stock dividend, extraordinary distribution, recapitalization, merger, combination of shares, exchange of shares or other similar transaction, appropriate adjustments will be made in the number, class and price of shares subject to each outstanding award. In addition, in the event of a capitalization adjustment or other corporate transaction, our Board has authority, among other items, to cash out awards, terminate awards, accelerate vesting or provide for the assumption of outstanding awards.

Tax and Accounting Considerations

We have not provided or agreed to provide any of our executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional taxes. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Hedging Practices

Our Insider Trading Compliance Policy prohibits our directors and executive officers from entering into hedging or monetization transactions or similar arrangements with respect to our securities.

2022 Management Transition

On August 1, 2022, Mathieu B. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President and is expected to retire from that position effective January 1, 2023. Mr. Streiff currently intends to remain as a member of our Board. In connection with Mr. Streiff’s transition, Mr. Willhite assumed the role of Chief Operating Officer, effective August 1, 2022, and ceased serving as our Executive Vice President, General Counsel.

In connection with his transition, Mr. Streiff will receive a prorated annualized cash salary of $85,000 from August 1, 2022 through December 31, 2022. Beginning January 1, 2023, Mr. Streiff will receive the same compensation and reimbursement of expenses that we pay to each of our independent directors; provided, however, Mr. Streiff will not receive the equity retainer compensation that will be paid to our independent directors for the period from January 1, 2023 until our 2023 annual meeting of stockholders.

In addition, pursuant to a transition services agreement effective August 1, 2022, Mr. Streiff forfeited the performance-based-vesting RSUs that were granted to him in October 2021 pursuant to his offer letter. He also forfeited any annual bonus that he may otherwise have been entitled to receive for 2022 pursuant to his offer letter. However, Mr. Streiff retained the time-based-vesting restricted shares of Class T common stock that were granted pursuant to his offer letter, which time-based-vesting restricted stock remain subject to the existing vesting schedule and other terms and conditions; provided, however, that the award agreement was amended to provide for accelerated vesting upon a change in control of our company subject to Mr. Streiff’s continued services with us through such date and/or upon a termination of Mr. Streiff’s services with us as a result of death or disability. Mr. Streiff will no longer be an executive officer of our company as of January 1, 2023, and he will no longer be a participant in our Executive Severance and Change in Control Plan as of January 1, 2023; however, we will reimburse Mr. Streiff for the monthly premium cost of medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of up to 18 months beginning on January 1, 2023.

In connection with his appointment as our Chief Operating Officer, we entered into an offer letter with Mr. Willhite effective August 1, 2022, which provides for: (1) an annual base salary of $425,000; (2) a target cash bonus opportunity of 100% of base salary and a maximum cash bonus opportunity of 150%, with actual payouts to be determined based on performance; and (3) beginning in 2023, an annual equity grant with a grant date fair value of not less than $850,000 and the 2023 grants weighted as 75% time-based restricted stock, vesting in three annual installments, and 25% performance-based RSUs, cliff vesting in the first quarter of 2026 (subject to continuous employment through that vesting date and our relative MFFO performance).

Executive Compensation Tables

2021 Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal year ended December 31, 2021 following the Merger, which is the first fiscal year in which our executive officers were paid directly by us following the AHI Acquisition and the Merger.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All other compensation ($) (4)	Total ($)
Danny Prosky CEO and President	2021	187,500	—	2,000,003	187,500	23,040	2,398,043
Brian S. Peay CFO	2021	118,750	—	1,387,555	118,750	24,423	1,649,478
Jeffrey T. Hanson Executive Chairman (5) and Former CEO	2021	106,250	—	850,001	106,250	15,247	1,077,748
Mathieu B. Streiff COO (6)	2021	106,250	—	850,001	106,250	15,877	1,078,378
Stefan K.L. Oh EVP, Head of Acquisitions	2021	100,000	—	962,550	65,000	18,559	1,146,109
Gabriel M. Willhite EVP, General Counsel (7)	2021	90,000	—	1,061,591	58,500	15,549	1,225,640

(1)	Salary is prorated for the period of time such officer was employed and compensated by us in 2021.
(2)

Amounts reflect the grant date fair value of time-based restricted stock awards and performance-based RSUs in accordance with FASB ASC Topic 718. The time-based restricted stock awards and performance-based RSUs were awarded and granted in October 2021 under our incentive plan. The grant date fair value for the performance-based RSU awards was measured based on the achievement of MFFO per share performance at the target level (the most probable outcome as of the grant date), multiplied by our net asset value per share of our Class T common stock in effect on the grant date of $9.22. Under FASB ASC Topic 718, the vesting condition related to the performance-based RSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market-based vesting condition. See “—Elements of Compensation—Long-Term Incentive Program (Equity-Based Compensation)” for additional information regarding these awards.

(3)

Represents amount paid under the short-term incentive program for the fiscal year ended December 31, 2021. See “—Elements of Compensation—Short-Term Incentive Program (Cash Bonuses)” for more information.

(4)	Amounts in the “All other compensation” column consist of the following payments we paid to or on behalf of the NEOs:

Name	401(k) Contributions	Distributions Paid on Awards
Danny Prosky	$6,771	$16,269
Brian S. Peay	$11,407	$13,016
Jeffrey T. Hanson	$8,333	$6,914
Mathieu B. Streiff	$8,963	$6,914
Stefan K.L. Oh	$9,000	$9,559
Gabriel M. Willhite	$5,052	$10,497

(5)

Effective June 30, 2022, Mr. Hanson retired from the day-to-day operations of our company. He transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022.

(6)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition.

(7)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

2021 Grants of Plan-Based Awards

The following table summarizes all grants of plan-based awards made to our NEOs in 2021.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other stock awards: Number of shares of stock or units (#)		Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Danny Prosky	—		93,750	187,500	281,250	—	—	—	—		—
	10/04/21		—	—	—	—	—	—	162,690	(3)	1,500,002
	10/04/21		—	—	—	27,115	54,230	108,460	—		500,001
Brian S. Peay	—		59,375	118,750	178,125	—	—	—	—		—
	10/04/21		—	—	—	—	—	—	61,009	(3)	562,503
	10/04/21		—	—	—	—	—	—	69,149	(4)	637,554
	10/04/21		—	—	—	10,168	20,336	40,672	—		187,498
Jeffrey T. Hanson	—		53,125	106,250	159,375	—	—	—	—		—
	10/04/21		—	—	—	—	—	—	69,143	(3)	637,498
	10/04/21	(5)	—	—	—	11,524	23,048	46,096	—		212,503
Mathieu B. Streiff	—		53,125	106,250	159,375	—	—	—	—		—
	10/04/21		—	—	—	—	—	—	69,143	(3)	637,498
	10/04/21	(6)	—	—	—	11,524	23,048	46,096	—		212,503
Stefan K.L. Oh	—		32,500	65,000	97,500	—	—	—	—		—
	10/04/21		—	—	—	—	—	—	26,437	(3)	243,749
	10/04/21		—	—	—	—	—	—	69,149	(4)	637,554
	10/04/21		—	—	—	4,406	8,812	17,624	—		81,247
Gabriel M. Willhite (7)	—		29,250	58,500	87,750	—	—	—	—		—
	10/04/21		—	—	—	—	—	—	30,504	(3)	281,247
	10/04/21		—	—	—	—	—	—	74,468	(4)	686,595
	10/04/21		—	—	—	5,084	10,168	20,336	—		93,749

(1)

Represents the threshold, target and maximum bonus opportunities under the short-term incentive program for the fiscal year ended December 31, 2021, pro-rated for the period of service during 2021 following the Merger. See “—Elements of Compensation—Short-Term Incentive Program (Cash Bonuses)” and the “Non-Equity Incentive Plan Compensation” column in the 2021 Summary Compensation Table for more information regarding the 2021 annual cash bonuses.

(2)

Represents RSUs that will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group. The grant date fair value was measured based on the achievement of MFFO per share performance at the target level (the most probable outcome as of the grant date), multiplied by our net asset value per share of our Class T common stock in effect on the grant date of $9.22.

(3)

Represents restricted shares of Class T common stock determined based on the values of the equity awards set forth in the NEOs’ respective offer letters, divided by our net asset value per share of our Class T common stock as of September 30, 2020 of $9.22, rounded to the nearest whole share. The restricted shares of Class T common stock will vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).

(4)	Represents retention grant of restricted shares of Class T common stock that will vest on October 4, 2024 (subject to continuous employment or provision of services through the vesting date).
(5)

Effective June 30, 2022, Mr. Hanson retired from the day-to-day operations of our company. He transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022. In connection with such transition, Mr. Hanson forfeited the performance-based RSUs that were granted to him in October 2021 pursuant to his offer letter.

(6)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition. In connection with such transition, Mr. Streiff forfeited the performance-based RSUs that were granted to him in October 2021 pursuant to his offer letter.

(7)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

Outstanding Equity Awards at Fiscal Year-End December 31, 2021

The following table presents information about our NEOs’ outstanding equity awards as of December 31, 2021.

Name	Stock awards
	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Danny Prosky	162,690	1,511,390	27,115	251,898
Brian S. Peay	130,158	1,209,168	10,168	94,461
Jeffrey T. Hanson (4)	69,143	642,338	11,524	107,058
Mathieu B. Streiff (5)	69,143	642,338	11,524	107,058
Stefan K.L. Oh	95,586	887,994	4,406	40,932
Gabriel M. Willhite (6)	104,972	975,190	5,084	47,230

(1)

Represents (a) restricted shares of Class T common stock that will vest in equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date) and (b) in the case of Messrs. Peay, Oh and Willhite, retention grants of restricted shares of Class T common stock that will vest on October 4, 2024 (subject to continuous employment or provision of services through the vesting date).

(2)	The market value of such outstanding equity awards is based on the net asset value per share of our Class T common stock of $9.29 on December 31, 2021.
(3)

Represents performance-based RSUs that will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date). Amounts assume achievement of MFFO per share performance at the threshold (50% payout) level.

(4)

Effective June 30, 2022, Mr. Hanson retired from the day-to-day operations of our company. He transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022.

(5)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition.

(6)

Mr. Willhite transitioned from his position as Executive Vice President, General Counsel to Chief Operating Officer, effective August 1, 2022. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Willhite in connection with his transition.

2021 Option Exercises and Stock Vested

During 2021, none of our NEOs held stock awards that vested during the year and none of our NEOs held outstanding stock options with respect to our Company.

Potential Payments Upon Termination or Change in Control

We adopted our Executive Severance and Change in Control Plan (our “severance plan”) for the purpose of providing severance and change-of-control protections to certain key employees, including our NEOs. As described below, our severance plan provides our NEOs with, among other things, base salary, bonus and certain other payments at, following and/or in connection with certain terminations of employment or a change in control involving the Company. As used below, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the respective meanings set forth in our severance plan.

Termination Without Cause or Resignation for Good Reason

Under our severance plan, in the event a participant is terminated without Cause or resigns for Good Reason, such participant will be entitled to receive the following, including any accrued obligations entitled to such participant:

•

a severance payment in an amount equal to (1) 2.0 if the participant is the Chief Executive Officer of the Company, 1.5 if the participant is the Executive Chairman, Chief Operating Officer, Chief Financial Officer, Head of Acquisitions or General Counsel of the Company, or 1.0 if the participant holds another position; multiplied by (2) the sum of: (a) such participant’s base salary; plus (b) such participant’s average cash bonus for the three most recent years completed prior to the termination, payable in equal installments in accordance with our normal payroll practices over the severance period (two years for the Chief Executive Officer, 1.5 years for the Executive Chairman, Chief Operating Officer, Chief Financial Officer, Head of Acquisitions or General Counsel of the Company and one year for all other participants), commencing 60 days following the termination date;

•

for a period of time ending on the earlier to occur of (1) the completion of the applicable severance period as provided in our severance plan and (2) the date on which the participant becomes eligible to receive healthcare coverage from a subsequent employer, medical coverage through our group medical plans pursuant to COBRA at the same levels as would have applied if the participant’s employment had not been terminated or reimbursement of the cost of such medical coverage;

•

any retention equity grants granted to the participant that are unvested as of the termination date shall vest and, if applicable, become exercisable and any other unvested restricted stock or other equity awards issued to the participant under our incentive plan or otherwise by us that are outstanding on the termination date and that vest solely based on the passage of time (each, a “Time-Based Award”) shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested over the 12-month period following the termination date had the participant remained employed; and

•

any performance-based vesting award issued to the participant under our incentive plan or otherwise by us (each, a “Performance-Based Award”) that remains outstanding on the termination date shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.

Change in Control Followed by Termination Without Cause or Resignation for Good Reason

In the event a Change in Control occurs:

•

any Time-Based Award that is then outstanding shall vest and, if applicable, become exercisable immediately prior to the Change in Control subject to the participant’s continued employment until immediately prior to such Change in Control;

•

any Performance-Based Award that is then outstanding and that is not continued, converted, assumed or replaced with a substantially similar award by us or a successor entity in connection with the Change in Control (in each case, such award being considered “Assumed”), shall vest and, if applicable, become exercisable immediately prior to the Change in Control based on actual achievement of the applicable performance goals through the date of the Change in Control, as determined in the sole discretion of the Compensation Committee prior to consummation of the Change in Control; and

•

if, during the period beginning on the date of the Change in Control and continuing through the twelve (12) month period following such Change in Control, a participant is terminated without Cause (other than by reason of the death or Disability of such participant) or a participant resigns for Good Reason, such participant shall be entitled to receive each of the following, including any accrued obligations entitled to such participant:

•

a Change in Control severance payment, in an amount equal to (1) 2.5 if the participant is the Chief Executive Officer of the Company, or 2.0 if the participant is not the Chief Executive Officer of the Company, multiplied by (2) the sum of: (a) the participant’s base salary; plus (b) the participant’s average cash bonus for the three most recent years completed prior to the termination, which amount shall be paid to the participant in a lump sum within 60 days following the termination date;

•	continuing medical coverage or a corresponding payment as described above under “— Termination Without Cause or Resignation for Good Reason”; and

•

any Performance-Based Award that was Assumed in connection with such Change in Control and that remains unvested on the termination date shall, to the extent such award remains subject to performance-based vesting as of the termination date, remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.

Termination Other Than Without Cause or Resignation Other Than for Good Reason

In the event that a participant is terminated for any reason other than as set forth above, such participant shall be entitled to receive from the Company the accrued obligations entitled to such participant and, if such termination is due to the participant’s death or Disability: (1) an amount equal to 0.5 multiplied by such participant’s base salary, which amount shall be paid to the participant (or, if applicable, the participant’s beneficiary or to such participant’s estate, if a participant fails to make a beneficiary designation), in equal installments in accordance with our normal payroll practices for a period of six months after the termination date starting within 60 days following the termination date; (2) the participant’s annual cash performance bonus for the year in which the termination date occurs, as determined by the Compensation Committee based on target performance for the performance period and pro-rated for the number of days from the performance period commencement to the termination date, payable at its normal time (but in no event later than March 15 of the year following the year in which the termination date occurs); (3) all unvested Time-Based Awards shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested (and become exercisable) over the 12-month period following the termination date had the participant remained employed; and (4) any Performance-Based Awards shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals and, to the extent earned (if at all), shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.

The following table presents the amount of compensation payable to each of our NEOs as if the triggering termination event described above and pursuant to our severance plan had occurred on December 31, 2021.

Name	Benefit	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason within 12 months following Change in Control ($)		Death or Disability ($)
Danny Prosky	Severance Payment	1,875,000	2,343,750		398,630
	Medical Coverage (1)	58,663	73,329		14,666
	Accelerated Vesting of Time-Based Awards	503,797	1,511,390	(2)	503,797
	Accelerated Vesting of Performance-Based Awards	—	—	(2)	—
Brian S. Peay	Severance Payment	890,625	1,187,500		252,466
	Medical Coverage (1)	43,998	58,664		14,666
	Accelerated Vesting of Time-Based Awards	188,921	1,209,168	(2)	188,921
	Accelerated Vesting of Performance-Based Awards	—	—	(2)	—
Jeffrey T. Hanson (3)	Severance Payment	796,875	1,062,500		225,890
	Medical Coverage (1)	43,998	58,664		14,666
	Accelerated Vesting of Time-Based Awards	214,116	642,338	(2)	214,116
	Accelerated Vesting of Performance-Based Awards	—	—	(2)	—
Mathieu B. Streiff (4)	Severance Payment	796,875	1,062,500		225,890
	Medical Coverage (1)	43,998	58,664		14,666
	Accelerated Vesting of Time-Based Awards	214,113	642,338	(2)	214,113
	Accelerated Vesting of Performance-Based Awards	—	—	(2)	—
Stefan K.L. Oh	Severance Payment	697,500	930,000		208,192
	Medical Coverage (1)	43,998	58,663		14,666
	Accelerated Vesting of Time-Based Awards	81,863	887,994	(2)	81,863
	Accelerated Vesting of Performance-Based Awards	—	—	(2)	—
Gabriel M. Willhite	Severance Payment	627,750	837,000		187,373
	Medical Coverage (1)	165	220		55
	Accelerated Vesting of Time-Based Awards	94,461	975,190	(2)	94,461
	Accelerated Vesting of Performance-Based Awards	—	—	(2)	—

(1)

Represents the cost of medical insurance coverage for each NEO at the same annual level as in effect immediately preceding December 31, 2021 for a period of time equal to the applicable multiple set forth in our severance plan. Such amounts are paid in equal installments over an annual period equal to the respective severance multiple (i.e., 2.5 years, 2 years, 1.5 years, or 1 year). A lesser amount may be due if the NEO becomes eligible to receive healthcare coverage from a subsequent employer.

(2)	Such amount is payable upon a Change in Control and is not dependant upon a termination event within 12 months following a Change in Control.
(3)

Mr. Hanson retired from the day-to-day operations of our company effective June 30, 2022. Mr. Hanson transitioned from his position as Executive Chairman of the Board to non-executive Chairman of the Board, effective June 30, 2022, and is no longer eligible to receive compensation pursuant to our severance plan. However, our company will reimburse Mr. Hanson for the monthly premium cost of medical coverage pursuant to COBRA, for a period of up to 18 months beginning on July 1, 2022 (estimated value of $43,998).

(4)

Mr. Streiff transitioned from his position as Chief Operating Officer to Executive Vice President, effective August 1, 2022, and he has informed us he intends to retire as our Executive Vice President effective January 1, 2023 and currently intends to remain as a member of our Board. Please see “—2022 Management Transition” for the compensation that will be paid to Mr. Streiff in connection with his transition. As of January 1, 2023 he will cease to be eligible to receive compensation pursuant to our severance plan. However, we will reimburse Mr. Streiff for the monthly premium cost of medical coverage pursuant to COBRA, for a period of up to 18 months beginning on January 1, 2023 (estimated value of $48,358).

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of                , 2022, the amount of our common stock and OP units beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5% of any class of the outstanding shares of our common stock; (2) each of our directors; (3) each of our executive officers; and (4) our directors and executive officers as a group.

The percentages of common stock beneficially owned before and after this offering include an aggregate of 264,364,596 shares of our Class T common stock and Class I common stock outstanding as of June 30, 2022 and excludes an aggregate of 14,007,903 OP units outstanding as of June 30, 2022.

The percentage of our common stock beneficially owned after this offering includes as outstanding the                shares of our common stock to be offered by this prospectus, but assume that the underwriters do not exercise their overallotment option to purchase up to an additional                shares of our common stock.

Unless otherwise indicated, the address of the stockholders listed below is c/o American Healthcare REIT, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, California 92612.

						Percentage of all Classes of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number of Shares of Class T Common Stock Beneficially Owned	Number of Shares of Class I Common Stock Beneficially Owned	Number of Shares of Common Stock Beneficially Owned	Number of OP Units Beneficially Owned		Before this Offering	After this Offering
Danny Prosky (2)	211,029	323,946	—	5,074,573	(3)	*	*
Brian S. Peay (4)	130,158	3,230	—	—		*	*
Jeffrey T. Hanson (5)	115,391	328,144	—	5,074,573	(3)	*	*
Mathieu B. Streiff (5)	116,926	248,498	—	5,074,573	(3)	*	*
Stefan K.L. Oh (6)	98,189	23,987	—	—		*	*
Gabriel M. Willhite (7)	104,972	—	—	—		*	*
Mark E. Foster (8)	12,614	—	—	—		*	*
Scott A. Estes (9)	7,244	—	—	—		*	*
Brian J. Flornes (10)	53,369	—	—	—		*	*
Harold H. Greene (11)	18,369	65,675	—	—		*	*
Dianne Hurley (10)	57,439	—	—	—		*	*
Gerald W. Robinson (11)	18,369	41,697	—	—		*	*
J. Grayson Sanders (11)	18,369	42,014	—	—		*	*
Wilbur H. Smith III (10)	60,471	—	—	—		*	*
All directors and executive officers as a group (15 persons)	1,022,909	1,080,697	—	5,074,573		*	*

*	Represents less than 1.0% of our outstanding common stock as of , 2022
(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants or similar rights held by the respective person or group that may be exercised within 60 days following                 , 2022. To our knowledge, except as otherwise indicated by footnote (3), and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Includes 162,690 shares of unvested restricted Class T common stock. Excludes 108,460 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

(3)

Represents OP units held by AHI Group Holdings, LLC, which may be redeemed for shares of our common stock on a one-for-one basis. Voting and investment determinations with respect to the securities held by the AHI Group Holdings, LLC are made by Danny Prosky, Jeffrey T. Hanson and Mathieu B. Streiff. Accordingly, each of the individuals named herein may be deemed to share beneficial ownership of the securities held of record by the AHI Group Holdings, LLC. Each individual disclaims voting and dispositive power over the OP units held by the other individuals, and the 19 OP units held by NCT-107, LLC.

(4)

Includes 130,158 shares of unvested restricted Class T common stock. Excludes 40,672 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

(5)	Includes 69,143 shares of unvested restricted Class T common stock.
(6)

Includes 95,586 shares of unvested restricted Class T common stock. Excludes 17,624 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

(7)

Includes 104,972 shares of unvested restricted Class T common stock. Excludes 20,336 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

(8)

Includes 12,614 shares of unvested restricted Class T common stock and. Excludes 8,410 shares of Class T common stock underlying unvested performance-based RSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above).

(9)	Represents shares of unvested restricted Class T common stock.
(10)	Includes 13,650 shares of unvested restricted Class T common stock.
(11)	Includes (a) 9,150 shares of unvested restricted Class T common stock and (b) 2,317 shares of unvested restricted Class I common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy and Procedures

Related party transactions are transactions in which we are a participant where the amount involved exceeds $120,000 and a member of our Board, an executive officer, or a holder of more than 5.0% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. We have adopted a written statement of policy regarding transactions with related parties. Our related party transaction policy requires all “related party transactions” to be promptly disclosed to our General Counsel. All related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee. As a general rule, directors interested in a related party transaction will recuse themselves from any discussion or vote on a related party transaction in which they have an interest. The Nominating and Corporate Governance Committee will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in the best interests of the Company and its stockholders.

The following is a summary of certain related party transactions, other than compensation arrangements which are described under the sections of this prospectus entitled “Management—Director Compensation” and “Management—Executive Compensation.”

Fees and Expenses Paid to Our Former Advisor or its Affiliates

Until September 30, 2021, all of our executive officers were officers of our former advisor and officers, limited partners, and/or members of one of our former co-sponsors and other affiliates of our former advisor. However, we were not affiliated with our former dealer manager. On October 1, 2021, the AHI Acquisition closed immediately prior to the consummation of the Merger. Following the consummation of the Merger, we became a self-managed company. As a result, subsequent to October 1, 2021, we no longer pay to our former advisor and its affiliates any fees or expense reimbursements associated with the Advisory Agreement.

GAHR III was determined to be the accounting acquiror in the Merger, and, therefore, the financial information in our financial statements and related notes (including Note 15, Related Party Transactions, to our financial statements for the year ended December 31, 2021) relating to periods prior to the Merger and the AHI Acquisition reflects only GAHR III’s results. However, we were the legal acquiror in the Merger, and, therefore, the financial information in this “—Fees and Expenses Paid to Our Former Advisor or its Affiliates” section relating to periods prior to the Merger and the AHI Acquisition reflects our results.

For the six months ended June 30, 2022 and the years ended December 31, 2021, December 31, 2020, and December 31, 2019, we incurred an aggregate of $0, $9,574,000, $13,350,000, and $16,296,000, respectively, in fees and expenses to our affiliates as detailed below.

Dealer Manager Fee

Through the termination of our best efforts initial public offering, with respect to shares of our Class T common stock, our former dealer manager generally received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of our Class T common stock pursuant to the primary portion of our best efforts initial public offering, of which 1.0% of the gross offering proceeds was funded by us and up to an amount equal to 2.0% of the gross offering proceeds was funded by our former advisor. Effective March 1, 2017 and through the termination of our best efforts initial public offering, on February 15, 2019, with respect to shares of our Class I common stock, our former dealer manager generally received a dealer manager fee up to an amount equal to 1.5% of the gross offering proceeds from the sale of shares of our Class I common stock pursuant to the primary portion of our best efforts initial public offering, all of which was funded by our former advisor. Our former advisor recouped the portion of the dealer manager fee it funded through the receipt from us a 2.25% contingent former advisor payment (the “Contingent Advisor Payment”) through the payment of acquisition fees as described below. No dealer manager fee was payable on shares of our common stock sold pursuant to our DRIP.

Following the termination of our best efforts initial public offering, on February 15, 2019, we no longer incurred additional dealer manager fees. For the year ended December 31, 2019, we incurred $1,687,000, payable to our former advisor as part of the Contingent Advisor Payment in connection with the dealer manager fee that our former advisor had incurred. No fees were paid for the six months ended June 30, 2022 and the years ended December 31, 2021 or December 31, 2020.

Acquisition Fees

We paid our former advisor or its affiliates an acquisition fee of up to 4.50% of the contract purchase price, including any contingent or earn-out payments that were paid, of each property we acquired or, with respect to any real estate-related investment we originated or acquired, up to 4.25% of the origination or acquisition price, including any contingent or earn-out payments that were paid. The 4.50% or 4.25% acquisition fees consisted of a 2.25% or 2.00% base acquisition fee for real estate and real estate-related acquisitions, respectively, and the Contingent Advisor Payment, as applicable. The Contingent Advisor Payment allowed our former advisor to recoup the portion of the dealer manager fee and other organizational and offering expenses funded by our former advisor. Therefore, the amount of the Contingent Advisor Payment paid upon the closing of an acquisition did not exceed the then outstanding amounts paid by our former advisor for dealer manager fees and other organizational and offering expenses at the time of such closing. For these purposes, the amounts paid by our former advisor and considered as “outstanding” were reduced by the amount of the Contingent Advisor Payment previously paid. Notwithstanding the foregoing, the initial $7,500,000 of amounts paid by our former advisor to fund the dealer manager fee and other organizational and offering expenses (the “Contingent Advisor Payment Holdback”), was retained by us until February 2019, the termination of our best efforts initial public offering and the third anniversary of the commencement date of our best efforts initial public offering, at which time such amount was paid to our former advisor. Our former advisor or its affiliates were entitled to receive these acquisition fees for properties and real estate-related investments acquired with funds raised in our best efforts initial public offering, including acquisitions completed after the termination of the Advisory Agreement (including imputed leverage of 50.0% on funds raised in our best efforts initial public offering), or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions. Our former advisor was entitled to waive or defer all or a portion of the acquisition fee at any time and from time to time, in our former advisor’s sole discretion. For the six months ended June 30, 2022 and years ended December 31, 2021, December 31, 2020, and December 31, 2019, we paid base acquisition fees of $0, $184,000, $1,485,000, and $4,595,000, respectively, to our former advisor. As of each of December 31, 2021, December 31, 2020 and December 31, 2019, we paid $20,982,000 in Contingent Advisor Payments to our former advisor.

Development Fee

In the event our former advisor or its affiliates provided development-related services, our former advisor or its affiliates received a development fee in an amount that was usual and customary for comparable services rendered for similar projects in the geographic market where the services were provided; however, we did not pay a development fee to our former advisor or its affiliates if our former advisor or its affiliates elected to receive an acquisition fee based on the cost of such development. For the six months ended June 30, 2022 and years ended December 31, 2021, 2020, and 2019, we incurred development fees of $0, $74,000, $87,000, and $34,000, respectively, to our former advisor.

Asset Management Fees

We paid our former advisor or its affiliates a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.80% of average invested assets. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate investments and real estate-related investments, before deducting depreciation, amortization, bad debt, and other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period of calculation. For the six months ended June 30, 2022 and year ended December 31, 2021, December 31, 2020, and December 31, 2019, we incurred $0, $7,359,000, $9,732,000, and $8,276,000, respectively, in asset management fees to our former advisor or its affiliates.

Property Management Fees

An affiliate of our former advisor or its designated personnel provided property management services with respect to our properties or sub-contracted these duties to any third party and provided oversight of such third-party property manager. We paid an affiliate of our former advisor a monthly management fee equal to a percentage of the gross monthly cash receipts of such property as follows: (1) a property management oversight fee of 1.0% of the gross monthly cash receipts of any stand-alone, single-tenant, net leased property, except for such properties operated utilizing the RIDEA structure, for which we paid a property management oversight fee of 1.5% of the gross monthly cash receipts with respect to such property; (2) a property management oversight fee of 1.5% of the gross monthly cash receipts of any property that was not a stand-alone, single-tenant, net leased property and for which an affiliate of our former advisor or its designated personnel provided oversight of a third party that performed the duties of a property manager with respect to such property; or (3) a fair and reasonable property management fee that was approved by a majority of our directors, including a majority of our independent directors, that was not less favorable to us than terms available from unaffiliated third parties for any property that was not a stand-alone, single-tenant, net leased property and for which an affiliate of our former advisor or its designated personnel directly served as the property manager without sub-contracting such duties to a third party. For the six months ended June 30, 2022 and years ended December 31, 2021, December 31, 2020, and December 31, 2019, we incurred property management fees of $0, $1,124,000, $1,454,000, and $1,220,000, respectively, to an affiliate of our former advisor.

Lease Fees

We paid our former advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee generally ranged from 3.0% to 6.0% of the gross revenues generated during the initial term of the lease. For the six months ended June 30, 2022 and years ended December 31, 2021, December 31, 2020, and December 31, 2019, we incurred lease fees of $0, $632,000, $333,000, and $83,000, respectively, to our former advisor or its affiliates.

Construction Management Fee

In the event that our former advisor or its affiliates assisted with planning and coordinating the construction of any capital or tenant improvements, we paid our former advisor or its affiliates a construction management fee of up to 5.0% of the cost of such improvements. Construction management fees are capitalized as part of the associated asset. For the six months ended June 30, 2022 and years ended December 31, 2021, December 31, 2020, and December 31, 2019, we incurred construction management fees of $0, $98,000, $99,000, and $155,000, respectively.

AHI Acquisition

As part of the AHI Acquisition, the Operating Partnership issued 5,074,573 OP units to AHI Group Holdings, an entity owned and controlled by Jeffrey T. Hanson, our former Chief Executive Officer and current Chairman of the Board, Danny Prosky, our former Chief Operating Officer and current Chief Executive Officer, President and director, and Mathieu B. Streiff, our former Executive Vice President, General Counsel, former Chief Operating Officer and current Executive Vice President and director. The total approximate value of these 5,074,573 OP units at the time of AHI Acquisition was approximately $44,200,000, with a reference value for purposes thereof of $8.71 per OP unit.

Registration Rights Agreement

On October 1, 2021, at the consummation of the AHI Acquisition, GAHR III and the Operating Partnership entered into a registration rights agreement (the “Registration Rights Agreement”), with Griffin-American Strategic Holdings, LLC (“GASH”), pursuant to which, subject to certain limitations therein, as promptly as practicable following the later of: (1) the expiration of the period commencing on the closing of the AHI Acquisition and ending upon the earliest to occur of (a) the second anniversary date of the issuance of the OP units issued in connection with the AHI Acquisition, (b) a change of control of Continental Merger Sub, LLC, and (c) the listing of shares of our common stock on a national securities exchange (the “RRA Lock-Up Period”); and (2) the date on which we are eligible to file a registration statement on Form S-3 or any successor form (but in any event no later than 60 days after such date), we, as the indirect parent company of the Operating Partnership, are required to file a shelf registration statement with the SEC under the Securities Act covering the resale of the shares of our common stock issued or issuable in redemption of the OP units that the Operating Partnership issued as consideration in the AHI Acquisition. The Registration Rights Agreement also grants the Holders (as defined in the Registration Rights Agreement) demand rights to request additional registration statement filings as well as “piggyback” registration rights, in each case on or after the expiration of the RRA Lock-Up Period. In connection with the Merger, we assumed the Registration Rights Agreement and GAHR III’s obligations thereunder in their entirety. The Holders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, during the restricted period (i.e., the period ending 180 days after the date of listing of our common stock for trading on a national securities exchange), they will not, and will not publicly disclose an intention to, directly or indirectly, among others, subject to certain exceptions, exercise their registration rights under the Registration Rights Agreement. See “Underwriting.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the maximum extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified upon our receipt of certain affirmations and undertakings. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Offer Letters

On October 1, 2021, as part of the AHI Acquisition, an indirect subsidiary of GAHR III, entered into offer letters with each of Messrs Prosky, Peay, Hanson, Streiff, Oh, and Willhite. As a result of the Merger, we assumed the obligations under such offer letters. We entered into a new offer letter with Mr. Willhite effective August 1, 2022. In addition, on March 24, 2022 and July 14, 2022, we entered into transition services agreements with Messrs. Hanson and Streiff, respectively. See “Management—Compensation Discussion and Analysis—Executive Officer Offer Letters” and “Management—Compensation Discussion and Analysis—2022 Management Transition” for further details.

Related Party Transaction Policy

We have adopted a written statement of policy regarding transactions with related parties, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing, and other policies that will be in place following the completion of this offering. These policies have been determined by our Board and management and, in general, may be amended and revised from time to time at the discretion of our Board and management without notice to or a vote of our stockholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding our business and operations.

Investment Policies

Real Estate Investments

We generally seek investments that produce current income. Our real estate investments may include:

•	MOBs;

•	SNFs;

•	senior housing facilities;

•	healthcare-related facilities operated utilizing a RIDEA structure;

•	hospitals;

•	long-term acute care facilities;

•	surgery centers;

•	memory care facilities;

•	specialty medical and diagnostic service facilities;

•	laboratories and research facilities;

•	pharmaceutical and medical supply manufacturing facilities; and

•	offices leased to tenants in healthcare-related industries.

We generally seek to acquire real estate of the types described above that will best enable us to meet our investment objectives, taking into account, among other things, the diversification of our portfolio at the time, relevant real estate and financial factors, the location, the income-producing capacity, and the prospects for long-range appreciation of a particular property. As a result, we may acquire properties other than the types described above. In addition, we may acquire properties that vary from the parameters described above for a particular property type.

Our real estate investments generally take the form of holding fee title or long-term leasehold interests. Our investments may be made either directly through the Operating Partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships, or other co-ownership arrangements with the developers of the properties or other persons.

We have exercised, and may continue to exercise, our purchase options to acquire properties that we currently lease. In addition, we have participated in sale-leaseback transactions, in which we purchase real estate investments and lease them back to the sellers of such properties. We seek to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” and so that we will be treated as the owner of the property for U.S. federal income tax purposes.

Our obligation to close a transaction involving the purchase of real estate is generally conditioned upon the delivery and verification of certain documents, including, where appropriate: (1) plans and specifications; (2) environmental reports (generally a minimum of a Phase I investigation); (3) building condition reports; (4) surveys; (5) evidence of marketable title subject to such liens and encumbrances; (6) audited financial statements covering recent operations of real properties having operating histories unless such statements are not required to be filed with the SEC and delivered to stockholders; (7) title insurance policies; and (8) the availability of property and liability insurance policies.

In determining whether to purchase a particular real estate investment, we may obtain an option on such property, including land suitable for development. The amount paid for an option is normally surrendered if the real estate is not purchased, and is normally credited against the purchase price if the real estate is purchased. We also may enter into arrangements with the seller or developer of a real estate investment whereby the seller or developer agrees that if, during a stated period, the real estate investment does not generate specified cash flows, the seller or developer will pay us cash in an amount necessary to reach the specified cash flows level, subject in some cases to negotiated dollar limitations.

We have obtained, and we intend to continue to obtain, adequate insurance coverage for all real estate investments in which we invest.

We have acquired, and we intend to continue to acquire, leased properties with long-term leases and we generally do not intend to operate any healthcare-related facilities directly. As a REIT, we are prohibited from operating healthcare-related facilities directly; however, we have leased, and may continue to lease, healthcare-related facilities that we acquire to wholly owned TRSs. In such an event, our TRS will engage a third party in the business of operating healthcare-related facilities to manage the property utilizing a RIDEA structure permitted by the Code. Through our TRS, we bear some operational risks and liabilities associated with the operation of such healthcare-related facilities unlike our triple-net leased properties. Such operational risks and liabilities might include, but are not limited to, resident quality of care claims and governmental reimbursement matters.

Development and Construction Activities

On an opportunistic basis, we have selectively developed, and may continue to selectively develop, real estate assets within our integrated senior health campuses segment when market conditions warrant, which may be funded through capital that we, and in certain circumstances, our joint venture partners, provide. As of June 30, 2022, we had six integrated senior health campuses under development. In doing so, we may be able to reduce overall purchase costs by developing property versus purchasing an existing property. We retain and will continue to retain independent contractors to perform the actual construction work on tenant improvements, as well as property development.

Terms of Leases

The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that a majority of our leases will require the tenant to pay or reimburse us for some or all of the operating expenses of the building based on the tenant’s proportionate share of rentable space within the building. Operating expenses typically include, but are not limited to, real estate and other taxes, utilities, insurance, and building repairs, and other building operation and management costs. We expect to be responsible for the replacement of certain capital improvements affecting a property including structural components of a property such as the roof of a building or other capital improvements such as parking facilities. We expect that many of our leases will have terms of five or more years, some of which may have renewal options.

Joint Ventures

We have entered into, and we may continue to enter into, joint ventures, general partnerships, and other arrangements with one or more institutions or individuals, including real estate developers, operators, owners, investors, and others, for the purpose of acquiring real estate. Such joint ventures may be leveraged with debt financing or unleveraged. We have entered into, and may continue to enter into, joint ventures to further diversify our investments or to access investments which meet our investment criteria that would otherwise be unavailable to us. In determining whether to invest in a particular joint venture, we will evaluate the real estate that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our other properties. However, we will not participate in tenant in common syndications or transactions.

Joint ventures with unaffiliated third parties may be structured such that the investment made by us and the other joint venture party are on substantially different terms and conditions. This type of investment structure may result in the other joint venture party receiving more of the cash flows, including appreciation, of an investment than we would receive.

Our entering into such joint ventures may result in certain conflicts of interest.

Real Estate-Related Investments

In addition to our acquisition of properties, we have invested on an infrequent and opportunistic basis, and may continue to invest, in real estate-related investments, including loans and securities investments.

Investments in Real Estate Mortgages

We have invested, and we may continue to invest, in first and second mortgage loans, mezzanine loans, and bridge loans. However, we will not make or invest in any loans that are subordinate to any mortgage or equity interest of any of our directors, or any of our affiliates. We also may invest in participations in mortgage loans. Second mortgage loans are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing can be obtained. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders. We may also make seller financing loans in connection with the disposition of one of our properties. In evaluating prospective loan investments, we consider factors, including, but not limited to the ratio of the investment amount to the underlying property’s value, current and projected cash flows of the property, the degree of liquidity of the investment, the quality, experience and creditworthiness of the borrower, and, in the case of mezzanine loans, the ability to acquire the underlying real property.

Our criteria for making or investing in loans are substantially the same as those involved in our investment in properties. We do not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate. We generally will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loan, would exceed an amount equal to 85.0% of the appraised value of the property, as determined by an appraiser, unless we find substantial justification due to other underwriting criteria; however, our policy generally will be that the aggregate amount of all mortgage loans outstanding on the property, including our loan, would not exceed 75.0% of the appraised value of the property. We may find such justification in connection with the purchase of loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. We will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency or in connection with seller financing loans. In the event the transaction is with any of our directors or their respective affiliates, the appraisal will be obtained from a certified independent appraiser to support its determination of fair market value. In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title. Because the factors considered, including the specific weight we place on each factor, will vary for each prospective loan investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

We will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

We are not limited as to the amount of our assets that may be invested in mezzanine loans, bridge loans, and second mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and we expect to minimize the amount of these types of loans in our portfolio. We will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. We have not established a portfolio turnover policy with respect to loans we invest in or originate.

Investment in Other Securities

We have invested, and may continue to invest, in debt securities such as commercial mortgage-backed securities issued by other unaffiliated real estate companies. We may also invest in equity securities of public or private real estate companies. Commercial mortgage-backed securities are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Commercial mortgage-backed securities generally are pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They typically are issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received in the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. Commercial mortgage-backed securities are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade commercial mortgage-backed securities.

The specific number and mix of securities in which we invest will depend upon real estate market conditions, other circumstances existing at the time we are investing in securities and the amount of any future indebtedness that we may incur. We will not invest in securities of other issuers for the purpose of exercising control and the first or second mortgages in which we intend to invest will likely not be insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs or otherwise guaranteed or insured. Real estate-related equity securities are generally unsecured and also may be subordinated to other obligations of the issuer. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks, or common stock.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities, or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT, or through entry into a joint venture.

Dispositions

We have disposed, and may continue to dispose, of assets. We will determine whether a particular property or real estate-related investment should be sold or otherwise disposed of after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing our investment objectives. We intend to hold each property or real estate-related investment we acquire for an extended period. However, circumstances might arise which could result in a shortened holding period for certain investments. A property or real estate-related investment may be sold before the end of the expected holding period if: (1) diversification benefits exist associated with disposing of the investment and rebalancing our investment portfolio; (2) an opportunity arises to pursue a more attractive investment; (3) the value of the investment might decline; (4) with respect to properties, a major tenant involuntarily liquidates or is in default under its lease; (5) the investment was acquired as part of a portfolio acquisition and does not meet our general acquisition criteria; (6) an opportunity exists to enhance overall investment returns by raising capital through sale of the investment; or (7) the sale of the investment is in the best interest of our stockholders.

The determination of whether a particular property or real estate-related investment should be sold or otherwise disposed of will be made after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing our investment objectives.

Financing Policies

We have used, and intend to continue to use, secured and unsecured debt as a means of providing additional funds for the acquisition of properties and real estate-related investments. Our ability to enhance our investment returns and to increase our diversification by acquiring assets using additional funds provided through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for the types of loans we seek. When interest rates are high or financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time. We have also used, and may continue to use, derivative financial instruments such as fixed interest rate swaps and caps to add stability to interest expense and to manage our exposure to interest rate movements.

We anticipate that our overall leverage will not exceed 50.0% of the combined fair market value of all of our properties, and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the market value of each asset will be equal to the contract purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of June 30, 2022 on a pro forma basis, our aggregate borrowings were     % of the combined market value of all of our real estate and real estate-related investments.

We seek to obtain financing on the most favorable terms available to us and refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flows resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

If we incur mortgage indebtedness, we will endeavor to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year, although some mortgages are likely to provide for one large payment and we may incur floating or adjustable rate financing when our Board determines it to be in our best interest.

Conflict of Interest Policies

We have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, our entering into joint ventures may result in certain conflicts of interest. We adopted a Code of Business Conduct and Ethics that generally prohibits conflicts of interest between our officers, directors, and employees on the one hand, and our company on the other hand. However, we cannot assure you these policies or similar provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Policies with Respect to Other Activities

We have authority to offer common stock, preferred stock, options to purchase stock, or other securities in exchange for property, and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Our Board has no present intention of causing us to repurchase any common stock, although we may do so in the future. We may issue preferred stock from time to time, in one or more series, as authorized by our Board without the need for stockholder approval. See “Description of Capital Stock.” We have not engaged in trading, underwriting, or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the applicable Treasury Regulations our Board determines that it is no longer in our best interest to qualify as a REIT. We may make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

THE OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following is a summary of the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of American Healthcare REIT Holdings, L.P., which we refer to as the “partnership agreement.” This summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of Delaware law and the partnership agreement. For more detail, please refer to the partnership agreement itself, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For purposes of this section, references to “we,” “our,” and “us” refer solely to American Healthcare REIT, Inc. and not any of its subsidiaries.

General

Substantially all of our business is conducted through the Operating Partnership, a Delaware limited partnership. As of June 30, 2022, we, directly and indirectly through Continental Merger Sub, LLC, our wholly-owned subsidiary, owned approximately 95.0% of the outstanding OP units and the NewCo Sellers owned approximately 5.0% of the outstanding OP units. We also indirectly hold the sole general partnership interest in the Operating Partnership through Continental Merger Sub, LLC, our wholly-owned subsidiary.

Purpose, Business, and Management

The Operating Partnership was formed for the purpose of conducting any business that may be lawfully conducted by a limited partnership under the Delaware Revised Uniform Limited Partnership Act including, without limitation, to engage in the following activities: (1) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with real estate assets; (2) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with other real and personal property of all kinds; (3) to acquire, own, hold for investment and ultimately dispose of general and limited partner interests, and stock, warrants, options or other equity and debt interests in entities, and exercise all rights and powers granted to the owner of any such interests; (4) make any type of investment and engage in any other lawful act or activity for which limited partnerships may be formed under the Delaware Revised Uniform Limited Partnership Act, and by such statement all lawful acts and activities shall be within the purposes of the Operating Partnership; (5) to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Operating Partnership; and (6) to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes; provided, however, that such business shall be limited to and conducted in such a manner as to permit us at all times to be classified as a REIT, unless we determine not to qualify as a REIT or cease to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. However, the Operating Partnership may not, in the general partner’s judgement, in its sole and absolute discretion, (1) take any action which, or (2) refrain from taking any action which, if not taken:

•

could adversely affect our ability to continue to qualify as a REIT, unless we determine not to qualify as a REIT or otherwise cease to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership; or

•	could subject us to any additional taxes under Section 857 or Section 4981 of the Code.

In general, our Board manages the business and affairs of the Operating Partnership through control of the general partner, which exclusively directs the Operating Partnership’s business and affairs. If there is a conflict in the fiduciary duties owed by us (as the sole member of the general partner) to our stockholders on one hand and by the general partner to any limited partners on the other, we shall be entitled to resolve such conflict in favor of our stockholders. The partnership agreement also provides that the general partner will not be liable to the Operating Partnership, its partners, or any other person bound by the partnership agreement for (1) any act or omission performed or failed to be performed, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, (2) any tax liability imposed on the Operating Partnership or (3) any losses due to the misconduct, negligence (gross or ordinary), dishonesty or bad faith of any agents of the Operating Partnership.

Moreover, the partnership agreement provides that the Operating Partnership is required to indemnify the general partner, any affiliates of the general partner (including us) and any of its or their directors, trustees, managers, members, officers, employees, or designees from and against any and all claims that relate to the operations of the Operating Partnership, except:

•	if the act or omission of the person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active or deliberate dishonesty;

•	for any transaction for which the indemnified party received an improper personal benefit, in money, property, or services; or

•	in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Except as otherwise expressly provided in the partnership agreement and subject to the rights of future holders of any class or series of partnership interests, all management power over the business and affairs of the Operating Partnership are exclusively vested in Continental Merger Sub, LLC, in its capacity as the sole general partner of the Operating Partnership. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise management power or control over the Operating Partnership’s investment or other activities, transact any business in the Operating Partnership’s name, or sign documents for or otherwise bind the Operating Partnership. Continental Merger Sub, LLC may not be removed as the general partner of the Operating Partnership (with or without cause) by the limited partners. In addition to the powers granted to the general partner under applicable law or any provision of the partnership agreement, but subject to certain other provisions of the partnership agreement and the rights of future holders of any class or series of partnership interest, Continental Merger Sub, LLC, in its capacity as the general partner of the Operating Partnership, has the full power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of the Operating Partnership, to exercise or direct the exercise of all of the powers of the Operating Partnership, and to effectuate the purposes of the Operating Partnership without the approval or consent of any limited partner, including, without limitation, to issue common or preferred OP units, borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit, or otherwise borrow money on a secured or unsecured basis. Except as provided in the partnership agreement and as summarized below, the general partner may execute, deliver, and perform agreements and transactions on behalf of the Operating Partnership without the approval or consent of any limited partner.

Redemption Rights

In general, beginning 12 months after first acquiring such OP units, each limited partner will have the right, subject to the terms and conditions set forth in the partnership agreement, to require the Operating Partnership to redeem all or a portion of the OP units held by such limited partner in exchange for a cash amount per OP unit equal to the value of one share of our common stock, determined in accordance with and subject to adjustment under the partnership agreement or, upon election by the general partner in its sole and absolute discretion, a stock amount equal to the product of the number of, and corresponding to the class or series of, OP units offered for redemption by a redeeming partner multiplied by the conversion factor (as defined in the partnership agreement) as may be adjusted to and including the date for redemption. The Operating Partnership’s obligation to redeem OP units does not arise and is not binding against the Operating Partnership until the tenth business day after the general partner receives the holder’s notice of redemption. Among other limitations, a limited partner may not require the Operating Partnership to redeem its OP units if the exchange of such OP units for our common stock would cause any person to violate the restrictions on ownership and transfer of our stock or violate certain limitations intended to prevent the Operating Partnership from being treated as a “publicly traded partnership” under the Code.

We may, in our sole and absolute discretion (subject to the limitations on ownership and transfer of shares), assume from the Operating Partnership directly the obligation to satisfy a redemption right of a redeeming partner. If we exercise this right with respect to a particular redemption right, the Operating Partnership shall have no obligation to pay any amount in any form to the redeeming partner with respect to such redeeming partner’s exercise of such redemption right.

Transferability of Operating Partnership Units; Withdrawal of General Partner; Extraordinary Transactions

Limited partners in the Operating Partnership cannot transfer all or any portion of their limited partnership interests without the written consent of the general partner, which may be given or withheld in the general partner’s sole and absolute discretion, unless the transfer is to a permitted transferee, subject to the satisfaction of the following conditions:

•	the transferring partner is required to give written notice of the proposed transfer to the general partner; and

•	transfers of limited partnership interests may be made only to an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

Continental Merger Sub, LLC, the general partner of the Operating Partnership, may not withdraw from the Operating Partnership or transfer any of its general partner interests in the Operating Partnership. However, the general partner may transfer all or any portion of its general partner interest to a wholly owned subsidiary of the general partner or the owner of all of the ownership interests in the general partner, and may withdraw as general partner following the transfer. The general partner may also engage in transactions not required by law or by the rules of the NYSE to be submitted to the vote of holders of membership interests of the general partner.

The partnership agreement provides that the general partner may not engage in any merger, consolidation, or other combination of us or the Operating Partnership with or into another entity or sale of all or substantially all of our or the Operating Partnership’s assets (other than in connection with a change in the general partner’s state of incorporation or organizational form) in each case which results in a Change of Control (as defined below), unless it:

•

is with the consent of partners (excluding the general partner) who hold partnership units that constitute more than 50.0% of the aggregate number of outstanding partnership units not held by the general partner or a parent entity of the general partner;

•

causes all limited partners to receive for each OP unit an amount of cash, securities, or other property equal to the greatest amount of cash, securities, or other property paid in such transaction in consideration of one share of our common stock; provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50.0% of the outstanding membership interests of the general partner, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities, or other property which a limited partner would have received had it exercised its redemption right and sold, tendered, or exchanged pursuant to the offer the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the tendered shares of common stock; or

•

is such that we are the surviving entity of the transaction and either (1) the holder of our shares of common stock do not receive cash, securities or other property in the transaction or (2) all limited partners (other than us, any of our subsidiaries or the general partner) receive an amount of cash, securities or other property (expressed as an amount per share of common stock) that is not less than the product of the conversion factor and the greatest amount of cash, securities, or other property (expressed as an amount per share of common stock) received in the transaction by any holder of shares of our common stock.

“Change of Control” means either of the following: (1) any transaction or series of transactions pursuant to which we or the general partner of the Operating Partnership sell, transfer, exchange, or dispose of substantially all (i.e., at least 85.0%) of our or its assets for cash or property, or for a combination of cash and property, or for other consideration; or (2) any transaction pursuant to which persons who are not current shareholders of us or the general partner of the Operating Partnership acquires by merger, consolidation, reorganization, division, or other business combination or transaction, or by a purchase of an interest in us or the general partner of the Operating Partnership, an interest in us or the general partner of the Operating Partnership so that after such transaction, the stockholders of us or the general partner of the Operating Partnership immediately prior to such transaction no longer have a controlling (i.e., 50.0% or more) voting interest in us or the general partner of the Operating Partnership.

Additional Limited Partners

The general partner is authorized to cause the Operating Partnership to issue additional partnership interests (or options or warrants to acquire partnership interests) in one or more series or classes to any persons at any time or from time to time, on such terms and conditions as the general partner shall establish in each case in its sole and absolute discretion subject to Delaware law. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction, and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share in partnership distributions; and

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of the Operating Partnership.

The general partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any person as a limited partner or to issue any partnership interests, including, without limitation, amending the certificate of limited partnership or any provision of the partnership agreement. The general partner may also cause the Operating Partnership to issue partnership interests (or options or warrants to acquire partnership interests) for less than fair market value as long as the general partner concludes in good faith that such issuance is in the interest of the Operating Partnership and its partners.

Ability to Engage in Other Businesses

We and the general partner will conduct all business exclusively through the Operating Partnership and shall own no assets other than interests in the Operating Partnership or equity interests in entities owning only interests in the Operating Partnership. Neither the Operating Partnership nor any of the limited partners shall have any rights in any business ventures of any other limited partner by virtue of being party to the partnership agreement.

Term

The Operating Partnership shall continue until December 31, 2043 unless dissolved earlier or as otherwise provided by law.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the general terms of our capital stock as in effect upon completion of this offering. You should read our charter and bylaws and the applicable provisions of Maryland law for complete information on our capital stock. Our Board has also approved, conditioned upon the execution of the underwriting agreement providing for the purchase by the underwriters of the shares of our common stock in this offering, the filing with the State Department of Assessments and Taxation (“SDAT”) of articles supplementary relating to Subtitle 8 of Title 3 of the MGCL, as described below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our charter and bylaws, as they will be in effect upon completion of this offering, which are filed as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the MGCL. See “Where You Can Find More Information.”

General

Our charter authorizes us to issue up to 1,200,000,000 shares of stock, of which 1,000,000,000 shares are designated as common stock at $0.01 par value per share and 200,000,000 shares are designated as preferred stock at $0.01 par value per share. Of the 1,200,000,000 shares of common stock authorized,                shares are classified as Class T common stock,                shares are classified as Class I common stock, and                shares are unclassified common stock. Our charter authorizes our Board, without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series. Upon completion of this offering, we will have outstanding an aggregate of                shares of our common stock (                shares if the underwriters’ overallotment option is exercised in full), excluding                shares of our common stock issuable upon conversion of our Class T common stock and our Class I common stock six months after the listing of our common stock in this offering and                 shares of our common stock issuable upon conversion of our OP units. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of the stockholder’s status as a stockholder.

We intend to effect a one-for-                reverse split of our common stock effective on                , 2022 and a corresponding reverse split of the OP units. As a result of the reverse common stock and OP unit splits, every                 shares of our common stock (including our Class T common stock and Class I common stock) and OP units will be automatically combined and converted into one issued and outstanding share of our common stock (of the applicable class) or OP unit, as applicable, rounded to the nearest 1/100th of a share or OP unit. The reverse common stock and OP unit splits will impact all classes of common stock and OP units proportionately and will have no impact on any stockholder’s or limited partner’s percentage ownership of the issued and outstanding shares of common stock of any individual class or of all classes or the OP units. Unless otherwise indicated, the information in this prospectus does not give effect to the reverse common stock and OP unit splits.

Common Stock

All of the shares of common stock offered by this prospectus will, upon issuance, be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, holders of our common stock are entitled to receive dividends when, as and if authorized by our Board and declared by us out of assets legally available for distribution to our stockholders, and will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Subject to the specific class voting rights, if any, of holders of any other class or series of our stock, and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Except as provided with respect to any other class or series of our stock, the holders of our common stock will possess the exclusive voting power to vote on all matters at all meetings of the stockholders. The holders of our Class I common stock have exclusive voting rights on any amendment of the charter that would alter only the contract rights of the Class I common stock and no holders of any other class or series of our stock shall be entitled to vote thereon, and holders of Class I common stock have no voting rights on any amendment to the charter that would alter only the contract rights of any other class or series of common stock. There is no cumulative voting in the election of our directors. In both contested and uncontested elections, directors are elected by the affirmative vote of a plurality of all the votes cast “for” and “against” each director nominee. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Election and Removal of Directors; Board of Directors.” Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, nor do they have any preemptive rights to subscribe for any securities of AHR. Holders of our common stock generally have no appraisal rights unless our Board determines that appraisal rights apply, with respect to all or any classes or series of common stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal distribution, liquidation and other rights.

Under Maryland law and our charter, we generally cannot amend our charter, consolidate, convert, merge, sell all or substantially all of our assets, engage in a statutory share exchange or dissolve unless the action is advised by our Board and approved by the affirmative vote of stockholders entitled to cast majority of all of the votes entitled to be cast on the matter. However, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Our operating assets may be held by our wholly-owned subsidiaries and these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Class T Common Stock and Class I Common Stock

Our Class T common stock and Class I common stock are identical to our common stock offered by this prospectus, including with respect to voting and distribution rights, except that

(1)	we do not intend to list our Class T common stock or Class I common stock on the NYSE or any other national securities exchange, and

(2)

our charter provides, upon the listing of our common stock offered by this prospectus on the NYSE (or such later date not exceeding 12 months from the date of listing as may be approved by our Board), each share of our Class T common stock and Class I common stock will automatically, and without any stockholder action, convert into one share of our listed common stock. Our Board has approved the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE as the date on which our Class T common stock and Class I common stock will automatically convert into our listed common stock.

There is no public market for shares of our Class T common stock or Class I common stock. Until the shares of our Class T common stock and Class I common stock convert into common stock and become listed on a national securities exchange, they will not be traded on a national securities exchange. As a result, holders of our Class T common stock and Class I common stock have very limited, if any, liquidity options with respect to their shares of our Class T common stock or Class I common stock, as applicable, until such conversion.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least 10 business days before initiating the tender offer. No stockholder may transfer any shares held by such stockholder to any person who initiates a tender offer that does not comply with such provisions (a “Non-Compliant Tender Offer”), unless such stockholder shall have first offered such shares to us at the tender offer price offered in such Non-Compliant Tender Offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance. The tender offer provision in our charter is not applicable to any listed shares of our common stock.

Preferred Stock

Under our charter, our Board, without stockholder approval, is authorized to approve the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to fix the terms thereof. Our Board could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then-market price of such shares of common stock.

Power to Reclassify and Increase the Number of Authorized Shares of Stock

Our Board may, without common stockholder approval, classify any unissued shares of our preferred stock and reclassify any unissued shares of our common stock or previously-classified shares of our preferred stock into other classes or series of stock. Before authorizing the issuance of shares of any new class or series, our Board must set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series of stock. In addition, our charter authorizes our Board, with the approval of a majority of the entire Board and without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock, or the number of shares of any class or series of stock, that we are authorized to issue. These actions can be taken without common stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock, or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for us to maintain our qualification as a REIT under the Code, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 49.9% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts) during the last half of any taxable year beginning with the second taxable year in which we qualified as a REIT. In addition, the outstanding shares of stock must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year beginning with the second taxable year in which we qualified as a REIT. We may prohibit certain acquisitions and transfers of shares of our stock so as to ensure our qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.

Our charter contains a limitation on ownership that prohibits any individual or entity from directly acquiring beneficial ownership of more than 9.9% in value of our then outstanding shares of capital stock (which includes common stock and any preferred stock we may issue) or more than 9.9% (by value or number of shares, whichever is more restrictive) of the aggregate of our then outstanding shares of common stock.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such stock. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to maintain our qualification as a REIT (including, but not limited to, any attempted transfer that would result in us owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any gross income requirement described in Section 856(c) of the Code), will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares of our stock. If the transfer to the trust would not be effective for any reason to prevent any of the foregoing, the transfer of that number of shares that otherwise would cause a person to violate any of the restrictions described above will be null and void and the proposed transferee will acquire no rights in such shares of our stock. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. We will designate a trustee of the trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the trust. Shares-in-trust will remain issued and outstanding shares of stock and will be entitled to the same rights and privileges as all other shares of the same class or series of stock. The trustee will receive all distributions on the shares-in-trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust during the period they are held in trust and, subject to Maryland law, will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee of the trust will sell the shares-in-trust to a person, selected by the trustee, whose ownership of the shares will not violate the ownership limits discussed above and distribute to the applicable prohibited owner an amount equal to the lesser of (1) the sales proceeds received by the trust for such shares-in-trust (net of any commissions and other expenses of sale) and (2) (a) if the prohibited owner gave value for the shares in connection with the event causing the shares to be held in trust, the price paid by the prohibited owner for such shares-in-trust or (b) if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price, or, in the event no market price is available for such shares, the fair market value, of such shares-in-trust on the day of the event causing the shares to be held in trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any amount received by the trustee in excess of the amount to be paid to the prohibited owner will be distributed to the beneficiary of the trust.

If, prior to our discovery that shares have been transferred to the trustee, such shares are sold by the prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive, such excess must be paid to the trustee upon demand. In addition, all shares-in-trust will be deemed to have been offered for sale to us or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares-in-trust (or, in the case of devise, gift, or other event other than a transfer for value, the market price or, in the event no market price is available for such shares, the fair market value, of such shares of stock at the time of such devise, gift, or other event) and (2) the market price or, in the event no market price is available for such shares, the fair market value, of such shares of stock on the date we, or our designee, accepts such offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Any person who acquires or attempts or intends to acquire shares of our stock in violation of the foregoing restrictions or who would have owned shares of our stock that resulted in a transfer to any such trust is required to give immediate written notice to us of such event or, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions continue to apply until our Board determines it is no longer in our best interest to continue to qualify as a REIT or that compliance with the foregoing restrictions is no longer required for REIT qualification.

Our Board, in its sole discretion, may exempt a person (prospectively or retroactively) from the limitation on ownership of more than 9.9% in value of our then outstanding shares of capital stock (which includes common stock and any preferred stock we may issue) or more than 9.9% (by value or number of shares, whichever is more restrictive) of the aggregate of our then outstanding shares of common stock. However, our Board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failure to maintain our qualification as a REIT. In order to be considered by our Board for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant within the meaning of Section 856(d)(2)(B) of the Code. The person seeking an exemption must represent to the satisfaction of our Board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust.

Any stockholder of record who owns more than 5.0% (or such lower level as required by the Code and the regulations thereunder) of the outstanding shares of our stock during any taxable year, within 30 days after the end of such taxable year, will be asked to deliver a statement or affidavit setting forth the name and address of such record owner, the number of shares of our stock actually owned by such stockholder, and such information regarding the beneficial ownership of the shares of our stock as we may request in order to determine the effect, if any, of such actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit.

Listing

We intend to apply to list shares of our common stock on the NYSE under the ticker symbol “AHR.”

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock, including our Class T common stock and Class I common stock, is                .

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of June 30, 2022, we had approximately 264,364,596 shares of Class T common stock and Class I common stock issued and outstanding, held by a total of 48,256 stockholders of record. The number of stockholders is based on the records of our registrar and transfer agent. Our common stock is not currently traded on any exchange, and there is no established trading market for our common stock.

Estimated Per Share NAV

On March 24, 2022, our Board, at the recommendation of the Audit Committee, which Audit Committee was comprised solely of independent directors, unanimously approved and established an updated estimated per share NAV of our Class T common stock and Class I common stock of $9.29. The updated estimated per share NAV was based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares of Class T common stock and Class I common stock outstanding on a fully diluted basis, calculated as of December 31, 2021 (the “Valuation Date”). We provided this updated estimated per share NAV to assist broker-dealers in connection with their obligations under FINRA Rule 2231, with respect to customer account statements. This valuation was performed in accordance with the methodology provided in Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the IPA in April 2013, in addition to guidance from the SEC. We continue to monitor the impact the COVID-19 pandemic may have on our business, residents, tenants and operating partners, and on the United States and global economies. Therefore, although we have published an updated estimated per share NAV on an annual basis, we may update our estimated per share NAV sooner if we believe that such NAV has been materially and adversely impacted. Our Board previously determined an estimated per share NAV of our common stock of $9.22 calculated as of September 30, 2020.

Background

The Audit Committee, pursuant to authority delegated by our Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the updated estimated per share NAV of our common stock, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

In determining the updated estimated per share NAV, the Audit Committee and our Board considered information and analysis, including valuation materials that were provided by Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party firm, and information from us, including our current views on the ongoing impact of the COVID-19 pandemic on us, our residents, tenants, operators, and assets. The engagement of Stanger was approved by the Audit Committee. Stanger prepared an appraisal report (the “Appraisal Report”), summarizing key information and assumptions and provided an appraised value on 180 medical office and healthcare-related properties (the “Appraised Properties”) owned by us as of the Valuation Date. Stanger also prepared a net asset value report (the “NAV Report” and, together with the Appraisal Report, the “Reports”), which estimates the per share NAV of our common stock as of the Valuation Date of $9.29. The NAV Report incorporates the appraised value conclusions of the Appraisal Report and also includes Stanger’s valuation of our interest in our joint venture with respect to Trilogy (the “Trilogy Joint Venture Interest”), Stanger’s valuation of our debt security investment (the “Debt Investment”), Stanger’s valuation of our mortgage loan, term loan, and line of credit payables (the “Debt Liabilities”), Stanger’s estimated value of the management company (the “Management Company”), as further described below, and Stanger’s estimate of the noncontrolling interests held by joint venture partners of the Appraised Properties. The NAV Report also included the value of our cash, other tangible assets and other tangible liabilities as of the Valuation Date, to calculate an estimated per share NAV of our common stock.

Upon the Audit Committee’s receipt and review of the Reports, the Audit Committee recommended $9.29 as the updated estimated per share NAV to our Board. Upon our Board’s receipt and review of the Reports and the recommendation of the Audit Committee, our Board approved $9.29 as the updated estimated per share NAV of our common stock calculated as of December 30, 2021.

The table below sets forth the calculation of our estimated per share NAV as of December 31, 2021 and September 30, 2020. Certain amounts are reflected net of noncontrolling interests, as applicable. Amounts as of December 31, 2021 and September 30, 2020 may not be directly comparable due to in-period acquisitions, dispositions, debt financings or repayments, and capital investments. In addition, the changes in amounts from September 30, 2020 to December 31, 2021 are impacted by the transformational merger with GAHR III on October 1, 2021 and the self-management transaction also on October 1, 2021 where we acquired a newly formed entity (which is referred to as the “Management Company”) that owned substantially all of the business and operations of our former co-sponsor, AHI as well as all of the equity interests in (1) a subsidiary of AHI that served as the external advisor of GAHR III, and (2) a subsidiary of AHI that served as our external advisor (collectively with the Merger, the “Transaction”).

	Estimated Per Share NAV (Dollars in Thousands, Except Per Share Data)
	As of December 31, 2021 (3)		As of September 30, 2020 (4)
	Estimated Value	Estimated Value Per Share	Estimated Value		Estimated Value Per Share
Appraised Properties and Other Properties (1)	$2,835,905	$10.24	$1,203,878		$14.86
Trilogy Joint Venture Interest (6)	828,180	2.99	—		—
Debt Investment	84,216	0.30	—	(7)	—	(7)
Management Company	135,000	0.49	—	(7)	—	(7)
Cash and Other Assets (1)	68,417	0.25	78,112		0.96
Debt Liabilities (1)	(1,310,781)	(4.73)	(508,612)		(6.28)
Other Liabilities (1)(2)	(58,520)	(0.21)	(24,411)		(0.32)
Adjustment—Noncontrolling Interests (2)	(7,729)	(0.03)	—		—

Estimated Net Asset Value	$2,574,688	$9.29 (5)	$746,967		$9.22

Fully Diluted Shares Outstanding (in thousands)	277,040		80,988

(1)

Amounts as of December 31, 2021 exclude Trilogy’s cash and other assets, debt liabilities and other liabilities which are reflected in the Trilogy Joint Venture Interest value. Appraised Properties as of September 30, 2020 are net of interest held by our joint venture partners. Other properties, as of September 30, 2020, include $7,400,000 of properties that were under contract to be sold by us after September 30, 2020 at contracted sale prices.

(2)

Noncontrolling Interests adjustment is related to third party interests in consolidated properties, Lakeview, Southlake, and property portfolios for Central Florida, Pinnacle, Bayou and Catalina in 2021. For 2020, the Noncontrolling Interests adjustment is included in Appraised Properties.

(3)	Prepared by Stanger.
(4)	Prepared by Jones Lang LaSalle Securities, LLC (“JLLS”).
(5)	Per share totals do not foot due to rounding.
(6)

As of September 30, 2020, we owned an approximately 5.8% interest in Trilogy, which was included in Cash and Other Assets for purposes of determining our estimated per share NAV of our common stock as of September 30, 2020. Pursuant to the Merger, we own an approximately 72.9% interest in Trilogy as of December 31, 2021 and the valuation of such interest was separately calculated for purposes of determining the estimated per share NAV of our common stock as of December 31, 2021.

(7)	Acquired pursuant to the Transaction on October 1, 2021, and therefore not applicable as of September 30, 2020.

NAV Methodology and Key Assumptions

In determining an updated estimated per share NAV of our common stock, our Board considered the recommendation of the Audit Committee, the Reports provided by Stanger, and information provided by us. Our goal in calculating an estimated per share NAV is to arrive at a value that is reasonable and supportable using what the Audit Committee and our Board each deems to be appropriate valuation methodologies and assumptions.

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated per share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete, as well as the necessary valuation assumptions underlying the NAV determination, including discount rates, capitalization rates and interest rates. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant. The estimated per share NAV is not audited and does not represent the fair value of our assets less its liabilities according to GAAP, nor does it represent a liquidation value of our assets and liabilities or the amount our shares of common stock would trade at on a national securities exchange. The estimated asset values may not represent current book value. The estimated value of the Appraised Properties does not necessarily represent the value we would receive or accept if the assets were marketed for sale. The value of our shares will fluctuate over time in response to developments related to individual assets in our portfolio and the management of those assets and in response to the real estate and financial markets, including future developments related to the magnitude and duration of the COVID-19 pandemic and its impact on our business, our residents, tenants, operators and assets, which is uncertain at this time. The estimated per share NAV does not reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The estimated per share NAV also does not take into account estimated disposition costs and fees for real estate properties or interests therein.

Independent Valuation Firm

Stanger was selected by the Audit Committee to render its Reports as further described below. Stanger is actively engaged in the business of valuing commercial real estate properties and debt investments and liabilities similar to those owned and owed by us. We previously engaged JLLS, an independent FINRA registered broker-dealer firm that specializes in providing valuations, capital markets, corporate finance and real estate financial services, as an appraiser to provide its estimate of the per share NAV of our Class T common stock and Class I common stock calculated as of September 30, 2020 and December 31, 2019. However, after the Transaction on October 1, 2021, we conducted a competitive process and evaluated the proposals of JLLS and Stanger, the independent valuation firm previously engaged by GAHR III to provide its estimate of the per share NAV of GAHR III’s common stock calculated as of September 30, 2020, June 30, 2019, and June 30, 2018. Stanger also was engaged in December 2020 to provide financial advisory services to the special committee of GAHR III in connection with its review of strategic alternatives. After such process and evaluation, we engaged Stanger, with approval from the Audit Committee, to assist in the estimated per share NAV determination as of December 31, 2021. There is no change with respect to the reliability of the estimates provided by JLLS calculated as of September 30, 2020 and December 31, 2019.

For the preparation of the Valuation Report, we paid Stanger a customary fee for a service of this nature, no part of which was contingent relating to the provision of services or specific findings. In addition, we agreed to indemnify Stanger against certain liabilities arising out of this engagement. Stanger or its affiliates may from time to time in the future perform similar or other services for us or our affiliates. The compensation we paid to Stanger related to our valuation is based on the scope of work and not on the appraised values of the Appraised Properties or our estimated per share NAV. Most recently as of June 30, 2019, Stanger was engaged to provide an estimated net asset value of a non-traded REIT that is sponsored by NRF Holdco, LLC (NRF Holdco, LLC acquired the former sponsor of DigitalBridge Group, Inc., which was formerly known as Colony Capital, Inc., in March 2022), which prior to October 1, 2021, indirectly owned approximately 45.1% of AHI and is an indirect partial owner of Trilogy. In all cases above, Stanger was paid usual and customary financial advisory and/or valuation fees, no part of which was contingent upon or relating to the provision of services or specific findings. While we or our affiliates may have engaged or in the future may engage Stanger or its affiliates for services of various kinds, we believe that there are no material conflicts of interest with respect to its engagement of Stanger. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional

Appraisal Practice, the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Report was reviewed, approved and signed by individuals with the professional designation of Member Appraisal Institute licensed in the state where each real property is located. The use of the Appraisal Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of us.

Stanger collected reasonably available material information that it deemed relevant in appraising our Appraised Properties, estimating the value of the Trilogy Joint Venture Interest, Debt Investment, Debt Liabilities and Management Company and estimating the per share NAV of our common stock. Stanger relied in part on information provided by us, including, but not limited to: (1) our historical financial statements and Trilogy and certain subsidiaries of each; (2) property historical and projected operating revenues, expenses, earnings and occupancy; (3) property lease agreements and/or lease abstracts; (4) lease purchase option agreements or summaries; (5) historical and projected earnings of the Ancillary Businesses (as defined below); (6) loan agreements, collateral information and amortization schedules; (7) COVID-19’s impact on historical occupancy, property earnings and leasing; and (8) information regarding recent or planned capital expenditures. In conducting its investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Stanger reviewed information supplied or otherwise made available by us, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management and/or our Board. Stanger relied on us to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

Although Stanger considered comments received from us during the valuation process, the final appraised values of our Appraised Properties and the value estimate of the Trilogy Joint Venture Interest, Debt Investment, Debt Liabilities and Management Company were determined by Stanger. The Reports are addressed to us for the use of the Audit Committee to assist it in calculating and recommending to our Board an updated estimated per share NAV of our common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an estimated per share NAV of our common stock and do not constitute a recommendation to any person to purchase or sell any shares of our common stock.

The opinions of value expressed in the appraisals prepared by Stanger are based on estimates and forecasts that are prospective in nature. Due to the COVID-19 pandemic, there is risk and uncertainty in the financial markets. Although Stanger is of the opinion that its findings are reasonable based on available evidence, Stanger is not responsible for the effects of future occurrences that cannot be reasonably foreseen or accurately determined at this time. The COVID-19 pandemic is expected to continue to disrupt financial markets, which may have an impact on the assumptions in the Reports and could negatively impact values, including assumed discount rates, capitalization rates and interest rates. The extent of this impact is unknown at this time.

Valuation Methodology

Valuation of Appraised Properties

To estimate the value of the Appraised Properties, Stanger has performed a site visit and conducted an appraisal for the 180 Appraised Properties, consisting of medical office properties, triple-net leased hospitals, triple-net leased SNFs, triple-net leased senior housing properties, senior housing properties operated utilizing RIDEA structure and several land parcels adjacent to one of our medical office properties. In determining its value opinion of each Appraised Property, Stanger utilized all information that it deemed relevant, including information from us and its own data sources, including trends in capitalization rates, leasing rates, and other economic factors. In conducting its appraisals of the Appraised Properties, and pursuant to its engagement, Stanger utilized the income approach to valuation (other than for the land parcels), specifically a direct capitalization analysis and/or discounted cash flow (“DCF”) analysis for the medical office properties, triple-net leased hospitals, and the RIDEA SHOP, and a direct capitalization analysis for the triple-net leased SNFs and triple-net leased senior housing facilities. The direct capitalization analysis was performed by applying a market capitalization rate for each applicable Appraised Property to the estimated stabilized forward-year annual NOI at each such property. In selecting each capitalization rate, Stanger took into account, among other factors, prevailing capitalization rates in the applicable property sector, the property’s location, age and condition, the property’s operating trends, the anticipated year of stabilization and, for triple-net leased properties, the lease coverage ratios, and other unique property factors. In applying the DCF analysis, a market discount rate and terminal capitalization rate was applied to multi-year property projections which factored in, among other things, the leases encumbering the properties, market conditions with respect to lease-up or releasing, and property historical and projected operating trends. As applicable, Stanger adjusted the capitalized value of each Appraised Property for any excess or surplus land, deferred maintenance or capital needs, lease-up costs, and estimated non-recurring COVID-19 related expenses to estimate the “as-is” value of each Appraised Property. Stanger then adjusted the “as-is” property values, as appropriate, for our allocable ownership interest in the Appraised Properties to account for the interests of any third-party investment partners, including any priority distributions. In providing an opinion of the value for the land parcels owned by us, actual and/or proposed land sale transactions were identified in each property’s market or region and adjusted to reflect, as appropriate: (1) the property rights conveyed in such transaction; (2) any extraordinary, special, or non-market financing or credits provided by the seller or others which may have influenced the sale price; (3) adjustments for non-arms-length sale transactions; (4) improvements or deterioration of market conditions from the reported land sale date; (5) adjustments for listing status versus a consummated sale; (vi) location factors such as area demographics, traffic exposure, and access; (7) zoning factors; (8) land size; and (9) other factors deemed appropriate. An index of value (price per square foot) for each land parcel from the land sale comparable was derived and the appropriate index was applied to our land and surplus land parcels. For those Appraised Properties located in the United Kingdom, Stanger utilized the foreign exchange rate as of the Valuation Date to reflect the value of these properties in United States Dollars. Stanger’s Appraisal Report was certified by an appraiser licensed in the state in which the Appraised Properties were located. As of the Valuation Date, the aggregate estimated value of the Appraised Properties was approximately $2.8 billion.

The following summarizes the key assumptions that were used in the DCF analyses to arrive at the value of the Appraised Properties as of December 31, 2021:

	Range		Weighted- Average (1)
	Minimum	Maximum
Medical Office Properties
Discount Rate	6.00%	8.75%	6.85%
Terminal Capitalization Rate	5.25%	7.50%	6.15%
Direct Capitalization Rate	5.00%	10.25%	6.14%
Triple-Net Leased Skilled Nursing
Direct Capitalization Rate	7.00%	9.50%	7.94%
Triple-Net Leased Senior Housing
Direct Capitalization Rate	6.50%	7.75%	7.13%
SHOP
Discount Rate	7.50%	8.75%	8.08%
Terminal Capitalization Rate	6.50%	7.75%	7.08%
Direct Capitalization Rate	6.00%	7.25%	6.58%

(1)	Weighted by valuation net operating income.

Valuation of Trilogy Joint Venture Interest

Trilogy includes both a healthcare real estate portfolio comprised of 132 properties (120 operational senior housing/healthcare campuses that provide skilled nursing, assisted living, independent living, adult day care, and memory care services (of which 18 are held in unconsolidated joint ventures and some of which have adjacent undeveloped land parcels), one medical office property, one mixed use healthcare property, two communities under development, and eight properties that are under contract to be sold as of the Valuation Date), and ancillary businesses comprised of pharmacy and therapy businesses (the “Ancillary Businesses,” and together with the Trilogy healthcare real estate portfolio, the “Trilogy Assets”). As part of its valuation, Stanger valued the Trilogy healthcare portfolio, for those properties that were currently operational, utilizing the income approach, specifically a direct capitalization analysis and/or a DCF analysis, similar to the process described above in “Valuation of Appraised Properties.” Adjustments to the campus values were made to: (1) deduct lease-up costs for those campuses in lease-up or not currently operating at stabilized levels; (2) add development costs, including carry costs, incurred through the Valuation Date for campuses with in-process development, expansion or conversion projects, where such project’s effect was not factored into the campus earnings that were capitalized; (3) add the estimated value for the undeveloped land parcels; and (4) add the contractual sale price of the eight properties that Trilogy intends to sell. The Ancillary Businesses were also valued utilizing a direct capitalization analysis applied to 2022 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) after a review of historical and projected revenue and EBITDA of each ancillary business and a review of observed multiples in both precedent acquisitions and publicly traded companies in similar lines of business to the Ancillary Businesses, taking into account the size of Ancillary Businesses and customer concentration. The capitalized value of the Ancillary Businesses was then adjusted for the capitalized value of one unconsolidated pharmacy joint venture and the investment value of one unconsolidated pharmacy joint venture and two wholly owned subsidiaries.

From the aggregate gross value of the Trilogy Assets, Stanger added or subtracted, as appropriate, outstanding borrowings based on their fair market value determined by Stanger, the value held by third-party landlords that lease assets to Trilogy, as determined by Stanger utilizing a direct capitalization analysis or, where deemed appropriate, a DCF analysis, the value of in-the-money purchase options held by Trilogy on such properties, the equity value held by non-Trilogy parties in unconsolidated healthcare campus joint ventures and other tangible assets and liabilities deemed appropriate as included on the balance sheets provided by us to derive an estimated equity value of Trilogy. Stanger then applied the terms of the Trilogy joint venture agreement, including any distribution priorities and factoring in the value of common units, warrants, and profits interests owned by current and former management, to its Trilogy equity value estimate to establish the value of the Trilogy Joint Venture Interest. As of the Valuation Date, Stanger’s estimate of the value of the Trilogy Assets (after adjustment for third-party landlord interests, purchase options and projected capital improvements) and Trilogy Joint Venture Interest was approximately $2.1 billion and $828 million, respectively. The following summarizes the key assumptions that were used in the direct capitalization and DCF analyses to arrive at Stanger’s estimated value of the Trilogy Assets that were utilized in the determination of the Trilogy Joint Venture Interest value:

	Range		Weighted Average
	Minimum	Maximum
Healthcare Properties (1)
Discount Rate	8.75%	15.00%	11.69%
Terminal Capitalization Rate	6.75%	12.00%	9.34%
Direct Capitalization Rate (2)	6.50%	11.75%	9.12%
Ancillary Businesses
Direct Capitalization Rate (3)	14.29%	16.81%	15.74%

(1)	Rates for healthcare properties exclude properties that were not valued on a direct capitalization and/or DCF basis, as applicable.

(2)

For certain properties, direct capitalization rates applied may equal or exceed terminal capitalization rates used in the DCF analysis due to the application of the direct capitalization rate to future year stabilized earnings. As a result, the spread between the Terminal Capitalization Rate (utilized in the DCF) and Direct Capitalization Rate shown above is not directly comparable.

(3)	An EBITDA valuation multiple of 6.0x to 7.0x was utilized in the valuation of the Ancillary Businesses. The capitalization rates cited above are the inverse of the multiple utilized.

Valuation of Debt Investment and Debt Liabilities

The estimated value of the Debt Investment and Debt Liabilities was determined by Stanger for each Debt Investment and Debt Liability by applying a DCF analysis over the projected remaining term of the investment or liability. The cash flows used in the DCF analysis were based on the investment’s or loan’s contractual agreement and corresponding interest and principal payments. The expected cash flow was then discounted at an interest rate that Stanger deemed appropriate based on what Stanger determined a current market participant would require for instruments with similar collateral and duration assuming an orderly market environment, taking into account items such as remaining loan term, loan-to-value ratio, collateral type, debt service coverage, security position, prepayment provisions and other factors deemed relevant, as available. The discount rate used by Stanger for the Debt Investment was 7.50%. The range of discount rates used by Stanger for the Debt Liabilities was approximately 2.2% to 5.4% and the weighted average discount rate was approximately 3.3%.

Management Company

To derive the estimated value of the Management Company, Stanger estimated the market value associated with our asset management and property management contracts (the “Management Contracts”) with us using a comparable transactions analysis. Stanger reviewed management’s projected fee income from the Management Contracts and the associated expenses to support such activities to derive an EBITDA projection for the 12 month period (the “Projected EBITDA”) following the Valuation Date. Stanger then applied an EBITDA multiple to the Projected EBITDA to derive an estimated value associated with the Management Contracts.

Cash, Other Assets, and Other Liabilities

To derive the updated estimated per share NAV, Stanger added our other tangible assets and liabilities (excluding those related to Trilogy which were included in the Trilogy Joint Venture Interest valuation) from our December 31, 2021 balance sheet, to its estimated value of the Appraised Properties, Trilogy Joint Venture Interest, Debt Investment, Debt Liabilities and Management Company. The carrying value of our other tangible assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions, and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments or liabilities.

Our Board’s Determination of the Estimated Per Share NAV

On March 23, 2022, Stanger delivered its final Reports to the Audit Committee. The Audit Committee was given an opportunity to confer with Stanger regarding the methodologies and assumptions used therein. In consideration of the factors described above, the Audit Committee then recommended that our Board establish $9.29 as the updated estimated per share NAV of our Class T common stock and Class I common stock. Our Board is ultimately and solely responsible for the establishment of the estimated per share NAV of our common stock. In arriving at its determination of the updated estimated per share NAV, our Board considered all information provided in light of its own familiarity with our assets and unanimously approved the updated estimated value recommended by the Audit Committee, or an updated estimated per share NAV of $9.29, on March 24, 2022.

Sensitivity Analysis

Changes to the key assumptions used to arrive at the updated estimated per share NAV, including the capitalization rates and discount rates used to value the Appraised Properties, Trilogy Assets, Debt Investment and Debt Liabilities, could have a significant impact on the underlying value of our assets. The following table presents the impact on the estimated per share NAV of our common stock resulting from a 5.0% increase and decrease to the discount rates and terminal capitalization rates for those Appraised Properties and the Trilogy Assets for which the value conclusion was determined solely, or in part, based upon a DCF analyses, the direct capitalization rates for those Appraised Properties and the Trilogy Assets where the value of which was determined solely or in-part based upon a direct capitalization analysis, and the market interest rate for the Debt Investment and Debt Liabilities:

	Range of Value
	Low	Concluded	High
Estimated Per Share Net Asset Value	$8.48	$9.29	$10.18
Weighted Average Discount Rate (Appraised Properties)	7.59%	7.23%	6.87%
Weighted Average Terminal Capitalization Rate (Appraised Properties)	6.76%	6.43%	6.11%
Weighted Average Capitalization Rate (Appraised Properties) (1)	6.86%	6.53%	6.20%
Weighted Average Discount Rate (Trilogy)	12.28%	11.69%	11.11%
Weighted Average Terminal Capitalization Rate (Trilogy)	9.81%	9.34%	8.87%
Weighted Average Capitalization Rate (Trilogy)	9.57%	9.12%	8.66%
Weighted Average Capitalization Rate (Trilogy Ancillary Businesses)	16.53%	15.74%	14.95%
Weighted Average Discount Rate (Debt Investment)	7.88%	7.50%	7.13%
Weighted Average Discount Rate (Debt Liabilities)	3.10%	3.26%	3.42%

(1)

Capitalization rates were applied to the stabilized earnings year which may not be the forward 12 months. As a result, the spread between the weighted average terminal capitalization rate and weighted average capitalization rate shown above is not directly comparable.

The following table presents the impact on the updated estimated per share NAV of our common stock resulting from a 5.0% increase and decrease to discount rates and terminal capitalization rates for those Appraised Properties and the Trilogy Assets for which the value conclusion was determined in part upon a DCF analyses and the direct capitalization rates for those Appraised Properties and the Trilogy Assets, and the market interest rate for the Debt Investment and Debt Liabilities:

	Range of Value
	Low	Concluded	High
Appraised Properties	$8.80	$9.29	$9.82
Trilogy Assets (1)	$9.01	$9.29	$9.60
Debt Investment and Debt Liabilities	$9.26	$9.29	$9.35

Total	$8.48	$9.29	$10.18

(1)

Includes the impact from the change in capitalization rates and discount rates of the Trilogy Assets on third-party landlord interests, purchase option values and third-party equity interests in the Trilogy Assets.

Limitations and Risks of Estimated Per Share NAV

As with any valuation, the methodologies used by our Board to determine the updated estimated per share NAV are based upon a number of estimates, assumptions, judgments, and opinions that may prove later to be inaccurate or incomplete. The use of different valuation methods, estimates, assumptions, judgments, or opinions may have resulted in significantly different estimates of the per share NAV of our common stock.

Although our Board relied on estimated values of our assets and liabilities in establishing the updated estimated per share NAV, the updated estimated per share NAV may bear no relationship to our book value as determined by GAAP, as our book value for most real estate is based on the amortized cost of the property, subject to certain adjustments. In addition, the updated estimated per share NAV may not represent the price at which the shares of our common stock would trade on a national securities exchange, the amount realized in our sale, merger, or liquidation or the amount a stockholder would realize in a private sale of shares.

Furthermore, in reaching an updated estimated per share NAV of our shares, our Board did not include a discount for debt that may include a prepayment obligation or a provision precluding assumption of the debt by a third party. In addition, costs that are likely to be incurred in connection with an appropriate exit strategy, whether that strategy involves a listing of our shares of common stock on a national securities exchange, our merger or a sale of our portfolio, were not included in our Board’s updated estimate of the per share NAV of our shares.

The estimated value of our assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including but not limited to, changes to commercial real estate values, particularly healthcare-related real estate (including, but not limited to, changes to real estate values as a result of the ongoing COVID-19 pandemic), changes in market interest rates for real estate debt, changes in capitalization rates, rental and growth rates, changes in laws or regulations impacting the healthcare industry, demographic changes, returns on competing investments, changes in the amount of distributions on our common stock, repurchases of our common stock, the proceeds obtained for any common stock or other transactions, local and national economic factors, and the factors specified in “Risk Factors.” There is no assurance that the methodologies used to establish the updated estimated per share NAV would be acceptable to FINRA or in compliance with ERISA guidelines with respect to their reporting requirements.

Distributions

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. U.S. federal income tax law generally requires that a REIT distribute annually at least 90.0% of its REIT taxable income and that it pay tax at the regular corporate rate to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, we have made, and intend to continue to make, distributions each taxable year equal to at least 100% of our REIT taxable income.

Prior to March 31, 2020, our Board authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on May 1, 2016 and ending on March 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share of our Class T common stock and Class I common stock, which was equal to an annualized distribution rate of $0.60 per share. These distributions were aggregated and paid in cash or shares of our common stock pursuant to the DRIP on a monthly basis, in arrears, only from legally available funds.

In response to the COVID-19 pandemic and its effects to our business and operations, at the end of the first quarter of 2020, our Board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects by reducing our distribution payments to stockholders. Consequently, our Board authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on April 1, 2020 and ending on August 31, 2021, which was calculated based on 365 days in the calendar year and was equal to $0.001095890 per share of our Class T common stock and Class I common stock. Such daily distribution was equal to an annualized distribution rate of $0.40 per share. The distributions were aggregated and paid in cash or shares of our common stock pursuant to the DRIP on a monthly basis, in arrears, only from legally available funds.

Our Board also authorized distributions to our Class T common stockholders and Class I common stockholders of record as of the close of business on September 17, 2021, equal to $0.0328767 per share of our common stock, which was equal to an annualized distribution of $0.40 per share. Further, our Board authorized record date distributions to our Class T common stockholders and Class I common stockholders of record as of each monthly record date from October 2021 through June 2022, equal to $0.033333333 per share of our common stock, which is equal to an annualized distribution rate of $0.40 per share. The distributions were paid in cash or shares of our common stock pursuant to the DRIP. Beginning with the third quarter of 2022, distributions, if any, are authorized by our Board on a quarterly basis, in such amounts as our Board determines, and each quarterly record date for purposes of such distributions is determined and authorized by our Board in the last month of each calendar quarter until such time as our Board changes such policy. Stockholders who elected to participate in our DRIP continued to have their distributions reinvested to purchase additional shares of our common stock, but on a quarterly basis beginning with the third quarter 2022 distribution declared. On                , 2022, our Board authorized the suspension of the DRIP, effective as of                 , 2022.

On                , 2022, our Board authorized a distribution to our stockholders of $                payable on                , 2022. Purchasers of shares of common stock in this offering will not receive the distribution payable                , 2022 on such shares.

After the completion of this offering, we intend to make quarterly distributions to holders of our common stock, including those offered by this prospectus, when, as and if authorized by our Board, out of legally-available funds. We intend to make a pro rata distribution to holders of the common stock offered by this prospectus with respect to the period commencing upon completion of this offering and ending on                 , 2022 based on a distribution rate of $                per share of common stock for a full quarter. See “Distribution Policy.”

On March 18, 2021, in connection with our Board’s special committee’s strategic alternative review process, our Board authorized the suspension of the DRIP, effective as of April 1, 2021. As a result, beginning with the April 2021 distributions, which were paid in May 2021, there were no further issuances of shares pursuant to the DRIP, and stockholders who were participants in the DRIP received cash distributions instead. On October 4, 2021, our Board authorized the reinstatement of the DRIP and as a result, beginning with the October 2021 distribution, which was paid in November 2021, stockholders who previously enrolled as participants in the DRIP (including former GAHR III stockholders who participated in the GAHR III distribution reinvestment plan) received distributions in shares of our common stock pursuant to the terms of the DRIP, instead of cash distributions. On                , 2022, our Board authorized the suspension of the DRIP, effective as of                 , 2022.

The amount of the distributions paid to our common stockholders was determined quarterly or monthly, as applicable, by our Board and was dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements, our REIT taxable income and annual distribution requirements needed to maintain our qualification for taxation as a REIT under the Code. We have not established any limit on the amount of borrowings that may be used to fund distributions, except that, in accordance with Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences.

GAHR III did not pay any distributions for the six months ended June 30, 2021. The distributions paid for the six months ended June 30, 2022, along with the amount of distributions reinvested pursuant to the DRIP, and the sources of our distributions as compared to cash flows from operations were as follows:

	Six Months Ended June 30, 2022
Distributions paid in cash	$30,247,000
Distributions reinvested	22,447,000

	$52,694,000

Sources of distributions:
Cash flows from operations	$52,694,000	100%
Proceeds from borrowings	—	—

	$52,694,000	100%

As of June 30, 2022, any distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders, and all or any portion of a distribution to our stockholders may have been paid from borrowings.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of some of the general terms of our charter and bylaws that we expect to be in effect upon completion of this offering. You should read our charter and bylaws and the applicable provisions of Maryland law for complete information on our charter and bylaws. Our Board has also approved, conditioned upon the execution of the underwriting agreement providing for the purchase by the underwriters of the shares of our common stock in this offering, the filing with the SDAT of articles supplementary relating to Subtitle 8 of Title 3 of the MGCL, as described below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our charter and bylaws, as they will be in effect upon completion of this offering, which are filed as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the MGCL. See “Where You Can Find More Information.”

Election of Directors; Board of Directors

Our charter provides that the number of our directors may be established pursuant to our bylaws but may not be fewer than the minimum required by the MGCL.

At each annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Directors are elected by a plurality of the votes cast.

Business Combinations

Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of our common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of our common stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our Board has adopted a resolution providing that any business combination between us and any other person is exempted from this statute, provided that such business combination is first approved by our Board. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by any person. This bylaw provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

In our charter, we have elected that vacancies on our Board will only be filled by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we require the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors in order to remove a director, vest in our Board the exclusive power to fix the number of directorships and require the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders in order to call a special meeting to act on such matter. We have not elected to be subject to any of the other provisions of Subtitle 8. Moreover, we expect to file Articles Supplementary to our charter to provide that we may not elect to be subject to the provision of Subtitle 8 that would permit us to classify our Board without stockholder approval.

Stockholder Rights Plan

We do not currently have a stockholder rights plan, and do not intend to adopt a stockholder rights plan in the future without (1) the approval of our stockholders by a majority of the votes cast on the matter or (2) seeking ratification from our stockholders by a majority of the votes cast on the matter within 12 months of adoption of the plan if our Board determines, in the exercise of its duties under applicable law, that it is in our best interests to adopt a rights plan without the delay of seeking prior stockholder approval.

Meetings and Special Voting Requirements

Special meetings of stockholders may be called by the chairman of the board of directors, the chief executive officer, the president and the board of directors and must also be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting. The presence either in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as described in the next paragraph and except that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity, convert into another entity, sell or transfer all or substantially all of its assets or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors and the vote required for certain amendments) may be approved by stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless our Board determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the determination in connection with which stockholders would otherwise be entitled to exercise such rights. Subject to the rights of holders of one or more classes or series of preferred stock, any director may be removed from office at any time, but only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Advance Notice of Director Nomination and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a stockholder who is a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only (1) by or at the direction of our Board or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws.

Exclusive Forum For Certain Litigation

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (1) any internal corporate claim, as such term is defined in the MGCL (other than any action arising under federal securities laws), including, without limitation, (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, or (c) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL, our charter or our bylaws, or (2) any other action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless we consent in writing to such court.

Effect of Certain Provisions of Maryland law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Description of Capital Stock—Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.9% in value or in number of shares, whichever is more restrictive, of our outstanding common stock or 9.9% in value of our outstanding stock without the prior approval of our Board. These provisions, as well as the business combination statute and control share statute discussed above under the captions “—Business Combinations” and “—Control Share Acquisitions,” may delay, defer or prevent a change in control of us. Our Board has the power to amend our charter from time to time to increase the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series and to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed under the captions “Description of Capital Stock—General” and “Description of Capital Stock—Power to Reclassify and Increase the Number of Authorized Shares of Stock,” and could authorize the issuance of shares of common stock or a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to amend our charter from time to time to increase the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series and to classify or reclassify unissued shares of common or preferred stock, without stockholder approval, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

The provisions of our bylaws discussed above under the captions “—Meetings and Special Voting Requirements” and “—Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or elect their own nominees to our Board and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Amendment of our Bylaws

Our bylaws provide that our Board has the exclusive power to adopt, alter, or repeal any provision of our bylaws and to make new bylaws.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member or trustee and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have also entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

We have purchased and intend to maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

General

Trading of shares of our common stock on the NYSE is expected to commence immediately following the completion of this offering. We cannot predict the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the prevailing market price of shares of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our common stock. See “Risk Factors—Risks Related to this Offering.”

As of June 30, 2022, we had 77,864,724 shares of Class T common stock, 186,499,872 shares of Class I common stock, and no shares of unclassified common stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of                shares of our common stock (                shares if the underwriters’ overallotment option is exercised in full), excluding                shares of our common stock issuable upon conversion of our Class T common stock and our Class I common stock six months after the listing of our common stock in this offering and                 shares of our common stock issuable upon conversion of our OP units. OP unitholders have the right to require the Operating Partnership to redeem part or all of their OP units for cash or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments.

All of the                 shares of our common stock to be offered by this prospectus (                shares if the underwriters’ overallotment option is exercised in full) will be freely tradable unless held by our affiliates without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer set forth in our charter, and except for the shares of our common stock held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Prior to conversion into shares of our common stock, all of our outstanding Class T common stock and Class I common stock will be freely tradable unless held by our affiliates, without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer set forth in our charter, except for the shares of our Class T common stock and Class I common stock that are subject to the lock-up agreements described below. However, our Class T common stock and Class I common stock are not listed on a national stock exchange and we do not intend to list our Class T common stock or Class I common stock in connection with this offering or any listing with a substantially concurrent registered public offering we were to undertake. Additionally, we do not expect a market to develop for shares of our Class T common stock and Class I common stock. Our charter provides that upon the listing of our common stock offered by this prospectus on the NYSE (or such later date not exceeding 12 months from the date of listing as may be approved by our Board), each share of our Class T common stock and Class I common stock will automatically, and without any stockholder action, convert into one share of our listed common stock. Our Board has approved the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE as the date on which our Class T common stock and Class I common stock will automatically convert into our listed common stock.

For a description of certain restrictions on ownership and transfer of shares of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of our stock that constitute restricted securities without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from us, or from one of our affiliates, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell shares of our stock pursuant to Rule 144(b)(1) are as follows: (1) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months; and (2) either (a) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates, or (b) if we satisfy the current public information requirements set forth in Rule 144, at least six months must have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates.

Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of our stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of our stock pursuant to Rule 144(b)(2) are as follows: (1) at least six months must have elapsed since the date of acquisition of the shares of stock from us or any of our affiliates; (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements; and (3) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three-month period, more than the following number of shares:

•	1.0% of the shares of the class outstanding as shown by the most recent report or statement published by us;

•

the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or, if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•

the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four-week period described in the preceding bullet.

For information regarding the shares of our common stock held by our directors and executive officers, see “Principal Stockholders.”

Our Incentive Plan

Upon consummation of the Merger, we adopted our incentive plan, pursuant to which our Board (with respect to options and restricted shares of our common stock granted to independent directors), or the Compensation Committee (with respect to any other award), may make grants of options, restricted shares of our common stock, stock purchase rights, stock appreciation rights, or other awards to our independent directors, officers, employees and consultants. Our incentive plan was originally effective July 23, 2015 and was amended and restated effective as of November 18, 2021. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan on a post-stock split basis is                shares.

We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our incentive plan. Shares of our common stock covered by this registration statement, including any shares of our common stock issuable upon the exercise of options or shares of restricted common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by our affiliates.

Lock-up Agreements

We, our directors and executive officers, and OP unitholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, during the period ending 180 days after the date of listing of our common stock for trading on a national securities exchange (the “restricted period”), we and they will not, and will not publicly disclose an intention to, directly or indirectly, among others, subject to certain exceptions, and as applicable:

(1)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any shares of common stock or OP units beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) or any securities convertible into or exercisable or exchangeable for shares of common stock (including, for the avoidance of doubt, shares of Class T common stock and shares of Class I common stock) or OP units (collectively, the “Lock-up Securities”);

(2)

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-up Securities; whether any such swap or transaction is to be settled by delivery of shares of common stock, OP units or other securities, in cash or otherwise;

(3)	during the restricted period, exercise any right with respect to the registration of any of the Lock-up Securities; or

(4)	file, cause to be filed or cause to be confidentially submitted any registration statement relating to the offering of any of the Lock-up Securities.

The lock-up applies to Lock-up Securities owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

See “Underwriting.”

Registration Rights Agreement

See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” for a detailed description of the registration rights granted to certain of our OP unitholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations related to (1) the qualification and taxation of American Healthcare REIT, Inc as a REIT and (2) an investment in the common stock of American Healthcare REIT, Inc. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “American Healthcare,” “we,” “our,” and “us” mean only American Healthcare REIT, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”) rulings, and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus and the statements in this prospectus are not binding on the IRS or any court. Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. In addition, this summary does not discuss how the scheduled expiration of certain provisions of the TCJA may affect us or our stockholders. The summary is also based upon the assumption that we will operate American Healthcare REIT, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or operating agreements. In addition, this summary does not discuss pending proposals to increase U.S. federal income tax rates on both ordinary income and long-term capital gains. This summary is for general information only and does not constitute tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	subchapter S corporations;

•	U.S. expatriates;

•	broker-dealers;

•	persons who mark-to-market our common stock;

•	regulated investment companies;

•	REITs;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock option or otherwise as compensation;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest in us through a partnership or similar pass-through entity;

•	persons holding a 10.0% or more (by vote or value) beneficial interest in American Healthcare REIT, Inc.

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	stockholders subject to special tax accounting rules as a result of their use of “applicable financial statements” (within the meaning of Section 451(b)(3) of the Code); and

•	except to the extent discussed below, tax-exempt organizations and foreign investors.

This summary assumes that investors will hold their common stock as a capital asset within the meaning of Section 1221 of the Code, which generally means property held for investment. In addition, this summary does not address state, local, and foreign tax considerations, or taxes other than U.S. federal income taxes (except where specifically noted).

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You should consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Our Company

General

We were formed as a Maryland corporation in January 2015 and have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. We believe that commencing with our taxable year ended December 31, 2016, we have been organized and operated, and we intend to continue to operate, in conformity with the requirements for qualification and taxation as a REIT under the Code. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels, and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Sidley Austin LLP has acted as our tax counsel in connection with this offering of our common stock and our federal income tax status as a REIT. Sidley Austin LLP has rendered an opinion to us to the effect that commencing with our taxable year ended December 31, 2016, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Sidley Austin LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time. Sidley Austin LLP has no obligation to update its opinion subsequent to the date of such opinion. Sidley Austin LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	We will be required to pay tax at the corporate rate on any undistributed REIT taxable income, including undistributed net capital gains.

•

If we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75.0% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75.0% gross income test or the 95.0% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (a) the amount by which we fail to satisfy the 75.0% gross income test and (b) the amount by which we fail to satisfy the 95.0% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the asset tests (other than a de minimis failure of the 5.0% or 10.0% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

We will be required to pay a 4.0% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85.0% of our ordinary income for the year, (2) 95.0% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which the adjusted tax basis of the asset in our hands is determined by reference to the adjusted tax basis of the asset in the hands of the transferor corporation and our initial tax basis in the asset is less than the fair market value of the asset on the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of real property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax. See “—Built-In Gains Tax.”

•	Our subsidiaries that are C corporations, including our TRSs generally will be required to pay U.S. federal corporate income tax on their earnings.

•

We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income.” See “—Income Tests” and “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a TRS of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

•

We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of our stockholders, as described below under “—Requirements for Qualification as a REIT.”

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust, or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

•	that would be taxable as a domestic corporation, but for the special provisions under the Code and Treasury Regulations applicable to REITs;

•	that is neither a financial institution nor an insurance company within the meaning of the Code;

•	that is beneficially owned by 100 or more persons;

•

not more than 49.9% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

•	that uses the calendar year for U.S. federal income tax purposes;

•	that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated; and

•	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that the first through fourth conditions above, inclusive, must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of the seventh condition, we use a calendar taxable year, and we thereby satisfy this requirement.

We believe that we have been organized, have operated, and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy the conditions listed above, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points above. A description of the share ownership and transfer restrictions relating to our common stock is contained in the discussion in this prospectus under the heading “Description of Our Capital Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in the fifth and sixth bullet points listed above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth bullet point above, we will be treated as having met this requirement. See “—Failure to Qualify.”

Ownership of Interests in Partnerships and Limited Liability Companies

In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10.0% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Operating Partnership, the Subsidiary Partnerships, and the Limited Liability Companies.”

We generally will have control of the Operating Partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Ownership of Interests in TRSs

We, through the Operating Partnership, own interests in companies that have elected, together with us, to be treated as our TRSs, and we may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), other than a REIT, in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as TRS. If a TRS owns more than 35.0% of the total voting power or value of the outstanding securities of another corporation (or other entity treated as a corporation for U.S. federal income tax purposes), such other corporation will also be treated as a TRS. Other than some activities relating to lodging and healthcare facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5.0% or 10.0% asset test described below. See “—Asset Tests.” The aggregate value of all securities of any TRS held by us may not exceed 20.0% (25.0% for tax years before 2018) of the value of our total assets.

Taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30.0% of adjusted taxable income, subject to certain exceptions. See “—Annual Distribution Requirements.” While not certain, this provision may limit the ability of our TRS to deduct interest, which could increase its taxable income.

Ownership of Interests in Subsidiary REITs

We, through the Operating Partnership, own and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT, such as Trilogy REIT, is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. Investments in Subsidiary REITs may pose additional challenges, such as smaller income and asset bases against which to absorb nonqualifying income and assets and, in the case of Subsidiary REITs acquired by purchase, reliance on the seller’s compliance with the REIT requirements for periods prior to acquisition. If a Subsidiary REIT were to fail to qualify as a REIT, then (1) that Subsidiary REIT would become subject to U.S. federal income tax and (2) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75.0% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property or on interests in real property, including “rents from real property,” dividends from other REITs, interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95.0% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person.

However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10.0% or more of our capital stock actually or constructively owns 10.0% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10.0% or more of the total combined voting power of all classes of stock entitled to vote or 10.0% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90.0% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50.0% of the voting power or more than 50.0% of the total value of the outstanding stock of such TRS;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15.0% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15.0% of the total rent received under the lease, we may transfer a portion of such personal property to a TRS; and

•

We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1.0% de minimis exception (for purposes of such exception, the gross income received from such non-customary services is deemed to be at least 150.0% of the direct cost of providing the services) and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal, and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants, without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75.0% gross income test and, except to the extent received through the payment of dividends, the 95.0% gross income test.

Predominantly all of our integrated senior health campuses, and all of our SHOP are operated using a RIDEA structure. Under a RIDEA structure, we lease certain integrated health campuses and all our SHOP to one or more TRSs, and the applicable TRS, in turn, engages an independent third party in the business of operating integrated senior health campuses or SHOP, as applicable, to manage those integrated senior health campuses or SHOP. Under this structure, we receive rents from the TRS and the TRS receives revenues from the operation of the integrated senior health campuses or the SHOP, as applicable, net of expenses (including intercompany rent payments and corporate income taxes) for the operation of the campuses or facilities, as applicable, and the fees payable to the third-party operator. In order for the rent payable under each of these leases to constitute “rents from real property,” each lease must be respected as a true lease for U.S. federal income tax purposes and must not be treated as a service contract, joint venture, or some other type of arrangement. We believe that each such lease is a true lease for U.S. federal income tax purposes. However, this determination is inherently a question of fact, and we cannot assure you that the IRS will not successfully assert a contrary position. If any lease is not respected as a true lease, part or all of the payments that we receive as rent from our TRS with respect to such lease may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we may not be able to satisfy either the 75.0% or 95.0% gross income test and, as a result, could fail to qualify as a REIT.

Also, our TRSs may not operate or manage a health care property (such as an integrated senior health campus or SHOP) or provide rights to any brand name under which any health care property is operated. However, rents we receive from a lease of a health care property to our TRS will constitute “rents from real property” if the following conditions are satisfied:

•

First, the health care property must be a “qualified health care property.” A qualified health care property is any real property (including interests therein), and any personal property incident to such real property, which is (or is necessary or incidental to the use of) a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in Medicare with respect to such facility; and

•

Second, the health care property must be managed by an EIK. An EIK is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified health care properties for any person not related to us or any of our TRSs. For this purpose, an independent contractor means any person (1) that does not own (taking into account relevant attribution rules) more than 35.0% of our capital stock, and (2) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35.0% or more of our capital stock owns 35.0% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest.

We believe each integrated senior health campus and SHOP that we lease to a TRS is a qualified health care property, and each property manager engaged by our TRSs to manage each property is an EIK. Furthermore, while we will monitor the activities of the EIKs to maximize the value of our health care property investments, neither we nor our TRS lessees will directly or indirectly operate or manage our health care properties. Thus, we believe that the rents we derive from our TRSs with respect to the leases of our health care properties will qualify as “rents from real property.”

We generally do not intend, and as the sole owner of the general partner of the Operating Partnership, do not intend to permit the Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not appraised the relative values of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value of such property.

Hedging

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income from the following hedging transactions, including gain from the sale or disposition of such a transaction, that is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75.0% or 95.0% gross income test:

•	a hedging transaction we enter into:

•

in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets; or

•	primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75.0% or 95.0% income tests; and

•

new hedging transactions we enter into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of.

To the extent that we do not properly identify such transactions as hedges or we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

TRS Income

To the extent our TRSs make distributions, we generally will derive our allocable share of such distribution through our interest in the Operating Partnership. Such distributions will be classified as dividend income to the extent of the current and accumulated earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95.0% gross income test, but not for purposes of the 75.0% gross income test. We monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the 75.0% or 95.0% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75.0% or 95.0% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75.0% or 95.0% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

Any gain that we realize on the sale of property (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the sole owner of the general partner of the Operating Partnership, we intend to cause the Operating Partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit the Operating Partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a TRS, but such income will be subject to tax at regular U.S. federal corporate income tax rates.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions described above. We intend to set any fees paid to a TRS for such services, and any rent payable to us by a TRS, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets:

•

At least 75.0% of the value of our total assets must be represented by real estate assets, cash, cash items, and U.S. government securities. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock (or transferable certificates of beneficial interest) in other REITs, debt instruments of publicly offered REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds, certain kinds of mortgage-backed securities, and mortgage loans as well as personal property leased in connection with a lease of real property for which the rent attributable to personal property does not exceed 15.0% of the total rent received under the lease. Assets that do not qualify for purposes of the 75.0% test are subject to the additional asset tests described below.

•	Not more than 25.0% of the value of our total assets may be represented by securities (including securities of TRSs), other than those securities includable in the 75.0% test.

•

The aggregate value of all securities of any TRSs held by us may not exceed 20.0% of the value (25.0% for tax years before 2018) of our total assets. As long as each of these companies qualifies as a TRS of ours, we will not be subject to the 5.0% asset test, the 10.0% voting securities limitation or the 10.0% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of any TRSs in which we may own an interest will not exceed 20.0% of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

•	Not more than 25.0% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments are not otherwise secured by real property.

•

Of the investments included in the 25.0% asset class, and except for certain investments in our TRSs, the value of any one issuer’s securities may not exceed 5.0% of the value of our total assets, and we may not own more than 10.0% of the total vote or value of the outstanding securities of any one issuer except for certain types of securities that are disregarded as securities solely for purposes of the 10.0% value test, including securities satisfying the “straight debt” safe-harbor, securities issued by a partnership that itself would satisfy the 75.0% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10.0% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities). For example, our indirect ownership, through the Operating Partnership, of securities of each issuer will increase as a result of our capital contributions to the Operating Partnership or as limited partners exercise any redemption/exchange rights. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5.0% and 10.0% asset tests if the value of our nonqualifying assets:

•	does not exceed the lesser of:

•	1.0% of the total value of our assets at the end of the applicable quarter; or

•	$10,000,000; and

•

we dispose of the nonqualifying assets or otherwise satisfy such tests within (1) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (2) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5.0% and 10.0% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including:

•

the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (1) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (2) the period of time prescribed by Treasury Regulations to be issued.

•	paying a tax equal to the greater of:

◾	$50,000; and

◾	the corporate income tax rate multiplied by the net income generated by the nonqualifying assets; and

•	disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of:

•	90.0% of our “REIT taxable income”; and

•	90.0% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over a specified percentage of our income.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we acquired any asset from a corporation which was or had been a C corporation in a transaction in which our initial tax basis in the asset was less than the fair market value of the asset on the acquisition date, and we dispose of the asset within the five-year period following such acquisition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition. See “—Built-In Gains Tax.”

Subject to the election discussed below, our deduction for net business interest expense will generally be limited to 30.0% of our taxable income, as adjusted for certain items of income, gain, deduction, or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years, subject to special rules applicable to partnerships. If we or any of our subsidiary partnerships or Subsidiary REITs are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect to not have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We anticipate that we or any of our subsidiary partnerships or Subsidiary REITs that are subject to this interest expense limitation will be eligible to make this election. If such election is made, although we or such subsidiary partnership or Subsidiary REIT, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced, and, as a result, our REIT taxable income for a taxable year may be increased. The Operating Partnership has made the election described in this paragraph.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90.0% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential dividend limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a publicly offered REIT. However, Subsidiary REITs we may own from time to time may not be publicly offered REITs. To the extent that we do not distribute all of our net capital gain, or distribute at least 90.0%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at the corporate tax rate. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. In order to satisfy the requirements for us to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes and generally not be subject to U.S. federal income tax and excise tax (as described below), we intend to make distributions of at least 100% of our REIT taxable income to holders of our common stock in each taxable year. In this regard, the partnership agreement of the Operating Partnership will authorize us, as the sole owner of the general partner of the Operating Partnership, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90.0% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4.0% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85.0% of our ordinary income for such year, 95.0% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which U.S. federal corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90.0% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax on our taxable income at the corporate rate. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate U.S. stockholders, including individuals, generally may deduct 20.0% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026, for purposes of determining their U.S. federal income tax, subject to certain holding period requirements. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership, the Subsidiary Partnerships, and the Limited Liability Companies

General

All of our investments will be held indirectly through the Operating Partnership. We are the sole owner of the general partner of the Operating Partnership. Such general partner entity is treated as a disregarded entity for U.S. federal income tax purposes. The Operating Partnership is treated as a partnership for U.S. federal income tax purposes, and we are treated as owning our proportionate share of the items of income, gain, loss, deduction and credit of the Operating Partnership for such purposes. In addition, the Operating Partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are treated as disregarded entities for U.S. federal income tax purposes. We also hold investments through entities treated as partnerships for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction, and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by the Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.” A disregarded entity is not treated as a separate entity for U.S. federal income tax purposes, and all assets, liabilities, and items of income, gain, loss, deduction, and credit of a disregarded entity are treated as assets, liabilities, and items of income, gain, loss, deduction, and credit of its parent that is not a disregarded entity for all purposes under the Code, including all REIT qualification tests.

Entity Classification

Our interests in the Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities or partnerships for U.S. federal income tax purposes. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that the Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of the Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe the Operating Partnership will be treated as a partnership for U.S. federal income tax purposes, and each of its subsidiary partnerships and limited liability companies will be treated as disregarded entities for U.S. federal income tax purposes.

Allocations of Items of Income, Gain, Loss, and Deduction

A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. We intend that the allocations of taxable income and loss in each of the partnerships in which we own an interest from time to time comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations with Respect to the Properties

Under Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

The Operating Partnership may, from time to time, acquire interests in property in exchange for interests in the Operating Partnership. In that case, the tax basis of these property interests will generally carry over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement will require that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including a limited liability company treated as a partnership for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, and as adjusted from time to time, the carryover basis of each of the contributed interests in the properties in the hands of the Operating Partnership:

•

could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution; and

•

could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership.

An allocation described in the second bullet point above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships apply to the Operating Partnership and any entity in which we directly or indirectly invest that is treated as a partnership for U.S. federal income tax consequences. Under the new rules, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level regardless of changes in composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. The rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest, and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors should consult their own tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Built-In Gains Tax

From time to time, we may acquire C corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a C corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five-year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. To the extent it is determined that GAHR III lost is qualification as a REIT in any year prior to the Merger, without being entitled to any relief under the statutory provisions to preserve its REIT status, but, we were entitled to relief provisions and did not lose our REIT status, we could be subject to such corporate tax on any built in gains on the properties we acquired pursuant to the Merger. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.

Material U.S. Federal Income Tax Considerations for Our Common Stockholders

The following summary describes the principal U.S. federal income tax consequences to you of purchasing, owning, and disposing of our common stock. This summary assumes you hold shares of our common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the U.S. federal income tax law, except where specifically noted.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership, and disposition of our common stock arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If you hold shares of our common stock and are neither a U.S. stockholder nor a partnership for U.S. federal income tax purposes, you are a “non-U.S. stockholder.”

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our common stock and the partners in such partnerships are encouraged to consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Stockholders

Distributions Generally

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals. For taxable years beginning before January 1, 2026, dividends that we distribute to U.S. stockholders other than corporations that are not designated as capital gain dividends or otherwise treated as qualified dividends generally are eligible for a deduction equal to 20.0% of the amount of such dividends, subject to certain holding period requirements described in “—Tax Rates” below.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder to the extent of the U.S. holder’s adjusted tax basis in such shares of stock. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. stockholders that receive taxable stock distributions, including distributions partially payable in our common stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our common stock generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of a U.S. stockholder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. stockholder would have to pay the tax using cash from other sources. If a U.S. stockholder sells the common stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. stockholder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. stockholder that receives common stock pursuant to such distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock as described above, and has a holding period in such common stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends

Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and do not exceed the total amount of dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year, without regard to the period for which a U.S. stockholder has held its stock. U.S. stockholders that are corporations may, however, be required to treat up to 20.0% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its U.S. federal income tax return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•

in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock

If a U.S. stockholder sells or disposes of shares of our common stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. stockholder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the U.S. stockholder has held such common stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” is currently 20.0% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25.0% rate) and (2) “qualified dividend income” is currently 20.0%. However, dividends payable by REITs are generally not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” In addition, U.S. stockholders that are corporations may be required to treat up to 20.0% of some capital gain dividends as ordinary income. As described above, for taxable years beginning before January 1, 2026, dividends that we distribute to non-corporate U.S. stockholders that are not designated as capital gain dividends or otherwise treated as qualified dividends generally will be eligible for a deduction equal to 20.0% of the amount of such dividends. To qualify for this deduction, the stockholder receiving a dividend must hold the dividend paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91 day period beginning 45 days before the shares become ex dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. U.S. stockholders should consult their tax advisors as to their ability to claim this deduction.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts will be required to pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of shares. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income (“UBTI”) to a U.S. tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt U.S. stockholder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt U.S. stockholder.

For tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain “qualified trusts” (as defined in Section 856(h)(3)(E) of the Code) that hold more than 10.0%, by value, of the interests in the REIT. We will not be a pension-held REIT unless (1) either (a) one qualified trust owns more than 25.0% of the value of our stock, or (b) a group of qualified trusts, each individually holding more than 10.0% of the value of our stock, collectively owns more than 50.0% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50.0% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership, and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local, or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. Non-U.S. stockholders should consult their tax advisors to determine the impact of federal, state, local, and non-U.S.

income tax laws and any applicable tax treaty on the purchase, ownership, and disposition of shares of our common stock, including any tax return filing and other reporting requirements.

If you are a non-U.S. stockholder, this discussion further assumes that:

•

you will not have held more than 10.0% of our common stock (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which you dispose of our common stock or receive distributions from us;

•	you are not a qualified foreign pension fund (within the meaning of Section 897(l)(2) of the Code);

•

our common stock will be “regularly traded” on an established securities market located in the United States within the meaning of the FIRPTA, although there can be no assurance that this will be the case; and

•

that you are not a “qualified shareholder,” as defined in Section 897(k)(3)(A) of the Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

If you are a non-U.S. stockholder as to which any of these assumptions is not accurate, and in particular if you are a “qualified shareholder” within the meaning of FIRPTA, you should consult your tax advisor concerning the tax consequence to you of sales of our stock and the receipt of dividends and other distributions from us.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our stock.

Distributions Generally

Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests (“USRPIs”), nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the Unites States to which such dividends are attributable). Under certain tax treaties, however, lower withholding rates generally applicable to U.S. corporate dividends do not apply to dividends from a U.S. REIT. Foreign sovereigns and their agencies and instrumentalities may be exempt from such withholding taxes on REIT dividends under the Code, and non-U.S. pension funds and other tax-exempt non-U.S. organizations from certain countries may be exempt from such withholding taxes under an applicable tax treaty. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to U.S. federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to U.S. federal income tax. Any such effectively connected dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30.0% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30.0% on any distributions made to a non-U.S. stockholder unless:

•

the non-U.S. stockholder is a foreign government or a foreign government’s agency or instrumentality not engaged in commercial activities, or a foreign governmental entity that is eligible for Section 892 of the Code and the applicable Treasury Regulations and eligible for exemption from U.S. withholding tax thereunder and the non-U.S. stockholder files with us an IRS form W-8EXP;

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted tax basis of the non-U.S. stockholder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted tax basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits for withholding purposes. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends

Distributions attributable to gain from the disposition of a USRPI will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. See “—Taxation of Non-U.S. Stockholders—Distributions Generally.”

Distributions to a non-U.S. stockholder that do not arise from the disposition of a USRPI and that we properly designate as capital gain dividends generally should not be subject to U.S. federal income taxation, unless:

•

the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the Unites States to which such dividends are attributable), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30.0%, as discussed above; or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. stockholder will be subject to U.S. federal income tax at a rate of 30.0% on the non-U.S. stockholder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. stockholder (even though the individual is not considered a resident of the United States), provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of the common stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax that we paid on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax that we paid exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. stockholders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of Our Stock

Subject to the previously noted assumptions, a non-U.S. stockholder generally will not be subject to U.S. federal income tax on the gain realized upon a sale of our common stock unless:

•

the non-U.S. stockholder’s investment in our common stock is treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such dividends are attributable, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30.0%); or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the calendar year and certain other conditions are met, in which case the non-U.S. stockholder will be subject to U.S. federal income tax at a rate of 30.0% on the non-U.S. stockholder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. stockholder (even though you are not considered a resident of the United States), provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such stockholder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such stockholder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (FATCA)

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code currently impose a 30.0% withholding tax on U.S. source dividends, interest, and other income items paid to (1) foreign financial institutions that do not agree to comply with certain diligence, reporting, and withholding obligations with respect to their U.S. accounts and (2) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30.0% would apply to dividends paid to certain foreign entities unless various information reporting requirements are satisfied. Proposed U.S. Treasury Regulations, which non-U.S. stockholders may rely on, eliminate the FATCA withholding tax on gross proceeds, but such regulations are currently only in proposed form and are subject to change. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (1) accepts deposits in the ordinary course of a banking or similar business, (2) is engaged in the business of holding financial assets for the account of others, or (3) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets.

Other Tax Consequences

State, local, and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local, or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local, and non-U.S. tax laws with respect to our tax treatment as a REIT and an investment in our common stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of shares of our common stock by Benefit Plan Investors. A “Benefit Plan Investor” is (1) an “employee benefit plan” (as defined in Section 3(3) of ERISA), that is subject to Title I of ERISA, (2) a plan, individual retirement account, “Keogh” plan or other arrangement subject to Section 4975 of the Code, or provisions under any U.S. federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, (3) an entity whose underlying assets are considered to include “plan assets” by reason of a plan’s investment in such entity (including, but not limited to, an insurance company general account), each of (1), (2), and (3), called a Plan, and (iv) any entity that otherwise constitutes a “benefit plan investor” within the meaning of the Plan Asset Regulations set forth at 29 C.F.R. Section 2510.3-101 promulgated under ERISA by the U.S. Department of Labor (“DOL”), as modified by Section 3(42) of ERISA or the DOL Plan Asset Regulations.

The following is merely a summary, however, and should not be construed as legal advice or as complete in all relevant respects. All investors are urged to consult their own legal advisors before investing assets of a Plan in our common stock and to make their own independent decision.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

In considering an investment in our common stock with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the Code or ERISA (collectively, “Similar Laws”).

Prohibited Transaction Considerations

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an individual retirement account. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

Regardless of whether or not our underlying assets are deemed to include “plan assets,” as described below, the acquisition and/or holding of our common stock by a Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied or that any such exemptions will be available with respect to investments in our common stock.

Plan Asset Considerations

The DOL Plan Asset Regulations generally provide that when a Plan acquires an equity interest in an entity that is not (1) a “publicly-offered security,” (2) a security issued by an investment company registered under the Investment Company Act of 1940, as amended, or (3) an “operating company,” the Plan’s assets are deemed to include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established that the equity participation in the entity by Benefit Plan Investors is not “significant” or the Insignificant Participation Test.

For purposes of the DOL Plan Asset Regulations, a “publicly offered security” is a security that is (1) “freely transferable,” (2) part of a class of securities that is “widely held,” and (3) (a) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, provided that the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (b) is part of a class of securities that is registered under Section 12 of the Exchange Act. We intend to effect such a registration under the Securities Act and the Exchange Act. The DOL Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common stock will be “widely held” within the meaning of the DOL Plan Asset Regulations, although no assurance can be given in this regard. The DOL Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock will be “freely transferable” within the meaning of the DOL Plan Asset Regulations, although no assurance can be given in this regard.

For purposes of the Insignificant Participation Test, the DOL Plan Asset Regulations provide that equity participation in an entity by Benefit Plan Investors is not significant if, immediately after the most recent acquisition of an equity interest in the entity, the Benefit Plan Investors’ aggregate interest is less than 25% of the value of each class of equity interests in the entity, disregarding, for purposes of such determination, any interests held by any person that has discretionary authority or control with respect to our assets or who provides investment advice for a fee with respect to our assets, or an affiliate of such a person (each a Controlling Person), other than Benefit Plan Investors. Following this offering, it is possible that Benefit Plan Investors will hold and will continue to hold, less than 25% of the value of any class of equity interests of our company, disregarding, for purposes of such determination, any interests held by any Controlling Person other than Benefit Plan Investors and, as such, that our company may rely on the Insignificant Participation Test; however, we cannot be certain or make any assurance that this will be the case, and no monitoring or other measures will be undertaken with respect to the level of such ownership with respect to any class of equity interests of our company.

Plan Asset Consequences

If our assets were deemed to constitute “plan assets” pursuant to the DOL Plan Asset Regulations, the operation and administration of our company would become subject to the requirements of ERISA, including the fiduciary duty rules and the “prohibited transaction” prohibitions of ERISA, as well as the “prohibited transaction” prohibitions contained in the Code. If we become subject to these regulations, unless appropriate administrative exemptions are available (and there can be no assurance that they would be), we could, among other things, be restricted from acquiring otherwise desirable investments and from entering into otherwise favorable transactions, and certain transactions entered into by us in the ordinary course of business could constitute non-exempt prohibited transactions and/or breaches of applicable fiduciary duties under ERISA and/or the Code, which could, in turn, result in potentially substantial excise taxes and other penalties and liabilities under ERISA and the Code.

Representation

Because of the foregoing, our common stock should not be acquired or held by any Benefit Plan Investor or any other person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code and will not constitute a similar violation of any applicable Similar Law.

Any purchaser or subsequent transferee, including, without limitation, any fiduciary purchasing on behalf of a Plan, a Benefit Plan Investor, or a governmental, church or non-U.S. plan which is subject to Similar Laws will be deemed to have represented and warranted, in its corporate and fiduciary capacity, that if the purchaser or subsequent transferee is a Benefit Plan Investor, none of our company or the underwriters, or any of our or their respective affiliates, has acted as the Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire and hold our common stock, and shall not at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer our common stock.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in our company on behalf of, or with the assets of, any Plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Laws to such investment and whether an exemption would be applicable to the acquisition and/or holding of our common stock.

UNDERWRITING

BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed severally and not jointly to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
Citigroup Global Markets Inc.
KeyBanc Capital Markets Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the other party may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                per share. After the initial offering, the public offering price, concession, or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares to cover overallotments.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $                 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus to cover overallotments, if any, to purchase up to                additional shares at the public offering price, less the

underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our directors and executive officers, and OP unitholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, during the restricted period (i.e., the period ending 180 days after the date of listing of our common stock for trading on a national securities exchange), we and they will not, and will not publicly disclose an intention to, directly or indirectly, among others, subject to certain exceptions, and as applicable:

(1)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any Lock-up Securities;

(2)

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-up Securities; whether any such swap or transaction is to be settled by delivery of shares of common stock, OP units or other securities, in cash or otherwise;

(3)	during the restricted period, exercise any right with respect to the registration of any of the Lock-up Securities; or

(4)	file, cause to be filed or cause to be confidentially submitted any registration statement relating to the offering of any of the Lock-up Securities.

The lock-up applies to Lock-up Securities owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

Our charter provides that upon the listing of our common stock offered by this prospectus on the NYSE (or such later date not exceeding 12 months from the date of listing as may be approved by our Board), each share of our Class T common stock and Class I common stock will automatically, and without any stockholder action, convert into one share of our listed common stock. Our Board has approved the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE as the date on which our Class T common stock and Class I common stock will automatically convert into our listed common stock. We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not approve the conversion of any of the outstanding shares of our Class T common stock and Class I common stock into shares of our common stock before the six-month anniversary of the listing of our common stock offered by this prospectus on the NYSE.

NYSE Listing

We intend to apply to have our common stock approved for listing on the NYSE under the symbol “AHR.”    In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	our history and prospects and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix, or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales, and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market, or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain affiliates of BofA Securities, Inc. and KeyBanc Capital Markets Inc. are acting as lenders under our Credit Facility and will receive their pro rata portion of the net proceeds from this offering used to repay amounts outstanding under our Credit Facility. In their capacities as lenders, such affiliates will receive certain financing fees in connection with our Credit Facility in addition to the underwriting discount that may result from this offering. Accordingly, more than 5% of the net proceeds of this offering are intended be used to repay amounts owed to affiliates of BofA Securities, Inc. and KeyBanc Capital Markets Inc.

Certain affiliates of BofA Securities, Inc. and KeyBanc Capital Markets Inc. are acting as lenders under the 2019 Trilogy Credit Facility.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation (as defined below), except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(1)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(2)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(3)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require the issuer or any manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (1) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (2) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares of common stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus has been prepared on the basis that any offer of securities in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in United Kingdom

In relation to the United Kingdom (“UK”), no securities have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA (as defined below), except that offers of securities may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

(1)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(2)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(3)	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of securities shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Notwithstanding the above, each person in the UK who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the managers that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000, as amended.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of (1) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (2) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus has been prepared on the basis that any offer of securities in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of securities. This prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the FSMA that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the UK to the general public, except in accordance with FSMA. This prospectus is only being distributed to:

(1)

if we are a CIS and are marketed by a person who is an authorized person under FSMA: (a) investment professionals falling within Article 14(5) of the FSMA (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”); or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(2)

otherwise, if marketed by a person who is not an authorized person under FSMA: (a) persons who fall within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); or (b) persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; and

(3)

in both cases (1) and (2) to: any other person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be made; or to persons outside the United Kingdom (all such persons together being referred to as “relevant persons”).

This prospectus is directed only at relevant persons and must not be acted on or replied upon by persons who are not relevant persons. Any investment or investment activity to which this document related is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in The Netherlands

This prospectus or any free writing prospectus we may provide in connection with this offering is not addressed to or intended for, and the shares of common stock described in the prospectus are not and will not be, directly or indirectly, offered, sold, transferred or delivered to, any individual or legal entity in the Netherlands except to individuals or entities that are qualified investors (gekwalificeerde beleggers) within the meaning of the Prospectus Regulation (2017/1129), as amended. As a consequence, no approved prospectus has to be made generally available in the Netherlands pursuant to Article 3 of the Prospectus Regulation (2017/1129), as amended.

Notice to Prospective Investors in Norway

This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act of 29 June 2007 (in Norwegian: lov om verdipapirhandel av 29. juni 2007 nr. 75) (the “STA”), implementing the Prospectus Regulation. Neither this prospectus nor any other offering or marketing material relating to us or our shares have been approved by, or registered with, the Norwegian Financial Supervisory Authority (in Norwegian: Finanstilsynet), the Norwegian Company Registry (in Norwegian: Foretaksregisteret) or any other Norwegian public authority. Accordingly, our shares will only be offered or sold in Norway to professional investors in compliance with the exemptions from the prospectus requirements as set out in the Prospectus Regulation, and otherwise in compliance with the provisions of the STA and appurtenant regulations, as well as any other laws and regulations applicable in Norway, governing the issue, offering and sale of securities. The offering of our shares is not subject to the provisions of the Norwegian Alternative Investment Fund Act of 20 June 2014 (implementing the AIFMD) (in Norwegian: lov om forvaltning av alternative investeringsfond av 28. juni 2014 nr. 28) nor the Norwegian Investment Fund Act of 25 November 2011 (implementing the UCITS directive) (in Norwegian: lov om verdipapirfond av 25. november 2011 nr. 44), and consequently no marketing approvals have been sought or granted under these acts. This prospectus is for the recipient only and may not in any way be forwarded to any other person or to the public in Norway. This prospectus must not be copied or otherwise distributed by the recipient. Each potential investor should carefully consider individual tax questions before deciding to invest in us.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a prospectus or any other disclosure document under the Prospectus Regulation (as defined above), the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Capital Investment Code (Kapitalanlagegesetzbuch), or the German Investment Products Act (Vermoegensanlagegesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht - BaFin) nor any other competent authority has been, or will be, notified of the intention to distribute the shares of common stock in Germany. Consequently, our common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany or any other means of public marketing. The common stock is being offered and sold in Germany only to persons who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation (as defined above). This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with “Exempt Offers.” The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus under the Securities and Futures Act 2001 (“SFA”) by the Monetary Authority of Singapore, and the offer of the shares of common stock is made primarily pursuant to the exemption under Section 304 of the SFA. Accordingly, the shares of common stock were not offered or sold, or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (1) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 304 of the SFA, or (2) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

LEGAL MATTERS

Certain legal matters, including certain tax matters, will be passed upon for us by Sidley Austin LLP, New York, New York. Goodwin Procter LLP, New York, New York, will act as counsel to the underwriters. Venable LLP, Baltimore, Maryland, will pass upon the validity of the shares of our common stock offered by this prospectus and certain other matters under Maryland law.

EXPERTS

The financial statements of American Healthcare REIT, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this registration statement on Form S-11, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Griffin-American Healthcare REIT IV, Inc. as of December 31, 2020, and for the year ended December 31, 2020, included in this registration statement on Form S-11, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The statements included in this prospectus under the caption “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Estimated Per Share NAV,” relating to the role of Stanger, have been reviewed by Stanger, an independent third-party real estate valuation and advisory firm, and are included in our prospectus given the authority of such firm as experts in property valuation and appraisals.

The statements included in this prospectus under the caption “Industry and Market Data,” as well as certain information in “Prospectus Summary,” “Our Business and Properties,” and other sections in this prospectus where indicated, have been prepared and reviewed by JLL, an independent third-party real estate advisory and consulting services firm, and are included in our prospectus given the authority of such advisor as an expert on such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the internet at the SEC’s website at www.sec.gov.

Our website at www.AmericanHealthcareREIT.com contains additional information about our business. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF

AMERICAN HEALTHCARE REIT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021, present the combination of the financial information of American Healthcare REIT, Inc. (“we,” “our,” or “us”), Griffin-American Healthcare REIT IV, Inc. (“GAHR IV”), and American Healthcare Investors, LLC (“AHI”) adjusted to give effect to the reverse stock split and this offering as if the transactions described below were completed as of June 30, 2022 for purposes of the unaudited pro forma condensed combined balance sheet and as of January 1, 2021 for purposes of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 also gives pro forma effect to the Merger and the AHI Acquisition (as defined and described below) as if the transactions completed as of January 1, 2021.

Merger of GAHR III and GAHR IV

On October 1, 2021, pursuant to an Agreement and Plan of Merger dated June 23, 2021 (the “Merger Agreement”), Griffin-American Healthcare REIT III, Inc. (“GAHR III” merged with and into Continental Merger Sub, LLC, a Maryland limited liability company and newly formed wholly owned subsidiary of GAHR IV (the “Merger Sub”), with Merger Sub being the surviving company (the “REIT Merger”). On October 1, 2021, also pursuant to the Merger Agreement, Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership and subsidiary and operating partnership of GAHR IV (the “GAHR IV Operating Partnership”), merged with and into Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), with the Operating Partnership being the surviving entity (the “Partnership Merger”). We collectively refer to the REIT Merger and the Partnership Merger as the “Merger.” Following the Merger on October 1, 2021, we were renamed American Healthcare REIT, Inc. and the Operating Partnership was renamed American Healthcare REIT Holdings, LP.

At the effective time of the REIT Merger, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share, converted into the right to receive 0.9266 shares of our Class I common stock, $0.01 par value per share. At the effective time of the Partnership Merger, (1) each unit of limited partnership interest in the Operating Partnership outstanding was converted automatically into the right to receive 0.9266 of a Class I OP unit (as defined below) and (2) each unit of limited partnership interest in GAHR IV Operating Partnership outstanding was converted automatically into the right to receive one OP unit of like class.

AHI Acquisition

On October 1, 2021, immediately prior to the consummation of the Merger, GAHR III acquired a newly formed entity, American Healthcare Opps Holdings, LLC (such entity, “NewCo” and, such acquisition, the “AHI Acquisition”), pursuant to a contribution and exchange agreement dated June 23, 2021 (the “Contribution Agreement”) between GAHR III, the Operating Partnership, American Healthcare Investors, LLC (“AHI”), Griffin Capital Company, LLC (“Griffin Capital”), Platform Healthcare Investor T-II, LLC, Flaherty Trust, and Jeffrey T. Hanson, our former Chief Executive Officer and current non-executive Chairman of the Board of Directors, Danny Prosky, our former Chief Operating Officer and current Chief Executive Officer and President, and Mathieu B. Streiff, our former Chief Operating Officer and current Executive Vice President. NewCo owned substantially all of the business and operations of AHI, as well as all of the equity interests in (1) Griffin-American Healthcare REIT IV Advisor, LLC (“GAHR IV Advisor”), a subsidiary of AHI that served as the external advisor of GAHR IV, and (2) Griffin-American Healthcare REIT III Advisor, LLC (“GAHR III Advisor”), a subsidiary of AHI that served as the external advisor of GAHR III.

Pursuant to the Contribution Agreement, AHI contributed substantially all of its business and operations to the Operating Partnership, including its interest in GAHR III Advisor and GAHR IV Advisor, and Griffin

Capital contributed its then-current ownership interest in GAHR III Advisor and GAHR IV Advisor to the Operating Partnership. In exchange for these contributions, the Operating Partnership issued limited partnership units (“OP units”). Subject to working capital and other customary adjustments, the total approximate value of these OP units at the time of consummation of the transactions contemplated by the Contribution Agreement was approximately $131,674,000, with a reference value for purposes thereof of $8.71 per OP unit, such that the Operating Partnership issued 15,117,529 OP units as consideration. Following the consummation of the Merger and the AHI Acquisition, we became self-managed.

The terms of the AHI Acquisition also contained provisions for the payment of contingent consideration based on the performance of an investment fund being considered for formation. As of the date of this prospectus, the probability of the formation, and therefore, fulfilling the conditions requiring payment of this contingent consideration, is deemed remote.

The Merger and the AHI Acquisition were each treated as a business combination for accounting purposes. In the AHI Acquisition, GAHR III was both the legal and accounting acquiror. In the Merger, while GAHR IV was the legal acquiror of GAHR III, GAHR III was determined to be the accounting acquiror in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC Topic 805”), after considering the relative share ownership and the composition of the governing body of us. In accordance with ASC Topic 805, the Merger was treated as business combination accounted for as a reverse acquisition for accounting purposes.

The AHI Acquisition was accounted for as separate from the Merger, as the consummation of each transaction was not contingent on the consummation of the other. In addition, each of the transactions achieved a different business objective, and each of the transactions was economically justifiable on its own.

The AHI Acquisition represents an acquisition of a non-reporting entity that neither GAHR III nor GAHR IV stockholders voted on. Furthermore, the AHI Acquisition represents an acquisition that is not significant to GAHR III. As such, the historical financial statements for NewCo are not included in this prospectus or the registration statement of which it is a part of. Nevertheless, unaudited pro forma financial information related to the AHI Acquisition was considered informative and is included as part of the unaudited pro forma condensed combined financial information.

Reverse Stock Split

We intend to effect a one-for-             reverse split of our common stock effective on                 , 2022 and a corresponding reverse split of OP units. As a result of the reverse common stock and OP unit splits, every             shares of our common stock (including our Class T common stock and Class I common stock) and             OP units will be automatically combined and converted into one issued and outstanding share of our common stock (of the applicable class) or OP unit, as applicable, rounded to the nearest 1/100th share or OP unit. The reverse common stock and OP unit splits will impact all classes of common stock and OP units proportionately and will have no impact on any stockholder’s or limited partner’s percentage ownership of the issued and outstanding shares of common stock of any individual class or of all classes or the OP units.

Offering

We will issue and sell             shares of our common stock in this offering and an additional approximately             shares of our common stock if the underwriters exercise their overallotment option in full. We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discount and our estimated offering expenses, will be approximately $         million (or approximately $         million if the underwriters exercise their overallotment option in full), assuming a public offering price of $         per share, which is the midpoint of the price range set forth on the front cover of this prospectus. The unaudited pro forma condensed combined financial information assumes that the underwriters do not exercise their overallotment option to purchase additional shares.

We will contribute the net proceeds from this offering to the Operating Partnership in exchange for OP units. We expect the Operating Partnership to use the net proceeds received from us to repay $         of the amount outstanding under the unsecured credit facility pursuant to the Amended and Restated Credit Agreement by and among us, the Operating Partnership, certain of our subsidiaries, and the lenders dated January 19, 2022 (our “Credit Facility”), to fund external growth with potential future property acquisitions, and for other general corporate uses.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual combined results of operations or combined financial condition would have been had the transactions actually occurred on June 30, 2022, for the balance sheet, or on January 1, 2021, for the statements of operations, nor does it purport to project the future combined results of operations or combined financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies, post-acquisition synergies, and/or cost savings that may be achieved with respect to us as a result of the Merger. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. All pro forma adjustments and their underlying assumptions are described more fully in the notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

As of June 30, 2022

	Historical American Healthcare REIT, Inc.							Pro Forma
	As of June 30, 2022	Reverse Stock Split Transaction Accounting Adjustments			Offering Transaction Accounting Adjustments			As of June 30, 2022
ASSETS
Real estate investments, net	$3,491,845,000	$			$				$3,491,845,000
Debt security investment, net	81,167,000								81,167,000
Cash and cash equivalents	59,101,000						3(b)
Restricted cash	45,075,000								45,075,000
Accounts and other receivables, net	136,843,000								136,843,000
Identified intangible assets, net	234,914,000								234,914,000
Goodwill	212,714,000								212,714,000
Operating lease right-of-use assets, net	114,489,000								114,489,000
Other assets, net	147,752,000								147,752,000

Total assets	$4,523,900,000	$			$			$

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net	$1,134,059,000	$			$				$1,134,059,000
Lines of credit and term loans, net	1,266,691,000						3(b)
Accounts payable and accrued liabilities	174,179,000								174,179,000
Identified intangible liabilities, net	11,663,000								11,663,000
Financing obligations	21,568,000								21,568,000
Operating lease liabilities	104,193,000								104,193,000
Security deposits, prepaid rent and other liabilities	46,450,000								46,450,000

Total liabilities	2,758,803,000
Commitments and Contingencies
Redeemable noncontrolling interests	75,337,000								75,337,000
Equity:
Stockholders’ equity:
Preferred stock	—		—			—			—
Common stock	—		—				3(b)
Class T common stock	770,000			3(a)
Class I common stock	1,865,000			3(a)
Additional paid-in capital	2,541,504,000			3(a)			3(b)
							3(c)
Accumulated deficit	(1,024,328,000)								(1,024,328,000)
Accumulated other comprehensive loss	(2,653,000)						3(c)

Total stockholders’ equity	1,517,158,000
Noncontrolling interests	172,602,000						3(c)

Total equity	1,689,760,000

Total liabilities, redeemable noncontrolling interests and equity	$4,523,900,000	$			$			$

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2022

	Historical American Healthcare REIT, Inc.			Pro Forma
	Six Months Ended June 30, 2022	Offering Transaction Accounting Adjustments		Six Months Ended June 30, 2022
Revenues and grant income:
Resident fees and services	$645,199,000	$			$645,199,000
Real estate revenue	103,048,000				103,048,000
Grant income	16,183,000				16,183,000

Total revenues and grant income	764,430,000				764,430,000
Expenses:
Property operating expenses	583,219,000				583,219,000
Rental expenses	29,950,000				29,950,000
General and administrative	22,047,000				22,047,000
Business acquisition expenses	1,930,000				1,930,000
Depreciation and amortization	82,282,000				82,282,000

Total expenses	719,428,000				719,428,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishments)	(43,670,000)		4(a)
Gain in fair value of derivative financial instruments	500,000				500,000
Gain on dispositions of real estate investments	683,000				683,000
Impairment of real estate investments	(17,340,000)				(17,340,000)
Income from unconsolidated entities	2,024,000				2,024,000
Foreign currency loss	(4,994,000)				(4,994,000)
Other income	1,729,000				1,729,000

Total net other expense	(61,068,000)

Loss before income taxes	(16,066,000)
Income tax expense	(373,000)				(373,000)

Net loss	(16,439,000)
Less: net income attributable to noncontrolling interests	(3,827,000)		4(b)

Net loss attributable to controlling interest	$(20,266,000)	$		$

Net loss per share:

Basic	$(0.08)			$		4(c)

Diluted	$(0.08)			$		4(c)

Shares used in computing net loss per share:

Basic	262,768,637					4(c)

Diluted	262,768,637					4(c)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

	Historical
	American Healthcare REIT, Inc.	NewCo	GAHR IV	AHI Acquisition Transaction Accounting Adjustments				Pro Forma Combined (adjusted for AHI Acquisition and Merger)			Pro Forma
	Year Ended December 31, 2021	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2021			Merger Transaction Accounting Adjustments		Year Ended December 31, 2021	Offering Transaction Accounting Adjustments		Fiscal Year Ended December 31, 2021
Revenues and grant income:
Revenues	$—	$30,412,000	$—	$(20,941,000)	5(a)	$(9,471,000)	5(d)	$—	$		$
Resident fees and services	1,123,935,000	—	46,179,000	—		—		1,170,114,000			1,170,114,000
Real estate revenue	141,368,000	—	66,054,000	—		(1,603,000)	5(e)	205,819,000			205,819,000
Grant income	16,951,000	—	—	—		—		16,951,000			16,951,000

Total revenues and grant income	1,282,254,000	30,412,000	112,233,000	(20,941,000)		(11,074,000)		1,392,884,000			1,392,884,000
Expenses:
Property operating expenses	1,030,193,000	—	44,179,000	—		—		1,074,372,000			1,074,372,000
Rental expenses	38,725,000	—	18,542,000	(1,049,000)	5(a)	(867,000)	5(d)	55,351,000			55,351,000
General and administrative	43,199,000	21,746,000	11,710,000	(17,147,000)	5(a)	(7,616,000)	5(d)	53,957,000			53,957,000
						2,065,000	5(f)
Business acquisition expenses	13,022,000	—	6,552,000	—		(192,000)	5(d)	19,382,000			19,382,000
Depreciation and amortization	133,191,000	4,136,000	33,745,000	(4,136,000)	5(b)	3,266,000	5(g)	170,304,000			170,304,000
						102,000	5(h)

Total expenses	1,258,330,000	25,882,000	114,728,000	(22,332,000)		(3,242,000)		1,373,366,000			1,373,366,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishments)	(80,937,000)	—	(14,556,000)	—		1,506,000	5(i)	(93,987,000)		5(l)
Gain in fair value of derivative financial instruments	8,200,000	—	4,431,000	—		—		12,631,000			12,631,000
Interest income	—	10,000	—	(10,000)	5(b)	—		—			—
Loss on dispositions of real estate investments	(100,000)	—	(184,000)	—		—		(284,000)			(284,000)
Impairment of real estate investments	(3,335,000)	—	—	—		—		(3,335,000)			(3,335,000)
Loss from unconsolidated entities	(1,355,000)	—	(1,027,000)	—		1,027,000	5(j)	(1,355,000)			(1,355,000)
Foreign currency loss	(564,000)	—	—	—		—		(564,000)			(564,000)
Other income	1,854,000	643,000	49,000	(422,000)	5(b)	—		2,124,000			2,124,000

Total net other expense	(76,237,000)	653,000	(11,287,000)	(432,000)		2,533,000		(84,770,000)

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS—(Continued)

For the Year Ended December 31, 2021

	Historical
	American Healthcare REIT, Inc.	NewCo	GAHR IV	AHI Acquisition Transaction Accounting Adjustments				Pro Forma Combined (adjusted for AHI Acquisition and Merger)			Pro Forma
	Year Ended December 31, 2021	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2021			Merger Transaction Accounting Adjustments		Year Ended December 31, 2021	Offering Transaction Accounting Adjustments		Fiscal Year Ended December 31, 2021
(Loss) income before income taxes	$(52,313,000)	$5,183,000	$(13,782,000)	$959,000		$(5,299,000)		$(65,252,000)	$		$—
Income tax expense	(956,000)	—	—	—		—		(956,000)			(956,000)

Net (loss) income	(53,269,000)	5,183,000	(13,782,000)	959,000		(5,299,000)		(66,208,000)
Less: net loss (income) attributable to noncontrolling interests	5,475,000	(5,863,000)	489,000	5,863,000	5(b)	(709,000)	5(j)	11,179,000		5(m)
				3,013,000	5(c)	2,911,000	5(k)

Net loss attributable to controlling interest	$(47,794,000)	$(680,000)	$(13,293,000)	$9,835,000		$(3,097,000)		$(55,029,000)	$		$

Net loss per share:
Basic	$(0.24)		$(0.16)								$	5(n)

Diluted	$(0.24)		$(0.16)								$	5(n)

Shares used in computing net loss per share:
Basic	200,324,561		81,635,053									5(n)

Diluted	200,324,561		81,635,053									5(n)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Securities and Exchange Commission (“SEC”) Regulation S-X Article 11 to present the pro forma effects of the Merger, the AHI Acquisition, the reverse stock split, and this offering and the related use of the net proceeds.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022, gives effect to this offering, the reverse stock split, and the related use of the net proceeds as if they had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, gives effect to this offering, the reverse stock split, and the related use of the net proceeds as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, gives effect to the Merger, the AHI Acquisition, the reverse stock split, and this offering and the related use of the net proceeds as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, gives effect to the Merger and the AHI Acquisition as if they had occurred on January 1, 2021, by adding the operational activities of the NewCo and GAHR IV for the period of January 1, 2021 through September 30, 2021, adjusted for the fair value of the net assets acquired as of the acquisition date.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022, and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, do not include pro forma effects of the Merger and the AHI Acquisition as they were consummated on October 1, 2021, and are reflected in our historical audited consolidated balance sheet as of December 31, 2021, included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC Topic 805, with GAHR III treated as the accounting acquiror in the Merger and the AHI Acquisition. Accordingly, the unaudited pro forma condensed combined financial information reflects GAHR III’s allocation of the purchase price consideration to the assets acquired and liabilities assumed from NewCo and GAHR IV with the excess purchase price recorded as goodwill.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•	these notes to the unaudited pro forma condensed combined financial information; and

•	the separate historical unaudited and audited financial statements of American Healthcare REIT, Inc. and GAHR IV included elsewhere in this prospectus.

2. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in our audited financial statements as of and for the year ended December 31, 2021 and unaudited financial statements as of and for the six months ended June 30, 2022.

Upon consummation of the Merger and AHI Acquisition, management performed a comprehensive review of GAHR III’s, GAHR IV’s, and AHI’s accounting policies. Based on their analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

3. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

Reverse Stock Split Transaction Accounting Adjustments

(a)	To reflect the one-for- reverse stock split of Class T common stock and Class I common stock.

Offering Transaction Accounting Adjustments

(b)

To reflect the estimated gross proceeds of $         from the sale of             shares of our common stock in this offering and expected use of the related net proceeds to repay $         of the amount outstanding under our Credit Facility. The remaining proceeds will be used to fund external growth and continuing operations. The specific incremental costs directly attributable to this offering, such as underwriting discount, accounting fees, legal fees, other professional fees, and other one-time costs incurred in connection with this offering, will be recorded against the gross proceeds of this offering directly in equity issued.

(c)

To reflect the decrease in noncontrolling interest and a corresponding increase in accumulated other comprehensive loss attributable to controlling interests resulting from the issuance of OP units to us in exchange for the contribution of the net proceeds from this offering.

4. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2022

Offering Transaction Accounting Adjustments

(a)	To reduce our historical interest expense related to our Credit Facility that was partially repaid with a portion of the net proceeds from this offering.

(b)	To reflect the decrease in loss (income) attributable to noncontrolling interest resulting from the issuance of OP units to us in exchange for the contribution of the net proceeds from this offering.

(c)

Represents the pro forma basic and diluted income (loss) per share calculated using the historical weighted average shares our common stock outstanding after giving effect to the             shares issued in this offering and reverse stock split.

5. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

AHI Acquisition Transaction Accounting Adjustments

(a)

To eliminate New Co’s revenues attributed to the management contracts with GAHR III and the corresponding expenses recognized by GAHR III during the period, which are net of amounts capitalized to the balance sheet.

(b)

To eliminate the expenses associated with AHI assets that were not contributed to NewCo. Additionally, the adjustment also includes elimination of noncontrolling interest income, as NewCo is wholly owned by the Operating Partnership.

(c)	To allocate net loss attributable to the additional noncontrolling interest resulting from the issuance of the OP units to NewCo sellers.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Merger Transaction Accounting Adjustments

(d)

To eliminate NewCo’s revenues attributed to the management contracts with GAHR IV and the corresponding expenses recognized by GAHR IV during the period, which are net of amounts capitalized to the balance sheet.

(e)

To eliminate GAHR IV’s historical contra revenue related to the amortization of above- and below- market leases and to record contra revenue based on the fair values of acquired above and below market leases.

(f)

To record compensation expense for 477,901 time-based shares of our restricted Class T common stock and 159,301 performance-based restricted stock units representing the right to receive shares of our Class T common stock upon vesting that were granted to our certain executive officers as result of the Merger. Additionally, to record compensation expense for 319,149 time-based shares of our restricted Class T common stock that were granted to certain of our key employees as result of the Merger.

(g)	To eliminate GAHR IV’s historical depreciation expense and to record depreciation expense based on the fair value of the acquired real estate investments.

(h)	To eliminate GAHR IV’s historical amortization expense and to record amortization expense based on the fair value of the acquired intangible assets.

(i)

To eliminate GAHR IV’s historical amortization related to deferred financing costs and unamortized discounts and premiums, and to record adjusted amortization based on the fair value of debt assumed in the Merger.

(j)

To eliminate GAHR IV’s income or loss from unconsolidated entities (such as Trilogy Investors, LLC) and GAHR III’s income or loss attributable to GAHR IV’s noncontrolling interests in Trilogy Investors, LLC.

(k)	To allocate loss (income) attributable to the additional noncontrolling interest resulting from the issuance of OP units to NewCo sellers.

Offering Transaction Accounting Adjustments

(l)	To reduce our historical interest expense related to our Credit Facility that was partially repaid using a portion of the net proceeds from this offering.

(m)	To reflect the decrease in loss (income) attributable to noncontrolling interest resulting from the issuance of OP units to us in exchange for the contribution of the net proceeds from this offering.

(n)

Represents the pro forma basic and diluted income (loss) per share calculated using the historical weighted average shares of our common stock outstanding after giving effect to the             shares issued in this offering and reverse stock split.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF

AMERICAN HEALTHCARE REIT, INC. AS OF AND FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2022 AND 2021

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2022 and December 31, 2021

(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Real estate investments, net	$3,491,845,000	$3,514,686,000
Debt security investment, net	81,167,000	79,315,000
Cash and cash equivalents	59,101,000	81,597,000
Restricted cash	45,075,000	43,889,000
Accounts and other receivables, net	136,843,000	122,778,000
Identified intangible assets, net	234,914,000	248,871,000
Goodwill	212,714,000	209,898,000
Operating lease right-of-use assets, net	114,489,000	158,157,000
Other assets, net	147,752,000	121,148,000

Total assets	$4,523,900,000	$4,580,339,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net(1)	$1,134,059,000	$1,095,594,000
Lines of credit and term loans, net(1)	1,266,691,000	1,226,634,000
Accounts payable and accrued liabilities(1)	174,179,000	187,254,000
Accounts payable due to affiliates(1)	—	866,000
Identified intangible liabilities, net	11,663,000	12,715,000
Financing obligations(1)	21,568,000	33,653,000
Operating lease liabilities(1)	104,193,000	145,485,000
Security deposits, prepaid rent and other liabilities(1)	46,450,000	48,567,000

Total liabilities	2,758,803,000	2,750,768,000
Commitments and contingencies (Note 12)
Redeemable noncontrolling interests (Note 13)	75,337,000	72,725,000
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 200,000,000 shares authorized; none issued and outstanding	—	—
Class T common stock, $0.01 par value per share; 200,000,000 shares authorized; 77,864,724 and 77,176,406 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	770,000	763,000
Class I common stock, $0.01 par value per share; 800,000,000 shares authorized; 186,499,872 and 185,855,625 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	1,865,000	1,859,000
Additional paid-in capital	2,541,504,000	2,531,940,000
Accumulated deficit	(1,024,328,000)	(951,303,000)
Accumulated other comprehensive loss	(2,653,000)	(1,966,000)

Total stockholders’ equity	1,517,158,000	1,581,293,000
Noncontrolling interests (Note 14)	172,602,000	175,553,000

Total equity	1,689,760,000	1,756,846,000

Total liabilities, redeemable noncontrolling interests and equity	$4,523,900,000	$4,580,339,000

(1)

Such liabilities of American Healthcare REIT, Inc. represented liabilities of American Healthcare REIT Holdings, LP or its consolidated subsidiaries as of June 30, 2022 and December 31, 2021. American Healthcare REIT Holdings, LP is a variable interest entity, or VIE, and a consolidated subsidiary of American Healthcare REIT, Inc. The creditors of American Healthcare REIT Holdings, LP or its consolidated subsidiaries do not have recourse against American Healthcare REIT, Inc., except for the 2022 Credit Facility, as defined in Note 9, held by American Healthcare REIT Holdings, LP in the amount of $962,900,000 as of June 30, 2022 and the 2018 Credit Facility and 2019 Credit Facility, each as defined in Note 9, held by American Healthcare REIT Holdings, LP in the amount of $441,900,000 and $480,000,000, respectively, as of December 31, 2021, which were guaranteed by American Healthcare REIT, Inc.

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Three and Six Months Ended June 30, 2022 and 2021

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues and grant income:
Resident fees and services	$326,225,000	$276,352,000	$645,199,000	$529,378,000
Real estate revenue	51,105,000	30,642,000	103,048,000	60,665,000
Grant income	10,969,000	1,099,000	16,183,000	9,328,000

Total revenues and grant income	388,299,000	308,093,000	764,430,000	599,371,000
Expenses:
Property operating expenses	296,059,000	250,426,000	583,219,000	495,568,000
Rental expenses	14,663,000	8,119,000	29,950,000	16,174,000
General and administrative	10,928,000	7,343,000	22,047,000	14,600,000
Business acquisition expenses	1,757,000	2,750,000	1,930,000	3,998,000
Depreciation and amortization	39,971,000	26,357,000	82,282,000	52,080,000

Total expenses	363,378,000	294,995,000	719,428,000	582,420,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and gain/loss on debt extinguishments)	(20,345,000)	(18,490,000)	(43,670,000)	(38,855,000)
Gain in fair value of derivative financial instruments	—	1,775,000	500,000	3,596,000
(Loss) gain on dispositions of real estate investments	(73,000)	(42,000)	683,000	(377,000)
Impairment of real estate investments	(17,340,000)	(3,335,000)	(17,340,000)	(3,335,000)
Income (loss) from unconsolidated entities	638,000	(901,000)	2,024,000	(2,672,000)
Foreign currency (loss) gain	(3,607,000)	238,000	(4,994,000)	653,000
Other income	469,000	191,000	1,729,000	463,000

Total net other expense	(40,258,000)	(20,564,000)	(61,068,000)	(40,527,000)

Loss before income taxes	(15,337,000)	(7,466,000)	(16,066,000)	(23,576,000)
Income tax expense	(205,000)	(495,000)	(373,000)	(658,000)

Net loss	(15,542,000)	(7,961,000)	(16,439,000)	(24,234,000)
Net (income) loss attributable to noncontrolling interests	(1,768,000)	283,000	(3,827,000)	4,709,000

Net loss attributable to controlling interest	$(17,310,000)	$(7,678,000)	$(20,266,000)	$(19,525,000)

Net loss per Class T and Class I common share attributable to controlling interest—basic and diluted	$(0.07)	$(0.04)	$(0.08)	$(0.11)

Weighted average number of Class T and Class I common shares outstanding—basic and diluted	263,017,692	179,628,847	262,768,637	179,628,315

Net loss	$(15,542,000)	$(7,961,000)	$(16,439,000)	$(24,234,000)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(493,000)	42,000	(687,000)	111,000

Total other comprehensive (loss) income	(493,000)	42,000	(687,000)	111,000

Comprehensive loss	(16,035,000)	(7,919,000)	(17,126,000)	(24,123,000)
Comprehensive (income) loss attributable to noncontrolling interests	(1,768,000)	283,000	(3,827,000)	4,709,000

Comprehensive loss attributable to controlling interest	$(17,803,000)	$(7,636,000)	$(20,953,000)	$(19,414,000)

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

For the Three and Six Months Ended June 30, 2022 and 2021

(Unaudited)

	Three Months Ended June 30, 2022
	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE—March 31, 2022	263,809,729	$2,629,000	$2,536,811,000	$(980,613,000)	$(2,160,000)	$1,556,667,000	$174,154,000	$1,730,821,000
Offering costs—common stock	—	—	1,000	—	—	1,000	—	1,000
Issuance of common stock under the DRIP	1,199,427	12,000	11,131,000	—	—	11,143,000	—	11,143,000
Issuance of nonvested restricted common stock	54,900	1,000	(1,000)	—	—	—	—	—
Amortization of nonvested restricted common stock and stock units	—	—	980,000	—	—	980,000	—	980,000
Stock based compensation	—	—	—	—	—	—	21,000	21,000
Repurchase of common stock	(699,460)	(7,000)	(6,442,000)	—	—	(6,449,000)	—	(6,449,000)
Distributions to noncontrolling interests	—	—	—	—	—	—	(3,537,000)	(3,537,000)
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(21,000)	(21,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(976,000)	—	—	(976,000)	(1,000)	(977,000)
Distributions declared ($0.10 per share)	—	—	—	(26,405,000)	—	(26,405,000)	—	(26,405,000)
Net (loss) income	—	—	—	(17,310,000)	—	(17,310,000)	1,986,000	(15,324,000	)(1)
Other comprehensive loss	—	—	—	—	(493,000)	(493,000)	—	(493,000)

BALANCE—June 30, 2022	264,364,596	$2,635,000	$2,541,504,000	$(1,024,328,000)	$(2,653,000)	$1,517,158,000	$172,602,000	$1,689,760,000

	Three Months Ended June 30, 2021
	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE—March 31, 2021	179,658,367	$1,798,000	$1,730,237,000	$(876,118,000)	$(1,939,000)	$853,978,000	$164,095,000	$1,018,073,000
Amortization of nonvested restricted common stock	—	—	26,000	—	—	26,000	—	26,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(179,000)	(179,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(261,000)	—	—	(261,000)	(112,000)	(373,000)
Distributions declared ($0.02 per share)	—	—	—	(3,187,000)	—	(3,187,000)	—	(3,187,000)
Net loss	—	—	—	(7,678,000)	—	(7,678,000)	(253,000)	(7,931,000	)(1)
Other comprehensive income	—	—	—	—	42,000	42,000	—	42,000

BALANCE—June 30, 2021	179,658,367	$1,798,000	$1,730,002,000	$(886,983,000)	$(1,897,000)	$842,920,000	$163,551,000	$1,006,471,000

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY—(Continued)

For the Three and Six Months Ended June 30, 2022 and 2021

(Unaudited)

	Six Months Ended June 30, 2022
	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE—December 31, 2021	263,032,031	$2,622,000	$2,531,940,000	$(951,303,000)	$(1,966,000)	$1,581,293,000	$175,553,000	$1,756,846,000
Offering costs—common stock	—	—	(2,000)	—	—	(2,000)	—	(2,000)
Issuance of common stock under the DRIP	2,425,500	24,000	22,423,000	—	—	22,447,000	—	22,447,000
Issuance of nonvested restricted common stock	54,900	1,000	(1,000)	—	—	—	—	—
Amortization of nonvested restricted common stock and stock units	—	—	1,791,000	—	—	1,791,000	—	1,791,000
Stock based compensation	—	—	—	—	—	—	42,000	42,000
Repurchase of common stock	(1,147,835)	(12,000)	(10,571,000)	—	—	(10,583,000)	—	(10,583,000)
Distributions to noncontrolling interests	—	—	—	—	—	—	(7,052,000)	(7,052,000)
Adjustment to noncontrolling interest in connection with the Merger	—	—	(1,173,000)	—	—	(1,173,000)	1,173,000	—
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(42,000)	(42,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(2,903,000)	—	—	(2,903,000)	(930,000)	(3,833,000)
Distributions declared ($0.20 per share)	—	—	—	(52,759,000)	—	(52,759,000)	—	(52,759,000)
Net (loss) income	—	—	—	(20,266,000)	—	(20,266,000)	3,858,000	(16,408,000	)(1)
Other comprehensive loss	—	—	—	—	(687,000)	(687,000)	—	(687,000)

BALANCE—June 30, 2022	264,364,596	$2,635,000	$2,541,504,000	$(1,024,328,000)	$(2,653,000)	$1,517,158,000	$172,602,000	$1,689,760,000

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY—(Continued)

For the Three and Six Months Ended June 30, 2022 and 2021

(Unaudited)

	Six Months Ended June 30, 2021
	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE—December 31, 2020	179,658,367	$1,798,000	$1,730,589,000	$(864,271,000)	$(2,008,000)	$866,108,000	$168,375,000	$1,034,483,000
Offering costs—common stock	—	—	(1,000)	—	—	(1,000)	—	(1,000)
Amortization of nonvested restricted common stock	—	—	53,000	—	—	53,000	—	53,000
Stock based compensation	—	—	—	—	—	—	(14,000)	(14,000)
Distributions to noncontrolling interests	—	—	—	—	—	—	(355,000)	(355,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(639,000)	—	—	(639,000)	(260,000)	(899,000)
Distributions declared ($0.02 per share)	—	—	—	(3,187,000)	—	(3,187,000)	—	(3,187,000)
Net loss	—	—	—	(19,525,000)	—	(19,525,000)	(4,195,000)	(23,720,000	)(1)
Other comprehensive income	—	—	—	—	111,000	111,000	—	111,000

BALANCE—June 30, 2021	179,658,367	$1,798,000	$1,730,002,000	$(886,983,000)	$(1,897,000)	$842,920,000	$163,551,000	$1,006,471,000

(1)

For the three months ended June 30, 2022 and 2021, amounts exclude $(218,000) and $(30,000), respectively, of net loss attributable to redeemable noncontrolling interests. For the six months ended June 30, 2022 and 2021, amounts exclude $(31,000) and $(514,000), respectively, of net loss attributable to redeemable noncontrolling interests. See Note 13, Redeemable Noncontrolling Interests, for a further discussion.

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2022 and 2021

(Unaudited)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,439,000)	$(24,234,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	82,293,000	52,080,000
Other amortization	12,178,000	11,622,000
Deferred rent	(3,542,000)	(1,771,000)
Stock based compensation	1,779,000	39,000
(Income) loss from unconsolidated entities	(2,024,000)	2,672,000
Impairment of real estate investments	17,340,000	3,335,000
(Gain) loss on dispositions of real estate investments	(683,000)	377,000
Foreign currency loss (gain)	4,848,000	(622,000)
Loss on extinguishments of debt	4,410,000	2,293,000
Change in fair value of derivative financial instruments	(500,000)	(3,596,000)
Other adjustments	—	850,000
Changes in operating assets and liabilities:
Accounts and other receivables	(14,474,000)	(2,835,000)
Other assets	(5,277,000)	(1,869,000)
Accounts payable and accrued liabilities	(5,231,000)	(8,679,000)
Accounts payable due to affiliates	(184,000)	(5,158,000)
Operating lease liabilities	(8,617,000)	(8,326,000)
Security deposits, prepaid rent and other liabilities	(9,739,000)	(12,599,000)

Net cash provided by operating activities	56,138,000	3,579,000

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of real estate investments	(75,125,000)	(78,546,000)
Developments and capital expenditures	(35,508,000)	(46,177,000)
Proceeds from dispositions of real estate investments	14,002,000	1,400,000
Investments in unconsolidated entities	(200,000)	(650,000)
Real estate and other deposits	(533,000)	(192,000)

Net cash used in investing activities	(97,364,000)	(124,165,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under mortgage loans payable	89,712,000	111,442,000
Payments on mortgage loans payable	(40,662,000)	(7,215,000)
Borrowings under the lines of credit and term loan	1,009,900,000	16,600,000
Payments on the lines of credit and term loan	(968,900,000)	(23,000,000)
Deferred financing costs	(5,617,000)	(833,000)
Debt extinguishment costs	(2,790,000)	(125,000)
Payments on financing obligations	(12,141,000)	(9,609,000)
Distributions paid to common stockholders	(30,247,000)	—
Repurchase of common stock	(10,583,000)	—
Distributions to noncontrolling interests in total equity	(7,052,000)	(355,000)
Contribution from redeemable noncontrolling interest	173,000	—
Distributions to redeemable noncontrolling interests	(1,405,000)	(551,000)

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Six Months Ended June 30, 2022 and 2021

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Security deposits and other	$(464,000)	$117,000
Net cash provided by financing activities	19,924,000	86,471,000

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(21,302,000)	$(34,115,000)
EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(8,000)	(27,000)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH — Beginning of period	125,486,000	152,190,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH — End of period	$104,176,000	$118,048,000

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period:
Cash and cash equivalents	$81,597,000	$113,212,000
Restricted cash	43,889,000	38,978,000

Cash, cash equivalents and restricted cash	$125,486,000	$152,190,000

End of period:
Cash and cash equivalents	$59,101,000	$76,659,000
Restricted cash	45,075,000	41,389,000

Cash, cash equivalents and restricted cash	$104,176,000	$118,048,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$36,348,000	$32,984,000
Income taxes	$382,000	$861,000
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Accrued developments and capital expenditures	$14,055,000	$18,074,000
Tenant improvement overage	$568,000	$177,000
Issuance of common stock under the DRIP	$22,447,000	$—
Distributions declared but not paid — common stockholders	$8,812,000	$3,187,000
Distributions declared but not paid — limited partnership units	$467,000	$—
Distributions declared but not paid — restricted stock units	$37,000	$—
Capital expenditures from financing obligations	$—	$136,000
The following represents the net (decrease) increase in certain assets and liabilities in connection with our acquisitions and dispositions of investments:
Accounts and other receivables	$(262,000)	$4,000
Other assets, net	$5,480,000	$(748,000)
Mortgage loan payable, net	$(12,059,000)	$—
Accounts payable and accrued liabilities	$1,672,000	$(22,000)
Financing obligations	$56,000	$—
Security deposits	$8,129,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Three and Six Months Ended June 30, 2022 and 2021

The use of the words “we,” “us” or “our” refers to Griffin-American Healthcare REIT III, Inc., or GAHR III, and its subsidiaries, including Griffin-American Healthcare REIT III Holdings, LP, for periods prior to the Merger, as defined below, and American Healthcare REIT, Inc. (formerly known as Griffin-American Healthcare REIT IV, Inc., or GAHR IV) and its subsidiaries, including American Healthcare REIT Holdings, LP (formerly known as Griffin-American Healthcare REIT III Holdings, LP), for periods following the Merger, except where otherwise noted. Certain historical information of GAHR IV is included for background purposes.

1. Organization and Description of Business

Overview and Background

American Healthcare REIT, Inc., a Maryland corporation, owns a diversified portfolio of clinical healthcare real estate properties, focusing primarily on medical office buildings, skilled nursing facilities, senior housing, hospitals and other healthcare-related facilities. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). Our healthcare facilities operated under a RIDEA structure include our senior housing operating properties, or SHOP (formerly known as senior housing — RIDEA), and our integrated senior health campuses. We have originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. We generally seek investments that produce current income; however, we have selectively developed, and may continue to selectively develop, healthcare real estate properties. We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes, and we intend to continue to qualify to be taxed as a REIT.

Merger of Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT IV, Inc.

On October 1, 2021, pursuant to an Agreement and Plan of Merger dated June 23, 2021, or the Merger Agreement, GAHR III merged with and into Continental Merger Sub, LLC, a Maryland limited liability company and newly formed wholly owned subsidiary of GAHR IV, or Merger Sub, with Merger Sub being the surviving company, or the REIT Merger. On October 1, 2021, also pursuant to the Merger Agreement, Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership and subsidiary and operating partnership of GAHR IV, or GAHR IV Operating Partnership, merged with and into Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership, or our operating partnership, with our operating partnership being the surviving entity, or the Partnership Merger. We collectively refer to the REIT Merger and the Partnership Merger as the Merger. Following the Merger on October 1, 2021, our company, or the Combined Company, was renamed American Healthcare REIT, Inc. and our operating partnership, also referred to as the surviving partnership, was renamed American Healthcare REIT Holdings, LP. The REIT Merger qualified as a reorganization under, and within the meaning of, Section 368(a) of the Code. As a result of and at the effective time of the Merger, the separate corporate existence of GAHR III and GAHR IV Operating Partnership ceased.

At the effective time of the REIT Merger, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share, converted into the right to receive 0.9266 shares of GAHR IV’s Class I common stock, $0.01 par value per share. At the effective time of the Partnership Merger, (i) each unit of limited partnership interest in our operating partnership outstanding as of immediately prior to the effective time of the Partnership Merger was converted automatically into the right to receive 0.9266 of a Partnership Class I Unit, as

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

defined in the agreement of limited partnership, as amended, of the surviving partnership and (ii) each unit of limited partnership interest in GAHR IV Operating Partnership outstanding as of immediately prior to the effective time of the Partnership Merger was converted automatically into the right to receive one unit of limited partnership interest of the surviving partnership of like class.

AHI Acquisition

Also on October 1, 2021, immediately prior to the consummation of the Merger, GAHR III acquired a newly formed entity, American Healthcare Opps Holdings, LLC, or NewCo, which we refer to as the AHI Acquisition, pursuant to a contribution and exchange agreement dated June 23, 2021, or the Contribution Agreement, between GAHR III; our operating partnership; American Healthcare Investors, LLC, or AHI; Griffin Capital Company, LLC, or Griffin Capital; Platform Healthcare Investor T-II, LLC; Flaherty Trust; and Jeffrey T. Hanson, our former Chief Executive Officer and current Chairman of the Board of Directors, Danny Prosky, our former Chief Operating Officer and current Chief Executive Officer and President, and Mathieu B. Streiff, our former Executive Vice President, General Counsel and Chief Operating Officer and current Executive Vice President, or collectively, the AHI Principals. NewCo owned substantially all of the business and operations of AHI, as well as all of the equity interests in (i) Griffin-American Healthcare REIT IV Advisor, LLC, or GAHR IV Advisor, a subsidiary of AHI that served as the external advisor of GAHR IV, and (ii) Griffin-American Healthcare REIT III Advisor, LLC, or GAHR III Advisor, also referred to as our former advisor, a subsidiary of AHI that served as the external advisor of GAHR III. See “Operating Partnership and Former Advisor” below for a further discussion.

Pursuant to the Contribution Agreement, AHI contributed substantially all of its business and operations to the surviving partnership, including its interest in GAHR III Advisor and GAHR IV Advisor, and Griffin Capital contributed its then-current ownership interest in GAHR III Advisor and GAHR IV Advisor to the surviving partnership. In exchange for these contributions, the surviving partnership issued limited partnership units, or surviving partnership OP units. Subject to working capital and other customary adjustments, the total approximate value of these surviving partnership OP units at the time of consummation of the transactions contemplated by the Contribution Agreement was approximately $131,674,000, with a reference value for purposes thereof of $8.71 per unit, such that the surviving partnership issued 15,117,529 surviving partnership OP units as consideration, or the Closing Date Consideration. Following the consummation of the Merger and the AHI Acquisition, the Combined Company became self-managed. Such surviving partnership OP units are owned by AHI Group Holdings, LLC, or AHI Group Holdings, which is owned and controlled by the AHI Principals, Platform Healthcare Investor T-II, LLC, Flaherty Trust and a wholly owned subsidiary of Griffin Capital, or collectively, the NewCo Sellers.

The AHI Acquisition was treated as a business combination for accounting purposes, with GAHR III as both the legal and accounting acquiror of NewCo. While GAHR IV was the legal acquiror of GAHR III in the REIT Merger, GAHR III was determined to be the accounting acquiror in the REIT Merger in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 805, Business Combinations, after considering the relative share ownership and the composition of the governing body of the Combined Company. Thus, the financial information set forth herein subsequent to the consummation of the Merger and the AHI Acquisition reflects results of the Combined Company, and the financial information set forth herein prior to the Merger and the AHI Acquisition reflects GAHR III’s results. For this reason, period to period comparisons may not be meaningful.

Operating Partnership and Former Advisor

We conduct substantially all of our operations through our operating partnership. Through September 30, 2021, we were externally advised by our former advisor pursuant to an advisory agreement, as

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

amended, or the Advisory Agreement, between us and our former advisor. Our former advisor used its best efforts, subject to the oversight and review of our board of directors, or our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Following the Merger and the AHI Acquisition, we became self-managed and are no longer externally advised. As a result, any fees that would have otherwise been payable to our former advisor are no longer being paid. Also, on October 1, 2021 and in connection with the AHI Acquisition, we redeemed all 22,222 shares of our common stock owned by our former advisor and the 20,833 shares of our Class T common stock owned by GAHR IV Advisor in GAHR IV.

Prior to the Merger and the AHI Acquisition, our former advisor was 75.0% owned and managed by wholly owned subsidiaries of AHI, and 25.0% owned by a wholly owned subsidiary of Griffin Capital, or collectively, our former co-sponsors. Prior to the AHI Acquisition, AHI was 47.1% owned by AHI Group Holdings, 45.1% indirectly owned by Digital Bridge Group, Inc. (NYSE: DBRG), or Digital Bridge, and 7.8% owned by James F. Flaherty III. We were not affiliated with Griffin Capital, Digital Bridge or Mr. Flaherty; however, we were affiliated with our former advisor, AHI and AHI Group Holdings. Please see the “Merger of Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT IV, Inc.” and “AHI Acquisition” sections above for a further discussion of our operations effective October 1, 2021. See Note 13, Redeemable Noncontrolling Interests, and Note 14, Equity — Noncontrolling Interests in Total Equity, for a further discussion of the ownership in our operating partnership.

Public Offering

Prior to the Merger, we raised $1,842,618,000 through a best efforts initial public offering that commenced on February 26, 2014, or the GAHR III initial offering, and issued 184,930,598 shares of our common stock. In addition, during the GAHR III initial offering, we issued 1,948,563 shares of our common stock pursuant to our initial distribution reinvestment plan, or the Initial DRIP, for a total of $18,511,000 in distributions reinvested. Following the deregistration of the GAHR III initial offering on April 22, 2015, we continued issuing shares of our common stock pursuant to subsequent distribution reinvestment plan offerings.

See Note 14, Equity — Common Stock, and Note 14, Equity — Distribution Reinvestment Plan, for a further discussion of our public offerings.

Our Real Estate Investments Portfolio

We currently operate through six reportable business segments: integrated senior health campuses, medical office buildings, skilled nursing facilities, SHOP, senior housing — leased and hospitals. As of June 30, 2022, we owned and/or operated 313 buildings and integrated senior health campuses, or approximately 19,461,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $4,370,459,000, including the fair value of the properties acquired in the Merger. In addition, as of June 30, 2022, we also owned a real estate-related debt investment purchased for $60,429,000.

COVID-19

Our residents, tenants, operating partners and managers, our industry and the U.S. economy continue to be adversely affected by the COVID-19 pandemic and related supply chain disruptions and labor shortages. The timing and extent of the economic recovery from the COVID-19 pandemic is dependent upon many factors, including the emergence and severity of COVID-19 variants, the continued effectiveness and frequency of booster vaccinations and the duration and implications of continued restrictions and safety measures. As the COVID-19 pandemic is still impacting the healthcare system to a certain extent, it continues to present

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

challenges for us as an owner and operator of healthcare facilities, making it difficult to ascertain the long-term impact the COVID-19 pandemic will have on real estate markets in which we own and/or operate properties and our portfolio of investments.

We have evaluated the impacts of the COVID-19 pandemic on our business thus far and incorporated information concerning such impacts into our assessments of liquidity, impairment and collectability from tenants and residents as of June 30, 2022. We will continue to monitor such impacts and will adjust our estimates and assumptions based on the best available information.

2. Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our accompanying condensed consolidated financial statements. Such condensed consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying condensed consolidated financial statements.

Basis of Presentation

Our accompanying condensed consolidated financial statements include our accounts and those of our operating partnership, the wholly owned subsidiaries of our operating partnership and all non-wholly owned subsidiaries in which we have control, as well as any VIEs, in which we are the primary beneficiary. The portion of equity in any subsidiary that is not wholly owned by us is presented in our accompanying condensed consolidated financial statements as a noncontrolling interest. We evaluate our ability to control an entity, and whether the entity is a VIE and we are the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance.

We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership and all non-wholly owned subsidiaries of which we have control, will own substantially all of the interests in properties acquired on our behalf. We are the sole general partner of our operating partnership and as of June 30, 2022 and December 31, 2021, we owned an approximately 95.0% and 94.9% general partnership interest therein, respectively, and the remaining 5.0% and 5.1%, respectively, was owned by the NewCo Sellers. Prior to the Merger on October 1, 2021, we owned greater than a 99.99% general partnership interest in our operating partnership and our former advisor was a limited partner that owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership. On October 1, 2021, in connection with the AHI Acquisition, our operating partnership redeemed our former advisor’s 222 limited partnership units in our operating partnership and the 208 limited partnership units owned by GAHR IV Advisor in GAHR IV Operating Partnership.

The accounts of our operating partnership are consolidated in our accompanying condensed consolidated financial statements because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our operating partnership). All intercompany accounts and transactions are eliminated in consolidation.

Interim Unaudited Financial Data

Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the United States Securities and Exchange

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Commission, or SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to the SEC’s rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments which are, in our view, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such full year results may be less favorable.

In preparing our accompanying condensed consolidated financial statements, management has evaluated subsequent events through the financial statement issuance date. We believe that although the disclosures contained herein are adequate to prevent the information presented from being misleading, our accompanying condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our 2021 Annual Report on Form 10-K, as filed with the SEC on March 25, 2022.

Use of Estimates

The preparation of our accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of our condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the initial and recurring valuation of certain assets acquired and liabilities assumed through property acquisitions, including through business combinations, goodwill and its impairment, revenues and grant income, allowance for credit losses, impairment of long-lived and intangible assets and contingencies. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Revenue Recognition—Resident Fees and Services Revenue

Disaggregation of Resident Fees and Services Revenue

The following tables disaggregate our resident fees and services revenue by line of business, according to whether such revenue is recognized at a point in time or over time:

	Three Months Ended June 30,
	2022			2021
	Integrated Senior Health Campuses	SHOP(1)	Total	Integrated Senior Health Campuses	SHOP(1)	Total
Over time	$232,839,000	$37,891,000	$270,730,000	$204,729,000	$20,039,000	$224,768,000
Point in time	54,743,000	752,000	55,495,000	51,086,000	498,000	51,584,000

Total resident fees and services	$287,582,000	$38,643,000	$326,225,000	$255,815,000	$20,537,000	$276,352,000

	Six Months Ended June 30,
	2022			2021
	Integrated Senior Health Campuses	SHOP(1)	Total	Integrated Senior Health Campuses	SHOP(1)	Total
Over time	$463,373,000	$75,107,000	$538,480,000	$392,987,000	$39,498,000	$432,485,000
Point in time	105,221,000	1,498,000	106,719,000	96,054,000	839,000	96,893,000

Total resident fees and services	$568,594,000	$76,605,000	$645,199,000	$489,041,000	$40,337,000	$529,378,000

The following tables disaggregate our resident fees and services revenue by payor class:

	Three Months Ended June 30,
	2022			2021
	Integrated Senior Health Campuses	SHOP(1)	Total	Integrated Senior Health Campuses	SHOP(1)	Total
Private and other payors	$137,419,000	$35,632,000	$173,051,000	$112,747,000	$20,257,000	$133,004,000
Medicare	93,680,000	—	93,680,000	87,885,000	—	87,885,000
Medicaid	56,483,000	3,011,000	59,494,000	55,183,000	280,000	55,463,000

Total resident fees and services	$287,582,000	$38,643,000	$326,225,000	$255,815,000	$20,537,000	$276,352,000

	Six Months Ended June 30,
	2022			2021
	Integrated Senior Health Campuses	SHOP(1)	Total	Integrated Senior Health Campuses	SHOP(1)	Total
Private and other payors	$269,222,000	$70,669,000	$339,891,000	$218,857,000	$39,676,000	$258,533,000
Medicare	188,197,000	—	188,197,000	172,168,000	—	172,168,000
Medicaid	111,175,000	5,936,000	117,111,000	98,016,000	661,000	98,677,000

Total resident fees and services	$568,594,000	$76,605,000	$645,199,000	$489,041,000	$40,337,000	$529,378,000

(1)

Includes fees for basic housing and assisted living care. We record revenue when services are rendered at amounts billable to individual residents. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. For patients under reimbursement arrangements with Medicaid, revenue is recorded based on contractually agreed-upon amounts or rates on a per resident, daily basis or as services are rendered.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Accounts Receivable, Net—Resident Fees and Services Revenue

The beginning and ending balances of accounts receivable, net—resident fees and services are as follows:

	Private and Other Payors	Medicare	Medicaid	Total
Beginning balance—January 1, 2022	$42,056,000	$35,953,000	$16,922,000	$94,931,000
Ending balance—June 30, 2022	45,514,000	35,844,000	19,678,000	101,036,000

Increase/(decrease)	$3,458,000	$(109,000)	$2,756,000	$6,105,000

Deferred Revenue—Resident Fees and Services Revenue

The beginning and ending balances of deferred revenue—resident fees and services, almost all of which relates to private and other payors, are as follows:

Total
Beginning balance—January 1, 2022	$14,673,000
Ending balance—June 30, 2022	16,405,000

Increase	$1,732,000

In addition to the deferred revenue above, as of December 31, 2021, we had approximately $12,969,000 remaining in Medicare advance payments that were received during 2020 through an expanded program of the Centers for Medicare & Medicaid Services. Such amounts were included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheet as of December 31, 2021, and were fully applied to Medicare claims and recognized as resident fees and services revenue for the six months ended June 30, 2022.

Tenant and Resident Receivables and Allowances

Resident receivables, which are related to resident fees and services revenue, are carried net of an allowance for credit losses. An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under their lease or service agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying condensed consolidated statements of operations and comprehensive loss. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses and other relevant factors. Tenant receivables, which are related to real estate revenue, and unbilled deferred rent receivables are reduced for uncollectible amounts, which are recognized as direct reductions of real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss.

As of June 30, 2022 and December 31, 2021, we had $14,798,000 and $12,378,000, respectively, in allowances, which were determined necessary to reduce receivables by our expected future credit losses. For the six months ended June 30, 2022 and 2021, we increased allowances by $9,581,000 and $5,121,000, respectively, and reduced allowances for collections or adjustments by $3,643,000 and $2,960,000, respectively. For the six months ended June 30, 2022 and 2021, $3,518,000 and $3,740,000, respectively, of our receivables were written off against the related allowances.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Accounts Payable and Accrued Liabilities

As of June 30, 2022 and December 31, 2021, accounts payable and accrued liabilities primarily include insurance reserves of $35,606,000 and $36,440,000, respectively, reimbursement of payroll-related costs to the managers of our SHOP and integrated senior health campuses of $30,622,000 and $31,101,000, respectively, accrued property taxes of $21,979,000 and $22,102,000, respectively, accrued developments and capital expenditures to unaffiliated third parties of $14,055,000 and $22,852,000, respectively, and accrued distributions to common stockholders of $8,812,000 and $8,768,000, respectively.

Statement of Cash Flows

For the six months ended June 30, 2021, amounts totaling $101,734,000 have been removed from borrowings under mortgage loans payable and early payoff of mortgage loans payable to properly reflect only actual cash flows resulting from borrowings and payments of mortgage loans compared to amounts previously presented. There was no net change in previously disclosed net cash provided by financing activities.

Recently Issued Accounting Pronouncements

In July 2021, the FASB issued Accounting Standard Update, or ASU, 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments, or ASU 2021-05, which amends the lease classification requirements for lessors to align them with practice under the previous lease accounting standard, ASC Topic 840, Leases. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if both of the following criteria are met: (1) the lease would have been classified as a sales-type lease or a direct financing lease; and (2) the lessor would have otherwise recognized a day-one loss. ASU 2021-05 was effective for fiscal years beginning after December 15, 2021. Early adoption was permitted. We adopted such accounting pronouncement on January 1, 2022, which did not have a material impact to our consolidated financial statements and disclosures as we have no material sales-type or direct financing leases.

3. Real Estate Investments, Net

Our real estate investments, net consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Building, improvements and construction in process	$3,536,965,000	$3,505,786,000
Land and improvements	335,330,000	334,562,000
Furniture, fixtures and equipment	208,194,000	198,224,000

	4,080,489,000	4,038,572,000
Less: accumulated depreciation	(588,644,000)	(523,886,000)

	$3,491,845,000	$3,514,686,000

Depreciation expense for the three months ended June 30, 2022 and 2021 was $34,328,000 and $24,663,000, respectively, and for the six months ended June 30, 2022 and 2021 was $68,750,000 and $48,853,000, respectively. For the three months ended June 30, 2022, we incurred capital expenditures of $8,530,000 for our integrated senior health campuses, $4,144,000 for our medical office buildings and $1,597,000 for our SHOP. We did not incur any capital expenditures for our properties within our skilled nursing facilities, senior housing—leased or hospitals segments for the three months ended June 30, 2022. For the six

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

months ended June 30, 2022, we incurred capital expenditures of $16,778,000 for our integrated senior health campuses, $6,578,000 for our medical office buildings and $3,051,000 for our SHOP. We did not incur any capital expenditures for our properties within our skilled nursing facilities, senior housing—leased or hospitals segments for the six months ended June 30, 2022.

During both the three and six months ended June 30, 2022, we determined that four of our SHOP were impaired and recognized an aggregate impairment charge of $17,340,000, which reduced the total carrying value of such assets to $19,325,000. The fair value of one SHOP was determined by the sales price from an executed purchase and sale agreement with a third-party buyer, which was considered a Level 2 measurement within the fair value hierarchy. The fair value of the remaining three SHOP were based on their projected sales prices, which were considered Level 2 measurements within the fair value hierarchy.

During both the three and six months ended June 30, 2021, we determined that one medical office building was impaired and recognized an impairment charge of $3,335,000, which reduced the carrying value of such asset to $2,880,000. The fair value of such property was determined by the sales price from an executed purchase and sale agreement with a third-party buyer, and adjusted for anticipated selling costs, which was considered a Level 2 measurement within the fair value hierarchy. We disposed of such impaired medical office building in July 2021 for a contract sales price of $3,000,000 and recognized a net gain on sale of $346,000.

Included in the capital expenditure amounts above are costs for the development and expansion of our integrated senior health campuses. For the six months ended June 30, 2022, we exercised our right to purchase a leased property that cost $15,462,000 to develop. During the six months ended June 30, 2022, we, through a majority-owned subsidiary of Trilogy Investors, LLC, or Trilogy, acquired a land parcel in Indiana for a contract purchase price of $320,000, plus closing costs.

In April and May 2022, we, through a majority-owned subsidiary of Trilogy, of which we owned 72.9% at the time of acquisition, exercised the purchase options to acquire four previously leased real estate investments located in Indiana and Kentucky for an aggregate contract purchase price of $54,805,000, which investments are included in our integrated senior health campuses segment. We financed such acquisitions with cash on hand and a mortgage loan payable with a principal balance of $52,725,000.

We accounted for our acquisitions of land and previously leased real estate investments completed during the six months ended June 30, 2022 as asset acquisitions. We incurred and capitalized direct acquisition related expenses of $292,000. The following table summarizes the purchase price of such assets acquired, adjusted for $37,464,000 operating lease right-of-use assets and $36,326,000 operating lease liabilities, and based on their relative fair values:

2022 Acquisitions
Building and improvements	$49,645,000
Land and improvements	8,173,000

Total assets acquired	$57,818,000

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Sale of Controlling Interests in Real Estate Investments

On February 8, 2022, we sold approximately 77.0% ownership interests in several real estate assets for development within our integrated senior health campuses segment for an aggregate sales price of $19,622,000 and we recognized an aggregate gain on sale of $683,000 for the six months ended June 30, 2022. We retained approximately 23.0% ownership interests in such real estate development assets, which interests are accounted for as investments in unconsolidated entities within other assets, net in our accompanying condensed consolidated balance sheet as of June 30, 2022. From February 8, 2022 through June 30, 2022, approximately 23.0% interest in the net earnings or losses of such unconsolidated entities were included in income (loss) from unconsolidated entities in our accompanying condensed consolidated statements of operations and comprehensive loss.

4. Business Combinations

On January 3, 2022, we, through a majority-owned subsidiary of Trilogy, acquired an integrated senior health campus in Kentucky from an unaffiliated third party. The contract purchase price for such property acquisition was $27,790,000 plus immaterial closing costs. We acquired such property using cash on hand and placed a mortgage loan payable of $20,800,000 on the property at the time of acquisition. Further, on April 1, 2022, we, through a majority-owned subsidiary of Trilogy, acquired a 50.0% interest in a pharmaceutical business in Florida from an unaffiliated third party and incurred transaction costs of $938,000. Prior to such pharmaceutical business acquisition, we, through a majority-owned subsidiary of Trilogy, owned the other 50.0% interest in such business, which investment was included in investments in unconsolidated entities within other assets, net in our accompanying condensed consolidated balance sheet as of December 31, 2021. Therefore, through March 31, 2022, our 50.0% interest in the net earnings or losses of such unconsolidated entity was included in income (loss) from unconsolidated entities in our accompanying condensed consolidated statements of operations and comprehensive loss.

We accounted for the two acquisitions for the six months ended June 30, 2022 above as business combinations, which are included within our integrated senior health campuses segment. Based on quantitative and qualitative considerations, such business combinations were not material to us individually or in the aggregate and, therefore, pro forma financial information is not provided. We did not complete any acquisitions accounted for as business combinations for the six months ended June 30, 2021.

The table below summarizes the acquisition date fair values of the assets acquired and liabilities assumed of our 2022 property acquisitions accounted for as business combinations. The fair values of the assets acquired and liabilities assumed during 2022 were preliminary estimates. Any necessary adjustments will be finalized within one year from the date of acquisition.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

2022 Acquisitions
Building and improvements	$17,273,000
Land	3,060,000
In-place leases	3,420,000
Goodwill	2,816,000
Furniture, fixtures and equipment	1,936,000
Cash	971,000
Certificates of need	690,000
Operating lease right-of-use assets	646,000
Other assets	457,000
Accounts receivable	427,000

Total assets acquired	31,696,000

Security deposits	(8,129,000)
Accounts payable and accrued liabilities	(1,802,000)
Operating lease liabilities	(646,000)
Financing obligations	(56,000)

Total liabilities assumed	(10,633,000)

Net assets acquired	$21,063,000

5. Debt Security Investment, Net

On October 15, 2015, we acquired a commercial mortgage-backed debt security, or debt security, from an unaffiliated third party. The debt security bears an interest rate on the stated principal amount thereof equal to 4.24% per annum, the terms of which security provide for monthly interest-only payments. The debt security matures on August 25, 2025 at a stated amount of $93,433,000, resulting in an anticipated yield-to-maturity of 10.0% per annum. The debt security was issued by an unaffiliated mortgage trust and represents a 10.0% beneficial ownership interest in such mortgage trust. The debt security is subordinate to all other interests in the mortgage trust and is not guaranteed by a government-sponsored entity.

As of June 30, 2022 and December 31, 2021, the carrying amount of the debt security investment was $81,167,000 and $79,315,000, respectively, net of unamortized closing costs of $890,000 and $1,004,000, respectively. Accretion on the debt security for the three months ended June 30, 2022 and 2021 was $986,000 and $907,000, respectively, and for the six months ended June 30, 2022 and 2021 was $1,966,000 and $1,788,000, respectively, which is recorded as an increase to real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss. Amortization expense of closing costs for the three months ended June 30, 2022 and 2021 was $58,000 and $49,000, respectively, and for the six months ended June 30, 2022 and 2021 was $114,000 and $96,000, respectively, which is recorded as a decrease to real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss. We evaluated credit quality indicators such as the agency ratings and the underlying collateral of such investment in order to determine expected future credit loss. No credit loss was recorded for the three and six months ended June 30, 2022 and 2021.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

6. Identified Intangible Assets, Net

Identified intangible assets, net consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Intangible assets subject to amortization:
In-place leases, net of accumulated amortization of $31,132,000 and $28,120,000 as of June 30, 2022 and December 31, 2021, respectively (with a weighted average remaining life of 8.1 years and 8.2 years as of June 30, 2022 and December 31, 2021, respectively)	$72,431,000	$81,538,000
Above-market leases, net of accumulated amortization of $4,306,000 and $2,082,000 as of June 30, 2022 and December 31, 2021, respectively (with a weighted average remaining life of 9.4 years and 9.7 years as of June 30, 2022 and December 31, 2021, respectively)	32,849,000	35,106,000
Customer relationships, net of accumulated amortization of $710,000 and $635,000 as of June 30, 2022 and December 31, 2021, respectively (with a weighted average remaining life of 14.2 years and 14.7 years as of June 30, 2022 and December 31, 2021, respectively)	2,130,000	2,205,000
Internally developed technology and software, net of accumulated amortization of $446,000 and $399,000 as of June 30, 2022 and December 31, 2021, respectively (with a weighted average remaining life of 0.2 years and 0.7 years as of June 30, 2022 and December 31, 2021, respectively)	24,000	70,000
Intangible assets not subject to amortization:
Certificates of need	96,693,000	99,165,000
Trade names	30,787,000	30,787,000

	$234,914,000	$248,871,000

Amortization expense on identified intangible assets for the three months ended June 30, 2022 and 2021 was $6,121,000 and $1,501,000, respectively, which included $1,113,000 and $257,000, respectively, of amortization recorded as a decrease to real estate revenue for above-market leases in our accompanying condensed consolidated statements of operations and comprehensive loss. Amortization expense on identified intangible assets for the six months ended June 30, 2022 and 2021 was $14,360,000 and $2,697,000, respectively, which included $2,227,000 and $340,000, respectively, of amortization recorded as a decrease to real estate revenue for above-market leases in our accompanying condensed consolidated statements of operations and comprehensive loss.

The aggregate weighted average remaining life of the identified intangible assets was 8.6 years and 8.8 years as of June 30, 2022 and December 31, 2021, respectively. As of June 30, 2022, estimated amortization expense on the identified intangible assets for the six months ending December 31, 2022 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2022	$10,892,000
2023	17,148,000
2024	13,657,000
2025	11,018,000
2026	9,848,000
Thereafter	44,871,000

$107,434,000

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

7. Other Assets, Net

Other assets, net consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Deferred rent receivables	$44,290,000	$41,061,000
Prepaid expenses, deposits, other assets and deferred tax assets, net	36,281,000	22,484,000
Investments in unconsolidated entities	23,326,000	15,615,000
Inventory	18,649,000	18,929,000
Lease commissions, net of accumulated amortization of $5,460,000 and $4,911,000 as of June 30, 2022 and December 31, 2021, respectively	16,758,000	16,120,000
Deferred financing costs, net of accumulated amortization of $4,340,000 and $8,469,000 as of June 30, 2022 and December 31, 2021, respectively	5,466,000	3,781,000
Lease inducement, net of accumulated amortization of $2,018,000 and $1,842,000 as of June 30, 2022 and December 31, 2021, respectively (with a weighted average remaining life of 8.4 years and 8.9 years as of June 30, 2022 and December 31, 2021, respectively)	2,982,000	3,158,000

	$147,752,000	$121,148,000

Deferred financing costs included in other assets were related to the 2018 Credit Facility, 2019 Credit Facility, 2019 Trilogy Credit Facility and the senior unsecured revolving credit facility portion of the 2022 Credit Facility. See Note 9, Lines of Credit and Term Loans, for a further discussion. Amortization expense on lease inducement for both the three and six months ended June 30, 2022 and 2021 was $88,000 and $176,000, respectively, and is recorded as a decrease to real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss.

8. Mortgage Loans Payable, Net

As of June 30, 2022 and December 31, 2021, mortgage loans payable were $1,152,998,000 ($1,134,059,000, net of discount/premium and deferred financing costs) and $1,116,216,000 ($1,095,594,000, net of discount/premium and deferred financing costs), respectively. As of June 30, 2022, we had 66 fixed-rate mortgage loans payable and 12 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.25% per annum based on interest rates in effect as of June 30, 2022 and a weighted average effective interest rate of 3.35%. As of December 31, 2021, we had 66 fixed-rate mortgage loans payable and 12 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.25% per annum based on interest rates in effect as of December 31, 2021 and a weighted average effective interest rate of 3.21%. We are required by the terms of certain loan documents to meet certain reporting requirements and covenants, such as net worth ratios, fixed charge coverage ratios and leverage ratios.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Mortgage loans payable, net consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Total fixed-rate debt	$826,465,000	$845,504,000
Total variable-rate debt	326,533,000	270,712,000

Total fixed- and variable-rate debt	1,152,998,000	1,116,216,000
Less: deferred financing costs, net	(8,525,000)	(8,680,000)
Add: premium	314,000	397,000
Less: discount	(10,728,000)	(12,339,000)

Mortgage loans payable, net	$1,134,059,000	$1,095,594,000

The following table reflects the changes in the carrying amount of mortgage loans payable, net for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Beginning balance	$1,095,594,000	$810,478,000
Additions:
Borrowings under mortgage loans payable	155,882,000	213,176,000
Amortization of deferred financing costs	1,191,000	3,012,000
Amortization of discount/premium on mortgage loans payable, net	1,528,000	405,000
Deductions:
Scheduled principal payments on mortgage loans payable	(40,662,000)	(7,215,000)
Early payoff of mortgage loans payable	(78,437,000)	(101,734,000)
Deferred financing costs	(1,037,000)	(1,001,000)

Ending balance	$1,134,059,000	$917,121,000

For the three and six months ended June 30, 2022, we incurred an aggregate gain (loss) on the extinguishment of mortgage loans payable of $181,000 and $(1,249,000), respectively, which is recorded as a decrease (increase), respectively, to interest expense in our accompanying condensed consolidated statements of operations and comprehensive loss. Such aggregate net loss on debt extinguishment was primarily related to the write-off of unamortized loan discount related to eight mortgage loans payable that we refinanced on January 1, 2022 that were due to mature in 2044 through 2052.

For the three and six months ended June 30, 2021, we incurred an aggregate loss on the extinguishment of mortgage loans payable of $5,000 and $2,293,000, respectively, which is recorded as an increase to interest expense in our accompanying condensed consolidated statements of operations and comprehensive loss. Such loss was primarily related to the write-off of unamortized deferred financing costs of 10 mortgage loans payable that we refinanced on January 29, 2021 that were due to mature in 2053.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

As of June 30, 2022, the principal payments due on our mortgage loans payable for the six months ending December 31, 2022 and for each of the next four years ending December 31 and thereafter were as follows:

Year	Amount
2022	$25,728,000
2023	182,678,000
2024	229,721,000
2025	29,463,000
2026	155,297,000
Thereafter	530,111,000

$1,152,998,000

9. Lines of Credit and Term Loans

2018 Credit Facility

In order to accommodate the Merger, we amended GAHR IV and its operating partnership’s credit agreement, as amended, or the 2018 Credit Agreement, with Bank of America, N.A., or Bank of America; KeyBank, National Association, or KeyBank; Citizens Bank, National Association, or Citizens Bank; Merrill Lynch, Pierce, Fenner & Smith Incorporated; KeyBanc Capital Markets, Inc., or KeyBanc Capital Markets; and the lenders named therein, for a credit facility with an aggregate maximum principal amount of $530,000,000, or the 2018 Credit Facility. The 2018 Credit Facility, which was further amended on October 1, 2021 to provide for updates regarding the Combined Company subsequent to the Merger, consisted of a senior unsecured revolving credit facility in the amount of $235,000,000 and senior unsecured term loan facilities in the aggregate amount of $295,000,000. At our option, the 2018 Credit Facility bore interest at per annum rates equal to (a)(i) the Eurodollar Rate, as defined in the 2018 Credit Agreement, plus (ii) a margin ranging from 1.70% to 2.20% based on our Consolidated Leverage Ratio, as defined in the 2018 Credit Agreement, or (b)(i) the greater of: (1) the prime rate publicly announced by Bank of America, (2) the Federal Funds Rate, as defined in the 2018 Credit Agreement, plus 0.50%, (3) the one-month Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.70% to 1.20% based on our Consolidated Leverage Ratio.

The 2018 Credit Facility was due to mature on November 19, 2021; however, pursuant to the terms of the 2018 Credit Agreement, at such time we extended the maturity date for an additional 12 months and paid an extension fee of $795,000. As of December 31, 2021, borrowings outstanding totaled $441,900,000 and the weighted average interest rate on such borrowings outstanding was 2.27% per annum. On January 19, 2022, we terminated the 2018 Credit Agreement and entered into the 2022 Credit Agreement, as defined and discussed below.

2019 Credit Facility

On October 1, 2021, upon consummation of the Merger, we, through the surviving partnership, were subject to GAHR III’s credit agreement, as amended, or the 2019 Corporate Credit Agreement, with Bank of America; KeyBank; Citizens Bank; and a syndicate of other banks, as lenders, for a credit facility with an aggregate maximum principal amount of $630,000,000, or the 2019 Credit Facility. The 2019 Credit Facility consisted of a senior unsecured revolving credit facility in an aggregate amount of $150,000,000 and a senior unsecured term loan facility in an aggregate amount of $480,000,000. On October 1, 2021, upon consummation of the Merger, the previously available $150,000,000 senior unsecured revolving credit facility was cancelled and a ratable amendment to certain financial covenants was made to account for the Combined Company.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

At our option, the 2019 Credit Facility bore interest at per annum rates equal to (a) (i) the Eurodollar Rate, as defined in the 2019 Corporate Credit Agreement, plus (ii) a margin ranging from 1.85% to 2.80% based on our Consolidated Leverage Ratio, as defined in the 2019 Corporate Credit Agreement, or (b) (i) the greater of: (1) the prime rate publicly announced by Bank of America, (2) the Federal Funds Rate, as defined in the 2019 Corporate Credit Agreement, plus 0.50%, (3) the one-month Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.85% to 1.80% based on our Consolidated Leverage Ratio.

As of December 31, 2021, borrowings outstanding under the 2019 Credit Facility totaled $480,000,000 and the weighted average interest rate on such borrowings outstanding was 2.60% per annum. The 2019 Corporate Credit Agreement was due to mature on January 25, 2022. On January 19, 2022, we, through our operating partnership, entered into an agreement that amended and restated the 2019 Corporate Credit Agreement in its entirety, or the 2022 Credit Agreement. See below for a further discussion.

2022 Credit Facility

On January 19, 2022, we, through our operating partnership, as borrower, and certain of our subsidiaries, or the subsidiary guarantors, collectively as guarantors, entered into the 2022 Credit Agreement that amended, restated, superseded and replaced the 2019 Corporate Credit Agreement and the 2018 Credit Agreement for a credit facility with an aggregate maximum principal amount up to $1,050,000,000, or the 2022 Credit Facility. The 2022 Credit Facility consists of a senior unsecured revolving credit facility in the initial aggregate amount of $500,000,000 and a senior unsecured term loan facility in the initial aggregate amount of $550,000,000. The proceeds of loans made under the 2022 Credit Facility may be used for refinancing existing indebtedness and for general corporate purposes including for working capital, capital expenditures and other corporate purposes not inconsistent with obligations under the 2022 Credit Agreement. We may also obtain up to $25,000,000 in the form of standby letters of credit pursuant to the 2022 Credit Facility. Unless defined herein, all capitalized terms under this “2022 Credit Facility” subsection are defined in the 2022 Credit Agreement.

Under the terms of the 2022 Credit Agreement, the revolving loans mature on January 19, 2026, and may be extended for one 12-month period, subject to the satisfaction of certain conditions, including payment of an extension fee. The term loan matures on January 19, 2027, and may not be extended. The maximum principal amount of the 2022 Credit Facility may be increased by an aggregate incremental amount of $700,000,000, subject to: (i) the terms of the 2022 Credit Agreement; and (ii) at least five business days’ prior written notice to Bank of America.

The 2022 Credit Facility bears interest at varying rates based upon, at our option, (i) the Daily Simple Secured Overnight Financing Rate, or Daily SOFR, plus the Applicable Rate for Daily SOFR Rate Loans or (ii) the Term Secured Overnight Financing Rate, or the Term SOFR, plus the Applicable Rate for Term SOFR Rate Loans. If, under the terms of the 2022 Credit Agreement, there is an inability to determine the Daily SOFR or the Term SOFR then the 2022 Credit Facility will bear interest at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans. The loans may be repaid in whole or in part without prepayment premium or penalty, subject to certain conditions.

The 2022 Credit Agreement requires us to add additional subsidiaries as guarantors in the event the value of the assets owned by the subsidiary guarantors falls below a certain threshold as set forth in the 2022 Credit Agreement. In the event of default, Bank of America has the right to terminate the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions under the 2022 Credit Agreement, and to accelerate the payment on any unpaid principal amount of all outstanding loans and interest thereon.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

As of June 30, 2022, our aggregate borrowing capacity under the 2022 Credit Facility was $1,050,000,000, excluding the $25,000,000 in standby letters of credit described above. As of June 30, 2022, borrowings outstanding under the 2022 Credit Facility totaled $962,900,000 ($961,957,000, net of deferred financing costs related to the senior unsecured term loan facility portion of the 2022 Credit Facility) and the weighted average interest rate on such borrowings outstanding was 3.22% per annum.

In January 2022, in connection with the 2022 Credit Agreement, we incurred an aggregate $3,161,000 loss on the extinguishment of a portion of senior unsecured term loans which formed part of the 2018 Credit Facility and the 2019 Credit Facility. Such loss on extinguishment of debt is recorded as an increase to interest expense in our accompanying condensed consolidated statements of operations and comprehensive loss, and primarily consisted of lender fees we paid to obtain the 2022 Credit Facility.

2019 Trilogy Credit Facility

On October 1, 2021, upon consummation of the Merger, through Trilogy RER, LLC, we became subject to an amended and restated loan agreement, or the 2019 Trilogy Credit Agreement, among certain subsidiaries of Trilogy OpCo, LLC, Trilogy RER, LLC, and Trilogy Pro Services, LLC; KeyBank; CIT Bank, N.A.; Regions Bank; KeyBanc Capital Markets, Inc.; Regions Capital Markets; Bank of America; The Huntington National Bank; and a syndicate of other banks, as lenders named therein, with respect to a senior secured revolving credit facility with an aggregate maximum principal amount of $360,000,000, consisting of: (i) a $325,000,000 secured revolver supported by real estate assets and ancillary business cash flow and (ii) a $35,000,000 accounts receivable revolving credit facility supported by eligible accounts receivable, or the 2019 Trilogy Credit Facility. The proceeds of the 2019 Trilogy Credit Facility may be used for acquisitions, debt repayment and general corporate purposes. The maximum principal amount of the 2019 Trilogy Credit Facility may be increased by up to $140,000,000, for a total principal amount of $500,000,000, subject to certain conditions. The 2019 Trilogy Credit Facility matures on September 5, 2023 and may be extended for one 12-month period during the term of the 2019 Trilogy Credit Agreement, subject to the satisfaction of certain conditions, including payment of an extension fee.

At our option, the 2019 Trilogy Credit Facility bears interest at per annum rates equal to (a) the London Inter-bank Offered Rate, or LIBOR, plus 2.75% for LIBOR Rate Loans, as defined in the 2019 Trilogy Credit Agreement, and (b) for Base Rate Loans, as defined in the 2019 Trilogy Credit Agreement, 1.75% plus the greater of: (i) the fluctuating annual rate of interest announced from time to time by KeyBank as its prime rate, (ii) 0.50% above the Federal Funds Effective Rate, as defined in the 2019 Trilogy Credit Agreement, and (iii) 1.00% above the one-month LIBOR.

As of both June 30, 2022 and December 31, 2021, our aggregate borrowing capacity under the 2019 Trilogy Credit Facility was $360,000,000. As of both June 30, 2022 and December 31, 2021, borrowings outstanding under the 2019 Trilogy Credit Facility totaled $304,734,000, and the weighted average interest rate on such borrowings outstanding was 4.39% and 2.85% per annum, respectively.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

10. Derivative Financial Instruments

We have used derivative financial instruments to manage interest rate risk associated with variable-rate debt. We recorded such derivative financial instruments in our accompanying condensed consolidated balance sheets as either an asset or a liability measured at fair value. We did not have any derivative financial instruments as of June 30, 2022. The following table lists the derivative financial instruments held by us as of December 31, 2021, which were included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets:

Instrument	Notional Amount	Index	Interest Rate	Maturity Date	Fair Value December 31, 2021
Swap	$250,000,000	one month LIBOR	2.10%	01/25/22	$332,000
Swap	$130,000,000	one month LIBOR	1.98%	01/25/22	162,000
Swap	$100,000,000	one month LIBOR	0.20%	01/25/22	6,000

					$500,000

As of December 31, 2021, none of our derivative financial instruments were designated as hedges. Derivative financial instruments not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the strict hedge accounting requirements. On January 25, 2022, our interest rate swap contracts matured. For the three months ended June 30, 2022 and 2021, we recorded $0 and $1,775,000, respectively, and for the six months ended June 30, 2022 and 2021, we recorded $500,000 and $3,596,000, respectively, as a decrease to interest expense in our accompanying condensed consolidated statements of operations and comprehensive loss related to the change in the fair value of our derivative financial instruments.

See Note 16, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.

11. Identified Intangible Liabilities, Net

As of June 30, 2022 and December 31, 2021, identified intangible liabilities, net consisted of below-market leases of $11,663,000 and $12,715,000, respectively, net of accumulated amortization of $1,699,000 and $1,047,000, respectively. Amortization expense on below-market leases for the three months ended June 30, 2022 and 2021 was $414,000 and $45,000, respectively, and for the six months ended June 30, 2022 and 2021 was $1,023,000 and $92,000, respectively, which is recorded as an increase to real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The weighted average remaining life of below-market leases was 8.8 years and 9.1 years as of June 30, 2022 and December 31, 2021, respectively. As of June 30, 2022, estimated amortization expense on below-market leases for the six months ending December 31, 2022 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2022	$825,000
2023	1,596,000
2024	1,475,000
2025	1,347,000
2026	1,198,000
Thereafter	5,222,000

$11,663,000

12. Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Environmental Matters

We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other

Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

13. Redeemable Noncontrolling Interests

As a result of the Merger and the AHI Acquisition, as of June 30, 2022 and December 31, 2021, we, through our direct and indirect subsidiaries, own an approximately 95.0% and 94.9% general partnership interest, respectively, in our operating partnership and the remaining approximate 5.0% and 5.1% limited partnership interest, respectively, in our operating partnership is owned by the NewCo Sellers. Some of the limited partnership units outstanding, which account for approximately 1.0% of our total operating partnership units outstanding, have redemption features outside of our control and are accounted for as redeemable noncontrolling interests presented outside of permanent equity in our accompanying condensed consolidated balance sheets.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

As of both June 30, 2022 and December 31, 2021, we, through Trilogy REIT Holdings LLC, or Trilogy REIT Holdings, in which we indirectly hold a 76.0% ownership interest, owned 95.9% of the outstanding equity interests of Trilogy. As of both June 30, 2022 and December 31, 2021, certain members of Trilogy’s management and certain members of an advisory committee to Trilogy’s board of directors owned approximately 4.1% of the outstanding equity interests of Trilogy. The noncontrolling interests held by such members have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying condensed consolidated balance sheets.

As a result of the Merger and through our operating partnership, as of June 30, 2022 and December 31, 2021, we own approximately 98.0% of the joint ventures with an affiliate of Meridian Senior Living, LLC, or Meridian, that own Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF and Pinnacle Warrenton ALF. Also as a result of the Merger, as of June 30, 2022 and December 31, 2021, we also own approximately 90.0% of the joint venture with Avalon Health Care, Inc., or Avalon, that owns Catalina West Haven ALF and Catalina Madera ALF. The noncontrolling interests held by Meridian and Avalon have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying condensed consolidated balance sheets. Both of our joint ventures with an affiliate of Meridian and with Avalon described above were acquired on October 1, 2021, upon consummation of the Merger.

We record the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions or (ii) the redemption value. The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Beginning balance	$72,725,000	$40,340,000
Additional redeemable noncontrolling interest	173,000	—
Reclassification from equity	42,000	—
Distributions	(1,405,000)	(551,000)
Adjustment to redemption value	3,833,000	899,000
Net loss attributable to redeemable noncontrolling interests	(31,000)	(514,000)

Ending balance	$75,337,000	$40,174,000

14. Equity

Preferred Stock

Pursuant to our charter, we are authorized to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of both June 30, 2022 and December 31, 2021, no shares of preferred stock were issued and outstanding.

Common Stock

On March 12, 2015, we terminated the primary portion of our initial public offering. We continued to offer shares of our common stock in the GAHR III initial offering pursuant to the Initial DRIP, until the termination of the distribution reinvestment plan portion of the GAHR III initial offering and deregistration of the GAHR III initial offering on April 22, 2015. On March 25, 2015, we filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, to register a maximum of $250,000,000 of

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additional shares of our common stock pursuant to the Initial DRIP through a subsequent offering, or the 2015 GAHR III DRIP Offering, and we commenced offering shares following the deregistration of the GAHR III initial offering until the termination and deregistration of the 2015 GAHR III DRIP Offering on March 29, 2019. Effective October 5, 2016, we amended and restated the Initial DRIP, or the GAHR III Amended and Restated DRIP, to amend the price at which shares of our common stock were issued pursuant to the 2015 GAHR III DRIP Offering.

On January 30, 2019, we filed a Registration Statement on Form S-3 under the Securities Act to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the GAHR III Amended and Restated DRIP, or the 2019 GAHR III DRIP Offering, which we commenced offering on April 1, 2019, following the deregistration of the 2015 GAHR III DRIP Offering. On May 29, 2020, our board authorized the suspension of the 2019 GAHR III DRIP Offering, and consequently, ceased issuing shares pursuant to such offering following the distributions paid in June 2020 to stockholders of record on or prior to the close of business on May 31, 2020. As a result of the Merger, we deregistered the 2019 GAHR III DRIP Offering on October 4, 2021. Further, on October 4, 2021, our board authorized the reinstatement of our distribution reinvestment plan, as amended, or the AHR DRIP. We continue to offer up to $100,000,000 of shares of our common stock to be issued pursuant to the AHR DRIP under an existing Registration Statement on Form S-3 under the Securities Act filed by GAHR IV, or the AHR DRIP Offering. We collectively refer to the Initial DRIP portion of the GAHR III initial offering, the 2015 GAHR III DRIP Offering, the 2019 GAHR III DRIP Offering and the AHR DRIP Offering as our DRIP Offerings. See Note 1, Organization and Description of Business — Public Offering and the “Distribution Reinvestment Plan” section below for a further discussion.

At the effective time of the REIT Merger, on October 1, 2021, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share, was converted into the right to receive 0.9266 shares of GAHR IV’s Class I common stock, $0.01 par value per share, resulting in the issuance of 179,637,776 shares of Class I common stock to GAHR III’s stockholders. Also, on October 1, 2021, we filed the Fourth Articles of Amendment and Restatement to our charter, or the Charter Amendment, which among other things, amended the common stock we are authorized to issue. The Charter Amendment authorized us to issue 1,000,000,000 shares of our common stock, par value $0.01 per share, whereby 200,000,000 shares are classified as Class T common stock and 800,000,000 shares are classified as Class I common stock.

Distribution Reinvestment Plan

Following the deregistration of the Initial DRIP on April 22, 2015, we continued to offer shares of our common stock pursuant to the 2015 GAHR III DRIP Offering and 2019 GAHR III DRIP Offering which resulted in a total of $308,501,000 in distributions being reinvested that resulted in 33,110,893 shares of common stock being issued.

As a result of the Merger, we deregistered the 2019 GAHR III DRIP Offering on October 4, 2021. Further, on October 4, 2021, our board reinstated distributions and authorized the reinstatement of the AHR DRIP Offering. We continue to offer up to $100,000,000 of shares of our common stock to be issued pursuant to the AHR DRIP under the AHR DRIP Offering. As a result, beginning with the October 2021 distribution, which was paid in November 2021, stockholders who previously enrolled as participants in the AHR DRIP received or will receive distributions in shares of our common stock pursuant to the terms of the AHR DRIP, instead of cash distributions. As of June 30, 2022, a total of $77,083,000 in distributions were reinvested that resulted in 8,180,513 shares of common stock being issued pursuant to the AHR DRIP Offering.

Since October 5, 2016, our board had approved and established an estimated per share net asset value, or NAV, annually. Commencing with the distribution payment to stockholders paid in the month following such

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board approval, shares of our common stock issued pursuant to our distribution reinvestment plan are issued at the current estimated per share NAV until such time as our board determined an updated estimated per share NAV.

The following is a summary of the historical estimated per share NAV for GAHR III and the Combined Company, as applicable:

Approval Date by our Board	Estimated Per Share NAV (Unaudited)
10/03/19	$9.40
03/18/21	$8.55
03/24/22	$9.29

For the three and six months ended June 30, 2022, $11,143,000 and $22,447,000, respectively, in distributions were reinvested and 1,199,427 and 2,425,500 shares of our common stock, respectively, were issued pursuant to our DRIP Offerings. For both the three and six months ended June 30, 2021, there were no distributions reinvested pursuant to our DRIP Offerings.

Share Repurchase Plan

Our share repurchase plan allows for repurchases of shares of our common stock by us when certain criteria are met. Share repurchases are made at the sole discretion of our board. Subject to the availability of the funds for share repurchases and other certain conditions, we generally limit the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided however, that shares subject to a repurchase requested upon the death or “qualifying disability,” as defined in our share repurchase plan, of a stockholder are not subject to this cap. Funds for the repurchase of shares of our common stock come from the cumulative proceeds we receive from the sale of shares of our common stock pursuant to our DRIP Offerings.

Pursuant to our share repurchase plan, the repurchase price is equal to the lesser of (i) the amount per share that a stockholder paid for their shares of our common stock, or (ii) the most recent estimated value of one share of our common stock, as determined by our board, except that the repurchase price with respect to repurchases resulting from the death or qualifying disability of stockholders is equal to the most recently published estimated per share NAV. On October 4, 2021, as a result of the Merger, our board authorized the partial reinstatement of our share repurchase plan with respect to requests to repurchase shares resulting from the death or qualifying disability of stockholders, effective with respect to qualifying repurchases for the fiscal quarter ending December 31, 2021. All share repurchase requests other than those requests resulting from the death or qualifying disability of stockholders were and shall be rejected.

During the three and six months ended June 30, 2022, we repurchased 699,460 and 1,147,835 shares of our common stock, respectively, for an aggregate of $6,449,000 and $10,583,000, respectively, at a repurchase price of $9.22 per share. During the three and six months ended June 30, 2021, we did not repurchase any shares of common stock. In July 2022, we repurchased 608,138 shares of our common stock, for an aggregate of $5,650,000, at a repurchase price of $9.29 per share. All shares were repurchased using the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.

Noncontrolling Interests in Total Equity

As of both June 30, 2022 and December 31, 2021, Trilogy REIT Holdings owned approximately 95.9% of Trilogy. Prior to October 1, 2021, we were the indirect owner of a 70.0% interest in Trilogy REIT Holdings

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

pursuant to an amended joint venture agreement with an indirect, wholly owned subsidiary of NorthStar Healthcare Income, Inc., or NHI, and a wholly owned subsidiary of GAHR IV Operating Partnership. We serve as the managing member of Trilogy REIT Holdings. As part of the Merger on October 1, 2021, the wholly owned subsidiary of GAHR IV Operating Partnership sold its 6.0% interest in Trilogy REIT Holdings to GAHR III, thereby increasing our indirect ownership in Trilogy REIT Holdings to 76.0%. Through September 30, 2021, 30.0% of the net earnings of Trilogy REIT Holdings were allocated to noncontrolling interests, and since October 1, 2021, 24.0% of the net earnings of Trilogy REIT Holdings were allocated to a noncontrolling interest.

In connection with our acquisition and operation of Trilogy, profit interest units in Trilogy, or the Profit Interests, were issued to Trilogy Management Services, LLC and an independent director of Trilogy, both unaffiliated third parties that manage or direct the day-to-day operations of Trilogy. The Profit Interests consisted of time-based or performance-based commitments. The time-based Profit Interests were measured at their grant date fair value and vest in increments of 20.0% on each anniversary of the respective grant date over a five year period. We amortized the time-based Profit Interests on a straight-line basis over the vesting periods, which are recorded to general and administrative in our accompanying condensed consolidated statements of operations and comprehensive loss. The performance-based Profit Interests were subject to a performance commitment and would have vested upon liquidity events as defined in the Profit Interests agreements. The performance-based Profit Interests were measured at their fair value on the adoption date of ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, using a modified retrospective approach. The nonvested awards were presented as noncontrolling interests in total equity in our accompanying condensed consolidated balance sheets, and were re-classified to redeemable noncontrolling interests upon vesting as they had redemption features outside of our control similar to the common stock units held by Trilogy’s management. See Note 13, Redeemable Noncontrolling Interests, for a further discussion.

In December 2021, we redeemed a part of the time-based Profit Interests, and all of the performance-based Profit Interests that were included in noncontrolling interests in total equity. We redeemed such Profit Interests in cash and through the issuance of additional equity interests in Trilogy that are classified as redeemable noncontrolling interests in our accompanying condensed consolidated balance sheets. There were no canceled, expired or exercised Profit Interests during the three and six months ended June 30, 2022 and 2021. For the three months ended June 30, 2022 and 2021, we recognized stock compensation expense related to the Profit Interests of $21,000 and $0, respectively, and for the six months ended June 30, 2022 and 2021, we recognized stock compensation expense related to the Profit Interests of $42,000 and $(14,000), respectively.

One of our consolidated subsidiaries issued non-voting preferred shares of beneficial interests to qualified investors for total proceeds of $125,000. These preferred shares of beneficial interests are entitled to receive cumulative preferential cash dividends at the rate of 12.5% per annum. We classify the value of the subsidiary’s preferred shares of beneficial interests as noncontrolling interests in our accompanying condensed consolidated balance sheets and the dividends of the preferred shares of beneficial interests in net income or loss attributable to noncontrolling interests in our accompanying condensed consolidated statements of operations and comprehensive loss.

As of both June 30, 2022 and December 31, 2021, we owned an 86.0% interest in a consolidated limited liability company that owns Lakeview IN Medical Plaza. As such, 14.0% of the net earnings of Lakeview IN Medical Plaza were allocated to noncontrolling interests for the three and six months ended June 30, 2022 and 2021.

As of both June 30, 2022 and December 31, 2021, we owned a 90.6% membership interest in a consolidated limited liability company that owns Southlake TX Hospital. As such, 9.4% of the net earnings of Southlake TX Hospital were allocated to noncontrolling interests for the three and six months ended June 30, 2022 and 2021.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

On October 1, 2021, upon consummation of the Merger, through our operating partnership, we acquired an approximate 90.0% interest in a joint venture that owns the Louisiana Senior Housing Portfolio. As such, 10.0% of the net earnings of the joint venture were allocated to noncontrolling interests in our accompanying condensed consolidated statements of operations and comprehensive loss during the three and six months ended June 30, 2022.

As discussed in Note 1, Organization and Description of Business, as a result of the Merger and the AHI Acquisition, as of June 30, 2022 and December 31, 2021, we, through our direct and indirect subsidiaries, own an approximately 95.0% and 94.9% general partnership interest, respectively, in our operating partnership and the remaining approximately 5.0% and 5.1% limited partnership interest, respectively, in our operating partnership is owned by the NewCo Sellers. As of June 30, 2022 and December 31, 2021, approximately 4.0% and 4.1% of our total operating partnership units outstanding, respectively, is presented in total equity in our accompanying condensed consolidated balance sheets. See Note 13, Redeemable Noncontrolling Interests, for a further discussion.

2015 Incentive Plan

Upon consummation of the Merger, we adopted the 2015 Incentive Plan, as amended and restated, or our incentive plan, pursuant to which our board (with respect to options and restricted shares of common stock granted to independent directors), or our compensation committee (with respect to any other award), may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, officers, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 4,000,000 shares.

Through June 30, 2022, we granted an aggregate of 1,137,355 shares of our restricted common stock under our incentive plan. Such amount includes: (i) 215,214 shares of our restricted Class T common stock, at a weighted average grant date fair value of $9.53 per share, to our independent directors; (ii) 477,901 time-based shares of our restricted Class T common stock, at a grant date fair value of $9.22 per share, to certain executive officers and key employees; (iii) 319,149 shares of our restricted Class T common stock, at a grant date fair value of $9.22 per share, to certain of our key employees; and (iv) 125,091 shares of our restricted Class I common stock issued upon the conversion of restricted common stock that GAHR III granted prior to the Merger. Also, through June 30, 2022, we granted 113,205 performance-based restricted stock units pursuant to our incentive plan to certain executive officers representing the right to receive shares of our Class T common stock upon vesting, at a grant date fair value of $9.29 per unit, net of 46,096 performance-based restricted stock units that were forfeited during the six months ended June 30, 2022. Further, for the six months ended June 30, 2022, we granted 76,800 time-based restricted stock units under our incentive plan, at a grant date fair value of $9.29 per share, to certain employees representing the right to receive shares of our Class T common stock upon vesting.

For the three months ended June 30, 2022 and 2021, we recognized stock based compensation expense related to awards granted pursuant to our incentive plan of $980,000 and $26,000, respectively. For the six months ended June 30, 2022 and 2021, we recognized stock based compensation expense related to awards granted pursuant to our incentive plan of $1,791,000 and $53,000, respectively. Such stock based compensation expense was included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive loss.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

15. Related Party Transactions

Fees and Expenses Paid to Affiliates

Prior to the closing of the AHI Acquisition on October 1, 2021, our former advisor used its best efforts, subject to the oversight and review of our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Our former advisor performed its duties and responsibilities under the Advisory Agreement as our fiduciary. Until September 30, 2021, all of our executive officers were officers of our former advisor and officers, limited partners and/or members of one of our former co-sponsors and other affiliates of our former advisor.

On December 20, 2021, the Advisory Agreement was assigned to NewCo and as a result, any fees that would have otherwise been payable to our former advisor are now eliminated in consolidation. Following the consummation of the Merger, we became self-managed and as a result, we no longer incur to our former advisor and its affiliates any fees or expense reimbursements arising from the Advisory Agreement.

Fees and expenses incurred to our former advisor or its affiliates for the three and six months ended June 30, 2021 were as follows:

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Asset management fees(1)	$5,401,000	$10,763,000
Property management fees(2)	681,000	1,335,000
Development fees(3)	357,000	640,000
Lease fees(4)	120,000	385,000
Construction management fees(5)	68,000	80,000
Operating expenses(6)	53,000	116,000
Acquisition fees(7)	10,000	1,344,000

	$6,690,000	$14,663,000

(1)	Asset management fees were included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive loss.
(2)

Property management fees were included in rental expenses or general and administrative expenses in our accompanying condensed consolidated statements of operations and comprehensive loss, depending on the property type from which the fee was incurred.

(3)	Development fees were capitalized as part of the associated investments in our accompanying condensed consolidated balance sheets.
(4)	Lease fees were capitalized as costs of entering into new leases and included in other assets, net in our accompanying condensed consolidated balance sheets.
(5)	Construction management fees were capitalized as part of the associated asset and included in real estate investments, net in our accompanying condensed consolidated balance sheets.
(6)

We reimbursed our former advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. For the 12 months ended June 30, 2021, our operating expenses did not exceed such limitations. Operating expenses were generally included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive loss.

(7)

Acquisition fees in connection with the acquisition of properties accounted for as asset acquisitions or the acquisition of real estate-related investments were capitalized as part of the associated investments in our accompanying condensed consolidated balance sheets.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Accounts Payable Due to Affiliates

We did not have any amounts outstanding to our affiliates as of June 30, 2022. The following amounts were outstanding to our affiliates as of December 31, 2021:

Fee	December 31, 2021
Lease commissions	$245,000
Development fees	229,000
Construction management fees	152,000
Operating expenses	100,000
Asset and property management fees	83,000
Acquisition fees	57,000

$866,000

16. Fair Value Measurements

Assets and Liabilities Reported at Fair Value

The table below presents our assets and liabilities measured at fair value on a recurring basis as of June 30, 2022, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Warrants	$—	$—	$733,000	$733,000

Total liabilities at fair value	$—	$—	$733,000	$733,000

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2021, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$500,000	$—	$500,000
Warrants	—	—	786,000	786,000

Total liabilities at fair value	$—	$500,000	$786,000	$1,286,000

There were no transfers into and out of fair value measurement levels during the six months ended June 30, 2022 and 2021.

Warrants

As of June 30, 2022 and December 31, 2021, we have recorded $733,000 and $786,000, respectively, related to warrants in Trilogy common units held by certain members of Trilogy’s management, which is

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets. Once exercised, these warrants have redemption features similar to the common units held by members of Trilogy’s management. See Note 13, Redeemable Noncontrolling Interests, for a further discussion. As of June 30, 2022 and December 31, 2021, the carrying value is a reasonable estimate of fair value.

Derivative Financial Instruments

We used interest rate swaps and interest rate caps to manage interest rate risk associated with variable-rate debt. The valuation of these instruments was determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflected the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves, as well as option volatility. The fair values of interest rate swaps were determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts were based on an expectation of future interest rates derived from observable market interest rate curves.

We incorporated credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although we determined that the majority of the inputs used to value our derivative financial instruments fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilized Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of December 31, 2021, we assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of our derivatives. As a result, we determined that our derivative valuations in their entirety were classified in Level 2 of the fair value hierarchy. As of June 30, 2022, we did not have any derivative financial instruments.

Financial Instruments Disclosed at Fair Value

Our accompanying condensed consolidated balance sheets include the following financial instruments: debt security investment, cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable and borrowings under our lines of credit and term loans.

We consider the carrying values of cash and cash equivalents, restricted cash, accounts and other receivables and accounts payable and accrued liabilities to approximate the fair value for these financial instruments based upon an evaluation of the underlying characteristics, market data and because of the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable. The fair values of the other financial instruments are classified in Level 2 of the fair value hierarchy.

The fair value of our debt security investment is estimated using a discounted cash flow analysis using interest rates available to us for investments with similar terms and maturities. The fair values of our mortgage loans payable and our lines of credit and term loans are estimated using discounted cash flow analyses using borrowing rates available to us for debt instruments with similar terms and maturities. We have determined that the valuations of our debt security investment, mortgage loans payable and lines of credit and term loans are

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

classified in Level 2 within the fair value hierarchy. The carrying amounts and estimated fair values of such financial instruments as of June 30, 2022 and December 31, 2021 were as follows:

	June 30, 2022		December 31, 2021
	Carrying Amount(1)	Fair Value	Carrying Amount(1)	Fair Value
Financial Assets:
Debt security investment	$81,167,000	$93,470,000	$79,315,000	$93,920,000
Financial Liabilities:
Mortgage loans payable	$1,134,059,000	$1,020,652,000	$1,095,594,000	$1,075,729,000
Lines of credit and term loans	$1,261,225,000	$1,270,330,000	$1,222,853,000	$1,226,636,000

(1)	Carrying amount is net of any discount/premium and unamortized deferred financing costs.

17. Income Taxes

As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as taxable REIT subsidiaries, or TRS, pursuant to the Code. TRS may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.

Current Income Tax

Federal and state income taxes are generally a function of the level of income recognized by our TRS. Foreign income taxes are generally a function of our income on our real estate located in the United Kingdom, or UK, and Isle of Man.

Deferred Taxes

Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax net operating loss that may be realized in future periods depending on sufficient taxable income.

We recognize the financial statement effects of an uncertain tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. As of both June 30, 2022 and December 31, 2021, we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our accompanying condensed consolidated financial statements.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of June 30, 2022 and December 31, 2021, our valuation allowance fully reserves the net deferred tax assets due to historical losses and inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

18. Leases

Lessor

We have operating leases with tenants that expire at various dates through 2050. For the three months ended June 30, 2022 and 2021, we recognized $50,060,000 and $29,271,000, respectively, of revenues related to operating lease payments, of which $9,663,000 and $5,304,000, respectively, was for variable lease payments. For the six months ended June 30, 2022 and 2021, we recognized $100,790,000 and $57,938,000, respectively, of revenues related to operating lease payments, of which $20,076,000 and $9,654,000, respectively, was for variable lease payments. As of June 30, 2022, the following table sets forth the undiscounted cash flows for future minimum base rents due under operating leases for the six months ending December 31, 2022 and for each of the next four years ending December 31 and thereafter for properties that we wholly own:

Year	Amount
2022	$77,361,000
2023	150,031,000
2024	139,441,000
2025	125,062,000
2026	114,401,000
Thereafter	624,329,000

Total	$1,230,625,000

Lessee

We lease certain land, buildings, furniture, fixtures, campus equipment, office equipment and automobiles. We have lease agreements with lease and non-lease components, which are generally accounted for separately. Most leases include one or more options to renew, with renewal terms that generally can extend at various dates through 2107, excluding extension options. The exercise of lease renewal options is at our sole discretion. Certain leases also include options to purchase the leased property. As of June 30, 2022, we had future lease payments of $27,229,000 for an operating lease that had not yet commenced. Such operating lease will commence in fiscal year 2022 with a lease term of 15 years.

The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. Certain of our lease agreements include rental payments that are adjusted periodically based on the United States Bureau of Labor Statistics’ Consumer Price Index, and may also include other variable lease costs (i.e., common area maintenance, property taxes and insurance). Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The components of lease costs were as follows:

		Three Months Ended June 30,
Lease Cost	Classification	2022	2021
Operating lease cost(1)	Property operating expenses, rental expenses or general and administrative expenses	$5,408,000	$5,498,000
Finance lease cost:
Amortization of leased assets	Depreciation and amortization	316,000	381,000
Interest on lease liabilities	Interest expense	66,000	74,000
Sublease income	Resident fees and services revenue or other income	(234,000)	(6,000)

Total lease cost		$5,556,000	$5,947,000

		Six Months Ended June 30,
Lease Cost	Classification	2022	2021
Operating lease cost(1)	Property operating expenses, rental expenses or general and administrative expenses	$11,764,000	$11,835,000
Finance lease cost:
Amortization of leased assets	Depreciation and amortization	629,000	793,000
Interest on lease liabilities	Interest expense	140,000	192,000
Sublease income	Resident fees and services revenue or other income	(382,000)	(6,000)

Total lease cost		$12,151,000	$12,814,000

(1)	Includes short-term leases and variable lease costs, which are immaterial.

Additional information related to our leases for the periods presented below was as follows:

Lease Term and Discount Rate	June 30, 2022	December 31, 2021
Weighted average remaining lease term (in years):
Operating leases	19.9	16.9
Finance leases	2.9	3.6
Weighted average discount rate:
Operating leases	5.53%	5.52%
Finance leases	7.59%	7.68%

	Six Months Ended June 30,
Supplemental Disclosure of Cash Flows Information	2022	2021
Operating cash outflows related to finance leases	$140,000	$192,000
Financing cash outflows related to finance leases	$26,000	$117,000
Leased assets obtained in exchange for finance lease liabilities	$56,000	$136,000
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$105,000

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Operating Leases

As of June 30, 2022, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for the six months ending December 31, 2022 and for each of the next four years ending December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on our accompanying condensed consolidated balance sheet:

Year	Amount
2022	$7,116,000
2023	14,022,000
2024	12,836,000
2025	11,627,000
2026	11,045,000
Thereafter	144,289,000

Total undiscounted operating lease payments	200,935,000
Less: interest	96,742,000

Present value of operating lease liabilities	$104,193,000

Finance Leases

As of June 30, 2022, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for the six months ending December 31, 2022 and for each of the next four years ending December 31 and thereafter, as well as a reconciliation of those cash flows to finance lease liabilities:

Year	Amount
2022	$34,000
2023	61,000
2024	75,000
2025	31,000
2026	—
Thereafter	—

Total undiscounted finance lease payments	201,000
Less: interest	23,000

Present value of finance lease liabilities	$178,000

19. Segment Reporting

As of June 30, 2022, we evaluated our business and made resource allocations based on six reportable business segments: integrated senior health campuses, medical office buildings, skilled nursing facilities, SHOP, senior housing — leased and hospitals. Our medical office buildings are typically leased to multiple tenants under separate leases, thus requiring active management and responsibility for many of the associated operating expenses (much of which are, or can effectively be, passed through to the tenants). Our integrated senior health campuses include a range of assisted living, memory care, independent living, skilled nursing services and certain ancillary businesses that are owned and operated utilizing a RIDEA structure. Our skilled nursing and senior housing facilities are single-tenant properties for which we lease the facilities to unaffiliated tenants under triple-net and generally master leases that transfer the obligation for all facility operating costs (including

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. In addition, our senior housing —leased segment includes our debt security investment. Our hospital investments are similarly structured to our leased skilled nursing and senior housing facilities. Our SHOP segment includes senior housing facilities that are owned and operated utilizing a RIDEA structure.

While we believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement, we evaluate our segments’ performance based upon segment net operating income, or NOI. We define segment NOI as total revenues and grant income, less property operating expenses and rental expenses, which excludes depreciation and amortization, general and administrative expenses, business acquisition expenses, interest expense, gain or loss on dispositions of real estate investments, impairment of real estate investments, income or loss from unconsolidated entities, foreign currency gain or loss, other income and income tax benefit or expense for each segment. We believe that segment NOI serves as an appropriate supplemental performance measure to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis.

Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance. Non-segment assets primarily consist of corporate assets including cash and cash equivalents, other receivables, deferred financing costs and other assets not attributable to individual properties.

On October 1, 2021, as part of the Merger, we acquired 92 buildings, or approximately 4,799,000 square feet of GLA, which expanded our portfolio of real estate properties and SHOP within the segments as outlined above.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Summary information for the reportable segments during the three and six months ended June 30, 2022 and 2021 was as follows:

	Integrated Senior Health Campuses	SHOP	Medical Office Buildings	Senior Housing — Leased	Skilled Nursing Facilities	Hospitals	Three Months Ended June 30, 2022
Revenues and grant income:
Resident fees and services	$287,582,000	$38,643,000	$—	$—	$—	$—	$326,225,000
Real estate revenue	—	—	36,833,000	5,262,000	6,599,000	2,411,000	51,105,000
Grant income	10,969,000	—	—	—	—	—	10,969,000

Total revenues and grant income	298,551,000	38,643,000	36,833,000	5,262,000	6,599,000	2,411,000	388,299,000
Expenses:
Property operating expenses	258,934,000	37,125,000	—	—	—	—	296,059,000
Rental expenses	—	—	13,791,000	212,000	521,000	139,000	14,663,000

Segment net operating income	$39,617,000	$1,518,000	$23,042,000	$5,050,000	$6,078,000	$2,272,000	$77,577,000

Expenses:
General and administrative							$10,928,000
Business acquisition expenses							1,757,000
Depreciation and amortization							39,971,000
Other income (expense):
Interest expense (including amortization of deferred financing costs, debt discount/premium and gain on debt extinguishments)							(20,345,000)
Loss on dispositions of real estate investments							(73,000)
Impairment of real estate investments							(17,340,000)
Income from unconsolidated entities							638,000
Foreign currency loss							(3,607,000)
Other income							469,000

Total net other expense							(40,258,000)

Loss before income taxes							(15,337,000)
Income tax expense							(205,000)

Net loss							$(15,542,000)

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

	Integrated Senior Health Campuses	SHOP	Medical Office Buildings	Senior Housing — Leased	Skilled Nursing Facilities	Hospitals	Three Months Ended June 30, 2021
Revenues and grant income:
Resident fees and services	$255,815,000	$20,537,000	$—	$—	$—	$—	$276,352,000
Real estate revenue	—	—	20,635,000	3,606,000	3,661,000	2,740,000	30,642,000
Grant income	898,000	201,000	—	—	—	—	1,099,000

Total revenues and grant income	256,713,000	20,738,000	20,635,000	3,606,000	3,661,000	2,740,000	308,093,000
Expenses:
Property operating expenses	232,991,000	17,435,000	—	—	—	—	250,426,000
Rental expenses	—	—	7,588,000	30,000	375,000	126,000	8,119,000

Segment net operating income	$23,722,000	$3,303,000	$13,047,000	$3,576,000	$3,286,000	$2,614,000	$49,548,000

Expenses:
General and administrative							$7,343,000
Business acquisition expenses							2,750,000
Depreciation and amortization							26,357,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishment)							(18,490,000)
Gain in fair value of derivative financial instruments							1,775,000
Loss on disposition of real estate investment							(42,000)
Impairment of real estate investment							(3,335,000)
Loss from unconsolidated entities							(901,000)
Foreign currency gain							238,000
Other income							191,000

Total net other expense							(20,564,000)

Loss before income taxes							(7,466,000)
Income tax expense							(495,000)

Net loss							$(7,961,000)

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

	Integrated Senior Health Campuses	SHOP	Medical Office Buildings	Senior Housing — Leased	Skilled Nursing Facilities	Hospitals	Six Months Ended June 30, 2022
Revenues and grant income:
Resident fees and services	$568,594,000	$76,605,000	$—	$—	$—	$—	$645,199,000
Real estate revenue	—	—	74,670,000	10,560,000	12,992,000	4,826,000	103,048,000
Grant income	16,065,000	118,000	—	—	—	—	16,183,000

Total revenues and grant income	584,659,000	76,723,000	74,670,000	10,560,000	12,992,000	4,826,000	764,430,000
Expenses:
Property operating expenses	512,084,000	71,135,000	—	—	—	—	583,219,000
Rental expenses	—	—	28,104,000	391,000	1,207,000	248,000	29,950,000

Segment net operating income	$72,575,000	$5,588,000	$46,566,000	$10,169,000	$11,785,000	$4,578,000	$151,261,000

Expenses:
General and administrative							$22,047,000
Business acquisition expenses							1,930,000
Depreciation and amortization							82,282,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishments)							(43,670,000)
Gain in fair value of derivative financial instruments							500,000
Gain on dispositions of real estate investments							683,000
Impairment of real estate investments							(17,340,000)
Income from unconsolidated entities							2,024,000
Foreign currency loss							(4,994,000)
Other income							1,729,000

Total net other expense							(61,068,000)

Loss before income taxes							(16,066,000)
Income tax expense							(373,000)

Net loss							$(16,439,000)

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

	Integrated Senior Health Campuses	SHOP	Medical Office Buildings	Senior Housing — Leased	Skilled Nursing Facilities	Hospitals	Six Months Ended June 30, 2021
Revenues and grant income:
Resident fees and services	$489,041,000	$40,337,000	$—	$—	$—	$—	$529,378,000
Real estate revenue	—	—	40,658,000	7,176,000	7,328,000	5,503,000	60,665,000
Grant income	9,127,000	201,000	—	—	—	—	9,328,000
Total revenues and grant income	498,168,000	40,538,000	40,658,000	7,176,000	7,328,000	5,503,000	599,371,000
Expenses:
Property operating expenses	461,630,000	33,938,000	—	—	—	—	495,568,000
Rental expenses	—	—	15,125,000	45,000	744,000	260,000	16,174,000

Segment net operating income	$36,538,000	$6,600,000	$25,533,000	$7,131,000	$6,584,000	$5,243,000	$87,629,000

Expenses:
General and administrative							$14,600,000
Business acquisition expenses							3,998,000
Depreciation and amortization							52,080,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishment)							(38,855,000)
Gain in fair value of derivative financial instruments							3,596,000
Loss on dispositions of real estate investment							(377,000)
Impairment of real estate investments							(3,335,000)
Loss from unconsolidated entities							(2,672,000)
Foreign currency gain							653,000
Other income							463,000

Total net other expense							(40,527,000)

Loss before income taxes							(23,576,000)
Income tax expense							(658,000)

Net loss							$(24,234,000)

Total assets by reportable segment as of June 30, 2022 and December 31, 2021 were as follows:

	June 30, 2022	December 31, 2021
Integrated senior health campuses	$1,911,026,000	$1,896,608,000
Medical office buildings	1,385,279,000	1,412,247,000
SHOP	599,528,000	625,164,000
Skilled nursing facilities	250,019,000	252,869,000
Senior housing—leased	249,499,000	255,555,000
Hospitals	107,488,000	109,834,000
Other	21,061,000	28,062,000

Total assets	$4,523,900,000	$4,580,339,000

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

In connection with the AHI Acquisition, we recorded goodwill of $134,589,000, which was allocated across our reporting segments. As discussed in Note 4, Business Combinations, in connection with the acquisitions we completed during the six months ended June 30, 2022 that were accounted for as business combinations, we recorded an aggregate goodwill of $2,816,000, which was allocated to our integrated senior health campuses segment. As of June 30, 2022, goodwill of $122,672,000, $47,812,000, $23,277,000, $8,640,000, $5,924,000 and $4,389,000 was allocated to our integrated senior health campuses, medical office buildings, SHOP, skilled nursing facilities, senior housing—leased and hospitals segments, respectively. As of December 31, 2021, goodwill of $119,856,000, $47,812,000, $23,277,000, $8,640,000, $5,924,000 and $4,389,000 was allocated to our integrated senior health campuses, medical office buildings, SHOP, skilled nursing facilities, senior housing—leased and hospitals segments, respectively.

Our portfolio of properties and other investments are located in the United States, the UK and Isle of Man. Revenues and grant income and assets are attributed to the country in which the property is physically located. The following is a summary of geographic information for our operations for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues and grant income:
United States	$387,120,000	$306,786,000	$761,999,000	$596,772,000
International	1,179,000	1,307,000	2,431,000	2,599,000

	$388,299,000	$308,093,000	$764,430,000	$599,371,000

The following is a summary of real estate investments, net by geographic regions as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Real estate investments, net:
United States	$3,448,793,000	$3,466,019,000
International	43,052,000	48,667,000

	$3,491,845,000	$3,514,686,000

20. Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily our debt security investment, cash and cash equivalents, restricted cash and accounts and other receivables. We are exposed to credit risk with respect to our debt security investment, but we believe collection of the outstanding amount is probable. Cash and cash equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance Corporation, or FDIC. As of June 30, 2022 and December 31, 2021, we had cash and cash equivalents in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants and security deposits are obtained at the time of property acquisition and upon lease execution.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Based on leases in effect as of June 30, 2022, properties in one state in the United States accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI. Properties located in Indiana accounted for 32.8% of our total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in such state’s economy.

Based on leases in effect as of June 30, 2022, our six reportable business segments, integrated senior health campuses, medical office buildings, skilled nursing facilities, SHOP, senior housing—leased and hospitals accounted for 41.6%, 38.3%, 8.0%, 5.0%, 4.0% and 3.1%, respectively, of our total property portfolio’s annualized base rent or annualized NOI. As of June 30, 2022, none of our tenants at our properties accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, which is based on contractual base rent from leases in effect for our non-RIDEA properties and annualized NOI for our SHOP and integrated senior health campuses operations as of June 30, 2022.

21. Per Share Data

Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) applicable to common stock is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $1,498,000 and $1,000, respectively, for the three months ended June 30, 2022 and 2021, and $2,988,000 and $1,000, respectively, for the six months ended June 30, 2022 and 2021. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Time-based restricted stock units, nonvested shares of our restricted common stock and limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock.

As of June 30, 2022 and 2021, there were 886,959 and 27,000 nonvested shares, respectively, of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings (loss) per share because such shares were anti-dilutive during these periods. As of June 30, 2022 and 2021, there were 14,007,903 and 222 limited partnership units, respectively, of our operating partnership outstanding, but such units were also excluded from the computation of diluted earnings (loss) per share because such units were anti-dilutive during these periods. As of June 30, 2022, there were 76,800 nonvested time-based restricted stock units outstanding, which were granted on April 1, 2022, but such units were excluded from the computation of diluted earnings (loss) per share because such restricted stock units were anti-dilutive during the period.

As of June 30, 2022, there were 113,205 nonvested performance-based restricted stock units outstanding, which were awarded in October 2021, with a grant date in April 2022, and treated as contingently issuable shares pursuant to ASC Topic 718, Compensation—Stock Compensation. Such contingently issuable shares were excluded from the computation of diluted earnings (loss) per share because they were anti-dilutive during the period.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN HEALTHCARE REIT, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of American Healthcare REIT, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Healthcare REIT, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Merger of Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT IV, Inc.—Real Estate Investments Purchase Price Allocation—Refer to Notes 1, 2 and 3 to the financial statements

Critical Audit Matter Description

On October 1, 2021, pursuant to the Merger Agreement (as defined in Note 1), Griffin-American Healthcare REIT III, Inc. (“GAHR III”) merged with and into a wholly owned subsidiary of the Company, and each issued and outstanding share of GAHR III’s common stock converted into the right to receive 0.9266 shares of the Company’s Class I common stock (referred to as the “REIT Merger”). The Company treated the REIT Merger as a business combination accounted for as a reverse acquisition. The accounting for the REIT Merger included determining the fair value of the assets acquired and liabilities assumed, including $1,126,641,000 of real estate investments. The Company’s methods for determining the respective fair value of the assets acquired and liabilities assumed varied depending on the type of asset or liability, and involved management making significant estimates related to assumptions such as expected net operating income, market sales comparisons, replacement costs, cap rates and market rent.

We identified the allocation of fair value to the assets acquired and liabilities assumed in the REIT Merger as a critical audit matter because of the significant estimates management makes to determine the respective fair value of assets acquired and liabilities assumed. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the fair value of assets acquired and liabilities assumed in the REIT Merger included the following, among others:

•

With the assistance of our fair value specialists, we evaluated the reasonableness of the (1) valuation methodology, (2) current market data, such as cap rate and market rent, (3) replacement costs for certain assets, and (4) market sales comparisons for certain assets. With the assistance of our fair value specialists, we also tested the mathematical accuracy of the Company’s valuation model.

•

We evaluated the reasonableness of management’s projections of net operating income by comparing the assumptions used in the projections to external market sources, in-place lease agreements, historical data, and results from other areas of the audit

Impairment of Long-Lived Assets relating to historical GAHR III real estate investments—Refer to Note 2 to the financial statements

Critical Audit Matter Description

The Company periodically evaluates long-lived assets, primarily consisting of investments in real estate that are carried at historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. The Company considers the following indicators, among others, in its evaluation of impairment:

•	Significant negative industry or economic trends;

•	A significant underperformance relative to historical or projected future operating results; and

•	A significant change in the extent or manner in which the asset is used or significant physical change in the asset.

If indicators of impairment of long-lived assets are present, the Company evaluates the carrying value of the related real estate investment in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, the Company considers market conditions and the Company’s current intentions with respect to holding or disposing of the asset. The Company adjusts the net book value of properties it leases to others and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. The Company recognizes an impairment loss at the time any such determination is made.

We identified the determination of impairment indicators for real estate investments, specifically the historical GAHR III real estate investments, as a critical audit matter because of the significant assumptions management makes when determining whether events or changes in circumstances have occurred indicating that the carrying amounts of real estate assets may not be recoverable. This required a high degree of auditor judgment when performing audit procedures to evaluate whether management appropriately identified impairment indicators. The remaining real estate investments were recently recorded at fair value in connection with the REIT Merger and are the subject of the critical audit matter described above.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the evaluation of historical GAHR III real estate investments for possible indications of impairment included the following, among others:

•	Obtained independent market data to determine if there were indicators of impairment not identified by management.

•	Determined whether there are adverse qualitative or quantitative asset-specific conditions, which may indicate that an other than temporary impairment exists.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 25, 2022

We have served as the Company’s auditor since 2013.

AMERICAN HEALTHCARE REIT, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2021 and 2020

	December 31,
	2021	2020
ASSETS
Real estate investments, net	$3,514,686,000	$2,330,000,000
Debt security investment, net	79,315,000	75,851,000
Cash and cash equivalents	81,597,000	113,212,000
Restricted cash	43,889,000	38,978,000
Accounts and other receivables, net	122,778,000	124,556,000
Identified intangible assets, net	248,871,000	154,687,000
Goodwill	209,898,000	75,309,000
Operating lease right-of-use assets, net	158,157,000	203,988,000
Other assets, net	121,148,000	118,356,000

Total assets	$4,580,339,000	$3,234,937,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net(1)	$1,095,594,000	$810,478,000
Lines of credit and term loans(1)	1,226,634,000	843,634,000
Accounts payable and accrued liabilities(1)	187,254,000	186,651,000
Accounts payable due to affiliates(1)	866,000	8,026,000
Identified intangible liabilities, net	12,715,000	367,000
Financing obligations(1)	33,653,000	28,425,000
Operating lease liabilities(1)	145,485,000	193,634,000
Security deposits, prepaid rent and other liabilities(1)	48,567,000	88,899,000

Total liabilities	2,750,768,000	2,160,114,000
Commitments and contingencies (Note 12)
Redeemable noncontrolling interests (Note 13)	72,725,000	40,430,000
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized; 179,658,367 shares issued and outstanding as of December 31, 2020	—	1,798,000
Class T common stock, $0.01 par value per share; 200,000,000 shares authorized; 77,176,406 shares issued and outstanding as of December 31, 2021	763,000	—
Class I common stock, $0.01 par value per share; 800,000,000 shares authorized; 185,855,625 shares issued and outstanding as of December 31, 2021	1,859,000	—
Additional paid-in capital	2,531,940,000	1,730,589,000
Accumulated deficit	(951,303,000)	(864,271,000)
Accumulated other comprehensive loss	(1,966,000)	(2,008,000)

Total stockholders’ equity	1,581,293,000	866,108,000
Noncontrolling interests (Note 14)	175,553,000	168,375,000

Total equity	1,756,846,000	1,034,483,000

Total liabilities, redeemable noncontrolling interests and equity	$4,580,339,000	$3,234,339,000

(1)

Prior to the Merger, as defined and described in Note 1, on October 1, 2021, such liabilities of Griffin-American Healthcare REIT III, Inc., or GAHR III, represented liabilities of Griffin-American Healthcare REIT III Holdings, LP or its consolidated subsidiaries. Griffin-American Healthcare REIT III Holdings, LP was a variable interest entity, or VIE, and a consolidated subsidiary of GAHR III. The creditors of Griffin-American Healthcare REIT III Holdings, LP, or its consolidated subsidiaries did not have recourse against GAHR III, except for the 2019 Credit Facility, as defined in Note 9, held by Griffin-American Healthcare REIT III Holdings, LP in the amount of $556,500,000 as of December 31, 2020, which was guaranteed by GAHR III.

Following the Merger, such liabilities of American Healthcare REIT, Inc., formally known as Griffin-American Healthcare REIT IV, Inc., as successor by merger with GAHR III, represented liabilities of American Healthcare REIT Holdings, LP, formally known as Griffin-American Healthcare REIT III Holdings, LP, or its consolidated subsidiaries as of December 31, 2021. American Healthcare REIT Holdings, LP is a VIE and a consolidated subsidiary of American Healthcare REIT, Inc. The creditors of American Healthcare REIT Holdings, LP or its consolidated subsidiaries do not have recourse against American Healthcare REIT, Inc., except for the 2018 Credit Facility and 2019 Credit Facility, as defined in Note 9, held by American Healthcare REIT Holdings, LP in the amount of $441,900,000 and $480,000,000, respectively, as of December 31, 2021, which were guaranteed by American Healthcare REIT, Inc.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2021, 2020 and 2019

	Years Ended December 31,
	2021	2020	2019
Revenues and grant income:
Resident fees and services	$1,123,935,000	$1,069,073,000	$1,099,078,000
Real estate revenue	141,368,000	120,047,000	124,038,000
Grant income	16,951,000	55,181,000	—

Total revenues and grant income	1,282,254,000	1,244,301,000	1,223,116,000
Expenses:
Property operating expenses	1,030,193,000	993,727,000	967,860,000
Rental expenses	38,725,000	32,298,000	33,859,000
General and administrative	43,199,000	27,007,000	29,749,000
Business acquisition expenses	13,022,000	290,000	(161,000)
Depreciation and amortization	133,191,000	98,858,000	111,412,000

Total expenses	1,258,330,000	1,152,180,000	1,142,719,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishments)	(80,937,000)	(71,278,000)	(78,553,000)
Gain (loss) in fair value of derivative financial instruments	8,200,000	(3,906,000)	(4,541,000)
(Loss) gain on dispositions of real estate investments	(100,000)	1,395,000	—
Impairment of real estate investments	(3,335,000)	(11,069,000)	—
Loss from unconsolidated entities	(1,355,000)	(4,517,000)	(2,097,000)
Foreign currency (loss) gain	(564,000)	1,469,000	1,730,000
Other income	1,854,000	1,570,000	3,736,000

Total net other expense	(76,237,000)	(86,336,000)	(79,725,000)

(Loss) income before income taxes	(52,313,000)	5,785,000	672,000
Income tax (expense) benefit	(956,000)	3,078,000	(1,524,000)

Net (loss) income	(53,269,000)	8,863,000	(852,000)
Less: net loss (income) attributable to noncontrolling interests	5,475,000)	(6,700,000)	(4,113,000)

Net (loss) income attributable to controlling interest	$(47,794,000)	$2,163,000	$(4,965,000)

Net (loss) income per Class T and Class I common share attributable to controlling interest — basic and diluted	$(0.24)	$0.01	$(0.03)

Weighted average number of Class T and Class I common shares outstanding — basic and diluted	200,324,561	179,916,841	181,931,306

Net (loss) income	$(53,269,000)	$8,863,000	$(852,000)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(65,000)	247,000	305,000

Total other comprehensive (loss) income	(65,000)	247,000	305,000

Comprehensive (loss) income	(53,334,000)	9,110,000	(547,000)
Less: comprehensive loss (income) attributable to noncontrolling interests	5,582,000	(6,700,000)	(4,113,000)

Comprehensive (loss) income attributable to controlling interest	$(47,752,000)	$2,410,000	$(4,660,000)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2021, 2020 and 2019

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE—December 31, 2018	183,056,666	$1,831,000	$1,765,984,000	$(704,748,000)	$(2,560,000)	$1,060,507,000	$158,128,000	$1,218,635,000
Offering costs—common stock	—	—	(91,000)	—	—	(91,000)	—	(91,000)
Issuance of common stock under the DRIP	5,479,620	55,000	55,385,000	—	—	55,440,000	—	55,440,000
Issuance of vested and nonvested restricted common stock	20,849	—	42,000	—	—	42,000	—	42,000
Amortization of nonvested common stock compensation	—	—	173,000	—	—	173,000	—	173,000
Stock based compensation	—	—	—	—	—	—	2,698,000	2,698,000
Repurchase of common stock	(8,826,872)	(88,000)	(89,800,000)	—	—	(89,888,000)	—	(89,888,000)
Contribution from noncontrolling interest	—	—	—	—	—	—	3,000,000	3,000,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(7,272,000)	(7,272,000)
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(780,000)	(780,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(3,131,000)	—	—	(3,131,000)	(1,342,000)	(4,473,000)
Distributions declared ($0.65 per share)	—	—	—	(117,837,000)	—	(117,837,000)	—	(117,837,000)
Net (loss) income	—	—	—	(4,965,000)	—	(4,965,000)	3,676,000	(1,289,000	)(1)
Other comprehensive income	—	—	—	—	305,000	305,000	—	305,000

BALANCE—December 31, 2019	179,730,263	$1,798,000	$1,728,562,000	$(827,550,000)	$(2,255,000)	$900,555,000	$158,108,000	$1,058,663,000
Offering costs—common stock	—	—	(8,000)	—	—	(8,000)	—	(8,000)
Issuance of common stock under the DRIP	2,155,061	22,000	21,839,000	—	—	21,861,000	—	21,861,000
Issuance of vested and nonvested restricted common stock	6,950	—	14,000	—	—	14,000	—	14,000
Amortization of nonvested common stock compensation	—	—	141,000	—	—	141,000	—	141,000
Stock based compensation	—	—	—	—	—	—	(1,188,000)	(1,188,000)
Repurchase of common stock	(2,233,907)	(22,000)	(23,085,000)	—	—	(23,107,000)	—	(23,107,000)
Issuance of noncontrolling interest	—	—	515,000	—	—	515,000	10,485,000	11,000,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(5,463,000)	(5,463,000)
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(715,000)	(715,000)
Adjustment to value of redeemable noncontrolling interests	—	—	2,611,000	—	—	2,611,000	1,103,000	3,714,000
Distributions declared ($0.22 per share)	—	—	—	(38,884,000)	—	(38,884,000)	—	(38,884,000)
Net income	—	—	—	2,163,000	—	2,163,000	6,045,000	8,208,000	(1)
Other comprehensive income	—	—	—	—	247,000	247,000	—	247,000

BALANCE—December 31, 2020	179,658,367	$1,798,000	$1,730,589,000	$(864,271,000)	$(2,008,000)	$866,108,000	$168,375,000	$1,034,483,000

AMERICAN HEALTHCARE REIT, INC.

CONSOLIDATED STATEMENTS OF EQUITY—(Continued)

For the Years Ended December 31, 2021, 2020 and 2019

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
Offering costs—common stock	—	$—	$(14,000)	$—	$—	$(14,000)	$—	$(14,000)
Issuance of common stock and purchase of noncontrolling interest in connection with the Merger	81,731,261	816,000	764,332,000	—	—	765,148,000	(43,203,000)	721,945,000	(2)
Issuance of operating partnership units to acquire AHI	—	—	36,449,000	—	107,000	36,556,000	75,727,000	112,283,000
Issuance of common stock under the DRIP	831,463	8,000	7,658,000	—	—	7,666,000	—	7,666,000
Issuance of vested and nonvested restricted common stock	852,364	—	41,000	—	—	41,000	—	41,000
Amortization of nonvested common stock compensation	—	—	816,000	—	—	816,000	—	816,000
Stock based compensation	—	—	—	—	—	—	(14,000)	(14,000)
Repurchase of common stock	(41,424)	—	(382,000)	—	—	(382,000)	—	(382,000	)(3)
Distributions to noncontrolling interests	—	—	—	—	—	—	(15,247,000)	(15,247,000)
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(5,923,000)	(5,923,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(7,549,000)	—	—	(7,549,000)	169,000	(7,380,000)
Distributions declared ($0.17 per share)	—	—	—	(39,238,000)	—	(39,238,000)	—	(39,238,000)
Net loss	—	—	—	(47,794,000)	—	(47,794,000)	(4,331,000)	(52,125,000	)(1)
Other comprehensive loss	—	—	—	—	(65,000)	(65,000)	—	(65,000)

BALANCE—December 31, 2021	263,032,031	$2,622,000	$2,531,940,000	$(951,303,000)	$(1,966,000)	$1,581,293,000	$175,553,000	$1,756,846,000

(1)

For the years ended December 31, 2021, 2020 and 2019, amounts exclude $(1,144,000), $655,000 and $437,000, respectively, of net (loss) income attributable to redeemable noncontrolling interests. See Note 13, Redeemable Noncontrolling Interests, for a further discussion.

(2)

In connection with the Merger, on October 1, 2021, a wholly owned subsidiary of Griffin-American Healthcare REIT IV Holdings, LP sold its 6.0% interest in Trilogy REIT Holdings, LLC to GAHR III. See Note 14, Equity — Noncontrolling Interests in Total Equity, for a further discussion.

(3)

Prior to the Merger, but upon the closing of the AHI Acquisition, as defined in Note 1, GAHR III redeemed all 22,222 shares of its common stock held by GAHR III’s former advisor as well as all 20,833 shares of GAHR IV Class T common stock held by GAHR IV’s former advisor.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2021, 2020 and 2019

	Years Ended December 31,
	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(53,269,000)	$8,863,000	$(852,000)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	133,191,000	98,858,000	111,412,000
Other amortization	24,189,000	30,789,000	29,740,000
Deferred rent	(2,673,000)	(5,606,000)	(3,264,000)
Stock based compensation	8,801,000	(1,342,000)	2,744,000
Stock based compensation—vested and nonvested restricted common stock	857,000	155,000	215,000
Change in fair value of derivative financial instruments	(8,200,000)	3,906,000	4,541,000
Impairment of real estate investments	3,335,000	11,069,000	—
Loss from unconsolidated entities	1,355,000	4,517,000	2,097,000
Loss (gain) on dispositions of real estate investments	100,000	(1,395,000)	—
Foreign currency loss (gain)	573,000	(1,522,000)	(1,731,000)
Loss on extinguishments of debt	2,655,000	—	2,968,000
Deferred income taxes	—	(3,329,000)	964,000
Change in fair value of contingent consideration	—	—	(681,000)
Other adjustments	466,000	—	—
Changes in operating assets and liabilities:
Accounts and other receivables	3,691,000	280,318,000	(22,435,000)
Other assets	(2,775,000)	(7,357,000)	(6,537,000)
Accounts payable and accrued liabilities	(32,571,000)	30,290,000	18,103,000
Accounts payable due to affiliates	(7,140,000)	5,162,000	121,000
Operating lease liabilities	(16,793,000)	(23,790,000)	(22,114,000)
Security deposits, prepaid rent and other liabilities	(37,879,000)	49,570,000	2,163,000

Net cash provided by operating activities	17,913,000	219,156,000	117,454,000

CASH FLOWS FROM INVESTING ACTIVITIES
Developments and capital expenditures	(79,695,000)	(128,302,000)	(92,836,000)
Acquisitions of real estate and other investments	(80,109,000)	(30,552,000)	(37,863,000)
Cash, cash equivalents and restricted cash acquired in connection with the Merger and the AHI Acquisition	17,852,000	—	—
Proceeds from dispositions of real estate and other investments	4,499,000	12,525,000	1,227,000
Investments in unconsolidated entities	(650,000)	(960,000)	(1,640,000)
Real estate and other deposits	(549,000)	(656,000)	(650,000)
Principal repayments on real estate notes receivable	—	—	28,650,000

Net cash used in investing activities	(138,652,000)	(147,945,000)	(103,112,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under mortgage loans payable	298,515,000	92,399,000	191,246,000
Payments on mortgage loans payable	(34,616,000)	(71,990,000)	(74,037,000)
Early payoff of mortgage loans payable	—	(2,601,000)	(14,022,000)
Borrowings under the lines of credit and term loans	51,100,000	121,755,000	1,030,653,000
Payments on the lines of credit and term loans	(157,000,000)	(94,000,000)	(952,822,000)
Deferred financing costs	(3,854,000)	(4,890,000)	(12,945,000)
Debt extinguishment costs	(127,000)	—	(870,000)
Borrowing under financing obligation	—	1,907,000	—
Payments on financing and other obligations	(11,685,000)	(5,453,000)	(7,850,000)
Distributions paid to common stockholders	(22,788,000)	(26,997,000)	(62,612,000)
Repurchase of common stock	(382,000)	(23,107,000)	(89,888,000)
Issuance of noncontrolling interest	—	11,000,000	—
Contributions from noncontrolling interests	—	—	3,000,000
Distributions to noncontrolling interests	(14,875,000)	(5,463,000)	(7,272,000)
Contributions from redeemable noncontrolling interests	152,000	—	2,000,000
Distributions to redeemable noncontrolling interests	(1,483,000)	(1,271,000)	(1,430,000)
Repurchase of redeemable noncontrolling interests and stock warrants	(8,933,000)	(150,000)	(475,000)
Security deposits and other	85,000	50,000	12,000

Net cash provided by (used in) financing activities	94,109,000	(8,811,000)	2,688,000

AMERICAN HEALTHCARE REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Years Ended December 31, 2021, 2020 and 2019

	Years Ended December 31,
	2021	2020	2019
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(26,630,000)	$62,400,000	$17,030,000
EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(74,000)	(90,000)	145,000
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	152,190,000	89,880,000	72,705,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$125,486,000	$152,190,000	$89,880,000

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period:
Cash and cash equivalents	$113,212,000	$53,149,000	$35,132,000
Restricted cash	38,978,000	36,731,000	37,573,000

Cash, cash equivalents and restricted cash	$152,190,000	$89,880,000	$72,705,000

End of period:
Cash and cash equivalents	$81,597,000	$113,212,000	$53,149,000
Restricted cash	43,889,000	38,978,000	36,731,000

Cash, cash equivalents and restricted cash	$125,486,000	$152,190,000	$89,880,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$70,212,000	$65,771,000	$68,654,000
Income taxes	$1,239,000	$753,000	$921,000
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Accrued developments and capital expenditures	$19,546,000	$22,342,000	$25,194,000
Capital expenditures from financing obligations	$1,409,000	$1,053,000	$11,821,000
Tenant improvement overage	$1,598,000	$4,482,000	$1,216,000
Acquisition of real estate investment with financing obligation	$15,504,000	$—	$—
Issuance of common stock under the DRIP	$7,666,000	$21,861,000	$55,440,000
Distributions declared but not paid—common stockholders	$8,768,000	$—	$9,974,000
Distributions declared but not paid—limited partnership units	$467,000	$—	$—
Reclassification of noncontrolling interests to mezzanine equity	$5,923,000	$715,000	$780,000
Issuance of redeemable noncontrolling interests	$7,999,000	$—	$—
Investments in unconsolidated entity	$—	$—	$5,276,000
The following represents the net (decrease) increase in certain assets and liabilities in connection with our acquisitions and dispositions of real estate investments:
Accounts and other receivables	$(153,000)	$(11,000)	$—
Other assets	$(4,036,000)	$(253,000)	$—
Due to affiliates	$6,000	$—	$—
Accounts payable and accrued liabilities	$(161,000)	$(110,000)	$46,000
Security deposits, prepaid rent and other liabilities	$—	$(459,000)	$105,000
Merger and AHI Acquisition (Note 1):
Issuance of limited partnership units in the AHI Acquisition	$131,674,000	$—	$—
Implied issuance of GAHR III common stock in exchange for net assets acquired and purchase of noncontrolling interests in connection with the Merger	$722,169,000	$—	$—
Fair value of mortgage loans payable and lines of credit and term loans assumed in the Merger	$507,503,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The use of the words “we,” “us,” or “our” refers to Griffin-American Healthcare REIT III, Inc. and its subsidiaries, including Griffin-American Healthcare REIT III Holdings, LP, for periods prior to the Merger, as defined below, and American Healthcare REIT, Inc. (formerly known as Griffin-American Healthcare REIT IV, Inc.) and its subsidiaries, including American Healthcare REIT Holdings, LP (formerly known as Griffin-American Healthcare REIT III Holdings, LP), for periods following the Merger, except where otherwise noted. Certain historical information of Griffin-American Healthcare REIT IV, Inc. is included for background purposes

1. Organization and Description of Business

Overview and Background

American Healthcare REIT, Inc., a Maryland corporation, owns a diversified portfolio of clinical healthcare real estate properties, focusing primarily on medical office buildings, skilled nursing facilities, senior housing, hospitals and other healthcare-related facilities. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). Our healthcare facilities operated under a RIDEA structure include our senior housing operating properties, or SHOP (formerly known as senior housing—RIDEA), and our integrated senior health campuses. We have originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. We generally seek investments that produce current income; however, we have selectively developed, and may continue to selectively develop, real estate properties. We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes, and we intend to continue to qualify to be taxed as a REIT.

Merger of Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT IV, Inc.

On June 23, 2021, Griffin-American Healthcare REIT III, Inc., a Maryland corporation, or GAHR III, Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership, or our operating partnership that subsequent to the Merger on October 1, 2021 described below is also referred to as the surviving partnership, Griffin-American Healthcare REIT IV, Inc., a Maryland corporation, or GAHR IV, its subsidiary Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership, or GAHR IV Operating Partnership, and Continental Merger Sub, LLC, a Maryland limited liability company and a newly formed wholly owned subsidiary of GAHR IV, or Merger Sub, entered into an Agreement and Plan of Merger, or the Merger Agreement. On October 1, 2021, pursuant to the Merger Agreement, (i) GAHR III merged with and into Merger Sub, with Merger Sub being the surviving company, or the REIT Merger, and (ii) GAHR IV Operating Partnership merged with and into our operating partnership, with our operating partnership being the surviving entity and being renamed American Healthcare REIT Holdings, LP, or the Partnership Merger, and, together with the REIT Merger, the Merger. Following the Merger on October 1, 2021, our company, or the Combined Company, was renamed American Healthcare REIT, Inc. The REIT Merger was intended to qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code. As a result of and at the effective time of the Merger, the separate corporate existence of GAHR III and GAHR IV Operating Partnership ceased.

AHI Acquisition

Also on June 23, 2021, GAHR III; our operating partnership; American Healthcare Investors, LLC, or AHI; Griffin Capital Company, LLC, or Griffin Capital; Platform Healthcare Investor T-II, LLC; Flaherty Trust; and Jeffrey T. Hanson, our former Chief Executive Officer and current Executive Chairman of the Board of

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Directors, Danny Prosky, our former Chief Operating Officer and current Chief Executive Officer and President, and Mathieu B. Streiff, our former Chief Operating Officer and current Executive Vice President, or collectively, the AHI Principals, entered into a contribution and exchange agreement, or the Contribution Agreement, pursuant to which, among other things, GAHR III agreed to acquire a newly formed entity, American Healthcare Opps Holdings, LLC, or NewCo, which we refer to as the AHI Acquisition. NewCo owned substantially all of the business and operations of AHI, as well as all of the equity interests in (i) Griffin-American Healthcare REIT IV Advisor, LLC, or GAHR IV Advisor, a subsidiary of AHI that served as the external advisor of GAHR IV, and (ii) Griffin-American Healthcare REIT III Advisor, LLC, or GAHR III Advisor, also referred to as our former advisor, a subsidiary of AHI that served as the external advisor of GAHR III. See “Operating Partnership and Former Advisor” below for a further discussion.

On October 1, 2021, the AHI Acquisition closed immediately prior to the consummation of the Merger, and pursuant to the Contribution Agreement, AHI contributed substantially all of its business and operations to the surviving partnership, including its interest in GAHR III Advisor and GAHR IV Advisor, and Griffin Capital contributed its then-current ownership interest in GAHR III Advisor and GAHR IV Advisor to the surviving partnership. In exchange for these contributions, the surviving partnership issued limited partnership units, or surviving partnership OP units. Subject to working capital and other customary adjustments, the total approximate value of these surviving partnership OP units at the time of consummation of the transactions contemplated by the Contribution Agreement was approximately $131,674,000, with a reference value for purposes thereof of $8.71 per unit, such that the surviving partnership issued 15,117,529 surviving partnership OP units as consideration, or the Closing Date Consideration. Following the consummation of the Merger and the AHI Acquisition, the Combined Company has become self-managed. As of December 31, 2021, such surviving partnership OP units are owned by AHI Group Holdings, LLC, or AHI Group Holdings, which is owned and controlled by the AHI Principals, Platform Healthcare Investor T-II, LLC, Flaherty Trust and a wholly owned subsidiary of Griffin Capital, or collectively, the NewCo Sellers.

In addition to the Closing Date Consideration, pursuant to the Contribution Agreement, we may in the future pay cash “earnout” consideration to AHI based on the fees that we may earn from our potential sponsorship of, and investment advisory services rendered to, American Healthcare RE Fund, L.P., a healthcare-related, real-estate-focused, private investment fund under consideration by AHI, or the Earnout Consideration. The Earnout Consideration is uncapped in amount and, if ever payable by us to AHI, will be due on the seventh anniversary of the closing of the AHI Acquisition (subject to acceleration in certain events, including if we achieve certain fee-generation milestones from our sponsorship of the private investment fund). AHI’s ability to receive the Earnout Consideration is also subject to vesting conditions relating to the private investment fund’s deployed equity capital and the continuous employment of at least two of the AHI Principals throughout the vesting period. As of December 31, 2021, the fair value of such cash earnout consideration was estimated to be $0.

The AHI Acquisition was treated as a business combination for accounting purposes, with GAHR III as both the legal and accounting acquiror of NewCo. While GAHR IV was the legal acquiror of GAHR III in the REIT Merger, GAHR III was determined to be the accounting acquiror in the REIT Merger in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 805, Business Combinations, or ASC Topic 805, after considering the relative share ownership and the composition of the governing body of the Combined Company. Thus, the financial information set forth herein subsequent to the consummation of the Merger and the AHI Acquisition reflects results of the Combined Company, and the financial information set forth herein prior to the Merger and the AHI Acquisition reflects GAHR III’s results. For this reason, period to period comparisons may not be meaningful.

Please see Note 3, Business Combination, for a further discussion of the Merger and the AHI Acquisition.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating Partnership and Former Advisor

We conduct substantially all of our operations through our operating partnership. Through September 30, 2021, we were externally advised by our former advisor pursuant to an advisory agreement, as amended, or the Advisory Agreement, between us and our former advisor. On June 23, 2021, we also entered into a Mutual Consent Regarding Waiver of Subordination of Asset Management Fees, or the Mutual Consent, pursuant to which, for the period from the date the Mutual Consent was entered into until the earlier to occur of (i) the closing of the Merger, or (ii) the termination of the Merger Agreement, the parties waived the requirement in the Advisory Agreement that our stockholders receive distributions in an amount equal to 5.0% per annum, cumulative, non-compounded, of their invested capital before we would be obligated to pay an asset management fee. Our former advisor used its best efforts, subject to the oversight and review of our board of directors, or our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Following the Merger and AHI Acquisition, we became self-managed and are no longer externally advised. As a result, any fees that would have otherwise been payable to our former advisor, are no longer being paid.

Prior to the Merger and the AHI Acquisition, our former advisor was 75.0% owned and managed by wholly owned subsidiaries of AHI, and 25.0% owned by a wholly owned subsidiary of Griffin Capital, or collectively, our former co-sponsors. Prior to the AHI Acquisition, AHI was 47.1% owned by AHI Group Holdings, 45.1% indirectly owned by Digital Bridge Group, Inc. (NYSE: DBRG) (formerly known as Colony Capital, Inc.), or Digital Bridge, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We were not affiliated with Griffin Capital, Digital Bridge or Mr. Flaherty; however, we were affiliated with our former advisor, AHI and AHI Group Holdings. Please see the “Merger of Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT IV, Inc.” and “AHI Acquisition” sections above for a further discussion of our operations effective October 1, 2021. As a result of the Merger and the AHI Acquisition on October 1, 2021, we, through our direct and indirect subsidiaries, own approximately 94.9% of our operating partnership and the remaining 5.1% is owned by the NewCo Sellers. See Note 13, Redeemable Noncontrolling Interests, and Note 14, Equity – Noncontrolling Interests in Total Equity, for a further discussion.

Public Offering

Prior to the Merger, we raised $1,842,618,000 through a best efforts initial public offering that commenced on February 26, 2014, or the GAHR III initial offering, and issued 184,930,598 shares of our common stock. In addition, during the GAHR III initial offering, we issued 1,948,563 shares of our common stock pursuant to our initial distribution reinvestment plan, or the Initial DRIP, for a total of $18,511,000 in distributions reinvested. Following the deregistration of the GAHR III initial offering on April 22, 2015, we continued issuing shares of our common stock pursuant to the Initial DRIP through a subsequent offering, or the 2015 GAHR III DRIP Offering. Effective October 5, 2016, we amended and restated the Initial DRIP, or the Amended and Restated DRIP, to amend the price at which shares of our common stock were issued pursuant to the 2015 GAHR III DRIP Offering. A total of $245,396,000 in distributions were reinvested that resulted in 26,386,545 shares of common stock being issued pursuant to the 2015 GAHR III DRIP Offering.

On January 30, 2019, we filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the Amended and Restated DRIP, or the 2019 GAHR III DRIP Offering, which commenced on April 1, 2019, following the deregistration of the 2015 GAHR III DRIP Offering. On May 29, 2020, in consideration of the impact the coronavirus, or COVID-19, pandemic had on the United States, globally and on our business operations, our board authorized the suspension of the 2019 GAHR III DRIP Offering. Such suspension was effective upon the completion of all shares issued with respect to distributions payable to

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stockholders of record on or prior to the close of business on May 31, 2020. A total of $63,105,000 in distributions were reinvested that resulted in 6,724,348 shares of common stock being issued pursuant to the 2019 GAHR III DRIP Offering.

As a result of the Merger, we deregistered the 2019 GAHR III DRIP Offering. Further, on October 4, 2021, our board authorized the reinstatement of our distribution reinvestment plan, as amended, or the DRIP. We continue to offer up to $100,000,000 of shares of our common stock to be issued pursuant to the DRIP under an existing Registration Statement on Form S-3 under the Securities Act filed by GAHR IV, or the AHR DRIP Offering. We collectively refer to the Initial DRIP portion of the GAHR III initial offering, the 2015 GAHR III DRIP Offering, the 2019 GAHR III DRIP Offering and the AHR DRIP Offering as our DRIP Offerings. See Note 14, Equity—Distribution Reinvestment Plan, for a further discussion. As of December 31, 2021, a total of $54,637,000 in distributions were reinvested that resulted in 5,755,013 shares of common stock being issued pursuant to the AHR DRIP Offering.

Our Real Estate Investments Portfolio

We currently operate through six reportable business segments: medical office buildings, integrated senior health campuses, skilled nursing facilities, SHOP, senior housing and hospitals. As of December 31, 2021, we owned and/or operated 182 properties, comprising 191 buildings, and 122 integrated senior health campuses including completed development projects, or approximately 19,178,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $4,292,371,000, including the fair value of the properties acquired in the Merger. In addition, as of December 31, 2021, we also owned a real estate-related debt investment purchased for $60,429,000.

COVID-19

Due to the COVID-19 pandemic in the United States and globally, since March 2020, our residents, tenants, operating partners and managers have been materially impacted. The rise of the Delta and Omicron variants of COVID-19, and government and public health agencies’ responses to potential future resurgences in the virus, further contributes to the prolonged economic impact and uncertainties caused by the COVID-19 pandemic. There is also uncertainty regarding the acceptance of available vaccines and boosters and the public’s receptiveness to those measures. As the COVID-19 pandemic is still impacting the healthcare system, it continues to present challenges for us as an owner and operator of healthcare facilities, making it difficult to ascertain the long-term impact the COVID-19 pandemic will have on real estate markets in which we own and/or operate properties and our portfolio of investments.

We have evaluated the impacts of the COVID-19 pandemic on our business thus far and incorporated information concerning such impacts into our assessments of liquidity, impairment and collectability from tenants and residents as of December 31, 2021. We will continue to monitor such impacts and will adjust our estimates and assumptions based on the best available information.

2. Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our accompanying consolidated financial statements. Such consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying consolidated financial statements.

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Basis of Presentation

Our accompanying consolidated financial statements include our accounts and those of our operating partnership, the wholly owned subsidiaries of our operating partnership and all non-wholly owned subsidiaries in which we have control, as well as any VIEs, in which we are the primary beneficiary. The portion of equity in any subsidiary that is not wholly owned by us is presented in our accompanying consolidated financial statements as a noncontrolling interest. We evaluate our ability to control an entity, and whether the entity is a VIE and we are the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance.

We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership and all non-wholly owned subsidiaries of which we have control, will own substantially all of the interests in properties acquired on our behalf. We are the sole general partner of our operating partnership and as of December 31, 2021, we owned an approximately 94.9% general partnership interest therein and the remaining 5.1% was owned by the NewCo Sellers. Prior to the Merger on October 1, 2021 and as of December 31, 2020, we owned greater than a 99.99% general partnership interest in our operating partnership. Our former advisor was a limited partner and owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership. On October 1, 2021, in connection with the Merger, we repurchased our former advisor’s limited partnership interest in our operating partnership.

The accounts of our operating partnership are consolidated in our accompanying consolidated financial statements because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our operating partnership). All intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of our accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of our consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the initial and recurring valuation of certain assets acquired and liabilities assumed through property acquisitions including through business combinations, goodwill and its impairment, revenues and grant income, allowance for credit losses, impairment of long-lived and intangible assets and contingencies. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased. Restricted cash primarily comprises lender required accounts for property taxes, tenant improvements, capital improvements and insurance, which are restricted as to use or withdrawal.

Leases

Lessee: We determine if a contract is a lease upon inception of the lease and maintain a distinction between finance and operating leases. Pursuant to FASB ASC Topic 842, Leases, or ASC Topic 842, lessees are

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required to recognize the following for all leases with terms greater than 12 months at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The lease liability is calculated by using either the implicit rate of the lease or the incremental borrowing rate. The accretion of lease liabilities and amortization expense on right-of-use assets for our operating leases are included in rental expenses and property operating expenses in our accompanying consolidated statements of operations and comprehensive income (loss). Operating lease liabilities are calculated using our incremental borrowing rate based on the information available as of the lease commencement date.

For our finance leases, the accretion of lease liabilities are included in interest expense and the amortization expense on right-of-use assets are included in depreciation and amortization in our accompanying consolidated statements of operations and comprehensive income (loss). Further, finance lease assets are included within real estate investments, net and finance lease liabilities are included within financing obligations in our accompanying consolidated balance sheets.

Lessor: Pursuant to ASC Topic 842, lessors bifurcate lease revenues into lease components and non-lease components and separately recognize and disclose non-lease components that are executory in nature. Lease components continue to be recognized on a straight-line basis over the lease term and certain non-lease components may be accounted for under the revenue recognition guidance in ASC Topic 606, Revenue from Contracts with Customers, or ASC Topic 606. See the “Revenue Recognition” section below. ASC Topic 842 also provides for a practical expedient package that permits lessors to not separate non-lease components from the associated lease component if certain conditions are met. In addition, such practical expedient causes an entity to assess whether a contract is predominately lease or service based, and recognize the revenue from the entire contract under the relevant accounting guidance. We recognize revenue for our medical office buildings, senior housing, skilled nursing facilities and hospitals segments as real estate revenue. Minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements are recorded to deferred rent receivable, which is included in other assets, net in our accompanying consolidated balance sheets. Tenant reimbursement revenue, which comprises additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, are considered non-lease components and variable lease payments. We qualified for and elected the practical expedient as outlined above to combine the non-lease component with the lease component, which is the predominant component, and therefore the non-lease component is recognized as part of real estate revenue. In addition, as lessors, we exclude certain lessor costs (i.e., property taxes and insurance) paid directly by a lessee to third parties on our behalf from our measurement of variable lease revenue and associated expense (i.e., no gross up of revenue and expense for these costs); and include lessor costs that we paid and are reimbursed by the lessee in our measurement of variable lease revenue and associated expense (i.e., gross up revenue and expense for these costs).

At our RIDEA facilities, we offer residents room and board (lease component), standard meals and healthcare services (non-lease component) and certain ancillary services that are not contemplated in the lease with each resident (i.e., laundry, guest meals, etc.). For our RIDEA facilities, we recognize revenue under ASC Topic 606 as resident fees and services, based on our predominance assessment from electing the practical expedient outlined above. See the “Revenue Recognition” section below.

See Note 18, Leases, for a further discussion.

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Revenue Recognition

Real Estate Revenue

We recognize real estate revenue in accordance with ASC Topic 842. See the “Leases” section above.

Resident Fees and Services Revenue

We recognize resident fees and services revenue in accordance with ASC Topic 606. A significant portion of resident fees and services revenue represents healthcare service revenue that is reported at the amount that we expect to be entitled to in exchange for providing patient care. These amounts are due from patients, third-party payors (including health insurers and government programs), other healthcare facilities, and others and includes variable consideration for retroactive revenue adjustments due to settlement of audits, reviews, and investigations. Generally, we bill the patients, third-party payors and other healthcare facilities several days after the services are performed. Revenue is recognized as performance obligations are satisfied.

Performance obligations are determined based on the nature of the services provided by us. Revenue for performance obligations satisfied over time is recognized based on actual charges incurred in relation to total expected (or actual) charges. This method provides a depiction of the transfer of services over the term of the performance obligation based on the inputs needed to satisfy the obligation. Generally, performance obligations satisfied over time relate to patients receiving long-term healthcare services, including rehabilitation services. We measure the performance obligation from admission into the facility to the point when we are no longer required to provide services to that patient. Revenue for performance obligations satisfied at a point in time is recognized when goods or services are provided and we do not believe we are required to provide additional goods or services to the patient. Generally, performance obligations satisfied at a point in time relate to sales of our pharmaceuticals business or to sales of ancillary supplies.

Because all of our performance obligations relate to contracts with a duration of less than one year, we have elected to apply the optional exemption provided in ASC Topic 606 and, therefore, are not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period. The performance obligations for these contracts are generally completed within months of the end of the reporting period.

We determine the transaction price based on standard charges for goods and services provided, reduced, where applicable, by contractual adjustments provided to third-party payors, implicit price concessions provided to uninsured patients, and estimates of goods to be returned. We also determine the estimates of contractual adjustments based on Medicare and Medicaid pricing tables and historical experience. We determine the estimate of implicit price concessions based on the historical collection experience with each class of payor.

Agreements with third-party payors typically provide for payments at amounts less than established charges. A summary of the payment arrangements with major third-party payors follows:

•	Medicare: Certain healthcare services are paid at prospectively determined rates based on cost-reimbursement methodologies subject to certain limits.

•

Medicaid: Reimbursements for Medicaid services are generally paid at prospectively determined rates. In the state of Indiana, we participate in an Upper Payment Limit program, or IGT, with various county hospital partners, which provides supplemental Medicaid payments to skilled nursing facilities that are licensed to non-state, government-owned entities such as county hospital districts. We have operational responsibility through management agreements for facilities retained by the county hospital districts including this IGT.

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•

Other: Payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations provide for payment using prospectively determined rates per discharge, discounts from established charges and prospectively determined periodic rates.

Laws and regulations concerning government programs, including Medicare and Medicaid, are complex and subject to varying interpretation. As a result of investigations by governmental agencies, various healthcare organizations have received requests for information and notices regarding alleged noncompliance with those laws and regulations, which, in some instances, have resulted in organizations entering into significant settlement agreements. Compliance with such laws and regulations may also be subject to future government review and interpretation as well as significant regulatory action, including fines, penalties and potential exclusion from the related programs. There can be no assurance that regulatory authorities will not challenge our compliance with these laws and regulations, and it is not possible to determine the impact (if any) such claims or penalties would have upon us.

Settlements with third-party payors for retroactive adjustments due to audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price for providing patient care. These settlements are estimated based on the terms of the payment agreement with the payor, correspondence from the payor and our historical settlement activity, including an assessment to ensure that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the retroactive adjustment is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews and investigations. Adjustments arising from a change in the transaction price were not significant for the years ended December 31, 2021, 2020 and 2019.

Disaggregation of Resident Fees and Services Revenue

We disaggregate revenue from contracts with customers according to lines of business and payor classes. The transfer of goods and services may occur at a point in time or over time; in other words, revenue may be recognized over the course of the underlying contract, or may occur at a single point in time based upon a single transfer of control. This distinction is discussed in further detail below. We determine that disaggregating revenue into these categories achieves the disclosure objective to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

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The following tables disaggregate our resident fees and services revenue by line of business, according to whether such revenue is recognized at a point in time or over time, for the years then ended:

	Integrated Senior Health Campuses	SHOP(1)	Total
2021:
Over time	$824,991,000	$96,000,000	$920,991,000
Point in time	200,708,000	2,236,000	202,944,000

Total resident fees and services	$1,025,699,000	$98,236,000	$1,123,935,000

2020:
Over time	$787,116,000	$83,043,000	$870,159,000
Point in time	196,053,000	2,861,000	198,914,000

Total resident fees and services	$983,169,000	$85,904,000	$1,069,073,000

2019:
Over time	$816,284,000	$65,200,000	$881,484,000
Point in time	214,650,000	2,944,000	217,594,000

Total resident fees and services	$1,030,934,000	$68,144,000	$1,099,078,000

The following tables disaggregate our resident fees and services revenue by payor class for the years then ended:

	Integrated Senior Health Campuses	SHOP(1)	Total
2021:
Private and other payors	$462,828,000	$94,673,000	$557,501,000
Medicare	349,876,000	—	349,876,000
Medicaid	212,995,000	3,563,000	216,558,000

Total resident fees and services	$1,025,699,000	$98,236,000	$1,123,935,000

2020:
Private and other payors	$437,133,000	$84,308,000	$521,441,000
Medicare	356,350,000	—	356,350,000
Medicaid	189,686,000	1,596,000	191,282,000

Total resident fees and services	$983,169,000	$85,904,000	$1,069,073,000

2019:
Private and other payors	$499,693,000	$67,930,000	$567,623,000
Medicare	338,466,000	—	338,466,000
Medicaid	192,775,000	214,000	192,989,000

Total resident fees and services	$1,030,934,000	$68,144,000	$1,099,078,000

(1)

Includes fees for basic housing and assisted living care. We record revenue when services are rendered at amounts billable to individual residents. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. For patients under reimbursement arrangements with Medicaid, revenue is recorded based on contractually agreed-upon amounts or rates on a per resident, daily basis or as services are rendered.

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Accounts Receivable, Net—Resident Fees and Services Revenue

The beginning and ending balances of accounts receivable, net—resident fees and services are as follows:

	Private and Other Payors	Medicare	Medicaid	Total
Beginning balance—January 1, 2021	$36,125,000	$36,479,000	$14,473,000	$87,077,000
Ending balance—December 31, 2021	42,056,000	35,953,000	16,922,000	94,931,000

Increase/(decrease)	$5,931,000	$(526,000)	$2,449,000	$7,854,000

Deferred Revenue—Resident Fees and Services Revenue

The beginning and ending balances of deferred revenue—resident fees and services, almost all of which relates to private and other payors, are as follows:

Total
Beginning balance—January 1, 2021	$10,597,000
Ending balance—December 31, 2021	14,673,000

Increase	$4,076,000

In addition to the deferred revenue above, during the second quarter of 2020 we received approximately $52,322,000 of Medicare advance payments through an expanded program of the Centers for Medicare & Medicaid Services, or CMS. These payments are required to be applied to claims beginning one year after their receipt through Medicare claims submitted over a future period. Any amounts of unutilized Medicare advance payments, which reflect funds received that are not applied to actual billings for Medicare services performed, will be repaid to CMS by the end of 2022. Our recoupment period commenced in the second quarter of 2021 and continues through 2022, and as such, for the year ended December 31, 2021, we recognized $38,677,000 of resident fees and services pertaining to such Medicare advance payments. The remaining balance in Medicare advance payments will be applied to future Medicare claims. Such amounts are deferred and included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets.

Financing Component

We have elected a practical expedient allowed under ASC Topic 606 and, therefore, we do not adjust the promised amount of consideration from patients and third-party payors for the effects of a significant financing component due to our expectation that the period between the time the service is provided to a patient and the time that the patient or a third-party payor pays for that service will be one year or less.

Contract Costs

We have applied the practical expedient provided by FASB ASC Topic 340, Other Assets and Deferred Costs, and, therefore, all incremental customer contract acquisition costs are expensed as they are incurred since the amortization period of the asset that we otherwise would have recognized is one year or less in duration.

Government Grants

We have been granted stimulus funds through various federal and state government programs, such as through the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, passed by the federal

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government on March 27, 2020, which were established for eligible healthcare providers to preserve liquidity in response to lost revenues and/or increased healthcare expenses (as such terms are defined in the applicable regulatory guidance) associated with the COVID-19 pandemic. Such grants are not loans and, as such, are not required to be repaid, subject to certain conditions. We recognize government grants as grant income or as a reduction of property operating expenses, as applicable, in our accompanying consolidated statements of operations and comprehensive income (loss) when there is reasonable assurance that the grants will be received and all conditions to retain the funds will be met. We adjust our estimates and assumptions based on the applicable guidance provided by the government and the best available information that we have. Any stimulus or other relief funds received that are not expected to be used in accordance with such terms and conditions will be returned to the government, and any related deferred income will not be recognized.

For the years ended December 31, 2021 and 2020, we recognized government grants of $16,951,000 and $55,181,000, respectively, as grant income and $134,000 and $519,000, respectively, as a reduction of property operating expenses. As of December 31, 2021 and 2020, we deferred approximately $443,000 and $2,635,000, respectively, of grant income until such time as it is earned. Such deferred amounts are included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets. As of and for the year ended December 31, 2019, we did not recognize any government grants.

Tenant and Resident Receivables and Allowances

On January 1, 2020, we adopted ASC Topic 326, Financial Instruments Credit Losses, or ASC Topic 326. We adopted ASC Topic 326 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to retained earnings as of January 1, 2020. Resident receivables are carried net of an allowance for credit losses. An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under their lease or service agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying consolidated statements of operations and comprehensive income (loss). Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses and other relevant factors. Prior to our adoption of ASC Topic 326 on January 1, 2020, resident receivables were carried net of an allowance for uncollectible amounts. Tenant receivables and unbilled deferred rent receivables are reduced for uncollectible amounts, which are recognized as direct reductions of real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss).

As of December 31, 2021 and 2020, we had $12,378,000 and $9,466,000, respectively, in allowances, which were determined necessary to reduce receivables by our expected future credit losses. For the years ended December 31, 2021, 2020 and 2019, we increased allowances by $10,779,000, $12,494,000 and $13,087,000, respectively, and reduced allowances for collections or adjustments by $5,624,000, $7,697,000 and $6,094,000, respectively. For the years ended December 31, 2021, 2020 and 2019, $4,353,000, $6,766,000 and $6,774,000, respectively, of our receivables were written off against the related allowances. For the year ended December 31, 2021, the allowance also included an increase of $2,110,000 as a result of the Merger.

Real Estate Investments Purchase Price Allocation

Upon the acquisition of real estate properties or other entities owning real estate properties, we determine whether the transaction is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired and liabilities assumed are not a business, we

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account for the transaction as an asset acquisition. Under both methods, we recognize the identifiable assets acquired and liabilities assumed; however, for a transaction accounted for as an asset acquisition, we capitalize transaction costs and allocate the purchase price using a relative fair value method allocating all accumulated costs, whereas for a transaction accounted for as a business combination, we immediately expense transaction costs incurred associated with the business combination and allocate the purchase price based on the estimated fair value of each separately identifiable asset and liability. For the years ended December 31, 2021, 2020 and 2019, all of our investment transactions were accounted for as asset acquisitions with the exception of the Merger and the AHI Acquisition which took place in 2021 and were accounted for as business combinations. See Note 3, Business Combinations—Merger and the AHI Acquisition, and Note 4, Real Estate Investments, Net—Acquisition of Real Estate Investments, for a further discussion.

We, with assistance from independent valuation specialists, measure the fair value of tangible and identified intangible assets and liabilities, as applicable, based on their respective fair values for acquired properties. Our method for allocating the purchase price to acquired investments in real estate requires us to make subjective assessments for determining fair value of the assets acquired and liabilities assumed. This includes determining the value of the buildings, land, leasehold interests, furniture, fixtures and equipment, above- or below-market rent, in-place leases, master leases, tenant improvements, above- or below-market debt assumed, derivative financial instruments assumed, and noncontrolling interest in the acquiree, if any. These estimates require significant judgment and in some cases involve complex calculations. These allocation assessments directly impact our results of operations, as amounts allocated to certain assets and liabilities have different depreciation or amortization lives. In addition, we amortize the value assigned to above- or below-market rent as a component of revenue, unlike in-place leases and other intangibles, which we include in depreciation and amortization in our accompanying consolidated statements of operations and comprehensive income (loss).

The determination of the fair value of land is based upon comparable sales data. In cases where a leasehold interest in the land is acquired, only the above/below market consideration is necessary where the value of the leasehold interest is determined by discounting the difference between the contract ground lease payments and a market ground lease payment back to a present value as of the acquisition date. The fair value of buildings is based upon our determination of the value under two methods: one, as if it were to be replaced and vacant using cost data and, two, also using a residual technique based on discounted cash flow models, as vacant. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. We also recognize the fair value of furniture, fixtures and equipment on the premises, as well as the above- or below-market rent, the value of in-place leases, master leases, above- or below-market debt and derivative financial instruments assumed.

The value of the above- or below-market component of the acquired in-place leases is determined based upon the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between: (i) the level payment equivalent of the contract rent paid pursuant to the lease; and (ii) our estimate of market rent payments taking into account the expected market rent growth. In the case of leases with options, a case-by-case analysis is performed based on all facts and circumstances of the specific lease to determine whether the option will be assumed to be exercised. The amounts related to above-market leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized against real estate revenue over the remaining non-cancelable lease term of the acquired leases with each property. The amounts related to below-market leases are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and are amortized to real estate revenue over the remaining non-cancelable lease term plus any below-market renewal options of the acquired leases with each property.

The value of in-place lease costs are based on management’s evaluation of the specific characteristics of the tenant’s lease and our overall relationship with the tenants. Characteristics considered by us in allocating

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these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The in-place lease intangible represents the value related to the economic benefit for acquiring a property with in-place leases as opposed to a vacant property, which is evaluated based on a review of comparable leases for a similar property, terms and conditions for marketing and executing new leases, and implied in the difference between the value of the whole property “as is” and “as vacant.” The net amounts related to in-place lease costs are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average downtime of the acquired leases with each property. The net amounts related to the value of tenant relationships, if any, are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases plus the market renewal lease term. The value of a master lease, if any, in which a previous owner or a tenant is relieved of specific rental obligations as additional space is leased, is determined by discounting the expected real estate revenue associated with the master lease space over the assumed lease-up period.

The value of above- or below-market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The net value of above- or below-market debt is included in mortgage loans payable, net in our accompanying consolidated balance sheets and is amortized to interest expense over the remaining term of the assumed mortgage.

The value of derivative financial instruments, if any, is determined in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, and is included in other assets or other liabilities in our accompanying consolidated balance sheets.

The values of contingent consideration assets and liabilities are analyzed at the time of acquisition. For contingent purchase options, the fair market value of the acquired asset is compared to the specified option price at the exercise date. If the option price is below market, it is assumed to be exercised and the difference between the fair market value and the option price is discounted to the present value at the time of acquisition.

The values of the redeemable and nonredeemable noncontrolling interests are estimated by applying the income approach based on a discounted cash flow analysis. The fair value measurement may apply significant inputs that are not observable in the market. See Note 3, Business Combination—Merger and the AHI Acquisition—Fair Value of Noncontrolling Interests, for a further discussion of our fair value measurement approach and the significant inputs used in the values of redeemable and nonredeemable noncontrolling interests in GAHR IV.

Real Estate Investments, Net

We carry our operating properties at our historical cost less accumulated depreciation. The cost of operating properties includes the cost of land and completed buildings and related improvements, including those related to financing obligations. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to 39 years, and the cost for tenant improvements is depreciated over the shorter of the lease term or useful life, up to 34 years. The cost of furniture, fixtures and equipment is depreciated over the estimated useful life, up to 28 years. When depreciable property is retired, replaced or disposed of, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is reflected in earnings.

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As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance is considered to be a lease inducement and is included in other assets, net in our accompanying consolidated balance sheets. Lease inducement is recognized over the lease term as a reduction of real estate revenue on a straight-line basis. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g., unilateral control of the tenant space during the build-out process). Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease. Recognition of lease revenue commences when the lessee is given possession of the leased space upon completion of tenant improvements when we are the owner of the leasehold improvements. However, when the leasehold improvements are owned by the tenant, the lease inception date (and the date on which recognition of lease revenue commences) is the date the tenant obtains possession of the leased space for purposes of constructing its leasehold improvements.

Goodwill

Goodwill represents the excess of consideration paid over the fair value of underlying identifiable net assets of a business acquired in a business combination. Our goodwill has an indeterminate life and is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We compare the fair value of a reporting segment with its carrying amount. We recognize an impairment loss to the extent the carrying value of goodwill exceeds the implied value in the current period. We take a qualitative approach to consider whether an impairment of goodwill exists prior to quantitatively determining the fair value of the reporting segment in step one of the impairment test. We perform our annual assessment of goodwill on October 1. Please see Note 3, Business Combinations, for a further discussion of goodwill recognized on October 1, 2021 in connection with the AHI acquisition, and Note 19, Segment Reporting, for a further discussion of goodwill as of December 31, 2021. For the years ended December 31, 2021, 2020 and 2019, we did not incur any impairment losses with respect to goodwill.

Impairment of Long-Lived Assets and Intangible Assets

We periodically evaluate our long-lived assets, primarily consisting of investments in real estate that we carry at our historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that its carrying value may not be recoverable. We consider the following indicators, among others, in our evaluation of impairment:

•	significant negative industry or economic trends;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the extent or manner in which the asset is used or significant physical change in the asset.

If indicators of impairment of our long-lived assets are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or

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disposing of the asset. We adjust the net book value of properties we lease to others and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. We recognize an impairment loss at the time we make any such determination.

We test indefinite-lived intangible assets, other than goodwill, for impairment at least annually, and more frequently if indicators arise. We first assess qualitative factors to determine the likelihood that the fair value of the reporting group is less than its carrying value. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair values of other indefinite-lived intangible assets are usually determined based on discounted cash flows or appraised values, as appropriate.

If impairment indicators arise with respect to intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If the estimated future undiscounted net cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset’s carrying value. For all of our reporting units, we recognize any shortfall from carrying value as an impairment loss in the current period.

See Note 4, Real Estate Investments, Net, for a further discussion of impairment of long-lived assets. For the years ended December 31, 2021, 2020 and 2019, we did not incur any impairment losses with respect to intangible assets.

Properties Held for Sale

A property or a group of properties is reported in discontinued operations in our consolidated statements of operations and comprehensive income (loss) for current and prior periods if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when either: (i) the component has been disposed of or (ii) is classified as held for sale. At such time as a property is held for sale, such property is carried at the lower of: (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer or buyers and other actions required to complete the plan to sell the asset has been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan to sell the asset, it is unlikely that significant changes to the plan would be made or that the plan would be withdrawn.

Our properties held for sale are included in other assets, net in our accompanying consolidated balance sheets. We did not recognize impairment charges on properties held for sale for the years ended December 31,

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2021 and 2019. For the year ended December 31, 2020, we determined that the fair values of two integrated senior health campuses that were held for sale were lower than their carrying amounts, and as such, we recognized an aggregate impairment charge of $2,719,000, which reduced the total aggregate carrying value of such assets to $807,000. The fair values of such properties were determined by the sales prices from executed purchase and sales agreements with third-party buyers, and adjusted for anticipated selling costs, which were considered Level 2 measurements within the fair value hierarchy. For the year ended December 31, 2021, we disposed of two integrated senior health campuses included in properties held for sale for an aggregate contract sales price of $500,000 and recognized an aggregate net loss on sale of $114,000. For the year ended December 31, 2020, we disposed of two integrated senior health campuses included in properties held for sale for an aggregate contract sales price of $10,457,000 and recognized an aggregate net gain on sale of $1,380,000. For the year ended December 31, 2019, we did not dispose of any held for sale properties.

Debt Security Investment, Net

We classify our marketable debt security investment as held-to-maturity because we have the positive intent and ability to hold the security to maturity, and we have not recorded any unrealized holding gains or losses on such investment. Our held-to-maturity security is recorded at amortized cost and adjusted for the amortization of premiums or discounts through maturity. Prior to the adoption of ASC Topic 326 on January 1, 2020, a loss was recognized in earnings when we determined declines in the fair value of marketable securities were other-than-temporary. For the year ended December 31, 2019, we did not incur any such loss. Effective January 1, 2020, we evaluated our debt security investment for expected future credit loss in accordance with ASC Topic 326. There was no net cumulative effect adjustment to retained earnings as of January 1, 2020.

See Note 5, Debt Security Investment, Net, for a further discussion.

Derivative Financial Instruments

We are exposed to the effect of interest rate changes in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures, which include the occasional use of derivatives. Our primary strategy in entering into derivative contracts, such as fixed rate interest rate swaps and interest rate caps, is to add stability to interest expense and to manage our exposure to interest rate movements by effectively converting a portion of our variable-rate debt to fixed-rate debt. We do not enter into derivative instruments for speculative purposes.

Derivatives are recognized as either other assets or other liabilities in our accompanying consolidated balance sheets and are measured at fair value. We do not designate our derivative instruments as hedge instruments as defined by guidance under ASC Topic 815, Derivatives and Hedges, or ASC Topic 815, which allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged items or to be deferred in other comprehensive income (loss). Changes in the fair value of our derivative financial instruments are recorded as a component of interest expense in gain or loss in fair value of derivative financial instruments in our accompanying consolidated statements of operations and comprehensive income (loss).

See Note 10, Derivative Financial Instruments, and Note 16, Fair Value Measurements, for a further discussion of our derivative financial instruments.

Fair Value Measurements

The fair value of certain assets and liabilities is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market

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participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, we follow a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of our reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and our reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

See Note 16, Fair Value Measurements, for a further discussion.

Other Assets, Net

Other assets, net primarily consists of inventory, prepaid expenses and deposits, deferred financing costs related to our lines of credit and term loans, deferred rent receivables, deferred tax assets, investments in unconsolidated entities, lease inducements and lease commissions. Inventory consists primarily of pharmaceutical and medical supplies and is stated at the lower of cost (first-in, first-out) or market. Deferred financing costs related to our lines of credit and term loans include amounts paid to lenders and others to obtain such financing. Such costs are amortized using the straight-line method over the term of the related loan, which approximates the effective interest rate method. Amortization of deferred financing costs related to our lines of credit and term loans is included in interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). Lease commissions are amortized using the straight-line method over the term of the related lease. Prepaid expenses are amortized over the related contract periods.

We report investments in unconsolidated entities using the equity method of accounting when we have the ability to exercise significant influence over the operating and financial policies. Under the equity method, our share of the investee’s earnings or losses is included in our accompanying consolidated statements of operations and comprehensive income (loss). We generally do not recognize equity method losses when such losses exceed our net equity method investment balance unless we have committed to provide such investee additional financial support or guaranteed its obligations. To the extent that our cost basis is different from the basis reflected at the entity level, the basis difference is generally amortized over the lives of the related assets and liabilities, and such amortization is included in our share of equity in earnings of the entity. The initial carrying value of investments in unconsolidated entities is based on the amount paid to purchase the entity interest or the estimated fair value of the assets prior to the sale of interests in the entity. We have elected to follow the cumulative earnings approach when classifying distributions received from equity method investments in our consolidated statements of cash flows, whereby any distributions received up to the amount of cumulative equity earnings will be considered a return on investment and classified in operating activities and any excess distributions would be considered a return of investment and classified in investing activities. We evaluate our

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equity method investments for impairment based upon a comparison of the estimated fair value of the equity method investment to its carrying value. When we determine a decline in the estimated fair value of such an investment below its carrying value is other-than-temporary, an impairment is recorded. For the years ended December 31, 2021, 2020 and 2019, we did not incur any impairment losses from unconsolidated entities.

See Note 7, Other Assets, Net, for a further discussion.

Accounts Payable and Accrued Liabilities

As of December 31, 2021 and 2020, accounts payable and accrued liabilities primarily include reimbursement of payroll-related costs to the managers of our SHOP and integrated senior health campuses of $31,101,000 and $46,540,000, respectively, insurance reserves of $36,440,000 and $36,251,000, respectively, accrued developments and capital expenditures to unaffiliated third parties of $22,852,000 and $21,508,000, respectively, accrued property taxes of $22,102,000 and $14,521,000, respectively, and accrued investor distributions of $8,768,000 and $0, respectively.

Stock Based Compensation

We follow ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, to account for our stock compensation pursuant to the 2015 Incentive Plan, or our incentive plan, using the fair value method, which requires an estimate of fair value of the award at the time of grant and recognition of compensation expense on a straight-line basis over the requisite service period of the awards. The compensation expense is adjusted for actual forfeitures upon occurrence. Awards granted under our incentive plan consist of restricted stock or units issued to our executive officers and key employees, in addition to restricted stock issued to our independent directors. See Note 14, Equity—2015 Incentive Plan, for a further discussion of awards granted under our incentive plan.

On January 1, 2019, we adopted Accounting Standards Update, or ASU, 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, or ASU 2018-07, which simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. It expands the scope of ASC Topic 718 to include share-based payments granted to nonemployees in exchange for goods or services used or consumed in the entity’s own operations and supersedes the guidance of ASC Topic 505-50, Equity-Based Payments to Nonemployees. We applied this guidance using a modified retrospective approach for all equity-classified nonemployee awards for which a measurement date has not been established as of the adoption date. See Note 14, Equity—Noncontrolling Interests in Total Equity, for a further discussion of grants to nonemployees.

Foreign Currency

We have real estate investments in the United Kingdom, or UK, and the Isle of Man for which the functional currency is the UK Pound Sterling, or GBP. We translate the results of operations of our foreign real estate investments into United States Dollars, or USD, using the average currency rates of exchange in effect during the period, and we translate assets and liabilities using the currency exchange rate in effect at the end of the period. The resulting foreign currency translation adjustments are included in accumulated other comprehensive loss, a component of stockholders’ equity, in our accompanying consolidated balance sheets. Certain balance sheet items, primarily equity and capital-related accounts, are reflected at the historical currency exchange rates. We also have intercompany notes and payables denominated in GBP with our UK subsidiaries. Gains or losses resulting from remeasuring such intercompany notes and payables into USD at the end of each reporting period are reflected in our accompanying consolidated statements of operations and comprehensive

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income (loss). When such intercompany notes and payables are deemed to be of a long-term investment nature, they will be reflected in accumulated other comprehensive loss in our accompanying consolidated balance sheets.

Gains or losses resulting from foreign currency transactions are remeasured into USD at the rates of exchange prevailing on the date of the transactions. The effects of transaction gains or losses are included in our accompanying consolidated statements of operations and comprehensive income (loss).

Income Taxes

We qualified, and elected to be taxed, as a REIT under the Code, and we intend to continue to qualify to be taxed as a REIT. To maintain our qualification as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute to our stockholders a minimum of 90.0% of our annual taxable income, excluding net capital gains. We generally will not be subject to federal income taxes if we distribute 100% of our taxable income each year to our stockholders.

If we fail to maintain our qualification as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to our stockholders.

We may be subject to certain state and local income taxes on our income, property or net worth in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain activities that we undertake are conducted by subsidiaries, which we elected to be treated as taxable REIT subsidiaries, or TRS, to allow us to provide services that would otherwise be considered impermissible for REITs. Also, we have real estate investments in the UK and the Isle of Man, which do not accord REIT status to United States REITs under their tax laws. Accordingly, we recognize an income tax benefit or expense for the federal, state and local income taxes incurred by our TRS and foreign income taxes on our real estate investments in the UK and the Isle of Man.

We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets reflect the impact of the future deductibility of operating loss carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes us to change our judgment about the realizability of the related deferred tax asset, is included in income tax benefit or expense in our accompanying consolidated statements of operations and comprehensive income (loss) when such changes occur. Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes us to change our judgment about expected future tax consequences of events, is recorded in income tax benefit or expense in our accompanying consolidated statements of operations and comprehensive income (loss).

Net deferred tax assets are included in other assets, or net deferred tax liabilities are included in security deposits, prepaid rent and other liabilities, in our accompanying consolidated balance sheets.

See Note 17, Income Taxes, for a further discussion.

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Segment Disclosure

We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. Accordingly, when we acquired our first medical office building in June 2014; senior housing facility in September 2014; hospital in December 2014; SHOP in May 2015; skilled nursing facility in October 2015; and integrated senior health campus in December 2015, we established a new reportable segment at such time. As of December 31, 2021, we operated through six reportable business segments, with activities related to investing in medical office buildings, integrated senior health campuses, skilled nursing facilities, SHOP, senior housing and hospitals.

See Note 19, Segment Reporting, for a further discussion.

GLA and Other Measures

GLA and other measures used to describe real estate investments included in our accompanying consolidated financial statements are presented on an unaudited basis.

Recently Issued Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform of Financial Reporting, or ASU 2020-04, which provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships and other transactions, subject to meeting certain criteria. ASU 2020-04 applies to the aforementioned transactions that reference the London Inter-bank Offered Rate, or LIBOR, or another reference rate expected to be discontinued because of the reference rate reform. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), or ASU 2021-01, which clarifies that certain optional expedients and exceptions for contract modification and hedge accounting apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of the discontinuation of the use of LIBOR as a benchmark interest rate due to reference rate reform. ASU 2020-04 and ASU 2021-01 are effective for fiscal years and interim periods beginning after March 12, 2020 and through December 31, 2022. We are currently evaluating the impact this guidance has on our variable rate debt, derivatives and lease contracts to determine the impact on our disclosures.

In July 2021, the FASB issued ASU 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments, or ASU 2021-05, which amends the lease classification requirements for lessors to align them with practice under the previous lease accounting standard, ASC Topic 840, Leases. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease, if both of the following criteria are met: (1) the lease would have been classified as a sales-type lease or a direct financing lease; and (2) the lessor would have otherwise recognized a day-one loss. ASU 2021-05 is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted. We are currently evaluating this guidance to determine the impact to our consolidated financial statements and disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, or ASU 2021-08, which requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquiror on the acquisition date in accordance with ASC Topic 606 as if it had originated the contracts. Under the current business combination guidance, such assets and liabilities were recognized by the acquiror as fair value on the acquisition date. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022. Early adoption is permitted. We are currently evaluating this guidance to determine the impact to our consolidated financial statements and disclosures.

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In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), or ASU 2021-10, which requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. ASU 2021-10 is effective for annual periods beginning after December 15, 2021. We adopted such accounting pronouncements on January 1, 2022, which did not have a material impact to our financial statement disclosures.

3. Business Combinations

Merger and the AHI Acquisition

As discussed in Note 1, Organization and Description of Business, on October 1, 2021, pursuant to the Merger Agreement, we completed the REIT Merger and Partnership Merger. At the effective time of the REIT Merger, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share, converted into the right to receive 0.9266 shares of GAHR IV’s Class I common stock, $0.01 par value per share. At the effective time of the Partnership Merger, (i) each unit of limited partnership interest in our operating partnership outstanding as of immediately prior to the effective time of the Partnership Merger was converted automatically into the right to receive 0.9266 of a Partnership Class I Unit, as defined in the agreement of limited partnership, as amended, of the surviving partnership and (ii) each unit of limited partnership interest in GAHR IV Operating Partnership outstanding as of immediately prior to the effective time of the Partnership Merger was converted automatically into the right to receive one unit of limited partnership interest of the surviving partnership of like class.

Additionally, on October 1, 2021, the AHI Acquisition closed immediately prior to the consummation of the Merger, and pursuant to the Contribution Agreement, AHI contributed substantially all of its business and operations to the surviving partnership, including its interest in GAHR III Advisor and GAHR IV Advisor, and Griffin Capital contributed its ownership interest in GAHR III Advisor and GAHR IV Advisor to the surviving partnership. In exchange for their contributions, the surviving partnership issued surviving partnership OP units to the NewCo Sellers.

Purchase Consideration

REIT Merger

The fair value of the purchase consideration transferred was calculated as follows:

Deemed equity consideration(1)	$768,075,000
Consideration for acquisition of noncontrolling interest(2)	(53,300,000)
Repurchase of GAHR IV Class T common stock	192,000

Total purchase consideration	$714,967,000

(1)

Represents the fair value of GAHR III common stock that is deemed to be issued for accounting purposes only. The fair value of the purchase consideration is calculated based on 88,183,065 shares of common stock deemed to be issued by GAHR III at the fair value per share of $8.71.

(2)

Represents the fair value of additional interest acquired in GAHR III’s subsidiary, Trilogy REIT Holdings, LLC, or Trilogy. The acquisition of additional interest in Trilogy is accounted for separately from the REIT Merger in accordance with ASC Topic 810, Consolidation, or ASC Topic 810. See Note 14, Equity—Noncontrolling Interests in Total Equity, for a discussion of the Trilogy Transaction.

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AHI Acquisition

The fair value of the purchase consideration transferred was calculated as follows:

Equity consideration(1)	$131,674,000
Post-closing cash payment to NewCo Sellers related to net working capital adjustments	73,000
Contingent consideration(2)	—

Total purchase consideration	$131,747,000

(1)

Represents the estimated fair value of the 15,117,529 surviving partnership OP units issued as consideration, with a reference value for purposes thereof of $8.71 per unit. The issuance of surviving partnership OP units was accounted for separately from the AHI Acquisition.

(2)

Represents the estimated fair value of contingent consideration based on the performance of a possible private investment fund under consideration by AHI. As of the acquisition date, we have no definitive plans to establish the investment fund and therefore the fair value of contingent consideration was estimated to be $0.

Purchase Price Allocation

REIT Merger

The following table sets forth the allocation of the purchase consideration to the fair values of identifiable tangible and intangible assets acquired and liabilities assumed recognized at the acquisition date of GAHR IV, as well as the fair value at the acquisition date of the noncontrolling interests in GAHR IV:

Real estate investments	$1,126,641,000
Cash and cash equivalents	16,163,000
Accounts and other receivables, net	2,086,000
Restricted cash	986,000
Identified intangible assets	115,824,000
Operating lease right-of-use assets	11,939,000
Other assets	3,938,000

Total assets	1,277,577,000
Mortgage loans payable, net	(18,602,000)
Lines of credit and term loans	(488,900,000)
Accounts payable and accrued liabilities	(21,882,000)
Accounts payable due to affiliates	(324,000)
Identified intangible liabilities	(12,927,000)
Operating lease liabilities	(7,568,000)
Security deposits, prepaid rent and other liabilities	(8,354,000)

Total liabilities	(558,557,000)

Total net identifiable assets acquired	719,020,000

Redeemable noncontrolling interests	(2,525,000)
Noncontrolling interest in total equity	(1,528,000)

Total purchase consideration	$714,967,000

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AHI Acquisition

The following table sets forth the allocation of the purchase consideration to the fair values of identifiable tangible and intangible assets acquired and liabilities assumed recognized at the acquisition date:

Cash and cash equivalents	$706,000
Operating lease right-of-use assets	3,526,000
Other assets	362,000

Total assets	4,594,000
Accounts payable and accrued liabilities	(3,910,000)
Operating lease liabilities	(3,526,000)

Total liabilities	(7,436,000)

Net identifiable liabilities assumed	(2,842,000)
Goodwill	134,589,000

Total purchase consideration	$131,747,000

Acquisition-related Costs

The Merger and the AHI Acquisition were accounted for as business combinations and as a result, acquisition-related costs incurred in connection with these transactions of $12,873,000 were expensed and included in business acquisition expenses in our accompanying consolidated statement of operations and comprehensive income (loss). Acquisition-related costs of $6,753,000 were incurred by GAHR IV in the period before the consummation of the Merger on October 1, 2021 and are therefore not reflected in our accompanying consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2021 as GAHR III was the accounting acquiror in the Merger under ASC Topic 805, as further explained above.

Fair Value of Noncontrolling Interests

The fair value of the redeemable and nonredeemable noncontrolling interest in GAHR IV was estimated by applying the income approach based on a discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market. The key assumptions applied in the income approach include the estimates of stabilized occupancy, market rents, capitalization rates, and discount rates.

AHI Acquisition—Goodwill

In connection with the AHI Acquisition, we recorded goodwill of $134,589,000 as a result of the consideration exceeding the fair value of the net assets acquired and liabilities assumed. Goodwill represents the estimated future benefits arising from other assets acquired that could not be individually identified and separately recognized. Goodwill recognized in this transaction is not deductible for tax purposes. There has been no change to the carrying values of goodwill since the acquisition date through December 31, 2021.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below represents the allocation of goodwill in connection with the AHI Acquisition to our reporting segments:

Medical office buildings	$47,812,000
Integrated senior health campuses	44,547,000
SHOP	23,277,000
Skilled nursing facilities	8,640,000
Senior housing	5,924,000
Hospitals	4,389,000

Total	$134,589,000

REIT Merger—Real Estate Investments, Intangible Assets and Intangible Liabilities

Real estate investments consist of land, building improvements, site improvements, unamortized tenant improvement allowances and unamortized capital improvements. Intangibles assets consist of in-place leases, above-market leases and certificates of need. We amortize purchased real estate investments and intangible assets on a straight-line basis over their respective useful lives. The following tables present the approximate fair value and the weighted-average depreciation and amortization periods of each major type of asset and liability.

Real Estate Investments	Approximate Fair Value	Estimated Useful Lives (in years)
Land	$114,525,000	N/A
Building improvements	930,700,000	39
Site improvements	33,644,000	7
Unamortized tenant improvement allowances	42,407,000	6
Unamortized capital improvements	5,365,000	11

Total real estate investments	$1,126,641,000

Intangible Assets	Approximate Fair Value	Estimated Useful Lives (in years)
In-place leases	$79,887,000	6
Above-market leases	35,606,000	10
Certificates of need	331,000	N/A

Total identified intangible assets	$115,824,000

Intangible Liabilities	Approximate Fair Value	Estimated Useful Life (in years)
Below-market leases	$12,927,000	10

The fair values of the assets acquired and liabilities assumed, as well as the fair value of the noncontrolling interests, on October 1, 2021 were preliminary estimates determined using the cost approach and direct capitalization method under the income approach, and in limited circumstances, the market approach. Any necessary adjustments will be finalized within one year from the date of acquisition.

Pro Forma Financial Information (Unaudited)

The following unaudited pro forma operating information is presented as if the Merger and the AHI Acquisition occurred on January 1, 2020. Such unaudited pro forma information includes a nonrecurring

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adjustment to present acquisition related expenses incurred in the year ended December 31, 2021 in the 2020 pro forma results. The pro forma results are not necessarily indicative of the operating results that would have been obtained had the Merger and the AHI Acquisition occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results. Unaudited pro forma revenue, net loss and net loss attributable to controlling interest would have been as follows:

	Years Ended December 31,
	2021	2020
Revenue	$1,392,884,000	$1,397,261,000
Net loss	$(45,253,000)	$(17,116,000)
Net loss attributable to controlling interest	$(35,140,000)	$(20,642,000)

4. Real Estate Investments, Net

Our real estate investments, net consisted of the following as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Building, improvements and construction in process	$3,505,786,000	$2,379,337,000
Land and improvements	334,562,000	200,319,000
Furniture, fixtures and equipment	198,224,000	174,994,000

	4,038,572,000	2,754,650,000
Less: accumulated depreciation	(523,886,000)	(424,650,000)

	$3,514,686,000	$2,330,000,000

Depreciation expense for the years ended December 31, 2021, 2020 and 2019 was $109,036,000, $90,997,000 and $90,914,000, respectively. In addition to the acquisitions and dispositions discussed below, for the years ended December 31, 2021, 2020 and 2019, we incurred capital expenditures of $62,596,000, $111,286,000 and $93,485,000, respectively, for our integrated senior health campuses, $21,605,000, $17,854,000 and $16,571,000, respectively, for our medical office buildings, $3,539,000, $1,232,000 and $2,015,000, respectively, for our SHOP, $31,000, $0 and $1,954,000, respectively, for our skilled nursing facilities and $0, $47,000 and $53,000, respectively, for our hospitals. We did not incur any capital expenditures for our senior housing facilities for the years ended December 31, 2021, 2020 and 2019.

Included in the capital expenditure amounts above are costs for the development and expansion of our integrated senior health campuses. For the year ended December 31, 2021, we completed the development of three properties for $50,435,000 and incurred $22,720,000 to expand two of our existing integrated senior health campuses. We also exercised our right to purchase a leased property that cost $11,004,000. For the year ended December 31, 2020, we completed the development of six integrated senior health campuses for $64,409,000 and incurred $2,573,000 to expand two of our existing integrated senior health campuses. For the year ended December 31, 2019, we completed the development of two integrated senior health campuses for $25,087,000.

For the year ended December 31, 2021, we determined that one medical office building was impaired and recognized an impairment charge of $3,335,000, which reduced the carrying value of such asset to $2,880,000. The fair value of such property was determined by the sales price from an executed purchase and sale agreement with third-party buyer, and adjusted for anticipated selling costs, which was considered a Level 2 measurement within the fair value hierarchy. We disposed of such impaired medical office building in July 2021 for a contract sales price of $3,000,000 and recognized a net gain on sale of $346,000.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2020, we determined that one skilled nursing facility and one medical office building were impaired and recognized an aggregate impairment charge of $8,350,000, which reduced the total carrying value of such assets to $4,256,000. The fair values of such properties were determined by the sales price from executed purchase and sales agreements with third-party buyers, and adjusted for anticipated selling costs, which were considered Level 2 measurements within the fair value hierarchy. We disposed of such impaired medical office building in July 2020 for a contract sales price of $3,500,000 and recognized a net gain on sale of $15,000. As of December 31, 2020, the remaining $1,056,000 carrying value of such skilled nursing facility was classified in properties held for sale, and we subsequently disposed of such property in February 2021 for a contract sales price of $1,300,000 and recognized a net loss on sale of $332,000. No impairment charges were recognized on our properties for the year ended December 31, 2019. For the year ended December 31, 2019, we did not dispose of any long-lived assets.

Acquisitions of Real Estate Investments

For the years ended December 31, 2021, 2020 and 2019, with the exception of the Merger and the AHI Acquisition, all of our acquisitions of real estate investments were determined to be asset acquisitions. Below is a summary of such property acquisitions by year, including our acquisition of previously leased real estate investments. On October 1, 2021, we completed the Merger and the AHI Acquisition and accounted for such transactions as business combinations under ASC Topic 805. See Note 3, Business Combinations—Merger and the AHI Acquisition, for a further discussion.

2021 Acquisitions of Real Estate Investments

For the year ended December 31, 2021, we, through a majority-owned subsidiary of Trilogy, of which we owned 67.6% at the time of acquisition, acquired a portfolio of six previously leased real estate investments located in Indiana and Ohio. The following is a summary of such property acquisitions, which are included in our integrated senior health campuses segment:

Location	Date Acquired	Contract Purchase Price	Mortgage Loan Payable(1)	Acquisition Fee(2)
Kendallville, IN; and Delphos, Lima, Springfield, Sylvania and Union Township, OH	01/19/21	$76,549,000	$78,587,000	$1,164,000

(1)	Represents the principal balance of the mortgage loan payable placed on the properties at the time of acquisition.
(2)

Our former advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.25% of the portion of the contract purchase price of the properties attributed to our ownership interest in the Trilogy subsidiary that acquired the properties.

Prior to the Merger on October 1, 2021, we, through a majority-owned subsidiary of Trilogy, acquired land in Indiana and Ohio for an aggregate contract purchase price of $1,459,000 plus closing costs and paid to our former advisor an acquisition fee of 2.25% of the portion of the contract purchase price of each land parcel attributed to our ownership interest. On October 15, 2021, we, through a majority-owned subsidiary of Trilogy, acquired a land parcel in Ohio for a contract purchase price of $249,000 plus closing costs.

For the year ended December 31, 2021, we incurred and capitalized acquisition fees and direct acquisition related expenses of $1,855,000 for the property acquisitions described above. The following table summarizes the purchase price of such assets acquired at the time of acquisition, adjusted for $57,647,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operating lease right-of-use assets and $54,564,000 operating lease liabilities, and based on their relative fair values:

2021 Acquisitions
Building and improvements	$66,167,000
Land	17,612,000

Total assets acquired	$83,779,000

In July 2021, we, through a majority-owned subsidiary of Trilogy, sold an integrated senior health campus, or the Sold Property, to an unaffiliated third party, or the Buyer, and leased it back, while retaining control of the Sold Property. This transaction did not meet the criteria for a sale and leaseback under GAAP. The lease agreement includes a finance obligation with a present value of $15,504,000 representing our obligation to purchase the Sold Property between 2028 and 2029. Simultaneously, we, through a majority-owned subsidiary of Trilogy, purchased a previously leased integrated senior health campus, or the Purchased Property, from the Buyer which was in exchange for the Sold Property. No cash consideration was exchanged as part of the transactions explained above. As of December 31, 2021, the carrying value of the Purchased Property of $14,807,000 was recorded to real estate investments, net, in our accompanying consolidated balance sheet and the carrying value of the finance obligation of $15,504,000 was recorded to financing obligations in our accompanying consolidated balance sheet.

2020 Acquisitions of Real Estate Investments

For the year ended December 31, 2020, we, through a majority-owned subsidiary of Trilogy, of which we owned 67.6% at the time of property acquisition, acquired two previously leased real estate investments located in Indiana and Kentucky. The following is a summary of such property acquisitions, which are included in our integrated senior health campuses segment:

Location	Date Acquired	Contract Purchase Price	Line of Credit(1)	Acquisition Fee(2)
Monticello, IN	07/30/20	$10,600,000	$13,200,000	$161,000
Louisville, KY	07/30/20	16,719,000	15,055,000	254,000

Total		$27,319,000	$28,255,000	$415,000

(1)	Represents borrowings under the 2019 Trilogy Credit Facility, as defined in Note 9, Lines of Credit and Term Loans, at the time of acquisition.
(2)

Our former advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.25% of the portion of the contract purchase price of the properties attributed to our ownership interest at the time of acquisition in the Trilogy subsidiary that acquired the properties.

In addition to the property acquisitions discussed above, for the year ended December 31, 2020, we, through a majority-owned subsidiary of Trilogy, acquired land in Ohio for an aggregate contract purchase price of $2,833,000 plus closing costs and paid to our former advisor an acquisition fee of 2.25% of the portion of the contract purchase price of such land parcel attributed to our ownership interest.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2020, we incurred and capitalized closing costs and direct acquisition related expenses of $709,000 for the property acquisitions described above. The following table summarizes the purchase price of the assets acquired at the time of acquisition, adjusted for $14,281,000 of operating lease right-of-use assets and $15,530,000 of operating lease liabilities, and based on their relative fair values:

2020 Acquisitions
Building and improvements	$26,311,000
Land	4,563,000

Total assets acquired	$30,874,000

2019 Acquisitions of Real Estate Investments

For the year ended December 31, 2019, using cash on hand and debt financing, we completed the acquisition of two buildings from unaffiliated third parties. The following is a summary of such property acquisitions:

Acquisition	Location	Type	Date Acquired	Contract Purchase Price	Line of Credit	Acquisition Fee
North Carolina ALF Portfolio(1)	Garner, NC	SHOP	03/27/19	$15,000,000	$15,000,000	$338,000
The Cloister at Silvercrest(2)	New Albany, IN	Integrated Senior Health Campus	10/01/19	750,000	—	11,000

				$15,750,000	$15,000,000	$349,000

(1)

We own 100% of our property acquired, which we added to our existing North Carolina ALF Portfolio. The other six buildings in North Carolina ALF Portfolio were acquired between January 2015 and August 2018. We borrowed under the 2019 Credit Facility, as defined in Note 9, Lines of Credit and Term Loans, at the time of acquisition. Our former advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our property, and acquisition fee of 2.25% of the contract purchase price of such property.

(2)

We, through a majority-owned subsidiary of Trilogy, of which we owned 67.7% at the time of such property acquisition, acquired such property using cash on hand. Our former advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our property, an acquisition fee of 2.25% of the portion of the contract purchase price of the property attributed to our ownership interest in the Trilogy subsidiary that acquired the property.

In addition to the property acquisitions discussed above, for the year ended December 31, 2019, we, through a majority-owned subsidiary of Trilogy, acquired land in Ohio and Michigan for an aggregate contract purchase price of $4,806,000 plus closing costs and paid to our former advisor an acquisition fee of 2.25% of the portion of the contract purchase price of each land parcel attributed to our ownership interest at the time of acquisition.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2019 Acquisition of Previously Leased Real Estate Investments

For the year ended December 31, 2019, we, through a majority-owned subsidiary of Trilogy, of which we owned 67.6% at the time of property acquisition, acquired one previously leased real estate investment located in Indiana. The following is a summary of such property acquisition, which is included in our integrated senior health campuses segment:

Locations	Date Acquired	Contract Purchase Price	Line of Credit(1)	Acquisition Fee(2)
Corydon, IN	09/05/19	$14,082,000	$14,114,000	$215,000

(1)	Represents a borrowing under the 2019 Trilogy Credit Facility, at the time of acquisition.
(2)

Our former advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our property, an acquisition fee of 2.25% of the portion of the contract purchase price of the property attributed to our ownership interest at the time of acquisition in the Trilogy subsidiary that acquired the property.

For the year ended December 31, 2019, we incurred and capitalized closing costs and direct acquisition related expenses of $836,000 for the property acquisition described above. The following table summarizes the purchase price of the assets acquired at the time of acquisition, adjusted for $13,052,000 of operating lease right-of-use assets and $12,599,000 of operating lease liabilities, and based on their relative fair values:

2019 Acquisitions
Building and improvements	$23,834,000
Land	8,496,000
In-place leases	3,596,000

Total assets acquired	$35,926,000

5. Debt Security Investment, Net

On October 15, 2015, we acquired a commercial mortgage-backed debt security, or debt security, from an unaffiliated third party. The debt security bears an interest rate on the stated principal amount thereof equal to 4.24% per annum, the terms of which security provide for monthly interest-only payments. The debt security matures on August 25, 2025 at a stated amount of $93,433,000, resulting in an anticipated yield-to-maturity of 10.0% per annum. The debt security was issued by an unaffiliated mortgage trust and represents a 10.0% beneficial ownership interest in such mortgage trust. The debt security is subordinate to all other interests in the mortgage trust and is not guaranteed by a government-sponsored entity.

As of December 31, 2021 and 2020, the carrying amount of the debt security investment was $79,315,000 and $75,851,000, respectively, net of unamortized closing costs of $1,004,000 and $1,205,000, respectively. Accretion on the debt security for the years ended December 31, 2021, 2020 and 2019 was $3,665,000, $3,304,000 and $2,987,000, respectively, which is recorded as an increase to real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss). Amortization expense of closing costs for the years ended December 31, 2021, 2020 and 2019 was $201,000, $170,000 and $143,000, respectively, which is recorded as a decrease to real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss). We evaluated credit quality indicators such as the agency ratings and the underlying collateral of such investment in order to determine expected future credit loss. No credit loss was recorded for the years ended December 31, 2021 and 2020.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Identified Intangible Assets, Net

Identified intangible assets, net consisted of the following as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Amortized intangible assets:
In-place leases, net of accumulated amortization of $28,120,000 and $22,019,000 as of December 31, 2021 and 2020, respectively (with a weighted average remaining life of 8.2 years and 9.4 years as of December 31, 2021 and 2020, respectively)	$81,538,000	$23,760,000
Above-market leases, net of accumulated amortization of $2,082,000 and $1,975,000 as of December 31, 2021 and 2020, respectively (with a weighted average remaining life of 9.7 years and 4.6 years as of December 31, 2021 and 2020, respectively)	35,106,000	1,032,000
Customer relationships, net of accumulated amortization of $635,000 and $486,000 as of December 31, 2021 and 2020, respectively (with a weighted average remaining life of 14.7 years and 15.7 years as of December 31, 2021 and 2020, respectively)	2,205,000	2,354,000
Internally developed technology and software, net of accumulated amortization of $399,000 and $305,000 as of December 31, 2021 and 2020, respectively (with a weighted average remaining life of 0.7 years and 1.7 years as of December 31, 2021 and 2020, respectively)	70,000	165,000
Unamortized intangible assets:
Certificates of need	99,165,000	96,589,000
Trade names	30,787,000	30,787,000

	$248,871,000	$154,687,000

Amortization expense for the years ended December 31, 2021, 2020 and 2019 was $22,460,000, $6,678,000 and $19,973,000, respectively, which included $1,349,000, $420,000 and $607,000, respectively, of amortization recorded as a decrease to real estate revenue for above-market leases in our accompanying consolidated statements of operations and comprehensive income (loss).

The aggregate weighted average remaining life of the identified intangible assets was 8.8 years and 9.7 years as of December 31, 2021 and 2020, respectively. As of December 31, 2021, estimated amortization expense on the identified intangible assets for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2022	$22,460,000
2023	16,662,000
2024	13,724,000
2025	11,085,000
2026	9,886,000
Thereafter	45,102,000

$118,919,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Other Assets, Net

Other assets, net consisted of the following as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Deferred rent receivables	$41,061,000	$38,918,000
Prepaid expenses, deposits, other assets and deferred tax assets, net	22,484,000	16,618,000
Inventory	18,929,000	24,669,000
Lease commissions, net of accumulated amortization of $4,911,000 and $3,413,000 as of December 31, 2021 and 2020, respectively	16,120,000	11,309,000
Investments in unconsolidated entities	15,615,000	16,469,000
Deferred financing costs, net of accumulated amortization of $8,469,000 and $5,700,000 as of December 31, 2021 and 2020, respectively(1)	3,781,000	6,864,000
Lease inducement, net of accumulated amortization of $1,842,000 and $1,491,000 as of December 31, 2021 and 2020, respectively (with a weighted average remaining life of 8.9 years and 9.9 years as of December 31, 2021 and 2020, respectively)	3,158,000	3,509,000

	$121,148,000	$118,356,000

(1)	Deferred financing costs only include costs related to our lines of credit and term loans. See Note 9, Lines of Credit and Term Loans.

Amortization expense on deferred financing costs of our lines of credit and term loans for the years ended December 31, 2021, 2020 and 2019 was $4,261,000, $3,559,000 and $3,664,000, respectively, and is recorded to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). For the year ended December 31, 2021, such amount included the $230,000 write-off of unamortized deferred financing fees in connection with the termination of the 2019 Credit Facility term loan as discussed in Note 9, Lines of Credit and Term Loans. Amortization expense on lease inducement for the years ended December 31, 2021, 2020 and 2019 was $351,000, $351,000 and $351,000, respectively, and is recorded against real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss).

8. Mortgage Loans Payable, Net

As of December 31, 2021 and 2020, mortgage loans payable were $1,116,216,000 ($1,095,594,000, net of discount/premium and deferred financing costs) and $834,026,000 ($810,478,000, net of discount/premium and deferred financing costs), respectively. As of December 31, 2021, we had 66 fixed-rate mortgage loans payable and 12 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.25% per annum based on interest rates in effect as of December 31, 2021 and a weighted average effective interest rate of 3.21%. As of December 31, 2020, we had 62 fixed-rate mortgage loans payable and 10 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.23% per annum based on interest rates in effect as of December 31, 2020 and a weighted average effective interest rate of 3.58%. We are required by the terms of certain loan documents to meet certain reporting requirements and covenants, such as net worth ratios, fixed charge coverage ratios and leverage ratios.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mortgage loans payable, net consisted of the following as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Total fixed-rate debt	$845,504,000	$742,686,000
Total variable-rate debt	270,712,000	91,340,000

Total fixed- and variable-rate debt	1,116,216,000	834,026,000
Less: deferred financing costs, net	(8,680,000)	(10,389,000)
Add: premium	397,000	204,000
Less: discount	(12,339,000)	(13,363,000)

Mortgage loans payable, net	$1,095,594,000	$810,478,000

The following table reflects the changes in the carrying amount of mortgage loans payable, net for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
Beginning balance	$810,478,000	$792,870,000
Additions:
Assumed mortgage loans in the Merger(1)	18,602,000	—
Borrowings under mortgage loans payable	407,939,000	92,399,000
Amortization of deferred financing costs	4,077,000	796,000
Amortization of discount/premium on mortgage loans payable	773,000	826,000
Deductions:
Scheduled principal payments on mortgage loans payable	(34,616,000)	(71,990,000)
Early payoff of mortgage loans payable	(109,424,000)	(2,601,000)
Deferred financing costs	(2,235,000)	(1,822,000)

Ending balance	$1,095,594,000	$810,478,000

(1)

On October 1, 2021, as a result of the Merger, we recognized the aggregate fair value of three fixed-rate mortgage loans of $18,602,000, which consisted of the assumed aggregate principal balance of $18,291,000 and a total premium of $311,000. The assumed mortgage loans carry interest rates ranging from 3.67% to 5.25% per annum, maturity dates ranging from April 1, 2025 to February 1, 2051 and a weighted average effective interest rate of 3.91%.

For the year ended December 31, 2021, we incurred an aggregate loss on the extinguishment of mortgage loans payable of $2,425,000, which is recorded to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). Such loss was primarily related to the write-off of unamortized deferred financing costs of 10 mortgage loans payable that we refinanced on January 29, 2021 and one mortgage loan payable that we refinanced on December 1, 2021 that were due to mature in 2053 and 2049, respectively. For the year ended December 31, 2020, we did not incur any gain or loss on the extinguishment of mortgage loans payable. For the year ended December 31, 2019, we incurred an aggregate loss on the extinguishment of mortgage loans payable of $2,182,000, which is recorded to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). Such losses were primarily related to the write-off of unamortized debt discounts and prepayment penalties on two mortgage loans payable that were due to mature in November 2047 and April 2049.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2021, the principal payments due on our mortgage loans payable for each of the next five years ending December 31 and thereafter were as follows:

Year	Amount
2022	$125,686,000
2023	119,356,000
2024	164,542,000
2025	40,553,000
2026	154,600,000
Thereafter	511,479,000

$1,116,216,000

Some of our mortgage loan agreements include a standard loan term requiring lender approval for a change of control event, which was triggered upon the closing of the Merger. All of our mortgage lenders and loan servicers approved such event, except for the servicers of two of our mortgage loans with an aggregate principal balance of $14,229,000. We have been closely working with such servicers to address their requirements to receive final approval; however, we have not received notice from such servicers to accelerate our debt obligations.

9. Lines of Credit and Term Loans

2018 Credit Facility

In order to accommodate the Merger, we amended GAHR IV and its operating partnership’s credit agreement, as amended, or the 2018 Credit Agreement, with Bank of America, N.A., or Bank of America; KeyBank, National Association, or KeyBank; Citizens Bank, National Association, or Citizens Bank; Merrill Lynch, Pierce, Fenner & Smith Incorporated; KeyBanc Capital Markets, Inc., or KeyBanc Capital Markets; and the lenders named therein, for a credit facility with an aggregate maximum principal amount of $530,000,000, or the 2018 Credit Facility. The 2018 Credit Facility consisted of a senior unsecured revolving credit facility in the amount of $235,000,000 and senior unsecured term loan facilities in the aggregate amount of $295,000,000. The maximum principal amount of the 2018 Credit Facility may have been increased by up to $120,000,000, for a total principal amount of $650,000,000, subject to certain conditions. At our option, the 2018 Credit Facility bore interest at per annum rates equal to (a)(i) the Eurodollar Rate, as defined in the 2018 Credit Agreement, plus (ii) a margin ranging from 1.70% to 2.20% based on our Consolidated Leverage Ratio, as defined in the 2018 Credit Agreement, or (b)(i) the greater of: (1) the prime rate publicly announced by Bank of America (2) the Federal Funds Rate, as defined in the 2018 Credit Agreement, plus 0.50%, (3) the one-month Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.70% to 1.20% based on our Consolidated Leverage Ratio.

On October 1, 2021, we also entered into a Second Amendment to the 2018 Credit Agreement, or the Amendment, which provided for, among other things, the following: (i) revisions to financial covenant calculations to exclude the assets, liabilities and operating performance of Trilogy or any subsidiary thereof; (ii) our operating partnership pledging the equity interests in each direct and indirect subsidiary that owns an unencumbered asset; (iii) updates regarding restrictions and limitations on certain investments during the remainder of the term of the 2018 Credit Facility; and (iv) updates to certain financial covenants to reflect the Combined Company subsequent to the Merger. There were no changes to the contractual interest rates as a result of the Amendment. The 2018 Credit Facility was due to mature on November 19, 2021; however, pursuant to the terms of the 2018 Credit Agreement, at such time we extended the maturity date for an additional 12 months and paid an extension fee of $795,000.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2021, our aggregate borrowing capacity under the 2018 Credit Facility was $530,000,000. As of December 31, 2021, borrowings outstanding totaled $441,900,000 and the weighted average interest rate on such borrowings outstanding was 2.27% per annum.

On January 19, 2022, we terminated the 2018 Credit Agreement and entered into the 2022 Credit Agreement, as defined and discussed in Note 22, Subsequent Events—2022 Credit Facility.

2019 Credit Facility

On October 1, 2021, upon consummation of the Merger, we, through the surviving partnership, are subject to GAHR III’s credit agreement, as amended, or the 2019 Corporate Credit Agreement, with Bank of America; KeyBank; Citizens Bank; and a syndicate of other banks, as lenders, for a credit facility with an aggregate maximum principal amount of $630,000,000, or the 2019 Credit Facility. The 2019 Credit Facility consisted of a senior unsecured revolving credit facility in an aggregate amount of $150,000,000 and a senior unsecured term loan facility in an aggregate amount of $480,000,000.

The maximum principal amount of the 2019 Credit Facility may have been increased by up to $370,000,000, for a total principal amount of $1,000,000,000, subject to certain conditions. On October 1, 2021, upon consummation of the Merger, the previously available $150,000,000 senior unsecured revolving credit facility was cancelled and a ratable amendment to certain financial covenants was made to account for the Combined Company. As a result, the maximum total principal amount of the 2019 Credit Facility available for increase was reduced to $850,000,000, subject to certain conditions.

At our option, the 2019 Credit Facility bore interest at per annum rates equal to (a) (i) the Eurodollar Rate, as defined in the 2019 Corporate Credit Agreement, plus (ii) a margin ranging from 1.85% to 2.80% based on our Consolidated Leverage Ratio, as defined in the 2019 Corporate Credit Agreement, or (b) (i) the greater of: (1) the prime rate publicly announced by Bank of America, (2) the Federal Funds Rate, as defined in the 2019 Corporate Credit Agreement, plus 0.50%, (3) the one-month Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.85% to 1.80% based on our Consolidated Leverage Ratio. Accrued interest on the 2019 Credit Facility was payable monthly. The loans may have been repaid in whole or in part without prepayment premium or penalty, subject to certain conditions.

As of December 31, 2021 and 2020, our aggregate borrowing capacity under the 2019 Credit Facility was $480,000,000 and $630,000,000, respectively. As of December 31, 2021 and 2020, borrowings outstanding under the 2019 Credit Facility totaled $480,000,000 and $556,500,000, respectively, and the weighted average interest rate on such borrowings outstanding was 2.60% and 2.70% per annum, respectively.

The 2019 Corporate Credit Agreement was due to mature on January 25, 2022. On January 19, 2022, we, through our operating partnership, entered into an agreement that amends and restates the 2019 Corporate Credit Agreement in its entirety, or the 2022 Credit Agreement. See Note 22, Subsequent Events—2022 Credit Facility, for a further discussion.

Trilogy PropCo and OpCo Line of Credit

In connection with our acquisition of Trilogy on December 1, 2015, we, through Trilogy PropCo Finance, LLC, a Delaware limited liability company and an indirect subsidiary of Trilogy, or Trilogy PropCo Parent, and certain of its subsidiaries, or the Trilogy PropCo Co-Borrowers, entered into a loan agreement, or the Trilogy PropCo Credit Agreement, with KeyBank, as administrative agent; Regions Bank, as syndication agent; and a syndicate of other banks, as lenders, to obtain a line of credit with an aggregate maximum principal amount

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of $300,000,000, or the Trilogy PropCo Line of Credit. On October 27, 2017, we amended the Trilogy PropCo Credit Agreement, which included a reduction of the total commitment under the Trilogy PropCo Line of Credit from $300,000,000 to $250,000,000.

On March 21, 2016, we, through Trilogy Healthcare Holdings, Inc., a direct subsidiary of Trilogy, and certain of its subsidiaries, or the Trilogy OpCo Borrowers, entered into a credit agreement, or the Trilogy OpCo Credit Agreement, with Wells Fargo Bank, National Association, as administrative agent and lender; and a syndicate of other banks, as lenders, to obtain a $42,000,000 secured revolving credit facility, or the Trilogy OpCo Line of Credit, as amended on April 2016. In April 2018, we further amended the Trilogy OpCo Credit Agreement to reduce the aggregate maximum principal amount to $25,000,000.

On September 5, 2019, we paid off and terminated the Trilogy OpCo Line of Credit and further amended and restated the Trilogy PropCo Credit Agreement to replace both agreements with the 2019 Trilogy Credit Facility, as described below. As a result of the termination of the Trilogy OpCo Credit Agreement, we incurred a loss on extinguishment of $786,000 for the year ended December 31, 2019, which is recorded to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss) and was primarily related to the write-off of unamortized deferred financing fees. The source of funds for the payoff was from the 2019 Trilogy Credit Facility. We currently do not have any obligations under the Trilogy OpCo Credit Agreement, as amended.

2019 Trilogy Credit Facility

On October 1, 2021, upon consummation of the Merger, through Trilogy RER, LLC, we are subject to an amended and restated loan agreement, or the 2019 Trilogy Credit Agreement, among certain subsidiaries of Trilogy OpCo, LLC, Trilogy RER, LLC, and Trilogy Pro Services, LLC; KeyBank; CIT Bank, N.A.; Regions Bank; KeyBanc Capital Markets, Inc.; Regions Capital Markets; Bank of America; The Huntington National Bank; and a syndicate of other banks, as lenders named therein, with respect to a senior secured revolving credit facility with an aggregate maximum principal amount of $360,000,000, consisting of: (i) a $325,000,000 secured revolver supported by real estate assets and ancillary business cash flow and (ii) a $35,000,000 accounts receivable revolving credit facility supported by eligible accounts receivable, or the 2019 Trilogy Credit Facility. The proceeds of the 2019 Trilogy Credit Facility may be used for acquisitions, debt repayment and general corporate purposes. The maximum principal amount of the 2019 Trilogy Credit Facility may be increased by up to $140,000,000, for a total principal amount of $500,000,000, subject to certain conditions. The 2019 Trilogy Credit Facility matures on September 5, 2023 and may be extended for one 12-month period during the term of the 2019 Trilogy Credit Agreement, subject to the satisfaction of certain conditions, including payment of an extension fee.

At our option, the 2019 Trilogy Credit Facility bears interest at per annum rates equal to (1) LIBOR, plus 2.75% for LIBOR Rate Loans, as defined in the 2019 Trilogy Credit Agreement, and (2) for Base Rate Loans, as defined in the 2019 Trilogy Credit Agreement, 1.75% plus the greater of: (i) the fluctuating annual rate of interest announced from time to time by KeyBank as its prime rate, (ii) 0.50% above the Federal Funds Effective Rate, as defined in the 2019 Trilogy Credit Agreement, and (iii) 1.00% above the one-month LIBOR.

As of both December 31, 2021 and 2020, our aggregate borrowing capacity under the 2019 Trilogy Credit Facility was $360,000,000. As of December 31, 2021 and 2020, borrowings outstanding under the 2019 Trilogy Credit Facility totaled $304,734,000 and $287,134,000, respectively, and the weighted average interest rate on such borrowings outstanding was 2.85% and 2.94% per annum, respectively.

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10. Derivative Financial Instruments

We use derivative financial instruments to manage interest rate risk associated with variable-rate debt. We record such derivative financial instruments in our accompanying consolidated balance sheets as either an asset or a liability measured at fair value. The following table lists the derivative financial instruments held by us as of December 31, 2021 and 2020, which are included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets:

					Fair Value December 31,
Instrument	Notional Amount	Index	Interest Rate	Maturity Date	2021	2020
Cap	$20,000,000	one month LIBOR	3.00%	09/23/21	$—	$—
Swap	$250,000,000	one month LIBOR	2.10%	01/25/22	(332,000)	(5,245,000)
Swap	$130,000,000	one month LIBOR	1.98%	01/25/22	(162,000)	(2,561,000)
Swap	$100,000,000	one month LIBOR	0.20%	01/25/22	(6,000)	(71,000)

					$(500,000)	$(7,877,000)

As of December 31, 2021 and 2020, none of our derivative financial instruments were designated as hedges as defined by guidance under ASC Topic 815. Derivative financial instruments not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the strict hedge accounting requirements. For the years ended December 31, 2021, 2020 and 2019, we recorded a gain (loss) in the fair value of derivative financial instruments of $8,200,000, $(3,906,000) and $(4,541,000), respectively, which is included as a decrease/(increase) to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). Included in the gain in the fair value of derivative instruments recognized for the year ended December 31, 2021 is $823,000 related to the fair value of an interest rate swap entered into by GAHR IV, which matured on November 19, 2021.

See Note 16, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.

11. Identified Intangible Liabilities, Net

As of December 31, 2021 and 2020, identified intangible liabilities, net consisted of below-market leases of $12,715,000 and $367,000, respectively, net of accumulated amortization of $1,047,000 and $834,000, respectively. Amortization expense on below-market leases for the years ended December 31, 2021, 2020 and 2019 was $396,000, $296,000 and $388,000, respectively, which is recorded as an increase to real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss).

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The weighted average remaining life of below-market leases was 9.1 years and 2.6 years as of December 31, 2021 and 2020, respectively. As of December 31, 2021, estimated amortization expense on below-market leases for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2022	$1,685,000
2023	1,623,000
2024	1,502,000
2025	1,374,000
2026	1,225,000
Thereafter	5,306,000

$12,715,000

12. Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Environmental Matters

We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other

Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

13. Redeemable Noncontrolling Interests

Prior to the Merger on October 1, 2021 and as of December 31, 2020, our former advisor owned all 222 limited partnership units outstanding in our operating partnership. As of December 31, 2020, we owned greater than a 99.99% general partnership interest in our operating partnership, and our former advisor owned less than a 0.01% limited partnership interest in our operating partnership. Our former advisor was entitled to special redemption rights of its limited partnership units. The noncontrolling interest of our former advisor in our operating partnership that had redemption features outside of our control was accounted for as a redeemable noncontrolling interest and was presented outside of permanent equity in our accompanying consolidated balance sheets. In connection with the AHI Acquisition, on October 1, 2021, we redeemed all 222 limited partnership units in our operating partnership owned by our former advisor for approximately $2,000.

As discussed in Note 1, Organization and Description of Business, as a result of the Merger and the AHI Acquisition on October 1, 2021 and as of December 31, 2021, we, through our direct and indirect subsidiaries, own an approximately 94.9% general partnership interest in our operating partnership and the remaining

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approximate 5.1% limited partnership interest in our operating partnership is owned by the NewCo Sellers. Some of the limited partnership units outstanding, which account for approximately 1.0% of our total operating partnership units outstanding, have redemption features outside of our control and are accounted for as redeemable noncontrolling interests presented outside of permanent equity in our accompanying consolidated balance sheets. The issuance of our surviving operating partnership units was accounted for separately from the business combination as an equity transaction under ASC Topic 810. The transaction resulted in an increase in redeemable noncontrolling interests of $19,392,000 offset to additional paid-in capital. The adjustment to accumulated other comprehensive income was nominal.

As of December 31, 2021 and 2020, we, through Trilogy REIT Holdings, in which we indirectly hold a 76.0% and 70.0%, respectively, ownership interest, owned 95.9% and 96.6%, respectively, of the outstanding equity interests of Trilogy. As of December 31, 2021 and 2020, certain members of Trilogy’s management and certain members of an advisory committee to Trilogy’s board of directors owned approximately 4.1% and 3.4%, respectively, of the outstanding equity interests of Trilogy. The noncontrolling interests held by such members have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying consolidated balance sheets.

On October 1, 2021, upon consummation of the Merger and through our operating partnership, we acquired approximately 98.0% of the joint ventures with an affiliate of Meridian Senior Living, LLC, or Meridian, that own Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF and Pinnacle Warrenton ALF. Also on October 1, 2021, in connection with the Merger, we acquired approximately 90.0% of the joint venture with Avalon Health Care, Inc., or Avalon, that owns Catalina West Haven ALF and Catalina Madera ALF. The noncontrolling interests held by Meridian and Avalon have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying consolidated balance sheets.

We record the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions or (ii) the redemption value. The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Beginning balance	$40,340,000	$44,105,000
Additional redeemable noncontrolling interests	30,236,000	—
Reclassification from equity	5,923,000	715,000
Distributions	(1,579,000)	(1,271,000)
Repurchase of redeemable noncontrolling interests	(8,431,000)	(150,000)
Adjustment to redemption value	7,380,000	(3,714,000)
Net (loss) income attributable to redeemable noncontrolling interests	(1,144,000)	655,000

Ending balance	$72,725,000	$40,340,000

14. Equity

Any stock transactions described below that occurred prior to the Merger are presented at their historical amounts. Subsequent to the Merger, such stock transactions would be converted using the conversion ratio of 0.9266 shares of GAHR IV Class I common stock for each share of GAHR III common stock, as determined in the Merger.

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Preferred Stock

Pursuant to our charter, we are authorized to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of both December 31, 2021 and 2020, no shares of preferred stock were issued and outstanding.

Common Stock

Prior to the Merger on October 1, 2021 and as of December 31, 2020, our charter authorized us to issue 1,000,000,000 shares of our common stock, par value $0.01 per share and our former advisor owned 22,222 shares of our common stock. In connection with the AHI Acquisition, on October 1, 2021, all 22,222 shares of our common stock owned by our former advisor were redeemed by our operating partnership for $190,000. In addition and in connection with the AHI Acquisition, on October 1, 2021, our operating partnership also redeemed all 20,833 shares of our Class T common stock owned by GAHR IV Advisor in GAHR IV for approximately $192,000.

At the effective time of the REIT Merger, on October 1, 2021, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share, was converted into the right to receive 0.9266 shares of GAHR IV’s Class I common stock, $0.01 par value per share, resulting in the issuance of 179,637,776 shares of Class I common stock to GAHR III’s stockholders. Also, on October 1, 2021, we filed the Fourth Articles of Amendment and Restatement to our charter, or the Charter Amendment, which among other things, amended the common stock we are authorized to issue. As of December 31, 2021, the Charter Amendment authorized us to issue 1,000,000,000 shares of our common stock, par value $0.01 per share, whereby 200,000,000 shares were classified as Class T common stock and 800,000,000 shares were classified as Class I common stock.

On March 12, 2015, we terminated the primary portion of our initial public offering. We continued to offer shares of our common stock in the GAHR III initial offering pursuant to the Initial DRIP, until the termination of the DRIP portion of the GAHR III initial offering and deregistration of the GAHR III initial offering on April 22, 2015. On March 25, 2015, we filed a Registration Statement on Form S-3 under the Securities Act to register a maximum of $250,000,000 of additional shares of our common stock pursuant to the 2015 GAHR III DRIP Offering and we commenced offering shares following the deregistration of the GAHR III initial offering until its termination and deregistration of the 2015 GAHR III DRIP Offering on March 29, 2019.

On January 30, 2019, we filed a Registration Statement on Form S-3 under the Securities Act to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the 2019 GAHR III DRIP Offering, which we commenced offering on April 1, 2019, following the deregistration of the 2015 GAHR III DRIP Offering. On May 29, 2020, our board authorized the suspension of the 2019 GAHR III DRIP Offering, and consequently, ceased issuing shares pursuant to such offering following the distributions paid in June 2020 to stockholders of record on or prior to the close of business on May 31, 2020. As a result of the Merger, we deregistered the 2019 GAHR III DRIP Offering on October 4, 2021. Further, on October 4, 2021, our board authorized the reinstatement of the AHR DRIP Offering. We continue to offer up to $100,000,000 of shares of our common stock to be issued pursuant to the DRIP under the AHR DRIP Offering. See Note 1, Organization and Description of Business—Public Offering and “Distribution Reinvestment Plan” section below for a further discussion.

Through September 30, 2021, GAHR III had issued 184,930,598 shares of its common stock in connection with the primary portion of its initial public offering and 35,059,456 shares of its common stock pursuant to our DRIP Offerings. GAHR III also repurchased 26,257,404 shares of its common stock under its share repurchase plan and granted an aggregate of 135,000 shares of its restricted common stock to our

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independent directors through September 30, 2021. Upon consummation of the Merger on October 1, 2021, we, as a Combined Company, issued 179,637,776 shares of Class I common stock to GAHR III’s stockholders, pursuant to the terms of the REIT Merger.

Noncontrolling Interests in Total Equity

As of December 31, 2021 and 2020, Trilogy REIT Holdings owned approximately 95.9% and 96.6%, respectively, of Trilogy. Prior to October 1, 2021, we were the indirect owner of a 70.0% interest in Trilogy REIT Holdings pursuant to an amended joint venture agreement with an indirect, wholly owned subsidiary of NorthStar Healthcare Income, Inc., or NHI, and a wholly owned subsidiary of GAHR IV Operating Partnership. Both we and GAHR IV were co-sponsored by AHI and Griffin Capital. We serve as the managing member of Trilogy REIT Holdings. As part of the Merger on October 1, 2021, the wholly owned subsidiary of GAHR IV Operating Partnership sold its 6.0% interest in Trilogy REIT Holdings to GAHR III, thereby increasing our indirect ownership in Trilogy REIT Holdings to 76.0%. As of December 31, 2021, NHI indirectly owned a 24.0% membership interest in Trilogy REIT Holdings. As of December 31, 2020, NHI and GAHR IV indirectly owned a 24.0% and 6.0% membership interest in Trilogy REIT Holdings, respectively. Through September 30, 2021, 30.0% of the net earnings of Trilogy REIT Holdings were allocated to noncontrolling interests, and for the period October 1, 2021 through December 31, 2021, 24.0% of the net earnings of Trilogy REIT Holdings were allocated to a noncontrolling interest. The acquisition of additional interest in Trilogy REIT Holdings as a result of the REIT Merger was accounted for separately from the business combination as an equity transaction under ASC Topic 810. The transaction resulted in a decrease to noncontrolling interest of $44,730,000 with an offset to additional paid-in capital.

In connection with our acquisition and operation of Trilogy, profit interest units in Trilogy, or the Profit Interests, were issued to Trilogy Management Services, LLC and an independent director of Trilogy, both unaffiliated third parties that manage or direct the day-to-day operations of Trilogy. The Profit Interests consist of time-based or performance-based commitments. The time-based Profit Interests were measured at their grant date fair value and vest in increments of 20.0% on each anniversary of the respective grant date over a five year period. We amortized the time-based Profit Interests on a straight-line basis over the vesting periods, which are recorded to general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss). The performance-based Profit Interests are subject to a performance commitment and vest upon liquidity events as defined in the Profit Interests agreements. The performance-based Profit Interests were measured at their fair value on the adoption date of ASU 2018-07 using a modified retrospective approach. The nonvested awards are presented as noncontrolling interests in total equity in our accompanying consolidated balance sheets, and are re-classified to redeemable noncontrolling interests upon vesting as they have redemption features outside of our control similar to the common stock units held by Trilogy’s management. See Note 13, Redeemable Noncontrolling Interests, for a further discussion.

In December 2021, we redeemed a part of the time-based Profit Interests, and all of the performance-based Profit Interests that were included in noncontrolling interests in total equity. We redeemed such Profit Interests for $16,517,000, which was paid $8,650,000 in cash and $7,867,000 through the issuance of additional equity interests in Trilogy that are classified as redeemable noncontrolling interests in our consolidated balance sheets. There were no canceled, expired or exercised Profit Interests during the years ended December 31, 2020 and 2019. For the years ended December 31, 2021, 2020 and 2019, we recognized stock compensation expense related to the Profit Interests of $8,801,000, $(1,342,000) and $2,744,000, respectively.

One of our consolidated subsidiaries issued non-voting preferred shares of beneficial interests to qualified investors for total proceeds of $125,000. These preferred shares of beneficial interests are entitled to receive cumulative preferential cash dividends at the rate of 12.5% per annum. We classify the value of the

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subsidiary’s preferred shares of beneficial interests as noncontrolling interests in our accompanying consolidated balance sheets and the dividends of the preferred shares of beneficial interests in net income or loss attributable to noncontrolling interests in our accompanying consolidated statements of operations and comprehensive income (loss).

As of both December 31, 2021 and 2020, we owned an 86.0% interest in a consolidated limited liability company that owns Lakeview IN Medical Plaza, which we acquired on January 21, 2016. As such, 14.0% of the net earnings of Lakeview IN Medical Plaza were allocated to noncontrolling interests for the years ended December 31, 2021, 2020 and 2019.

On April 7, 2020, we sold a 9.4% membership interest in a consolidated limited liability company that owns Southlake TX Hospital to an unaffiliated third party for a contract purchase price of $11,000,000 and therefore as of both December 31, 2021 and 2020, we owned a 90.6% membership interest in such consolidated limited liability company. For the year ended December 31, 2020, our former advisor agreed to waive the $220,000 disposition fee that may have otherwise been due to our former advisor pursuant to the Advisory Agreement. For the year ended December 31, 2021 and for the period from April 7, 2020 through December 31, 2020, 9.4% of the net earnings of Southlake TX Hospital were allocated to noncontrolling interests in our accompanying consolidated statements of operations and comprehensive income (loss).

On October 1, 2021, upon consummation of the Merger, through our operating partnership, we acquired an approximate 90.0% interest in a joint venture that owns the Louisiana Senior Housing Portfolio. As such, 10.0% of the net earnings of the joint venture were allocated to noncontrolling interests in our accompanying consolidated statements of operations from October 1, 2021 through December 31, 2021.

As discussed in Note 1, Organization and Description of Business, as a result of the Merger and the AHI Acquisition on October 1, 2021 and as of December 31, 2021, we, through our direct and indirect subsidiaries, own an approximately 94.9% general partnership interest in our operating partnership and the remaining approximate 5.1% limited partnership interest in our operating partnership is owned by the NewCo Sellers. Approximately 4.1% of our total operating partnership units outstanding is presented in total equity in our accompanying consolidated balance sheet as of December 31, 2021. The issuance of our surviving operating partnership units was accounted for separately from the business combination as an equity transaction under ASC Topic 810. The transaction resulted in an increase to noncontrolling interest of $75,727,000 with an offset to additional paid-in capital. See Note 13, Redeemable Noncontrolling Interests, for a further discussion.

Distribution Reinvestment Plan

We had registered and reserved $35,000,000 in shares of our common stock for sale pursuant to the Initial DRIP in the GAHR III initial offering, which we deregistered on April 22, 2015. We continued to offer shares of our common stock pursuant to the 2015 GAHR III DRIP Offering, which commenced following the deregistration of the GAHR III initial offering, until the deregistration of the 2015 GAHR III DRIP Offering on March 29, 2019. We continued to offer up to $200,000,000 of additional shares of our common stock pursuant to the 2019 GAHR III DRIP Offering, which commenced on April 1, 2019, following the deregistration of the 2015 GAHR III DRIP Offering.

Effective October 5, 2016, we amended and restated the Initial DRIP to amend the price at which shares of our common stock were issued pursuant to such distribution reinvestment plan. Pursuant to the Amended and Restated DRIP, shares are issued at a price equal to the most recently estimated net asset value, or NAV, of one share of our common stock, as approved and established by our board. The Amended and Restated DRIP became effective with the distribution payments to stockholders paid in the month of November 2016. In all other material respects, the terms of the 2015 GAHR III DRIP Offering remained unchanged by the Amended and Restated DRIP.

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On May 29, 2020, in consideration of the impact the COVID-19 pandemic had on the United States, globally and on our business operations, our board authorized the temporary suspension of all stockholder distributions upon the completion of the payment of distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. As a result, our board also approved the suspension of the 2019 GAHR III DRIP Offering. Such suspension was effective upon the completion of all shares issued with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. As a result of the Merger, we deregistered the 2019 GAHR III DRIP Offering on October 4, 2021. Further, on October 4, 2021, our board reinstated distributions and authorized the reinstatement of the AHR DRIP Offering. We continue to offer up to $100,000,000 of shares of our common stock to be issued pursuant to the DRIP under the AHR DRIP Offering. As a result, beginning with the October 2021 distribution, which was paid in November 2021, stockholders who previously enrolled as participants in the DRIP received or will receive distributions in shares of our common stock pursuant to the terms of the DRIP, instead of cash distributions.

Since October 5, 2016, our board had approved and established an estimated per share NAV annually. Commencing with the distribution payment to stockholders paid in the month following such board approval, shares of our common stock issued pursuant to our distribution reinvestment plan are issued at the current estimated per share NAV until such time as our board determined an updated estimated per share NAV. The following is a summary of the historical estimated per share NAV for GAHR III and the Combined Company, as applicable:

Approval Date by our Board	Estimated Per Share NAV (Unaudited)
10/03/18	$9.37
10/03/19	$9.40
03/18/21	$8.55
03/24/22	$9.29

For the years ended December 31, 2021, 2020 and 2019, $7,666,000, $21,861,000 and $55,440,000, respectively, in distributions were reinvested and 831,463, 2,325,762 and 5,913,684 shares of our common stock, respectively, were issued pursuant to our DRIP Offerings.

Share Repurchase Plan

In response to the effects of the COVID-19 pandemic and to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects, on March 31, 2020, our board partially suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Repurchase requests that resulted from the death or qualifying disability of stockholders were not suspended, but remained subject to all terms and conditions of our share repurchase plan, including our board’s discretion to determine whether we had sufficient funds available to repurchase any shares. Subsequently, on May 29, 2020, our board suspended our share repurchase plan with respect to all share repurchase requests received after May 31, 2020, including repurchases resulting from the death or qualifying disability of stockholders. On July 1, 2020, we repurchased the shares submitted pursuant to the final share repurchase requests honored prior to the suspension of our share repurchase plan.

Our share repurchase plan allows for repurchases of shares of our common stock by us when certain criteria are met. Share repurchases are made at the sole discretion of our board. Subject to the availability of the funds for share repurchases and other certain conditions, we generally limit the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided however, that shares subject to a repurchase requested

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

upon the death or “qualifying disability,” as defined in our share repurchase plan, of a stockholder are not subject to this cap. Funds for the repurchase of shares of our common stock come from the cumulative proceeds we receive from the sale of shares of our common stock pursuant to our DRIP Offerings. Furthermore, our share repurchase plan provides that if there are insufficient funds to honor all repurchase requests, pending requests may be honored among all requests for repurchase in any given repurchase period as follows: first, repurchases in full as to repurchases that would result in a stockholder owning less than $2,500 of shares; and, next, pro rata as to other repurchase requests.

Pursuant to our share repurchase plan, the repurchase price is equal to the lesser of (i) the amount per share that a stockholder paid for their shares of our common stock, or (ii) the most recent estimated value of one share of our common stock, as determined by our board. Prior to October 4, 2021, for requests submitted pursuant to a death or a qualifying disability of a stockholder, the repurchase price was 100% of the amount per share the stockholder paid for their shares of common stock. However, on October 4, 2021, our board authorized our amended and restated share repurchase plan that included the change in the repurchase price with respect to repurchases resulting from the death or qualifying disability (as such term is defined in the share repurchase plan) of stockholders from 100% of the price paid by the stockholder to acquire shares of our Class T common stock or Class I common stock, as applicable, to the most recently published estimated per share NAV. In addition, on October 4, 2021, our board authorized the partial reinstatement of our share repurchase plan with respect to requests to repurchase shares resulting from the death or qualifying disability of stockholders, effective with respect to qualifying repurchases for the fiscal quarter ending December 31, 2021. All share repurchase requests other than those requests resulting from the death or qualifying disability of stockholders were and shall be rejected.

For the year ended December 31, 2021, we repurchased shares of our common stock owned by our former advisor and GAHR IV Advisor as discussed above in the “Common Stock” section. For the years ended December 31, 2020 and 2019, we repurchased 2,410,864 and 9,526,087 shares of our common stock, respectively, for an aggregate of $23,107,000 and $89,888,000, respectively, at an average repurchase price of $9.58 and $9.44 per share, respectively. In January 2022, we repurchased 448,375 shares of our common stock, for an aggregate of $4,134,000, at an average repurchase price of $9.22 per share. All shares were repurchased using the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.

2015 Incentive Plan

Prior to the REIT Merger, GAHR III adopted the 2013 Incentive Plan pursuant to which its board, or a committee of its independent directors, could grant options, shares of our common stock, stock purchase rights, stock appreciation rights or other awards to its independent directors, employees and consultants, or the 2013 Incentive Plan. The maximum number of shares of common stock that could have been issued pursuant to the 2013 Incentive Plan was 2,000,000 shares.

Upon consummation of the Merger, we adopted the 2015 Incentive Plan, as amended and restated, or our incentive plan, pursuant to which our board (with respect to options and restricted shares of common stock granted to independent directors), or our compensation committee (with respect to any other award), may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, officers, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 4,000,000 shares.

As a result of the REIT Merger, under our incentive plan, certain executive officers and key employees received initial grants of 477,901 time-based shares of our restricted Class T common stock and 159,301 performance-based restricted units representing the right to receive shares of our Class T common stock upon

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

vesting. The time-based restricted stock vests in three equal annual installments on October 1, 2022, October 1, 2023 and October 1, 2024 (subject to continuous service through each vesting date). The performance-based restricted units will cliff vest in the first quarter of 2025 (subject to continuous service through that vesting date) with the amount vesting depending on meeting certain key performance criteria as further described in our incentive plan. Also in connection with the Merger, on October 4, 2021, certain of our key employees were granted 319,149 shares of our restricted Class T common stock under our incentive plan, which will cliff vest on October 4, 2024 (subject to continuous service through that vesting date).

As of December 31, 2021, we granted an aggregate of 1,082,455 of shares of our restricted common stock under our incentive plan. Such amount includes: (i) 160,314 shares of our restricted Class T common stock, at a weighted average grant date fair value of $9.61 per share, to our independent directors; (ii) 477,901 time-based shares of our restricted Class T common stock, at a grant date fair value of $9.22 per share, to certain executive officers and key employees; and (iii) 319,149 shares of our restricted Class T common stock, at a grant date fair value of $9.22 per share, to certain of our key employees. In addition, as of December 31, 2021, under the 2013 Incentive Plan, GAHR III granted an aggregate of 135,000 shares of its restricted common stock, which is equal to 125,091 shares of restricted Class I common stock, using the conversion ratio of 0.9266 shares of GAHR IV Class I common stock for each share of GAHR III restricted common stock, as determined in the Merger.

For the year ended December 31, 2021, we recognized stock compensation expense related to the restricted stock grants to our independent directors, executive officers and key employees of $857,000. Such stock compensation expense is included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).

For the years ended December 31, 2020 and 2019, under the 2013 Incentive Plan, GAHR III granted an aggregate of 7,500 and 22,500 shares of its restricted common stock, respectively, at a weighted average grant date fair value of $9.40 and $9.37 per share, respectively, to its independent directors in connection with their re-election to its board or in consideration for their past services rendered. Such shares vested as to 20.0% of the shares on the date of grant and on each of the first four anniversaries of the grant date. For the years ended December 31, 2020 and 2019, GAHR III recognized stock compensation expense related to the independent director grants of $155,000 and $215,000, respectively. Such stock compensation expense is included in general and administrative in the Combined Company’s accompanying consolidated statements of operations and comprehensive income (loss).

Stockholder Servicing Fee

On October 1, 2021, in connection with the Merger, we assumed GAHR IV’s obligations related to stockholder servicing fees. Such fees are paid quarterly with respect to our Class T shares sold in GAHR IV’s initial public offering as additional compensation to participating broker-dealers. No stockholder servicing fee is paid with respect to Class I shares or shares of our common stock sold pursuant to our DRIP Offerings. The stockholder servicing fee accrued daily in an amount equal to 1/365th of 1.0% of the purchase price per share of our Class T shares sold in the primary portion of GAHR IV’s public offering. We will cease paying the stockholder servicing fee upon the occurrence of certain defined events, such as our redemption of such Class T shares. By agreement with participating broker-dealers, such stockholder servicing fee may have been reduced or limited.

Following the termination of GAHR IV’s public offering on February 15, 2019, we no longer incur additional stockholder servicing fees. As of December 31, 2021, we accrued $1,583,000 in connection with the stockholder servicing fee payable, which is included in accounts payable and accrued liabilities in our accompanying consolidated balance sheet.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Related Party Transactions

Fees and Expenses Paid to Affiliates

Prior to the closing of the AHI Acquisition on October 1, 2021, our former advisor used its best efforts, subject to the oversight and review of our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Our former advisor performed its duties and responsibilities under the Advisory Agreement as our fiduciary. Until September 30, 2021, all of our executive officers were officers of our former advisor and officers, limited partners and/or members of one of our former co-sponsors and other affiliates of our former advisor.

Set forth below is a description of the transactions with our former advisor or its affiliates that occurred prior to the closing of the Merger and the AHI Acquisition. On December 20, 2021, the Advisory Agreement was assigned to NewCo and as a result, any fees that would have otherwise been payable to our former advisor are now eliminated in consolidation. Following the consummation of the Merger, we became self-managed and as a result, we no longer incur to our former advisor and its affiliates any fees or expense reimbursements arising from the Advisory Agreement. In the aggregate, for the years ended December 31, 2021, 2020 and 2019, we incurred $21,113,000, $25,875,000 and $25,064,000, respectively, in fees and expenses to our former advisor or its affiliates as detailed below.

Acquisition and Development Stage

Acquisition Fee

We paid our former advisor or its affiliates an acquisition fee of up to 2.25% of the contract purchase price, including any contingent or earn-out payments that were paid, for each property we acquired or 2.00% of the origination or acquisition price, including any contingent or earn-out payments that were paid, for any real estate-related investment we originated or acquired. Our former advisor or its affiliates were entitled to receive these acquisition fees for properties and real estate-related investments we acquired with funds raised in the GAHR III initial offering, or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions.

On June 23, 2021, in anticipation of the Merger, we entered into an amendment to the Advisory Agreement, whereby it was agreed that any acquisition fee due to our former advisor would be waived in connection with the REIT Merger. For the years ended December 31, 2021, 2020 and 2019, we incurred $1,363,000, $480,000 and $1,124,000, respectively, in acquisition fees to our former advisor. Acquisition fees in connection with the acquisition of properties accounted for as asset acquisitions or the acquisition of real estate-related investments were capitalized as part of the associated investments in our accompanying consolidated balance sheets.

Development Fee

In the event our former advisor or its affiliates provided development-related services, our former advisor or its affiliates received a development fee in an amount that was usual and customary for comparable services rendered for similar projects in the geographic market where the services were provided; however, we did not pay a development fee to our former advisor or its affiliates if our former advisor or its affiliates elected to receive an acquisition fee based on the cost of such development.

For the years ended December 31, 2021, 2020 and 2019, we incurred $856,000, $1,073,000 and $346,000, respectively, in development fees to our former advisor or its affiliates, which were capitalized as part of the associated investments in our accompanying consolidated balance sheets.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operational Stage

Asset Management Fee

We paid our former advisor or its affiliates a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.75% of average invested assets, subject to our stockholders receiving distributions in an amount equal to 5.0% per annum, cumulative, non-compounded, of invested capital. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate and real estate-related investments, before deducting depreciation, amortization, bad debt and other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period of calculation; and invested capital means, for a specified period, the aggregate issue price of shares of our common stock purchased by our stockholders, reduced by distributions of net sales proceeds by us to our stockholders and by any amounts paid by us to repurchase shares of our common stock pursuant to our share repurchase plan. In an effort to increase our liquidity during the ongoing uncertainty surrounding the COVID-19 pandemic, on May 29, 2020, our former advisor deferred 50.0% of the asset management fees that it would otherwise have been entitled to receive pursuant to the Advisory Agreement for services performed by our former advisor or its affiliates during the period from June 1, 2020 to November 30, 2020. Such deferred asset management fees of $5,207,000 as of December 31, 2020 were included in accounts payable due to affiliates in our accompanying consolidated balance sheets, and were paid in full on January 4, 2021. In addition, on June 23, 2021, in anticipation of the Merger, we entered into a Mutual Consent, pursuant to which, for the period from the date of the Mutual Consent until the earlier to occur of (i) the closing of the Merger, or (ii) the termination of the Merger Agreement, the parties waived the requirement that the asset management fee accrues until our stockholders have received distributions in an amount equal to 5.0% per annum, cumulative, non-compounded, of their invested capital.

For the years ended December 31, 2021, 2020 and 2019, we incurred $16,187,000, $20,693,000 and $20,073,000, respectively, in asset management fees to our former advisor or its affiliates. Asset management fees were included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).

Property Management Fee

Our former advisor or its affiliates directly served as property manager to certain of our properties or sub-contracted their property management duties to any third party and provided oversight of such third-party property manager. We paid our former advisor or its affiliates a monthly management fee equal to a percentage of the gross monthly cash receipts of such property as follows: (i) a property management oversight fee of 1.0% of the gross monthly cash receipts of any stand-alone, single-tenant, net leased property; (ii) a property management oversight fee of 1.5% of the gross monthly cash receipts of any property that was not a stand-alone, single-tenant, net leased property and for which our former advisor or its affiliates provided oversight of a third party that performed the duties of a property manager with respect to such property; or (iii) a fair and reasonable property management fee that was approved by a majority of our directors, including a majority of our independent directors, that was not less favorable to us than terms available from unaffiliated third parties for any property that was not a stand-alone, single-tenant, net leased property and for which our former advisor or its affiliates directly served as the property manager without sub-contracting such duties to a third party.

For the years ended December 31, 2021, 2020 and 2019, we incurred $1,993,000, $2,632,000 and $2,611,000, respectively, in property management fees to our former advisor or its affiliates. Property management fees were included in rental expenses or general and administrative expenses in our accompanying consolidated statements of operations and comprehensive income (loss), as applicable.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Lease Fees

We paid our former advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee generally ranged from 3.0% to 6.0% of the gross revenues generated during the initial term of the lease.

For the years ended December 31, 2021, 2020 and 2019, we incurred $410,000, $579,000 and $379,000, respectively, in lease fees to our former advisor or its affiliates. Lease fees were capitalized as lease commissions and included in other assets, net in our accompanying consolidated balance sheets.

Construction Management Fee

In the event that our former advisor or its affiliates assisted with planning and coordinating the construction of any capital or tenant improvements, our former advisor or its affiliates were paid a construction management fee of up to 5.0% of the cost of such improvements.

For the years ended December 31, 2021, 2020 and 2019, we incurred $144,000, $183,000 and $320,000, respectively, in construction management fees to our former advisor or its affiliates. Construction management fees were capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets.

Operating Expenses

We reimbursed our former advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. However, we did not reimburse our former advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceeded the greater of: (i) 2.0% of our average invested assets, as defined in the Advisory Agreement; or (ii) 25.0% of our net income, as defined in the Advisory Agreement, unless our independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient.

For the 12 months ended December 31, 2021, 2020 and 2019, our operating expenses did not exceed the aforementioned limitations. For the years ended December 31, 2021, 2020 and 2019, our former advisor or its affiliates incurred operating expenses on our behalf of $160,000, $235,000 and $211,000, respectively. Following the Merger and the AHI Acquisition, we no longer reimburse our former advisor for operating expenses incurred. Operating expenses were generally included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).

Liquidity Stage

Disposition Fees

For services relating to the sale of one or more properties, we paid our former advisor or its affiliates a disposition fee of up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board, including a majority of our independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated third parties, did not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2021 and 2020, our former advisor agreed to waive $93,000 and $431,000, respectively, of disposition fees that may otherwise have been due to our former advisor pursuant to the Advisory Agreement. See Note 2, Summary of Significant Accounting Policies - Properties Held for Sale, and Note 4, Real Estate Investments, Net, for discussions of our property dispositions, as well as Note 14, Equity - Noncontrolling Interests in Total Equity, for a discussion of the disposition of membership interests in a consolidated limited liability company. Our former advisor did not receive any additional securities, shares of stock or any other form of consideration or any repayment as a result of the waiver of such disposition fees. For the year ended December 31, 2019, we did not incur any disposition fees to our former advisor or its affiliates.

Registration Rights Agreement

On October 1, 2021, at the consummation of the AHI Acquisition, GAHR III and the surviving partnership entered into a registration rights agreement, or the Registration Rights Agreement, with Griffin-American Strategic Holdings, LLC, or HoldCo, pursuant to which, subject to certain limitations therein, as promptly as practicable following the later of the expiration of (i) the period commencing on the closing of the AHI Acquisition and ending upon the earliest to occur of (1) the second anniversary date of the issuance of the surviving partnership OP units issued in connection with the AHI Acquisition, (2) a change of control of Merger Sub, and (3) the listing of shares of our common stock on a national securities exchange, or the Lock-Up Period; and (ii) the date on which we are eligible to file a registration statement (but in any event no later than 180 days after such date), we, as the indirect parent company of the surviving partnership, are required to file a shelf registration statement with the SEC under the Securities Act covering the resale of the shares of our Class I common stock issued or issuable in redemption of the surviving partnership OP units that the surviving partnership issued as consideration in the AHI Acquisition. The Registration Rights Agreement also grants HoldCo (or any successor holder of such shares) demand rights to request additional registration statement filings as well as “piggyback” registration rights, in each case on or after the expiration of the Lock-Up Period. In connection with the Merger, we assumed from GAHR III the Registration Rights Agreement and GAHR III’s obligations thereunder in their entirety.

Accounts Payable Due to Affiliates

The following amounts were outstanding to our affiliates as of December 31, 2021 and 2020:

	December 31,
Fee	2021	2020
Lease commissions	$245,000	$27,000
Development fees	229,000	743,000
Construction management fees	152,000	91,000
Operating expenses	100,000	10,000
Asset and property management fees	83,000	7,155,000
Acquisition fees	57,000	—

	$866,000	$8,026,000

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Fair Value Measurements

Assets and Liabilities Reported at Fair Value

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2021, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$500,000	$—	$500,000
Warrants	—	—	786,000	786,000

Total liabilities at fair value	$—	$500,000	$786,000	$1,286,000

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2020, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Derivative financial instrument	$—	$—	$—	$—

Total assets at fair value	$—	$—	$—	$—

Liabilities:
Derivative financial instruments	$—	$7,877,000	$—	$7,877,000
Warrants	—	—	1,025,000	1,025,000

Total liabilities at fair value	$—	$7,877,000	$1,025,000	$8,902,000

There were no transfers into and out of fair value measurement levels during the years ended December 31, 2021 and 2020.

Derivative Financial Instruments

We use interest rate swaps or interest rate caps to manage interest rate risk associated with variable-rate debt. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, as well as option volatility. The fair values of interest rate swaps are determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Although we have determined that the majority of the inputs used to value our derivative financial instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of December 31, 2021, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Warrants

As of December 31, 2021 and 2020, we have recorded $786,000 and $1,025,000, respectively, related to warrants in Trilogy common units held by certain members of Trilogy’s management, which is included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets. Once exercised, these warrants have redemption features similar to the common units held by members of Trilogy’s management. See Note 13, Redeemable Noncontrolling Interests, for a further discussion. As of December 31, 2021 and 2020, the carrying value is a reasonable estimate of fair value.

Financial Instruments Disclosed at Fair Value

Our accompanying consolidated balance sheets include the following financial instruments: debt security investment, cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable and borrowings under our lines of credit and term loans.

We consider the carrying values of cash and cash equivalents, restricted cash, accounts and other receivables and accounts payable and accrued liabilities to approximate the fair value for these financial instruments based upon an evaluation of the underlying characteristics, market data and because of the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable. The fair values of the other financial instruments are classified in Level 2 of the fair value hierarchy.

The fair value of our debt security investment is estimated using a discounted cash flow analysis using interest rates available to us for investments with similar terms and maturities. The fair values of our mortgage loans payable and our lines of credit and term loans are estimated using discounted cash flow analyses using borrowing rates available to us for debt instruments with similar terms and maturities. We have determined that the valuations of our debt security investment, mortgage loans payable and lines of credit and term loans are classified in Level 2 within the fair value hierarchy. The carrying amounts and estimated fair values of such financial instruments as of December 31, 2021 and 2020 were as follows:

	December 31,
	2021		2020
	Carrying Amount(1)	Fair Value	Carrying Amount(1)	Fair Value
Financial Assets:
Debt security investment	$79,315,000	$93,920,000	$75,851,000	$94,033,000
Financial Liabilities:
Mortgage loans payable	$1,095,594,000	$1,075,729,000	$810,478,000	$830,049,000
Lines of credit and term loans	$1,222,853,000	$1,226,636,000	$836,770,000	$847,048,000

(1)	Carrying amount is net of any discount/premium and unamortized costs.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Income Taxes

As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as TRS pursuant to the Code. TRS may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.

The components of income or loss before taxes for the years ended December 31, 2021, 2020 and 2019, were as follows:

	December 31,
	2021	2020	2019
Domestic	$(52,001,000)	$6,171,000	$1,193,000
Foreign	(312,000)	(386,000)	(521,000)

(Loss) income before income taxes	$(52,313,000)	$5,785,000	$672,000

The components of income tax benefit or expense for the years ended December 31, 2021, 2020 and 2019 were as follows:

	December 31,
	2021	2020	2019
Federal deferred	$(12,033,000)	$(4,818,000)	$(3,672,000)
State deferred	(2,908,000)	(932,000)	(737,000)
Federal current	—	(361,000)	(29,000)
State current	329,000	—	(16,000)
Foreign current	627,000	612,000	605,000
Valuation allowances	14,941,000	2,421,000	5,373,000

Total income tax expense (benefit)	$956,000	$(3,078,000)	$1,524,000

Current Income Tax

Federal and state income taxes are generally a function of the level of income recognized by our TRS. Foreign income taxes are generally a function of our income on our real estate located in the UK and the Isle of Man.

Deferred Taxes

Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax NOL that may be realized in future periods depending on sufficient taxable income.

We recognize the financial statement effects of an uncertain tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. As of both December 31, 2021 and 2020, we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our accompanying consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of December 31, 2021 and 2020, our valuation allowance fully reserves and substantially reserves, respectively, the net deferred tax assets due to historical losses and inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.

Any increases or decreases to the deferred income tax assets or liabilities are reflected in income tax (expense) benefit in our accompanying consolidated statements of operations and comprehensive income (loss). The components of deferred tax assets and liabilities as of December 31, 2021 and 2020 were as follows:

	December 31,
	2021	2020
Deferred income tax assets:
Fixed assets and intangibles	$9,870,000	$5,619,000
Expense accruals and other	17,804,000	13,968,000
Net operating loss and other carry forwards	41,164,000	21,168,000
Reserves and accruals	7,375,000	6,541,000
Allowances for accounts receivable	1,951,000	1,932,000
Investments in unconsolidated entities	2,611,000	2,357,000

Total deferred income tax assets	$80,775,000	$51,585,000

Deferred income tax liabilities:
Fixed assets and intangibles	$(18,689,000)	$(16,840,000)
Other—temporary differences	(2,467,000)	(2,868,000)

Total deferred income tax liabilities	$(21,156,000)	$(19,708,000)

Net deferred income tax assets before valuation allowance	$59,619,000	$31,877,000
Valuation allowances	(59,619,000)	(31,877,000)

Net deferred income tax assets (liabilities)	$—	$—

At December 31, 2021 and 2020, we had a NOL carryforward of $165,321,000 and $87,347,000, respectively, related to our TRS. These amounts can be used to offset future taxable income, if any. The NOL carryforwards incurred before January 1, 2018 will begin to expire starting 2035, and NOL carryforwards incurred after December 31, 2017 will be carried forward indefinitely.

Tax Treatment of Distributions (Unaudited)

For federal income tax purposes, distributions to stockholders are characterized as ordinary income, capital gain distributions or nontaxable distributions. Nontaxable distributions will reduce United States stockholders’ basis (but not below zero) in their shares. The income tax treatment for distributions reportable for the years ended December 31, 2021, 2020 and 2019 was as follows:

	Years Ended December 31,
	2021		2020		2019
Ordinary income	$7,989,000	26.3%	$—	—%	$35,294,000	29.9%
Capital gain	—	—	—	—	—	—
Return of capital	22,406,000	73.7	48,842,000	100	82,731,000	70.1

	$30,395,000	100%	$48,842,000	100%	$118,025,000	100%

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which have been separately reported.

18. Leases

Lessor

We have operating leases with tenants that expire at various dates through 2050. For the years ended December 31, 2021 and 2020, we recognized $136,294,000 and $114,770,000, respectively, of revenues related to operating lease payments, of which $23,340,000 and $18,452,000, respectively, was for variable lease payments. As of December 31, 2021, the following table sets forth the undiscounted cash flows for future minimum base rents due under operating leases for each of the next five years ending December 31 and thereafter for properties that we wholly own:

Year	Amount
2022	$151,659,000
2023	143,130,000
2024	132,101,000
2025	118,323,000
2026	107,322,000
Thereafter	611,713,000

Total	$1,264,248,000

Lessee

We lease certain land, buildings, furniture, fixtures, campus equipment, office equipment and automobiles. We have lease agreements with lease and non-lease components, which are generally accounted for separately. Most leases include one or more options to renew, with renewal terms that generally can extend at various dates through 2107, excluding extension options. The exercise of lease renewal options is at our sole discretion. Certain leases also include options to purchase the leased property. As of December 31, 2021, we had future lease payments of $27,229,000 for an operating lease that had not yet commenced. Such operating lease will commence in fiscal year 2022 with a lease term of 15 years.

The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. Certain of our lease agreements include rental payments that are adjusted periodically based on the United States Bureau of Labor Statistics’ Consumer Price Index, and may also include other variable lease costs (i.e., common area maintenance, property taxes and insurance). Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of lease costs were as follows:

		Years Ended December 31,
Lease Cost	Classification	2021	2020	2019
Operating lease cost(1)	Property operating expenses, rental expenses or general and administrative expenses	$23,774,000	$32,441,000	$29,974,000
Finance lease cost
Amortization of leased assets	Depreciation and amortization	1,447,000	1,891,000	2,001,000
Interest on lease liabilities	Interest expense	384,000	609,000	391,000
Sublease income	Resident fees and services revenue or other income	(210,000)	—	—

Total lease cost		$25,395,000	$34,941,000	$32,366,000

(1)	Includes short-term leases and variable lease costs, which are immaterial.

Additional information related to our leases for the periods presented below was as follows:

	December 31,
Lease Term and Discount Rate	2021	2020	2019
Weighted average remaining lease term (in years)
Operating leases	16.9	13.3	13.5
Finance leases	3.6	1.3	1.3
Weighted average discount rate
Operating leases	5.52%	5.77%	5.94%
Finance leases	7.68%	5.62%	7.33%

	Years Ended December 31,
Supplemental Disclosure of Cash Flows Information	2021	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows related to operating leases	$16,793,000	$23,790,000	$22,114,000
Operating cash outflows related to finance leases	$384,000	$609,000	$390,000
Financing cash outflows related to finance leases	$170,000	$1,235,000	$3,076,000
Leased assets obtained in exchange for finance lease liabilities	$1,409,000	$66,000	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$29,523,000	$14,302,000	$31,958,000

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating Leases

As of December 31, 2021, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for each of the next five years ending December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on our accompanying consolidated balance sheet:

Year	Amount
2022	$19,188,000
2023	19,203,000
2024	18,257,000
2025	17,292,000
2026	16,956,000
Thereafter	163,816,000

Total operating lease payments	254,712,000
Less: interest	109,227,000

Present value of operating lease liabilities	$145,485,000

Finance Leases

As of December 31, 2021, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for each of the next five years ending December 31 and thereafter, as well as a reconciliation of those cash flows to finance lease liabilities:

Year	Amount
2022	$55,000
2023	49,000
2024	34,000
2025	31,000
2026	—
Thereafter	—

Total finance lease payments	169,000
Less: interest	21,000

Present value of finance lease liabilities	$148,000

19. Segment Reporting

As of December 31, 2021, we evaluated our business and made resource allocations based on six reportable business segments: medical office buildings, integrated senior health campuses, skilled nursing facilities, SHOP, senior housing and hospitals. Our medical office buildings are typically leased to multiple tenants under separate leases, thus requiring active management and responsibility for many of the associated operating expenses (much of which are, or can effectively be, passed through to the tenants). In addition, our medical office buildings segment included our real estate notes receivable that were settled in full in June 2019. Our hospital investments are primarily single-tenant properties for which we lease the facilities to unaffiliated tenants under triple-net and generally master leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our skilled nursing and

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

senior housing facilities are similarly structured to our hospital investments. In addition, our senior housing segment includes our debt security investment. Our SHOP include senior housing facilities that are owned and operated utilizing a RIDEA structure. Our integrated senior health campuses include a range of assisted living, memory care, independent living, skilled nursing services and certain ancillary businesses that are owned and operated utilizing a RIDEA structure.

While we believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement, we evaluate our segments’ performance based upon segment net operating income, or NOI. We define segment NOI as total revenues and grant income, less property operating expenses and rental expenses, which excludes depreciation and amortization, general and administrative expenses, business acquisition expenses, interest expense, gain or loss on dispositions of real estate investments, impairment of real estate investments, income or loss from unconsolidated entities, foreign currency gain or loss, other income and income tax benefit or expense for each segment. We believe that segment NOI serves as an appropriate supplemental performance measure to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis.

Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance. Non-segment assets primarily consist of corporate assets including cash and cash equivalents, other receivables, deferred financing costs and other assets not attributable to individual properties.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 1, 2021, as part of the Merger, we acquired 87 properties, comprising 92 buildings, or approximately 4,799,000 square feet of GLA, which expanded our portfolio of real estate properties and SHOP within the segments as outlined above.

Summary information for the reportable segments during the years ended December 31, 2021, 2020 and 2019 was as follows:

	Integrated Senior Health Campuses	SHOP	Medical Office Buildings	Senior Housing	Skilled Nursing Facilities	Hospitals	Year Ended December 31, 2021
Revenues and grant income:
Resident fees and services	$1,025,699,000	$98,236,000	$—	$—	$—	$—	$1,123,935,000
Real estate revenue	—	—	97,297,000	16,530,000	17,309,000	10,232,000	141,368,000
Grant income	13,911,000	3,040,000	—	—	—	—	16,951,000

Total revenues and grant income	1,039,610,000	101,276,000	97,297,000	16,530,000	17,309,000	10,232,000	1,282,254,000
Expenses:
Property operating expenses	943,743,000	86,450,000	—	—	—	—	1,030,193,000
Rental expenses	—	—	36,375,000	366,000	1,507,000	477,000	38,725,000

Segment net operating income	$95,867,000	$14,826,000	$60,922,000	$16,164,000	$15,802,000	$9,755,000	$213,336,000

Expenses:
General and administrative							$43,199,000
Business acquisition expenses							13,022,000
Depreciation and amortization							133,191,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishments)							(80,937,000)
Gain in fair value of derivative financial instruments							8,200,000
Loss on dispositions of real estate investments							(100,000)
Impairment of real estate investments							(3,335,000)
Loss from unconsolidated entities							(1,355,000)
Foreign currency loss							(564,000)
Other income							1,854,000

Total net other expense							(76,237,000)

Loss before income taxes							(52,313,000)
Income tax expense							(956,000)

Net loss							$(53,269,000)

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Integrated Senior Health Campuses	SHOP	Medical Office Buildings	Senior Housing	Skilled Nursing Facilities	Hospitals	Year Ended December 31, 2020
Revenues and grant income:
Resident fees and services	$983,169,000	$85,904,000	$—	$—	$—	$—	$1,069,073,000
Real estate revenue	—	—	78,424,000	14,524,000	16,107,000	10,992,000	120,047,000
Grant income	53,855,000	1,326,000	—	—	—	—	55,181,000

Total revenues and grant income	1,037,024,000	87,230,000	78,424,000	14,524,000	16,107,000	10,992,000	1,244,301,000
Expenses:
Property operating expenses	929,897,000	63,830,000	—	—	—	—	993,727,000
Rental expenses	—	—	30,216,000	64,000	1,572,000	446,000	32,298,000

Segment net operating income	$107,127,000	$23,400,000	$48,208,000	$14,460,000	$14,535,000	$10,546,000	$218,276,000

Expenses:
General and administrative							$27,007,000
Business acquisition expenses							290,000
Depreciation and amortization							98,858,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)							(71,278,000)
Loss in fair value of derivative financial instruments							(3,906,000)
Gain on dispositions of real estate investments							1,395,000
Impairment of real estate investment							(11,069,000)
Loss from unconsolidated entities							(4,517,000)
Foreign currency gain							1,469,000
Other income							1,570,000

Total net other expense							(86,336,000)

Income before income taxes							5,785,000
Income tax benefit							3,078,000

Net income							$8,863,000

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Integrated Senior Health Campuses	SHOP	Medical Office Buildings	Senior Housing	Skilled Nursing Facilities	Hospitals	Year Ended December 31, 2019
Revenues:
Resident fees and services	$1,030,934,000	$68,144,000	$—	$—	$—	$—	$1,099,078,000
Real estate revenue	—	—	80,805,000	18,407,000	13,345,000	11,481,000	124,038,000

Total revenues	1,030,934,000	68,144,000	80,805,000	18,407,000	13,345,000	11,481,000	1,223,116,000
Expenses:
Property operating expenses	919,793,000	48,067,000	—	—	—	—	967,860,000
Rental expenses	—	—	30,870,000	1,001,000	1,456,000	532,000	33,859,000

Segment net operating income	$111,141,000	$20,077,000	$49,935,000	$17,406,000	$11,889,000	$10,949,000	$221,397,000

Expenses:
General and administrative							$29,749,000
Business acquisition expenses							(161,000)
Depreciation and amortization							111,412,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishment)							(78,553,000)
Loss in fair value of derivative financial instruments							(4,541,000)
Loss from unconsolidated entities							(2,097,000)
Foreign currency gain							1,730,000
Other income							3,736,000

Total net other expense							(79,725,000)

Income before income taxes							672,000
Income tax expense							(1,524,000)

Net loss							$(852,000)

Total assets by reportable segment as of December 31, 2021 and 2020 were as follows:

	December 31,
	2021	2021
Integrated senior health campuses	$1,896,608,000	$1,886,878,000
Medical office buildings	1,412,247,000	610,653,000
SHOP	625,164,000	348,987,000
Senior housing	255,555,000	152,406,000
Skilled nursing facilities	252,869,000	115,941,000
Hospitals	109,834,000	109,663,000
Other	28,062,000	10,409,000

Total assets	$4,580,339,000	$3,234,937,000

As discussed in Note 3, Business Combinations, in connection with the AHI Acquisition, we recorded goodwill of $134,589,000, which was allocated across our reporting segments. As of December 31, 2021, goodwill of $47,812,000, $8,640,000, $4,389,000, $23,277,000, $5,924,000 and $119,856,000 was allocated to our medical office buildings, skilled nursing facilities, hospitals, SHOP, senior housing facilities and integrated

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

senior health campuses, respectively. As of December 31, 2020, goodwill of $75,309,000 was allocated to integrated senior health campuses, and no other segments had goodwill.

Our portfolio of properties and other investments are located in the United States, the UK and the Isle of Man. Revenues and grant income and assets are attributed to the country in which the property is physically located. The following is a summary of geographic information for our operations for the periods presented:

	Years Ended December 31,
	2021	2020	2019
Revenues and grant income:
United States	$1,277,095,000	$1,239,509,000	$1,218,337,000
International	5,159,000	4,792,000	4,779,000

	$1,282,254,000	$1,244,301,000	$1,223,116,000

The following is a summary of real estate investments, net by geographic regions as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Real estate investments, net:
United States	$3,466,019,000	$2,279,257,000
International	48,667,000	50,743,000

	$3,514,686,000	$2,330,000,000

20. Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily our debt security investment, cash and cash equivalents, restricted cash and accounts and other receivables. We are exposed to credit risk with respect to our debt security investment, but we believe collection of the outstanding amount is probable. Cash and cash equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance Corporation, or FDIC. As of December 31, 2021 and 2020, we had cash and cash equivalents in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants and security deposits are obtained at the time of property acquisition and upon lease execution.

Based on leases in effect as of December 31, 2021, properties in one state in the United States accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI. Properties located in Indiana accounted for 31.0% of our total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in such state’s economy.

Based on leases in effect as of December 31, 2021, our six reportable business segments, medical office buildings, integrated senior health campuses, skilled nursing facilities, SHOP, senior housing and hospitals accounted for 41.1%, 36.5%, 8.8%, 5.7%, 4.6% and 3.3%, respectively, of our total property portfolio’s annualized base rent or annualized NOI. As of December 31, 2021, none of our tenants at our properties accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, which is based on contractual base rent from leases in effect for our non-RIDEA properties and annualized NOI for our SHOP and integrated senior health campuses operations as of December 31, 2021.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Per Share Data

Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) applicable to common stock is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $1,440,000, $9,000 and $28,000, respectively, for the years ended December 31, 2021, 2020 and 2019. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock.

As of December 31, 2021 and 2020, there were 891,543 and 33,000 nonvested shares, respectively, of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. As of December 31, 2021 and 2020, there were 14,007,903 and 222 limited partnership units, respectively, of our operating partnership outstanding, but such units were also excluded from the computation of diluted earnings per share because such units were anti-dilutive during these periods.

22. Subsequent Events

Distributions Declared

On January 20, 2022, our board authorized a distribution to our Class T and Class I stockholders of record as of the close of business on each of January 28, 2022, February 25, 2022 and March 29, 2022. The distribution for the months of January 2022, February 2022 and March 2022, is equal to $0.033333333 per share of our common stock, which is equal to an annualized distribution rate of $0.40 per share. The distributions will be paid in cash or shares of our common stock pursuant to our DRIP. The distribution for the months of January 2022 and February 2022 were paid on or about February 1, 2022 and March 1, 2022, respectively. The distribution for the month of March 2022 will be paid on or about April 1, 2022, only from legally available funds.

2022 Credit Facility

On January 19, 2022, we, through our operating partnership, as borrower, and certain of our subsidiaries, or the subsidiary guarantors, collectively as guarantors, entered into the 2022 Credit Agreement that amends, restates, supersedes and replaces the 2019 Corporate Credit Agreement with Bank of America; KeyBank; Citizens Bank; and a syndicate of other banks, as lenders, to obtain a credit facility with an aggregate maximum principal amount up to $1,050,000,000, or the 2022 Credit Facility. The 2022 Credit Facility consists of a senior unsecured revolving credit facility in the initial aggregate amount of $500,000,000 and a senior unsecured term loan facility in the initial aggregate amount of $550,000,000. The proceeds of loans made under the 2022 Credit Facility may be used for refinancing existing indebtedness and for general corporate purposes including for working capital, capital expenditures and other corporate purposes not inconsistent with obligations under the 2022 Credit Agreement. We may also obtain up to $25,000,000 in the form of standby letters of credit pursuant to the 2022 Credit Facility.

Under the terms of the 2022 Credit Agreement, the revolving loans mature on January 19, 2026, and may be extended for one 12-month period, subject to the satisfaction of certain conditions, including payment of an extension fee. The term loan matures on January 19, 2027, and may not be extended. The maximum principal amount of the 2022 Credit Facility may be increased by an aggregate incremental amount of $700,000,000,

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subject to: (i) the terms of the 2022 Credit Agreement; and (ii) at least five business days’ prior written notice to Bank of America. Unless otherwise defined herein, all capitalized terms in this Note 22, Subsequent Events—2022 Credit Facility, are as defined and set forth in the 2022 Credit Agreement.

The 2022 Credit Facility bears interest at varying rates based upon, at our option, (i) the Daily Simple Secured Overnight Financing Rate, or Daily SOFR, plus the Applicable Rate for Daily SOFR Rate Loans or (ii) the Term Secured Overnight Financing Rate, or the Term SOFR, plus the Applicable Rate for Term SOFR Rate Loans. If, under the terms of the 2022 Credit Agreement, there is an inability to determine the Daily SOFR or the Term SOFR then the 2022 Credit Facility will bear interest at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans. The loans may be repaid in whole or in part without prepayment premium or penalty, subject to certain conditions.

We are required to pay a fee on the unused portion of the lenders’ commitments under the 2022 Credit Agreement computed at (1) 0.25% per annum if the actual daily Commitment Utilization Percentage for such quarter is less than or equal to 50% and (2) 0.20% per annum if the actual daily Commitment Utilization Percentage for such quarter is greater than 50%, which fee shall be computed on the actual daily amount of the Available Commitments during the period for which payment is made and payable in arrears on a quarterly basis.

At any time that the Applicable Rate is determined based on the Debt Ratings Based Pricing Grid, we are required to pay a facility fee as determined in the Debt Ratings Based Pricing Grid multiplied by the actual daily amount of the Aggregate Revolving Commitments, or, if the Aggregate Revolving Commitments have terminated, the Outstanding Amount of all Revolving Loans and L/C Obligations, regardless of usage.

The 2022 Credit Agreement contains various affirmative and negative covenants that are customary for credit facilities and transactions of this type, including limitations on the incurrence of debt by our operating partnership and its subsidiaries and limitations on secured recourse indebtedness. The 2022 Credit Agreement also imposes certain financial covenants based on certain criteria described in the 2022 Credit Agreement.

The 2022 Credit Agreement requires us to add additional subsidiaries as guarantors in the event the value of the assets owned by the subsidiary guarantors falls below a certain threshold as set forth in the 2022 Credit Agreement. In the event of default, Bank of America has the right to terminate the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions under the 2022 Credit Agreement, and to accelerate the payment on any unpaid principal amount of all outstanding loans and interest thereon. The 2022 Credit Facility replaces the 2018 Credit Facility and the 2019 Credit Facility.

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
DeKalb Professional Center (Medical Office)	Lithonia, GA	$—	$479,000	$2,871,000	$199,000	$479,000	$3,070,000	$3,549,000	$(792,000)	2008	06/06/14
Country Club MOB (Medical Office)	Stockbridge, GA	—	240,000	2,306,000	382,000	240,000	2,688,000	2,928,000	(703,000)	2002	06/26/14
Acworth Medical Complex (Medical Office)	Acworth, GA	—	216,000	3,135,000	241,000	216,000	3,376,000	3,592,000	(775,000)	1976/2009	07/02/14
	Acworth, GA	—	250,000	2,214,000	326,000	250,000	2,540,000	2,790,000	(607,000)	1976/2009	07/02/14
	Acworth, GA	—	104,000	774,000	10,000	104,000	784,000	888,000	(223,000)	1976/2009	07/02/14
Wichita KS MOB (Medical Office)	Wichita, KS	—	943,000	6,288,000	753,000	943,000	7,041,000	7,984,000	(1,867,000)	1980/1996	09/04/14
Delta Valley ALF Portfolio (SHOP)	Batesville, MS	—	331,000	5,103,000	(573,000)	331,000	4,530,000	4,861,000	(990,000)	1999/2005	09/11/14
	Cleveland, MS	—	348,000	6,369,000	(1,017,000)	348,000	5,352,000	5,700,000	(1,179,000)	2004	09/11/14
	Springdale, AR	—	891,000	6,538,000	(1,067,000)	891,000	5,471,000	6,362,000	(1,187,000)	1998/2005	01/08/15
Lee’s Summit MO MOB (Medical Office)	Lee’s Summit, MO	—	1,045,000	5,068,000	646,000	1,045,000	5,714,000	6,759,000	(1,835,000)	2006	09/18/14
Carolina Commons MOB (Medical Office)	Indian Land, SC	6,022,000	1,028,000	9,430,000	4,252,000	1,028,000	13,682,000	14,710,000	(2,813,000)	2009	10/15/14
Mount Olympia MOB Portfolio (Medical Office)	Mount Dora, FL	—	393,000	5,633,000	—	393,000	5,633,000	6,026,000	(1,229,000)	2009	12/04/14
	Olympia Fields, IL	—	298,000	2,726,000	33,000	298,000	2,759,000	3,057,000	(693,000)	2005	12/04/14
Southlake TX Hospital (Hospital)	Southlake, TX	95,000,000	5,089,000	108,517,000	—	5,089,000	108,517,000	113,606,000	(20,606,000)	2013	12/04/14
East Texas MOB Portfolio (Medical Office)	Longview, TX	—	—	19,942,000	111,000	—	20,053,000	20,053,000	(4,727,000)	2008	12/12/14
	Longview, TX	—	228,000	965,000	—	228,000	965,000	1,193,000	(362,000)	1979/1997	12/12/14
	Longview, TX	—	759,000	1,696,000	—	759,000	1,696,000	2,455,000	(706,000)	1998	12/12/14
	Longview, TX	—	—	8,027,000	—	—	8,027,000	8,027,000	(1,941,000)	2004	12/12/14

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
	Longview, TX	$—	$—	$696,000	$29,000	$—	$725,000	$725,000	$(270,000)	1956	12/12/14
	Longview, TX	—	—	27,601,000	4,243,000	—	31,844,000	31,844,000	(7,853,000)	1985/1993/ 2004	12/12/14
	Marshall, TX	—	368,000	1,711,000	99,000	368,000	1,810,000	2,178,000	(703,000)	1970	12/12/14
Premier MOB (Medical Office)	Novi, MI	—	644,000	10,420,000	1,367,000	644,000	11,787,000	12,431,000	(2,833,000)	2006	12/19/14
Independence MOB Portfolio (Medical Office)	Southgate, KY	—	411,000	11,005,000	2,301,000	411,000	13,306,000	13,717,000	(3,024,000)	1988	01/13/15
	Somerville, MA	29,735,000	1,509,000	46,775,000	5,471,000	1,509,000	52,246,000	53,755,000	(9,436,000)	1985	01/13/15
	Morristown, NJ	27,797,000	3,763,000	26,957,000	4,574,000	3,764,000	31,530,000	35,294,000	(7,870,000)	1980	01/13/15
	Verona, NJ	—	1,683,000	9,405,000	1,386,000	1,683,000	10,791,000	12,474,000	(2,410,000)	1970	01/13/15
	Bronx, NY	—	—	19,593,000	3,078,000	—	22,671,000	22,671,000	(4,544,000)	1987/1988	01/26/15
King of Prussia PA MOB (Medical Office)	King of Prussia, PA	8,567,000	3,427,000	13,849,000	5,976,000	3,427,000	19,825,000	23,252,000	(5,172,000)	1946/2000	01/21/15
North Carolina ALF Portfolio (SHOP)	Clemmons, NC	—	596,000	13,237,000	(691,000)	596,000	12,546,000	13,142,000	(2,477,000)	2014	06/29/15
	Garner, NC	—	1,723,000	11,517,000	51,000	1,723,000	11,568,000	13,291,000	(1,138,000)	2014	03/27/19
	Huntersville, NC	—	2,033,000	11,494,000	(102,000)	2,033,000	11,392,000	13,425,000	(1,794,000)	2015	01/18/17
	Matthews, NC	—	949,000	12,537,000	(144,000)	949,000	12,393,000	13,342,000	(1,390,000)	2017	08/30/18
	Mooresville, NC	—	835,000	15,894,000	(716,000)	835,000	15,178,000	16,013,000	(3,019,000)	2012	01/28/15
	Raleigh, NC	—	1,069,000	21,235,000	(720,000)	1,069,000	20,515,000	21,584,000	(3,861,000)	2013	01/28/15
	Wake Forest, NC	—	772,000	13,596,000	(828,000)	772,000	12,768,000	13,540,000	(2,373,000)	2014	06/29/15
Orange Star Medical Portfolio (Medical Office and Hospital)	Durango, CO	—	623,000	14,166,000	295,000	623,000	14,461,000	15,084,000	(2,824,000)	2004	02/26/15
	Durango, CO	—	788,000	10,467,000	666,000	788,000	11,133,000	11,921,000	(2,252,000)	2004	02/26/15
	Friendswood, TX	—	500,000	7,664,000	522,000	500,000	8,186,000	8,686,000	(1,747,000)	2008	02/26/15
	Keller, TX	—	1,604,000	7,912,000	521,000	1,604,000	8,433,000	10,037,000	(1,881,000)	2011	02/26/15
	Wharton, TX	—	259,000	10,590,000	325,000	259,000	10,915,000	11,174,000	(2,317,000)	1987	02/26/15

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Kingwood MOB Portfolio (Medical Office)	Kingwood, TX	$—	$820,000	$8,589,000	$290,000	$820,000	$8,879,000	$9,699,000	$(1,913,000)	2005	03/11/15
	Kingwood, TX	—	781,000	3,943,000	95,000	781,000	4,038,000	4,819,000	(916,000)	2008	03/11/15
Mt Juliet TN MOB (Medical Office)	Mount Juliet, TN	—	1,188,000	10,720,000	187,000	1,188,000	10,907,000	12,095,000	(2,353,000)	2012	03/17/15
Homewood AL MOB (Medical Office)	Homewood, AL	—	405,000	6,590,000	(60,000)	405,000	6,530,000	6,935,000	(1,488,000)	2010	03/27/15
Paoli PA Medical Plaza (Medical Office)	Paoli, PA	12,077,000	2,313,000	12,447,000	8,068,000	2,313,000	20,515,000	22,828,000	(3,944,000)	1951	04/10/15
	Paoli, PA	—	1,668,000	7,357,000	1,332,000	1,668,000	8,689,000	10,357,000	(2,324,000)	1975	04/10/15
Glen Burnie MD MOB (Medical Office)	Glen Burnie, MD	—	2,692,000	14,095,000	3,072,000	2,692,000	17,167,000	19,859,000	(4,269,000)	1981	05/06/15
Marietta GA MOB (Medical Office)	Marietta, GA	—	1,347,000	10,947,000	468,000	1,347,000	11,415,000	12,762,000	(2,281,000)	2002	05/07/15
Mountain Crest Senior Housing Portfolio (SHOP)	Elkhart, IN	—	793,000	6,009,000	427,000	793,000	6,436,000	7,229,000	(1,559,000)	1997	05/14/15
	Elkhart, IN	—	782,000	6,760,000	607,000	782,000	7,367,000	8,149,000	(1,890,000)	2000	05/14/15
	Hobart, IN	—	604,000	11,529,000	158,000	604,000	11,687,000	12,291,000	(2,446,000)	2008	05/14/15
	LaPorte, IN	—	392,000	14,894,000	413,000	392,000	15,307,000	15,699,000	(3,141,000)	2008	05/14/15
	Mishawaka, IN	8,872,000	3,670,000	14,416,000	834,000	3,670,000	15,250,000	18,920,000	(3,423,000)	1978	07/14/15
	Niles, MI	—	404,000	5,050,000	421,000	404,000	5,471,000	5,875,000	(1,356,000)	2000	06/11/15 and 11/20/15
Nebraska Senior Housing Portfolio (SHOP)	Bennington, NE	—	981,000	20,427,000	749,000	981,000	21,176,000	22,157,000	(4,150,000)	2009	05/29/15
	Omaha, NE	—	1,274,000	38,619,000	972,000	1,274,000	39,591,000	40,865,000	(7,303,000)	2000	05/29/15
Pennsylvania Senior Housing Portfolio (SHOP)	Bethlehem, PA	—	1,542,000	22,249,000	679,000	1,542,000	22,928,000	24,470,000	(4,924,000)	2005	06/30/15
	Boyertown, PA	22,932,000	480,000	25,544,000	521,000	480,000	26,065,000	26,545,000	(5,026,000)	2000	06/30/15
	York, PA	12,432,000	972,000	29,860,000	438,000	972,000	30,298,000	31,270,000	(5,765,000)	1986	06/30/15

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Southern Illinois MOB Portfolio (Medical Office)	Waterloo, IL	$—	$94,000	$1,977,000	$—	$94,000	$1,977,000	$2,071,000	$(455,000)	2015	07/01/15
	Waterloo, IL	—	738,000	6,332,000	509,000	738,000	6,841,000	7,579,000	(1,559,000)	1995	07/01/15, 12/19/17 and 04/17/18
	Waterloo, IL	—	200,000	2,648,000	76,000	200,000	2,724,000	2,924,000	(670,000)	2011	07/01/15
Napa Medical Center (Medical Office)	Napa, CA	—	1,176,000	13,328,000	1,732,000	1,176,000	15,060,000	16,236,000	(3,584,000)	1980	07/02/15
Chesterfield Corporate Plaza (Medical Office)	Chesterfield, MO	—	8,030,000	24,533,000	3,120,000	8,030,000	27,653,000	35,683,000	(6,941,000)	1989	08/14/15
Richmond VA ALF (SHOP)	North Chesterfield, VA	32,476,000	2,146,000	56,671,000	563,000	2,146,000	57,234,000	59,380,000	(9,757,000)	2009	09/11/15
Crown Senior Care Portfolio (Senior Housing)	Peel, Isle of Man	—	1,236,000	7,378,000	—	1,236,000	7,378,000	8,614,000	(1,397,000)	2015	09/15/15
	St. Albans, UK	—	1,246,000	13,100,000	723,000	1,246,000	13,823,000	15,069,000	(2,544,000)	2015	10/08/15
	Salisbury, UK	—	1,324,000	12,720,000	42,000	1,324,000	12,762,000	14,086,000	(2,360,000)	2015	12/08/15
	Aberdeen, UK	—	2,149,000	6,407,000	—	2,149,000	6,407,000	8,556,000	(949,000)	1986	11/15/16
	Felixstowe, UK	—	747,000	6,155,000	546,000	747,000	6,701,000	7,448,000	(983,000)	2010/2011	11/15/16
	Felixstowe, UK	—	564,000	2,698,000	363,000	564,000	3,061,000	3,625,000	(499,000)	2010/2011	11/15/16
Washington DC SNF (Skilled Nursing)	Washington, DC	60,100,000	1,194,000	34,200,000	—	1,194,000	34,200,000	35,394,000	(6,995,000)	1983	10/29/15
Stockbridge GA MOB II (Medical Office)	Stockbridge, GA	—	499,000	8,353,000	1,049,000	499,000	9,402,000	9,901,000	(1,745,000)	2006	12/03/15
Marietta GA MOB II (Medical Office)	Marietta, GA	—	661,000	4,783,000	313,000	661,000	5,096,000	5,757,000	(1,067,000)	2007	12/09/15
Naperville MOB (Medical Office)	Naperville, IL	—	392,000	3,765,000	206,000	392,000	3,971,000	4,363,000	(894,000)	1999	01/12/16

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
	Naperville, IL	$—	$548,000	$11,815,000	$887,000	$548,000	$12,702,000	$13,250,000	$(2,554,000)	1989	01/12/16
Lakeview IN Medical Plaza (Medical Office)	Indianapolis, IN	20,155,000	2,375,000	15,911,000	8,001,000	2,375,000	23,912,000	26,287,000	(5,393,000)	1987	01/21/16
Pennsylvania Senior Housing Portfolio II (SHOP)	Palmyra, PA	19,114,000	835,000	24,424,000	355,000	835,000	24,779,000	25,614,000	(5,172,000)	2007	02/01/16
Snellville GA MOB (Medical Office)	Snellville, GA	—	332,000	7,781,000	1,112,000	332,000	8,893,000	9,225,000	(1,574,000)	2005	02/05/16
Lakebrook Medical Center (Medical Office)	Westbrook, CT	—	653,000	4,855,000	817,000	653,000	5,672,000	6,325,000	(1,118,000)	2007	02/19/16
Stockbridge GA MOB III (Medical Office)	Stockbridge, GA	—	606,000	7,924,000	1,440,000	606,000	9,364,000	9,970,000	(1,622,000)	2007	03/29/16
Joplin MO MOB (Medical Office)	Joplin, MO	—	1,245,000	9,860,000	70,000	1,245,000	9,930,000	11,175,000	(2,590,000)	2000	05/10/16
Austell GA MOB (Medical Office)	Austell, GA	—	663,000	10,547,000	125,000	663,000	10,672,000	11,335,000	(1,800,000)	2008	05/25/16
Middletown OH MOB (Medical Office)	Middletown, OH	—	—	17,389,000	853,000	—	18,242,000	18,242,000	(3,044,000)	2007	06/16/16
Fox Grape SNF Portfolio (Skilled Nursing)	Braintree, MA	—	1,844,000	10,847,000	31,000	1,844,000	10,878,000	12,722,000	(1,706,000)	2015	07/01/16
	Brighton, MA	—	779,000	2,661,000	334,000	779,000	2,995,000	3,774,000	(522,000)	1982	07/01/16
	Duxbury, MA	—	2,921,000	11,244,000	1,933,000	2,921,000	13,177,000	16,098,000	(2,194,000)	1983	07/01/16
	Hingham, MA	—	2,316,000	17,390,000	(166,000)	2,316,000	17,224,000	19,540,000	(2,692,000)	1990	07/01/16
	Quincy, MA	14,141,000	3,537,000	13,697,000	333,000	3,537,000	14,030,000	17,567,000	(2,093,000)	1995	11/01/16
Voorhees NJ MOB (Medical Office)	Voorhees, NJ	—	1,727,000	8,451,000	1,327,000	1,727,000	9,778,000	11,505,000	(1,974,000)	2008	07/08/16
Norwich CT MOB Portfolio (Medical Office)	Norwich, CT	—	403,000	1,601,000	1,228,000	403,000	2,829,000	3,232,000	(627,000)	2014	12/16/16

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
	Norwich, CT	$—		$804,000	$12,094,000	$566,000	$804,000	$12,660,000	$13,464,000	$(1,980,000)	1999	12/16/16
New London CT MOB (Medical Office)	New London, CT	—		669,000	3,479,000	600,000	670,000	4,078,000	4,748,000	(874,000)	1987	05/03/17
Middletown OH MOB II (Medical Office)	Middletown, OH	—		—	3,949,000	549,000	—	4,498,000	4,498,000	(584,000)	2007	12/20/17
Owen Valley Health Campus	Spencer, IN	8,760,000		307,000	9,111,000	245,000	307,000	9,356,000	9,663,000	(1,520,000)	1999	12/01/15
Homewood Health Campus	Lebanon, IN	8,792,000		973,000	9,702,000	640,000	1,040,000	10,275,000	11,315,000	(1,696,000)	2000	12/01/15
Ashford Place Health Campus	Shelbyville, IN	6,003,000		664,000	12,662,000	1,019,000	849,000	13,496,000	14,345,000	(2,226,000)	2004	12/01/15
Mill Pond Health Campus	Greencastle, IN	7,104,000		1,576,000	8,124,000	535,000	1,629,000	8,606,000	10,235,000	(1,395,000)	2005	12/01/15
St. Andrews Health Campus	Batesville, IN	4,482,000		552,000	8,213,000	508,000	625,000	8,648,000	9,273,000	(1,416,000)	2005	12/01/15
Hampton Oaks Health Campus	Scottsburg, IN	6,310,000		720,000	8,145,000	671,000	845,000	8,691,000	9,536,000	(1,478,000)	2006	12/01/15
Forest Park Health Campus	Richmond, IN	6,890,000		535,000	9,399,000	472,000	639,000	9,767,000	10,406,000	(1,670,000)	2007	12/01/15
The Maples at Waterford Crossing	Goshen, IN	5,823,000		344,000	8,027,000	52,000	351,000	8,072,000	8,423,000	(1,304,000)	2006	12/01/15
Morrison Woods Health Campus	Muncie, IN		(c)	1,903,000	21,806,000	359,000	1,903,000	22,165,000	24,068,000	(2,661,000)	2008	12/01/15, 09/14/16 and 03/03/21
Woodbridge Health Campus	Logansport, IN	8,326,000		228,000	11,812,000	322,000	257,000	12,105,000	12,362,000	(1,990,000)	2003	12/01/15
Bridgepointe Health Campus	Vincennes, IN	7,128,000		747,000	7,469,000	1,312,000	854,000	8,674,000	9,528,000	(1,325,000)	2002	12/01/15
Greenleaf Living Center	Elkhart, IN	11,406,000		492,000	12,157,000	801,000	517,000	12,933,000	13,450,000	(2,041,000)	2000	12/01/15
Forest Glen Health Campus	Springfield, OH	9,992,000		846,000	12,754,000	519,000	881,000	13,238,000	14,119,000	(2,204,000)	2007	12/01/15

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
The Meadows of Kalida Health Campus	Kalida, OH	$7,883,000		$298,000	$7,628,000	$183,000	$303,000	$7,806,000	$8,109,000	$(1,270,000)	2007	12/01/15
The Heritage	Findlay, OH	13,077,000		1,312,000	13,475,000	433,000	1,402,000	13,818,000	15,220,000	(2,298,000)	1975	12/01/15
Genoa Retirement Village	Genoa, OH	8,269,000		881,000	8,113,000	667,000	909,000	8,752,000	9,661,000	(1,468,000)	1985	12/01/15
Waterford Crossing	Goshen, IN	8,116,000		344,000	4,381,000	898,000	349,000	5,274,000	5,623,000	(881,000)	2004	12/01/15
St. Elizabeth Healthcare	Delphi, IN	8,926,000		522,000	5,463,000	5,382,000	634,000	10,733,000	11,367,000	(1,554,000)	1986	12/01/15
Cumberland Pointe	West Lafayette, IN	9,465,000		1,645,000	13,696,000	652,000	1,901,000	14,092,000	15,993,000	(2,552,000)	1980	12/01/15
Franciscan Healthcare Center	Louisville, KY	10,614,000		808,000	8,439,000	1,750,000	910,000	10,087,000	10,997,000	(1,738,000)	1975	12/01/15
Blair Ridge Health Campus	Peru, IN	7,691,000		734,000	11,648,000	591,000	773,000	12,200,000	12,973,000	(2,294,000)	2001	12/01/15
Glen Oaks Health Campus	New Castle, IN	5,146,000		384,000	8,189,000	199,000	413,000	8,359,000	8,772,000	(1,316,000)	2011	12/01/15
Covered Bridge Health Campus	Seymour, IN		(c)	386,000	9,699,000	552,000	28,000	10,609,000	10,637,000	(1,722,000)	2002	12/01/15
Stonebridge Health Campus	Bedford, IN	9,815,000		1,087,000	7,965,000	421,000	1,144,000	8,329,000	9,473,000	(1,426,000)	2004	12/01/15
RiverOaks Health Campus	Princeton, IN	14,632,000		440,000	8,953,000	509,000	472,000	9,430,000	9,902,000	(1,559,000)	2004	12/01/15
Park Terrace Health Campus	Louisville, KY		(c)	2,177,000	7,626,000	1,228,000	2,177,000	8,854,000	11,031,000	(1,564,000)	1977	12/01/15
Cobblestone Crossing	Terre Haute, IN		(c)	1,462,000	13,860,000	5,702,000	1,505,000	19,519,000	21,024,000	(3,079,000)	2008	12/01/15
Creasy Springs Health Campus	Lafayette, IN	16,200,000		2,111,000	14,337,000	5,914,000	2,393,000	19,969,000	22,362,000	(3,167,000)	2010	12/01/15
Avalon Springs Health Campus	Valparaiso, IN	17,622,000		1,542,000	14,107,000	156,000	1,575,000	14,230,000	15,805,000	(2,308,000)	2012	12/01/15
Prairie Lakes Health Campus	Noblesville, IN	8,901,000		2,204,000	13,227,000	737,000	2,342,000	13,826,000	16,168,000	(2,223,000)	2010	12/01/15
RidgeWood Health Campus	Lawrenceburg, IN	13,804,000		1,240,000	16,118,000	200,000	1,261,000	16,297,000	17,558,000	(2,581,000)	2009	12/01/15

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

					Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances			Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Westport Place Health Campus	Louisville, KY	$		(c)	$1,245,000	$9,946,000	$113,000	$1,262,000	$10,042,000	$11,304,000	$(1,588,000)	2011	12/01/15
Paddock Springs	Warsaw, IN		8,762,000		488,000	—	10,602,000	654,000	10,436,000	11,090,000	(848,000)	2019	02/14/19
Amber Manor Care Center	Petersburg, IN		5,623,000		446,000	6,063,000	354,000	515,000	6,348,000	6,863,000	(1,100,000)	1990	12/01/15
The Meadows of Leipsic Health Campus	Leipsic, OH			(c)	1,242,000	6,988,000	689,000	1,317,000	7,602,000	8,919,000	(1,295,000)	1986	12/01/15
Springview Manor	Lima, OH			(c)	260,000	3,968,000	333,000	278,000	4,283,000	4,561,000	(688,000)	1978	12/01/15
Willows at Bellevue	Bellevue, OH		16,507,000		587,000	15,575,000	1,176,000	788,000	16,550,000	17,338,000	(2,684,000)	2008	12/01/15
Briar Hill Health Campus	North Baltimore, OH			(c)	673,000	2,688,000	452,000	700,000	3,113,000	3,813,000	(566,000)	1977	12/01/15
Cypress Pointe Health Campus	Englewood, OH			(c)	921,000	10,291,000	10,263,000	1,624,000	19,851,000	21,475,000	(2,079,000)	2010	12/01/15
The Oaks at NorthPointe Woods	Battle Creek, MI			(c)	567,000	12,716,000	161,000	567,000	12,877,000	13,444,000	(2,049,000)	2008	12/01/15
Westlake Health Campus	Commerce, MI		14,406,000		815,000	13,502,000	(192,000)	541,000	13,584,000	14,125,000	(2,177,000)	2011	12/01/15
Springhurst Health Campus	Greenfield, IN		20,011,000		931,000	14,114,000	3,110,000	2,241,000	15,914,000	18,155,000	(3,010,000)	2007	12/01/15 and 05/16/17
Glen Ridge Health Campus	Louisville, KY			(c)	1,208,000	9,771,000	1,622,000	1,333,000	11,268,000	12,601,000	(1,932,000)	2006	12/01/15
St. Mary Healthcare	Lafayette, IN		5,281,000		348,000	2,710,000	222,000	393,000	2,887,000	3,280,000	(483,000)	1969	12/01/15
The Oaks at Woodfield	Grand Blanc, MI			(c)	897,000	12,270,000	256,000	1,080,000	12,343,000	13,423,000	(2,043,000)	2012	12/01/15
Stonegate Health Campus	Lapeer, MI			(c)	538,000	13,159,000	169,000	567,000	13,299,000	13,866,000	(2,174,000)	2012	12/01/15
Senior Living at Forest Ridge	New Castle, IN			(c)	204,000	5,470,000	140,000	238,000	5,576,000	5,814,000	(915,000)	2005	12/01/15
Highland Oaks Health Center	McConnelsville, OH			(c)	880,000	1,803,000	1,149,000	1,316,000	2,516,000	3,832,000	(543,000)	1978	12/01/15

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

					Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances			Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
River Terrace Health Campus	Madison, IN	$		(c)	$—	$13,378,000	$4,185,000	$76,000	$17,487,000	$17,563,000	$(2,789,000)	2016	03/28/16
St. Charles Health Campus	Jasper, IN		11,531,000		467,000	14,532,000	1,564,000	558,000	16,005,000	16,563,000	(2,551,000)	2000	06/24/16 and 06/30/16
Bethany Pointe Health Campus	Anderson, IN		19,757,000		2,337,000	26,524,000	2,429,000	2,499,000	28,791,000	31,290,000	(4,639,000)	1999	06/30/16
River Pointe Health Campus	Evansville, IN		14,195,000		1,118,000	14,736,000	1,402,000	1,126,000	16,130,000	17,256,000	(2,732,000)	1999	06/30/16
Waterford Place Health Campus	Kokomo, IN		15,027,000		1,219,000	18,557,000	1,493,000	1,448,000	19,821,000	21,269,000	(3,324,000)	2000	06/30/16
Autumn Woods Health Campus	New Albany, IN			(c)	1,016,000	13,414,000	1,794,000	1,048,000	15,176,000	16,224,000	(2,698,000)	2000	06/30/16
Oakwood Health Campus	Tell City, IN		9,225,000		783,000	11,880,000	1,136,000	874,000	12,925,000	13,799,000	(2,330,000)	2000	06/30/16
Cedar Ridge Health Campus	Cynthiana, KY			(c)	102,000	8,435,000	3,598,000	205,000	11,930,000	12,135,000	(2,299,000)	2005	06/30/16
Aspen Place Health Campus	Greensburg, IN		9,540,000		980,000	10,970,000	885,000	1,212,000	11,623,000	12,835,000	(1,890,000)	2012	08/16/16
The Willows at East Lansing	East Lansing, MI		16,484,000		1,449,000	15,161,000	1,486,000	1,496,000	16,600,000	18,096,000	(2,844,000)	2014	08/16/16
The Willows at Howell	Howell, MI			(c)	1,051,000	12,099,000	6,643,000	1,123,000	18,670,000	19,793,000	(2,340,000)	2015	08/16/16
The Willows at Okemos	Okemos, MI		7,555,000		1,171,000	12,326,000	791,000	1,210,000	13,078,000	14,288,000	(2,319,000)	2014	08/16/16
Shelby Crossing Health Campus	Macomb, MI		17,324,000		2,533,000	18,440,000	2,011,000	2,612,000	20,372,000	22,984,000	(3,728,000)	2013	08/16/16
Village Green Healthcare Center	Greenville, OH		7,021,000		355,000	9,696,000	612,000	373,000	10,290,000	10,663,000	(1,632,000)	2014	08/16/16
The Oaks at Northpointe	Zanesville, OH			(c)	624,000	11,665,000	989,000	650,000	12,628,000	13,278,000	(2,155,000)	2013	08/16/16
The Oaks at Bethesda	Zanesville, OH		4,585,000		714,000	10,791,000	679,000	743,000	11,441,000	12,184,000	(1,893,000)	2013	08/16/16
White Oak Health Campus	Monticello, IN			(c)	1,005,000	13,207,000	14,000	1,005,000	13,221,000	14,226,000	(1,255,000)	2010	09/23/16 and 07/30/20

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Woodmont Health Campus	Boonville, IN	$7,873,000		$790,000	$9,633,000	$1,001,000	$1,010,000	$10,414,000	$11,424,000	$(1,852,000)	2000	02/01/17
Silver Oaks Health Campus	Columbus, IN		(c)	1,776,000	21,420,000	1,434,000	1,000	24,629,000	24,630,000	(4,062,000)	2001	02/01/17
Thornton Terrace Health Campus	Hanover, IN	5,580,000		764,000	9,209,000	879,000	826,000	10,026,000	10,852,000	(1,707,000)	2003	02/01/17
The Willows at Hamburg	Lexington, KY	11,618,000		1,740,000	13,422,000	574,000	1,775,000	13,961,000	15,736,000	(2,015,000)	2012	02/01/17
The Lakes at Monclova	Monclova, OH	19,591,000		2,869,000	12,855,000	10,232,000	3,186,000	22,770,000	25,956,000	(2,443,000)	2013	12/01/17
The Willows at Willard	Willard, OH		(c)	610,000	12,256,000	9,568,000	213,000	22,221,000	22,434,000	(2,811,000)	2012	02/01/17
Westlake Health Campus —Commerce Villa	Commerce, MI		(c)	261,000	6,610,000	1,228,000	553,000	7,546,000	8,099,000	(965,000)	2017	11/17/17
Orchard Grove Health Campus	Romeo, MI	25,737,000		2,065,000	11,510,000	17,998,000	3,441,000	28,132,000	31,573,000	(2,100,000)	2016	07/20/18 and 11/30/17
The Meadows of Ottawa	Ottawa, OH		(c)	695,000	7,752,000	666,000	728,000	8,385,000	9,113,000	(1,133,000)	2014	12/15/17
Valley View Healthcare Center	Fremont, OH	10,666,000		930,000	7,635,000	1,496,000	1,089,000	8,972,000	10,061,000	(850,000)	2017	07/20/18
Novi Lakes Health Campus	Novi, MI	12,628,000		1,654,000	7,494,000	2,649,000	1,663,000	10,134,000	11,797,000	(1,639,000)	2016	07/20/18
The Willows at Fritz Farm	Lexington, KY	9,280,000		1,538,000	8,637,000	425,000	1,563,000	9,037,000	10,600,000	(823,000)	2017	07/20/18
Trilogy Real Estate Gahanna, LLC	Gahanna, OH	14,325,000		1,146,000	—	16,741,000	1,202,000	16,685,000	17,887,000	(502,000)	2020	11/13/20
Oaks at Byron Center	Byron Center, MI	14,343,000		2,000,000	—	15,834,000	2,193,000	15,641,000	17,834,000	(644,000)	2020	07/08/20
Harrison Springs Health Campus	Corydon, IN		(c)	2,017,000	11,487,000	1,099,000	2,025,000	12,578,000	14,603,000	(852,000)	2016	09/05/19
The Cloister at Silvercrest	New Albany, IN	—		139,000	634,000	—	139,000	634,000	773,000	(37,000)	1940	10/01/19
Trilogy Healthcare of Ferdinand II, LLC	Ferdinand, IN	11,222,000		—	—	14,599,000	—	14,599,000	14,599,000	(784,000)	2019	11/19/19

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Trilogy Healthcare of Hilliard, LLC	Hilliard, OH	$12,239,000		$1,702,000	$17,976,000	$—	$1,833,000	$17,845,000	$19,678,000	$(37,000)	2021	12/08/21
Forest Springs Health Campus	Louisville, KY		(c)	964,000	16,691,000	47,000	975,000	16,727,000	17,702,000	(672,000)	2015	07/30/20
Gateway Springs Health Campus	Hamilton, OH	11,505,000		1,277,000	10,923,000	1,592,000	1,417,000	12,375,000	13,792,000	(336,000)	2020	12/28/20
The Meadows of Delphos	Kendallville, IN	—		1,806,000	9,243,000	—	1,806,000	9,243,000	11,049,000	(311,000)	2016	01/19/21
	Delphos, OH	78,587,000		2,345,000	8,150,000	—	2,345,000	8,150,000	10,495,000	(353,000)	2018	01/19/21
	Lima, OH	—		2,397,000	9,638,000	—	2,397,000	9,638,000	12,035,000	(381,000)	2018	01/19/21
	Springfield, OH	—		2,803,000	11,928,000	—	2,803,000	11,928,000	14,731,000	(451,000)	2018	01/19/21
	Sylvania, OH	—		2,548,000	15,059,000	—	2,548,000	15,059,000	17,607,000	(585,000)	2017	01/19/21
	Union Township, OH	—		2,789,000	12,343,000	—	2,789,000	12,343,000	15,132,000	(449,000)	2018	01/19/21
Harrison Trial Health Campus	Harrison, OH	14,935,000		1,750,000	17,114,000	—	2,045,000	16,819,000	18,864,000	(310,000)	2021	04/28/21
The Oaks of Belmont	Grand Rapids, MI	14,512,000		767,000	17,043,000	—	1,058,000	16,752,000	17,810,000	(392,000)	2021	03/13/21
Cedar Creek Health Campus	Lowell, IN	—		2,326,000	12,650,000	—	2,326,000	12,650,000	14,976,000	(160,000)	2014	07/07/21
Auburn MOB (Medical Office)	Auburn, CA	—		567,000	6,472,000	192,000	567,000	6,664,000	7,231,000	(66,000)	1997	10/01/21
Pottsville MOB (Medical Office)	Pottsville, PA	—		1,478,000	8,854,000	—	1,478,000	8,854,000	10,332,000	(85,000)	2004	10/01/21
Charlottesville MOB (Medical Office)	Charlottesville, VA	—		4,902,000	19,741,000	13,000	4,902,000	19,754,000	24,656,000	(222,000)	2001	10/01/21
Rochester Hills MOB (Medical Office)	Rochester Hills, MI	2,492,000		2,218,000	8,380,000	261,000	2,218,000	8,641,000	10,859,000	(96,000)	1990	10/01/21
Cullman MOB III (Medical Office)	Cullman, AL	—		—	19,224,000	226,000	—	19,450,000	19,450,000	(160,000)	2010	10/01/21
Iron MOB Portfolio (Medical Office)	Cullman, AL	—		—	14,799,000	544,000	—	15,343,000	15,343,000	(135,000)	1994	10/01/21

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
	Cullman, AL	$—	$—	$12,287,000	$721,000	$—	$13,008,000	$13,008,000	$(118,000)	1998	10/01/21
	Sylacauga, AL	—	—	11,273,000	—	—	11,273,000	11,273,000	(108,000)	1997	10/01/21
Mint Hill MOB (Medical Office)	Mint Hill, NC	—	—	24,110,000	—	—	24,110,000	24,110,000	(237,000)	2007	10/01/21
Lafayette Assisted Living Portfolio (SHOP)	Lafayette, LA	—	1,206,000	9,076,000	4,000	1,206,000	9,080,000	10,286,000	(60,000)	1996	10/01/21
	Lafayette, LA	—	1,039,000	4,684,000	25,000	1,039,000	4,709,000	5,748,000	(32,000)	2014	10/01/21
Evendale MOB (Medical Office)	Evendale, OH	—	1,776,000	11,695,000	171,000	1,776,000	11,866,000	13,642,000	(156,000)	1988	10/01/21
Battle Creek MOB (Medical Office)	Battle Creek, MI	—	1,156,000	7,910,000	28,000	1,156,000	7,938,000	9,094,000	(98,000)	1996	10/01/21
Reno MOB (Medical Office)	Reno, NV	—	—	82,515,000	402,000	—	82,917,000	82,917,000	(684,000)	2005	10/01/21
Athens MOB Portfolio (Medical Office)	Athens, GA	—	860,000	7,989,000	—	860,000	7,989,000	8,849,000	(88,000)	2006	10/01/21
	Athens, GA	—	1,106,000	11,531,000	500,000	1,106,000	12,031,000	13,137,000	(102,000)	2006	10/01/21
SW Illinois Senior Housing Portfolio (Senior Housing)	Columbia, IL	—	1,117,000	9,700,000	—	1,117,000	9,700,000	10,817,000	(71,000)	2007	10/01/21
	Columbia, IL	—	147,000	2,106,000	—	147,000	2,106,000	2,253,000	(15,000)	1999	10/01/21
	Millstadt, IL	—	259,000	3,980,000	—	259,000	3,980,000	4,239,000	(28,000)	2004	10/01/21
	Red Bud, IL	—	690,000	5,175,000	—	690,000	5,175,000	5,865,000	(37,000)	2006	10/01/21
	Waterloo, IL	—	934,000	8,932,000	—	934,000	8,932,000	9,866,000	(64,000)	2012	10/01/21
Lawrenceville MOB (Medical Office)	Lawrenceville, GA	—	1,663,000	12,019,000	—	1,663,000	12,019,000	13,682,000	(124,000)	2005	10/01/21
Northern California Senior Housing Portfolio (SHOP)	Belmont, CA	—	10,491,000	9,650,000	14,000	10,491,000	9,664,000	20,155,000	(66,000)	1958/2000	10/01/21
	Menlo Park, CA	—	3,730,000	3,018,000	(1,000)	3,730,000	3,017,000	6,747,000	(20,000)	1945	10/01/21
Roseburg MOB (Medical Office)	Roseburg, OR	—	—	28,140,000	—	—	28,140,000	28,140,000	(241,000)	2003	10/01/21

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Fairfield County MOB Portfolio (Medical Office)	Stratford, CT	$—	$1,209,000	$4,272,000	$53,000	$1,209,000	$4,325,000	$5,534,000	$(58,000)	1963	10/01/21
	Trumbull, CT	—	2,797,000	10,400,000	40,000	2,797,000	10,440,000	13,237,000	(133,000)	1987	10/01/21
Central Florida Senior Housing Portfolio (SHOP)	Bradenton, FL	—	1,325,000	7,871,000	37,000	1,325,000	7,908,000	9,233,000	(54,000)	1973/1983	10/01/21
	Brooksville, FL	—	1,545,000	11,107,000	6,000	1,545,000	11,113,000	12,658,000	(83,000)	1960/2007	10/01/21
	Brooksville, FL	—	756,000	6,939,000	81,000	756,000	7,020,000	7,776,000	(51,000)	2008	10/01/21
	Lake Placid, FL	—	590,000	2,847,000	38,000	590,000	2,885,000	3,475,000	(20,000)	2008	10/01/21
	Lakeland, FL	—	383,000	15,622,000	55,000	383,000	15,677,000	16,060,000	(102,000)	1985	10/01/21
	Pinellas Park, FL	—	1,065,000	7,610,000	38,000	1,065,000	7,648,000	8,713,000	(53,000)	2016	10/01/21
	Sanford, FL	—	1,803,000	9,504,000	90,000	1,803,000	9,594,000	11,397,000	(66,000)	1984	10/01/21
	Spring Hill, FL	—	2,623,000	12,200,000	19,000	2,623,000	12,219,000	14,842,000	(90,000)	1988	10/01/21
	Winter Haven, FL	—	2,654,000	19,811,000	803,000	2,654,000	20,614,000	23,268,000	(140,000)	1984	10/01/21
Central Wisconsin Senior Care Portfolio (Skilled Nursing)	Sun Prairie, WI	—	543,000	2,587,000	—	543,000	2,587,000	3,130,000	(22,000)	1960/2006	10/01/21
	Waunakee, WI	—	2,171,000	10,198,000	30,000	2,171,000	10,228,000	12,399,000	(87,000)	1974/2005	10/01/21
Sauk Prairie MOB (Medical Office)	Prairie du Sac, WI	—	2,044,000	19,669,000	333,000	2,044,000	20,002,000	22,046,000	(173,000)	2014	10/01/21
Surprise MOB (Medical Office)	Surprise, AZ	—	1,827,000	10,968,000	353,000	1,827,000	11,321,000	13,148,000	(116,000)	2012	10/01/21
Southfield MOB (Medical Office)	Southfield, MI	5,662,000	1,634,000	16,550,000	182,000	1,634,000	16,732,000	18,366,000	(198,000)	1975/2014	10/01/21
Pinnacle Beaumont ALF (SHOP)	Beaumont, TX	—	1,775,000	17,541,000	(2,000)	1,775,000	17,539,000	19,314,000	(118,000)	2012	10/01/21
Grand Junction MOB (Medical Office)	Grand Junction, CO	—	2,460,000	34,188,000	—	2,460,000	34,188,000	36,648,000	(305,000)	2013	10/01/21
Edmonds MOB (Medical Office)	Edmonds, WA	—	4,523,000	22,414,000	269,000	4,523,000	22,683,000	27,206,000	(203,000)	1991/2008	10/01/21

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Pinnacle Warrenton ALF (SHOP)	Warrenton, MO	$—	$514,000	$7,059,000	$11,000	$514,000	$7,070,000	$7,584,000	$(49,000)	1986	10/01/21
Glendale MOB (Medical Office)	Glendale, WI	—	665,000	6,782,000	141,000	665,000	6,923,000	7,588,000	(75,000)	2004	10/01/21
Missouri SNF Portfolio (Skilled Nursing)	Florissant, MO	—	800,000	10,363,000	—	800,000	10,363,000	11,163,000	(77,000)	1987	10/01/21
	Kansas City, MO	—	2,090,000	10,527,000	—	2,090,000	10,527,000	12,617,000	(91,000)	1974	10/01/21
	Milan, MO	—	493,000	7,057,000	—	493,000	7,057,000	7,550,000	(52,000)	1980	10/01/21
	Missouri, MO	—	729,000	10,187,000	—	729,000	10,187,000	10,916,000	(73,000)	1963	10/01/21
	Salisbury, MO	—	515,000	8,852,000	—	515,000	8,852,000	9,367,000	(65,000)	1970	10/01/21
	Sedalia, MO	—	631,000	24,172,000	—	631,000	24,172,000	24,803,000	(163,000)	1975	10/01/21
	St. Elizabeth, MO	—	437,000	4,561,000	—	437,000	4,561,000	4,998,000	(34,000)	1981	10/01/21
	Trenton, MO	—	310,000	4,875,000	—	310,000	4,875,000	5,185,000	(35,000)	1967	10/01/21
Flemington MOB Portfolio (Medical Office)	Flemington, NJ	—	1,419,000	11,110,000	368,000	1,419,000	11,478,000	12,897,000	(116,000)	2002	10/01/21
	Flemington, NJ	—	578,000	3,340,000	92,000	578,000	3,432,000	4,010,000	(43,000)	1993	10/01/21
Lawrenceville MOB II (Medical Office)	Lawrenceville, GA	—	1,058,000	9,709,000	197,000	1,058,000	9,906,000	10,964,000	(116,000)	1990	10/01/21
Mill Creek MOB (Medical Office)	Mill Creek, WA	—	1,344,000	7,516,000	28,000	1,344,000	7,544,000	8,888,000	(69,000)	1991	10/01/21
Modesto MOB (Medical Office)	Modesto, CA	—	—	16,065,000	8,000	—	16,073,000	16,073,000	(141,000)	1991/2016	10/01/21
Michigan ALF Portfolio (Senior Housing)	Grand Rapids, MI	—	1,196,000	8,955,000	—	1,196,000	8,955,000	10,151,000	(69,000)	1953/2016	10/01/21

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
	Grand Rapids, MI	$9,990,000	$1,291,000	$11,308,000	$—	$1,291,000	$11,308,000	$12,599,000	$(87,000)	1989	10/01/21
	Holland, MI	—	716,000	6,534,000	—	716,000	6,534,000	7,250,000	(58,000)	2007/2017	10/01/21
	Howell, MI	—	836,000	4,202,000	—	836,000	4,202,000	5,038,000	(32,000)	2003	10/01/21
	Lansing, MI	—	1,300,000	11,629,000	—	1,300,000	11,629,000	12,929,000	(85,000)	1988/2015	10/01/21
	Wyoming, MI	—	1,343,000	13,347,000	—	1,343,000	13,347,000	14,690,000	(98,000)	1964/2016	10/01/21
Lithonia MOB (Medical Office)	Lithonia, GA	—	1,676,000	10,871,000	263,000	1,676,000	11,134,000	12,810,000	(108,000)	2015	10/01/21
West Des Moines SNF (Skilled Nursing)	West Des Moines, IA	—	509,000	3,813,000	—	509,000	3,813,000	4,322,000	(29,000)	2004	10/01/21
Great Nord MOB Portfolio (Medical Office)	Tinley Park, IL	—	—	15,423,000	237,000	—	15,660,000	15,660,000	(154,000)	2002	10/01/21
	Chesterton, IN	—	743,000	9,070,000	25,000	743,000	9,095,000	9,838,000	(98,000)	2007	10/01/21
	Crown Point, IN	—	265,000	5,467,000	—	265,000	5,467,000	5,732,000	(50,000)	2005	10/01/21
	Plymouth, MN	—	1,491,000	12,994,000	—	1,491,000	12,994,000	14,485,000	(122,000)	2014	10/01/21
Overland Park MOB (Medical Office)	Overland Park, KS	—	2,803,000	23,639,000	436,000	2,803,000	24,075,000	26,878,000	(207,000)	2017	10/01/21
Blue Badger MOB (Medical Office)	Marysville, OH	—	1,518,000	12,543,000	—	1,518,000	12,543,000	14,061,000	(105,000)	2014	10/01/21
Bloomington MOB (Medical Office)	Bloomington, IL	—	2,114,000	17,363,000	—	2,114,000	17,363,000	19,477,000	(122,000)	1990	10/01/21
Memphis MOB (Medical Office)	Memphis, TN	—	1,215,000	7,075,000	—	1,215,000	7,075,000	8,290,000	(62,000)	1984	10/01/21
Haverhill MOB (Medical Office)	Haverhill, MA	—	1,393,000	15,477,000	—	1,393,000	15,477,000	16,870,000	(166,000)	1987	10/01/21
Fresno MOB (Medical Office)	Fresno, CA	—	1,536,000	8,964,000	—	1,536,000	8,964,000	10,500,000	(97,000)	2007	10/01/21
Colorado Foothills MOB Portfolio (Medical Office)	Arvada, CO	—	695,000	6,369,000	2,000	695,000	6,371,000	7,066,000	(94,000)	1979	10/01/21

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

December 31, 2021

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition (b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
	Centennial, CO	$—	$873,000	$11,233,000	$12,000	$873,000	$11,245,000	$12,118,000	$(122,000)	1979	10/01/21
	Colorado Springs, CO	—	2,225,000	12,520,000	587,000	2,225,000	13,107,000	15,332,000	(121,000)	1999	10/01/21
Catalina West Haven ALF (SHOP)	West Haven, UT	—	1,936,000	10,415,000	32,000	1,936,000	10,447,000	12,383,000	(73,000)	2012	10/01/21
Louisiana Senior Housing Portfolio (SHOP)	Gonzales, LA	—	1,123,000	5,668,000	28,000	1,123,000	5,696,000	6,819,000	(43,000)	1996	10/01/21
	Monroe, LA	—	834,000	4,037,000	57,000	834,000	4,094,000	4,928,000	(30,000)	1994	10/01/21
	New Iberia, LA	—	952,000	5,257,000	4,000	952,000	5,261,000	6,213,000	(39,000)	1996	10/01/21
	Shreveport, LA	—	1,177,000	6,810,000	3,000	1,177,000	6,813,000	7,990,000	(48,000)	1996	10/01/21
	Slidell, LA	—	801,000	4,348,000	84,000	801,000	4,432,000	5,233,000	(33,000)	1996	10/01/21
Catalina Madera ALF (SHOP)	Madera, CA	—	1,312,000	15,299,000	16,000	1,312,000	15,315,000	16,627,000	(108,000)	2005	10/01/21

		$1,116,216,000	$321,587,000	$3,197,760,000	$283,484,000	$329,292,000	$3,473,539,000	$3,802,831,000	$(423,424,000)

Leased properties(d)		$—	$1,886,000	$81,382,000	$141,667,000	$2,320,000	$222,615,000	$224,935,000	$(100,090,000)
Construction in progress		—	2,329,000	—	8,477,000	2,950,000	7,856,000	10,806,000	(372,000)

		$1,116,216,000	$325,802,000	$3,279,142,000	$433,628,000	$334,562,000	$3,704,010,000	$4,038,572,000	$(523,886,000)

(a)

We own 100% of our properties as of December 31, 2021, with the exception of Trilogy, Lakeview IN Medical Plaza, Southlake TX Hospital, Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF, Pinnacle Warrenton ALF, Catalina West Haven ALF, Louisiana Senior Housing Portfolio and Catalina Madera ALF.

(b)	The cost capitalized subsequent to acquisition is shown net of dispositions and impairments.
(c)

These properties are used as collateral for the secured revolver portion of the 2019 Trilogy Credit Facility, which had an outstanding balance of $304,734,000 as of December 31, 2021. See Note 9, Lines of Credit and Term Loans—2019 Trilogy Credit Facility, for a further discussion.

(d)	Represents furniture, fixtures, equipment, land and improvements associated with properties under operating leases.

AMERICAN HEALTHCARE REIT, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2021

(e)	The changes in total real estate for the years ended December 2021, 2020 and 2019 are as follows:

Amount
Balance—December 31, 2018	$2,477,375,000
Acquisitions	32,330,000
Additions	114,078,000
Dispositions	(8,050,000)
Foreign currency translation adjustment	2,875,000

Balance—December 31, 2019	$2,618,608,000

Acquisitions	$31,157,000
Additions	129,254,000
Dispositions and impairments	(18,718,000)
Foreign currency translation adjustment	1,971,000

Balance—December 31, 2020	$2,762,272,000

Acquisitions	$1,225,626,000
Additions	87,909,000
Dispositions and impairments	(36,645,000)
Foreign currency translation adjustment	(590,000)

Balance—December 31, 2021	$4,038,572,000

As of December 31, 2021, the unaudited aggregate cost of our properties was $3,933,364,000 for federal income tax purposes.

(f)	The changes in accumulated depreciation for the years ended December 31, 2021, 2020 and 2019 are as follows:

Amount
Balance—December 31, 2018	$254,694,000
Additions	90,914,000
Dispositions	(7,614,000)
Foreign currency translation adjustment	(96,000)

Balance—December 31, 2019	$337,898,000

Additions	$91,617,000
Dispositions and impairments	(4,530,000)
Foreign currency translation adjustment	287,000

Balance—December 31, 2020	$425,272,000

Additions	$109,036,000
Dispositions and impairments	(10,320,000)
Foreign currency translation adjustment	(102,000)

Balance—December 31, 2021	$523,886,000

(g)

The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to 39 years, and the cost of tenant improvements is depreciated over the shorter of the lease term or useful life, up to 34 years. The cost of furniture, fixtures and equipment is depreciated over the estimated useful life, up to 28 years.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF

AMERICAN HEALTHCARE REIT, INC. (FORMERLY KNOWN AS

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.)

AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2021

(Unaudited)

September 30, 2021
ASSETS
Real estate investments, net	$907,103,000
Cash and cash equivalents	16,183,000
Restricted cash	986,000
Accounts and other receivables, net	2,086,000
Identified intangible assets, net	54,752,000
Operating lease right-of-use assets, net	14,043,000
Other assets, net	68,743,000

Total assets	$1,063,896,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net(1)	$17,409,000
Line of credit and term loans(1)	488,900,000
Accounts payable and accrued liabilities(1)	21,897,000
Accounts payable due to affiliates(1)	324,000
Identified intangible liabilities, net	1,115,000
Operating lease liabilities(1)	10,021,000
Security deposits, prepaid rent and other liabilities(1)	6,300,000

Total liabilities	545,966,000

Commitments and contingencies (Note 10)

Redeemable noncontrolling interests (Note 11)	2,592,000

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 200,000,000 shares authorized; none issued and outstanding	—
Class T common stock, $0.01 par value per share; 900,000,000 shares authorized; 76,069,129 shares issued and outstanding as of September 30, 2021	760,000
Class common stock, $0.01 par value per share; 100,000,000 shares authorized; 5,662,132 shares issued and outstanding as of September 30, 2021	57,000
Additional paid-in capital	736,756,000
Accumulated deficit	(222,775,000)

Total stockholders’ equity	514,798,000
Noncontrolling interest (Note 12)	540,000

Total equity	515,338,000

Total liabilities, redeemable noncontrolling interests and equity	$1,063,896,000

(1)

Such liabilities of American Healthcare REIT, Inc., (formerly known as Griffin-American Healthcare REIT IV, Inc.), as of September 30, 2021 represented liabilities of Griffin-American Healthcare REIT IV Holdings, LP or its consolidated subsidiaries. Griffin-American Healthcare REIT IV Holdings, LP was a variable interest entity, or VIE, and a consolidated subsidiary of American Healthcare REIT, Inc. The creditors of Griffin-American Healthcare REIT IV Holdings, LP or its consolidated subsidiaries do not have recourse against American Healthcare REIT, Inc., except for the 2018 Credit Facility, as defined in Note 7, held by Griffin-American Healthcare REIT IV Holdings, LP in the amount of $488,900,000 as of September 30, 2021, which is guaranteed by American Healthcare REIT, Inc.

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2021

(Unaudited)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Revenues and grant income:
Real estate revenue	$22,120,000	$66,054,000
Resident fees and services	15,090,000	46,179,000

Total revenues and grant income	37,210,000	112,233,000
Expenses:
Rental expenses	6,389,000	18,542,000
Property operating expenses	14,540,000	44,179,000
General and administrative	4,304,000	11,710,000
Business acquisition expenses	3,800,000	6,552,000
Depreciation and amortization	10,746,000	33,745,000

Total expenses	39,779,000	114,728,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount premium)	(4,961,000)	(14,556,000)
Gain in fair value of derivative financial instruments	1,514,000	4,431,000
Gain (loss) on disposition of real estate investments	15,000	(184,000)
Income (loss) from unconsolidated entity	70,000	(1,027,000)
Other income	33,000	49,000

Total net other expense	(3,329,000)	(11,287,000)

Net loss	(5,898,000)	(13,782,000)
Less: net loss attributable to noncontrolling interests	121,000	489,000

Net loss attributable to controlling interest	$(5,777,000)	$(13,293,000)

Net loss per Class T and Class I common share attributable to controlling interest—basic and diluted	$(0.07)	$(0.16)

Weighted average number of Class T and Class I common shares outstanding—basic and diluted	81,704,261	81,635,053

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

For the Three and Nine Months Ended September 30, 2021

(Unaudited)

	Three Months Ended September 30, 2021
	Stockholders’ Equity
	Class T and Class I Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
BALANCE—June 30, 2021	81,731,261	$817,000	$736,827,000	$(208,759,000)	$528,885,000	$577,000	$529,462,000
Amortization of nonvested common stock compensation	—	—	21,000	—	21,000	—	21,000
Distributions to noncontrolling interest	—	—	—	—	—	(7,000)	(7,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(92,000)	—	(92,000)	—	(92,000)
Distributions declared ($0.10 per share)	—	—	—	(8,239,000)	(8,239,000)	—	(8,239,000)
Net loss	—	—	—	(5,777,000)	(5,777,000)	(30,000)	(5,807,000	)(1)

BALANCE—September 30, 2021	81,731,261	$817,000	$736,756,000	$(222,775,000)	$514,798,000	$540,000	$515,338,000

	Nine Months Ended September 30, 2021
	Stockholders’ Equity
	Class T and Class I Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
BALANCE—December 31, 2020	81,339,337	$813,000	$733,192,000	$(185,047,000)	$548,958,000	$781,000	$549,739,000
Offering costs—common stock	—	—	5,000	—	5,000	—	5,000
Issuance of common stock under the DRIP	581,491	6,000	5,493,000	—	5,499,000	—	5,499,000
Amortization of nonvested common stock compensation	—	—	105,000	—	105,000	—	105,000
Repurchase of common stock	(189,567)	(2,000)	(1,872,000)	—	(1,874,000)	—	(1,874,000)
Distributions to noncontrolling interest	—	—	—	—	—	(62,000)	(62,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(167,000)	—	(167,000)	—	(167,000)
Distributions declared ($0.30 per share)	—	—	—	(24,435,000)	(24,435,000)	—	(24,435,000)
Net loss	—	—	—	(13,293,000)	(13,293,000)	(179,000)	(13,472,000	)(1)

BALANCE—September 30, 2021	81,731,261	$817,000	$736,756,000	$(222,775,000)	$514,798,000	$540,000	$515,338,000

(1)

Amount excludes $91,000 for the three months ended September 30, 2021 and $310,000 for the nine months ended September 30, 2021, of net loss attributable to redeemable noncontrolling interests. See Note 11, Redeemable Noncontrolling Interests, for a further discussion.

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2021

(Unaudited)

Nine Months Ended September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,782,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,745,000
Other amortization	2,099,000
Deferred rent	(2,707,000)
Stock based compensation	105,000
Loss on disposition of real estate investments	184,000
Loss (income) from unconsolidated entity	1,027,000
Change in fair value of derivative financial instruments	(4,431,000)
Changes in operating assets and liabilities:
Accounts and other receivables	533,000
Other assets	(2,829,000)
Accounts payable and accrued liabilities	3,805,000
Accounts payable due to affiliates	(921,000)
Operating lease liabilities	(309,000)
Security deposits, prepaid rent and other liabilities	37,000

Net cash provided by operating activities	16,556,000

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of real estate investments	(3,385,000)
Proceeds from disposition of real estate investments	6,196,000
Capital expenditures	(4,384,000)

Net cash used in investing activities	(1,573,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage loans payable	(475,000)
Borrowings under the line of credit and term loans	17,000,000
Payments on the line of credit and term loans	(5,000,000)
Payment of offering costs	(3,940,000)
Distributions paid to common stockholders	(21,700,000)
Repurchase of common stock	(1,874,000)
Distributions to noncontrolling interest	(62,000)
Contributions from redeemable noncontrolling interest	125,000
Distributions to redeemable noncontrolling interests	(8,000)
Security deposits	(5,000)

Net cash used in financing activities	(15,939,000)

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(956,000)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	18,125,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$17,169,000

AMERICAN HEALTHCARE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Nine Months Ended September 30, 2021

(Unaudited)

Nine Months Ended September 30, 2021
RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period:
Cash and cash equivalents	$17,411,000
Restricted cash	714,000

Cash, cash equivalents and restricted cash	$18,125,000

End of period:
Cash and cash equivalents	$16,183,000
Restricted cash	986,000

Cash, cash equivalents and restricted cash	$17,169,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$13,116,000
Income taxes	$51,000
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Investing Activities:
Accrued capital expenditures	$3,720,000
Tenant improvement overage	$303,000
The following represents the increase (decrease) in certain assets and liabilities in connection with our acquisitions and disposition of real estate investments:
Other assets	$(16,000)
Accounts payable and accrued liabilities	$(50,000)
Prepaid rent	$10,000
Financing Activities:
Issuance of common stock under the DRIP	$5,499,000
Accrued stockholder servicing fee	$2,157,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Three and Nine Month Ended September 30, 2021

The use of the words “we,” “us,” or “our” refers to American Healthcare REIT, Inc. (formerly known as Griffin-American Healthcare REIT IV, Inc.) and its subsidiaries, including Griffin-American Healthcare REIT IV Holdings, LP, except where otherwise noted.

1. Organization and Description of Business

American Healthcare REIT, Inc. (formerly known as Griffin-American Healthcare REIT IV, Inc.), a Maryland corporation, invests in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, skilled nursing facilities and senior housing facilities that produce current income. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2016, and we intend to continue to qualify to be taxed as a REIT.

We raised $754,118,000 through a best efforts initial public offering, or our initial offering, that commenced on February 16, 2016, and issued 75,639,681 aggregate shares of our Class T and Class I common stock. In addition, during our initial offering, we issued 3,253,535 aggregate shares of our Class T and Class I common stock pursuant to our distribution reinvestment plan, as amended, or the DRIP, for a total of $31,021,000 in distributions reinvested. Following the termination of our initial offering on February 15, 2019, we continued issuing shares of our common stock pursuant to the DRIP through a subsequent offering, or the 2019 DRIP Offering, which commenced on March 1, 2019. On March 18, 2021, our board of directors, or our board, authorized the suspension of the DRIP, effective as of April 1, 2021. As of September 30, 2021, a total of $46,970,000 in distributions were reinvested that resulted in 4,923,550 shares of our common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the DRIP portion of our initial offering and the 2019 DRIP Offering as our DRIP Offerings. See Note 12, Equity—Distribution Reinvestment Plan, for a further discussion. On October 4, 2021, our board authorized the reinstatement of the DRIP. See Note 20, Subsequent Events—Reinstatement of the DRIP, for a further discussion.

Until October 1, 2021, we conducted substantially all of our operations through Griffin-American Healthcare REIT IV Holdings, LP, or our operating partnership. Through September 30, 2021, we were externally advised by Griffin-American Healthcare REIT IV Advisor, LLC, or our advisor, pursuant to an advisory agreement, as amended, or the Advisory Agreement, between us, our operating partnership and our advisor. The Advisory Agreement was effective as of February 16, 2016 and had a one-year initial term, subject to successive one-year renewals upon the mutual consent of the parties. The Advisory Agreement was last renewed pursuant to the mutual consent of the parties on February 11, 2021. On June 23, 2021, in anticipation of the Merger, as defined and discussed below, we entered into an amendment to the Advisory Agreement, whereby it was agreed that any acquisition fee due to our advisor is to be waived in connection with the REIT Merger, as defined and discussed below. Except as set forth in such amendment to the Advisory Agreement, the terms of the Advisory Agreement continued in full force and effect. Our advisor used its best efforts, subject to the oversight and review of our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Our advisor performed its duties and responsibilities under the Advisory Agreement as our fiduciary. Prior to the Merger, our advisor was 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors, LLC, or American Healthcare Investors, and 25.0% owned by a wholly owned subsidiary of Griffin Capital Company, LLC, or Griffin Capital, or collectively, our co-sponsors. American Healthcare Investors was 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Digital Bridge Group, Inc. (NYSE: DBRG) (formerly known as Colony Capital, Inc.), or Digital Bridge, and 7.8% owned by

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

James F. Flaherty III, a former partner of Colony Capital, Inc. We were not affiliated with Griffin Capital, Griffin Capital Securities, LLC, or our dealer manager, Digital Bridge or Mr. Flaherty; however, we were affiliated with our advisor, American Healthcare Investors and AHI Group Holdings. Please see the “ Merger with Griffin-American Healthcare REIT III, Inc.” and “AHI Acquisition” sections below for a further discussion of our operations effective October 1, 2021.

We operate through four reportable business segments: medical office buildings, senior housing, senior housing – RIDEA and skilled nursing facilities. As of September 30, 2021, we owned 87 properties, comprising 92 buildings, or approximately 4,799,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $1,080,381,000. As of September 30, 2021, we also owned a 6.0% interest in a joint venture which owned a portfolio of integrated senior health campuses and ancillary businesses.

Due to the ongoing coronavirus, or COVID-19, pandemic in the United States and globally, since March 2020, our residents, tenants, operating partners and managers have been materially impacted, and the prolonged economic impact remains uncertain. As the COVID-19 pandemic is still impacting the healthcare system to a degree, it continues to present challenges for us as an owner and operator of healthcare facilities. Since its outset, the impacts of the COVID-19 pandemic have been significant, rapidly and continuously evolving and may continue into the future, especially due to the emergence of the Delta variant which has caused COVID-19 cases and deaths to increase significantly in recent months, making it difficult to ascertain the long-term impact the COVID-19 pandemic will have on real estate markets in which we own and or operate properties and our portfolio of investments. We have evaluated the impacts of the COVID-19 pandemic on our business thus far and incorporated information concerning the impact of COVID-19 into our assessments of liquidity, impairment and collectability from tenants and residents as of September 30, 2021. We will continue to monitor such impacts and will adjust our estimates and assumptions based on the best available information.

Merger with Griffin-American Healthcare REIT III, Inc.

On June 23, 2021, we, our operating partnership, our wholly owned subsidiary, Continental Merger Sub, LLC, or merger sub, Griffin-American Healthcare REIT III, Inc., or GAHR III, and American Healthcare REIT Holdings, LP (formerly known as Griffin-American Healthcare REIT III Holdings, LP), or the surviving partnership, entered into an Agreement and Plan of Merger, or the Merger Agreement. On October 1, 2021, pursuant to the Merger Agreement, (i) GAHR III merged with and into merger sub, with merger sub being the surviving company, or the REIT Merger, and (ii) our operating partnership merged with and into the surviving partnership, with the surviving partnership being the surviving entity and being renamed American Healthcare REIT Holdings, LP, or the Partnership Merger, and, together with the REIT Merger, the Merger. As a result of and at the effective time of the Merger, the separate corporate existence of GAHR III and our operating partnership ceased.

Following the Merger, our company, combined with GAHR III, or the Combined Company, was renamed “American Healthcare REIT, Inc.” The REIT Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.

AHI Acquisition

Also on June 23, 2021, the surviving partnership, our co-sponsors, Platform Healthcare Investor T-II, LLC, Flaherty Trust, Jeffrey T. Hanson, our former Chief Executive Officer and Chairman of the Board of Directors, Danny Prosky, our President and former Chief Operating Officer, and Mathieu B. Streiff, our former Executive Vice President, General Counsel, entered into a contribution and exchange agreement, or the Contribution Agreement, pursuant to which, among other things, the surviving partnership agreed to acquire a

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

newly formed entity, or NewCo, which we refer to as the AHI Acquisition, that owned substantially all of the business and operations of one of our co-sponsors, American Healthcare Investors, as well as all of the equity interests in (i) Griffin-American Healthcare REIT III Advisor, LLC, or GAHR III Advisor, a subsidiary of American Healthcare Investors that served as the external advisor of GAHR III, and (ii) our advisor. On October 1, 2021, the AHI Acquisition closed immediately prior to the consummation of the Merger. Following the consummation of the Merger, the Combined Company has become a self-managed company.

The AHI Acquisition will be treated as a business combination for accounting purposes, with GAHR III as both the legal and accounting acquiror of NewCo. While we are the legal acquiror of GAHR III in the REIT Merger, GAHR III was determined to be the accounting acquiror in the REIT Merger transaction in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, after considering the relative share ownership and the composition of the governing body of the Combined Company. As a result of the completion of the Merger and the AHI Acquisition, the historical information regarding our company’s structure, agreements and financial information presented within this Note 1 and throughout the rest of the Notes to Condensed Consolidated Financial Statements has materially changed; however, such information did apply to us as of September 30, 2021. See Note 20, Subsequent Events—Merger with Griffin-American Healthcare REIT III, Inc. and AHI Acquisition, for a further discussion about the Merger and the AHI Acquisition.

2. Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our accompanying condensed consolidated financial statements. Such condensed consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying condensed consolidated financial statements.

Basis of Presentation

Our accompanying condensed consolidated financial statements include our accounts and those of our operating partnership, the wholly owned subsidiaries of our operating partnership and all non-wholly owned subsidiaries in which we have control, as well as any VIEs in which we are the primary beneficiary. The portion of equity in any subsidiary that is not wholly-owned by us is presented in our accompanying condensed consolidated financial statements as noncontrolling interest. We evaluate our ability to control an entity, and whether the entity is a VIE and we are the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance.

We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership, will own substantially all of the interests in properties acquired on our behalf. We are the sole general partner of our operating partnership, and as of September 30, 2021, we owned greater than a 99.99% general partnership interest therein. Our advisor was a limited partner, and as of September 30, 2021, owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership.

Because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our operating partnership), the accounts of our operating partnership are consolidated in our accompanying condensed consolidated financial statements. All intercompany accounts and transactions are eliminated in consolidation.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Interim Unaudited Financial Data

Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the United States Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to the SEC’s rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments which are, in our view, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results that may be expected for the full year; such full year results may be less favorable.

In preparing our accompanying condensed consolidated financial statements, management has evaluated subsequent events through the financial statement issuance date. We believe that although the disclosures contained herein are adequate to prevent the information presented from being misleading, our accompanying condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our 2020 Annual Report on Form 10-K, as filed with the SEC on March 26, 2021.

Use of Estimates

The preparation of our accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of our condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the initial and recurring valuation of certain assets acquired and liabilities assumed through property acquisitions, revenues and grant income, allowance for credit losses, impairment of long-lived and intangible assets and contingencies. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Revenue Recognition—Resident Fees and Services Revenue

Disaggregation of Resident Fees and Services Revenue

The following tables disaggregate our resident fees and services revenue by line of business, according to whether such revenue is recognized at a point in time or over time:

	Three Months Ended September 30, 2021
	Point in Time	Over Time	Total
Senior housing—RIDEA	$150,000	$14,940,000	$15,090,000

	Nine Months Ended September 30, 2021
	Point in Time	Over Time	Total
Senior housing—RIDEA	$473,000	$45,706,000	$46,179,000

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The following tables disaggregate our resident fees and services revenue by payor class:

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Private and other payors	$13,556,000	$41,326,000
Medicaid	1,534,000	4,853,000

Total resident fees and services	$15,090,000	$46,179,000

Accounts Receivable, Net -Resident Fees and Services

The beginning and ending balances of accounts receivable, net - resident fees and services are as follows:

	Medicaid	Private and Other Payors	Total
Beginning balance—January 1, 2021	$1,123,000	$358,000	$1,481,000
Ending balance—September 30, 2021	257,000	900,000	1,157,000

(Decrease)/ increase	$(866,000)	$542,000	$(324,000)

Tenant and Resident Receivables and Allowances

Resident receivables, which are related to resident fees and services, are carried net of an allowance for credit losses. An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under their lease or service agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying condensed consolidated statements of operations. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses and other relevant factors. Tenant receivables, which are related to real estate revenue, and unbilled deferred rent receivables are reduced for uncollectible amounts, which are recognized as direct reductions of real estate revenue in our accompanying condensed consolidated statements of operations.

As of September 30, 2021, we had $2,219,000 in allowances, which were determined necessary to reduce receivables by our expected future credit losses. For the nine months ended September 30, 2021, we increased allowances by $839,000, and reduced allowances for collections or adjustments by $350,000. For the nine months ended September 30, 2021, $356,000 of our receivables were written off against the related allowances.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

3. Real Estate Investments, Net

Our real estate investments, net consisted of the following as of September 30, 2021:

September 30, 2021
Building and improvements	$892,743,000
Land	109,771,000
Furniture, fixtures and equipment	9,315,000

1,011,829,000
Less: accumulated depreciation	(104,726,000)

Total	$907,103,000

Depreciation expense for the three months ended September 30, 2021 was $8,181,000, and for the nine months ended September 30, 2021 was $24,025,000. For the three and nine months ended September 30, 2021, we incurred capital expenditures of $1,959,000 and $4,875,000, respectively, for our medical office buildings, $827,000 and $1,885,000, respectively, for our senior housing—RIDEA facilities and $31,000 and $31,000, respectively, for our skilled nursing facilities. We did not incur any capital expenditures for our senior housing facilities during the three and nine months ended September 30, 2021.

On February 12, 2021, we acquired a previously unowned unit within one of our buildings at our existing Athens MOB Portfolio, originally purchased in May 2017, for a contract purchase price of $2,950,000. Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of such unit, a base acquisition fee of 2.25% of the contract purchase price paid by us, or $66,000. We acquired such unit using cash on hand and borrowed $2,000,000 under the 2018 Credit Facility, as defined in Note 7, Line of Credit and Term Loans, at the time of acquisition.

We accounted for our acquisition completed during the nine months ended September 30, 2021 as an asset acquisition. We incurred and capitalized the base acquisition fee and direct acquisition related expenses of $94,000. The following table summarizes the purchase price of the assets acquired at the time of acquisition based on their relative fair values:

2021 Acquisition
Building and improvements	$2,429,000
Land	327,000
In-place lease	288,000

Total assets acquired	$3,044,000

On April 1, 2021, we disposed of two senior housing facilities located in Fairfield and Sacramento, California for a contract sales price of $6,800,000. Such facilities were part of our existing Northern California Senior Housing Portfolio and were included within our senior housing—RIDEA reporting segment. We recognized a total net loss on such disposition of $184,000. Our advisor agreed to waive the $136,000 disposition fee and any expense reimbursements for such disposition that may otherwise have been due to our advisor pursuant to the Advisory Agreement. Our advisor did not receive any additional securities, shares of our stock or any other form of consideration or any repayment as a result of the waiver of such disposition fee and expense reimbursements.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

4. Identified Intangible Assets, Net

Identified intangible assets, net consisted of the following as of September 30, 2021:

September 30, 2021
Amortized intangible assets:
In-place leases, net of accumulated amortization of $30,663,000 as of September 30, 2021 (with a weighted average remaining life of 8.8 years as of September 30, 2021)	$52,112,000
Above-market leases, net of accumulated amortization of $1,252,000 as of September 30, 2021 (with a weighted average remaining life of 8.5 years as of September 30, 2021)	2,292,000
Unamortized intangible assets:
Certificates of need	348,000

Total	$54,752,000

Amortization expense on identified intangible assets for the three months ended September 30, 2021 was $2,358,000, which included $97,000 of amortization recorded as a decrease to real estate revenue for above-market leases in our accompanying condensed consolidated statements of operations. Amortization expense on identified intangible assets for the nine months ended September 30, 2021 was $9,495,000, which included $296,000 of amortization recorded as a decrease to real estate revenue for above-market leases in our accompanying condensed consolidated statements of operations.

The aggregate weighted average remaining life of the identified intangible assets was 8.8 years as of September 30, 2021. As of September 30, 2021, estimated amortization expense on the identified intangible assets for the three months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2021	$2,396,000
2022	8,647,000
2023	7,390,000
2024	6,195,000
2025	5,017,000
Thereafter	24,759,000

Total	$54,404,000

5. Other Assets, Net

Other assets, net consisted of the following as of September 30, 2021:

September 30, 2021
Investment in unconsolidated entity	$45,627,000
Deferred rent receivables	15,101,000
Prepaid expenses, deposits and other assets	3,939,000
Lease commissions, net of accumulated amortization of $687,000 as of September 30, 2021	3,763,000
Deferred financing costs, net of accumulated amortization of $4,808,000 as of September 30, 2021 (1)	313,000

Total	$68,743,000

(1)

Deferred financing costs only include costs related to our line of credit and term loans. Amortization expense on deferred financing costs of our line of credit and term loans for the three months ended September 30, 2021 was $470,000, and for the nine months ended September 30, 2021 was $1,411,000, which is recorded to interest expense in our accompanying condensed consolidated statements of operations. See Note 7, Line of Credit and Term Loans, for a further discussion.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Investment in unconsolidated entity represents our interest in Trilogy REIT Holdings, LLC, or Trilogy, pursuant to an amended joint venture agreement with an indirect, wholly-owned subsidiary of NorthStar Healthcare Income, Inc. and a wholly-owned subsidiary of the surviving partnership. Trilogy owns a portfolio of integrated senior health campuses and ancillary businesses. As of September 30, 2021 we owned a 6.0% interest in such joint venture and the unamortized basis difference of our investment in Trilogy of $16,448,000 was primarily attributable to the difference between the amount for which we purchased our interest in such joint venture, including transaction costs, and the historical carrying value of the net assets of such joint venture. This difference was being amortized over the remaining useful life of the related assets and included in income or loss from unconsolidated entity in our accompanying condensed consolidated statements of operations.

6. Mortgage Loans Payable, Net

As of September 30, 2021, mortgage loans payable were $18,291,000 ($17,409,000, net of discount premium and deferred financing costs). As of September 30, 2021, we had three fixed-rate mortgage loans with interest rates ranging from 3.67% to 5.25% per annum, maturity dates ranging from April 1, 2025 to February 1, 2051 and a weighted average effective interest rate of 3.91%.

The following table reflects the changes in the carrying amount of mortgage loans payable, net for the nine months ended September 30, 2021:

Nine Months Ended September 30, 2021
Beginning balance	$17,827,000
Additions:
Amortization of deferred financing costs	20,000
Amortization of discount premium on mortgage loans payable	37,000
Deductions:
Scheduled principal payments on mortgage loans payable	(475,000)

Ending balance	$17,409,000

As of September 30, 2021, the principal payments due on our mortgage loans payable for the three months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter were as follows:

Year	Amount
2021	$132,000
2022	651,000
2023	680,000
2024	711,000
2025	5,878,000
Thereafter	10,239,000

Total	$18,291,000

7. Line of Credit and Term Loans

We, through our operating partnership, as borrower, entered into a credit agreement, or the 2018 Credit Agreement, as amended, with Bank of America, N.A., or Bank of America; KeyBank, National Association, or KeyBank; Citizens Bank, National Association; Merrill Lynch, Pierce, Fenner & Smith Incorporated; KeyBanc

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Capital Markets, Inc., or KeyBanc Capital Markets; and the lenders named therein, to obtain a credit facility with an aggregate maximum principal amount of $530,000,000, or the 2018 Credit Facility. The 2018 Credit Facility consists of a senior unsecured revolving credit facility in the amount of $235,000,000 and senior unsecured term loan facilities in the aggregate amount of $295,000,000. The maximum principal amount of the 2018 Credit Facility may be increased by up to $120,000,000, for a total principal amount of $650,000,000, subject to certain conditions. The 2018 Credit Facility matures on November 19, 2021 and we intend to extend the maturity for one 12-month period pursuant to the terms of the 2018 Credit Agreement, as amended, subject to the satisfaction of certain conditions, including payment of an extension fee.

At our option, the 2018 Credit Facility bears interest at per annum rates equal to (a)(i) the Eurodollar Rate, as defined in the 2018 Credit Agreement, as amended, plus (ii) a margin ranging from 1.70% to 2.20% based on our Consolidated Leverage Ratio, as defined in the 2018 Credit Agreement, as amended, or (b)(i) the greater of: (1) the prime rate publicly announced by Bank of America (2) the Federal Funds Rate, as defined in the 2018 Credit Agreement, as amended, plus 0.50%, (3) the one-month Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.70% to 1.20% based on our Consolidated Leverage Ratio.

As of September 30, 2021, our aggregate borrowing capacity under the 2018 Credit Facility was $530,000,000. As of September 30, 2021, borrowings outstanding totaled $488,900,000, and the weighted average interest rate on such borrowings outstanding was 2.05% per annum.

On October 1, 2021, we entered into a Second Amendment to the 2018 Credit Agreement, or the Amendment. See Note 20, Subsequent Events—Lines of Credit and Term Loans—Amendment to 2018 Credit Facility, for a further discussion.

8. Derivative Financial Instruments

We use derivative financial instruments to manage interest rate risk associated with our variable-rate term loans and we record such derivative financial instruments in our accompanying condensed consolidated balance sheets as either an asset or a liability measured at fair value.

The following table lists the derivative financial instruments held by us as of September 30, 2021, which are included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets:

					Fair Value
Instrument	Notional Amount	Index	Interest Rate	Maturity Date	September 30, 2021
Swap	$139,500,000	one month LIBOR	2.49%	11/19/21	$(455,000)
Swap	58,800,000	one month LIBOR	2.49%	11/19/21	(192,000)
Swap	45,000,000	one month LIBOR	0.20%	11/19/21	(7,000)
Swap	36,700,000	one month LIBOR	2.49%	11/19/21	(120,000)
Swap	15,000,000	one month LIBOR	2.53%	11/19/21	(50,000)

	$295,000,000				$(824,000)

As of September 30, 2021, none of our derivative financial instruments were designated as hedges. For the three months ended September 30, 2021, we recorded $1,514,000, and for the nine months ended September 30, 2021, we recorded $4,431,000 as a decrease to interest expense in our accompanying condensed consolidated statements of operations related to the change in the fair value of our derivative financial instruments.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

See Note 14, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.

9. Identified Intangible Liabilities, Net

As of September 30, 2021, identified intangible liabilities, net consisted of below-market leases of $1,115,000, net of accumulated amortization of $730,000. Amortization expense on below-market leases for the three months ended September 30, 2021 was $59,000, and for the nine months ended September 30, 2021 was $181,000, which was recorded as an increase to real estate revenue in our accompanying condensed consolidated statements of operations.

The weighted average remaining life of below-market leases was 12.0 years as of September 30, 2021. As of September 30, 2021, estimated amortization expense on below-market leases for the three months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2021	$55,000
2022	217,000
2023	207,000
2024	161,000
2025	123,000
Thereafter	352,000

Total	$1,115,000

10. Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Environmental Matters

We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other

Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/ puts to sell/ acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

11. Redeemable Noncontrolling Interests

As of September 30, 2021, our advisor owned all of the 208 limited partnership units outstanding in our operating partnership. As of September 30, 2021, we owned greater than a 99.99% general partnership interest in our operating partnership, and our advisor owned less than a 0.01% limited partnership interest in our operating partnership. Our advisor was entitled to special redemption rights of its limited partnership units. The noncontrolling interest of our advisor in our operating partnership, which had redemption features outside of our control, was accounted for as a redeemable noncontrolling interest and was presented outside of permanent equity in our accompanying condensed consolidated balance sheets as of September 30, 2021. In connection with the AHI Acquisition, on October 1, 2021, GAHR III redeemed all 208 limited partnership units in our operating partnership owned by our advisor for approximately $2,000.

In connection with our acquisitions of Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF and Pinnacle Warrenton ALF, we own approximately 98.0% of the joint ventures with an affiliate of Meridian Senior Living, LLC, or Meridian. In connection with our acquisitions of Catalina West Haven ALF and Catalina Madera ALF, we own approximately 90.0% of the joint venture with Avalon Health Care, Inc., or Avalon. The noncontrolling interests held by Meridian and Avalon have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying condensed consolidated balance sheets.

We record the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions; or (ii) the redemption value. The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the nine months ended September 30, 2021:

Nine Months Ended September 30, 2021
Beginning balance	$2,618,000
Additions:	125,000
Distributions	(8,000)
Adjustment to redemption value	167,000
Net loss attributable to redeemable noncontrolling interests	(310,000)

Ending balance	$2,592,000

12. Equity

Preferred Stock

As of September 30, 2021, pursuant to our Third Articles of Amendment and Restatement, as supplemented, or our charter, we were authorized to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of September 30, 2021, no shares of our preferred stock were issued and outstanding.

Common Stock

As of September 30, 2021, our charter authorized us to issue 1,000,000,000 shares of our common stock, par value $0.01 per share, whereby 900,000,000 shares were classified as Class T common stock and 100,000,000 shares were classified as Class I common stock. See Note 20, Subsequent Events—Amendments to Articles of Incorporation, for a discussion of an amendment to our charter filed on October 1, 2021. Each share of our common stock, regardless of class, will be entitled to one vote per share on matters presented to the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

common stockholders for approval; provided, however, that stockholders of one share class shall have exclusive voting rights on any amendment to our charter that would alter only the contract rights of that share class, and no stockholders of another share class shall be entitled to vote thereon. As of September 30, 2021, our advisor owned 20,833 shares of our Class T common stock. In connection with the AHI Acquisition, on October 1, 2021, GAHR III redeemed all 20,833 shares of our Class T common stock owned by our advisor for approximately $192,000.

On February 15, 2019, we terminated our initial offering and we continued to offer shares of our common stock pursuant to the 2019 DRIP Offering. On March 18, 2021, our board authorized the suspension of the DRIP effective with distributions declared for the month of April 2021; however, on October 4, 2021, our board reinstated the DRIP. See the “Distribution Reinvestment Plan” section below for a further discussion. Through September 30, 2021, we had issued 75,639,681 aggregate shares of our Class T and Class common stock in connection with the primary portion of our initial offering and 8,177,085 aggregate shares of our Class T and Class I common stock pursuant to our DRIP Offerings. We also granted an aggregate of 105,000 shares of our restricted Class T common stock to our independent directors and repurchased 2,211,338 shares of our common stock under our share repurchase plan through September 30, 2021. As of September 30, 2021, we had 81,731,261 and 81,339,337 aggregate shares of our Class T and Class I common stock, respectively, issued and outstanding.

Distribution Reinvestment Plan

We had registered and reserved $150,000,000 in shares of our common stock for sale pursuant to the DRIP in our initial offering. The DRIP allowed stockholders to purchase additional Class T shares and Class I shares of our common stock through the reinvestment of distributions during our initial offering. Pursuant to the DRIP, distributions with respect to Class T shares were reinvested in Class T shares and distributions with respect to Class I shares were reinvested in Class I shares. On February 15, 2019, we terminated our initial offering and continued to offer up to $100,000,000 in shares of our common stock pursuant to the 2019 DRIP Offering. In connection with our special committee’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021. As a consequence of the suspension of the DRIP, beginning with the April 2021 distributions, which were paid in May 2021, there were no further issuances of shares pursuant to the DRIP, and stockholders who are participants in the DRIP received or will receive cash distributions instead. On October 4, 2021, our board authorized the reinstatement of the DRIP. See Note 20, Subsequent Events—Reinstatement of the DRIP, for a further discussion.

Since April 6, 2018, our board has approved and established an estimated per share net asset value, or NAV, on at least an annual basis. Commencing with the distribution payment to stockholders paid in the month following such board approval, shares of our common stock issued pursuant the DRIP were or will be issued at the current estimated per share NAV until such time as our board determines an updated estimated per share NAV.

For the three months ended September 30, 2021, there were no distributions reinvested or shares issued due to the suspension of the DRIP. For the nine months ended September 30, 2021, $5,499,000 in distributions were reinvested, and 581,491 shares of our common stock were issued pursuant to our DRIP Offerings. As of September 30, 2021, a total of $77,991,000 in distributions were cumulatively reinvested that resulted in 8,177,085 shares of our common stock being issued pursuant to our DRIP Offerings.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Share Repurchase Plan

Due to the impact the COVID-19 pandemic has had on the United States and globally, and the ongoing uncertainty of the severity and duration of the COVID-19 pandemic and its effects, beginning in March 2020, our board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects. As a result, on March 31, 2020, our board suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Repurchase requests resulting from the death or qualifying disability of stockholders were not suspended, but remained subject to all terms and conditions of our share repurchase plan, including our board’s discretion to determine whether we have sufficient funds available to repurchase any shares. In connection with our special committee’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board approved the suspension of our share repurchase plan with respect to all repurchase requests received by us after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders. On October 4, 2021, our board authorized the partial reinstatement of our share repurchase plan. See Note 20, Subsequent Events—Amendments to and Partial Reinstatement of Share Repurchase Plan, for a further discussion.

Our share repurchase plan allows for repurchases of shares of our common stock by us when certain criteria are met. Share repurchases will be made at the sole discretion of our board. Subject to the availability of the funds for share repurchases, we will limit the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided, however, that shares subject to a repurchase requested upon the death of a stockholder are not subject to this cap. Funds for the repurchase of shares of our common stock come exclusively from the cumulative proceeds we receive from the sale of shares of our common stock pursuant to our DRIP Offerings.

During our initial offering and with respect to shares repurchased for the quarter ended March 31, 2019, the repurchase amount for shares repurchased under our share repurchase plan was equal to the lesser of (i) the amount per share that a stockholder paid for their shares of our common stock, or (ii) the per share offering price in our initial offering. Commencing with shares repurchased for the quarter ended June 30, 2019, the repurchase amount for shares repurchased under our share repurchase plan is the lesser of (i) the amount per share the stockholder paid for their shares of our common stock, or (ii) the most recent estimated value of one share of the applicable class of common stock as determined by our board. However, if shares of our common stock were repurchased in connection with a stockholder’s death or qualifying disability, the repurchase price was no less than 100% of the price paid to acquire the shares of our common stock from us. On October 4, 2021, we amended and restated our share repurchase plan to change the repurchase price with respect to repurchases resulting from the death or qualifying disability of stockholders. See Note 20, Subsequent Events—Amendments to and Partial Reinstatement of Share Repurchase Plan, for a further discussion.

For the three months ended September 30, 2021, we did not repurchase any shares of our common stock due to the suspension of our share repurchase plan. For the nine months ended September 30, 2021, we repurchased 189,567 shares of our common stock, for an aggregate of $1,874,000, at an average repurchase price of $9.88 per share. As of September 30, 2021, we cumulatively repurchased 2,211,338 shares of our common stock for an aggregate of $20,744,000 at an average repurchase price of $9.38 per share. All shares were repurchased using the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Noncontrolling Interest

In connection with our acquisition of Louisiana Senior Housing Portfolio on January 3, 2020, as of September 30, 2021, we owned an approximate 90.0% interest in our consolidated joint venture that owns such properties. As such, 10.0% of the net earnings of the joint venture were allocated to noncontrolling interests in our accompanying condensed consolidated statements of operations for the three and nine months ended September 30, 2021, and the carrying amount of such noncontrolling interest is presented in total equity in our accompanying condensed consolidated balance sheets as of September 30, 2021.

13. Related Party Transactions

Fees and Expenses Paid to Affiliates

As of September 30, 2021, all of our executive officers and one of our non-independent directors were also executive officers and employees and/or holders of a direct or indirect interest in our advisor, one of our co-sponsors or other affiliated entities. We were affiliated with our advisor, American Healthcare Investors and AHI Group Holdings; however, we were not affiliated with Griffin Capital, our dealer manager, Digital Bridge or Mr. Flaherty. We entered into the Advisory Agreement, as amended, which entitled our advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. Our board, including a majority of our independent directors, reviewed the material transactions between our affiliates and us during the nine months ended September 30, 2021. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties.

Fees and expenses to our affiliates incurred for the three and nine months ended September 30, 2021 were as follows:

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Asset management fees(1)	$2,454,000	$7,359,000
Property management fees(2)	383,000	1,124,000
Lease fees(3)	211,000	632,000
Construction management fees(4)	36,000	98,000
Operating expenses(5)	24,000	103,000
Development fees(6)	19,000	74,000
Base acquisition fees and reimbursement of acquisition expenses(7)	2,000	184,000

Total	$3,129,000	$9,574,000

(1)	Asset management fees were included in general and administrative in our accompanying condensed consolidated statements of operations.
(2)

Property management fees were included in rental expenses or general and administrative expenses in our accompanying condensed consolidated statements of operations, depending on the property type from which the fee was incurred.

(3)	Lease fees were capitalized as costs of entering into new leases and included in other assets, net in our accompanying condensed consolidated balance sheets, and amortized over the term of the lease.
(4)	Construction management fees were capitalized as part of the associated asset and included in real estate investments, net in our accompanying condensed consolidated balance sheets.
(5)

We reimbursed our advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. For the 12 months ended September 30, 2021, our operating expenses did not exceed such limitations. Operating expenses were generally included in general and administrative in our accompanying condensed consolidated statements of operations.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(6)	Development fees were expensed as incurred and included in business acquisition expenses in our accompanying condensed consolidated statements of operations.
(7)

Such amounts were capitalized as part of the associated asset and included in real estate investments, net in our accompanying condensed consolidated balance sheets or were expensed as incurred and included in business acquisition expenses in our accompanying condensed consolidated statements of operations, as applicable.

Accounts Payable Due to Affiliates

The following amounts were outstanding to our affiliates as of September 30, 2021:

Fee	September 30, 2021
Lease commissions	$210,000
Operating expenses	34,000
Property management fees	32,000
Construction management fees	31,000
Development fees	16,000
Asset management fees	1,000

Total	$324,000

14. Fair Value Measurements

Assets and Liabilities Reported at Fair Value

The table below presents our assets and liabilities measured at fair value on a recurring basis as of September 30, 2021, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$824,000	$—	$824,000

There were no transfers into or out of fair value measurement levels during the nine months ended September 30, 2021.

We use interest rate swaps to manage interest rate risk associated with variable-rate debt. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, as well as option volatility. The fair values of interest rate swaps are determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Although we have determined that the majority of the inputs used to value our derivative financial instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of September 30, 2021, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Financial Instruments Disclosed at Fair Value

Our accompanying condensed consolidated balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable and borrowings under the 2018 Credit Facility.

We consider the carrying values of cash and cash equivalents, restricted cash, accounts and other receivables and accounts payable and accrued liabilities to approximate the fair values for these financial instruments based upon the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable. These financial assets and liabilities are measured at fair value on a recurring basis based on quoted prices in active markets for identical assets and liabilities, and therefore are classified as Level 1 in the fair value hierarchy.

The fair values of our mortgage loans payable and the 2018 Credit Facility are estimated using discounted cash flow analyses using borrowing rates available to us for debt instruments with similar terms and maturities. We have determined that our mortgage loans payable and the 2018 Credit Facility are classified in Level 2 within the fair value hierarchy as reliance is placed on inputs other than quoted prices that are observable, such as interest rates and yield curves. The carrying amounts and estimated fair values of such financial instruments as of September 30, 2021 were as follows:

	September 30, 2021
	Carrying Amount(1)	Fair Value
Financial Liabilities:
Mortgage loans payable	$17,409,000	$20,891,000
Line of credit and term loans	$488,587,000	$488,995,000

(1)	Carrying amount is net of any discount premium and deferred financing costs.

15. Income Taxes

As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as taxable REIT subsidiaries, or TRS, pursuant to the Code. TRS may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

The components of income tax benefit or expense for the three and nine months ended September 30, 2021 were as follows:

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Federal deferred	$(914,000)	$(2,717,000)
State deferred	(232,000)	(791,000)
Valuation allowance	1,146,000	3,508,000

Total income tax benefit	$—	$—

Current Income Tax

Federal and state income taxes are generally a function of the level of income recognized by our TRS.

Deferred Taxes

Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax net operating losses that may be realized in future periods depending on sufficient taxable income.

We recognize the financial statement effects of an uncertain tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. As of September 30, 2021, we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our accompanying condensed consolidated financial statements.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of September 30, 2021, our valuation allowance fully reserves the net deferred tax asset due to inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.

16. Leases

Lessor

We have operating leases with tenants that expire at various dates through 2040. For the three months ended September 30, 2021, we recognized $22,120,000 of real estate revenue related to operating lease payments, of which $5,013,000 was for variable lease payments. For the nine months ended September 30, 2021, we recognized $66,054,000 of real estate revenue related to operating lease payments, of which $14,817,000 was for variable lease payments. As of September 30, 2021, the following table sets forth the undiscounted cash flows

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

for future minimum base rents due under operating leases for the three months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter for the properties that we wholly own:

Year	Amount
2021	$16,361,000
2022	64,121,000
2023	60,213,000
2024	54,662,000
2025	49,138,000
Thereafter	283,142,000

Total	$527,637,000

Lessee

We have ground lease obligations that generally require fixed annual rental payments and may also include escalation clauses and renewal options. These leases expire at various dates through 2107, excluding extension options. Certain of our lease agreements include rental payments that are adjusted periodically based on the United States Bureau of Labor Statistics’ Consumer Price Index, and may include other variable lease costs (i.e., common area maintenance, property taxes and insurance). Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For the three months ended September 30, 2021, operating lease costs were $226,000, and for the nine months ended September 30, 2021, operating lease costs were $644,000, which are included in rental expenses in our accompanying condensed consolidated statements of operations. Such costs also include variable lease costs, which are immaterial. Additional information related to our operating leases for the period presented below was as follows:

September 30, 2021
Weighted average remaining lease term (in years)	78.7
Weighted average discount rate	5.74%

As of September 30, 2021, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for the three months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on our accompanying condensed consolidated balance sheet:

Year	Amount
2021	$213,000
2022	526,000
2023	530,000
2024	534,000
2025	538,000
Thereafter	46,565,000

Total undiscounted operating lease payments	48,906,000
Less: interest	38,885,000

Present value of operating lease liabilities	$10,021,000

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

17.	Segment Reporting

As of September 30, 2021, we evaluated our business and made resource allocations based on four reportable business segments—medical office buildings, senior housing, senior housing—RIDEA and skilled nursing facilities. Our medical office buildings are typically leased to multiple tenants under separate leases, thus requiring active management and responsibility for many of the associated operating expenses (much of which are, or can effectively be, passed through to the tenants). Our senior housing and skilled nursing facilities are primarily single-tenant properties for which we lease the facilities to unaffiliated tenants under triple-net and generally master leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our senior housing—RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure.

While we believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement, we evaluate our segments’ performance based upon segment net operating income, or NOI. We define segment NOI as total revenues and grant income, less rental expenses and property operating expenses, which excludes depreciation and amortization, general and administrative expenses, business acquisition expenses, interest expense, gain or loss on disposition of real estate investments, income or loss from unconsolidated entity, other income and income tax expense for each segment. We believe that segment NOI serves as an appropriate supplemental performance measure to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis.

Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance. Non-segment assets primarily consist of corporate assets including our joint venture investment in an unconsolidated entity, cash and cash equivalents, other receivables and other assets not attributable to individual properties.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Summary information for the reportable segments during the three and nine months ended September 30, 2021 was as follows:

	Medical Office Buildings	Senior Housing— RIDEA	Skilled Nursing Facilities	Senior Housing	Three Months Ended September 30, 2021
Revenues:
Real estate revenue	$16,921,000	$—	$2,996,000	$2,203,000	$22,120,000
Resident fees and services	—	15,090,000	—	—	15,090,000

Total revenues	16,921,000	15,090,000	2,996,000	2,203,000	37,210,000
Expenses:
Rental expenses	6,072,000	—	145,000	172,000	6,389,000
Property operating expenses	—	14,540,000	—	—	14,540,000

Segment net operating income	$10,849,000	$550,000	$2,851,000	$2,031,000	$16,281,000

Expenses:
General and administrative					$4,304,000
Business acquisition expenses					3,800,000
Depreciation and amortization					10,746,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount premium)					(4,961,000)
Gain in fair value of derivative financial instruments					1,514,000
Gain on disposition of real estate investments					15,000
Income from unconsolidated entity					70,000
Other income					33,000

Total net other expense					(3,329,000)

Net loss					$(5,898,000)

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

	Medical Office Buildings	Senior Housing— RIDEA	Skilled Nursing Facilities	Senior Housing	Nine Months Ended September 30, 2021
Revenues:
Real estate revenue	$50,478,000	$—	$8,987,000	$6,589,000	$66,054,000
Resident fees and services	—	46,179,000	—	—	46,179,000

Total revenues	50,478,000	46,179,000	8,987,000	6,589,000	112,233,000
Expenses:
Rental expenses	17,503,000	—	470,000	569,000	18,542,000
Property operating expenses	—	44,179,000	—	—	44,179,000

Segment net operating income	$32,975,000	$2,000,000	$8,517,000	$6,020,000	$49,512,000

Expenses:
General and administrative					$11,710,000
Business acquisition expenses					6,552,000
Depreciation and amortization					33,745,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount premium)					(14,556,000)
Gain in fair value of derivative financial instruments					4,431,000
Loss on disposition of real estate investments					(184,000)
Loss from unconsolidated entity					(1,027,000)
Other income					49,000

Total net other expense					(11,287,000)

Net loss					$(13,782,000)

Assets by reportable segment as of September 30, 2021 were as follows:

September 30, 2021
Medical office buildings	$570,415,000
Senior housing – RIDEA	227,978,000
Skilled nursing facilities	115,565,000
Senior housing	97,243,000
Other	52,695,000

Total assets	$1,063,896,000

18. Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and cash equivalents, restricted cash and accounts and other receivables. Cash and cash equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Corporation, or FDIC. As of September 30, 2021, we had cash and cash equivalents in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. In general, we perform credit evaluations of prospective tenants and security deposits are obtained at the time of property acquisition and upon lease execution.

Based on leases in effect as of September 30, 2021, two states in the United States accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI. Our properties located in Missouri and Michigan accounted for approximately 12.4% and 10.6%, respectively, of our total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy.

Based on leases in effect as of September 30, 2021, our four reportable business segments, medical office buildings, skilled nursing facilities, senior housing and senior housing—RIDEA, accounted for 68.9%, 14.9%, 10.7% and 5.5%, respectively, of our total property portfolio’s annualized base rent or annualized NOI.

As of September 30, 2021, we had one tenant that accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, as follows:

Tenant	Annualized Base Rent/NOI(1)	Percentage of Annualized Base Rent/NOI	Real Estate Investment	Reportable Segment	GLA (Sq Ft)	Lease Expiration Date
RC Tier Properties, LLC	$7,937,000	11.3%	Missouri SNF Portfolio	Skilled Nursing	385,000	09/30/33

(1)

Amount is based on contractual base rent from leases in effect as of September 30, 2021 for our non-RIDEA properties and annualized NOI for our senior housing—RIDEA facilities. The loss of this tenant or its inability to pay rent could have a material adverse effect on our business and results of operations.

19. Per Share Data

Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) applicable to common stock is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $3,000 for the three months ended September 30, 2021 and $12,000 for the nine months ended September 30, 2021. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and redeemable limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock. As of September 30, 2021 there were 27,000 nonvested shares of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during this period. As of September 30, 2021, there were 208 redeemable limited partnership units of our operating partnership outstanding, but such units were excluded from the computation of diluted earnings per share because such units were anti-dilutive during this period.

20. Subsequent Events

Merger with Griffin-American Healthcare REIT III, Inc. and AHI Acquisition

As discussed in Note 1, Organization and Description of Business, on October 1, 2021, we completed the REIT Merger pursuant to the Merger Agreement with GAHR III. At the effective time of the REIT Merger,

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share, converted into the right to receive 0.9266 shares of our Class I common stock, $0.01 par value per share. Further, at the effective time of the Partnership Merger, (i) each unit of limited partnership interest in the surviving partnership outstanding as of immediately prior to the effective time of the Partnership Merger was converted automatically into the right to receive 0.9266 of a Partnership Class I Unit, as defined in the agreement of limited partnership, as amended, of the surviving partnership and (ii) each unit of limited partnership interest in our operating partnership outstanding as of immediately prior to the effective time of the Partnership Merger was converted automatically into the right to receive one unit of limited partnership interest of the surviving partnership of like class.

Also on October 1, 2021, the AHI Acquisition closed immediately prior to the consummation of the Merger and pursuant to the Contribution Agreement, American Healthcare Investors contributed substantially all of its business and operations to the surviving partnership, including its interest in GAHR III Advisor and our advisor, and Griffin Capital contributed its current ownership interest in GAHR III Advisor and our advisor to the surviving partnership. In exchange for these contributions, the surviving partnership issued limited partnership units, or Surviving Partnership OP Units. Subject to working capital and other customary adjustments, the total approximate value of these Surviving Partnership OP Units at the time of consummation of the transactions contemplated by the Contribution Agreement was approximately $131,674,000, with a reference value for purposes thereof of $8.71 per unit, such that the surviving partnership issued 15,117,529 Surviving Partnership OP Units as consideration, or the Closing Date Consideration. The Combined Company following the Merger has become self-managed and was named “American Healthcare REIT, Inc.”

In addition to the Closing Date Consideration, we may in the future pay cash “earnout” consideration to American Healthcare Investors based on the fees that we may earn from our potential sponsorship of, and investment advisory services rendered to, American Healthcare RE Fund, L.P., a healthcare-related, real-estate-focused, private investment fund currently under consideration by American Healthcare Investors, or the Earnout Consideration. The Earnout Consideration is uncapped in amount and, if ever payable by us to American Healthcare Investors, will be due on the seventh anniversary of the closing of the AHI Acquisition (subject to acceleration in certain events, including if we achieve certain fee-generation milestones from our sponsorship of the private investment fund). American Healthcare Investors’ ability to receive the Earnout Consideration is also subject to vesting conditions relating to the private investment fund’s deployed equity capital and the continuous employment of at least two of its principals throughout the vesting period.

Amendments to Articles of Incorporation

On October 1, 2021, we filed the Fourth Articles of Amendment and Restatement to our charter, or the Charter Amendment, with the State Department of Assessments and Taxation of Maryland, and the Charter Amendment became effective upon filing. The changes to the Charter Amendment include, among other things, the following: (i) the removal of certain limitations relating to (a) suitability of stockholders and (b) collection of an internalization fee; (ii) the removal or revision of certain limitations required by the North American Securities Administrators Association and making other conforming and ministerial changes; (iii) revisions in order to bring our charter more in line with those of publicly-listed companies; and (iv) the change in common stock we are authorized to issue from 900,000,000 shares classified as Class T common stock and 100,000,000 shares classified as Class I common stock to 200,000,000 shares classified as Class T common stock and 800,000,000 shares classified as Class I common stock.

Second Amended and Restated Agreement of Limited Partnership

On October 1, 2021, in connection with the Partnership Merger, merger sub entered into the Second Amended and Restated Agreement of Limited Partnership of American Healthcare REIT, Inc., which amends

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

and supersedes the Amended and Restated Agreement of Limited Partnership of the surviving partnership, or the Operating Partnership Agreement. The Operating Partnership Agreement reflects, among other things, the following: (i) the change of the surviving partnership’s name to “American Healthcare REIT Holdings, LP,” (ii) the change of the general partner of the surviving partnership to merger sub, (iii) the conversion of units of partnership interest in the surviving partnership outstanding as of immediately prior to the effective time of the Partnership Merger into “Partnership Class I Units” pursuant to the Partnership Merger, (iv) the conversion of units of partnership interest in our operating partnership outstanding as of immediately prior to the effective time of the Partnership Merger into units of limited partnership interest of the surviving partnership of like class, and (v) to make other updates to reflect the effects of the mergers consummated pursuant to the Merger Agreement.

Lines of Credit and Term Loans

Amendment to 2018 Credit Facility

On October 1, 2021, we entered into the Amendment, which provide for, among other things, the following: (i) revisions to financial covenant calculations to exclude the assets, liabilities and operating performance of Trilogy or any subsidiary thereof; (ii) our operating partnership to pledge the equity interests in each direct and indirect subsidiary that owns an unencumbered asset; (iii) updates regarding restrictions and limitations on certain investments during the remainder of the term of the 2018 Credit Facility; and (iv) updates to the certain financial covenants to reflect the Combined Company subsequent to the Merger.

Assumption of Obligations Under GAHR III 2019 Corporate Line of Credit

On October 1, 2021, upon consummation of the Merger, we assumed GAHR III’s obligations, through the surviving partnership, under the credit agreement, as amended, or the 2019 Corporate Credit Agreement, with Bank of America, KeyBank, Citizens Bank, and a syndicate of other banks, as lenders, with respect to a credit facility with a maximum principal amount of $480,000,000, or the 2019 Corporate Line of Credit. The 2019 Corporate Line of Credit consists of a senior unsecured term loan facility in an amount of $480,000,000. The maximum principal amount of term loans under the 2019 Corporate Line of Credit may be increased by up to $370,000,000, for a total principal amount of $850,000,000, subject to certain conditions. The 2019 Corporate Line of Credit matures on January 25, 2022 and may be extended for one 12-month period during the term of the 2019 Corporate Credit Agreement, subject to satisfaction of certain conditions, including payment of an extension fee. Upon consummation of the Merger, a previously available $150,000,000 senior unsecured revolving credit facility was cancelled, and a ratable amendment to certain financial covenants to account for the Combined Company was made.

At our option, the 2019 Corporate Line of Credit bears interest at per annum rates equal to (a) (i) the Eurodollar Rate, as defined in the 2019 Corporate Credit Agreement, plus (ii) a margin ranging from 1.85% to 2.80% based on the Consolidated Leverage Ratio, as defined in the 2019 Corporate Credit Agreement, or (b) (i) the greater of: (1) the prime rate publicly announced by Bank of America, (2) the Federal Funds Rate, as defined in the 2019 Corporate Credit Agreement, plus 0.50%, (3) the one-month Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.85% to 1.80% based on the Consolidated Leverage Ratio. Accrued interest on the 2019 Corporate Line of Credit is payable monthly. The loans may be repaid in whole or in part without prepayment premium or penalty, subject to certain conditions.

Assumption of GAHR III Obligations Under 2019 Trilogy Credit Facility

On October 1, 2021, upon consummation of the Merger, we assumed GAHR III’s obligations under the amended and restated loan agreement, or the 2019 Trilogy Credit Agreement, with KeyBank; CIT Bank, N.A.;

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Regions Bank; KeyBanc Capital Markets; Regions Capital Markets; Bank of America; The Huntington National Bank; and a syndicate of other banks, as lenders named therein, regarding a senior secured revolving credit facility with an aggregate maximum principal amount of $360,000,000, consisting of: (i) a $325,000,000 secured revolver supported by real estate assets and ancillary business cash flow and (ii) a $35,000,000 accounts receivable revolving credit facility supported by eligible accounts receivable, or the 2019 Trilogy Credit Facility. We may obtain up to $35,000,000 in the form of swing line loans and up to $15,000,000 in the form of standby letters of credit under the 2019 Trilogy Credit Facility. The proceeds of the 2019 Trilogy Credit Facility may be used for acquisitions, debt repayment and general corporate purposes. The maximum principal amount of the 2019 Trilogy Credit Facility may be increased by up to $140,000,000, for a total principal amount of $500,000,000, subject to certain conditions. The 2019 Trilogy Credit Facility matures on September 5, 2023 and may be extended for one 12-month period during the term of the 2019 Trilogy Credit Agreement, subject to the satisfaction of certain conditions, including payment of an extension fee.

At our option, the 2019 Trilogy Credit Facility bears interest at per annum rates equal to (1) the London Inter-Bank Offer Rate, or LIBOR, plus 2.75% for LIBOR Rate Loans, as defined in the 2019 Trilogy Credit Agreement, and (2) for Base Rate Loans, as defined in the 2019 Trilogy Credit Agreement, 1.75% plus the greater of: (i) the fluctuating annual rate of interest announced from time to time by KeyBank as its prime rate, (ii) 0.50% above the Federal Funds Effective Rate, as defined in the 2019 Trilogy Credit Agreement, and (iii) 1.00% above the one-month LIBOR. Accrued interest on the 2019 Trilogy Credit Facility is payable monthly. The 2019 Trilogy Credit Facility may be repaid in whole or in part without prepayment fees or penalty, subject to certain conditions. We are required to pay fees on the unused portion of the lenders’ commitments under the 2019 Trilogy Credit Facility, with respect to any day during a calendar quarter, at a per annum rate equal to (1) 0.15% if the sum of the Aggregate Real Estate Revolving Credit Obligations, as defined in the 2019 Trilogy Credit Agreement, outstanding on such day is greater than 50.00% of the commitments or 0.20% if the sum of the Aggregate Real Estate Revolving Credit Obligations on such day is less than or equal to 50.00% of the commitments, and (2) 0.15% if the sum of the Aggregate A/R Revolving Credit Obligations, as defined in the 2019 Trilogy Credit Agreement, outstanding on such day is greater than 50.00% of the commitments or 0.20% if the sum of the Aggregate A/R Revolving Credit Obligations on such day is less than or equal to 50.00% of the commitments, which fees shall be measured and payable on a quarterly basis.

Reinstatement of the DRIP

On October 4, 2021, our board reinstated the DRIP and as a result, beginning with the October 2021 distribution, which was paid in November 2021, stockholders who previously enrolled as participants in the DRIP (including former GAHR III stockholders who participated in the GAHR III distribution reinvestment plan) received or will receive distributions in shares of our common stock pursuant to the terms of the DRIP, instead of cash distributions.

Amendments to and Partial Reinstatement of Share Repurchase Plan

On October 4, 2021, our board authorized our amended and restated share repurchase plan that included the change in the repurchase price with respect to repurchases resulting from the death or qualifying disability (as such term is defined in the share repurchase plan) of stockholders from 100% of the price paid by the stockholder to acquire shares of our Class T common stock or Class common stock, as applicable, to the most recently published estimated NAV per share. In addition, on October 4, 2021, our board authorized the partial reinstatement of our share repurchase plan with respect to requests to repurchase shares resulting from the death or qualifying disability of stockholders, effective with respect to qualifying repurchases for the fiscal quarter ending December 31, 2021, which will be paid on or about January 1, 2022. All share repurchase requests other than those requests resulting from the death or qualifying disability of stockholders, shall be rejected.

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

Distributions Declared

Our board authorized a daily distribution to our Class T and Class I stockholders of record as of the close of business on October 27, 2021. This distribution for the month of October 2021 was equal to $0.033333333 per share of our common stock, which is equal to an annualized distribution rate of $0.40 per share. The distribution was paid in cash or shares of our common stock pursuant to the DRIP. The distribution was paid in November 2021, only from legally available funds.

Director Appointments and Resignation

On October 1, 2021, immediately following the effective time of the REIT Merger, our board was increased from five members to nine members. Our board appointed Harold H. Greene, J. Grayson Sanders and Gerald W. Robinson to our board as independent directors. Messrs. Greene, Sanders and Robinson were independent directors on GAHR III’s board of directors immediately prior to the effective time of the REIT Merger. Our board also appointed Mr. Prosky and Mr. Streiff as directors. On October 1, 2021, Richard S. Welch resigned from our board and no longer serves as our director.

Messrs. Greene, Sanders and Robinson satisfy the independent director standards applicable to us and, as independent directors, are entitled to receive the same compensation and reimbursement of expenses that we pay to each of our independent directors; Messrs. Prosky and Streiff also serve as our executive officers and therefore will not receive compensation for services rendered as directors. We also issued 5,000 shares of restricted Class T common stock to each of Messrs. Greene, Sanders and Robinson in connection with their appointment to our board.

Officer Transitions and Appointments

Effective October 1, 2021, Jeffrey T. Hanson was appointed as our Executive Chairman of the Board of Directors and thereby no longer serves as our Chief Executive Officer. In addition, effective October 1, 2021, Danny Prosky was appointed Chief Executive Officer and thereby no longer serves as our Chief Operating Officer but continues in the role of President, and Mathieu B. Streiff was appointed as our Chief Operating Officer and thereby no longer serves as our Executive Vice President, General Counsel. Also effective October 1, 2021, Gabriel M. Willhite was appointed as our Executive Vice President, General Counsel, filling the vacancy created by Mr. Streiff’s resignation from such position.

Employment Agreements

On October 1, 2021, immediately prior to the closing of the AHI Acquisition, GAHR III (through a wholly owned subsidiary) entered into offer letters with each of Mr. Hanson, Mr. Prosky, Mr. Streiff and Brian S. Peay, GAHR III’s chief financial officer, relating to their employment with GAHR III following the closing of the AHI Acquisition and relating to their employment with us following the consummation of the REIT Merger. Upon the closing of the REIT Merger, we indirectly assumed (by virtue of the REIT Merger and our acquisition of GAHR III’s wholly owned subsidiary that is party to the offer letters) GAHR III’s obligations under these offer letters.

Issuance of Restricted Stock Awards to Key Executives and Employees

As a result of the REIT Merger, under our incentive plan, as amended, or our 2015 Incentive Plan, certain of our key executives received initial grants of 477,901 time-based restricted stock and 159,301 performance-based restricted units representing the right to receive shares of our Class T common stock upon

AMERICAN HEALTHCARE REIT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

vesting. The time-based restricted stock vest in three equal annual installments on October 1, 2022, October 1, 2023 and October 1, 2024 (subject to continuous employment through each vesting date). The performance-based restricted stock will cliff vest in the first quarter of 2025 (subject to continuous employment through that vesting date) with the amount vesting depending on meeting certain key performance criteria as further described in the 2015 Incentive Plan.

Also in connection with the Merger, on October 4, 2021, certain of our key employees were granted 319,149 of restricted Class T common stock under our 2015 Incentive Plan, which will cliff vest on October 4, 2024 (subject to continuous employment through that vesting date).

Registration Rights Agreement

On October 1, 2021, at the consummation of the AHI Acquisition, GAHR III and the surviving partnership entered into a registration rights agreement, or the Registration Rights Agreement, with Griffin-American Strategic Holdings, LLC, or HoldCo, pursuant to which, subject to certain limitations therein, as promptly as practicable following the later of the expiration of (i) the period commencing on the closing of the AHI Acquisition and ending upon the earliest to occur of (1) the second anniversary date of the issuance of the Surviving Partnership OP Units issued in connection with the AHI Acquisition, (2) a change of control of Merger Sub, and (3) the listing of shares of our common stock on a national securities exchange, or the Lock-Up Period; and (ii) the date on which we are eligible to file a registration statement (but in any event no later than 180 days after such date), we, as the indirect parent company of the surviving partnership, are required to file a shelf registration statement with the SEC under the Securities Act of 1933, as amended, covering the resale of the shares of our Class I common stock issued or issuable in redemption of the Surviving Partnership OP Units that the surviving partnership issued as consideration in the AHI Acquisition. The Registration Rights Agreement also grants HoldCo (or any successor holder of such shares) demand rights to request additional registration statement filings as well as “piggyback” registration rights, in each case on or after the expiration of the Lock-Up Period. In connection with the Merger, we assumed from GAHR III the Registration Rights Agreement and GAHR III’s obligations thereunder in their entirety.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Griffin-American Healthcare REIT IV, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Griffin-American Healthcare REIT IV, Inc. and subsidiaries (the “Company”) as of December 31, 2020, the related consolidated statements of operations, equity and cash flows, for the year ended December 31, 2020, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Impairment of Long-Lived Assets—Determination of Impairment Indicators—Refer to Note 2 to the financial statements

Critical Audit Matter Description

The Company periodically evaluates long-lived assets, primarily consisting of investments in real estate that are carried at historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. The Company considers the following indicators, among others, important that they believe could trigger an impairment review:

•	Significant negative industry or economic trends;

•	A significant underperformance relative to historical or projected future operating results; and

•	A significant change in the extent or manner in which the asset is used or significant physical change in the asset.

If indicators of impairment of long-lived assets are present, the Company evaluates the carrying value of the related real estate investment in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, the Company considers market conditions and the Company’s current intentions with respect to holding or disposing of the asset. The Company adjusts the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. The Company recognizes an impairment loss at the time any such determination is made.

The total real estate investments balance as of December 31, 2020 was $921,580,000, and impairment losses recorded during 2020 were $3,642,000.

We identified the determination of impairment indicators for real estate investments as a critical audit matter because of the significant assumptions management makes when determining whether events or changes in circumstances have occurred indicating that the carrying amounts of real estate assets may not be recoverable. This required a high degree of auditor judgment when performing audit procedures to evaluate whether management appropriately identified impairment indicators such as changes in historical and future net operating income, occupancy and overall market conditions.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the evaluation of real estate investments for possible indicators of impairment included the following, among others:

•	We evaluated management’s impairment analysis by:

•

Evaluating management’s process for identifying impairment indicators and whether management appropriately considered the examples of impairment indicators provided within the Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 360, Property, Plant, & Equipment.

•	Obtaining independent market data to determine if there were additional indicators of impairment not identified by management.

•

Testing the real estate investments for possible indicators of impairment, including searching for adverse asset-specific conditions, such as occupancy and net operating income performance by each investment.

•	Developed an independent expectation of impairment indicators and compared such expectation to management’s analysis.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 26, 2021

We have served as the Company’s auditor since 2015.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

CONSOLIDATED BALANCE SHEET

As of December 31, 2020

December 31, 2020
ASSETS
Real estate investments, net	$921,580,000
Cash and cash equivalents	17,411,000
Accounts and other receivables, net	2,635,000
Restricted cash	714,000
Identified intangible assets, net	64,101,000
Operating lease right-of-use assets, net	14,133,000
Other assets, net	72,199,000

Total assets	$1,092,773,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net(1)	$17,827,000
Line of credit and term loans(1)	476,900,000
Accounts payable and accrued liabilities(1)	23,057,000
Accounts payable due to affiliates(1)	1,046,000
Identified intangible liabilities, net	1,295,000
Operating lease liabilities(1)	9,904,000
Security deposits, prepaid rent and other liabilities(1)	10,387,000

Total liabilities	540,416,000

Commitments and contingencies (Note 10)

Redeemable noncontrolling interests (Note 11)	2,618,000

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 200,000,000 shares authorized; none issued and outstanding	—
Class T common stock, $0.01 par value per share; 900,000,000 shares authorized; 75,690,838 and 74,244,823 shares issued and outstanding as of December 31, 2020 and 2019, respectively	756,000
Class I common stock, $0.01 par value per share; 100,000,000 shares authorized; 5,648,499 and 5,655,051 shares issued and outstanding as of December 31, 2020 and 2019, respectively	57,000
Additional paid-in capital	733,192,000
Accumulated deficit	(185,047,000)

Total stockholders’ equity	548,958,000
Noncontrolling interest (Note 12)	781,000

Total equity	549,739,000

Total liabilities, redeemable noncontrolling interests and equity	$1,092,773,000

(1)

Such liabilities of Griffin-American Healthcare REIT IV, Inc. as of December 31, 2020 represented liabilities of Griffin-American Healthcare REIT IV Holdings, LP or its consolidated subsidiaries. Griffin-American Healthcare REIT IV Holdings, LP is a variable interest entity, or VIE, and a consolidated subsidiary of Griffin-American Healthcare REIT IV, Inc. The creditors of Griffin-American Healthcare REIT IV Holdings, LP or its consolidated subsidiaries do not have recourse against Griffin-American Healthcare REIT IV, Inc., except for the 2018 Credit Facility, as defined in Note 7, held by Griffin-American Healthcare REIT IV Holdings, LP in the amount of $476,900,000 as of December 31, 2020, which is guaranteed by Griffin-American Healthcare REIT IV, Inc.

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2020

Year Ended December 31, 2020
Revenues and grant income:
Real estate revenue	$86,321,000
Resident fees and services	67,793,000
Grant income	1,005,000

Total revenues and grant income	155,119,000
Expenses:
Rental expenses	23,450,000
Property operating expenses	60,224,000
General and administrative	16,691,000
Acquisition related expenses	(160,000)
Depreciation and amortization	50,304,000

Total expenses	150,509,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)	(19,955,000)
Loss in fair value of derivative financial instruments	(870,000)
Impairment of real estate investments	(3,642,000)
Income (loss) from unconsolidated entity	629,000
Other income	286,000

Net loss	(18,942,000)
Less: net loss attributable to noncontrolling interests	885,000

Net loss attributable to controlling interest	$(18,057,000)

Net loss per Class T and Class I common share attributable to controlling interest—basic and diluted	$(0.22)

Weighted average number of Class T and Class I common shares outstanding—basic and diluted	80,661,645

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

CONSOLIDATED STATEMENTS OF EQUITY

For the Year Ended December 31, 2020

	Stockholders’ Equity
	Class T and Class I Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
Offering costs—common stock	—	$—	$65,000	$—	$65,000	$—	$65,000
Issuance of common stock under the DRIP	2,081,895	22,000	19,840,000	—	19,862,000	—	19,862,000
Issuance of vested and nonvested restricted common stock	22,500	—	43,000	—	43,000	—	43,000
Amortization of nonvested common stock compensation	—	—	172,000	—	172,000	—	172,000
Repurchase of common stock	(664,932)	(7,000)	(6,207,000)	—	(6,214,000)	—	(6,214,000)
Contribution from noncontrolling interest	—	—	—	—	—	1,250,000	1,250,000
Distributions to noncontrolling interest	—	—	—	—	—	(77,000)	(77,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(615,000)	—	(615,000)	—	(615,000)
Distributions declared ($0.45 per share)	—	—	—	(36,377,000)	(36,377,000)	—	(36,377,000)
Net loss	—	—	—	(18,057,000)	(18,057,000)	(392,000)	(18,449,000	)(1)

BALANCE—December 31, 2020	81,339,337	$813,000	$733,192,000	$(185,047,000)	$548,958,000	$781,000	$549,739,000

(1)

Amount excludes $493,000 for the year ended December 31, 2020, of net loss attributable to redeemable noncontrolling interests. See Note 11, Redeemable Noncontrolling Interests, for a further discussion.

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2020

Year Ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(18,942,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	50,304,000
Other amortization	2,788,000
Deferred rent	(4,376,000)
Stock based compensation	215,000
Income from unconsolidated entity	(629,000)
Distributions of earnings from unconsolidated entity	629,000
Bad debt expense	510,000
Change in fair value of derivative financial instruments	870,000
Impairment of real estate investments	3,642,000
Changes in operating assets and liabilities:
Accounts and other receivables	1,464,000
Other assets	(1,380,000)
Accounts payable and accrued liabilities	1,183,000
Accounts payable due to affiliates	75,000
Security deposits, prepaid rent, operating lease and other liabilities	(858,000)

Net cash provided by operating activities	35,495,000

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of real estate investments	(68,509,000)
Capital expenditures	(8,308,000)
Distributions in excess of earnings from unconsolidated entity	361,000

Net cash used in investing activities	(76,456,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage loans payable	(8,332,000)
Borrowings under the line of credit and term loans	143,200,000
Payments on the line of credit and term loans	(63,100,000)
Deferred financing costs	(43,000)
Payment of offering costs	(6,444,000)
Distributions paid	(17,837,000)
Repurchase of common stock	(6,214,000)
Contribution from noncontrolling interest	1,250,000
Distributions to noncontrolling interest	(77,000)
Contributions from redeemable noncontrolling interests	1,138,000
Distributions to redeemable noncontrolling interests	(104,000)
Security deposits	(197,000)

Net cash provided by financing activities	43,240,000

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,279,000
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	15,846,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$18,125,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Year Ended December 31, 2020

Year Ended December 31, 2020
RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period:
Cash and cash equivalents	$15,290,000
Restricted cash	556,000

Cash, cash equivalents and restricted cash	$15,846,000

End of period:
Cash and cash equivalents	$17,411,000
Restricted cash	714,000

Cash, cash equivalents and restricted cash	$18,125,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$18,111,000
Income taxes	$101,000
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Investing Activities:
Accrued capital expenditures	$1,616,000
Tenant improvement overage	$636,000
The following represents the increase in certain assets and liabilities in connection with our acquisitions of real estate investments:
Other assets	$196,000
Accounts payable and accrued liabilities	$201,000
Security deposits and prepaid rent	$11,000
Financing Activities:
Issuance of common stock under the DRIP	$19,862,000
Distributions declared but not paid	$2,764,000
Accrued stockholder servicing fee	$6,100,000

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The use of the words “we,” “us” or “our” refers to Griffin-American Healthcare REIT IV, Inc. and its subsidiaries, including Griffin-American Healthcare REIT IV Holdings, LP, except where otherwise noted.

1. Organization and Description of Business

Griffin-American Healthcare REIT IV, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, skilled nursing facilities and senior housing facilities that produce current income. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2016, and we intend to continue to qualify to be taxed as a REIT.

We raised $754,118,000 through a best efforts initial public offering, or our initial offering, and issued 75,639,681 aggregate shares of our Class T and Class I shares of our common stock. In addition, during our initial offering, we issued 3,253,535 aggregate shares of our Class T and Class I common stock pursuant to our distribution reinvestment plan, as amended, or the DRIP, for a total of $31,021,000 in distributions reinvested. Following the deregistration of our initial offering, we continued issuing shares of our common stock pursuant to the DRIP through a subsequent offering, or the 2019 DRIP Offering. We commenced offering shares pursuant to the 2019 DRIP Offering on March 1, 2019, following the termination of our initial offering on February 15, 2019. As of December 31, 2020, a total of $41,471,000 in distributions were reinvested that resulted in 4,342,059 shares of our common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the DRIP portion of our initial offering and the 2019 DRIP Offering as our DRIP Offerings. See Note 12, Equity—Distribution Reinvestment Plan and Share Repurchase Plan, for a further discussion.

We conduct substantially all of our operations through Griffin-American Healthcare REIT IV Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT IV Advisor, LLC, or our advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our advisor. The Advisory Agreement was effective as of February 16, 2016 and had a one-year initial term, subject to successive one-year renewals upon the mutual consent of the parties. The Advisory Agreement was last renewed pursuant to the mutual consent of the parties on February 11, 2021 and expires on February 16, 2022. Our advisor uses its best efforts, subject to the oversight and review of our board of directors, or board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors, LLC, or American Healthcare Investors, and 25.0% owned by a wholly owned subsidiary of Griffin Capital Company, LLC, or Griffin Capital, or collectively, our co-sponsors. American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, or our dealer manager, Colony Capital or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings. In October 2020, our board established a special committee of our board, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

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We currently operate through four reportable business segments: medical office buildings, senior housing, senior housing—RIDEA and skilled nursing facilities. As of December 31, 2020, we owned 89 properties, comprising 94 buildings, or approximately 4,863,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $1,089,431,000. As of December 31, 2020, we also owned a 6.0% interest in a joint venture which owns a portfolio of integrated senior health campuses and ancillary businesses.

2. Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our accompanying consolidated financial statements. Such consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying consolidated financial statements.

Basis of Presentation

Our accompanying consolidated financial statements include our accounts and those of our operating partnership and the wholly owned subsidiaries of our operating partnership, as well as any VIEs in which we are the primary beneficiary. We evaluate our ability to control an entity, and whether the entity is a VIE and we are the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance.

We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership, will own substantially all of the interests in properties acquired on our behalf. We are the sole general partner of our operating partnership, and as of December 31, 2020, we owned greater than a 99.99% general partnership interest therein. Our advisor is a limited partner, and as of December 31, 2020, owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership.

Because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our operating partnership), the accounts of our operating partnership are consolidated in our accompanying consolidated financial statements. All intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of our accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of our consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the initial and recurring valuation of certain assets acquired and liabilities assumed through property acquisitions, revenues and grant income, allowance for credit losses, impairment of long-lived and intangible assets and contingencies. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

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Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased. Restricted cash primarily comprises lender required accounts for property taxes, tenant improvements, capital improvements and insurance, which are restricted as to use or withdrawal.

Leases

On January 1, 2019, we adopted Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Accounting Standards Codification, or ASC Topic 842. ASC Topic 842 supersedes ASC Topic 840, Leases, or ASC Topic 840. We adopted ASC Topic 842 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to retained earnings as of January 1, 2019 as a result of this adoption. Therefore, with respect to our leases as both lessees and lessors, information is presented under ASC Topic 842 for the year ended December 31, 2020. We determine if a contract is a lease upon inception of the lease. We maintain a distinction between finance and operating leases, which is substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance.

Lessee: Pursuant to ASC Topic 842, lessees are required to recognize the following for all leases with terms greater than 12 months at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The lease liability is calculated by using either the implicit rate of the lease or the incremental borrowing rate. As a result of the adoption of ASC Topic 842 on January 1, 2019, we recognized an initial amount of operating lease liabilities of $5,334,000 in our consolidated balance sheet for all of our ground leases. In addition, we recorded corresponding right-of-use assets of $11,239,000, which represent the lease liabilities, net of the existing accrued straight-line rent liabilities and adjusted for unamortized above/below market ground lease intangibles. The accretion of lease liabilities and amortization expense on right-of-use assets for our operating leases are included in rental expenses in our accompanying consolidated statements of operations. Operating lease liabilities are calculated using our incremental borrowing rate based on the information available as of the lease commencement date.

Lessor: Pursuant to ASC Topic 842, lessors bifurcate lease revenues into lease components and non-lease components and separately recognize and disclose non-lease components that are executory in nature. Lease components continue to be recognized on a straight-line basis over the lease term and certain non-lease components may be accounted for under the revenue recognition guidance in ASC Topic 606, Revenue from Contracts with Customers, or ASC Topic 606. See the “Revenue Recognition” section below. ASC Topic 842 also provides for a practical expedient package that permits lessors to not separate non-lease components from the associated lease component if certain conditions are met. In addition, such practical expedient causes an entity to assess whether a contract is predominately lease or service based, and recognize the revenue from the entire contract under the relevant accounting guidance. Effective upon our adoption of ASC Topic 842 on January 1, 2019, we continued to recognize revenue for our medical office buildings, senior housing and skilled nursing facilities segments under ASC Topic 842 as real estate revenue. Minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays).

Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements are recorded to deferred rent receivable, which is included in other assets, net in our accompanying consolidated balance sheets. Tenant reimbursement revenue, which comprises additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, are

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considered non-lease components and variable lease payments. We qualified for and elected the practical expedient as outlined above to combine the non-lease component with the lease component, which is the predominant component, and therefore the non-lease component is recognized as part of real estate revenue. In addition, as lessors, we exclude certain lessor costs (i.e., property taxes and insurance) paid directly by a lessee to third parties on our behalf from our measurement of variable lease revenue and associated expense (i.e., no gross up of revenue and expense for these costs); and include lessor costs that we paid and are reimbursed by the lessee in our measurement of variable lease revenue and associated expense (i.e., gross up revenue and expense for these costs). Therefore, we no longer record revenue or expense when the lessee pays the property taxes and insurance directly to a third party.

Our senior housing—RIDEA facilities offer residents room and board (lease component), standard meals and healthcare services (non-lease component), and certain ancillary services that are not contemplated in the lease with each resident (i.e., laundry, guest meals, etc.). For our senior housing—RIDEA facilities, we recognize revenue under ASC Topic 606 as resident fees and services, based on our predominance assessment from electing the practical expedient outlined above. See the “Revenue Recognition” section below.

See Note 16, Leases, for a further discussion.

Revenue Recognition

Real Estate Revenue

Prior to January 1, 2019, minimum annual rental revenue was recognized on a straight-line basis over the term of the related lease (including rent holidays) in accordance with ASC Topic 840. Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements were recorded to deferred rent receivable. Tenant reimbursement revenue, which comprises additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, was recognized as revenue in the period in which the related expenses were incurred. Tenant reimbursements were recognized and presented in accordance with ASC Subtopic 606-10-55-36, Revenue Recognition—Principal Versus Agent Consideration, or ASC Subtopic 606. ASC Subtopic 606 requires that these reimbursements be recorded on a gross basis as we are generally primarily responsible to fulfill the promise to provide specified goods and services. We recognized lease termination fees at such time when there was a signed termination letter agreement, all of the conditions of such agreement had been met and the tenant was no longer occupying the property.

Effective January 1, 2019, we recognize real estate revenue in accordance with ASC Topic 842. See the “Leases” section above.

Resident Fees and Services Revenue

We recognize resident fees and services revenue in accordance with ASC Topic 606. A significant portion of resident fees and services revenue represents healthcare service revenue that is reported at the amount that we expect to be entitled to in exchange for providing patient care. These amounts are due from patients, third-party payors (including health insurers and government programs), other healthcare facilities, and others and includes variable consideration for retroactive revenue adjustments due to settlement of audits, reviews, and investigations. Generally, we bill the patients, third-party payors and other healthcare facilities several days after the services are performed. Revenue is recognized as performance obligations are satisfied.

Performance obligations are determined based on the nature of the services provided by us. Revenue for performance obligations satisfied over time is recognized based on actual charges incurred in relation to total

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expected (or actual) charges. This method provides a depiction of the transfer of services over the term of the performance obligation based on the inputs needed to satisfy the obligation. Generally, performance obligations satisfied over time relate to patients receiving long-term healthcare services, including rehabilitation services. We measure the performance obligation from admission into the facility to the point when we are no longer required to provide services to that patient. Revenue for performance obligations satisfied at a point in time is recognized when goods or services are provided and we do not believe we are required to provide additional goods or services to the patient.

Because all of its performance obligations relate to contracts with a duration of less than one year, we have elected to apply the optional exemption provided in ASC Topic 606 and, therefore, are not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period. The performance obligations for these contracts are generally completed within months of the end of the reporting period.

Disaggregation of Resident Fees and Services Revenue

We disaggregate revenue from contracts with customers according to lines of business and payor classes. The transfer of goods and services may occur at a point in time or over time; in other words, revenue may be recognized over the course of the underlying contract, or may occur at a single point in time based upon a single transfer of control. This distinction is discussed in further detail below. We determine that disaggregating revenue into these categories achieves the disclosure objective to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Resident fees and services revenue includes fees for basic housing and assisted living care. We record revenue when services are rendered at amounts billable to individual residents. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. For patients under reimbursement arrangements with Medicaid, revenue is recorded based on contractually agreed-upon amounts or rates on a per resident, daily basis or as services are rendered.

The following tables disaggregate our resident fees and services revenue by line of business, according to whether such revenue is recognized at a point in time or over time:

	Year Ended December 31, 2020

	Point in Time	Over Time	Total
Senior housing—RIDEA	$964,000	$66,829,000	$67,793,000

The following tables disaggregate our resident fees and services revenue by payor class:

Year Ended December 31, 2020
Private and other payors	$61,045,000
Medicaid	6,748,000

Total resident fees and services	$67,793,000

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Accounts Receivable, Net—Resident Fees and Services

The beginning and ending balances of accounts receivable, net—resident fees and services are as follows:

	Medicaid	Private and Other Payors	Total
Beginning balance—January 1, 2020	$2,731,000	$281,000	$3,012,000
Ending balance—December 31, 2020	1,123,000	358,000	1,481,000

(Decrease)/increase	$(1,608,000)	$77,000	$(1,531,000)

Financing Component

We have elected a practical expedient allowed under ASC Topic 606 and, therefore, we do not adjust the promised amount of consideration from patients and third-party payors for the effects of a significant financing component due to our expectation that the period between the time the service is provided to a patient and the time that the patient or a third-party payor pays for that service will be one year or less.

Contract Costs

We have applied a practical expedient provided by ASC Topic 340, Other Assets and Deferred Costs, and, therefore, all incremental customer contract acquisition costs are expensed as they are incurred since the amortization period of the asset that we otherwise would have recognized is one year or less in duration.

Government Grants

We have been granted stimulus funds through various federal and state government programs, such as through the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, passed by the federal government on March 27, 2020, which were established for eligible healthcare providers to preserve liquidity in response to lost revenues and/or increased healthcare expenses (as such terms are defined in the applicable regulatory guidance) associated with the coronavirus, or COVID-19, pandemic. Such grants are not loans and, as such, are not required to be repaid, subject to certain conditions. We recognize government grants as grant income or as a reduction of property operating expenses, as applicable, in our accompanying consolidated statements of operations when there is reasonable assurance that the grants will be received and all conditions to retain the funds will be met. We adjust our estimates and assumptions based on the applicable guidance provided by the government and the best available information that we have. Any stimulus or other relief funds received that are not expected to be used in accordance with such terms and conditions will be returned to the government. For the year ended December 31, 2020, we recognized government grants of $1,005,000 as grant income.

Tenant and Resident Receivables and Allowances

On January 1, 2020, we adopted ASC Topic 326, Financial Instruments Credit Losses, or ASC Topic 326. We adopted ASC Topic 326 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to retained earnings as of January 1, 2020.

Resident receivables are carried net of an allowance for credit losses. An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under

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their lease or service agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying consolidated statements of operations. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses and other relevant factors. Prior to our adoption of ASC Topic 326 on January 1, 2020, resident receivables were carried net of an allowance for uncollectible amounts.

Tenant receivables and unbilled deferred rent receivables are reduced for uncollectible amounts, which are recognized as direct reductions of real estate revenue in our accompanying consolidated statements of operations. Prior to our adoption of ASC Topic 842 on January 1, 2019, tenant receivables and unbilled deferred rent receivables were reduced for uncollectible amounts. Such amounts were charged to bad debt expense, which was included in general and administrative in our accompanying consolidated statements of operations.

As of December 31, 2020 we had $2,086,000 in allowances, which were determined necessary to reduce receivables by our expected future credit losses. For the year ended December 31, 2020 we increased allowances by $1,614,000, and reduced allowances for collections or adjustments by $207,000. For the year ended December 31, 2020 we did not write off any of our receivables directly to bad debt expense or as direct adjustments to revenue. For the year ended December 31, 2020, $223,000 of our receivables were written off against the related allowances.

Property Acquisitions

We determine whether a transaction is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired and liabilities assumed are not a business, we account for the transaction as an asset acquisition. Under both methods, we recognize the identifiable assets acquired and liabilities assumed; however, for a transaction accounted for as an asset acquisition, we allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their relative fair values. We immediately expense acquisition related expenses associated with a business combination and capitalize acquisition related expenses directly associated with an asset acquisition.

We, with assistance from independent valuation specialists, measure the fair value of tangible and identified intangible assets and liabilities, as applicable, based on their respective fair values for acquired properties. Our method for allocating the purchase price to acquired investments in real estate requires us to make subjective assessments for determining fair value of the assets acquired and liabilities assumed. This includes determining the value of the buildings, land, leasehold interests, furniture, fixtures and equipment, above- or below-market rent, in-place leases, master leases, above- or below-market debt assumed and derivative financial instruments assumed. These estimates require significant judgment and in some cases involve complex calculations. These allocation assessments directly impact our results of operations, as amounts allocated to certain assets and liabilities have different depreciation or amortization lives. In addition, we amortize the value assigned to above- or below-market rent as a component of revenue, unlike in-place leases and other intangibles, which we include in depreciation and amortization in our accompanying consolidated statements of operations.

The determination of the fair value of land is based upon comparable sales data. In cases where a leasehold interest in the land is acquired, only the above/below market consideration is necessary where the value of the leasehold interest is determined by discounting the difference between the contract ground lease payments and a market ground lease payment back to a present value as of the acquisition date. The fair value of buildings is based upon our determination of the value under two methods: one, as if it were to be replaced and vacant using cost data and, two, also using a residual technique based on discounted cash flow models, as vacant.

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Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. We also recognize the fair value of furniture, fixtures and equipment on the premises, as well as the above- or below-market rent, the value of in-place leases, master leases, above- or below- market debt and derivative financial instruments assumed.

The value of the above- or below-market component of the acquired in-place leases is determined based upon the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between: (i) the level payment equivalent of the contract rent paid pursuant to the lease; and (ii) our estimate of market rent payments taking into account rent steps throughout the lease. In the case of leases with options, a case-by-case analysis is performed based on all facts and circumstances of the specific lease to determine whether the option will be assumed to be exercised. The amounts related to above-market leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized against real estate revenue over the remaining non-cancelable lease term of the acquired leases with each property. The amounts related to below-market leases are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and are amortized to real estate revenue over the remaining non-cancelable lease term plus any below-market renewal options of the acquired leases with each property.

The value of in-place lease costs are based on management’s evaluation of the specific characteristics of the tenant’s lease and our overall relationship with the tenants. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The in-place lease intangible represents the value related to the economic benefit for acquiring a property with in-place leases as opposed to a vacant property, which is evaluated based on a review of comparable leases for a similar property, terms and conditions for marketing and executing new leases, and implied in the difference between the value of the whole property “as is” and “as vacant.” The net amounts related to in-place lease costs are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average downtime of the acquired leases with each property. The net amounts related to the value of tenant relationships, if any, are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases plus the market renewal lease term. The value of a master lease, if any, in which a previous owner or a tenant is relieved of specific rental obligations as additional space is leased, is determined by discounting the expected real estate revenue associated with the master lease space over the assumed lease-up period.

The value of above- or below-market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The net value of above- or below-market debt is included in mortgage loans payable, net in our accompanying consolidated balance sheets and is amortized to interest expense over the remaining term of the assumed mortgage.

The value of derivative financial instruments, if any, is determined in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, and is included in other assets or other liabilities in our accompanying consolidated balance sheets.

The values of contingent consideration assets and liabilities, if any, are analyzed at the time of acquisition. For contingent purchase options, the fair market value of the acquired asset is compared to the specified option price at the exercise date. If the option price is below market, it is assumed to be exercised and the difference between the fair market value and the option price is discounted to the present value at the time of acquisition.

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Real Estate Investments, Net

We carry our operating properties at our historical cost less accumulated depreciation. The cost of operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to 39 years, and the cost for tenant improvements is depreciated over the shorter of the lease term or useful life, up to 21 years. The cost of furniture, fixtures and equipment is depreciated over the estimated useful life, up to 20 years. When depreciable property is retired, replaced or disposed of, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is reflected in earnings.

As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance is considered to be a lease inducement and is included in other assets, net in our accompanying consolidated balance sheets. Lease inducement is recognized over the lease term as a reduction of real estate revenue on a straight-line basis. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs, e.g., unilateral control of the tenant space during the build-out process. Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease. Recognition of lease revenue commences when the lessee is given possession of the leased space upon completion of tenant improvements when we are the owner of the leasehold improvements. However, when the leasehold improvements are owned by the tenant, the lease inception date (and the date on which recognition of lease revenue commences) is the date the tenant obtains possession of the leased space for purposes of constructing its leasehold improvements.

Impairment of Long-Lived and Intangible Assets

We periodically evaluate our long-lived assets, primarily consisting of investments in real estate that we carry at our historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that its carrying value may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include, among others, the following:

•	significant negative industry or economic trends;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the extent or manner in which the asset is used or significant physical change in the asset.

If indicators of impairment of our long-lived assets are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. We adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. We recognize an impairment loss at the time we make any such determination.

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If impairment indicators arise with respect to intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If the estimated future undiscounted net cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset’s carrying value. For all of our reporting units, we recognize any shortfall from carrying value as an impairment loss in the current period.

We test other indefinite-lived intangible assets for impairment at least annually, and more frequently if indicators arise. We first assess qualitative factors to determine the likelihood that the fair value of the reporting group is less than its carrying value. If the carrying amount of an indefinite- lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair values of other indefinite-lived intangible assets are usually determined based on discounted cash flows or appraised values, as appropriate.

For the year ended December 31, 2020 we did not incur any impairment losses with respect to intangible assets. See Note 3, Real Estate Investments, Net, for a discussion of impairment of long-lived assets.

Properties Held for Sale

A property or a group of properties is reported in discontinued operations in our consolidated statements of operations for current and prior periods if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when either (1) the component has been disposed of; or (2) is classified as held for sale. At such time as a property is held for sale, such property is carried at the lower of (1) its carrying amount or (2) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We will classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer or buyers and other actions required to complete the plan to sell the asset has been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan to sell the asset, it is unlikely that significant changes to the plan would be made or that the plan would be withdrawn.

Our properties held for sale are included in other assets, net in our accompanying consolidated balance sheets. See Note 3, Real Estate Investments, Net, for a further discussion.

Derivative Financial Instruments

We are exposed to the effect of interest rate changes in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures, which include the

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occasional use of derivatives. Our primary strategy in entering into derivative contracts, such as fixed interest rate swaps, is to add stability to interest expense and to manage our exposure to interest rate movements by effectively converting a portion of our variable-rate debt to fixed-rate debt. We do not enter into derivative instruments for speculative purposes.

Derivatives are recognized as either other assets or other liabilities in our accompanying consolidated balance sheets and are measured at fair value. We do not designate our derivative instruments as hedge instruments as defined by guidance under ASC Topic 815, Derivatives and Hedging, or ASC Topic 815, which allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged items or to be deferred in other comprehensive income (loss). Changes in the fair value of our derivative financial instruments are recorded as a component of interest expense in gain or loss in fair value of derivative financial instruments in our accompanying consolidated statements of operations.

See Note 8, Derivative Financial Instruments, and Note 14, Fair Value Measurements, for a further discussion of our derivative financial instruments.

Fair Value Measurements

The fair value of certain assets and liabilities is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, we follow a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of our reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and our reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

See Note 14, Fair Value Measurements, for a further discussion.

Real Estate Deposits

Real estate deposits may include refundable and non-refundable funds held by escrow agents and others to be applied towards the acquisition of real estate investments, and such future investments are subject to substantial conditions to closing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Assets, Net

Other assets, net primarily consist of our investment in an unconsolidated entity, deferred financing costs on our line of credit and term loans, prepaid expenses and deposits, lease commissions and deferred rent receivables. Deferred financing costs on our line of credit and term loans include amounts paid to lenders and others to obtain financing. Such costs are amortized using the straight-line method over the term of the related line of credit and term loans, which approximates the effective interest rate method. Amortization of deferred financing costs on our line of credit and term loans are included in interest expense in our accompanying consolidated statements of operations. Prepaid expenses are amortized over the related contract periods. Lease commissions are amortized using the straight-line method over the term of the related lease.

We report investments in unconsolidated entities using the equity method of accounting when we have the ability to exercise significant influence over the operating and financial policies. Under the equity method, our share of the investee’s earnings or losses is included in our accompanying consolidated statements of operations. We generally do not recognize equity method losses when such losses exceed our net equity method investment balance unless we have committed to provide such investee additional financial support or guaranteed its obligations. To the extent that our cost basis is different from the basis reflected at the entity level, the basis difference is generally amortized over the lives of the related assets and liabilities, and such amortization is included in our share of equity in earnings of the entity. The initial carrying value of investments in unconsolidated entities is based on the amount paid to purchase the entity interest or the estimated fair value of the assets prior to the sale of interests in the entity. We have elected to follow the cumulative earnings approach when classifying distributions received from equity method investments in our consolidated statements of cash flows, whereby any distributions received up to the amount of cumulative equity earnings would be considered a return on investment and classified in operating activities and any excess distributions would be considered a return of investment and classified in investing activities. We evaluate our equity method investments for impairment based upon a comparison of the estimated fair value of the equity method investment to its carrying value. When we determine a decline in the estimated fair value of such an investment below its carrying value is other-than-temporary, an impairment is recorded. For the years ended December 31, 2020, 2019 and 2018, we did not incur any impairment losses from unconsolidated entities.

See Note 5, Other Assets, Net, for a further discussion.

Income Taxes

We qualified, and elected to be taxed, as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2016, and we intend to continue to qualify to be taxed as a REIT. To maintain our qualification as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute to our stockholders a minimum of 90.0% of our annual taxable income, excluding net capital gains. Existing Internal Revenue Service, or IRS, guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In May 2020, the IRS issued similar guidance that lowered the cash component of the distribution to 10.0% for dividends declared between April 1, 2020 and December 31, 2020. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.

If we fail to maintain our qualification as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment

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as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to our stockholders.

We may be subject to certain state and local income taxes on our income, property or net worth in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain activities that we undertake are conducted by subsidiaries, which we elected to be treated as taxable REIT subsidiaries, or TRS, to allow us to provide services that would otherwise be considered impermissible for REITs. Accordingly, we recognize income tax benefit or expense for the federal, state and local income taxes incurred by our TRS.

We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets reflect the impact of the future deductibility of operating loss carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes us to change our judgment about the realizability of the related deferred tax asset, is included in income tax benefit or expense in our accompanying consolidated statements of operations when such changes occur. Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes us to change our judgment about expected future tax consequences of events, is recorded in income tax benefit or expense in our accompanying consolidated statements of operations.

Net deferred tax assets are included in other assets, net, or net deferred tax liabilities are included in security deposits, prepaid rent and other liabilities, in our accompanying consolidated balance sheets.

See Note 15, Income Taxes, for a further discussion.

Segment Disclosure

We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. Accordingly, when we acquired our first medical office building in June 2016; senior housing facility in December 2016; senior housing—RIDEA facility in November 2017; and skilled nursing facility in March 2018, we added a new reportable segment at each such time. As of December 31, 2020, we have determined that we operate through four reportable business segments, with activities related to investing in medical office buildings, senior housing, senior housing—RIDEA and skilled nursing facilities.

See Note 17, Segment Reporting, for a further discussion.

GLA and Other Measures

GLA and other measures used to describe real estate investments included in our accompanying consolidated financial statements are presented on an unaudited basis.

Recently Issued Accounting Pronouncements

In March 2020, the FASB issued Accounting Standards Update, or ASU, 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, or ASU 2020-04, which provides optional expedients

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and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Inter-bank Offered Rate, or LIBOR, or another reference rate expected to be discontinued. ASU 2020-04 is effective for fiscal years and interim periods beginning after March 12, 2020 through December 31, 2022. We are currently evaluating this guidance to determine the impact on our disclosures.

In April 2020, the FASB issued a question and answer document, or the Lease Modification &A, to provide guidance for the application of lease accounting modifications within ASC Topic 842 to lease concessions granted by lessors related to the effects of the COVID-19 pandemic. Lease accounting modification guidance in ASC Topic 842 addresses routine changes or enforceable rights and obligations to lease terms as a result of negotiations between the lessor and the lessee; however, the guidance does not take into consideration concessions granted to address sudden liquidity constraints of lessees arising from the COVID-19 pandemic. The underlying premise of ASC Topic 842 requires a modified lease to be accounted for as a new lease if the modified terms and conditions affect the economics of the lease for the remainder of the lease term. Further, a lease modification resulting from lease concessions would require the application of the modification framework pursuant to ASC Topic 842 on a lease-by-lease basis. The potential large volume of contracts to be assessed due to the COVID-19 pandemic may be burdensome and complex for entities to evaluate the lease modification accounting for each lease. Therefore, the Lease Modification &A allows entities to elect to account for lease concessions related to the effects of the COVID-19 pandemic as if they were granted under the enforceable rights included in the original contract and are outside of the lease modification framework pursuant to ASC Topic 842. Such election is available for lease concessions that do not result in a substantial increase in the rights of the lessor or the obligations of the lessee (e.g., total payments required by the modified contract being substantially the same as or less than total payments required by the original contract) and is to be applied consistently to leases with similar characteristics and circumstances.

As a result of the COVID-19 pandemic, we have granted lease concessions to an insignificant number of tenants within our medical office building segment, such as in the form of rent abatements with lease term extensions and rent payment deferrals requiring payment within one year. Such concessions were not material to our consolidated financial statements, and as such, we elected not to apply the relief from lease modification accounting provided in the Lease Modification &A. We evaluate each lease concession granted as a result of the effects of the COVID-19 pandemic to determine whether the concession reflects: (i) a resolution of contractual rights in the original lease and is thus outside of the lease modification framework of ASC Topic 842; or (ii) a modification for which we would be required to apply the lease modification framework of ASC Topic 842. The application of the lease modification framework of ASC Topic 842 to lease concessions granted due to the effects of the COVID-19 pandemic did not have a material impact on our consolidated financial statements.

3. Real Estate Investments, Net

Our real estate investments, net consisted of the following as of December 31, 2020:

December 31, 2020
Building and improvements	$884,816,000
Land	109,444,000
Furniture, fixtures and equipment	8,599,000

1,002,859,000
Less: accumulated depreciation	(81,279,000)

Total	$921,580,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for the year ended December 31, 2020 was $31,563,000. In addition to the property acquisition transactions discussed below, for the year ended December 31, 2020 we incurred capital expenditures of $5,556,000, for our medical office buildings, $1,767,000 for our senior housing—RIDEA facilities, $657,000 for our skilled nursing facilities and $0 for our senior housing facilities.

During 2020, we committed to a plan to sell two senior housing facilities within our senior housing—RIDEA reporting segment and commenced actively marketing such assets for sale. We determined that the fair values of such facilities less costs to sell were lower than their carrying values. Therefore, we recognized an aggregate impairment charge of $3,642,000 for the year ended December 31, 2020, which reduced the total aggregate carrying value of such assets to $6,415,000. The carrying values of such senior housing—RIDEA facilities were reclassified to properties held for sale, which are included in other assets, net in our accompanying consolidated balance sheets. The fair values of such facilities were determined by the sales price from an executed purchase and sales agreement with a third-party buyer, and adjusted for anticipated selling costs, which were considered Level 2 measurements within the fair value hierarchy.

In June 2020, we paid an earn-out of $1,483,000 in connection with Overland Park MOB, originally purchased in August 2019, which we capitalized and included in real estate investments, net in our accompanying consolidated balance sheets. Such amount was paid upon the condition being met for an existing tenant to lease and occupy additional space. In addition, we paid our advisor a base acquisition fee, as defined in Note 13, Related Party Transactions—Acquisition and Development Stage—Acquisition Fee, of $34,000, or 2.25% of the earn-out amount.

In December 2020, we paid an earn-out of $360,000 in connection with Catalina Madera ALF, originally purchased in January 2020, which we capitalized and included in real estate investments, net in our accompanying consolidated balance sheets. Such amount was paid upon the condition being met for achievement of a certain financial metric. In addition, we paid our advisor a base acquisition fee of $8,000, or 2.25% of the earn-out amount.

Acquisitions in 2020

For the year ended December 31, 2020, using cash on hand and debt financing, we completed the acquisition of seven buildings from unaffiliated third parties. The following is a summary of our property acquisitions for the year ended December 31, 2020:

Acquisition	Location	Type	Date Acquired	Contract Purchase Price	Line of Credit(1)	Total Acquisition Fee(2)
Catalina West Haven ALF(3)	West Haven, UT	Senior Housing—RIDEA	01/01/20	$12,799,000	$12,700,000	$278,000
Louisiana Senior Housing Portfolio(4)	Gonzales, Monroe, New Iberia, Shreveport and Slidell, LA	Senior Housing— RIDEA	01/03/20	34,000,000	32,700,000	737,000
Catalina Madera ALF(3)	Madera, CA	Senior Housing—RIDEA	01/31/20	17,900,000	17,300,000	389,000

				$64,699,000	$62,700,000	$1,404,000

(1)	Represents a borrowing under the 2018 Credit Facility, as defined in Note 7, Line of Credit and Term Loans, at the time of acquisition.

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(2)

Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, a base acquisition fee of 2.25% of the contract purchase price paid by us.

(3)

On January 1, 2020 and January 31, 2020, we completed the acquisitions of Catalina West Haven ALF and Catalina Madera ALF, respectively, pursuant to a joint venture with an affiliate of Avalon Health Care, Inc., or Avalon, an unaffiliated third party. Our ownership of the joint venture is approximately 90.0%.

(4)

On January 3, 2020, we completed the acquisition of Louisiana Senior Housing Portfolio pursuant to a joint venture with an affiliate of Senior Solutions Management Group, or SSMG, an unaffiliated third party. Our ownership of the joint venture is approximately 90.0%.

For the year ended December 31, 2020, we accounted for our property acquisitions completed as asset acquisitions. We incurred and capitalized base acquisition fees and direct acquisition related expenses of $2,545,000. The following table summarizes the purchase price of the assets acquired at the time of acquisition based on their relative fair values:

2020 Acquisitions
Building and improvements	$49,792,000
Land	7,632,000
In-place leases	8,974,000
Furniture, fixtures and equipment	854,000

Total assets acquired	$67,252,000

4. Identified Intangible Assets, Net

Identified intangible assets, net consisted of the following as of December 31, 2020:

December 31, 2020
Amortized intangible assets:
In-place leases, net of accumulated amortization of $32,134,000 as of December 31, 2020 (with a weighted average remaining life of 8.8 years as of December 31, 2020)	$61,166,000
Above-market leases, net of accumulated amortization of $1,009,000 as of December 31, 2020 (with a weighted average remaining life of 9.1 years as of December 31, 2020)	2,587,000
Unamortized intangible assets:
Certificates of need	348,000

Total	$64,101,000

Amortization expense on identified intangible assets for the year ended December 31, 2020 was $18,897,000, which included $438,000 of amortization recorded against real estate revenue for above-market leases in our accompanying consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate weighted average remaining life of the identified intangible assets was 8.8 years as of December 31, 2020. As of December 31, 2020, estimated amortization expense on the identified intangible assets for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2021	$11,920,000
2022	8,648,000
2023	7,384,000
2024	6,155,000
2025	4,977,000
Thereafter	24,669,000

Total	$63,753,000

5. Other Assets, Net

Other assets, net consisted of the following as of December 31, 2020:

December 31, 2020
Investment in unconsolidated entity	$46,653,000
Deferred rent receivables	12,395,000
Prepaid expenses, deposits and other assets	9,028,000
Lease commissions, net of accumulated amortization of $426,000 as of December 31, 2020	2,399,000
Deferred financing costs, net of accumulated amortization of $3,397,000 as of December 31, 2020 (1)	1,724,000

Total	$72,199,000

(1)

Deferred financing costs only include costs related to our line of credit and term loans. Amortization expense on deferred financing costs of our line of credit and term loans for the year ended December 31, 2020 was $1,880,000, which is recorded to interest expense in our accompanying consolidated statements of operations. See Note 7, Line of Credit and Term Loans, for a further discussion.

Investment in unconsolidated entity represents our purchase of 6.0% of the total membership interests of Trilogy REIT Holdings, LLC, or the Trilogy Joint Venture, from unaffiliated third parties on October 1, 2018 for $48,000,000 in cash, based on an estimated gross enterprise value of $93,154,000 consisting of our equity investment and a calculated share of the debt of the Trilogy Joint Venture based on our ownership interest. The Trilogy Joint Venture, through an approximately 96.7% owned subsidiary, owns and operates purpose-built integrated senior health campuses, including skilled nursing facilities and assisted living facilities, located across several states, as well as certain ancillary businesses. In addition to our membership interests, the Trilogy Joint Venture is 70.0% indirectly owned by Griffin-American Healthcare REIT III, Inc., or GAHR III, and the remaining 24.0% is indirectly owned by NorthStar Healthcare Income, Inc. GAHR III, through a wholly owned subsidiary, serves as the manager of the Trilogy Joint Venture and both GAHR III and us are sponsored by American Healthcare Investors. In connection with the purchase of the Trilogy Joint Venture membership interests, we paid to our advisor a base acquisition fee of approximately $2,096,000, or 2.25% of the estimated gross enterprise value of the Trilogy Joint Venture membership interests acquired by us. Additionally, we paid a Contingent Advisor Payment of approximately $2,096,000, or 2.25% of the estimated gross enterprise value of the Trilogy Joint Venture membership interests acquired by us.

As of December 31, 2020 the unamortized basis difference of our joint venture investment in an unconsolidated entity of $16,791,000 is primarily attributable to the difference between the amount for which we

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purchased our interest in the entity, including transaction costs, and the historical carrying value of the net assets of the entity. This difference is being amortized over the remaining useful life of the related assets and included in income or loss from unconsolidated entity in our accompanying consolidated statements of operations.

6. Mortgage Loans Payable, Net

As of December 31, 2020 mortgage loans payable were $18,766,000 ($17,827,000, net of discount/premium and deferred financing costs). As of December 31, 2020, we had three fixed-rate mortgage loans with interest rates ranging from 3.67% to 5.25% per annum, maturity dates ranging from April 1, 2025 to February 1, 2051 and a weighted average effective interest rate of 3.93%.

In January 2020, we paid off a mortgage loan payable with a principal balance of $7,738,000, which had an original maturity date of April 1, 2020. We did not incur any prepayment penalties or fees in connection with such payoff.

The following table reflects the changes in the carrying amount of mortgage loans payable, net for the year ended December 31, 2020:

December 31, 2020
Beginning balance	$26,070,000
Additions:
Amortization of deferred financing costs	40,000
Amortization of discount/premium on mortgage loans payable	49,000
Deductions:
Scheduled principal payments on mortgage loans payable	(8,332,000)

Ending balance	$17,827,000

As of December 31, 2020, the principal payments due on our mortgage loans payable for each of the next five years ending December 31 and thereafter were as follows:

Year	Amount
2021	$607,000
2022	651,000
2023	680,000
2024	711,000
2025	5,878,000
Thereafter	10,239,000

Total	$18,766,000

7. Line of Credit and Term Loans

2018 Credit Facility

On November 20, 2018, we, through our operating partnership as borrower, and certain of our subsidiaries, or the subsidiary guarantors, and us, collectively as guarantors, entered into a credit agreement, or the 2018 Credit Agreement, with Bank of America, as administrative agent, swing line lender and letters of credit issuer; KeyBank, as syndication agent and letters of credit issuer; Citizens Bank, National Association, as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

syndication agent, joint lead arranger and joint bookrunner; Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint bookrunner; KeyBanc Capital Markets, as joint lead arranger and joint bookrunner; and the lenders named therein, to obtain a credit facility with an initial aggregate maximum principal amount of $400,000,000, or the 2018 Credit Facility. The 2018 Credit Facility initially consisted of a senior unsecured revolving credit facility in the initial aggregate amount of $150,000,000 and senior unsecured term loan facilities in the initial aggregate amount of $250,000,000. We may obtain up to $20,000,000 in the form of standby letters of credit and up to $50,000,000 in the form of swing line loans. On November 1, 2019, we entered into an amendment to the 2018 Credit Agreement, or the 2019 Amendment, with Bank of America, KeyBank and a syndicate of other banks, as lenders, which increased the term loan commitment by $45,000,000 and increased the revolving credit facility by $85,000,000. As a result of the 2019 Amendment, the aggregate borrowing capacity under the 2018 Credit Facility was $530,000,000. Except as modified by the 2019 Amendment, the material terms of the 2018 Credit Agreement, as amended, remain in full force and effect.

The maximum principal amount of the 2018 Credit Facility may be increased by up to $120,000,000, for a total principal amount of $650,000,000, subject to: (i) the terms of the 2018 Credit Agreement, as amended; and (ii) at least five business days prior written notice to Bank of America. The 2018 Credit Facility matures on November 19, 2021 and may be extended for one 12-month period during the term of the 2018 Credit Agreement, as amended, subject to satisfaction of certain conditions, including payment of an extension fee.

At our option, the 2018 Credit Facility bears interest at per annum rates equal to (a)(i) the Eurodollar Rate, as defined in the 2018 Credit Agreement, as amended, plus (ii) a margin ranging from 1.70% to 2.20% based on our Consolidated Leverage Ratio, as defined in the 2018 Credit Agreement, as amended, or (b)(i) the greater of: (1) the prime rate publicly announced by Bank of America, (2) the Federal Funds Rate, as defined in the 2018 Credit Agreement, as amended, plus 0.50%, (3) the one-month Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.70% to 1.20% based on our Consolidated Leverage Ratio. Accrued interest on the 2018 Credit Facility is payable monthly. The loans may be repaid in whole or in part without prepayment premium or penalty, subject to certain conditions.

We are required to pay a fee on the unused portion of the lenders’ commitments under the 2018 Credit Agreement, as amended, at a per annum rate equal to 0.20% if the average daily used amount is greater than 50.00% of the commitments and 0.25% if the average daily used amount is less than or equal to 50.00% of the commitments, which fee shall be measured and payable on a quarterly basis.

As of December 31, 2020 our aggregate borrowing capacity under the 2018 Credit Facility was $530,000,000. As of December 31, 2020 borrowings outstanding totaled $476,900,000 and the weighted average interest rate on such borrowings outstanding was 2.12% per annum.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Derivative Financial Instruments

We record derivative financial instruments in our accompanying consolidated balance sheets as either an asset or a liability measured at fair value. The following table lists the derivative financial instruments held by us as of December 31, 2020, which are included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets:

					Fair Value
Instrument	Notional Amount	Index	Interest Rate	Maturity Date	December 31, 2020
Swap	$139,500,000	one month LIBOR	2.49%	11/19/21	$(2,915,000)
Swap	58,800,000	one month LIBOR	2.49%	11/19/21	(1,229,000)
Swap	45,000,000	one month LIBOR	0.20%	11/19/21	(27,000)
Swap	36,700,000	one month LIBOR	2.49%	11/19/21	(766,000)
Swap	15,000,000	one month LIBOR	2.53%	11/19/21	(318,000)

	$295,000,000				$(5,255,000)

As of December 31, 2020 none of our derivative financial instruments were designated as hedges as defined by guidance under ASC Topic 815. Derivative financial instruments not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the strict hedge accounting requirements. For the year ended December 31, 2020 we recorded $(870,000) as an increase to interest expense in our accompanying consolidated statements of operations related to the change in the fair value of our derivative financial instruments.

See Note 14, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.

9. Identified Intangible Liabilities, Net

As of December 31, 2020 identified intangible liabilities, net consisted of below-market leases of $1,295,000, net of accumulated amortization of $608,000. Amortization expense on below-market leases for the years ended December 31, 2020 was $306,000 which was recorded to real estate revenue in our accompanying consolidated statements of operations.

The weighted average remaining life of below-market leases was 11.6 years as of December 31, 2020.

As of December 31, 2020, estimated amortization expense on below-market leases for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2021	$236,000
2022	217,000
2023	207,000
2024	161,000
2025	123,000
Thereafter	351,000

Total	$1,295,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Environmental Matters

We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other

Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Impact of the COVID-19 Pandemic

Since March 2020, the COVID-19 pandemic has been dramatically impacting the United States, which has resulted in an aggressive worldwide effort to contain the spread of the virus. These efforts have significantly and adversely disrupted economic markets and impacted commercial activity worldwide, including markets in which we own and/or operate properties, and the prolonged economic impact remains uncertain. In addition, the continuously evolving nature of the COVID-19 pandemic makes it difficult to ascertain the long-term impact it will have on real estate markets and our portfolio of investments. Considerable uncertainty still surrounds the COVID-19 pandemic and its effects on the population, as well as the effectiveness of any responses taken on national and local levels by government and public health authorities and businesses to contain and combat the outbreak and spread of the virus, including the widespread availability and use of effective vaccines. In particular, government-imposed business closures and re-opening restrictions, as well as self-imposed restrictions of discretionary activities, have dramatically impacted the operations of our real estate investments and our tenants across the country, such as creating significant declines in resident occupancy. Further, our senior housing facilities have also experienced dramatic increases and may continue to experience increases in costs to care for residents; particularly labor costs to maintain staffing levels to care for the aged population during this crisis, costs of COVID-19 testing of employees and residents and costs to procure the volume of personal protective equipment and other supplies required.

We received and recognized in our accompanying consolidated financial statements stimulus funds through economic relief programs of the CARES Act, as discussed at Note 2, Summary of Significant Accounting Policies—Government Grants. We have also taken actions to strengthen our balance sheet and preserve liquidity in response to the COVID-19 pandemic risks. From March to December 2020, we postponed non-essential capital expenditures. In addition, in March 2020, we reduced the stockholder distribution rate and partially suspended our share repurchase plan. See Note 12, Equity—Share Repurchase Plan, for a further discussion. We are continuously monitoring the impact of the COVID-19 pandemic on our business, residents, tenants, operating partners, managers, portfolio of investments and on the United States and global economies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Redeemable Noncontrolling Interests

As of December 31, 2020 our advisor owned all of the 208 limited partnership units outstanding in our operating partnership. As of December 31, 2020 we owned greater than a 99.99% general partnership interest in our operating partnership, and our advisor owned less than a 0.01% limited partnership interest in our operating partnership. Our advisor is entitled to special redemption rights of its limited partnership units. The noncontrolling interest of our advisor in our operating partnership, which has redemption features outside of our control, is accounted for as a redeemable noncontrolling interest and is presented outside of permanent equity in our accompanying consolidated balance sheets. See Note 13, Related Party Transactions—Liquidity Stage—Subordinated Participation Interest—Subordinated Distribution Upon Listing, and Note 13, Related Party Transactions—Subordinated Distribution Upon Termination, for a further discussion of the redemption features of the limited partnership units.

In connection with our acquisitions of Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF and Pinnacle Warrenton ALF, we own approximately 98.0% of the joint ventures with Meridian. In connection with our acquisitions of Catalina West Haven ALF and Catalina Madera ALF, we own approximately 90.0% of the joint venture with Avalon. The noncontrolling interests held by Meridian and Avalon have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying consolidated balance sheets.

We record the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions; or (ii) the redemption value.

The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the year ended December 31, 2020:

December 31, 2020
Beginning balance	$1,462,000
Additions	1,138,000
Distributions	(104,000)
Adjustment to redemption value	615,000
Net loss attributable to redeemable noncontrolling interests	(493,000)

Ending balance	$2,618,000

12. Equity

Preferred Stock

Our charter authorizes us to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of December 31, 2020, no shares of our preferred stock were issued and outstanding.

Common Stock

Our charter authorizes us to issue 1,000,000,000 shares of our common stock, par value $0.01 per share, whereby 900,000,000 shares are classified as Class T common stock and 100,000,000 shares are classified as Class I common stock. Each share of our common stock, regardless of class, will be entitled to one vote per share on matters presented to the common stockholders for approval; provided, however, that stockholders of one share

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class shall have exclusive voting rights on any amendment to our charter that would alter only the contract rights of that share class, and no stockholders of another share class shall be entitled to vote thereon. As of December 31, 2020 our advisor owned 20,833 shares of our Class T common stock. On February 15, 2019, we terminated our initial offering and we continued to offer shares of our common stock pursuant to the 2019 DRIP Offering. See the “Distribution Reinvestment Plan” section below for a further discussion.

Through December 31, 2020, we had issued 75,639,681 aggregate shares of our Class T and Class I common stock in connection with the primary portion of our initial offering and 7,595,594 aggregate shares of our Class T and Class I common stock pursuant to our DRIP Offerings. We also granted an aggregate of 105,000 shares of our restricted Class T common stock to our independent directors and repurchased 2,021,771 shares of our common stock under our share repurchase plan through December 31, 2020. As of December 31, 2020, we had 81,339,337 aggregate shares of our Class T and Class I common stock, issued and outstanding.

Distribution Reinvestment Plan

We had registered and reserved $150,000,000 in shares of our common stock for sale pursuant to the DRIP in our initial offering. The DRIP allows stockholders to purchase additional Class T shares and Class I shares of our common stock through the reinvestment of distributions during our initial offering. Pursuant to the DRIP, distributions with respect to Class T shares are reinvested in Class T shares and distributions with respect to Class I shares are reinvested in Class I shares. On February 15, 2019, we terminated our initial offering and we continued to offer up to $100,000,000 in shares of our common stock pursuant to the 2019 DRIP Offering. In connection with our board’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021, unless and until our board reinstates the DRIP. As a consequence of the suspension of the DRIP, beginning with the April 2021 distributions, which will be payable on or about May 1, 2021, there will be no further issuances of shares pursuant to the DRIP, and stockholders who are participants in the DRIP will receive cash distributions instead.

Since April 6, 2018, our board has approved and established an estimated per share net asset value, or NAV, on at least an annual basis. Commencing with the distribution payment to stockholders paid in the month following such board approval, shares of our common stock issued pursuant the DRIP were or will be issued at the current estimated per share NAV until such time as our board determines an updated estimated per share NAV.

The following is a summary of our historical estimated per share NAV of our Class T and Class I common stock:

Approval Date by our Board	Estimated Per Share NAV (Unaudited)
04/06/18	$9.65
04/04/19	$9.54
04/02/20	$9.54

For the year ended December 31, 2020, $19,862,000 in distributions were reinvested and 2,081,895 shares of our common stock were issued pursuant to our DRIP Offerings. As of December 31, 2020, a total of $72,492,000 in distributions were cumulatively reinvested that resulted in 7,595,594 shares of our common stock being issued pursuant to our DRIP Offerings.

Share Repurchase Plan

Due to the impact the COVID-19 pandemic has had on the United States and globally, and the ongoing uncertainty of the severity and duration of the COVID-19 pandemic and its effects, beginning in March 2020, our

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board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects. As a result, on March 31, 2020, our board suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Repurchase requests resulting from the death or qualifying disability of stockholders were not suspended, but remained subject to all terms and conditions of our share repurchase plan, including our board’s discretion to determine whether we have sufficient funds available to repurchase any shares.

In connection with our board’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board approved the suspension of our share repurchase plan with respect to all repurchase requests received by us after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders, until such time, if any, as our board determines to reinstate our share repurchase plan.

Prior to the suspension of our share repurchase plan, our share repurchase plan allowed for repurchases of shares of our common stock by us when certain criteria are met. Share repurchases were made at the sole discretion of our board. Subject to the availability of the funds for share repurchases, we generally limited the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided, however, that shares subject to a repurchase requested upon the death of a stockholder were not subject to this cap. Funds for the repurchase of shares of our common stock came exclusively from the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.

All repurchases of our shares of common stock were subject to a one-year holding period, except for repurchases made in connection with a stockholder’s death or “qualifying disability,” as defined in our share repurchase plan. Further, all share repurchases were repurchased following a one-year holding period at a price between 92.5% to 100% of each stockholder’s repurchase amount depending on the period of time their shares had been held. During our initial offering and with respect to shares repurchased for the quarter ending March 31, 2019, the repurchase amount for shares repurchased under our share repurchase plan was equal to the lesser of (i) the amount per share that a stockholder paid for their shares of our common stock, or (ii) the per share offering price in our initial offering. Commencing with shares repurchased for the quarter ending June 30, 2019, the repurchase amount for shares repurchased under our share repurchase plan was the lesser of (i) the amount per share the stockholder paid for their shares of our common stock, or (ii) the most recent estimated value of one share of the applicable class of common stock as determined by our board. See the “Distribution Reinvestment Plan” section above for a summary of our historical estimated per share NAV. However, if shares of our common stock were repurchased in connection with a stockholder’s death or qualifying disability, the repurchase price was no less than 100% of the price paid to acquire the shares of our common stock from us. Furthermore, our share repurchase plan provided that if there were insufficient funds to honor all repurchase requests, pending requests may be honored among all requests for repurchase in any given repurchase period, as follows: first, pro rata as to repurchases sought upon a stockholder’s death; next, pro rata as to repurchases sought by stockholders with a qualifying disability; and, finally, pro rata as to other repurchase requests.

For the year ended December 31, 2020 we repurchased 664,932 shares of our common stock for an aggregate of $6,214,000, at an average repurchase price of $9.34 per share, respectively. As of December 31, 2020, we cumulatively repurchased 2,021,771 shares of our common stock for an aggregate of $18,870,000 at an average repurchase price of $9.33 per share. In January 2021, we repurchased 72,339 shares of our common stock, for an aggregate of $713,000, at an average repurchase price of $9.86 per share. All shares were repurchased using the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2015 Incentive Plan

We adopted the 2015 Incentive Plan, or our incentive plan, pursuant to which our board, or a committee of our independent directors, may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 4,000,000 shares. For the years ended December 31, 2020, 2019 and 2018, we granted an aggregate of 22,500 shares of our restricted Class T common stock at a weighted average grant date fair value of $9.54, $9.54 and $9.65 per share, respectively, to our independent directors in connection with their re-election to our board or in consideration for their past services rendered. Such shares vested 20.0% immediately on the grant date and 20.0% will vest on each of the first four anniversaries of the grant date. We follow ASC Topic 718, Compensation—Stock Compensation, to account for our stock compensation pursuant to our incentive plan. For the year ended December 31, 2020 we recognized stock compensation expense of $215,000 which is included in general and administrative in our accompanying consolidated statements of operations.

Stockholder Servicing Fee

We pay our dealer manager a quarterly stockholder servicing fee with respect to our Class T shares sold as additional compensation to the dealer manager and participating broker-dealers. No stockholder servicing fee is paid with respect to Class I shares or shares of our common stock sold pursuant to our DRIP Offerings. The stockholder servicing fee accrues daily in an amount equal to 1/365th of 1.0% of the purchase price per share of our Class T shares sold in the primary portion of our initial offering. We will cease paying the stockholder servicing fee with respect to our Class T shares sold in the primary portion of our initial offering upon the occurrence of certain defined events, such as our redemption of such Class T shares. Our dealer manager may re-allow to participating broker-dealers all or a portion of the stockholder servicing fee for services that such participating broker-dealers perform in connection with the shares of our Class T common stock. By agreement with participating broker-dealers, such stockholder servicing fee may be reduced or limited.

Following the termination of our initial offering on February 15, 2019, we no longer incur additional stockholder servicing fees. As of December 31, 2020, we accrued $6,100,000 in connection with the stockholder servicing fee payable, which is included in accounts payable and accrued liabilities with a corresponding offset to stockholders’ equity in our accompanying consolidated balance sheets.

Noncontrolling Interest

In connection with our acquisition of Louisiana Senior Housing Portfolio on January 3, 2020, as of December 31, 2020 we owned an approximate 90.0% interest in our consolidated joint venture with SSMG that owns such properties. As such, 10.0% of the net earnings of the joint venture were allocated to noncontrolling interests in our accompanying consolidated statements of operations for the period from January 3, 2020 through December 31, 2020, and the carrying amount of such noncontrolling interest is presented in total equity in our accompanying consolidated balance sheets as of December 31, 2020.

13. Related Party Transactions

Fees and Expenses Paid to Affiliates

All of our executive officers and one of our non-independent directors are also executive officers and employees and/or holders of a direct or indirect interest in our advisor, one of our co-sponsors or other affiliated entities. We are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings; however,

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we are not affiliated with Griffin Capital, our dealer manager, Colony Capital or Mr. Flaherty. We entered into the Advisory Agreement, which entitles our advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. Our board, including a majority of our independent directors, has reviewed the material transactions between our affiliates and us during the year ended December 31, 2020. Set forth below is a description of the transactions with affiliates. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties. For the year ended December 31, 2020, we incurred $13,350,000 in fees and expenses to our affiliates as detailed below.

Acquisition and Development Stage

Acquisition Fee

We pay our advisor or its affiliates an acquisition fee of up to 4.50% of the contract purchase price, including any contingent or earn-out payments that may be paid, of each property we acquire. The 4.50% acquisition fees consist of a 2.25% base acquisition fee, or the base acquisition fee, for real estate acquisitions, and an additional 2.25% contingent advisor payment, or the Contingent Advisor Payment, as applicable. The Contingent Advisor Payment allowed our advisor to recoup the portion of the dealer manager fee and other organizational and offering expenses funded by our advisor. Therefore, the amount of the Contingent Advisor Payment paid upon the closing of an acquisition did not exceed the then outstanding amounts paid by our advisor for dealer manager fees and other organizational and offering expenses at the time of such closing. For these purposes, the amounts paid by our advisor and considered as “outstanding” were reduced by the amount of the Contingent Advisor Payment previously paid. Notwithstanding the foregoing, the initial $7,500,000 of amounts paid by our advisor to fund the dealer manager fee and other organizational and offering expenses, or the Contingent Advisor Payment Holdback, was retained by us until February 2019, the termination of our initial offering and the third anniversary of the commencement date of our initial offering, at which time such amount was paid to our advisor. Our advisor or its affiliates are entitled to receive these acquisition fees for properties acquired with funds raised in our initial offering, including acquisitions completed after the termination of the Advisory Agreement (including imputed leverage of 50.0% on funds raised in our initial offering), or funded with net proceeds from the sale of a property, subject to certain conditions. Our advisor may waive or defer all or a portion of the acquisition fee at any time and from time to time, in our advisor’s sole discretion.

Base acquisition fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets or are expensed as incurred and included in acquisition related expenses in our accompanying consolidated statements of operations, as applicable. For the year ended December 31, 2020, we incurred base acquisition fees of $1,485,000 to our advisor. As of December 31, 2020 we paid $20,982,000 in Contingent Advisor Payments to our advisor and do not have any amounts outstanding due to our advisor.

Development Fee

In the event our advisor or its affiliates provide development-related services, we pay our advisor or its affiliates a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided; however, we will not pay a development fee to our advisor or its affiliates if our advisor or its affiliates elect to receive an acquisition fee based on the cost of such development.

For the year ended December 31, 2020, we incurred development fees of $87,000 to our advisor, which was expensed as incurred and included in acquisition related expenses in our accompanying consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reimbursement of Acquisition Expenses

We reimburse our advisor or its affiliates for acquisition expenses related to selecting, evaluating and acquiring assets, which are reimbursed regardless of whether an asset is acquired. The reimbursement of acquisition expenses, acquisition fees, total development costs and real estate commissions paid to unaffiliated third parties will not exceed, in the aggregate, 6.0% of the contract purchase price of the property, unless fees in excess of such limits are approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction. For the year ended December 31, 2020, such fees and expenses paid did not exceed 6.0% of the contract purchase price of our property acquisitions, except with respect to our acquisitions of Athens MOB Portfolio, Northern California Senior Housing Portfolio, Pinnacle Warrenton ALF, Glendale MOB, Missouri SNF Portfolio, Flemington MOB Portfolio and West Des Moines SNF, which excess fees and expenses were approved by our directors as set forth above.

Reimbursements of acquisition expenses are capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets or are expensed as incurred and included in acquisition related expenses in our accompanying consolidated statements of operations, as applicable. For the year ended December 31, 2020, we incurred $1,000 in acquisition expenses to our advisor or its affiliates.

Operational Stage

Asset Management Fee

We pay our advisor or its affiliates a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.80% of average invested assets. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate investments, before deducting depreciation, amortization, bad debt and other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period of calculation.

For the year ended December 31, 2020, we incurred $9,732,000 in asset management fees to our advisor, which are included in general and administrative in our accompanying consolidated statements of operations.

Property Management Fee

American Healthcare Investors or its designated personnel may provide property management services with respect to our properties or may sub- contract these duties to any third party and provide oversight of such third-party property manager. We pay American Healthcare Investors a monthly management fee equal to a percentage of the gross monthly cash receipts of such property as follows: (i) a property management oversight fee of 1.0% of the gross monthly cash receipts of any stand-alone, single-tenant, net leased property, except for such properties operated utilizing a RIDEA structure, for which we pay a property management oversight fee of 1.5% of the gross monthly cash receipts with respect to such property; (ii) a property management oversight fee of 1.5% of the gross monthly cash receipts of any property that is not a stand-alone, single- tenant, net leased property and for which American Healthcare Investors or its designated personnel provide oversight of a third party that performs the duties of a property manager with respect to such property; or (iii) a fair and reasonable property management fee that is approved by a majority of our directors, including a majority of our independent directors, that is not less favorable to us than terms available from unaffiliated third parties for any property that is not a stand-alone, single-tenant, net leased property and for which American Healthcare Investors or its designated personnel directly serve as the property manager without sub-contracting such duties to a third party.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property management fees are included in rental expenses or general and administrative expenses in our accompanying consolidated statements of operations, as applicable. For the year ended December 31, 2020, we incurred property management fees of $1,454,000 to American Healthcare Investors.

Lease Fees

We pay our advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee is generally expected to range from 3.0% to 6.0% of the gross revenues generated during the initial term of the lease.

Lease fees are capitalized as lease commissions, which are included in other assets, net in our accompanying consolidated balance sheets, and amortized over the term of the lease. For the year ended December 31, 2020 we incurred lease fees of $333,000.

Construction Management Fee

In the event that our advisor or its affiliates assist with planning and coordinating the construction of any capital or tenant improvements, we pay our advisor or its affiliates a construction management fee of up to 5.0% of the cost of such improvements. Construction management fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets or are expensed and included in our accompanying consolidated statements of operations, as applicable. For the year ended December 31, 2020, we incurred construction management fees of $99,000.

Operating Expenses

We reimburse our advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. However, we cannot reimburse our advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of: (i) 2.0% of our average invested assets, as defined in the Advisory Agreement; or (ii) 25.0% of our net income, as defined in the Advisory Agreement, unless our independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient.

For the 12 months ended December 31, 2020 our operating expenses did not exceed the aforementioned limitations. The following table reflects our operating expenses as a percentage of average invested assets and as a percentage of net income for the 12 month period then ended:

12 months ended December 31, 2020
Operating expenses as a percentage of average invested assets	1.2%
Operating expenses as a percentage of net income	38.1%

For the years ended December 31, 2020, our advisor incurred operating expenses on our behalf of $159,000. Operating expenses are generally included in general and administrative in our accompanying consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Liquidity Stage

Disposition Fees

For services relating to the sale of one or more properties, we pay our advisor or its affiliates a disposition fee up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board, including a majority of our independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the year ended December 31, 2020, we did not incur any disposition fees to our advisor or its affiliates.

Subordinated Participation Interest

Subordinated Distribution of Net Sales Proceeds

In the event of liquidation, we will pay our advisor a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the remaining net proceeds from the sales of properties, after distributions to our stockholders, in the aggregate, of: (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan); plus (ii) an annual 6.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock, as adjusted for distributions of net sales proceeds. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the year ended December 31, 2020 we did not pay any such distributions to our advisor.

Subordinated Distribution Upon Listing

Upon the listing of shares of our common stock on a national securities exchange, in redemption of our advisor’s limited partnership units, we will pay our advisor a distribution equal to 15.0% of the amount by which: (i) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the amount of cash equal to an annual 6.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the date of listing. Actual amounts to be received depend upon the market value of our outstanding stock at the time of listing, among other factors. For the year ended December 31, 2020, we did not pay any such distributions to our advisor.

Subordinated Distribution Upon Termination

Pursuant to the Agreement of Limited Partnership, as amended, of our operating partnership upon termination or non-renewal of the Advisory Agreement, our advisor will also be entitled to a subordinated distribution in redemption of its limited partnership units from our operating partnership equal to 15.0% of the amount, if any, by which: (i) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash equal to an annual 6.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the termination

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

date. In addition, our advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing or other liquidity event, including a liquidation, sale of substantially all of our assets or merger in which our stockholders receive in exchange for their shares of our common stock, shares of a company that are traded on a national securities exchange.

As of December 31, 2020, we did not have any liability related to the subordinated distribution upon termination.

Accounts Payable Due to Affiliates

The following amounts were outstanding to our affiliates as of December 31, 2020:

Fee	December 31, 2020
Asset management fees	$814,000
Property management fees	117,000
Acquisition and development fees	64,000
Construction management fees	33,000
Operating expenses	10,000
Lease commissions	8,000

Total	$1,046,000

14. Fair Value Measurements

Assets and Liabilities Reported at Fair Value

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2020, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$5,255,000	$—	$5,255,000

There were no transfers into or out of fair value measurement levels during the year ended December 31, 2020.

Derivative Financial Instruments

We use interest rate swaps to manage interest rate risk associated with variable-rate debt. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, as well as option volatility. The fair values of interest rate swaps are determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although we have determined that the majority of the inputs used to value our derivative financial instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of December 31, 2020, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Financial Instruments Disclosed at Fair Value

Our accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, accounts and other receivables, restricted cash, real estate deposits, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable and borrowings under the 2018 Credit Facility.

We consider the carrying values of cash and cash equivalents, accounts and other receivables, restricted cash, real estate deposits and accounts payable and accrued liabilities to approximate the fair values for these financial instruments based upon the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable. These financial assets and liabilities are measured at fair value on a recurring basis based on quoted prices in active markets for identical assets and liabilities, and therefore are classified as Level 1 in the fair value hierarchy.

The fair values of our mortgage loans payable and the 2018 Credit Facility are estimated using discounted cash flow analyses using borrowing rates available to us for debt instruments with similar terms and maturities. We have determined that our mortgage loans payable and the 2018 Credit Facility are classified in Level 2 within the fair value hierarchy as reliance is placed on inputs other than quoted prices that are observable, such as interest rates and yield curves. The carrying amounts and estimated fair values of such financial instruments as of December 31, 2020 were as follows:

	December 31, 2020
	Carrying Amount (1)	Fair Value
Financial Liabilities:
Mortgage loans payable	$17,827,000	$22,052,000
Line of credit and term loans	$475,176,000	$477,651,000

(1)	Carrying amount is net of any discount/premium and deferred financing costs.

15. Income Taxes

As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as TRS, pursuant to the Code. TRS may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 27, 2020, the federal government passed the CARES Act which contains economic stimulus provisions, including the temporary removal of limitations on the deductibility of net operating losses, or NOL, modifications to the carryback periods of NOL, modifications to the business interest deduction limitations and technical corrections to the tax depreciation recovery period for qualified improvement property. Accordingly, tax law changes within the CARES Act may impact income taxes accrued, deferred tax assets or liabilities and the associated valuation allowances included in our consolidated financial statements, if any. We do not anticipate that tax law changes in the CARES Act will materially impact the computation of our taxable income, including our TRS. We also do not expect that we will realize a material tax benefit as a result of the changes to the provisions of the Code made by the CARES Act. We will continue to evaluate the tax impact of the CARES Act and any guidance provided by the United States Treasury Department, the IRS and other state and local regulatory authorities to our consolidated financial statements.

The components of income tax benefit or expense for the year ended December 31, 2020 were as follows:

Years Ended December 31, 2020
Federal deferred	$(3,336,000)
State deferred	(1,097,000)
Valuation allowance	4,433,000

Total income tax (benefit) expense	$—

Current Income Tax

Federal and state income taxes are generally a function of the level of income recognized by our TRS.

Deferred Taxes

Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax NOL that may be realized in future periods depending on sufficient taxable income.

We recognize the financial statement effects of an uncertain tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. As of December 31, 2020 we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our accompanying consolidated financial statements.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of December 31, 2020, our valuation allowance fully reserves the net deferred tax asset due to inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Any increases or decreases to the deferred income tax assets or liabilities are reflected in income tax benefit or expense in our accompanying consolidated statements of operations. The components of deferred tax assets as of December 31, 2020 was as follows:

Years Ended December 31, 2020
Deferred income tax assets:
Fixed assets and intangibles	$3,982,000
Expense accruals and other	1,076,000
Net operating loss	4,306,000
Valuation allowances	(9,364,000)

Total deferred income tax assets	$—

At December 31, 2020 we had a NOL carryforward of $16,158,000 related to our TRS. These amounts can be used to offset future taxable income, if any.

Tax Treatment of Distributions

For federal income tax purposes, distributions to stockholders are characterized as ordinary income, capital gain distributions or nontaxable distributions. Nontaxable distributions will reduce United States stockholders’ basis (but not below zero) in their shares. The income tax treatment for distributions reportable for the year ended December 31, 2020 was as follows:

	Year Ended December 31, 2020
Ordinary income	$5,479,000	14.5%
Capital gain	—	—
Return of capital	32,193,000	85.5

	$37,672,000	100%

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which have been separately reported.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Leases

Lessor

We have operating leases with tenants that expire at various dates through 2040. For the year ended December 31, 2020 we recognized $86,321,000 of real estate revenue, respectively, related to operating lease payments, of which $18,372,000 was for variable lease payments. As of December 31, 2020, the following table sets forth the undiscounted cash flows for future minimum base rents due under operating leases for each of the next five years ending December 31 and thereafter for the properties that we wholly own:

Year	Amount
2021	$64,261,000
2022	61,691,000
2023	57,193,000
2024	51,590,000
2025	45,136,000
Thereafter	266,446,000

Total	$546,317,000

Lessee

We have ground lease obligations that generally require fixed annual rental payments and may also include escalation clauses and renewal options. These leases expire at various dates through 2107, excluding extension options. Certain of our lease agreements include rental payments that are adjusted periodically based on the United States Bureau of Labor Statistics’ Consumer Price Index, and may include other variable lease costs (i.e., common area maintenance, property taxes and insurance). Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For the year ended December 31, 2020 operating lease costs were $862,000 which are included in rental expenses in our accompanying consolidated statements of operations. Such costs also include variable lease costs, which are immaterial. Additional information related to our operating leases for the periods presented below was as follows:

Year Ended December 31, 2020
Weighted average remaining lease term (in years)	79.5
Weighted average discount rate	5.74%

Year Ended December 31, 2020
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash outflows related to operating leases	$518,000
Right-of-use assets obtained in exchange for operating lease liabilities	$—

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2020, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for each of the next five years ending December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on our accompanying consolidated balance sheet:

Year	Amount
2021	$523,000
2022	526,000
2023	530,000
2024	534,000
2025	538,000
Thereafter	46,565,000

Total operating lease payments	49,216,000
Less: interest	39,312,000

Present value of operating lease liabilities	$9,904,000

17. Segment Reporting

As of December 31, 2020, we evaluated our business and made resource allocations based on four reportable business segments—medical office buildings, senior housing, senior housing—RIDEA and skilled nursing facilities. Our medical office buildings are typically leased to multiple tenants under separate leases, thus requiring active management and responsibility for many of the associated operating expenses (much of which are, or can effectively be, passed through to the tenants). Our senior housing and skilled nursing facilities are primarily single-tenant properties for which we lease the facilities to unaffiliated tenants under triple-net and generally master leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our senior housing—RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure.

We evaluate performance based upon segment net operating income, or NOI. We define segment NOI as total revenues and grant income, less rental expenses and property operating expenses, which excludes depreciation and amortization, general and administrative expenses, acquisition related expenses, interest expense, impairment of real estate investments, income or loss from unconsolidated entity, other income and income tax benefit or expense for each segment. We believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement.

However, we believe that segment NOI serves as an appropriate supplemental performance measure to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis.

Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance. Non-segment assets primarily consist of corporate assets including our joint venture investment in an unconsolidated entity, cash and cash equivalents, other receivables, real estate deposits and other assets not attributable to individual properties.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summary information for the reportable segments during the year ended December 31, 2020 was as follows:

	Medical Office Buildings	Senior Housing - RIDEA	Skilled Nursing Facilities	Senior Housing	Year Ended December 31, 2020
Revenues and grant income:
Real estate revenue	$65,509,000	$—	$11,968,000	$8,844,000	$86,321,000
Resident fees and services	—	67,793,000	—	—	67,793,000
Grant income	—	1,005,000	—	—	1,005,000

Total revenues and grant income	65,509,000	68,798,000	11,968,000	8,844,000	155,119,000
Expenses:
Rental expenses	22,068,000	—	576,000	806,000	23,450,000
Property operating expenses	—	60,224,000	—	—	60,224,000

Segment net operating income	$43,441,000	$8,574,000	$11,392,000	$8,038,000	$71,445,000

Expenses:
General and administrative					$16,691,000
Acquisition related expenses					(160,000)
Depreciation and amortization					50,304,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)					(19,955,000)
Loss in fair value of derivative financial instruments					(870,000)
Impairment of real estate investments					(3,642,000)
Income from unconsolidated entity					629,000
Other income					286,000

Net loss					$(18,942,000)

Assets by reportable segment as of December 31, 2020 were as follows:

December 31, 2020
Medical office buildings	$583,131,000
Senior housing—RIDEA	238,910,000
Skilled nursing	119,247,000
Senior housing	100,370,000
Other	51,115,000

Total assets	$1,092,773,000

18. Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and cash equivalents, accounts and other receivables, restricted cash and real estate deposits. Cash and cash

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance Corporation, or FDIC. As of December 31, 2020, we had cash and cash equivalents in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. In general, we perform credit evaluations of prospective tenants and security deposits are obtained at the time of property acquisition and upon lease execution.

Based on leases in effect as of December 31, 2020, two states in the United States accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI. Our properties located in Missouri and Michigan accounted for approximately 12.1% and 10.1%, respectively, of our total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy.

Based on leases in effect as of December 31, 2020, our four reportable business segments, medical office buildings, skilled nursing facilities, senior housing—RIDEA and senior housing accounted for 65.0%, 14.4%, 10.5% and 10.1%, respectively, of our total property portfolio’s annualized base rent or annualized NOI.

As of December 31, 2020, we had one tenant that accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, as follows:

Tenant	Annualized Base Rent NOI(1)	Percentage of Annualized Base Rent NOI	Acquisition	Reportable Segment	GLA (Sq Ft)	Lease Expiration Date
RC Tier Properties, LLC	$7,937,000	11.0%	Missouri SNF Portfolio	Skilled Nursing	385,000	09/30/33

(1)

Amount is based on contractual base rent from leases in effect as of December 31, 2020, for our non-RIDEA properties and annualized NOI for our senior housing—RIDEA facilities. The loss of this tenant or its inability to pay rent could have a material adverse effect on our business and results of operations.

19. Per Share Data

Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) applicable to common stock is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $20,000 for the year ended December 31, 2020. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and redeemable limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock. As of December 31, 2020, there were 45,000 nonvested shares of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. As of December 31, 2020, there were 208 redeemable limited partnership units of our operating partnership outstanding, but such units were excluded from the computation of diluted earnings per share because such units were anti-dilutive during these periods.

            Shares

AMERICAN HEALTHCARE REIT, INC.

Common Stock

Prospectus

Joint Book-Running Managers

BofA Securities

Citigroup

KeyBanc Capital Markets

            , 2022

Through and including                 , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the NYSE listing fee.

SEC registration fee	$
NYSE listing fee
FINRA fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent fees and expenses
Other fees and expenses

Total	$

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

On November 18, 2021, we granted an aggregate of 32,814 shares of our restricted Class T common stock to our independent directors pursuant to our incentive plan as compensation for their services as independent directors to our board. The shares of restricted stock issued pursuant to our incentive plan were issued in transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

On April 1, 2022, we granted an aggregate of 76,800 time-based RSUs to one of our executive officers and certain of our key employees pursuant to our incentive plan. Such RSUs were issued in transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

On June 15, 2022, we granted an aggregate of 54,900 shares of our restricted Class T common stock to our independent directors pursuant to our incentive plan as compensation for services in connection with their re-election as independent directors to our Board at our annual meeting of stockholders. Such shares of restricted stock were issued in transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act and vest on June 15, 2023.

On August 8, 2022, we granted 12,614 time-based shares of our restricted Class T common stock and 4,205 performance-based RSUs representing the right to receive up to 8,410 shares of our Class T common stock upon vesting (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our incentive plan would be less than the amount reflected above) to one of our executive officers pursuant to our incentive plan in connection with their appointment. The shares of restricted stock and RSUs issued pursuant to our incentive plan were issued in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

On August 30, 2022, we granted 7,244 shares of our restricted Class T common stock to one of our independent directors pursuant to our incentive plan as compensation for services in connection with their initial appointment as an independent director to our Board. Such shares of restricted stock were issued in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless the following can be established: (1) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer received an improper personal benefit in money, property or services; or (3) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member or trustee and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have also entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

The partnership agreement of our operating partnership, the partnership of which we serve as the sole member of the sole general partner, also provides that we, as general partner, are indemnified to the extent provided therein. The partnership agreement further provides that our directors, officers, and designees are indemnified to the extent provided therein.

We have purchased and intend to maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the net proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 for an index of the financial statements that are being filed as part of this registration statement.

(b)

Exhibits. See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(a)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act , each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS INDEX

(a)	Financial Statement Schedules

See the Index to Consolidated Financial Statements on page F-1 of this registration statement.

(b)	Exhibits

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated June 23, 2021, by and among Griffin-American Healthcare REIT IV, Inc., Griffin-American Healthcare REIT IV Holdings, LP, Continental Merger Sub, LLC, Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT III Holdings, LP (included as Exhibit 2.1 to our Current Report on Form 8-K (File No. 000-55775) filed June 24, 2021 and incorporated herein by reference)

3.1	Fourth Articles of Amendment and Restatement of Griffin-American Healthcare REIT IV, Inc., dated October 1, 2021 (included as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-55775) filed October 1, 2021 and incorporated herein by reference)

3.2	Bylaws of American Healthcare REIT, Inc. (included as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-55775) filed October 5, 2021 and incorporated herein by reference)

3.3*	Form of Articles Supplementary of American Healthcare REIT, Inc.

4.1*	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates)

4.2	Amended and Restated Distribution Reinvestment Plan of Griffin-American Healthcare REIT IV, Inc. (included as Exhibit 4.6 to our Registration Statement on Form S-3 (File No. 333-229301) filed January 18, 2019 and incorporated herein by reference)

5.1*	Opinion of Venable LLP regarding the validity of the securities being registered

8.1*	Opinion of Sidley Austin LLP regarding certain tax matters

10.1†	American Healthcare REIT, Inc. Amended and Restated 2015 Incentive Plan, effective as of November 18, 2021 (included as Exhibit 10.1 to our Annual Report on Form 10-K (File No. 000- 22771369) filed on March 25, 2022 and incorporated herein by reference)

10.2	First Amended and Restated Senior Secured Credit Agreement dated as of September 5, 2019, among Trilogy RER, LLC, and certain subsidiaries of Trilogy RER, LLC, Trilogy OpCo, LLC and Trilogy Pro Services, LLC, KeyBank National Association and the other lenders which are parties thereto from time to time, CIT Bank, N.A., Regions Bank, KeyBanc Capital Markets Inc., Regions Capital Markets, Bank of America, N.A. and The Huntington National Bank (included as Exhibit 10.1 to Griffin-American Healthcare REIT III, Inc.’s Current Report on Form 8-K (File No. 000-55434) filed September 11, 2019 and incorporated herein by reference)

10.3	Unconditional Guaranty of Payment dated as of September 5, 2019, by Trilogy Investors, LLC, Trilogy Healthcare Holdings, Inc., Trilogy Pro Services, LLC and Trilogy OpCo, LLC for the benefit of KeyBank National Association and the other lenders which are parties thereto from time to time, CIT Bank, N.A., Regions Bank, KeyBanc Capital Markets Inc., Regions Capital Markets, Bank of America, N.A. and The Huntington National Bank (included as Exhibit 10.2 to Griffin-American Healthcare REIT III, Inc.’s Current Report on Form 8-K (File No. 000-55434) filed September 11, 2019 and incorporated herein by reference)

Exhibit Number	Exhibit Description

10.4†	Form of Indemnification Agreement (included as Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55775) filed October 1, 2021 and incorporated herein by reference)

10.5	Second Amended and Restated Agreement of Limited Partnership of American Healthcare REIT Holdings, LP, dated October 1, 2021 (included as Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55775) filed October 5, 2021 and incorporated by reference)

10.6	Amended and Restated Share Repurchase Plan (included as Exhibit 10.2 to our Current Report on Form 8-K (File No. 000-55775) filed October 5, 2021 and incorporated herein by reference)

10.7	Registration Rights Agreement, dated October 1, 2021, by and between Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT III Holdings, LP (included as Exhibit 10.1 to Griffin-American Healthcare REIT III, Inc’s Current Report on Form 8-K (File No. 000-55434) filed October 1, 2021 and incorporated herein by reference)

10.8†	Offer Letter, dated October 1, 2021, between Griffin-American Healthcare REIT III, Inc. and Jeffrey T. Hanson (included as Exhibit 10.2 to Griffin-American Healthcare REIT III, Inc.’s Current Report on Form 8-K (File No. 000-55434) filed October 1, 2021 and incorporated herein by reference)

10.9†	Offer Letter, dated October 1, 2021, between Griffin-American Healthcare REIT III, Inc. and Danny Prosky (included as Exhibit 10.3 to Griffin-American Healthcare REIT III, Inc.’s Current Report on Form 8-K (File No. 000-55434) filed October 1, 2021 and incorporated herein by reference)

10.10†	Offer Letter, dated October 1, 2021, between Griffin-American Healthcare REIT III, Inc. and Mathieu B. Streiff (included as Exhibit 10.4 to Griffin-American Healthcare REIT III, Inc.’s Current Report on Form 8-K (File No. 000-55434) filed October 1, 2021 and incorporated herein by reference)

10.11†	Offer Letter, dated October 1, 2021, between Griffin-American Healthcare REIT III, Inc. and Brian S. Peay (included as Exhibit 10.5 to Griffin-American Healthcare REIT III, Inc.’s Current Report on Form 8-K (File No. 000-55434) filed October 1, 2021 and incorporated herein by reference)

10.12†	American Healthcare Opps Holdings, LLC Executive Severance and Change in Control Plan, effective as of November 18, 2021 (included as Exhibit 10.12 to our Annual Report on Form 10-K (File No. 000- 22771369) filed on March 25, 2022 and incorporated herein by reference)

10.13	Eighth Amended and Restated Limited Liability Company Agreement of Trilogy Investors, LLC dated as of December 31, 2021, entered into by and among Trilogy Real Estate Investment Trust, Trilogy Management Services, LLC and Members, effective as of December 31, 2021 (included as Exhibit 10.13 to our Annual Report on Form 10-K (File No. 000- 22771369) filed on March 25, 2022 and incorporated herein by reference)

10.14	Amended and Restated Credit Agreement by and among American Healthcare REIT Holdings, L.P., American Healthcare REIT, Inc. and certain subsidiaries, Bank of America, N.A., KeyBank, National Association, Citizens Bank, National Association, Bank of the West, Fifth Third Bank, National Association, Truist Bank, Regions Bank, KeyBanc Capital Markets and BofA Securities, Inc. dated January 19, 2022 (included as Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55775) filed January 25, 2022 and incorporated herein by reference)

10.15†	Transition Services Agreement by and among American Healthcare REIT, Inc., American Healthcare Opps Holdings, LLC and Jeffrey T. Hanson, dated March 24, 2022 (included as Exhibit 10.15 to our Annual Report on Form 10-K (File No. 000- 22771369) filed on March 25, 2022 and incorporated herein by reference)

Exhibit Number	Exhibit Description

10.16†	Transition Services Agreement by and among American Healthcare REIT, Inc., American Healthcare Opps Holdings, LLC and Mathieu B. Streiff, dated July 14, 2022 (included as Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55775) filed on July 18, 2022 and incorporated herein by reference)

10.17†	Offer Letter, dated July 14, 2022, between American Healthcare REIT, Inc. and Gabriel M. Willhite (included as Exhibit 10.2 to our Current Report on Form 8-K (File No. 000-55775) filed on July 18, 2022 and incorporated herein by reference)

21.1	Subsidiaries of American Healthcare REIT, Inc. (included as Exhibit 21.1 to our Annual Report on Form 10-K (File No. 000- 22771369) filed on March 25, 2022 and incorporated herein by reference)

23.1A**	Consent of Deloitte & Touche LLP

23.1B**	Consent of Deloitte & Touche LLP

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

23.3*	Consent of Sidley Austin LLP (included in Exhibit 8.1)

23.4**	Consent of Robert A. Stanger & Co., Inc.

23.5**	Consent of Jones Lang LaSalle Americas Inc.

24.1	Power of Attorney (included on the signature page to the Registration Statement)

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107**	Calculation of Filing Fee Table

*	To be filed or furnished by amendment
**	Filed herewith
†	Management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 16, 2022.

American Healthcare REIT, Inc.

By:	/s/ Danny Prosky
Danny Prosky
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of American Healthcare REIT, Inc. constitutes and appoints each of Danny Prosky and Brian S. Peay, or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Danny Prosky Danny Prosky	Chief Executive Officer, President and Director (Principal Executive Officer)	September 16, 2022

/s/ Brian S. Peay Brian S. Peay	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 16, 2022

/s/ Jeffrey T. Hanson Jeffrey T. Hanson	Non-executive Chairman of the Board	September 16, 2022

/s/ Mathieu B. Streiff Mathieu B. Streiff	Director	September 16, 2022

/s/ Scott A. Estes Scott A. Estes	Director	September 16, 2022

/s/ Brian J. Flornes Brian J. Flornes	Director	September 16, 2022

Signature	Title	Date

/s/ Harold H. Greene Harold H. Greene	Director	September 16, 2022

/s/ Dianne Hurley Dianne Hurley	Director	September 16, 2022

/s/ Gerald W. Robinson Gerald W. Robinson	Director	September 16, 2022

/s/ J. Grayson Sanders J. Grayson Sanders	Director	September 16, 2022

/s/ Wilbur H. Smith III Wilbur H. Smith III	Director	September 16, 2022